As filed with the U.S. Securities and Exchange Commission on November 8, 2023.
Registration No. 333-272915

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 6
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
StoneBridge Acquisition Corporation*
(Exact name of registrant as specified in its charter)
Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
One World Trade Center
Suite 8500
New York, New York 10007
Tel: (646) 314-3555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Prabhu Antony
One World Trade Center
Suite 8500
New York, New York 10007
Tel: (646) 314-3555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, Texas 77002-2925 Tel: (713) 651-2600	Rajiv Khanna Kelvin Kesse Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019-6022 Tel: (212) 318-3000
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to DigiAsia Corp.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2023
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF STONEBRIDGE ACQUISITION CORPORATION
AND
PROSPECTUS FOR UP TO 57,425,969 ORDINARY SHARES OF STONEBRIDGE ACQUISITION CORPORATION
The board of directors of StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time (as defined herein), “StoneBridge” and, at and after the Effective Time, “PubCo”), has unanimously approved the business combination agreement, dated as of January 5, 2023 (as amended on June 22, 2023 by First Amendment to Business Combination Agreement, and as may be further amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among StoneBridge, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares with company registration number 202239721R and a direct, wholly owned subsidiary of StoneBridge (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares with company registration number 201730295C (“DigiAsia”) and Prashant Gokarn (solely in his capacity as the Management Representative (as defined in this proxy statement/prospectus)), pursuant to which DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore (the “Amalgamation”), with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, and as consideration therefor, the securityholders of DigiAsia will receive securities of PubCo, as more particularly described below and elsewhere in this proxy statement/prospectus. We refer to the foregoing transactions, in their entirety, as the Business Combination. Upon the consummation of the Business Combination, PubCo will change its name to “DigiAsia Corp.”
Pursuant to the Business Combination Agreement:
•
immediately prior to the Sponsor Share Conversion (as defined below), each then issued and outstanding preferred share of DigiAsia will convert into such number of ordinary shares of DigiAsia (“DigiAsia Ordinary Shares”) as shall be in accordance with the governing documents of DigiAsia (the foregoing conversion, the “Preferred Shares Conversion”);

•
immediately prior to the effective time of the Amalgamation (the “Effective Time”), in accordance with StoneBridge’s amended and restated memorandum and articles of association which are in effect immediately prior to the Effective Time, each Class B ordinary share, par value $0.0001 per share, of StoneBridge (“Stonebridge Class B Ordinary Share”), will automatically convert, on a one-for-one basis, into one Class A ordinary share, par value $0.0001 per share, of StoneBridge (“StoneBridge Class A Ordinary Share,” and together with the StoneBridge Class B Ordinary Share, the “StoneBridge Ordinary Share”) (the foregoing conversion, the “Sponsor Share Conversion”); and

•
at the Effective Time, (i) DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, (ii) each then issued and outstanding DigiAsia Ordinary Share will be cancelled and converted into the right to receive, such number of ordinary shares, par value $0.0001 per share of PubCo (“PubCo Ordinary Shares”) equal to the applicable Per Share Amalgamation Consideration (as defined herein) and (iii) each then outstanding and unexercised option to purchase DigiAsia Ordinary Shares (other than options to purchase DigiAsia Ordinary Shares held by Alexander Rusli or his controlled affiliates), whether or not then vested or exercisable, will be assumed by PubCo and converted into an option to purchase such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement, and will otherwise be subject to substantially the same terms and conditions as applied to such option prior to the Effective Time.

The Business Combination Agreement provides that the Amalgamation consideration to be paid for each DigiAsia Ordinary Share held as of immediately prior to the Effective Time ( the “Per Share Amalgamation Consideration”) will be a number of PubCo Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00. Notwithstanding the foregoing, no fractional PubCo Ordinary Shares will be issued. Instead of the issuance of any fractional share, each person or entity that would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such person or entity) shall have the number of PubCo Ordinary Shares issued to such person or entity rounded up in the aggregate to the nearest whole number of PubCo Ordinary Shares.

In addition, at the closing of the Amalgamation (the “Closing”), certain members of the management of DigiAsia will be entitled to up to an aggregate of 5,000,001 PubCo Ordinary Shares (the “Earnout Shares”) upon the passage of time (with respect to an aggregate of 1,500,000 of those Earnout Shares) and the achievement of certain milestones (with respect to the remaining 3,500,001 of the Earnout Shares), as more particularly described in this proxy statement/prospectus.
The Business Combination Agreement includes a covenant for StoneBridge to obtain, to DigiAsia’s satisfaction, transaction financing (the “Transaction Financing”), in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which amount must be made up of a combination of non-redeemed funds in the trust account established at the consummation of StoneBridge’s initial public offering, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt. Furthermore, pursuant to the terms of the Business Combination Agreement, at least $20.0 million of such amount must be funded at the Closing and the remaining $10.0 million must be funded within three months after the Closing. In addition, pursuant to the terms of the Business Combination Agreement, StoneBridge is required to obtain, to DigiAsia’s satisfaction, a further equity line of credit in the amount of $100.0 million, which can be drawn down over a period of 24 months from the Closing, at PubCo’s option, subject to the terms and conditions of such equity line of credit.
Substantially concurrently with the execution and delivery of the Business Combination Agreement, StoneBridge Acquisition Sponsor LLC (the “Sponsor”) entered into an agreement with DigiAsia, pursuant to which the Sponsor has agreed to, among other things, vote all of its StoneBridge Ordinary Shares in favor of each proposal presented at the Extraordinary General Meeting (as defined below). In addition, the Sponsor and all of the current members of the board of directors of StoneBridge are party to a letter agreement pursuant to which each has agreed to, among other things, (i) vote any shares owned by it, him or her in favor of the Business Combination and (ii) not redeem any StoneBridge Class A Ordinary Shares owned by it, him or her in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
It is anticipated that, upon completion of the Business Combination, (i) 58,475,969 PubCo Ordinary Shares (inclusive of the conversion of StoneBridge Class A Ordinary Shares into PubCo Ordinary Shares) will be issued in connection with the Business Combination (not including the Earnout Shares and PubCo Ordinary Shares that may be issued in connection with the Transaction Financing), assuming no StoneBridge Class A Ordinary Shares are redeemed in connection with the Business Combination and (ii) 56,050,000 PubCo Ordinary Shares (inclusive of the conversion of StoneBridge Class A Ordinary Shares into PubCo Ordinary Shares) will be issued in connection with the Business Combination (not including the Earnout Shares and PubCo Ordinary Shares that may be issued in connection with the Transaction Financing), assuming the maximum number of StoneBridge Class A Ordinary Shares are redeemed in connection with the Business Combination. The foregoing amounts will change if the actual facts differ from the assumptions set forth above.
Upon the consummation of the Business Combination, PubCo will adopt the second amended and restated memorandum and articles of association in the form attached to this proxy statement/prospectus as Annex B.
For details on the transactions involved in the Business Combination, see “Questions and Answers about the Proposals — What is expected to happen in the Business Combination?” The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
StoneBridge’s units, the StoneBridge Class A Ordinary Shares and StoneBridge’s public warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “APACU,” “APAC” and “APACW,” respectively. Each unit consists of one StoneBridge Class A Ordinary Share and one-half of one redeemable warrant. Upon consummation of the Business Combination, any units then outstanding will automatically separate into its constituent ordinary shares and warrants. On January 11, 2023, the date preceding the date the Business Combination was publicly announced, the last reported sale price of the StoneBridge Class A Ordinary Shares on Nasdaq was $10.27 per share, the last reported sale price of StoneBridge’s public warrants on Nasdaq was $0.06 per warrant and the last reported sale price of StoneBridge’s units on Nasdaq was $10.30 per unit. StoneBridge has applied for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on Nasdaq under the proposed symbol

“FAAS.” It is a condition of the consummation of the Business Combination that StoneBridge receive confirmation from Nasdaq that PubCo’s Ordinary Shares have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that StoneBridge will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.
StoneBridge shareholders are being asked to consider a vote upon the Business Combination and certain proposals related thereto as described in this proxy statement/prospectus. Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of shareholders of StoneBridge (the “Extraordinary General Meeting”) scheduled to be held on         , 2023.
The board of directors of StoneBridge has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the StoneBridge shareholders vote FOR all of the proposals presented to the shareholders at the Extraordinary General Meeting. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of StoneBridge’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of StoneBridge’s Directors and Officers in the Business Combination.”
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We encourage you to carefully read this entire document, including the annexes. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 62 of this proxy statement/prospectus.
This proxy statement/prospectus is dated        , 2023 and is expected to be first mailed or otherwise delivered to StoneBridge shareholders on or about         , 2023.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/ prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by StoneBridge, DigiAsia or any other party to the Business Combination Agreement. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of StoneBridge, DigiAsia or any other party to the Business Combination Agreement since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

STONEBRIDGE ACQUISITION CORPORATION
One World Trade Center
Suite 8500
New York, New York 10007
Dear StoneBridge Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of shareholders of StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time (as defined herein), “StoneBridge” and, at and after the Effective Time, “PubCo”), at       a.m., Central Time, on       , 2023 at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas, United States, and virtually via live webcast at https://www.cstproxy.com/stonebridgespac/egm2023, and on such other date, time and place to which the meeting may be adjourned. While as a matter of Cayman Islands law StoneBridge is required to have a physical location for the meeting, StoneBridge is pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for StoneBridge and StoneBridge shareholders. The virtual meeting format allows attendance from any location in the world.
The Extraordinary General Meeting will be held for the following purpose:
1.
to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve, by ordinary resolution, the business combination and other transactions (the “Business Combination”) contemplated by, and StoneBridge’s entry into, the business combination agreement, dated as of January 5, 2023 (as amended on June 22, 2023 by First Amendment to Business Combination Agreement, and as may be further amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among StoneBridge, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares with company registration number 202239721R and a direct, wholly owned subsidiary of StoneBridge (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares with company registration number 201730295C (“DigiAsia”) and Prashant Gokarn (solely in his capacity as the Management Representative (as defined in the accompanying proxy statement/prospectus)), pursuant to which DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore (the “Amalgamation”) with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo. The Business Combination Agreement (as further amended by Amendment No. 1 to the Business Combination Agreement, dated as of June 22, 2023) is attached to the accompanying proxy statement/prospectus as Annex A;

2.
to consider and vote upon a proposal to approve, by ordinary resolution, assuming the Business Combination Proposal is approved and adopted, the Amalgamation and certain matters relating to the Amalgamation (the “Amalgamation Proposal”);

3.
to consider and vote upon six separate proposals to approve, by special resolutions, assuming the Business Combination Proposal is approved and adopted, material differences between StoneBridge’s amended and restated memorandum and articles of association which are in effect immediately prior to the Business Combination (the “Existing StoneBridge Charter”), and the second amended and restated memorandum and articles of association of PubCo upon completion of the Business Combination, the form of which is attached to the accompanying proxy statement/prospectus as Annex B (the “New PubCo Charter,” and such six separate proposals collectively referred to herein as the “Governing Documents Proposals”), specifically:

a.
the effective change of PubCo’s corporate name from “StoneBridge Acquisition Corporation” to “DigiAsia Corp.”

b.
the effective change in authorized share capital from the authorized share capital of StoneBridge to the authorized share capital of PubCo;

c.
the effective change from the share structure of StoneBridge, comprising of Class A ordinary shares, par value $0.0001 per share (“StoneBridge Class A Ordinary Shares”), Class B ordinary shares, par value $0.0001 per share (“StoneBridge Class B Ordinary Shares,” and together with the StoneBridge Class A Ordinary Shares, the “StoneBridge Ordinary Shares”) and preference shares, par value $0.0001 per share, to a share structure of PubCo, comprising of ordinary shares, par value $0.0001 per share (“PubCo Ordinary Shares”) and preference shares, par value $0.0001 per share;
d.
the effective change from the holders of StoneBridge Class B Ordinary Shares having the power to appoint or remove any director of StoneBridge by ordinary resolution under the terms of the Existing StoneBridge Charter, to the holders of PubCo Ordinary Shares having the power to appoint or remove the directors of PubCo by ordinary resolution under the terms of the New PubCo Charter;

e.
the effective change from the classified board of directors of StoneBridge, which is required to be divided into three classes, with directors serving staggered terms, to a declassified board of directors of PubCo, with each director serving until the next succeeding annual general meeting of PubCo after such director’s election and until their successors are appointed and qualified or until their earlier resignation or removal; and

f.
all other changes arising from or in connection with the replacement of the Existing StoneBridge Charter with the New PubCo Charter, including the removal of certain provisions relating to StoneBridge’s status as a blank check company that will not be applicable following consummation of the Business Combination;

4.
to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination (the “Nasdaq Proposal”);

5.
to consider and vote upon a proposal to approve, by ordinary resolution, the DigiAsia Corp. 2023 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Incentive Plan Proposal”); and

6.
to consider and approve, if presented, a proposal to adjourn the Extraordinary General Meeting to a later date or dates in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
1.
immediately prior to the Sponsor Share Conversion (as defined below), each then issued and outstanding preferred share of DigiAsia will convert into such number of ordinary shares of DigiAsia (“DigiAsia Ordinary Shares”) as shall be in accordance with the governing documents of DigiAsia;

2.
immediately prior to the effective time of the Amalgamation (the “Effective Time”), in accordance with StoneBridge’s amended and restated memorandum and articles of association then in effect, each StoneBridge Class B Ordinary Share will automatically convert, on a one-for-one basis, into one StoneBridge Class A Ordinary Share (the “Sponsor Share Conversion”); and

3.
at the Effective Time, (i) DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, (ii) each then issued and outstanding DigiAsia Ordinary Share will be cancelled and converted into the right to receive, such number of PubCo Ordinary Shares equal to the applicable Per Share Amalgamation Consideration (as defined herein) and (iii) each then outstanding and unexercised option to purchase DigiAsia Ordinary Shares (other than options to purchase DigiAsia Ordinary Shares held by Alexander Rusli or his controlled affiliates), whether or not then vested or exercisable, will be assumed by PubCo and converted into an option to purchase such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement, and will otherwise be subject to substantially the same terms and conditions as applied to such option prior to the Effective Time.
The Amalgamation consideration to be paid for each DigiAsia Ordinary Share held as of immediately prior to the Effective Time (the “Per Share Amalgamation Consideration”) will be a number of PubCo Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00. Notwithstanding the foregoing, no fractional PubCo Ordinary Shares will be issued. Instead of the issuance of any fractional share, each person or entity that would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such person or entity) shall have the number of PubCo Ordinary Shares issued to such person or entity rounded up in the aggregate to the nearest whole number of PubCo Ordinary Shares.
In addition, at the closing of the Amalgamation (the “Closing”), certain members of the management of DigiAsia will be entitled to up to an aggregate of 5,000,001 PubCo Ordinary Shares (the “Earnout Shares”) upon the passage of time (with respect to an aggregate of 1,500,000 of those Earnout Shares) and the achievement of certain milestones (with respect to the remaining 3,500,001), as more particularly described in the accompanying proxy statement/prospectus.
The Business Combination will be consummated only if the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal are approved at the Extraordinary General Meeting.
The Adjournment Proposal, if adopted, will allow the chairperson of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more of the other proposals to be presented at the Extraordinary General Meeting. In no event shall StoneBridge solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under StoneBridge’s amended and restated memorandum and articles of association currently in effect and the Companies Act (As Revised) of the Cayman Islands. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
Each of the proposals to be presented at the Extraordinary General Meeting is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
In connection with the Business Combination, certain related agreements have been entered into, or will be entered into prior to the closing of the Business Combination, including the Sponsor Support Agreement, the DigiAsia Shareholder Lock-Up Agreement, the DigiAsia Shareholder Support Agreement, the Director Nomination Agreement, the Registration Rights Agreement, the Earnout Escrow Agreement and the Management Representative Deed (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, any holder of StoneBridge’s public shares, other than StoneBridge Acquisition Sponsor LLC (the “Sponsor”) or an officer or director of StoneBridge (each such holder, a “public StoneBridge shareholder), may request that StoneBridge redeem all or a portion of such public shares for cash in connection with the completion of the Business Combination. Holders of StoneBridge units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their StoneBridge units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, StoneBridge’s transfer agent (“Continental”), directly and instruct it to do so.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public StoneBridge shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public StoneBridge shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, StoneBridge will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account established at the consummation of StoneBridge’s initial public offering (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge. For illustrative purposes, as of June 30, 2023, this would have amounted to approximately $10.90 per issued and outstanding share. If a public StoneBridge shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of StoneBridge Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public StoneBridge shareholder, together with any affiliate of such public StoneBridge shareholder or any other person with whom such public StoneBridge shareholder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without the prior consent of StoneBridge. Accordingly, if a public StoneBridge shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares without the prior consent of StoneBridge, then any such shares in excess of that 15% limit would not be redeemed.
The Sponsor and each current member of the board of directors of StoneBridge have agreed to, among other things, vote all of their StoneBridge Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their StoneBridge Class A Ordinary Shares in connection with the consummation of the Business Combination. As of the date of the accompanying proxy statement/prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing conditions. In addition, in no event will StoneBridge redeem public shares in an amount that would cause StoneBridge’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.
StoneBridge is providing the accompanying proxy statement/prospectus and accompanying proxy card to StoneBridge shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related proposals to be considered by StoneBridge shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all StoneBridge shareholders should read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 62 of the accompanying proxy statement/prospectus.
After careful consideration, StoneBridge’s board of directors has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal, are advisable and fair to, and in the best interest of, StoneBridge and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the

Amalgamation Proposal, “FOR” the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and, if presented, “FOR” the Adjournment Proposal. When you consider StoneBridge’s board of directors’ recommendation of these proposals, you should keep in mind that StoneBridge’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of StoneBridge’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Business Combination Proposal, the Amalgamation Proposal, the Nasdaq Proposal and the Incentive Plan Proposal, will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
The approval of the Governing Documents Proposals will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
The approval of the Adjournment Proposal, if presented, will require the consent of the meeting, which means a simple majority of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares, who are present, in person, online or by proxy, and being entitled to do so, vote thereupon at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Extraordinary General Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Extraordinary General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal are approved at the Extraordinary General Meeting.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR STONEBRIDGE CLASS A ORDINARY SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO STONEBRIDGE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. HOLDERS OF STONEBRIDGE UNITS MUST ELECT TO SEPARATE THEIR UNITS INTO THE UNDERLYING

PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THE SHARES. IF YOU HOLD YOUR STONEBRIDGE UNITS IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST NOTIFY THE BROKER OR BANK THAT YOU ELECT TO SEPARATE THE UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS, OR IF YOU HOLD STONEBRIDGE UNITS REGISTERED IN YOUR OWN NAME, YOU MUST CONTACT STONEBRIDGE’S TRANSFER AGENT DIRECTLY AND INSTRUCT THEM TO DO SO. SEE “EXTRAORDINARY GENERAL MEETING OF STONEBRIDGE SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.
On behalf of StoneBridge’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Bhargav Marepally
Chief Executive Officer and Director

STONEBRIDGE ACQUISITION CORPORATION
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON         , 2023
TO THE SHAREHOLDERS OF STONEBRIDGE ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time (as defined herein), “StoneBridge” and, at and after the Effective Time, “PubCo”), will be held at        a.m., Central Time, on         , 2023 at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas, United States, and virtually via live webcast at https://www.cstproxy.com/stonebridgespac/egm2023. You are cordially invited to attend the Extraordinary General Meeting, to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:
Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that the business combination contemplated by, and Stonebridge’s entry into, the business combination agreement, dated as of January 5, 2023 (as amended on June 22, 2023 by First Amendment to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among StoneBridge, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares with company registration number 202239721R and a direct, wholly owned subsidiary of StoneBridge (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares with company registration number 201730295C (“DigiAsia”) and Prashant Gokarn (solely in his capacity as the Management Representative (as defined in the accompanying proxy statement/prospectus)), a copy of which agreement is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo (the “Amalgamation,” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), be confirmed, ratified and approved in all respects.
Proposal No. 2 — The Amalgamation Proposal — RESOLVED, as an ordinary resolution, that Amalgamation Sub be and is hereby authorized to amalgamate with DigiAsia in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving such amalgamation as a wholly owned subsidiary of PubCo.
Proposal No. 3 — The Governing Documents Proposals:
Proposal No. 3A — Governing Documents Proposal 3A — RESOLVED, as a special resolution, that upon the effective time of the Amalgamation (the “Effective Time”), the change of the name of PubCo from “StoneBridge Acquisition Corporation” to “DigiAsia Corp.” be approved and authorized;
Proposal No. 3B — Governing Documents Proposal 3B — RESOLVED, as a special resolution, that upon the Effective Time, the change in authorized share capital from (i) the authorized share capital of StoneBridge immediately prior to the Effective Time of $22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share (“StoneBridge Class A Ordinary Shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (“StoneBridge Class B Ordinary Shares,” and together with the Stonebridge Class A Ordinary Shares, the “StoneBridge Ordinary Shares”) and 1,000,000 preference shares, par value $0.0001 per share, to (ii) the authorized share capital of PubCo of $20,100 divided into 200,000,000 ordinary shares, par value $0.0001 per share (“PubCo Ordinary Shares”) and 1,000,000 preference shares, par value $0.0001 per share, be approved and authorized;
Proposal No. 3C — Governing Documents Proposal 3C — RESOLVED, as a special resolution, that upon the Effective Time, the change from (i) a share structure of StoneBridge immediately prior to the Effective Time, comprising StoneBridge Class A Ordinary Shares, StoneBridge Class B Ordinary Shares and StoneBridge preference shares, to (ii) a share structure of PubCo, comprising of PubCo Ordinary Shares and PubCo preference shares, be approved and authorized;

Proposal No. 3D — Governing Documents Proposal 3D — RESOLVED, as a special resolution, that upon the Effective Time, the change from (i) the holders of StoneBridge Class B Ordinary Shares having the power to appoint or remove any director of StoneBridge by ordinary resolution under the terms of the amended and restated memorandum and articles of association of StoneBridge in effect immediately prior to the Effective Time (the “Existing StoneBridge Charter”), to (ii) the holders of PubCo Ordinary Shares having the power to appoint or remove directors of PubCo by ordinary resolution under the terms of the second amended and restated memorandum and articles of association of PubCo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “New PubCo Charter”), be approved and authorized;
Proposal No. 3E — Governing Documents Proposal 3E — RESOLVED, as a special resolution, that upon the Effective Time, the change from (i) the classified board of directors of StoneBridge, which is required to be divided into three classes, with directors serving staggered terms, pursuant to the terms of the Existing StoneBridge Charter, to (ii) a declassified board of directors of PubCo, with each director serving until the next succeeding annual general meeting of PubCo after such director’s election and until their successors are appointed and qualified or until their earlier resignation or removal, pursuant to the terms of the New PubCo Charter, be approved and authorized; and
Proposal No. 3F — Governing Documents Proposal 3F — RESOLVED, as a special resolution, that upon the Effective Time, all other changes arising from or in connection with the effective substitution of the Existing StoneBridge Charter with the New PubCo Charter, including the removal of certain provisions relating to StoneBridge’s status as a blank check company that will not be applicable following consummation of the Business Combination, be approved and authorized.
Proposal No. 4 — The Nasdaq Proposal — RESOLVED, as an ordinary resolution, that for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination be approved.
Proposal No. 5 — The Incentive Plan Proposal — RESOLVED, as an ordinary resolution, that the DigiAsia Corp. 2023 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, be adopted and approved.
Proposal No. 6 — the Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairperson of the Extraordinary General Meeting, be approved in all respects.
The approval of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal by the requisite vote of shareholders of StoneBridge is a condition to the consummation of the Business Combination. If any one of such proposals is not approved by the shareholders of StoneBridge, the Business Combination will not be consummated. Each of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
The above-described items of business are described in more detail in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting.
Only holders of record of StoneBridge Ordinary Shares at the close of business on October 13, 2023 are entitled to notice of, and to vote at, the Extraordinary General Meeting and any adjournments or postponements thereof.
The accompanying proxy statement/prospectus and proxy card is being provided to shareholders of StoneBridge in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment thereof. Whether or not you plan to attend the Extraordinary General Meeting, all shareholders of StoneBridge are urged to read the accompanying proxy statement/prospectus, including the annexes and the documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 62 of the accompanying proxy statement/prospectus.

After careful consideration, StoneBridge’s board of directors has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal are advisable and fair to, and in the best interest of, StoneBridge and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Amalgamation Proposal, “FOR” the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and, if presented, “FOR” the Adjournment Proposal. When you consider StoneBridge’s board of directors’ recommendation of these proposals, you should keep in mind that StoneBridge’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of StoneBridge’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, any holder of StoneBridge’s public shares, other than StoneBridge Acquisition Sponsor LLC (the “Sponsor”) or an officer or director of StoneBridge (each such holder, a “public StoneBridge shareholder) may request that StoneBridge redeem all or a portion of such public shares for cash in connection with the completion of the Business Combination.
As a holder of StoneBridge Class A Ordinary Shares, you will be entitled to receive cash for any StoneBridge Class A Ordinary Shares you elect to redeem only if, prior to or on       , 2023 (two business days before the Extraordinary General Meeting), you:
(i)
(a) hold StoneBridge Class A Ordinary Shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company, StoneBridge’s transfer agent (“Continental”), in which you (a) request that StoneBridge redeem all or a portion of your StoneBridge Class A Ordinary Shares for cash, and (b) identify yourself as the beneficial holder of the StoneBridge Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through The Depository Trust Company.

Holders of StoneBridge Class A Ordinary Shares must complete the procedures for electing to redeem their public shares in the manner described above on or prior to        , 2023 (two business days before the Extraordinary General Meeting) in order for their StoneBridge Class A Ordinary Shares to be redeemed.
Holders of StoneBridge units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their StoneBridge units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct it to do so.
Public StoneBridge shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public StoneBridge shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, StoneBridge will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account established at the consummation of StoneBridge’s initial public offering (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge. For illustrative purposes, as of June 30, 2023, this would have amounted to approximately $10.90 per issued and outstanding share. If a public StoneBridge shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. It is expected that the funds to be distributed to StoneBridge shareholders electing to redeem their shares will be distributed promptly after the consummation of the Business Combination.
Notwithstanding the foregoing, a public StoneBridge shareholder, together with any affiliate of such public StoneBridge shareholder or any other person with whom such public StoneBridge shareholder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without the prior consent of StoneBridge. Accordingly, if a public StoneBridge shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares without the prior consent of StoneBridge, then any such shares in excess of that 15% limit would not be redeemed.
Under StoneBridge’s amended and restated memorandum and articles of association currently in effect, the Business Combination may not be consummated if StoneBridge has net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of StoneBridge Class A Ordinary Shares.
Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to StoneBridge unless StoneBridge’s board of directors determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may or may not do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote being taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the Extraordinary General Meeting.
The Sponsor and each current member of the board of directors of StoneBridge have agreed to, among other things, vote all of their StoneBridge Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their StoneBridge Class A Ordinary Shares in connection with the consummation of the Business Combination. As of the date of the accompanying proxy statement/prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares). See “The Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing conditions.
All shareholders of StoneBridge are cordially invited to attend the Extraordinary General Meeting. To ensure your representation at the Extraordinary General Meeting, however, you are urged to complete, sign, date and return the accompanying proxy card as soon as possible by following the instructions provided in the accompanying proxy statement/prospectus and proxy card. If you are a shareholder of record of StoneBridge Ordinary Shares, you may also cast your vote by means of remote communication at the Extraordinary General Meeting by navigating to https://www.cstproxy.com/stonebridgespac/egm2023 and entering the control number on your proxy card. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote by means of remote communication you must obtain a proxy from your broker or bank and a control number from Continental.
Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Extraordinary General Meeting, please sign, date, vote and return the accompanying proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Extraordinary General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The

Business Combination will be consummated only if the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal are approved at the Extraordinary General Meeting. Each of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
Bhargav Marepally
Chief Executive Officer and Director
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be, among other things, that your shares will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person. Your attention is directed to the accompanying proxy statement/prospectus (including the annexes and other documents referred to therein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the annexes and other documents referred to therein. If you have any questions or need assistance voting your shares, please contact Laurel Hill Advisory Group, LLC, StoneBridge’s proxy solicitor, by calling 1-888-742-1305, or by emailing stonebridge@laurelhill.com.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR STONEBRIDGE CLASS A ORDINARY SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO STONEBRIDGE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. HOLDERS OF STONEBRIDGE UNITS MUST ELECT TO SEPARATE THEIR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THE SHARES. IF YOU HOLD YOUR STONEBRIDGE UNITS IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST NOTIFY THE BROKER OR BANK THAT YOU ELECT TO SEPARATE THE UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS, OR IF YOU HOLD STONEBRIDGE UNITS REGISTERED IN YOUR OWN NAME, YOU MUST CONTACT CONTINENTAL DIRECTLY AND INSTRUCT THEM TO DO SO. SEE “EXTRAORDINARY GENERAL MEETING OF STONEBRIDGE SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning StoneBridge, without charge, by written request to StoneBridge’s Secretary at StoneBridge Acquisition Corporation, One World Trade Center, Suite 8500, New York, New York 10007, or by telephone request at (646) 314-3555, or to Laurel Hill Advisory Group, LLC, StoneBridge’s proxy solicitor, by calling 1-888-742-1305, or by emailing stonebridge@laurelhill.com, or from the SEC through the SEC website at http://www.sec.gov.
In order for StoneBridge shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of shareholders of StoneBridge to be held on        , 2023, you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, by         , 2023.

ii

ABOUT THIS PROXY
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by StoneBridge Acquisition Corporation (prior to the Effective Time (as defined herein), “StoneBridge” and, at and after the Effective Time, “PubCo”), constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the PubCo Ordinary Shares (as defined herein) to be issued to the shareholders of DigiAsia Bios Pte. Ltd. (“DigiAsia”) if the Business Combination (as defined herein) is consummated. This document also constitutes a notice of meeting and a proxy statement with respect to the extraordinary general meeting of StoneBridge shareholders (the “Extraordinary General Meeting”) at which StoneBridge shareholders will be asked to consider and vote upon proposals to approve the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal (each as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal.
References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded. Consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning DigiAsia’s industry and the markets in which DigiAsia operates, including DigiAsia’s general expectations, market position, market opportunity and market size, are based on DigiAsia’s management’s knowledge and experience in the markets in which DigiAsia operates, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, trade and business organizations and other contacts in the markets in which DigiAsia operates. Certain information is based on DigiAsia’s management’s estimates, which have been derived from third-party sources, as well as data from DigiAsia’s internal research. In presenting this information, DigiAsia has made certain assumptions that it believes to be reasonable based on such data and other similar sources and on DigiAsia’s knowledge of, and experience to date in, the markets in which DigiAsia operates. While we and DigiAsia believe the estimated market and industry data included in this proxy statement/prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which DigiAsia operates are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties, DigiAsia and/or us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
DigiAsia and its majority-owned entities and controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary), own or have rights to trademarks and trade names that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks. All other trademarks, trade names or service marks appearing in this proxy statement/prospectus are, to StoneBridge’s knowledge, the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. Neither StoneBridge nor DigiAsia intends the use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of StoneBridge or DigiAsia by, any other entities.

PRESENTATION OF FINANCIAL INFORMATION
StoneBridge/PubCo
The audited financial statements of StoneBridge as of December 31, 2022, and 2021, for the year ended December 31, 2022, and for the period from February 2, 2021 (inception) to December 31, 2021, and the unaudited condensed financial statements of StoneBridge as of June 30, 2023, and for the three months and six months ended June 30, 2023 and 2022, in each case, included in this proxy statement/prospectus, were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. Dollars.
The Business Combination (as defined herein) is made up of the series of transactions outlined within the Business Combination Agreement (as defined herein), as described elsewhere within this proxy statement/prospectus. The Business Combination will be accounted for as a reverse recapitalization in conformity with U.S. GAAP. Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of DigiAsia with the Business Combination treated as the equivalent of DigiAsia issuing shares for the net assets of StoneBridge, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of DigiAsia in future reports of PubCo. This determination was primarily based on the following facts and circumstances, under each of the scenario assuming no further redemptions (the “No Further Redemption Scenario”), the scenario assuming 50% redemptions (the “50% Redemption Scenario”) and the scenario assuming maximum redemptions (the “Maximum Redemption Scenario”):
•
Existing DigiAsia equityholders will comprise a relative majority of the voting power of PubCo;

•
Existing DigiAsia equityholders will have the ability to nominate the majority of the members of the board of directors of PubCo;

•
DigiAsia’s senior management will comprise a majority of the senior management of PubCo and be responsible for the day-to-day operations of PubCo;

•
The relative size of DigiAsia is significantly larger compared to StoneBridge;

•
PubCo will assume the DigiAsia name; and

•
The intended strategy and operations of PubCo will continue DigiAsia’s current strategy and operations.

DigiAsia
DigiAsia’s audited consolidated financial statements as of, and for the years ended, December 31, 2022 and 2021, included in this proxy statement/prospectus, have been prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.
Solely for purposes of providing required pro forma financial information in this proxy statement/prospectus, DigiAsia has prepared certain unaudited interim financial information for the three months ended March 31, 2023. Such information is included as Appendix 1 to this proxy statement/prospectus solely for informational purposes. Such unaudited interim financial information is comprised of the consolidated balance sheets as of March 31, 2023, the consolidated income statements for the three months ended March 31, 2023, the consolidated statements of comprehensive loss for the three months ended March 31, 2023, the consolidated statements of changes in stockholders’ equity, the consolidated statements of cash flows and the notes relating to such statements. Such unaudited interim financial information does not constitute full interim financial statements. In particular, such interim financial information does not include financial information and/or statements for the comparative three months ended March 31, 2022. Such interim financial information have been prepared by DigiAsia’s management and have not been independently verified by any third party. In particular, none of BDO India LLP or Marcum LLP have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to such interim financial information and none of them have expressed an opinion or any other form of assurance with respect to such interim financial information. The report of BDO India LLP included elsewhere in this proxy statement/prospectus relates to the historical financial information of DigiAsia as of, and for the years ended, December 31, 2022 and 2021. It does not extend to DigiAsia’s interim financial information as of and for the three months ended March 31, 2023 and should not be read to do so.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, in this proxy statement/prospectus:
“2023 Incentive Plan” means the DigiAsia Corp. 2023 Omnibus Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex C;
“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;
“Amalgamation” means the amalgamation of DigiAsia and Amalgamation Sub in accordance with Section 215A of the Companies Act 1967 of Singapore, with DigiAsia surviving the amalgamation as a wholly owned subsidiary of PubCo;
“Amalgamation Sub” means StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares with company registration number 202239721R and a direct, wholly owned subsidiary of StoneBridge;
“amended and restated memorandum and articles of association” means the second amended and restated memorandum and articles of association of StoneBridge, currently in effect, and as may be further amended or amended and restated, from time to time.
“Business Combination” means the Amalgamation and the other transactions contemplated by the Business Combination Agreement;
“Business Combination Agreement” means the business combination agreement, dated as of January 5, 2023 (as amended on June 22, 2023 by First Amendment to Business Combination Agreement, and as may be further amended, supplemented, or otherwise modified from time to time), by and among StoneBridge, Amalgamation Sub, DigiAsia and Prashant Gokarn (solely in his capacity as the Management Representative);
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands;
“Closing” means the closing of the Amalgamation;
“Closing Date” means the date of the Closing;
“Code” means the U.S. Internal Revenue Code, as amended;
“Continental” means Continental Stock Transfer & Trust Company;
“DigiAsia” means DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares with company registration number 201730295C;
“DigiAsia Founder” means Alexander Rusli;
“DigiAsia Group” means, collectively, (i) DigiAsia, (ii) PT DAB, (iii) PT Tri Digi Fin, a company organized under the laws of the Republic of Indonesia, (iv) PT Digital Distribusi Logistik Nusantara, a company organized under the laws of the Republic of Indonesia, (v) PT Solusi Pasti, a company organized under the laws of the Republic of Indonesia, (vi) PT Reyhan Putera Mandiri, a company organized under the laws of the Republic of Indonesia and (vii) Migrant Lifeline Technologies Private Limited, a company organized under the laws of Singapore;
“DigiAsia Ordinary Shares” means ordinary shares of DigiAsia;
“DigiAsia Shareholder Lock-Up Agreement” means the shareholder lock-up agreement dated January 5, 2023 between StoneBridge and the shareholders of DigiAsia party thereto;
“DigiAsia Shareholder Support Agreement” means the shareholder support agreement dated as of January 5, 2023, by and among StoneBridge, Amalgamation Sub and the shareholders of DigiAsia party thereto;
“Director Nomination Agreement” means the director nomination agreement to be entered into in connection with the Closing, by and among StoneBridge, the Sponsor and the DigiAsia Founder;

“Earnout Escrow Agreement” means the earnout escrow agreement to be entered into in connection with the Closing, by and among StoneBridge, the Sponsor, Prashant Gokarn (in his capacity as the Management Representative) and Continental;
“Earnout Shares” means the aggregate of 5,000,001 PubCo Ordinary Shares to be issued to the Management Earnout Group upon the passage of time and the achievement of certain milestones, pursuant to the Business Combination Agreement;
“Effective Time” means the effective time of the Amalgamation;
“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended;
“Existing Letter Agreement” means the letter agreement dated July 15, 2021, executed by the Sponsor, the members of the board of directors of StoneBridge and the executive officers of StoneBridge, for the benefit of StoneBridge, in connection with StoneBridge’s initial public offering and in accordance with the underwriting agreement between StoneBridge and Cantor Fitzgerald & Co. (as representative of the underwriters) relating to StoneBridge’s initial public offering;
“Existing StoneBridge Charter” means the amended and restated memorandum and articles of association of StoneBridge in effect immediately prior to the Business Combination;
“Extraordinary General Meeting” means the Extraordinary General Meeting of shareholders of StoneBridge scheduled to be held on        , 2023;
“Final Redemption Date” means January 20, 2024, and assumes the exercise, in full, of all the Sponsor’s (or its affiliates’ or designees’) existing options to extend the deadline by which StoneBridge must consummate an initial business combination;
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board;
“Initial Projections” means the financial projections prepared by the management of DigiAsia in connection with the Business Combination;
“IRS” means the U.S. Internal Revenue Service;
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;
“Management Earnout Group” means, collectively, Alexander Rusli, Prashant Gokarn, Subir Lohani, Hermansjah Haryono and Rully Hariwinata;
“Management Representative” means Prashant Gokarn, in his capacity as the representative and attorney-in-fact of the Management Earnout Group with respect to certain matters relating to the Earnout Shares pursuant to the Business Combination Agreement;
“Management Representative Deed” means the management representative deed, dated January 5, 2023, by and among the Management Representative and each member of the Management Earnout Group;
“Minimum Cash Condition” means the requirement that the aggregate cash available to StoneBridge at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any StoneBridge Class A Ordinary Shares in connection with the vote on the Business Combination but prior to the payment of the Outstanding StoneBridge Expenses and Outstanding DigiAsia Expenses) must equal or exceed $20.0 million;
“Nasdaq” means the Nasdaq Capital Market or the Nasdaq Stock Market LLC, as the context requires;
“New PubCo Charter” means the second amended and restated memorandum and articles of association of PubCo upon completion of the Business Combination, the form of which is attached to this proxy statement/prospectus as Annex B;

“Outstanding DigiAsia Expenses” means the following fees and expenses, incurred by or on behalf of DigiAsia or DigiAsia shareholders in connection with the conduct of DigiAsia’s sale process (including the evaluation and negotiation of business combinations with other third parties) and preparation, negotiation and execution of the Business Combination Agreement and the consummation of the Business Combination, which remain unpaid as of the close of business on the business day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to DigiAsia or its shareholders incurred in connection with the Business Combination and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by DigiAsia in connection with the Business Combination;
“Outstanding StoneBridge Expenses” means all unpaid fees and disbursements of StoneBridge, Amalgamation Sub or the Sponsor for outside counsel and fees and expenses of StoneBridge, Amalgamation Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of StoneBridge, Amalgamation Sub or the Sponsor in connection with StoneBridge’s initial public offering (including any deferred underwriter fees), the Business Combination or other proposed business combinations with other third parties;
“Per Share Amalgamation Consideration” means a number of PubCo Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00;
“Preferred Shares Conversion” means the conversion, immediately prior to the Sponsor Share Conversion, of each then outstanding preferred share of DigiAsia into such number of DigiAsia Ordinary Shares as is in accordance with the governing documents of DigiAsia;
“PT DAB” means PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia;
“PubCo” means StoneBridge after the Effective Time (the name of which will change to DigiAsia Corp.);
“PubCo Ordinary Shares” means ordinary shares, par value $0.0001 per share, of PubCo;
“public StoneBridge shareholder” means any holder of StoneBridge’s public shares, other than the Sponsor or an officer or director of StoneBridge;
“Registration Rights Agreement” means the registration rights agreement dated as of January 5, 2023 by and among StoneBridge, DigiAsia and the shareholders party thereto;
“SEC” means the U.S. Securities and Exchange Commission;
“Securities Act” means the U.S. Securities Act of 1933, as amended;
“SFRS” means the financial reporting standards issued by the Singapore Accounting Standards Council, consistently applied;
“Sponsor” means StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company;
“Sponsor Share Conversion” means the conversion, immediately prior to the Effective Time, of each StoneBridge Class B Ordinary Share into one StoneBridge Class A Ordinary Share, on a one-for-one basis;
“Sponsor Support Agreement” means the sponsor support agreement, dated as of January 5, 2023, by and between the Sponsor and DigiAsia;
“StoneBridge” means StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares, prior to the Effective Time;
“StoneBridge Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of StoneBridge;
“StoneBridge Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of StoneBridge;
“StoneBridge Ordinary Shares” means, collectively, StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares;

“Transaction Financing” means transaction financing to be obtained by StoneBridge, to DigiAsia’s satisfaction, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors, to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which shall be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt, and at least $20.0 million of which amount shall be funded at the Closing, with the remaining $10.0 million to be funded within three months after the Closing;
“Trust Account” means the trust account established at the consummation of StoneBridge’s initial public offering;
“U.S. GAAP” means generally accepted accounting principles in the United States; and
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as mutually determined by StoneBridge and DigiAsia, each acting reasonably.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to StoneBridge shareholders. StoneBridge shareholders should read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held at     a.m., Central Time, on        , 2023 at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas, United States, and virtually via live webcast at https://www.cstproxy.com/stonebridgespac/egm2023.
Q:
Why am I receiving this proxy statement/prospectus?

A:
StoneBridge shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related proposals. You are receiving this proxy statement/prospectus because you hold StoneBridge Ordinary Shares as of the record date for the Extraordinary General Meeting.

StoneBridge, Amalgamation Sub, DigiAsia and the Management Representative (solely in such capacity) have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, the Amalgamation of Amalgamation Sub and DigiAsia, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, with securityholders of DigiAsia receiving securities of PubCo as consideration therefor and the Management Earnout Group being entitled to receive Earnout Shares upon the passage of time and the achievement of certain milestones, all as more particularly described in this proxy statement/prospectus.
StoneBridge’s units, the StoneBridge Class A Ordinary Shares and StoneBridge’s public warrants are publicly traded on the Nasdaq Capital Market under the symbols “APACU,” “APAC” and “APACW,” respectively. StoneBridge has applied for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on Nasdaq under the proposed symbol “FAAS.” Each StoneBridge unit consists of one StoneBridge Class A Ordinary Share and one-half of one redeemable warrant. Upon consummation of the Business Combination, any units then outstanding will automatically separate into its constituent ordinary shares and warrants. Accordingly, PubCo will not have units outstanding following consummation of the Business Combination.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other proposals to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Q.
What proposals are shareholders of StoneBridge being asked to vote upon?

A:
At the Extraordinary General Meeting, StoneBridge is asking holders of its ordinary shares to consider and vote upon the following proposals:

•
The Business Combination Proposal — To vote to adopt the Business Combination Agreement and approve the transactions contemplated thereby. See the section entitled “The Business Combination Proposal.”

•
The Amalgamation Proposal — To vote to authorize the Amalgamation. See the section entitled “The Amalgamation Proposal.”

•
The Governing Documents Proposals — To vote to approve six separate proposals relating to the material differences between the Existing StoneBridge Charter and the New PubCo Charter, specifically:

a.
the effective change of PubCo’s corporate name from “StoneBridge Acquisition Corporation” to “DigiAsia Corp.”;

b.
the effective change in authorized share capital from the authorized capital of StoneBridge to the authorized capital of PubCo;

c.
the effective change from the share structure of StoneBridge comprising StoneBridge Class A Ordinary Shares, StoneBridge Class B Ordinary Shares and StoneBridge preference shares under the terms of the Existing StoneBridge Charter, to a share structure of PubCo comprising PubCo Ordinary Shares and PubCo preference shares under the terms of the New PubCo Charter;

d.
the effective change from the holders of StoneBridge Class B Ordinary Shares having the power to appoint or remove any director of StoneBridge by ordinary resolution under the terms of the Existing StoneBridge Charter, to the holders of PubCo Ordinary Shares having the power to appoint or remove directors of PubCo by ordinary resolution under the terms of the New PubCo Charter;

e.
the effective change from the classified board of directors of StoneBridge, which is required to be divided into three classes, with directors serving staggered terms, to a declassified board of directors of PubCo, with each director serving until the next succeeding annual general meeting of PubCo after such director’s election and until their successors are appointed and qualified or until their earlier resignation or removal; and

f.
all other changes arising from or in connection with the replacement of the Existing StoneBridge Charter with the New PubCo Charter, including the removal of certain provisions relating to StoneBridge’s status as a blank check company that will not be applicable following consummation of the Business Combination.

See the section entitled “The Governing Documents Proposals.”
•
The Nasdaq Proposal — To vote to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination. See the section entitled “The Nasdaq Proposal.”

•
The Incentive Plan Proposal — To vote to approve the DigiAsia Corp. 2023 Omnibus Incentive Plan. See the section entitled “The Incentive Plan Proposal.”

•
Adjournment Proposal — To consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, StoneBridge would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

This proxy statement/prospectus contains important information about the proposed Business Combination and the proposals to be acted upon at the Extraordinary General Meeting. Shareholders should read it carefully and in its entirety. The vote of shareholders is important. Shareholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.
Q:
Are the proposals conditioned on one another?

A:
Yes. Each of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

It is important to note that in the event that the Business Combination Proposal is not approved, StoneBridge will not consummate the Business Combination. If StoneBridge does not consummate the Business Combination and fails to complete an initial business combination by January 20, 2024, or further amend StoneBridge’s amended and restated memorandum and articles of association to further extend the date by which StoneBridge must consummate an initial business combination, StoneBridge will be required to dissolve and liquidate.

Q:
What is DigiAsia?

A:
DigiAsia was incorporated under the laws of Singapore on October 23, 2017, as a holding company. Through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture, DigiAsia is among the first embedded fintech as a service (“EFaaS”) companies in Indonesia serving business-to-business-to-consumer (“B2B2C”) customers, such as large corporations and state-owned enterprises, as well as business-to-business (“B2B”) customers, such as micro, small and medium enterprise (“MSME”) merchants across various industry segments. DigiAsia aims to be a leading fintech-enabling platform in Southeast Asia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. DigiAsia offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of DigiAsia’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers.

Currently, DigiAsia, under its suite of license and technology stack, offers services and products through the following business verticals:
•
Fintech as a Service (“FaaS”), pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for peer-to-peer (“P2P”) transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branch banking functionality and virtual bank accounts services;

•
Banking as a Service (“BaaS”), pursuant to which DigiAsia provides its partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•
Wallet as a Service (“WaaS”), pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

By leveraging its consolidation strategy and technology platform, and the extensive expertise of its management team, DigiAsia has emerged as one of the foremost players in its geographies of operations in terms of ecosystem and B2B offerings. For more information, see “DigiAsia’s Business.”
Q:
Why is StoneBridge proposing the Business Combination?

A:
StoneBridge was incorporated to consummate a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses or entities.

Based on its due diligence investigations of DigiAsia and the industries and geographies in which DigiAsia operates, including the financial and other information provided by DigiAsia in the course of StoneBridge’s due diligence investigations, StoneBridge’s board of directors believes, although it cannot assure you, that the Business Combination with DigiAsia is in the best interests of StoneBridge and presents an opportunity to increase shareholder value. Although StoneBridge’s board of directors believes that the Business Combination presents a unique business combination opportunity and is in the best interests of StoneBridge, StoneBridge’s board of directors considered certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — StoneBridge’s Board of Directors’ Reasons for the Approval of the Business Combination” for a discussion of the factors considered by StoneBridge’s board of directors in making its decision.
Q:
Why is StoneBridge proposing the Nasdaq Proposal?

A:
StoneBridge is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), which require shareholder approval for the issuance of securities in certain transactions that result in (i) the issuance of 20% or more of the voting power outstanding or ordinary shares outstanding before issuance of securities, (ii) a change of control of the registrant or (ii) the sale or issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares) which equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance, at a price that is less than the lower of (x) the Nasdaq official closing price immediately preceding the signing of the binding agreement or (y) the average Nasdaq official closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement. For more information, see the section entitled “The Nasdaq Proposal.”
Q:
Did StoneBridge’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. StoneBridge’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. StoneBridge’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to StoneBridge’s shareholders. The board of directors also determined, without seeking a valuation from a financial advisor, that DigiAsia’s fair market value was at least 80% of StoneBridge’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of StoneBridge’s board of directors as described above in valuing DigiAsia’s business and assuming the risk that the board of directors may not have properly valued such business.

Q:
What is expected to happen in the Business Combination?

A:
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo. Upon consummation of the Business Combination, PubCo will change its name to “DigiAsia Corp.” We refer to the foregoing transactions, together with the other transactions contemplated by the Business Combination Agreement, in their entirety, as the “Business Combination.”

Subject to the terms and conditions of the Business Combination Agreement, in connection with the Business Combination, the following transactions will occur:
(i)
immediately prior to the Sponsor Share Conversion (which is the conversion described in clause (ii) below), each then issued and outstanding preferred share of DigiAsia will convert into such number of DigiAsia Ordinary Shares as shall be in accordance with the governing documents of DigiAsia; then

(ii)
immediately prior to the Effective Time, each StoneBridge Class B Ordinary Share will automatically convert, on a one-for-one basis, into one StoneBridge Class A Ordinary Share; then

(iii)
at the Effective Time, (a) DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, (b) each then issued and outstanding DigiAsia Ordinary Share will be converted into the right to receive, such number of PubCo Ordinary Shares equal to the applicable Per Share Amalgamation Consideration (as explained below) and (c) each then outstanding and unexercised option to purchase DigiAsia Ordinary Shares (other than options to purchase DigiAsia Ordinary Shares held by the DigiAsia Founder or his controlled affiliates), whether or not then vested or exercisable, will be assumed by PubCo and converted into an option to purchase such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement, and will otherwise be subject to substantially the same terms and conditions as applied to such option prior to the Effective Time.

The Amalgamation consideration to be paid for each DigiAsia Ordinary Share held as of immediately prior to the Effective Time ( the “Per Share Amalgamation Consideration”) will be a number of PubCo Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00. Notwithstanding the foregoing, no fractional PubCo Ordinary Shares will be issued. Instead of the issuance of any fractional share, each person or entity that would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such person or entity) shall have the number of PubCo Ordinary Shares issued to such person or entity rounded up in the aggregate to the nearest whole number of PubCo Ordinary Shares.
In addition, at the Closing, the Management Earnout Group will be entitled to up to an aggregate of 5,000,001 Earnout Shares upon the passage of time (with respect to an aggregate of 1,500,000 of those Earnout Shares) and the achievement of certain milestones (with respect to the remaining 3,500,001). Specifically:
(i)
an aggregate of 1,500,000 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement on the six-month anniversary of the Closing;

(ii)
an aggregate of 1,166,667 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $11.50 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $11.50 per share;

(iii)
an aggregate of 1,166,667 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $12.50 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share; and

(iv)
the final 1,166,667 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $15.00 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

If any of the conditions specified in clauses (ii), (iii) and (iv) above have not been met within five years following the Closing Date, the Earnout Shares relating to such unsatisfied condition shall be automatically released back to PubCo for cancellation.
For more information on the Amalgamation, see the sections titled “The Business Combination Proposal” and “The Business Combination Proposal — General Description of the Business Combination Transactions — The Amalgamation Proposal.”
Subsequent to the consummation of the Business Combination, PubCo will complete a reorganization, as more particularly described elsewhere in this proxy statement/prospectus. See “The Business Combination Proposal — The Reorganization” and “DigiAsia’s Business — The Reorganization” for additional details.
Q:
What is the Reorganization that is Expected to Occur Subsequent to the consummation of the Business Combination?

A:
Subsequent to the consummation of the Business Combination, PubCo will undergo a reorganization pursuant to which (i) DigiAsia will convert the CLAs (as defined in this proxy statement/prospectus) into shares of PT DAB, such that, following such conversion, DigiAsia will hold 99.9999% of the entire issued capital of PT DAB, and DigiAsia will consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest portion for the portion DigiAsia owns, (ii) PT DAB’s status will be converted from a “local company” to a “foreign investment company,” (iii) new and existing shares of PT DAB will be issued or transferred, as applicable, to PT Swa Daya Tek, such that PT DAB will ultimately own 85% of PT Tri Digi Fin and (iv) shares of PT Digi Investama Asia will be transferred to PT DAB, such that PT DAB will ultimately own 20% of PT Reyhan Putra Mandiri. See “The Business Combination Proposal — The Reorganization” and “DigiAsia’s Business — The Reorganization” for additional details.
Q:
What are the Transaction Financing and equity line of credit?

A:
The Business Combination Agreement includes a covenant for StoneBridge to obtain, to DigiAsia’s satisfaction, transaction financing, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which amount must be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt. At least $20.0 million of such amount must be funded at the Closing and the remaining $10.0 million must be funded within three months after the Closing. In connection with the transaction financing, the Sponsor has, pursuant to the Sponsor Support Agreement, agreed to assign for the benefit of investors to be identified in the transaction financing, 50% of the StoneBridge private placement warrants held by the Sponsor as of the date of the Sponsor Support Agreement.

In addition, pursuant to the terms of the Business Combination Agreement, StoneBridge is required to obtain, to DigiAsia’s satisfaction, a further equity line of credit in the amount of $100.0 million, which can be drawn down over a period of 24 months from the Closing, at PubCo’s option, subject to the terms and conditions of such equity line of credit.
Q:
What will be the relative stakes of StoneBridge shareholders, DigiAsia shareholders and others in PubCo immediately upon completion of the Business Combination?

A:
Upon consummation of the Business Combination, PubCo will be the continuing public company and DigiAsia will be a wholly owned subsidiary of PubCo. The former securityholders of StoneBridge and DigiAsia will become securityholders of PubCo.

Upon consummation of the Business Combination, assuming a         , 2023 Closing Date, the post-Closing share ownership of PubCo would be (i) the No Further Redemption Scenario; (ii) the 50% Redemption Scenario, where StoneBridge public shareholders holding approximately 1,212,985 StoneBridge Class A Ordinary Shares exercise their redemption rights and such shares are redeemed for their pro rata portion of the funds in the Trust Account (at, for illustrative purposes, $10.90 per share, being the pro rata per share amount as of June 30, 2023), amounting to aggregate redemption proceeds of approximately $13.2 million, and (iii) the Maximum Redemption Scenario, where StoneBridge public shareholders holding approximately 2,425,969 StoneBridge Class A Ordinary Shares exercise their redemption rights and such shares are redeemed for their pro rata portion of the funds in the Trust Account (at, for illustrative purposes, $10.90 per share), amounting to aggregate redemption proceeds of approximately $26.4 million.
The following table illustrates varying pro forma voting power and implied ownership levels in PubCo immediately following the consummation of the Business Combination based on the No Further Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario, and the assumption that the Transaction Financing is successful, such that a minimum of $20.0 million of the Transaction Financing amount is funded at the Closing. The table below does not include (i) any PubCo Ordinary Shares that may be issued in connection with the Transaction Financing, (ii) 10,000,000 PubCo Ordinary Shares that underlie StoneBridge’s public warrants, (iii) 8,000,000 PubCo Ordinary Shares that underlie StoneBridge’s private placement warrants and (iii) the 5,000,001 Earnout Shares (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination.
Certain figures in the tables below differ from corresponding figures in similar tables under the sections titled “Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” because the tables below are based on an aggregate of 7,425,969 StoneBridge Ordinary Shares outstanding as of the date of this proxy statement/prospectus and gives effect to the redemption by StoneBridge shareholders on July 19, 2023, of an aggregate of 585,456 StoneBridge Class A Ordinary Shares. The tables under the sections titled “Summary

Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” are based on an aggregate of 8,011,425 StoneBridge Ordinary Shares outstanding as of June 30, 2023 and do not give effect to the aforementioned redemption.
	Share Ownership in PubCo(1)
	Assuming No Further Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(2)
Existing DigiAsia Shareholders	50,000,000	(85.50)%	50,000,000	(87.32)%	50,000,000	(89.21)%
StoneBridge Public Shareholders	2,425,969	(4.15)%	1,212,985	(2.12)%	—	(0.00)%
Sponsor and its Affiliates	5,000,000	(8.55)%	5,000,000	(8.73)%	5,000,000	(8.92)%
Issuance of shares against transaction cost(3)	1,050,000	(1.80)%	1,050,000	(1.83)%	1,050,000	(1.87)%
Total	58,475,969	(100.00)%	57,262,985	(100.00)%	56,050,000	(100.00)%

(1)
For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”

(2)
Assuming maximum redemptions, 2,425,969 of the StoneBridge public shares will be redeemed for their pro rata share of the funds in the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination assuming (i) a redemption price of Approximately $10.90 per share and (ii) funds in the amount of approximately $27.1 million held in the Trust Account as of October 16, 2023, and at least $20.0 million of the Transaction Financing funded at Closing, such that StoneBridge would still satisfy the requirement to have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination. You should note that StoneBridge will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Business Combination.

(3)
Reflects the issuance, at the Closing, of PubCo Ordinary Shares to certain consultants and vendors who rendered services in connection with the Business Combination.

The following table presents pro forma voting power and implied ownership of PubCo inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the voting power and implied ownership of PubCo immediately following the consummation of the Business Combination is as follows:
	Share Ownership in PubCo
	Assuming No Further Redemptions	Voting Power and Implied Ownership	Assuming 50% Redemptions	Voting Power and Implied Ownership	Assuming Maximum Redemptions	Voting Power and Implied Ownership
Existing DigiAsia Shareholders	50,000,000	61.37%	50,000,000	62.30%	50,000,000	63.25%
StoneBridge Public Shareholders	12,425,969	15.25%	11,212,985	13.30%	10,000,000	12.65%
Sponsor and its Affiliates(1)	12,000,000	14.73%	12,000,000	14.95%	12,000,000	15.18%
Cantor Fitzgerald & Co(2)	1,000,000	1.23%	1,000,000	1.25%	1,000,000	1.27%
Issuance of share against transaction costs	1,050,000	1.29%	1,050,000	1.31%	1,050,000	1.33%
Earnout Shares(3)	5,000,001	6.14%	5,000,001	6.23%	5,000,001	6.33%
	81,475,970	100.00%	80,262,986	100.00%	79,050,001	100.00%

(1)
Reflects (i) 5,000,000 StoneBridge Class B Ordinary Shares held by the Sponsor and its affiliates, which will first convert into StoneBridge Class A Ordinary Shares prior to the Effective Time, with such converted shares further converting into PubCo Ordinary Shares, in each case, on a one-for- one basis and (ii) 7,000,000 PubCo Ordinary Shares issuable upon conversion of 7,000,000 private placement warrants held by the Sponsor and its affiliates.

(2)
Reflects 1,000,000 PubCo Ordinary Shares issuable upon conversion of 1,000,000 private placement warrants held by Cantor Fitzgerald & Co.

(3)
Reflects 5,000,001 PubCo Ordinary Shares (which we refer to in this proxy statement/prospectus as the Earnout Shares) that the Management Earnout Group will be entitled to upon the passage of time (with respect to an aggregate of 1,500,000 of those shares) and the achievement of certain milestones (with respect to the remaining 3,500,001 of those shares).

If the actual facts differ from these assumptions, these numbers will be different. Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, in connection with the completion of the Business Combination, holders of StoneBridge Class A Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with StoneBridge’s amended and restated memorandum and articles of association currently in effect. Payment for such redemptions will come from the Trust Account.
Q:
How will the effective rate of underwriting discounts and commissions paid on capital raised in StoneBridge’s initial public offering and retained after the Business Combination be affected by redemptions?

A:
StoneBridge sold 20,000,000 StoneBridge units in its initial public offering, with investors paying $10.00 per StoneBridge unit, representing gross initial public offering proceeds of $200.0 million. The underwriters in the initial public offering received $4.0 million upon completion of the initial public offering and will receive an additional $4.5 million upon consummation of the Business Combination, resulting in a 4.25% rate of underwriting discounts and commissions, which represents the underwriters’ total underwriting discounts and commissions as a percentage of gross initial public offering proceeds. However, to the extent there are redemptions, thereby reducing the remaining amount of initial public offering proceeds available at the Closing, the effective rate of underwriting discounts and commissions paid by StoneBridge and borne indirectly by its non-redeeming shareholders will be higher after taking into account the proceeds used to redeem the shares of redeeming shareholders. For example, assuming the 50% Redemption Scenario where StoneBridge public shareholders would redeem 1,212,985 StoneBridge Class A Ordinary Shares, the effective rate of underwriting discounts and commissions paid by StoneBridge will increase to 33.2%.

Q:
What are the U.S. federal income tax consequences of the Amalgamation to U.S. holders of StoneBridge Class A Ordinary Shares?

A:
StoneBridge shareholders will retain their StoneBridge Class A Ordinary Shares, which will be re-designated as “ordinary shares, par value $0.0001,” will not receive any Amalgamation consideration and will not receive any additional PubCo Ordinary Shares in the Amalgamation. As a result, there will be no material U.S. federal income tax consequences to the current U.S. holders of StoneBridge Class A Ordinary Shares as a result of the Amalgamation, regardless of whether the Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and StoneBridge and DigiAsia intend to report the Amalgamation consistent with such qualification, such treatment is not a condition to StoneBridge or DigiAsia’s obligation to complete the Amalgamation.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The receipt of cash by a U.S. holder of StoneBridge Class A Ordinary Shares in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects to U.S.

Holders of Exercising Redemption Rights” for additional information. You are urged to consult your own tax and financial advisors regarding the tax consequences of exercising your redemption rights.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions to the Business Combination, including, but not limited to, the following:

•
the absence of any governmental order, statute, rule or regulation then in effect enjoining or prohibiting the consummation of the Business Combination;

•
the completion of redemptions in accordance with the terms of the Business Combination Agreement, StoneBridge’s amended and restated memorandum and articles of association and this proxy statement/prospectus, with such redemptions not causing StoneBridge to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act);

•
the approval, by the requisite vote of StoneBridge shareholders, of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal;

•
receipt of approval for PubCo Ordinary Shares to be listed on Nasdaq, subject only to official notice of issuance;

•
no objection having been raised, or any such objection which has been raised having been addressed such that no member or creditor of DigiAsia or Amalgamation Sub, or other person to whom DigiAsia or Amalgamation Sub is under an obligation, would have the ability to delay or prevent the consummation of the Amalgamation and/or the Business Combination;

•
the approval of the Amalgamation, the Amalgamation Proposal and the transactions contemplated thereby, by a special resolution passed by a majority of not less than three-fourths of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy present at a general meeting of the shareholders of DigiAsia pursuant to and in accordance with the terms of the governing documents of DigiAsia and applicable law;

•
all regulatory approvals having been obtained;

•
the aggregate cash available to StoneBridge at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any StoneBridge Class A Ordinary Shares in connection with the vote on the Business Combination but prior to the payment of the Outstanding StoneBridge Expenses and Outstanding DigiAsia Expenses) being equal to or exceeding $20.0 million;

•
the accuracy of certain representations and warranties made by DigiAsia relating to the organization of DigiAsia, DigiAsia’s capitalization, due authorization of DigiAsia with respect to the Business Combination and brokers’ fees;

•
the accuracy of certain other representations and warranties made by DigiAsia, except where the failure of such representations and warranties to be accurate has not had or would not reasonably be expected to result in, a material adverse effect (as such term is defined in the Business Combination Agreement);

•
the performance of or compliance with, in all material respects, each covenant of DigiAsia required to be performed or complied with as of or prior to the Closing;

•
delivery by DigiAsia to StoneBridge of a certificate of an officer of DigiAsia, dated on the Closing Date, certifying as to certain matters including the accuracy of the consolidated financial statements of DigiAsia and the conformity of such financial statements with U.S. GAAP and the auditing standards of the Public Company Accounting Oversight Board;

•
the execution and delivery of certain ancillary documents by the applicable party or parties, including the Earnout Escrow Agreement, the DigiAsia Shareholder Support Agreement, the Director Nomination Agreement, the DigiAsia Shareholder Lock-Up Agreement and the Sponsor Support Agreement;

•
the accuracy of certain representations and warranties made by StoneBridge and certain representations and warranties made by Amalgamation Sub;

•
the performance of or compliance with, in all material respects, each covenant of StoneBridge and Amalgamation Sub required to be performed or complied with as of or prior to the Closing;

•
delivery by StoneBridge to DigiAsia of a certificate of an officer of StoneBridge, dated on the Closing Date, certifying as to certain matters; and

•
amendment and restatement of the Existing StoneBridge Charter in the form of the New PubCo Charter.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement.”
DigiAsia or StoneBridge may have contractual obligations to third parties that preclude the waiving of certain conditions to Closing by DigiAsia or StoneBridge, as applicable.
Q:
How many votes do I have at the Extraordinary General Meeting?

A:
Holders of StoneBridge Ordinary Shares are entitled to one vote on all matters to be presented at the Extraordinary General Meeting for each StoneBridge Ordinary Share held of record as of October 13, 2023, the record date for the Extraordinary General Meeting (the “record date”).

As of the close of business on the record date, there were 7,425,969 StoneBridge Ordinary Shares outstanding, consisting of 2,425,969 StoneBridge Class A Ordinary Shares and 5,000,000 StoneBridge Class B Ordinary Shares. No StoneBridge preference shares were outstanding as of the record date and none are outstanding as of the date of this proxy statement/prospectus.
Q:
What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A:
The following votes are required for each proposal at the Extraordinary General Meeting:

•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

•
Amalgamation Proposal — The approval of the Amalgamation Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, being a resolution which is passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

•
Governing Documents Proposals — The approval of the Governing Documents Proposals will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

•
Nasdaq Proposal — The approval of the Nasdaq Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

•
Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
•
Adjournment Proposal — The approval of the Adjournment Proposal will require the consent of the meeting, which means a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Share who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

Q:
What are broker non-votes and what will be the effects of broker non-votes and abstentions?

A:
Brokers or other nominee holders who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, they are not allowed to exercise their voting discretion with respect to the approval of matters that are considered “non-routine” matters without specific voting instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” All of the proposals to be presented at the Extraordinary General Meeting, other than the Adjournment Proposal, are considered “non-routine” matters. Accordingly, if you are a StoneBridge shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee cannot vote your shares on the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal.

For purposes of the Extraordinary General Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. Since abstentions and broker non-votes are not counted as votes cast, abstentions and broker non-votes will have no effect on the outcome of the votes on the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal.
Q:
What constitutes a quorum at the Extraordinary General Meeting?

A:
A quorum shall be present at the Extraordinary General Meeting if the holders of a third of the issued and outstanding StoneBridge Ordinary Shares are present in person or by proxy at the Extraordinary General Meeting. If a quorum is not present within half an hour from the time appointed for the Extraordinary General Meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors of StoneBridge may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the StoneBridge shareholders present shall constitute a quorum.

As of the record date, 2,475,323 StoneBridge Ordinary Shares would be required to achieve a quorum. The Sponsor, being the owner of 5,000,000 StoneBridge Ordinary Shares as of the record date, has agreed, pursuant to the Sponsor Support Agreement, to appear at the Extraordinary General Meeting or to otherwise cause its StoneBridge Ordinary Shares to be counted as present at the Extraordinary General Meeting for the purpose of establishing a quorum.
Q:
How do the insiders of StoneBridge intend to vote on the proposals?

A:
The Sponsor and all of the current members of the board of directors of StoneBridge are entitled to vote an aggregate of 5,000,000, or approximately 67.3%, of the outstanding StoneBridge Ordinary Shares. The Sponsor and the current members of the board of directors of StoneBridge are required by certain agreements to vote their securities in favor of all the proposals to be presented at the Extraordinary General Meeting, and the Sponsor is required by an agreement to appear, or otherwise cause its StoneBridge Ordinary Shares to be counted as present, at the Extraordinary General Meeting for the purpose of establishing a quorum. As a result, in addition to shares held by these parties,

(i) StoneBridge will not need any additional StoneBridge Ordinary Shares present for purposes of establishing a quorum and (ii) StoneBridge will not need any additional StoneBridge Ordinary Shares to vote in favor of the applicable proposal to have each of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal or, if presented, the Adjournment Proposal, approved.
Q:
May I revoke my proxy or change my vote after I have mailed my signed proxy card?

A:
Yes. StoneBridge shareholders may send a later-dated, signed proxy card to Continental at Continental’s address set forth under “Who can help answer my questions?” below prior to the vote at the Extraordinary General Meeting, or attend the Extraordinary General Meeting, in person or by visiting https://www.cstproxy.com/stonebridgespac/egm2023, and vote. StoneBridge Shareholders may also revoke their proxy by sending a notice of revocation to Continental, which must be received by Continental prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote or revoke your proxy.

Q:
What interests do StoneBridge’s directors and officers have in the Business Combination?

A:
When considering StoneBridge’s board of directors’ recommendation to vote in favor of approving the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal, StoneBridge shareholders should keep in mind that the Sponsor and StoneBridge’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of StoneBridge shareholders. StoneBridge’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•
the fact that the Sponsor and StoneBridge’s directors have agreed not to redeem any StoneBridge Class A Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

•
the fact that the Sponsor paid an aggregate of approximately $21,740 for the 5,000,000 StoneBridge Class B Ordinary Shares currently owned by the Sponsor, and such securities are expected to have a significantly higher value after the Business Combination. As of October 16, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $55,400,000, based upon a closing price of $11.08 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

•
the fact that the Sponsor paid $7.0 million to purchase an aggregate of 7,000,000 private placement warrants at a price of $1.00 per private placement warrant, each exercisable to purchase one StoneBridge Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless — and the entire $7.0 million warrant investment would be lost — if a business combination is not consummated by the Final Redemption Date. As of June 30, 2023, the estimated fair value of such private placement warrants was $210,000 (based on the unaudited condensed financial statements of StoneBridge as of June 30, 2023, prepared in accordance with U.S. GAAP);

•
the fact that given the very low purchase price (of approximately $21,740 in aggregate) that the Sponsor paid for the StoneBridge Ordinary Shares as compared to the price of the StoneBridge Ordinary Shares sold in StoneBridge’s initial public offering, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below the price initially paid for the StoneBridge Ordinary Shares in the StoneBridge initial public offering and the StoneBridge public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that if the Business Combination or another business combination is not consummated by the Final Redemption Date, StoneBridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding StoneBridge Class A Ordinary Shares for cash and liquidating. In such event, the StoneBridge Class B Ordinary Shares held by the Sponsor and StoneBridge’s directors and officers, which were acquired for an aggregate purchase price of approximately $21,740 prior to the initial public offering, would be worthless because the Sponsor and all of the current members of the board of directors of StoneBridge have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any StoneBridge Ordinary Shares (other than public shares) held by them if StoneBridge fails to complete a business combination by the Final Redemption Date. Such shares had an aggregate market value of $55,400,000 based upon the closing price of $11.08 per share on Nasdaq on October 16, 2023. As a result of waiving liquidating distributions, if StoneBridge fails to complete a business combination by the Final Redemption Date, the Sponsor would lose $7.0 million for the purchase of private placement warrants, and $21,740 for the purchase of the StoneBridge Ordinary Shares;

•
the fact that the current members of the board of directors of StoneBridge have agreed to waive their redemption rights with respect to the StoneBridge Ordinary Shares held by them for no consideration;

•
the fact that, in connection with various extensions of the deadline by which StoneBridge must complete an initial business combination, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account, as of October 16, 2023, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so;

•
the fact that if StoneBridge is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $8,295,000, comprised of (i) $25,000, representing the aggregate purchase price paid for the StoneBridge Class B Ordinary Shares, (ii) $8,000,000, representing the aggregate purchase price paid for the warrants and private placement warrants and (iii) $270,000 of unpaid expenses incurred by the Sponsor and StoneBridge’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof;

•
the fact that Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors, of StoneBridge, who was involved in the negotiation of the Business Combination Agreement, is also a co-founder, and a board member and Executive Director, of Sett & Lucas Inc (“Sett & Lucas”), which is party to certain agreements with StoneBridge for certain financial advisory and investment banking services in relation to StoneBridge’s business combination with a potential target, and pursuant to which agreements StoneBridge has agreed to pay Sett & Lucas a success fee earned upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination;

•
the fact that pursuant to a loan agreement among Sett & Lucas, DigiAsia, PT DAB, Alexander Rusli, and Prashant Gokarn, dated December 26, 2022, Sett & Lucas loaned an amount of $600,000 to DigiAsia, which loan was repaid in full on February 15, 2023;

•
the fact that the Sponsor agreed to loan StoneBridge up to $350,000 in the aggregate, to be used for a portion of the expenses of the initial public offering, which loan is non-interest bearing and unsecured;

•
the fact that StoneBridge’s amended and restated memorandum and articles of association currently in effect contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that were more appropriate for a business combination with StoneBridge but were not offered due to a StoneBridge’s director’s duties to another entity, although StoneBridge does not believe that the waiver of the corporate opportunity doctrine in StoneBridge’s amended and restated memorandum and articles of association currently in effect interfered with its ability to identify an acquisition target;

•
the fact that, pursuant to a director founder share assignment agreement, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination; and

•
the fact that Bhargav Marepally, the Chief Executive Officer and a member of the board of directors of StoneBridge, and Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of StoneBridge, will continue as members of the board of directors of PubCo after the Business Combination.

Q:
Who will be the officers and directors of PubCo if the Business Combination is consummated?

A:
It is anticipated that, at the Closing, PubCo’s board of directors will be composed of seven directors, being Alexander Rusli, Prashant Gokarn, Bhargav Marepally, Prabhu Antony, Kenneth Sommer, Andreas Gregori, and Rudiantara. PubCo’s executive management team will be led by the current management of DigiAsia. See the section entitled “Management of PubCo Following the Business Combination” for additional information.

Q:
I am a StoneBridge shareholder. Do I have redemption rights?

A:
Yes. Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, in connection with the completion of the Business Combination, holders of StoneBridge Class A Ordinary Shares (other than the Sponsor or an officer or director of StoneBridge) may elect to have all or portion of their shares redeemed for cash at the applicable redemption price per share calculated in accordance with StoneBridge’s amended and restated memorandum and articles of association currently in effect. For illustrative purposes, as of June 30, 2023, this would have amounted to approximately $10.90 per share less any owed but unpaid taxes on the funds in the Trust Account. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of StoneBridge’s creditors, if any, which would have priority over the claims of StoneBridge shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to StoneBridge shareholders electing to redeem their shares will be distributed promptly after the consummation of the Business Combination.

Holders of StoneBridge units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their StoneBridge units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, StoneBridge’s transfer agent, directly and instruct it to do so.
If a holder exercises its redemption rights, then such holder will be exchanging its StoneBridge Class A Ordinary Shares for cash. Such a holder will be entitled to receive cash for its StoneBridge Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental, two business days prior to the Extraordinary General Meeting. A holder of StoneBridge Class A Ordinary Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of StoneBridge. StoneBridge’s amended and restated memorandum and articles of association currently in effect provides that the Business Combination shall not be consummated if, upon the consummation of the Business Combination, StoneBridge does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that StoneBridge shall be required to pay to redeeming shareholders upon consummation of the Business Combination. See the section titled “Extraordinary General Meeting of StoneBridge Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q:
Is there a limit on the number of shares I may redeem?

A:
A public StoneBridge shareholder, together with any affiliate of such public StoneBridge shareholder or any other person with whom such public StoneBridge shareholder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without the prior consent of StoneBridge. Accordingly, if a public StoneBridge shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares without the prior consent of StoneBridge, then any such shares in excess of that 15% limit would not be redeemed.

Further, in no event will StoneBridge redeem public shares in an amount that would cause StoneBridge’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.
Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST” the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market for its shares, fewer shareholders and the potential inability to meet the Nasdaq listing standards.

It is a condition to closing under the Business Combination Agreement, that the aggregate cash available to StoneBridge at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any StoneBridge Class A Ordinary Shares in connection with the vote on the Business Combination but prior to the payment of the Outstanding StoneBridge Expenses and Outstanding DigiAsia Expenses) must equal or exceed $20.0 million. If redemptions by public StoneBridge shareholders cause StoneBridge to be unable to meet this closing condition, then DigiAsia will not be required to consummate the Business Combination, although it may, in its sole discretion and subject to any contractual obligations to third parties that preclude the waiving of certain conditions to Closing by DigiAsia, waive this condition.
Q:
How do I exercise my redemption rights?

A:
If you are a StoneBridge shareholder and wish to exercise your right to have your StoneBridge Class A Ordinary Shares redeemed, you must:

•
submit a written request to Continental, in which you (i) request that StoneBridge redeem all or a portion of your StoneBridge Class A Ordinary Shares for cash and (ii) identify yourself as the beneficial holder of the StoneBridge Class A Ordinary Shares and provide your legal name, phone number and address; and

•
deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their shares in the manner described above on or prior to         , 2023, two business days before the scheduled Extraordinary General Meeting in order for their shares to be redeemed.
If you hold public shares through units, you must elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares. If you hold the units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and warrants, or if you hold units registered in your own name, you must contact Continental directly and instruct it to do so.
The address of Continental is listed under the question “Who can help answer my questions?” below.
If a public StoneBridge shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, StoneBridge will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge. For illustrative purposes, as of June 30, 2023, this would have amounted to approximately $10.90 per issued and outstanding share less any owed but unpaid taxes on the funds in the Trust Account. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of StoneBridge’s creditors, if any, which would have priority over the claims of StoneBridge shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to StoneBridge shareholders electing to redeem their shares will be distributed promptly after the consummation of the Business Combination.
A holder of StoneBridge Class A Ordinary Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of StoneBridge. Under StoneBridge’s amended and restated memorandum and articles of association currently in effect, the Business Combination may not be consummated if StoneBridge has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of StoneBridge Class A Ordinary Shares.
Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to StoneBridge unless the board of directors of StoneBridge determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may or may not do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote being taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the Extraordinary General Meeting.
If you exercise your redemption rights, then you will be exchanging your StoneBridge Class A Ordinary Shares for cash and will not be entitled to PubCo Ordinary Shares upon consummation of the Business Combination.
See the section titled “Extraordinary General Meeting of StoneBridge Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q:
What happens if a substantial number of StoneBridge shareholders vote in favor of the Business Combination Proposal and other proposals at the Extraordinary General Meeting and exercise their redemption rights?

A:
StoneBridge shareholders may vote in favor of the Business Combination Proposal and the other proposals presented at the Extraordinary General Meeting and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of StoneBridge shareholders are substantially reduced as a result of redemption by StoneBridge shareholders. StoneBridge’s amended and restated memorandum and articles of association currently in effect provides that the Business Combination shall not be consummated if, upon the consummation of the Business Combination, StoneBridge does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that StoneBridge shall be required to pay to redeeming shareholders upon consummation of the Business Combination. However, pursuant to existing agreements, the Sponsor and the current members of the board of StoneBridge have agreed not to redeem their shares. In the event of significant redemptions, with fewer shares and fewer StoneBridge shareholders, the trading market for PubCo Ordinary Shares may be less liquid than the market for StoneBridge Class A Ordinary Shares was prior to the Business Combination. In addition, in the event of significant redemptions, PubCo may not be able to meet the Nasdaq listing standards. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.
Q:
Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A:
Public StoneBridge shareholders who hold StoneBridge Ordinary Shares do not have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger, dissenters’ rights will not be available under the Cayman Islands Companies Act in respect of StoneBridge Ordinary Shares if an open market for such class of shares exists on a recognized stock exchange (which includes Nasdaq) for a specified period after the Business Combination is authorized. Therefore, no dissenters’ rights will be available in respect of the StoneBridge Ordinary Shares; however, holders have a redemption right as further described in this proxy statement/prospectus. See “Extraordinary General Meeting of StoneBridge Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
Of the net proceeds of StoneBridge’s initial public offering and simultaneous private placement, a total of $202.0 million was placed in the Trust Account immediately following the initial public offering. In connection with an extraordinary general meeting of the shareholders of StoneBridge held on January 20, 2023 for purposes of voting on an amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 16,988,575 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.32 per share for an aggregate redemption amount of approximately $175.3 million, following which redemptions approximately $31.0 million remained in the Trust Account. Further, in connection with a subsequent extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023 for purposes of voting on another amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which redemptions approximately $26.5 million remained in the Trust Account. As of October 16, 2023, a total of approximately $27.1 million remains in the Trust Account. After consummation of the Business Combination, the funds in the Trust Account will be released to pay holders of the StoneBridge Class A Ordinary Shares who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination (including fees of an aggregate of up to approximately $4.5 million to underwriters in connection with StoneBridge’s initial public offering). Any remaining funds will remain on the balance sheet of PubCo after Closing in order to fund DigiAsia’s existing operations and support new and existing growth initiatives.

Q:
What happens if the Business Combination is not consummated?

A:
If StoneBridge does not complete the Business Combination (or another business combination) by the Final Redemption Date, StoneBridge must redeem 100% of the public shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares.
Q:
When do you expect the Business Combination to be completed?

A:
The Business Combination is expected to be consummated promptly following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Business Combination Agreement, including the approval of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal by the holders of StoneBridge Ordinary Shares. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.” There can be no assurance that such conditions will be satisfied or waived or that the Business Combination will occur. Further, DigiAsia or StoneBridge may have contractual obligations to third parties that preclude the waiving of certain conditions to Closing by DigiAsia or StoneBridge, as applicable.

Q:
What else do I need to do now?

A:
StoneBridge urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of StoneBridge. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I attend the Extraordinary General Meeting?

A:
The Extraordinary General Meeting will be held at     a.m., Central Time, on            , 2023, at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas, United States, and virtually via live webcast at https://www.cstproxy.com/stonebridgespac/egm2023. If you are a holder of record of StoneBridge Ordinary Shares on the record date, you will be able to attend the Extraordinary General Meeting online and vote during the Extraordinary General Meeting and examine the list of holders of record of StoneBridge Ordinary Shares by visiting https://www.cstproxy.com/stonebridgespac/egm2023 and entering the control number on your proxy card, voting instruction form or notice included in your proxy materials. You may also attend the meeting telephonically by dialing 1 800-450-7155 (within the U.S. and Canada, toll-free) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 2865160#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically.

Q:
How do I vote?

A:
If you are a holder of record of StoneBridge Ordinary Shares on the record date, you may vote remotely at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You will be able to attend the Extraordinary General Meeting online and vote during the Extraordinary General Meeting by visiting https://www.cstproxy.com/stonebridgespac/egm2023 and entering the control number on your proxy card, voting instruction form or notice included in your proxy materials. Please note that you will not be able to vote or ask questions if you choose to participate telephonically. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote remotely, obtain a proxy from your broker, bank or nominee and a control number from Continental, available once you have received your proxy by emailing proxy@continentalstock.com.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. If you are a StoneBridge shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal. Such broker non-votes will have no effect on the outcome of the aforementioned proposals.

Q:
What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:
If you fail to take any action with respect to the Extraordinary General Meeting (or the related redemption of your shares) and the Business Combination is approved by shareholders and consummated, you will become a shareholder of PubCo. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will continue to be a shareholder of StoneBridge.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your StoneBridge Ordinary Shares.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by StoneBridge without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q:
What happens if I sell my StoneBridge Ordinary Shares before the Extraordinary General Meeting?

A:
The record date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your shares after the record date but before the Extraordinary General Meeting date, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be entitled to receive any PubCo Ordinary Shares following the Closing because only StoneBridge shareholders on the date of the Closing will be entitled to receive PubCo Ordinary Shares in connection with the Closing.

Q:
Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:
StoneBridge will pay the cost of soliciting proxies for the Extraordinary General Meeting. StoneBridge has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the Extraordinary General Meeting. StoneBridge has agreed to pay Laurel Hill a fixed fee of $16,500.00, plus disbursements, which will require StoneBridge’s prior approval in case of expenses exceeding $12,000.00, and to pay $5.75 for each holder’s proxy solicited by Laurel Hill, to reimburse Laurel Hill for its reasonable and documented costs and expenses and to indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. StoneBridge will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of StoneBridge Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of StoneBridge Ordinary Shares and in obtaining voting instructions from those owners. StoneBridge’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be announced at the Extraordinary General Meeting. StoneBridge will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact StoneBridge’s proxy solicitor as follows:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, NY 11753
Toll-Free: 1-888-742-1305
Email: stonebridge@laurelhill.com
To obtain timely delivery, shareholders must request the materials no later than          , 2023, or five business days prior to the Extraordinary General Meeting.
You may also obtain additional information about StoneBridge from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you are a holder of StoneBridge Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to Continental at the address below at least two business days prior to the Extraordinary General Meeting. If you hold StoneBridge units registered in your own name and intend to redeem your shares underlying the units, you must contact Continental at the address below and instruct Continental to separate your units into its underlying public shares and warrants prior to exercising your redemption rights.
If you have questions regarding the certification of your position, delivery of your shares for redemption or separation of your units for purposes of exercising your redemption rights, please contact Continental at the address below:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting and the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal — The Business Combination Agreement.”
The Parties to the Business Combination
DigiAsia
DigiAsia was incorporated under the laws of Singapore on October 23, 2017, as a holding company. Through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture, DigiAsia is among the first embedded fintech as a service (“EFaaS”) companies in Indonesia serving business-to-business-to-consumer (“B2B2C”) customers, such as large corporations and state-owned enterprises, as well as business-to-business (“B2B”) customers, such as MSME merchants across various industry segments. DigiAsia aims to be a leading fintech-enabling platform in Southeast Asia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. DigiAsia offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of DigiAsia’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers.
Currently, DigiAsia, under its suite of license and technology stack, offers services and products through the following business verticals:
•
Fintech as a Service (“FaaS”), pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for peer-to-peer (“P2P”) transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branch banking functionality and virtual bank accounts services;

•
Banking as a Service (“BaaS”), pursuant to which DigiAsia provides partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•
Wallet as a Service (“WaaS”), pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

By leveraging its consolidation strategy and technology platform, and the extensive expertise of its management team, DigiAsia has emerged as one of the foremost players in its geographies of operations in terms of ecosystem and B2B offerings. For more information, see “DigiAsia’s Business.”
The mailing address of DigiAsia’s principal executive offices is at One Raffles Place #28-02, Singapore 048616, and its phone number is +65-6333-8813.
DigiAsia’s corporate website address is https://www.digiasia.asia. The information contained on, or that can be accessed through, DigiAsia’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. After the consummation of the Business Combination, DigiAsia will become a wholly-owned subsidiary of PubCo.
StoneBridge/PubCo
StoneBridge (which will become PubCo upon consummation of the Business Combination) is a blank check company incorporated on February 2, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Based on its business activities, StoneBridge is a “shell company,” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.
On July 20, 2021, StoneBridge consummated its initial public offering of 20,000,000 units. Each unit consists of one StoneBridge Class A Ordinary Share and one-half of one redeemable warrant (“public warrant”), with each whole public warrant entitling the holder thereof to purchase one StoneBridge Class A Ordinary Share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to StoneBridge of $200.0 million.
The public warrants will become exercisable 30 days after StoneBridge completes an initial business combination and will expire five years after StoneBridge completes an initial business combination or earlier upon redemption or liquidation. Pursuant to its terms, upon StoneBridge’s consummation of the Business Combination, any then outstanding units will automatically separate into its constituent ordinary shares and warrants.
Simultaneously with the closing of the initial public offering, StoneBridge completed a private sale of an aggregate of 8,000,000 warrants (“private placement warrants”) to the Sponsor and the representative of the underwriters, Cantor Fitzgerald & Co. (“Cantor”). 7,000,000 private placement warrants were sold to the Sponsor and 1,000,000 private placement warrants were sold to Cantor. The private placement warrants were sold at a purchase price of $1.00 per private placement warrant, generating gross proceeds to StoneBridge of $8.0 million.
Following the closing of StoneBridge’s initial public offering, a total of $202.0 million, comprised of the proceeds from the initial public offering after expenses and the proceeds of the sale of the private placement warrants, was placed in the Trust Account maintained by Continental, acting as trustee.
At an extraordinary general meeting of the shareholders of StoneBridge held on January 20, 2023, StoneBridge’s shareholders approved a proposal to amend StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to extend the date by which it has to consummate an initial business combination from January 20, 2023 up to six times for an additional one month each time up to July 20, 2023 (that is, for a period of time ending up to 24 months after the consummation of StoneBridge’s initial public offering). In connection with that extraordinary general meeting, StoneBridge shareholders properly elected to redeem an aggregate of 16,988,575 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.32 per share for an aggregate redemption amount of approximately $175.3 million, following which redemptions approximately $31.0 million remained in the Trust Account.
At an extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023, StoneBridge’s shareholders approved a proposal to further amend StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate an initial business combination from July 20, 2023 up to six times for an additional one month each time up to January 20, 2024 (that is, for a period of time ending up to 30 months after the consummation of StoneBridge’s initial public offering), by depositing into the StoneBridge Trust Account for each one-month extension, $0.025 for each StoneBridge Class A Ordinary Share outstanding after giving effect to redemptions. In connection with that extraordinary general meeting, StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which redemptions approximately $26.5 million remained in the Trust Account. As of October 16, 2023, funds in the Trust Account totaled approximately $27.1 million.
Except with respect to interest earned on the funds held in the Trust Account that may be released to StoneBridge to pay its taxes, if any, and up to $100,000 of interest that may be needed to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of StoneBridge’s initial business combination, (ii) the redemption of any of StoneBridge’s public shares properly tendered in connection with a shareholder vote to amend StoneBridge’s amended and restated memorandum and articles of association (a) to modify the substance or timing of StoneBridge’s obligation to allow redemption in connection with StoneBridge’s initial business combination or to redeem

100% of StoneBridge’s public shares if it does not complete its initial business combination by January 20, 2024 or (b) with respect to any other provision relating to shareholder’s rights or pre-business combination activity and (iii) the redemption of all of StoneBridge’s public shares if it is unable to complete its initial business combination by January 20, 2024, subject to applicable law.
StoneBridge’s units, the StoneBridge Class A Ordinary Shares and the StoneBridge public warrants are publicly traded on the Nasdaq Capital Market under the symbols “APACU,” “APAC” and “APACW,” respectively.
At the Effective Time, StoneBridge will become PubCo, the continuing public company, and change its name to “DigiAsia Corp.” Upon consummation of the Business Combination, any StoneBridge units then outstanding will automatically separate into its constituent ordinary shares and warrants. StoneBridge has applied for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on Nasdaq under the proposed symbol “FAAS.” It is a condition of the consummation of the Business Combination that StoneBridge receive confirmation from Nasdaq that the PubCo Ordinary Shares have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that StoneBridge will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.
StoneBridge’s principal executive offices are located at One World Trade Center, Suite 8500, New York, New York, 10007, and its telephone number is (646) 314-3555. StoneBridge’s corporate website address is http://stonebridgespac.com/index.html. StoneBridge’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
After the consummation of the Business Combination, the mailing address of PubCo’s principal executive offices will be One Raffles Place #28-02, Singapore 048616, and its telephone number at such address will be +65-6333-8813.
Amalgamation Sub
Amalgamation Sub is a wholly owned, direct subsidiary of StoneBridge, formed on November 8, 2022, for the sole purpose of consummating the Amalgamation. Amalgamation Sub owns no material assets and does not operate any business.
The mailing address of Amalgamation Sub’s principal executive offices is One World Trade Center, Suite 8500, New York, NY 10007, Attention Bhargav Marepally, and its telephone number at such address is (646) 314-3555.
In the Amalgamation, DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation. As a result, Amalgamation Sub will cease to exist, and DigiAsia will become a wholly owned subsidiary of PubCo.
The Business Combination Proposal
On January 5, 2023, StoneBridge, Amalgamation Sub, DigiAsia and the Management Representative (solely in his capacity as the Management Representative) entered into the Business Combination Agreement (as amended on June 22, 2023 by First Amendment to Business Combination Agreement), pursuant to which, subject to the terms and conditions set forth therein, DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo. Upon the consummation of the Business Combination, PubCo will change its name to “DigiAsia Corp.”
Subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur in connection with the Business Combination:
(i)
immediately prior to the Sponsor Share Conversion, each then issued and outstanding preferred share of DigiAsia will convert into such number of DigiAsia Ordinary Shares as shall be in accordance with the governing documents of DigiAsia;
(ii)
immediately prior to the Effective Time, each StoneBridge Class B Ordinary Share will automatically convert, on a one-for-one basis, into one StoneBridge Class A Ordinary Share;

(iii)
at the Effective Time, (a) DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, (b) each then issued and outstanding DigiAsia Ordinary Share will be converted into the right to receive, such number of PubCo Ordinary Shares equal to the applicable Per Share Amalgamation Consideration and (c) each then outstanding and unexercised option to purchase DigiAsia Ordinary Shares (other than options to purchase DigiAsia Ordinary Shares held by the DigiAsia Founder or his controlled affiliates), whether or not then vested or exercisable, will be assumed by PubCo and converted into an option to purchase such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement, and will otherwise be subject to substantially the same terms and conditions as applied to such option prior to the Effective Time.

The Per Share Amalgamation Consideration to be paid for each DigiAsia Ordinary Share held as of immediately prior to the Effective Time will be a number of PubCo Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00. Notwithstanding the foregoing, no fractional PubCo Ordinary Shares will be issued. Instead of the issuance of any fractional share, each person or entity that would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such person or entity) shall have the number of PubCo Ordinary Shares issued to such person or entity rounded up in the aggregate to the nearest whole number of PubCo Ordinary Shares.
In addition, at the Closing, the Management Earnout Group will be entitled to up to an aggregate of 5,000,001 Earnout Shares upon the passage of time (with respect to an aggregate of 1,500,000 of those Earnout Shares) and the achievement of certain milestones (with respect to the remaining 3,500,001 of the Earnout Shares), as follows:
(i)
an aggregate of 1,500,000 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement on the six-month anniversary of the Closing;

(ii)
an aggregate of 1,166,667 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $11.50 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $11.50 per share;

(iii)
an aggregate of 1,166,667 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $12.50 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share; and

(iv)
the final 1,166,667 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $15.00 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

If any of the conditions specified in clauses (ii), (iii) and (iv) above have not been within five years following the Closing Date, the Earnout Shares relating to such unsatisfied condition shall be automatically released back to PubCo for cancellation.
As a result of the Business Combination, the Existing StoneBridge Charter will be amended and restated to read in their entirety as set forth in the New PubCo Charter, the form of which is attached to this proxy statement/prospectus as Annex B.
For more information on the Business Combination Proposal, see the section titled “The Business Combination Proposal.”
Conditions to Closing
In addition to the approval of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”
Transaction Financing and Equity Line of Credit
The Business Combination Agreement includes a covenant for StoneBridge to obtain, to DigiAsia’s satisfaction, transaction financing, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which amount must be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt. At least $20.0 million of such amount must be funded at the Closing and the remaining $10.0 million must be funded within three months after the Closing. In connection with the transaction financing, the Sponsor has, pursuant to the Sponsor Support Agreement, agreed to assign for the benefit of investors to be identified in the transaction financing, 50% of the StoneBridge private placement warrants held by the Sponsor as of the date of the Sponsor Support Agreement.
In addition, pursuant to the terms of the Business Combination Agreement, StoneBridge is required to obtain, to DigiAsia’s satisfaction, a further equity line of credit in the amount of $100.0 million, which can be drawn down over a period of 24 months from the Closing, at PubCo’s option, subject to the terms and conditions of such equity line of credit.
Related Agreements
In connection with the Business Combination, certain related agreements have been entered into, or will be entered prior to the Closing, including the Sponsor Support Agreement, the DigiAsia Shareholder Lock-Up Agreement, the DigiAsia Shareholder Support Agreement, the Director Nomination Agreement, the Registration Rights Agreement, the Earnout Escrow Agreement and the Management Representative Deed. Further, in connection with StoneBridge’s initial public offering, the Sponsor, the members of the board of directors of StoneBridge and the executive officers of StoneBridge entered into the Existing Letter Agreement.
Sponsor Support Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into an agreement with DigiAsia, pursuant to which the Sponsor has irrevocably and unconditionally agreed that at the Extraordinary General Meeting, at any other meeting of StoneBridge and in connection with any written consent of the shareholders of StoneBridge, the Sponsor will (i) appear at such meeting or otherwise cause all of its StoneBridge Ordinary Shares to be counted as present at such meeting for purposes of establishing a quorum, (ii) vote (or execute and return an action by written consent) or cause to be voted at such meeting (or validly execute and return or cause such consent to be granted with respect to), all of the StoneBridge Ordinary Shares owned by the Sponsor as of the record date for such meeting in favor of each proposal and any other matters necessary or reasonably requested by DigiAsia for consummation of the Business Combination and (iii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of its StoneBridge Ordinary Shares against any business combination proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of StoneBridge and/or Amalgamation Sub under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.
The Sponsor has also agreed, pursuant to the Sponsor Support Agreement, to use reasonable best efforts to take or do, or cause to be taken or done, all actions and/or things reasonably necessary to consummate the Business Combination and to refrain from taking any action that would reasonably be expected to delay or prevent the satisfaction of the conditions to the Amalgamation.
In addition, the Sponsor has agreed (i) to the terms of the Sponsor Share Conversion, (ii) to not assert or perfect any and all rights to adjustment or other anti-dilution protections that the Sponsor has or will have under the organizational documents of StoneBridge, (iii) to not redeem any of its StoneBridge Ordinary Shares and (iv) to not commence or participate in, and to take all necessary actions to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against StoneBridge, DigiAsia, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement or the Sponsor Support Agreement. In the event the Business Combination is terminated, the foregoing covenants of the Sponsor will be null and void.
Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed to assign for the benefit of investors to be identified in the Transaction Financing, 50% of the StoneBridge private placement warrants held by the Sponsor as of the date of the Sponsor Support Agreement.
The Sponsor also agreed, pursuant to the Sponsor Support Agreement, to exercise its second option pursuant to StoneBridge’s amended and restated memorandum and articles of association (having already exercised its first option) to extend the period within which StoneBridge must consummate a business combination by an additional three months (from January 20, 2023 to April 20, 2023) and, in connection with such exercise and deadline extension, to deposit $1.0 million into the Trust Account in exchange for the issuance by StoneBridge to the Sponsor or its affiliates or designees, a non-interest bearing, unsecured promissory note equal to the amount of the deposit. On October 13, 2022, the Sponsor exercised the aforementioned second option and deposited $1.0 million into the Trust Account, and in exchange therefor, StoneBridge issued a non-interest bearing, unsecured promissory note in the amount of $1.0 million to the Sponsor.
StoneBridge had until January 20, 2023, 18 months from the closing of its initial public offering, to consummate an initial business combination. Pursuant to an approval of a proposal by StoneBridge shareholders on January 20, 2023, the Sponsor or its designees had the option to extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, were required to deposit into the Trust Account, $0.05 for each StoneBridge Class A Ordinary Share then outstanding (not to exceed $150,000 per extension), on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the period for StoneBridge to consummate an initial business combination from January 20, 2023 to July 20, 2023, and in connection with such extensions, the Sponsor deposited an aggregate of $1.9 million into the Trust Account, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

Pursuant to a subsequent approval by StoneBridge shareholders at the extraordinary general meeting held on July 19, 2023, the Sponsor or its affiliates or designees have the option to further extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so.
As of the date of this proxy statement/prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until November 20, 2023 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination, and in connection with all extensions, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account as of the date of this proxy statement/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.
Lastly, the Sponsor has agreed, pursuant to the Sponsor Support Agreement, that, subject to certain exceptions, the Sponsor will not, without DigiAsia’s prior approval (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “Sponsor Lock-Up Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lockup Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) (x) with respect to 250,000 of the Lock-Up Shares, nine months after the Closing Date and (y) with respect to the remainder of the Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.
As of the date of this proxy statement/prospectus, the Sponsor owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
DigiAsia Shareholder Lock-Up Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of DigiAsia entered into an agreement with StoneBridge pursuant to which such DigiAsia shareholders severally agreed that, subject to certain exceptions, each such shareholder will not, without the prior approval of the board of directors of StoneBridge or the board of directors of PubCo, as the case may be, (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by such shareholder immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by such shareholder immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “DigiAsia Shareholder Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shareholder’s DigiAsia Shareholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) nine months after the Closing Date and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.
DigiAsia Shareholder Support Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of DigiAsia entered into an agreement with StoneBridge and Amalgamation Sub, pursuant to which such DigiAsia shareholders severally, irrevocably and unconditionally agreed, to validly execute and deliver, or cause to be validly executed and delivered, to DigiAsia, the written consent that will be solicited by DigiAsia from DigiAsia’s shareholders pursuant to the Business Combination Agreement for purposes of obtaining the approval by the requisite vote of DigiAsia shareholders of the Amalgamation Proposal and the transactions contemplated thereby.
In addition, the DigiAsia shareholders party to the DigiAsia Shareholder Support Agreement, have irrevocably and unconditionally agreed, that, prior to the termination of the DigiAsia Shareholder Support Agreement, at any other meeting of the shareholders of DigiAsia and in connection with any written consent of shareholders of DigiAsia, each such shareholder shall, and shall cause any other holder of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares to, (i) when such meeting is held, appear at such meeting or otherwise cause such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares owned as of the record date for such meeting (or the date that any written consent is executed by such shareholder) in favor of the Amalgamation and the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by DigiAsia for consummation of the Amalgamation and the other transactions contemplated by the Business Combination Agreement and (iii) vote, or cause to be voted, at such meeting, or execute and return, or cause to be executed and returned, an action by written consent in respect of, all of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares against any acquisition proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of DigiAsia under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of such shareholder contained in the DigiAsia Shareholder Support Agreement.
Each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has further covenanted and agreed, to not, prior to the termination of the DigiAsia Shareholder Support Agreement, (i) enter into any voting agreement or voting trust, or grant a proxy or power of attorney, with respect to any of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares that is inconsistent with such shareholder’s obligations pursuant to the DigiAsia Shareholder Support Agreement or (ii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to the DigiAsia Shareholder Support Agreement.
In addition, each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has covenanted and agreed, that prior to the termination of the DigiAsia Shareholder Support Agreement, such shareholder will not, without the consent of StoneBridge, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (other than the Business Combination), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (other than the Business Combination), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal (other than the Business Combination), (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, business combination agreement,, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal (other than the Business Combination) or (v) resolve or agree to do any of the foregoing. Each such shareholder is required to promptly (and within one business day) keep DigiAsia reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal which comes to such shareholder’s actual knowledge.
Lastly, each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has agreed, subject to certain permitted transfers, not to, without the consent of StoneBridge, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of, either voluntarily or involuntarily (collectively, “transfer”), or enter into any contract or option with respect to the transfer of, any of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares or (ii) take any action that would make any representation or warranty of such shareholder contained in the DigiAsia Shareholder Support Agreement untrue or incorrect or have the effect of preventing or disabling such shareholder from performing its obligations under the DigiAsia Shareholder Support Agreement.
Director Nomination Agreement
In connection with the Closing, StoneBridge, the Sponsor and the DigiAsia Founder will enter into a director nomination agreement pursuant to which the parties will agree that, from the Effective Time until the termination of the director nomination agreement, at every meeting of the board of directors of PubCo or a committee thereof, or action by written consent, at or by which directors of PubCo are appointed by the board of directors of PubCo or are nominated to stand for election and elected by shareholders of PubCo, the Sponsor shall have the right to appoint or nominate for election to the board of directors of PubCo, as applicable, two individuals to serve as directors of PubCo, provided, that such nominees shall be reasonably acceptable to the DigiAsia Founder.
Further, the director nomination agreement obligates PubCo (i) to take, and the DigiAsia Founder to use his best efforts to cause PubCo to take, all necessary actions within PubCo’s control, such that, as of the Effective Time, the nominees designated by the Sponsor pursuant to the Sponsor’s director nomination right discussed in the immediately preceding paragraph shall either be elected by PubCo’s shareholders at the meeting held to approve the Business Combination or appointed to board of directors of PubCo, (ii) to take, and the DigiAsia Founder to use his commercially reasonable efforts to cause PubCo to take, all actions necessary to ensure that (a) the Sponsor’s nominees pursuant to its director nomination right discussed above are included in the slate of nominees to the shareholders of the PubCo for the election of directors of the PubCo and recommended by the board of directors of PubCo at any meeting of shareholders called for the purpose of electing directors of the PubCo and (b) any such Sponsor nominee, if up for election, is included in the proxy statement prepared by management of PubCo in connection with PubCo’s solicitation of proxies or consents for every meeting of the shareholders of PubCo called with respect to the election of members of the board of directors of PubCo, and on every action or approval by written resolution or consent of the shareholders of PubCo or the board of directors PubCo with respect to the election of directors of the PubCo.
If a director nominated by the Sponsor pursuant to the Sponsor’s director nomination right ceases to serve for any reason, the Sponsor shall be entitled, pursuant to the Director Nomination Agreement, to designate and appoint or nominate such person’s successor in accordance with the Director Nomination Agreement, and the board of directors of PubCo shall promptly fill the vacancy with such successor nominee, provided that such successor nominee shall be reasonably acceptable to the DigiAsia Founder.
Notwithstanding the foregoing, the Sponsor shall not be entitled to designate a person as a nominee to the board of directors of PubCo upon a written determination by the board of directors of PubCo or a relevant committee thereof that the designated person would not be qualified under any applicable law, rule or regulation to serve as a director of PubCo. In such an event, the Sponsor shall be entitled to select a replacement nominee and PubCo shall take all necessary actions within its control to cause such replacement nominee to be nominated at the same meeting as the initial nominee being replaced was to be nominated, provided, that any such replacement nominee shall be reasonably acceptable to the DigiAsia Founder.
The Director Nomination Agreement shall remain in effect until the later of the first anniversary of the Effective Time and when the Sponsor ceases to hold at least 1.5% of the equity shares of PubCo on a fully diluted basis.
Registration Rights Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, StoneBridge, DigiAsia and certain shareholders of DigiAsia (such shareholders, together with their permitted transferees, collectively, the “Participating DigiAsia Shareholders”) entered into a shareholder rights agreement, pursuant to which, the Participating DigiAsia Shareholders were granted certain registration rights with respect to the PubCo Ordinary Shares to be issued to such shareholders in connection with the Business Combination (such PubCo Ordinary Shares, the “registrable securities”).
In particular, the Registration Rights Agreement provides for the following registration rights:
•
Demand registration rights.   The Registration Rights Agreement grants each Participating DigiAsia Shareholder, the right to make one or more written requests to PubCo from time to time, at any time after the Closing, for the registration of all or part of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of such written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. PubCo is then obligated, pursuant to the Registration Rights Agreement, to, as promptly as practicable, file a registration statement with the SEC and use its reasonable best efforts to effect the registration of all or part of the requesting Participating DigiAsia Shareholders’ registrable securities promptly after the receipt of the initial written request, and cause such registration statement to remain effective for not less than 180 days (or such shorter period as will terminate when all registrable securities covered by such registration statement have been sold or withdrawn), or, if such registration statement relates to an underwritten public offering, such longer period as, in the opinion of counsel for the underwriter(s), a prospectus is required by law to be delivered in connection with sales of registrable securities by an underwriter or dealer. Notwithstanding the foregoing, PubCo is not obligated to effect any registration pursuant to a written request for demand registration if a demand registration or piggyback registration (discussed below) was declared effective or an underwritten shelf takedown was consummated within the 90-day period preceding such written request.

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Shelf registration rights.   Pursuant to the Registration Rights Agreement, PubCo is obligated, upon the written request of any Participating DigiAsia Shareholder from time to time, at any time after the Closing, to promptly file with the SEC, a shelf registration statement pursuant to Rule 415 under the Securities Act and use PubCo’s reasonable best efforts to effect the registration of all or a portion of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of the initial shelf registration written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days (or such shorter period as may reasonably be requested in connection with an underwritten “block trade”) after the date

PubCo delivers the written notice to the other Participating DigiAsia Shareholders. The Registration Rights Agreement obligates PubCo to use its reasonable best efforts to keep any registration statement filed in satisfaction of a shelf registration request continuously effective under the Securities Act until the earlier of (i) the date as of which all registrable securities have been sold pursuant to such registration statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which no Participating DigiAsia Shareholder holds registrable securities. At any time that PubCo has an effective shelf registration statement with respect to a Participating DigiAsia Shareholder’s registrable securities, such Participating DigiAsia Shareholder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown. Upon the receipt of such shelf takedown request, PubCo must, no later than two business days after receipt of such request (or within 24 hours after the request, in the case of an underwritten “block trade”), deliver a written notice of the request to all other Participating DigiAsia Shareholders with registrable securities covered by the registration statement to which the shelf takedown request relates, and offer such other Participating DigiAsia Shareholders the opportunity to include in the underwritten shelf takedown, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the underwritten shelf takedown, all such registrable securities with respect to which PubCo receives requests for inclusion therein within three business days (or within 24 hours, in the case of an underwritten “block trade”) after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. Notwithstanding the foregoing, PubCo is not obliged to effect any underwritten shelf takedown if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.
•
Piggyback registration rights.   At any time after the Closing, if PubCo proposes to file a registration statement to register any of PubCo’s equity securities under the Securities Act or to conduct a public offering, either for PubCo’s own account or for the account of any other person, subject to certain exceptions, the Participating DigiAsia Shareholders are entitled to include their registrable securities in such registration statement.

Pursuant to the terms of the Registration Rights Agreement, all expenses incident to PubCo’s performance of or compliance with the Registration Rights Agreement shall be borne by PubCo, except that PubCo shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of registrable securities.
The Registration Rights Agreement contains customary cross-indemnification provisions, under which PubCo is obligated to indemnify Participating DigiAsia Shareholders in the event of material misstatements or omissions in the applicable registration statements attributable to PubCo, and Participating DigiAsia Shareholders are obligated to indemnify PubCo for material misstatements or omissions in any applicable registration statements attributable to them.
As to any particular registrable securities, such securities shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities have been transferred pursuant to Rule 144 under the Securities Act or (iii) such securities have ceased to be outstanding.
Pursuant to the Registration Rights Agreement, each Participating DigiAsia Shareholder participating in a registration or sale of registrable securities pursuant to the registration rights discussed above that is conducted as an underwritten public offering, and PubCo’s directors and officers will, if requested, deliver a customary lock-up agreement in connection with any such underwritten public offering, subject to certain customary exceptions; provided that, the foregoing requirement will not apply to any Participating DigiAsia Shareholder that holds fewer than 5% of then then total issued and outstanding PubCo Ordinary Shares.
Earnout Escrow Agreement
In connection with the Closing, StoneBridge, the Management Representative (in his capacity as the Management Representative), the Sponsor and Continental (as the earnout escrow agent) will enter into an earnout escrow agreement for purposes of establishing an escrow arrangement in connection with the Earnout Shares to be issued to the Management Earnout Group as part of the Business Combination, as contemplated under the Business Combination Agreement, and appointing Continental as the earnout escrow agent to perform the duties and obligations set forth in the Earnout Escrow Agreement. Pursuant to the Earnout Escrow Agreement, the Earnout Shares will be held in escrow by Continental, as earnout escrow agent, and disbursed by Continental only upon the occurrence of the triggering events discussed elsewhere in this proxy statement/prospectus.
Pursuant to the Earnout Escrow Agreement, the parties will agreement that the Earnout Shares shall not be subject to attachment by any creditor (including any creditor of a party to the Business Combination Agreement). The Management Representative shall retain all voting rights and other shareholder rights with respect to the Earnout Shares (except, in each case, the right to receive any dividends or distributions paid in respect of the Earnout Shares following the Closing and prior to the release of such Earnout Shares, which will instead be governed by the terms of the Earnout Escrow Agreement) until such Earnout Shares are released from the escrow account in accordance with the terms of the Earnout Escrow Agreement and the Business Combination Agreement. For as long as the Earnout Shares by the escrow agent, the escrow agent shall vote the Earnout Shares solely as directed by the Management Representative. The Earnout Escrow Agreement contains customary indemnification provisions and provisions for equitable adjustment with respect to the Earnout Shares in the event of share dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, share exchanges and other similar events affecting PubCo Ordinary Shares subsequent to the date of the Earnout Escrow Agreement.
Management Representative Deed
Substantially concurrently with the execution and delivery of the Business Combination Agreement, each member of the Management Earnout Group, pursuant to a management representative deed, irrevocably and unconditionally appointed the Management Representative as its representative, to act solely and exclusively on its behalf, with respect to matters relating to the Earnout Shares, including (i) the sending or receipt of notices, other communications and materials, and the giving or declining of any agreement, waiver, consent or approval on behalf of such member of the Management Earnout Group pursuant to the Business Combination Agreement and the ancillary agreements relating thereto, with respect to matters relating to the Earnout Shares, (ii) the execution and delivery or the procurement of the execution and delivery of all such documents and doing all such things provided in or contemplated by management representative deed to be performed by the Management Earnout Group or the Management Representative on such member of the Management Earnout Group’s behalf, (iii) the making of any decisions with respect to the distribution and allocation of the Earnout Shares, (iv) the retention of any retained agents insofar as the matters relate to the Earnout Shares, and paying the fees and expenses of such agents for and on behalf of the Management Earnout Group (to be recovered from the Management Earnout Group by selling Earnout Shares, if necessary), (v) the initiation, defense, compromise, arbitration or settlement of any dispute relating to the Earnout Shares and (vi) paying all cost and expenses associated with the foregoing which the Management Representative, in his sole discretion, deems necessary and expedient, and recovering such cost and expenses from the Management Earnout Group by selling Earnout Shares, if necessary. Pursuant to the management representative deed, any and all acts and things done by the Management Representative shall be binding on all members of the Management Earnout Group.
The Management Representative may resign at any time after giving 30 days’ notice to DigiAsia and the Management Earnout Group, provided that, in the event of the resignation or removal of the Management Representative, a successor management representative shall be appointed by the Management Representative.
Existing Letter Agreement
In connection with StoneBridge’s initial public offering, the Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers executed a letter agreement dated July 15, 2021, for the benefit of StoneBridge, pursuant to which (i) the members of the board of directors and executive officers of StoneBridge agreed not to enter into a binding agreement for a proposed business combination or propose any business combination to shareholders of StoneBridge unless such action is first approved by the manager(s) of the Sponsor and (ii) subject to the prohibition in clause (i), the Sponsor, the members of the board of directors and executive officers of StoneBridge agreed that (a) if StoneBridge seeks shareholder approval of a proposed business combination, then in connection with such proposed business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall (1) vote any StoneBridge Ordinary Shares owned by them in favor of such proposed business combination and (2) not redeem any StoneBridge Ordinary Shares owned by them in connection with such shareholder approval, (b) if StoneBridge engages in a tender offer in connection with any proposed business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall not sell any StoneBridge Ordinary Shares owned by them to StoneBridge in connection therewith and (c) if StoneBridge seeks shareholder approval of any proposed amendment to its charter prior to the consummation of a business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall not redeem any StoneBridge Ordinary Shares owned by them in connection with such shareholder approval.
Further, pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors and executive officers of StoneBridge have agreed to waive (i) any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of StoneBridge as a result of any liquidation of StoneBridge with respect to certain StoneBridge Ordinary Shares held by them and (ii) any claim they may have in the future as a result of, or arising out of, any contracts or agreements with StoneBridge and will not seek recourse against the Trust Account for any reason whatsoever, except, in each case, with respect to their right to a pro rata interest in the proceeds held in the Trust Account for any StoneBridge Class A Ordinary Shares they hold that were sold to them as part of the units sold in StoneBridge’s initial public offering.
Further, pursuant to the Existing Letter Agreement, the Sponsor and the members of the board of directors and executive officers of StoneBridge have agreed to not propose any amendment to StoneBridge’s amended and restated memorandum and articles of association (i) that would affect the substance or timing of StoneBridge’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of StoneBridge’s public shares if StoneBridge does not complete an initial business combination within the required time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless StoneBridge provides public StoneBridge shareholders with the opportunity to redeem their StoneBridge Class A Ordinary Shares upon approval of any such amendment at a price per StoneBridge Class A Ordinary Share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge to pay any taxes, divided by the number of then issued and outstanding public shares.
Pursuant to the Existing Letter Agreement, the Sponsor has agreed, subject to certain limitations and exceptions, to indemnify StoneBridge and hold StoneBridge harmless against any and all losses, liabilities, claims, damages and expenses whatsoever to which StoneBridge may become subject as a result of any claim by (i) any third party for services rendered or products sold to StoneBridge or (ii) a prospective target business with which StoneBridge has entered into a letter of intent, confidentiality or other similar agreement or a business combination agreement.
Pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer certain StoneBridge Ordinary Shares until the earlier of (i) one year after the completion of StoneBridge’s initial business combination or (ii) subsequent to StoneBridge’s initial business combination, (x) if the last sale price of StoneBridge Class A Ordinary Shares equals or exceeds $12.00 per ordinary share (as equitably adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after StoneBridge’s initial business combination or (y) the date on which StoneBridge completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of StoneBridge’s shareholders having the right to exchange their StoneBridge Ordinary Shares for cash, securities or other property.
In addition, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer any private placement warrants held by them (or the ordinary shares issuable upon the exercise thereof) until 30 days after the completion of StoneBridge’s initial business combination.
For additional information regarding the related agreements and the Existing Letter Agreement, see “Business Combination Proposal — Related Agreements” in this proxy statement/prospectus.
The foregoing descriptions of the agreements specified above are not complete and are subject to and qualified in their entirety by reference to the full text of the respective agreements, copies or forms of which have been filed or will be filed (or have been incorporated or will be incorporated by reference) as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
StoneBridge’s Board of Directors’ Reasons for the Approval of the Business Combination
Based on its due diligence investigations of DigiAsia and the industries and geographies in which DigiAsia operates, including the financial and other information provided by DigiAsia in the course of StoneBridge’s due diligence investigations, StoneBridge’s board of directors believes, although it cannot assure you, that the Business Combination with DigiAsia is in the best interests of StoneBridge and presents an opportunity to increase shareholder value. Although StoneBridge’s board of directors believes that the Business Combination presents a unique business combination opportunity and is in the best interests of StoneBridge, StoneBridge’s board of directors considered certain potentially material negative factors in arriving at that conclusion.
In evaluating the Business Combination, StoneBridge’s board of directors consulted with its legal counsel and accounting and other advisors and considered a number of factors. In particular, StoneBridge’s board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
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Positive Factors:

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Significant Revenue and Earnings Growth Potential:   DigiAsia is a growth oriented business that StoneBridge’s board of directors believes exhibits sound underlying fundamentals, as well as demonstrated revenue growth and a clear path to profitability.

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High-Growth Market:   StoneBridge’s board of directors believes DigiAsia is a professionally-managed fintech company with world-class technology systems and processes to manage their key performance indicators across their markets.

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Innovation:   StoneBridge’s board of directors believes that DigiAsia has a well-established technology developed using modern development practices. The architecture is flexible and the infrastructure is scalable and should be able to support the significant growth StoneBridge’s board of directors expects DigiAsia to achieve.

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Other Alternatives.   StoneBridge’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to StoneBridge that the proposed Business Combination represents the best potential business combination for StoneBridge and the most attractive opportunity for StoneBridge based upon the process utilized to evaluate and assess other potential combination targets, and StoneBridge’s board of directors’ belief that such process has not presented a better alternative.

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Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between StoneBridge and DigiAsia.

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Negative Factors:

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Macroeconomic Risk.   The risk of macroeconomic uncertainty and the effects it could have on DigiAsia’s revenues.

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Cost Assumption Risk.   The risk that DigiAsia may not be able to achieve current cost assumptions.

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Public Company Risk.   The risks that are associated with being a publicly traded company.

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Risk that Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Risks Related to the DigiAsia Group’s Organizational Structure and Forms of Ownership.   The risks related to the DigiAsia Group’s organizational structure and the ownership structure of DigiAsia’s controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary), majority-owned entities and corporate joint ventures.

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Regulatory Risks.   Risks Related to regulatory requirements in Indonesia, including entity-ownership rules.

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Redemption Risk.   The risk that a significant number of StoneBridge shareholders elect to redeem their StoneBridge Class A Ordinary Shares prior to the consummation of the Business Combination and pursuant to StoneBridge’s amended and restated memorandum and articles of association, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to PubCo to accelerate its business plan following the Closing.

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Transaction Financing and Other Closing Conditions Risks.   The risk that the Transaction Financing may not be secured and the risk that completion of the Business Combination is conditioned on the satisfaction of certain other closing conditions that are not within StoneBridge’s control.

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Conflicts of Interest Risk.   The risk that members of StoneBridge’s management and board of directors may have interests that are different from, or are in addition to, the interests of StoneBridge’s shareholders generally.

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Fees, Expenses and Time Risk.   The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

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Risks related to DigiAsia’s Business:   Risks related to (i) DigiAsia’s historical growth rates and its ability to significantly accelerate its growth rate, (ii) the competitive industry in which DigiAsia operates and (iii) DigiAsia’s ability to adapt to changing market conditions.

For a more complete description of StoneBridge’s board of directors’ reasons for approving the Business Combination, including other factors and risks considered by StoneBridge’s board of directors, see the section entitled “The Business Combination Proposal — StoneBridge’s Board of Directors’ Reasons for the Approval of the Business Combination.”
The Amalgamation Proposal
The shareholders of StoneBridge will vote on a separate proposal to authorize the Amalgamation Proposal by way of an ordinary resolution. Please see the section entitled “The Amalgamation Proposal” for additional information.
The Governing Documents Proposals
The shareholders of StoneBridge will vote on six separate proposals relating to the material differences between the Existing StoneBridge Charter and the New PubCo Charter. Please see the section entitled “The Governing Documents Proposals” for additional information.
The Nasdaq Proposal
The shareholders will vote on a proposal to authorize, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of the PubCo Ordinary Shares in connection with the Business Combination. Please see the section entitled “The Nasdaq Proposal” for additional information.
The Incentive Plan Proposal
The shareholders will vote on a proposal to adopt and approve the DigiAsia Corp. 2023 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C. Please see the section entitled “The Incentive Plan Proposal” for additional information.

The Adjournment Proposal
If, based on the tabulated vote, there are insufficient votes at the time of the Extraordinary General Meeting to authorize StoneBridge to consummate the Business Combination, StoneBridge’s board of directors may submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal” for additional information.
Date, Time and Place of Extraordinary General Meeting
The Extraordinary General Meeting will be held at     a.m., Central Time, on                 , 2023, at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas, United States, and virtually via live webcast at https://www.cstproxy.com/stonebridgespac/egm2023 to consider and vote upon the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal.
Voting Power; Record Date
Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned StoneBridge Ordinary Shares at the close of business on October 13, 2023, which is the record date for the Extraordinary General Meeting. Shareholders will have one vote for each StoneBridge Ordinary Share owned at the close of business on the record date.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. On the record date, there were 7,425,969 StoneBridge Ordinary Shares outstanding, consisting of 2,425,969 StoneBridge Class A Ordinary Shares and 5,000,000 StoneBridge Class B Ordinary Shares. No StoneBridge preference shares were outstanding as of the record date and none are outstanding as of the date of this proxy statement/prospectus. The Sponsor, individually, and collectively with the members of the board of directors and executive officers of StoneBridge, owned approximately 67.3% of the StoneBridge Ordinary Shares outstanding as of the record date (including 100% of the outstanding StoneBridge Class B Ordinary Shares).
Quorum and Required Vote
A quorum of StoneBridge shareholders is necessary to hold a valid meeting. A quorum shall be present at the Extraordinary General Meeting if the holders of a third of the issued and outstanding StoneBridge Ordinary Shares are present in person or by proxy at the Extraordinary General Meeting. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. As of the record date, 2,475,323 StoneBridge Ordinary Shares would be required to achieve a quorum. The Sponsor, being the owner of 5,000,000 (or approximately 67.3%) of the issued and outstanding StoneBridge Ordinary Shares as of the record date, has agreed, pursuant to the Sponsor Support Agreement, to appear at the Extraordinary General Meeting or to otherwise cause its StoneBridge Ordinary Shares to be counted as present at the Extraordinary General Meeting for the purpose of establishing a quorum.
The proposals presented at the Extraordinary General Meeting will require the following votes:
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Approval of the Business Combination Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

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Approval of the Amalgamation Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge

Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
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Approval of the Governing Documents Proposals will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

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Approval of the Nasdaq Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

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Approval of the Incentive Plan Proposal will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

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Approval of the Adjournment Proposal will require the consent of the meeting, which means a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.

Redemption Rights
Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, a public StoneBridge shareholder may request that StoneBridge redeem all or a portion of such public shares for cash in connection with the completion of the Business Combination.
As a holder of StoneBridge Class A Ordinary Shares, you will be entitled to receive cash for any StoneBridge Class A Ordinary Shares to be redeemed only if, prior to or on                 , 2023 (two business days before the Extraordinary General Meeting), you:
(i)
(a) hold StoneBridge Class A Ordinary Shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental in which you (a) request that StoneBridge redeem all or a portion of your StoneBridge Class A Ordinary Shares for cash, and (b) identify yourself as the beneficial holder of the StoneBridge Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through The Depository Trust Company.

Holders of StoneBridge Class A Ordinary Shares must complete the procedures for electing to redeem their public shares in the manner described above on or prior to                 , 2023 (two business days before the Extraordinary General Meeting) in order for their StoneBridge Class A Ordinary Shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.
Holders of StoneBridge units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their

StoneBridge units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct it to do so.
Public StoneBridge shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public StoneBridge shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, StoneBridge will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge. For illustrative purposes, as of June 30, 2023, this would have amounted to approximately $10.90 per issued and outstanding share. If a public StoneBridge shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. It is expected that the funds to be distributed to StoneBridge shareholders electing to redeem their shares will be distributed promptly after the consummation of the Business Combination.
A public StoneBridge shareholder, together with any affiliate of such public StoneBridge shareholder or any other person with whom such public StoneBridge shareholder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without the prior consent of StoneBridge.
Under StoneBridge’s amended and restated memorandum and articles of association currently in effect, the Business Combination may not be consummated if StoneBridge has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of StoneBridge Class A Ordinary Shares.
Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to StoneBridge unless the board of directors of StoneBridge determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).
See “Extraordinary General Meeting of StoneBridge Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
No Appraisal or Dissenters’ Rights
Neither public StoneBridge shareholders who hold StoneBridge Ordinary Shares nor StoneBridge warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger, dissenters’ rights will not be available under the Cayman Islands Companies Act in respect of StoneBridge Ordinary Shares if an open market for such class of shares exists on a recognized stock exchange (which includes Nasdaq) for a specified period after the Business Combination is authorized. Therefore, no dissenters’ rights will be available in respect of the StoneBridge Ordinary Shares; however, holders have a redemption right as described in this proxy statement/prospectus.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. StoneBridge will pay the cost of soliciting proxies for the Extraordinary General Meeting and has engaged The Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the Extraordinary General Meeting. StoneBridge has agreed to pay Laurel Hill a fixed fee of $16,500.00, plus disbursements, which will require StoneBridge’s prior approval in case of expenses exceeding $12,000.00, and to pay $5.75 for each holder’s proxy solicited by Laurel Hill, to reimburse Laurel Hill for its reasonable and documented costs and expenses and to indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. StoneBridge will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of StoneBridge Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of StoneBridge Ordinary Shares and in obtaining voting instructions from those owners. StoneBridge’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
If a shareholder grants a proxy, it may still vote its shares at the Extraordinary General Meeting if it revokes its proxy before the Extraordinary General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of StoneBridge Shareholders — Revoking Your Proxy.”
Interests of StoneBridge’s Directors and Officers in the Business Combination
When considering StoneBridge’s board of directors’ recommendation to vote in favor of approving the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal, StoneBridge shareholders should keep in mind that the Sponsor and StoneBridge’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of StoneBridge shareholders generally. StoneBridge’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:
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the fact that the Sponsor and StoneBridge’s directors have agreed not to redeem any StoneBridge Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

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the fact that the Sponsor paid an aggregate of approximately $21,740 for the 5,000,000 StoneBridge Class B Ordinary Shares currently owned by the Sponsor, and such securities are expected to have a significantly higher value after the Business Combination. As of October 16, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $55,400,000, based upon a closing price of $11.08 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

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the fact that the Sponsor paid $7.0 million to purchase an aggregate of 7,000,000 private placement warrants at a price of $1.00 per private placement warrant, each exercisable to purchase one StoneBridge Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless — and the entire $7.0 million warrant investment would be lost — if a business combination is not consummated by the Final Redemption Date. As of June 30, 2023, the estimated fair value of such private placement warrants was $210,000 (based on the unaudited condensed financial statements of StoneBridge as of June 30, 2023, prepared in accordance with U.S. GAAP);

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the fact that given the very low purchase price (of approximately $21,740 in aggregate) that the Sponsor paid for the StoneBridge Class B Ordinary Shares as compared to the price of the StoneBridge Class A Ordinary Shares sold in StoneBridge’s initial public offering, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below the price initially paid for the StoneBridge Class A Ordinary Shares in the StoneBridge initial public offering and the StoneBridge public shareholders experience a negative rate of return following the completion of the Business Combination;

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the fact that if the Business Combination or another business combination is not consummated by the Final Redemption Date, StoneBridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding StoneBridge Class A Ordinary Shares for cash and liquidating. In such event, the StoneBridge Class B Ordinary Shares held by the Sponsor and StoneBridge’s directors and officers, which were acquired for an aggregate purchase price of approximately $21,740 prior to the initial public offering, would be worthless because the Sponsor and all of the current members of the board of directors of StoneBridge have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any StoneBridge Ordinary Shares (other than public shares) held by them if StoneBridge fails to complete a business combination by the Final Redemption Date. Such shares had an aggregate market value of $55,400,000 based upon the closing price of $11.08 per share on Nasdaq on October 16, 2023. As a result of waiving liquidating distributions, if StoneBridge fails to complete a business combination by the Final Redemption Date, the Sponsor would lose $7.0 million for the purchase of private placement warrants, and $21,740 for the purchase of the StoneBridge Class B Ordinary Shares;
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the fact that the current members of the board of directors of StoneBridge have agreed to waive their redemption rights with respect to the StoneBridge Ordinary Shares held by them for no consideration;

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the fact that, in connection with various extensions of the deadline by which StoneBridge must complete an initial business combination, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account, as of October 16, 2023, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so;

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the fact that if StoneBridge is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $8,295,000, comprised of (i) $25,000, representing the aggregate purchase price paid for the StoneBridge Class B Ordinary Shares, (ii) $8,000,000, representing the aggregate purchase price paid for the warrants and private placement warrants and (iii) $270,000 of unpaid expenses incurred by the Sponsor and StoneBridge’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof;

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the fact that Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors, of StoneBridge, who was involved in the negotiation of the Business Combination Agreement, is also a co-founder, and a board member and Executive Director, of Sett & Lucas, which is party to certain agreements with StoneBridge for certain financial advisory and investment banking services in relation to StoneBridge’s business combination with a potential target, and pursuant to which agreements StoneBridge has agreed to pay Sett & Lucas a success fee earned upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination;

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the fact that pursuant to a loan agreement among Sett & Lucas, DigiAsia, PT DAB, Alexander Rusli, and Prashant Gokarn, dated December 26, 2022, Sett & Lucas loaned an amount of $600,000 to DigiAsia, which loan was repaid in full on February 15, 2023;

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the fact that the Sponsor has agreed to loan StoneBridge up to $350,000 in the aggregate, to be used for a portion of the operating expenses, which loan is non-interest bearing and unsecured;

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the fact that StoneBridge’s amended and restated certificate of incorporation contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that were more appropriate for a combination with StoneBridge but were not offered due to a StoneBridge’s director’s duties to another entity, although StoneBridge does not believe that the waiver of the corporate opportunity doctrine in its amended and restated certificate of incorporation interfered with its ability to identify an acquisition target;

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the fact that, pursuant to a director founder share assignment agreement, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination; and

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the fact that Bhargav Marepally, the Chief Executive Officer and a member of the board of directors of StoneBridge, and Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of StoneBridge, will continue as members of the board of directors of PubCo after the Business Combination.

The Sponsor and each current member of the board of directors of StoneBridge have agreed to, among other things, vote all of their StoneBridge Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their StoneBridge Ordinary Shares in connection with the consummation of the Business Combination.
The Sponsor has also agreed to appear at the Extraordinary General Meeting or to otherwise cause its StoneBridge Ordinary Shares to be counted as present at the Extraordinary General Meeting for the purpose of establishing a quorum.
As of the date of this proxy statement/prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
At any time at or prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding StoneBridge or its securities, the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the one or more of the proposals to be presented at the Extraordinary General Meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the proposals to be presented at the Extraordinary General Meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of StoneBridge Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
If the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public StoneBridge shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem StoneBridge Class A Ordinary Shares, or, if the price per share of StoneBridge Class A Ordinary Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing.
The purpose of such share purchases and other transactions would be to (i) increase the likelihood (a) that the proposals presented at the Extraordinary General Meeting receive the requisite votes needed for approval and (b) of PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, and (ii) otherwise limit the number of public shares electing to redeem. The Sponsor, DigiAsia and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.
Entering into any such arrangements may have a depressive effect on the StoneBridge Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or it owns, either at or before the Business Combination.
If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved.

StoneBridge will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of StoneBridge’s directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of StoneBridge and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals to be presented at the Extraordinary General Meeting. In addition, StoneBridge’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Please see “The Business Combination Proposal — Interests of StoneBridge’s Directors and Officers in the Business Combination” for additional information on interests of StoneBridge’s directors and officers.
Recommendation to Shareholders
StoneBridge’s board of directors believes that each of the proposals to be presented at the Extraordinary General Meeting is fair to, and in the best interests of, StoneBridge and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Amalgamation Proposal, “FOR” the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal” and, if presented, “FOR” the Adjournment Proposal.
Listing of PubCo’s Securities
StoneBridge has applied for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on Nasdaq under the proposed symbol “FAAS.” It is a condition of the consummation of the Business Combination that StoneBridge receive confirmation from Nasdaq that the PubCo Ordinary Shares have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that StoneBridge will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.
Emerging Growth Company Status of StoneBridge/PubCo
StoneBridge is currently an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and upon consummation of the Business Combination, PubCo will remain an emerging growth company. Accordingly, StoneBridge (and subsequent to the Business Combination, PubCo) may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in StoneBridge’s or PubCo’s periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. StoneBridge has elected to avail itself of this extended transition period and PubCo may continue to do so subsequent to the Business Combination. As a result, StoneBridge (and subsequent to the Business Combination, PubCo) may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies. This may make comparison of StoneBridge’s (and subsequent to the Business Combination, PubCo’s) financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of StoneBridge’s initial public offering, (b) in which PubCo has total annual gross revenue of $1.235 billion or more, or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo’s common equity that is held by non-affiliates is $700.0 million or more as of the last business day of PubCo’s most recently completed second fiscal quarter; and (ii) the date on which PubCo has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Furthermore, even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies as further described below.
Foreign Private Issuer
As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. companies pursuant to the Exchange Act. PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.
In addition, as a foreign private issuer, PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.
PubCo will also be exempt from the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.
In addition, Nasdaq listing rules permit foreign private issuers like PubCo to follow the corporate governance practices of their home countries in lieu of certain Nasdaq corporate governance requirements. Certain corporate governance practices in the Cayman Islands, which will be PubCo’s home country, differ significantly from Nasdaq corporate governance listing standards. Among other things, PubCo will not be required to have:
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a majority of its board of directors consist of independent directors;

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a compensation committee consisting of independent directors;

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a nominating committee consisting of independent directors; or

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regularly scheduled executive sessions with only independent directors each year.

Immediately following the Business Combination, PubCo will not have a majority-independent board of directors. Thus, although PubCo’s director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of PubCo may decrease as a result. In addition, immediately following the Business Combination, PubCo will not have a compensation committee. Further, PubCo may choose to follow home country practices with respect to certain other Nasdaq corporate governance rules, as permitted by Nasdaq. As a result, PubCo shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.
Material Tax Consequences
In the event that a U.S. holder elects to redeem its StoneBridge Class A Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the StoneBridge Class A Ordinary Shares under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the StoneBridge Class A Ordinary Shares, the U.S. holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. holder’s adjusted tax basis in the StoneBridge Class A Ordinary Shares surrendered in such redemption transaction. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of StoneBridge Class A Ordinary Shares that such U.S. holder owns or is deemed to own after the redemption. See the section titled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects to U.S. Holders of Exercising Redemption Rights.”
Anticipated Accounting Treatment
The Business Combination is made up of the series of transactions outlined within the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. The Business Combination will be accounted for as a reverse recapitalization in conformity with U.S. GAAP. Under this method of accounting, PubCo, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of DigiAsia with the Business Combination treated as the equivalent of DigiAsia issuing shares for the net assets of StoneBridge, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of DigiAsia in future reports of PubCo. This determination was primarily based on (i) the fact that existing DigiAsia equityholders will comprise a relative majority of the voting power of the PubCo, (ii) the fact that existing DigiAsia equityholders will have the ability to nominate the majority of the members of the board of directors of PubCo, (iii) the fact that DigiAsia’s senior management will comprise a majority of the senior management of PubCo and be responsible for the day-to-day operations of PubCo, (iv) the relative size of DigiAsia being significantly larger compared to StoneBridge, (v) the fact that PubCo will assume the DigiAsia name and (vi) the fact that the intended strategy and operations of PubCo will continue DigiAsia’s current strategy and operations.
Regulatory Matters
The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement and filings with ACRA in connection with the Amalgamation.
Recent Developments
At an extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023, StoneBridge’s shareholders approved a proposal to further amend StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate an initial business combination from July 20, 2023 up to six times for an additional one month each time up to January 20, 2024 (that is, for a period of time ending up to 30 months after the consummation of StoneBridge’s initial public offering), by depositing into the StoneBridge Trust Account for each one-month extension, $0.025 for each StoneBridge Class A Ordinary Share outstanding after giving effect to redemptions. In connection with that extraordinary general meeting, StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which redemptions approximately $26.5 million remained in the Trust Account. As of October 16, 2023, funds in the Trust Account totaled approximately $27.1 million.
On July 20, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of StoneBridge, to extend the time available to StoneBridge to consummate its initial business combination to August 20, 2023.
On August 15, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of StoneBridge, to extend the time available to StoneBridge to consummate its initial business combination to September 20, 2023.

On September 13, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of StoneBridge, to extend the time available to StoneBridge to consummate its initial business combination to October 20, 2023.
On October 12, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of StoneBridge, to extend the time available to StoneBridge to consummate its initial business combination to November 20, 2023.
Risk Factor Summary
In evaluating the proposals to be presented at the Extraordinary General Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”
The consummation of the Business Combination and the business and financial condition of PubCo subsequent to the Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect StoneBridge’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of StoneBridge and DigiAsia prior to the Business Combination and that of PubCo subsequent to the Business Combination. Such risks include, but are not limited to, the following:
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DigiAsia has a limited operating history, a history of losses, anticipates increasing expenses in the future, and may not be able to achieve or maintain profitability in the foreseeable future;

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The loss of operating revenues as a result of DigiAsia’s strategic partnership, significant key partners, API management platforms or large marquee B2B partners and customers, could adversely affect DigiAsia’s business;

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DigiAsia’s success depends (and subsequent to the Business Combination, PubCo’s success will depend) on DigiAsia’s ability to develop products and services to address the rapidly evolving markets that DigiAsia serves, and if DigiAsia is not able to implement successful enhancements and new features for DigiAsia’s solutions, products and services, DigiAsia could lose customers or have trouble attracting new customers, and DigiAsia’s ability to grow may be limited;

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Future revenue growth depends or will depend on DigiAsia’s ability to retain existing customers, attract new customers, and increase sales to both new and existing customers;

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If DigiAsia is unable to renew enterprise customer contracts or to adjust certain contract components at favorable terms or DigiAsia loses a significant enterprise or marketplace customer, or if DigiAsia’s API merchant integration platform were to prevent DigiAsia’s customers or signed up merchants from using any of DigiAsia’s services from such marketplace, DigiAsia’s and PubCo’s results of operations and financial condition may be adversely affected;

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While DigiAsia’s offerings are mostly white labelled, DigiAsia has established a strong brand and leadership position in the B2B fintech market with a trusted brand positioning, and failure to maintain and protect DigiAsia’s position and brand or any damage to DigiAsia’s reputation, or the reputation of DigiAsia’s partners, could adversely affect DigiAsia’s and PubCo’s business, financial condition or results of operations;

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The COVID-19 pandemic or any other such comparable event could adversely affect DigiAsia’s business, results of operations and financial condition. The bulk of DigiAsia’s revenues comes from the supply chain ecosystem, consisting of “warungs” (corner shops) as well as master distributors of large brands within the telecommunication, fast-moving consumer goods, construction and other industry verticals, and if their supply chains are disrupted for any reason, such disruptions could adversely affect the growth prospects of DigiAsia;

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API-based revenues are the bulk of DigiAsia’s revenues currently, and while contracts are long term in nature, termination of such contract could impact DigiAsia’s business;

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DigiAsia is subject to various risks relating to the availability of capital for its working capital lending offerings through KreditPro, as well as risk of losses for its lending partners relating to its working capital offerings through their balance sheet exposure;

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Because DigiAsia relies on third parties to provide white-labeled or co-branded services and to manage API platforms, DigiAsia and PubCo could be adversely impacted if such third parties fail to fulfill their obligations or if DigiAsia’s arrangements with such third parties are terminated and suitable replacements cannot be found on commercially reasonable terms or at all;

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DigiAsia depends on counterparty financial institutions and payment service providers to support its operations. If one or more of DigiAsia’s counterparty financial institutions or payment service providers default on their financial or performance obligations to DigiAsia, change their business strategy or requirements, become subject to regulatory action, or fail, DigiAsia’s and PubCo’s results of operations and financial condition may be adversely affected;

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DigiAsia and PubCo may fail to attract, motivate and retain key members of their management team or other experienced and capable employees;

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DigiAsia and PubCo will require additional capital but may not be able to obtain such capital on favorable terms or at all;

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DigiAsia has limited business insurance coverage;

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The fintech market in Asia is developing, and the expansion of DigiAsia’s business depends on the continued growth of the various segments of the fintech industry, as well as increased availability, quality and usage of mobile devices and the Internet in Asia;

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DigiAsia participates in extremely competitive and continuously evolving markets;

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A significant change, material slowdown or complete disruption in international migration patterns could adversely affect DigiAsia’s B2B remittance business;

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DigiAsia conducts money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain United States Office of Foreign Assets Control restrictions;

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DigiAsia’s solutions and services may not function as intended due to errors in DigiAsia’s or DigiAsia’s third-party providers’ software, hardware, systems, product defects, or due to security breaches or human error in administering these systems, which could materially and adversely affect DigiAsia’s business;

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DigiAsia’s operations are dependent on its in-house developed and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of DigiAsia’s products or services could result in harm to DigiAsia’s business;

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DigiAsia is subject to risks related to data privacy and data security;

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Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase DigiAsia’s loss rate and harm its business, and could severely diminish merchant, partner and user confidence in and use of DigiAsia’s services;

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DigiAsia’s risk management system may not be adequate or effective in all respects;

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DigiAsia may not be successful in managing rapid change and significant growth in its business;

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As a player in the fintech industry in Indonesia, DigiAsia is subject to extensive government regulations and oversight, that governs money, banking, credit and lending businesses, particularly delivered over a technology platform;

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DigiAsia may fail to obtain, maintain or renew requisite licenses and approvals;

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Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect DigiAsia;

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DigiAsia is subject to anti-money laundering laws and regulations;

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DigiAsia is subject to geopolitical risks;

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited;

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DigiAsia is a holding company and does not have any material assets other than its interests in its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures, and any change in DigiAsia’s ability to repatriate dividends or other payments from its majority-owned entities, controlled entities and corporate joint ventures, could materially adversely affect DigiAsia;

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While DigiAsia has effective control over all of its operating entities in Indonesia, it does not currently have beneficial ownership interest in the equity shares of those operating entities;

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StoneBridge shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management of PubCo;

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The Sponsor and StoneBridge’s officers and directors have conflicts of interest that may influence or may have influenced their support or approval of the Business Combination;

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There is substantial doubt about StoneBridge’s ability to continue as a going concern; and

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StoneBridge may not be successful in securing the Transaction Financing and/or equity line of credit.

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If StoneBridge is deemed to be an investment company for purposes of the Investment Company Act, StoneBridge would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, it may abandon its efforts to consummate a Business Combination and liquidate.

SELECTED HISTORICAL FINANCIAL DATA OF STONEBRIDGE
The following tables set forth selected historical financial information of StoneBridge included elsewhere in this proxy statement/prospectus, derived from StoneBridge’s:
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unaudited condensed financial statements as of June 30, 2023, and for the three and six months ended June 30, 2023 and 2022; and

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audited financial statements as of December 31, 2022 and December 31, 2021, and for the year ended December 31, 2022 and the period from February 2, 2021 (inception) to December 31, 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “StoneBridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. StoneBridge’s financial statements are prepared and presented in accordance with U.S. GAAP. StoneBridge’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	For the six months ended June 30, 2023 (unaudited)	For the year ended December 31, 2022 (audited)	For the period from February 2, 2021 (Inception) through December 31, 2021 (audited)
Statement of Operations Data:
Loss from operations	$(854,907)	$(1,368,675)	$(618,777)
Other income	$1,281,321	$11,374,920	$9,247,535
Net income	$426,414	$10,006,245	$8,628,758
Weighted average shares outstanding of Class A ordinary shares	4,888,616	20,000,000	9,879,518
Basic and diluted net income per share, Class A ordinary shares	$0.18	$0.43	$0.58
Weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000	5,000,000
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.09)	$0.28	$0.58
	As of June 30, 2023 (unaudited)	As of December 31, 2022 (audited)
Balance Sheet Data:
Total current assets	$96,189	$268,367
Investments held in Trust Account	$32,821,231	$205,927,087
Total assets	$32,917,420	$206,195,454
Total current liabilities	$3,387,912	$1,806,469
Derivative warrant liabilities	$540,000	$540,000
Deferred underwriting fee payable	$9,000,000	$9,000,000
Total liabilities	$12,927,912	$11,346,469
Class A ordinary shares subject to possible redemption, $0.0001 par value, 3,011,425 shares at redemption value of $10.90 at June 30, 2023, and 20,000,000 shares at redemption value of $10.30 per share at December 31, 2022, respectively	$32,821,231	$205,927,087
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—

	As of June 30, 2023 (unaudited)	As of December 31, 2022 (audited)
Class A ordinary shares; $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 3,011,425 and 20,000,000 shares subject to possible redemption at June 30, 2023 and December 31, 2022 respectively)	—	—
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	$500	$500
Additional paid-in capital	—	—
Accumulated deficit	$(12,832,223)	$(11,078,602)
Total shareholders’ deficit	$(12,831,723)	$(11,078,102)
Total liabilities, redeemable ordinary shares and shareholders’ deficit	$32,917,420	$206,195,454

	For the six months ended June 30, 2023 (unaudited)	For the year ended December 31, 2022 (audited)	For the period from February 2, 2021 (Inception) through December 31, 2021 (audited)
Cash Flow Data:
Net Cash provided by (used in) operating activities	$878,630	$(577,178)	$(776,666)
Net cash provided by (used in) investing activities	$174,385,891	$(1,000,000)	$(202,000,000)
Net cash provided by (used in) financing activities	$(175,285,891)	$1,000,000	$203,447,188

SELECTED HISTORICAL FINANCIAL DATA OF DIGIASIA
The following tables set forth DigiAsia’s selected historical financial information derived from DigiAsia’s audited consolidated financial statements as of, and for the years ended, December 31, 2022 and 2021.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “DigiAsia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and DigiAsia’s audited consolidated financial statements as of, and for the years ended, December 31, 2022 and 2021, and notes thereto, included elsewhere in this proxy statement/prospectus. DigiAsia’s audited consolidated financial statements as of, and for the years ended, December 31, 2022 and 2021, are prepared and presented in accordance with U.S. GAAP. DigiAsia’s historical results are not necessarily indicative of future results.
	For the year ended December 31,
	2022	2021
	(audited)
Statement of Operations Data:
Revenue	$42,451,599	$30,726,768
Cost of revenue	$(2,607,387)	$(2,532,613)
Gross profit	$39,844,212	$28,194,155
Total operating expenses	$(46,828,022)	$(44,450,191)
Loss from operations	$(6,983,810)	$(16,256,036)
Net loss	$(7,912,296)	$(16,539,039)
Loss attributable to non-controlling interest	$(3,671,104)	$(9,951,590)
Loss attributable to DigiAsia Bios Pte. Ltd.	$(4,241,192)	$(6,587,449)
Loss per share attributable to DigiAsia Bios Pte. Ltd.
Basic and diluted	$(377.67)	$(586.59)
Weighted average shares outstanding Basic and diluted	11,230	11,230
	As of December 31,
	2022	2021
	(audited)
Balance Sheet Data:
Total current assets	$5,441,701	$9,997,991
Total assets	$31,052,072	$26,495,515
Total current liabilities	$7,682,641	$10,394,870
Total liabilities	$13,110,199	$11,257,258
Series A preferred stock, no par value, no authorized shares, 1,404 shares issued and outstanding shares	$25,004,125	$25,004,125
Common stock, no par value; no authorized shares; 11,230 shares issued or outstanding	39,483,703	39,483,703
Additional paid-in capital	19,714,571	8,618,936
Accumulated deficit	$(25,834,735)	$(21,593,544)
Total stockholders’ equity	17,941,873	15,238,257
Total liabilities and stockholders’ equity	31,052,072	26,495,515
	For the year ended December 31,
	2022	2021
	(audited)
Cash Flow Data:
Net Cash used in operating activities	$(1,619,061)	$(17,945,064)
Net cash used in investing activities	$(11,838,757)	$(54,509)
Net cash provided by financing activities	$13,944,359	$18,891,194

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of June 30, 2023 and the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2023 and for the year ended December 31, 2022, included in “Unaudited Pro Forma Condensed Combined Financial Information.”
The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with:
•
the audited consolidated financial statements of DigiAsia as of, and for the years ended December 31, 2023 and 2022, included elsewhere in this proxy statement/prospectus;

•
the unaudited interim financial information of DigiAsia for the three months ended March 31, 2023 set forth in Appendix 1 of this proxy statement/prospectus;

•
the audited financial statements of StoneBridge as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from February 2, 2021 (inception) to December 31, 2021, included elsewhere in this proxy statement/prospectus; and

•
the unaudited financial statements of StoneBridge as of, and for the three and six months ended June 30, 2023, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2023, combines the historical unaudited balance sheet of Stonebridge as of June 30, 2023, with the unaudited interim consolidated balance sheet of DigiAsia as of March 31, 2023, on a pro forma basis as if the Business Combination had been consummated on June 30, 2023.
The unaudited pro forma combined statement of operations for the three months ended June 30, 2023 combines the historical unaudited statements of operations of StoneBridge for the three months ended June 30, 2023 and the unaudited interim consolidated statement of operations of DigiAsia for the three months ended March 31, 2023, on a pro forma basis as if the Business Combination had been consummated on April 1, 2023, the beginning of the earliest period presented. Further, the unaudited pro forma combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of StoneBridge for the year ended December 31, 2022 and the historical audited consolidated statement of operations of DigiAsia for the year ended December 31, 2022, on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
Readers should note that the unaudited interim financial information of DigiAsia for the three months ended March 31, 2023 set forth in Appendix 1 of this proxy statement/prospectus, from which certain of the information in the unaudited condensed combined pro forma financial information is derived, was prepared solely for purposes of providing the required pro forma financial information and does not constitute full interim financial statements. In particular, such interim financial information does not include financial information and/or statements for the comparative three months ended March 31, 2022.
The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, StoneBridge will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of DigiAsia with the Business Combination treated as the equivalent of DigiAsia issuing shares for the net assets of StoneBridge, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of DigiAsia in future reports of PubCo.
The unaudited pro forma combined financial information has been prepared assuming three redemption scenarios after giving effect to the Business Combination, as follows:

•
Assuming No Further Redemptions:   This presentation assumes that no public StoneBridge shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•
Assuming 50% Redemptions:   This presentation assumes that public StoneBridge shareholders holding 1,505,713 of the public shares exercise their redemption rights for their pro rata share of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $16.4 million using a per share redemption price of $10.90 per share.

•
Assuming Maximum Redemptions:   This presentation assumes that public StoneBridge shareholders holding 3,011,425 of the public shares exercise their redemption rights for their pro rata share of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $32.8 million using a per share redemption price of $10.90 per share.

The Business Combination Agreement includes the Minimum Cash Condition, which requires the aggregate cash available to StoneBridge at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any StoneBridge Class A Ordinary Shares in connection with the vote on the Business Combination but prior to the payment of the Outstanding StoneBridge Expenses and Outstanding DigiAsia Expenses) to equal or exceed $20.0 million. Further, StoneBridge cannot redeem public shares in an amount that would cause StoneBridge’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement. The 50% Redemption Scenario and the Maximum Redemption Scenario assume the satisfaction of the Minimum Cash Condition, without giving effect to any shares that may be issued in connection with the Transaction Financing.
The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The unaudited pro forma combined financial information does not purport to project the future operating results or financial position of PubCo following the completion of the Business Combination.
The following summarizes the pro forma PubCo Ordinary Shares issued and outstanding immediately after the Business Combination, presented under the three assumed redemption scenarios and the assumption that the Transaction Financing is successful, such that a minimum of $20.0 million of the Transaction Financing amount is funded at the Closing. The table below does not include (A) any PubCo Ordinary Shares that may be issued in connection with the Transaction Financing, and (B) is exclusive of (i) 10,000,000 PubCo Ordinary Shares that underly StoneBridge’s public warrants, (ii) 8,000,000 PubCo Ordinary Shares that underly StoneBridge’s private placement warrants, and (iii) 5,000,001 Earnout Shares (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:
	Assuming No Further Redemptions		Share Ownership in PubCo Assuming 50% Redemptions		Assuming Maximum Redemptions
Existing DigiAsia shareholders	50,000,000	(84.66)%	50,000,000	(86.87)%	50,000,000	(89.21)%
StoneBridge public shareholders	3,011,425	(5.10)%	1,505,713	(2.62)%	—	(0.00)%
Sponsor and its affiliates	5,000,000	(8.47)%	5,000,000	(8.69)%	5,000,000	(8.92)%
Issuance of shares against transaction cost	1,050,000	(1.78)%	1,050,000	(1.82)%	1,050,000	(1.87)%
Total	59,061,425	(100.00)%	57,555,713	(100.00)%	56,050,000	(100)%
The following table presents pro forma Voting Power and Implied Ownership of PubCo inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the Voting Power and Implied Ownership of PubCo immediately following the consummation of the Business Combination is as follows:

	Share Ownership in PubCo
	No Redemption	Voting Power and Implied Ownership	50% Redemption	Voting Power and Implied Ownership	100% Redemption	Voting Power and Implied Ownership
Existing DigiAsia Shareholders	50,000,000	60.9%	50,000,000	62.1%	50,000,000	63.3%
StoneBridge Public Shareholders	13,011,425	15.9%	11,505,713	14.3%	10,000,000	12.7%
Sponsor and its Affiliates	12,000,000	14.6%	12,000,000	14.9%	12,000,000	15.2%
Cantor Fitzgerald & Co.	1,000,000	1.2%	1,000,000	1.2%	1,000,000	1.3%
Issuance of share against transaction costs	1,050,000	1.3%	1,050,000	1.3%	1,050,000	1.3%
Earnout Shares	5,000,001	6.1%	5,000,001	6.2%	5,000,001	6.3%
	82,061,426	100%	80,555,714	100%	79,050,001	100%
	Historical		Pro forma
	StoneBridge	DigiAsia	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Statement of Operations Data — For the three months ended June 30, 2023
Revenue	$—	$15,899,844	$15,899,844	$15,899,844	$15,899,844
Loss/(income) from operations	$(431,762)	$815,182	$383,420	$383,420	$383,420
Net income/(loss)	$1,032,815	$483,134	$1,131,909	$1,131,909	$1,131,909
Basic and diluted earnings (loss) per share	$0.14	$(216.32)	$0.02	$0.02	$0.02
Book value	$(1.60)	$1,842	$0.68	$0.42	$0.21
	Historical		Pro forma
	StoneBridge	DigiAsia	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Statement of Operations Data — For the year ended December 31, 2022
Revenue	$—	$42,451,599	$42,451,599	$42,451,599	$42,451,599
Loss/(income) from operations	$(1,368,675)	$(6,983,810)	$(8,352,485)	$(8,352,485)	$(8,352,485)
Net income/(loss)	$10,006,245	$(7,912,296)	$(826,836)	$(826,836)	$(826,836)
Basic and diluted earnings (loss) per share	$0.43	$(377.67)	$(0.01)	$(0.01)	$(0.01)
Book value	$(0.44)	$1,420	$0.57	$0.32	$0.11
	Historical		Pro forma
	StoneBridge	DigiAsia	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Balance Sheet Data — As of June 30, 2023
Total current assets	$96,189	$14,726,625	$33,209,045	$17,194,538	$14,822,814
Total assets	$32,917,420	$41,163,833	$59,646,253	$43,631,746	$41,260,022
Total current liabilities	$3,387,912	$17,188,736	$18,326,648	$18,326,648	$28,261,648
Total liabilities	$12,927,912	$17,892,042	$19,569,954	$19,569,954	$29,504,954
Total (Deficit) Equity	$(12,831,723)	$23,271,791	$40,076,299	$24,061,792	$11,755,068

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes statements that express StoneBridge’s and DigiAsia’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” or “will” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding StoneBridge’s and DigiAsia’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which DigiAsia operates as well as any information concerning possible or assumed future results of operations of PubCo after the consummation of the Business Combination. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting StoneBridge, DigiAsia and PubCo. Factors that may impact such forward-looking statements include:
•
developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains that might evade existing control measures and lead to the worsening or extension of adverse economic or movement control measures;

•
DigiAsia’s ability to grow market share in its existing markets or any new markets it may enter;

•
DigiAsia’s ability to execute its growth strategy, manage growth and maintain its corporate culture as it grows;

•
the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which DigiAsia operates;

•
political instability in the jurisdictions in which DigiAsia operates;

•
anticipated technology trends and developments and DigiAsia’s ability to address those trends and developments with its products and offerings;

•
the ability to protect information technology systems and platforms against security breaches or otherwise protect confidential information or platform users’ personally identifiable information;

•
the risk that the Business Combination disrupts current plans and operations of DigiAsia as a result of the announcement and consummation of the Business Combination;

•
man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect DigiAsia’s business or assets;

•
the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•
PubCo’s ability to raise financing in the future;

•
exchange rate fluctuations;

•
legal, regulatory and other proceedings;

•
changes in interest rates or rates of inflation;

•
tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where DigiAsia operates;

•
the number and percentage of StoneBridge shareholders voting against the proposals at the Extraordinary General Meeting and/or seeking redemption;

•
StoneBridge’s ability to successfully secure the Transaction Financing and/or equity line of credit;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
PubCo’s ability to initially list, and once listed, maintain the listing of its securities on Nasdaq following the Business Combination; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on StoneBridge’s and DigiAsia’s current expectations and beliefs concerning future developments and their potential effects on the Business Combination and PubCo. There can be no assurance that future developments affecting StoneBridge, DigiAsia and/or PubCo will be those that StoneBridge or DigiAsia has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either StoneBridge’s or DigiAsia’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. StoneBridge, DigiAsia and PubCo do not and will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before a shareholder grants its proxy, instructs how its vote should be cast or votes on the any of the proposals to be presented at the Extraordinary General Meeting, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect StoneBridge, DigiAsia and/or PubCo.

RISK FACTORS
You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial information and annexes attached hereto, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of DigiAsia and will also apply to the business and operations of PubCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo’s securities following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by StoneBridge and DigiAsia, which later may prove to be incorrect or incomplete. StoneBridge, DigiAsia and PubCo may face additional risks and uncertainties that are not presently known to such entities, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on such entities.
Risks Related to DigiAsia
Unless the context otherwise requires, all references in this subsection to the “Company,” “DigiAsia,” “DigiAsia Group,” “we,” “us” or “our” refer to the business of DigiAsia and its consolidated majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures prior to the consummation of the Business Combination, which will be the business of PubCo and its consolidated subsidiaries, majority-owned entities, controlled entities and corporate joint ventures following the consummation of the Business Combination.
Risks Related to DigiAsia’s Business and Operations
We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results.
We have a limited operating history upon which to evaluate the viability and sustainability of our businesses. Our history of operating each of our businesses together is relatively short. PT DAB was incorporated in November 2017 and launched B2B consumer wallet in 2018. Since then, we have been continually introducing new solutions and offerings, and made strategic investments in Bank Index and MatchMove in 2022 to augment offerings. As these businesses are expanding rapidly, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early-stage companies operating in fast-evolving, high-tech industries in emerging markets. Some of these risks and uncertainties relate to our ability to:
•
retain existing partners, merchants and customers, attract new partners, merchants and customers, and increase their engagement and monetization;

•
maintain growth rates across our platforms in multiple markets;

•
maintain and expand our network of domestic, regional and global industry value chain partners;

•
maintain and expand our distribution network of merchants, wholesalers and distributors;

•
maintain and manage our merchant API interface network;

•
upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services;

•
anticipate and adapt to changing partner, merchant and customer preferences;

•
successfully close strategic or inorganic investments, acquisitions or mergers with synergistic and related parties;

•
increase awareness of our brand;

•
adapt to competitive market conditions;

•
maintain adequate control of our expenses; and

•
attract and retain qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.
We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability in the future.
We have incurred significant net losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. For the years ended December 31, 2022 and 2021, our total net losses were $7.9 million and $16.5 million, respectively, and our losses attributable to DigiAsia Bios Pte. Ltd. were $4.2 million and $6.6 million, respectively. As of December 31, 2022, we had an accumulated deficit of $25.8 million. Substantially all of our net losses have resulted from costs incurred in connection with expanding and maintaining our merchant distribution base and from general and administrative costs associated with our operations. We intend to continue to make significant capital and marketing investments in our business to support and drive growth, which could incur significant and increasing operating losses for the foreseeable future. Our initiatives, including increased spending on new and existing products, services and offerings, may not result in increased revenue or growth on a timely basis or at all. If we are unable to generate adequate revenue growth and manage our expenses, our results of operations and operating metrics may fluctuate and we may continue to incur significant losses. Even if we become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.
The loss of operating revenues as a result of our exclusive partnership with Mastercard, significant key partners, API management platforms or large marquee B2B partners and customers, could adversely affect our business.
Currently, over 85% of our revenues and transactions are provided through open access APIs, which are routed via an integration platform that is in turn connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain. The API revenues from one major customer, PT Aviana Sinar Abadi (“Aviana”), accounted for approximately 87% and 92% of our total revenue for the years ended December 31, 2022 and 2021, respectively. We are currently party to a 10-year technology cooperation agreement with Aviana, which expires on June 2, 2030, having commenced on June 2, 2020. Pursuant to the agreement, we supply an API technology to Aviana for a more secure, faster, and efficient way in connecting the buyer and seller of airtime through modern application programming interface, including transaction wallet used in the Aviana’s own technology platform for airtime, and provides technical support. Aviana distributes fees from the aggregators to us with operation fees per API call. Under the agreement, any and all intellectual property rights developed and created by us in relation to the agreement remain our property and Aviana retains all right, title and interest in and to any and all data shared to us for the purpose of the agreement. The agreement may be terminated (i) by mutual agreement or (ii) by either party in the event of Aviana’s bankruptcy, insolvency or liquidation. If there is a sudden closure of the platform for any reason and we are unable to set up a competing platform contract with another party, this can have an impact on our business revenues. While we expect to maintain our existing relationship with Aviana, the loss of, or any reduction in revenue from, Aviana or deterioration in their ability to pay four our service could harm our business and financial results. Our dependence on Aviana also exposes us to risks related to severe financial hardship or bankruptcy or other attrition of Aviana.
Going forward, a significant portion of our future operating revenues could be derived from our strategic relationship with Mastercard that includes pre-paid card issuance and remittance. We expect that as our relationship with Mastercard deepens with newer offerings in the pipeline, it could have a significant impact on our operating revenues in future periods. Mastercard could charge us additional commercial fees for services using the Mastercard network. Accordingly, the loss of Mastercard’s customers or any significant decrease in the spending levels of consumers and ability or willingness of consumers to purchase our products and solutions through Mastercard, as well as loss of our other partners, merchants and large companies, for any reason, would have a material adverse effect on our business and results of operations. In addition, any publicity associated with the loss of any of our large clients, significant partners or other major consumers could harm our reputation, making it more difficult to attract and retain consumers, partners and other retail distributors, and could lessen our negotiating power with our remaining and prospective retail merchants, B2B customers or partners, third-party processors and consumers. Mastercard could potentially partner with other fintech players in our space and this may have an adverse impact on the relevant part of our business.
The terms of our current agreement with Mastercard (which governs our e-money pre-paid cards, BaaS, “Mastercard Send,” and “Mastercard Pay by Account” programs) expires on January 31, 2028, unless renewed under its automatic renewal provision, which provides for a 5-year extension. Our contracts with Mastercard and our other large clients, particularly those having a chain of operations, can in limited circumstances, such as our material breach or insolvency, our failure to meet agreed-upon service levels, certain changes in control, and our inability or unwillingness to agree to requested pricing changes, be terminated by these clients on relatively short notice. Our business partnership with Mastercard is strengthened by Mastercard’s role as a significant investor in our company, having led our Series B investment of $25.0 million in 2020. However, if Mastercard were to sell their stake in our company, and terminate the strategic partnership, this could potentially have a material adverse impact on business, operations and financial performance.
Our success depends on our ability to develop products and services to address the rapidly evolving markets that we serve, and if we are unable to implement successful enhancements and new features for our solutions, products and services, we could lose customers or have trouble attracting new customers, and our ability to grow may be limited.
The markets for our products and services are characterized by constant and rapid technological changes, frequent introduction of new products and services, and increasing customer expectations. Our ability to enhance our current products and services and to develop and introduce innovative products and services will significantly affect our future success. We may not be successful in developing, marketing or selling new products and services that meet these demands or achieve market acceptance. We must anticipate and respond to these changes in order to remain competitive within our relevant markets. For example, our ability to provide innovative technology to our customers could have an impact on our pricing and the continued use of our platform, and new services and technologies that we develop may be impacted by industry-wide solutions and standards related to safety and security technologies and various regulatory requirements.
If we are unable to anticipate or respond to technological or regulatory changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially and adversely affected. In addition, the success of certain of our products and services relies, in part, on marketplaces and other third parties offering or allowing the use of our products and services by their customers. If we are unsuccessful in offering products or services that gain market acceptance and compete effectively, or if marketplaces cease to offer or allow our products and services to their merchants or refuse to pay their merchants through our products and services, it would likely have a material adverse effect on our ability to retain existing customers, attract new ones and grow profitably.
Our future revenue growth depends on our ability to retain existing customers, attract new customers, and increase sales to both new and existing customers.
While our rate of revenue growth has been increasing since inception, it may slow or decline in the future for a variety of reasons, including as a result of the risks described herein. Our B2B2C and business-to-business-to-merchant (“B2B2M”) partners have no obligation to continue to use our services, and we cannot assure you that they will. Partners who provide us platforms, such as API platforms or switch platforms, may also cease to work with us. The difficulty and costs associated with switching to a competitor may not be significant for many of the services we offer. Our customers’ payment processing activity with us may decrease for a variety of reasons, including customers’ level of satisfaction with our products and services, our pricing and the pricing and quality of competing products or services, the effects of global economic conditions or reductions in the level of buyers transacting with our customers.
Supply chain payments, captured through API call charges and API charges for bill payments, telecommunication and fast-moving consumer goods value chains provide a substantial portion of our revenues. If these supply chains or our contracts with the distribution partners are impacted, this can have an adverse impact on our revenues. Additionally, if banks or funding institutions do not lend or reduce lending to the supply chains in these sectors, this can have a material impact on our business and growth. Any change in taxation or accounting rules to the distribution value chains and sectors we work with will also have a potential impact on our revenue and growth.
In addition, the growth of our business depends in part on existing customers expanding their use of our products and services and our ability to cross-sell and up-sell, particularly since we are one of the few players in Indonesia offering the entire gamut or range of fintech services. If we are unable to encourage customers to broaden their use of our products and services, our growth may slow or stop, and our business may be materially and adversely affected. The growth of our business also depends on our ability to attract new customers, to encourage larger customers to use our solutions and services, and to introduce successful new solutions and services. We have invested and will continue to invest in improving our platform in order to offer better or new features, products and services. We cannot assure you that such better or newer features, products and services will be successful. If the features, products and services are not successful, our growth may slow or decline.
If we are unable to renew our marketplace and enterprise customer contracts or to adjust certain contract components at favorable terms or if we lose a significant enterprise or marketplace customer, or if our API merchant integration platform were to prevent our customers or signed-up merchants from using any of our services from such platform, our results of operations and financial condition may be adversely affected.
To the extent we renew our existing marketplace and enterprise customer contracts, or are required to adjust certain terms or components in existing contracts, such renewals or adjustments may be on less favorable terms than our existing contracts, which may result in a decline in revenue and results of operations. The variability of our arrangements with customers, and the different components of such arrangements, can impact revenue, profitability, and earnings. Our growth to date has also been partially driven by the growth of our customers’ businesses. There has been a slowdown in global fintech funding from investors, which could result in some of our customers not being able to raise further rounds of funding, and thus slowing down or, in extreme cases, ceasing their operations. In addition, we may lose end customer or merchant accounts if the partner customer exits the market or moves in-house to the partner’s own technology or license or to that of a competitor. We may also close accounts due to, among other reasons, business targets from the partner account (either principal or its distributor) not being met. The occurrence of any or a combination of any of the foregoing could have an adverse effect on our results of operations.
In addition, we experience customer attrition from time to time as a result of several other factors. We cannot predict the level of our customer attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material adverse effect on our business, financial condition and results of operations.
A number of our large customers, particularly public sector companies, are on introductory terms for the first 12 or 24 months following their go live dates. If, at the end of the introductory period, we are unable to increase our commercial rates or cannot immediately start charging certain fees, this could impact our net profitability levels, as these increases in fees directly flow to our pre-tax profitability.
While our offerings are mostly white labelled, we have established a strong brand and leadership position in the B2B fintech market with a trusted brand positioning, and failure to maintain and protect our position and brand or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.
Most of our fintech offerings are white labelled or co-branded, particularly in the merchant payment, e-money, payments and remittance verticals, where we have key partners with whom we collaborate to offer various solutions and financial products. Similarly, our BaaS offering is co-branded. We believe we have established a leadership position in the B2B fintech market with end-to-end offerings and a trusted brand among large corporations and government enterprises. Our growth projections are predicated on the idea that partners, merchants and customers will trust us and find value in building and growing their businesses with our offerings and solutions. Maintaining, protecting, promoting and enhancing our brand and trust are critical to expanding our base of partners, merchants and customers, as well as increasing engagement with our offerings and solutions. We believe that our capabilities and ability to offer comprehensive, secure, and compliant products, offerings and solutions, will continue to help us in building our brand and market leadership position, and is critical to achieving widespread acceptance of our products and services. We believe that our ability to continue this strategy will enable us to not only strengthen our position as a regional fintech leader, but also spread the awareness of financial inclusion and options available.
However, in the future, we may introduce, or make changes to, features, products, services, privacy practices, or terms of service that B2B customers or merchants do not like, which may materially and adversely affect our brand. We rely on relationships with marketplaces and enterprises to obtain and maintain partners and customers. Our ability to acquire new customers and partners could be materially harmed if we are unable to enter into or maintain these relationships on terms that are commercially reasonable to us. Currently, we bring on new partners and customers through a combination of direct approaches by our management and sales teams, potential partners approaching us, referrals from existing customers, and referrals from relevant government bodies and regulators. Any change to this approach to generate a sales ‘funnel’ could materially affect our growth plans. Further, our brand promotion activities may not generate adequate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in such effort, our business could be materially and adversely affected.
Harm to our brand can also arise from failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information, compliance failures and claims, litigation and other claims, and misconduct by our partners or other counterparties. While we have not been the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services, we cannot assure you that we will not become a target for such statements in the future. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services.
If we fail to offer high-quality customer support, our business and reputation will suffer.
Many of our customers and partners depend on our customer support team to assist them in the services and solutions that we offer, help them resolve issues quickly, and provide ongoing support. Our direct, ongoing interactions with our customers and partners help us tailor offerings to them at scale and in the context of their usage. Our customer support team also helps increase awareness and usage of our platform while helping customers address inquiries and issues. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers, partners and merchants from adopting our platform. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. Increased demand for customer support, without corresponding net revenue, could increase costs and adversely affect our business, results of operations, and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from customers. Any failure to maintain high quality customer support, or a market perception that we do not maintain high quality customer support, could erode customer trust and adversely affect our reputation, business, results of operations, and financial condition.
In addition, as we continue to grow our operations, expand into overseas markets and reach a larger and increasingly global customer and partner base, we need to be able to provide efficient customer support that meets the needs of customers on our platform globally and at scale. The number of customers, partners, merchants and end-users using our platform, the products, solutions and services we offer, and usage of our platform by customers have all grown significantly and this has put additional pressure on our support organization. If we are unable to provide efficient customer support globally and at scale, our ability to grow our operations may be adversely affected and we may need to hire additional support personnel, potentially adversely affecting our results of operations.

We are subject to various risks relating to the availability of capital for our working capital or lending offerings through KreditPro.
Our working capital products offerings are funded entirely by our financial institution partners with no recourse to us. Maintaining and growing our working capital products is dependent on our institutional partners continuing to provide the financing for the working capital products we offer at interest rates and terms that will allow us to profitably offer these products. If such third-party partners fail to provide financing or change the terms of such financing in a way that is disadvantageous to us, we would need to reduce the scale or even discontinue our working capital product offerings. This could have a direct impact on our ability to grow this portion of our business. Additionally, in any financing for our working capital products and offerings, if the merchant utilizing the working capital loans were to be in breach of certain representations and warranties or servicing covenants, we could lose that customer and the fees we generate from the working capital lending offerings. While we do not participate as a lender currently, in some cases, some of the working capital lenders may expect us or our partners to co-lend a portion of the loan, and this might introduce balance sheet risk to us in the future.
The working capital products provided through our platform are generally in the form of unsecured loans, which are purchases of receivables expected to be received by a customer in the future. They are not guaranteed or secured, and adverse changes in macroeconomic conditions or performance of our customers’ businesses could cause some of our customers who utilize our working capital products to cease operating or to experience a decline in their payment receipts, thereby rendering the receivables lower than the amount advanced or causing the repayment period to be extended beyond the original settlement term. With a merchant capital advance, the speed of settlement determines our effective yield, so any extension of settlement periods would be expected to reduce the effective yield we receive on such product.
In addition, adverse changes in macroeconomic conditions could lead to a decrease in the number of our customers who are eligible for our working capital products and strain our ability to correctly identify such customers or manage the risk of non-settlement or fraud on such products. Further, we score the credit availing merchants within the parameters provided by our financial institution partners and if we fail to correctly score the merchants using the working capital products or correctly price our fees to customers utilizing our working capital products, our ability to collect customer payments may be inhibited and our business may be materially and adversely affected.
Most lending products are subject to various regulatory scrutiny in most jurisdictions, but there has been, and may continue to be, regulatory interest in or litigation challenging working capital loans. If the regulatory interest in or litigation challenging working capital products increases, including if additional licensing is required for us to continue to offer working capital products through our platform, and we are not able to comply with any such additional requirements, or if the terms upon which we are able to offer the lending products are required to be changed in order to comply with any requirements imposed by a regulatory body, we may need to pursue an alternative model for providing our working capital products, all of which may be time-consuming and costly and lead to a loss of financing from institutional third parties.
If bad debts on loans through our P2P lending platform increase, the third party financial institutions on our platform could stop lending through our platform. A material increase in bad debt could also increase the cost of credit insurance on the loans through our platform. If the applicable regulator deems our platform bad debt rates to be too high, it could have an impact on our license. We cannot assure you that any of the foregoing events will not happen in the future.
We intend to continue to explore other products, models and structures for our working capital products. Some of those models or structures may require additional data, procedures, partnerships, licenses or capabilities that we have not yet obtained or developed. Licenses that may be required in connection with our working capital products could subject us to reporting requirements and inspection by applicable regulatory agencies from time to time. Should we fail to expand and evolve our working capital products, or should these new products, models or structures, or new regulations or interpretations of existing regulations, impose requirements on us that are impractical or that we cannot satisfy, the future growth and success of our working capital products may be materially and adversely affected.

Because we rely on third parties to provide white-labeled or co-branded services, and to manage API platforms, we could be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.
We depend on our relationships with a number of third-party financial institutions and payment processors for various services for processing and clearing transactions across verticals and to manage our API platform. In the event our agreement with a third-party financial institution or non-financial institution is terminated, or if upon its expiration we are unable to renew the contract on terms favorable to us, or at all, it may be difficult for us to replace these services which may adversely affect our operations and profitability. Some of these organizations and third-party service providers provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.
Furthermore, we are also dependent on third-party service providers and vendors for certain products and services, including components of our computer systems, software, data centers, risk tools and telecommunications networks, to conduct our business. A key partner routes our API calls to merchants in the supply chain, and API calls currently constitute over 85% of our revenues. Any changes in these systems that degrade the functionality of our products and services, impose additional costs or requirements or give preferential treatment to competitors’ services, including their own services, could materially and adversely affect usage of our products and services.
Our systems and operations or those of our third-party service providers and software providers could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism, sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant service providers or they may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our third-party service providers to perform their obligations and provide the products and services we obtain from them in a timely manner could adversely affect our operations and profitability due to, among other consequences, loss of revenues, loss of customer data (including personally identifiable information), fines imposed by payment networks, harm to our business or reputation resulting from negative publicity, exposure to fraud losses or other liabilities, additional operating and development costs, or diversion of management, technical and other resources.
Further, there can be no assurance that we will be able to continue our relationships with our significant BaaS, FaaS, payment, remittance or lending partners, large clients, third-party processors or consumers on the same or more favorable terms in future periods or that our relationships will continue beyond the terms of our existing contracts with them. Our operating revenues and results of operations could suffer if, among other things, any of such partners, clients, processors or consumers, renegotiates, terminates or fails to renew its agreement with us or otherwise chooses to modify the level of support it provides for our products.
We depend on counterparty financial institutions and payment service providers to support our operations. If one or more of our counterparty financial institutions or payment service providers default on their financial or performance obligations to us, change their business strategy or requirements, become subject to regulatory action, or fail, our results of operations and financial condition may be adversely affected and we may incur significant losses.
We have significant amounts of cash and cash equivalents, receivables and other current assets outstanding, and other investments on deposit or in accounts with banks or other financial institutions in Indonesia. We regularly monitor our exposure to counterparty credit risk, and actively manage this exposure to mitigate the associated risk. Despite these efforts, we may be, and have been, exposed to the risk of default by, or deteriorating operating results or financial condition or failure of, these counterparty financial institutions. The risk of counterparty default, deterioration, or failure may be heightened during economic downturns and periods of uncertainty in the financial markets. If one or more of our counterparties were to become insolvent or file for bankruptcy, our ability to recover losses incurred as a result of default or to access or recover our assets that are deposited, held in accounts with, or otherwise due from, such counterparty may be limited by the counterparty’s liquidity or the applicable laws governing the insolvency or bankruptcy proceedings.

If we fail to engage with new partners, merchants, large customers and consumers or retain our existing partners and consumers, our business and revenue will be harmed.
We need to continually engage with new partners, merchants and consumers and retain existing partners, merchants and consumers in order to grow our business. Our ability to do so depends in large part on the success of our marketing efforts, our ability to enhance our services and the overall operating performance, to cross-sell and up-sell, to keep pace with changes in technology and evolving industry dynamics, and our competitors and to expand our marketing partnerships and network.
We have invested in software and technology in the past, and we expect to continue to spend significant amounts to acquire new partners, merchants and consumers and to keep existing remittance partners, merchants and consumers loyal to our service. Additionally, substantial amount of our expenditure are on sales and marketing efforts to keep and maintain the merchant ecosystem that generates most of the revenues and forms the distribution base from which our B2B products such as remittance, lending, prepaid cards and other products are sold or balances topped up or cash in/out transactions are performed. We cannot assure you that the revenue from partners, merchants and consumers we acquire will ultimately exceed the marketing, technology and development and promotion costs associated with acquiring them. We may not be able to acquire new partners, merchants and consumers in sufficient numbers to continue to grow our business, and we may be required to incur significantly higher expenses in order to acquire new partners, merchants, users and consumers. The level of usage by our existing partners, merchants and consumers may also decline. All or any combination of the foregoing situations would adversely impact our business, revenue generation capability, cost structures and profitability.
We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.
Our future success is significantly dependent upon the continued service of our executives and other key employees, including Alexander Rusli and Prashant Gokarn, our Co-Founders and Co-Chief Executive Officers. If we lose the services of any member of our management or any key personnel, we may not be able to locate a suitable or qualified replacement and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.
To maintain and grow our business, we will need to identify, hire, develop, motivate and retain highly skilled employees. Identifying, recruiting, training, integrating and retaining qualified individuals requires significant time, expense and attention. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. We may also be subject to local hiring restrictions in certain markets, particularly in connection with the hiring of foreign employees, which may affect the flexibility of our management team. If our management team, including any new hires that we make, fails to work together effectively and execute our plans and strategies, or if we are not able to recruit and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects will be harmed.
Competition for highly skilled personnel is intense, particularly in Indonesia, where our existing business operations are located, and other Southeast Asia markets where we intend to commence operations in the future. We may need to invest significant amounts of cash and equity to attract and retain new employees and we may not be able to realize returns on these investments.
Our user metrics and other estimates are subject to inherent challenges in measuring our operating performance.
We regularly review metrics, including, but not limited to, the number of our merchants, partners and transactions, the value of our transactions and the number of borrowers, remittance agents and loans processed, to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations throughout Southeast Asia. For example, we believe that we cannot distinguish individual users who have multiple accounts or share white-label wallets between different partners. Similarly, we cannot necessarily distinguish all merchants who are connected to the API platform being unique if they are connected through different supply chains or wholesaler platforms. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our applications when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such accounts.
Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of our users were to occur, we may expend resources to implement business measures based on flawed metric or data, or fail to take proper actions to remedy an unfavorable trend. If partners or investors do not perceive our user, geographic or other operating metrics to accurately represent our user base, or if we discover material inaccuracies in our user, geographic or other operating metrics, our reputation may be seriously harmed.
The sizes of the markets for our products and services are estimates, and these markets may be smaller than estimated.
The estimates in this proxy statement/prospectus of the annual addressable markets for our products and services are based on a number of third-party estimates. While we believe the assumptions and the data underlying the estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting the assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, the estimates of the annual addressable markets for our product and services may prove to be incorrect.
API-based revenues currently constitute the bulk of our revenues, and while the associated contracts are long term in nature, termination of an associated contract can impact our business, operations and revenue.
A substantial portion of our revenues are provided through open access APIs, which are routed via an integration platform that is in turn connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain. The current contracts for our API-based solutions are long-term via multi-year contracts that provide zero-price increase for clients while allowing us to secure long-term partnerships and stable volumes. A sudden closure of the platform or the termination or non-renewal of an associated contract would adversely affect our business revenues, if we are unable to set up a competing platform contract with another party.
We may need additional capital but may not be able to obtain it on favorable terms or at all.
We may require additional cash capital resources, beyond the proceeds from the Business Combination (including the Transaction Financing and the equity line of credit, if any) in order to fund future growth and the development of our businesses, including expansion of our WaaS, FaaS and BaaS offerings, and any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, governmental regulations over foreign investment and the money transfer and digital financial services industries. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity linked securities could result in significant dilution to our existing shareholders.
We may require a significant amount of pre-funding in each market that we intend to enter, in order to facilitate our real-time offering. Insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers.
To facilitate our growth, in each of the jurisdictions that we intend to operate in, we may need to be pre-funded in U.S. dollars by our B2B partners. The pre-funding amount that we request and its timeframe is determined from our business operations and estimates that are made based on past practices, and hence may not be accurate or sufficient to meet actual needs. If there is insufficient pre-funding, we typically will not complete the business, and the transaction will therefore be delayed. If we are unable to correctly predict our estimates or take measures to cover pre-funding shortage, we may not be able to complete the money transfer or exchange for our customers and as a result, our operations, reputation and business could be adversely affected.
The global COVID-19 pandemic could adversely affect our business, results of operations and financial condition.
The COVID-19 pandemic has had, and continues to have, a significant impact on the global economy and in the markets in which we operate. While vaccines have been introduced, the potential for new variants and subvariants contributes to the continuing worldwide public health concern of the COVID-19 virus. In response to the COVID-19 pandemic, we implemented measures to focus on employee safety and customer support, in addition to mitigating any negative impact on our financial position and operations. We implemented remote working capabilities for our entire company and have since moved to a “flexible first” approach to work, meaning our employees are able to choose whether they work at home, at a co-working space or, depending on where they live, in one of our office locations.
There remains uncertainty about the pace of economic recovery, including uncertainty related to the labor market, inflation, and fiscal and monetary policy responses from governments. Businesses continue to face difficulty in hiring and meeting consumer demand, and certain portions of the global supply chain remain challenged by shortages and delays that first occurred due to the initial COVID-19 outbreak. The bulk of our revenues comes from the supply chain ecosystem, consisting of “warungs” (corner shops in Indonesia), master distributors of large brands within the telecommunication, fast-moving consumer goods, construction and other industry verticals, and disruptions in their supply chains could adversely affect our growth prospects.
Our efforts to mitigate the negative impact of the pandemic on our business may not be effective. It is not possible for us to predict the duration or magnitude of the adverse results of the COVID-19 pandemic on our business, results of operations or financial condition at this time, and to the extent the COVID-19 pandemic adversely affects our business, results of operations and financial condition, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
We have limited business insurance coverage.
Insurance products currently available in Asia are not as extensive as those offered in more developed regions. Consistent with customary industry practice in Asia, our business insurance is limited and we do not carry business interruption insurance to cover our operations. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured damage to our platforms, technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations.
Acquisitions, partnerships, joint ventures, entries into new businesses, and divestitures could disrupt our business, divert management attention and harm our financial condition.
We have in the past engaged in acquisitions and partnerships. In the future, we may engage in similar ventures, including joint ventures, new businesses, mergers and other growth opportunities, especially as we scale our business and offer new products and services. Acquisitions, partnerships or joint ventures and the subsequent integration of new companies or businesses require significant attention from our management to ensure that the corporate action does not disrupt any existing collaborations, or affect our customers’, partners’ and merchants’ opinions and perceptions of our services and customer support. Investments and acquisitions could result in the use of substantial amounts of cash, which would reduce the amount of cash available to us for other purposes, and could also increase leverage, result in potentially dilutive issuances of equity securities, incurrence of debt, goodwill impairment charges, amortization expenses for other intangible assets and exposure to unknown liabilities, including contingent liabilities, of the acquired businesses. The invested or acquired assets or businesses may also not generate the financial results we expect.

Moreover, the costs of identifying and consummating these transactions may be significant. In addition to receiving the necessary corporate governance approvals, we may also need to obtain approvals and licenses from relevant government authorities for the acquisitions to comply with applicable laws and regulations, which could result in increased costs and delays. For example, we are currently in the process of completing the acquisition of an interest in PT Solusi Pasti under a conditional share purchase agreement, whereby the shareholders of PT Solusi Pasti intend to sell substantially all of their shares to PT DAB. We are currently in the process of seeking approval from Bank Indonesia for PT DAB’s acquisition of a controlling interest in PT Solusi Pasti. These types of acquisitions and the requirement to comply with laws, including constant updates, can be time- and resource-consuming, and subsequent integration of these and future acquired businesses, have required, and in the future could require, significant attention from our management. Further, the process of integrating an acquired business, product, service or technology can involve a number of special risks and challenges, including, without limitation:
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increased regulatory and compliance requirements;

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implementation or remediation of controls, procedures and policies at the acquired company;

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diversion of management time and focus from operation of our then-existing business;

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integration and coordination of product, sales, marketing, program and systems management functions;

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transition of the acquired company’s users and customers onto our systems;

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integration of the acquired company’s systems and operations generally with ours;

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integration of employees from the acquired company;

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loss or termination of employees, and the costs associated therewith;

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liability for activities of the acquired company prior to the acquisition, including violations of law, commercial disputes, tax and other known and unknown liabilities; and

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increased litigation or other claims in connection with the acquired company, including claims brought by terminated employees, customers, former stockholders or other third parties.

Whether we realize the anticipated benefits from these acquisitions or partnerships depends, to a significant extent, on the integration of the target businesses into our group, the performance and development of the underlying services or technologies, our correct assessment of assumed liabilities and the management of the relevant operations. Furthermore, acquisitions and investments are often speculative in nature and the actual benefits we derive from them could be lower or take longer to materialize than we expect.
Risks Related to DigiAsia’s Industry
The fintech market in Asia is developing, and the expansion of our business depends on the continued growth of the various segments of the fintech industry, as well as increased availability, quality and usage of mobile devices and the Internet in Asia.
Our future revenues depend substantially on users’ widespread acceptance and use of mobile devices and the Internet as a way to transmit money, obtain loans, open banking accounts, make payments, use cards and conduct commerce in general. Rapid growth in the use of mobile devices and the Internet (particularly as a way to transfer funds and provide and purchase products and services) is a relatively recent phenomenon in some of the jurisdictions in which we operate, and we cannot assure you that the current level of acceptance and usage will continue or increase. Furthermore, if the penetration of mobile devices and Internet access in the less developed countries in which we operate do not increase quickly, it may limit our potential growth, particularly in regions with low levels of Internet quality and access and/or low levels of income.
Mobile devices penetration and Internet penetration in less developed countries in which we operate may never reach the levels seen in more developed countries due to factors that are beyond our control, including the lack of necessary network infrastructure, economic and political development, access to affordable mobile devices or delayed development of enabling technologies, performance improvements and security measures. The infrastructure for the Internet in such countries may not be able to support continued growth in the number of users, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may impede improvements in Internet reliability in such countries. If telecommunications services are not sufficiently available to support the growth of the Internet in such countries, user response times could be slower, which would reduce Internet usage and potentially decrease our user base. We also cannot predict whether users in these developing countries will have easy access to affordable mobile devices, and the lack thereof may decrease mobile penetration which would limit the growth of our user base. In addition, even if mobile devices and the Internet penetration in such countries increase, this may not lead to growth in e-wallet transactions due to a number of factors, including lack of confidence from users in online security.
Furthermore, the rising price of Internet access and Internet-connected devices, such as personal computers, tablets, mobile phones and other portable devices, may limit our growth, particularly in countries or regions with low levels of income. Income levels in many countries in Southeast Asia are significantly lower than in the United States and other more developed countries, while prices of both portable devices and Internet access in certain countries in Southeast Asia are higher than those in more developed countries. Income levels in Southeast Asia may decline and device and access prices may increase in the future. Any of these factors could materially and adversely affect our ability to generate future revenues.
We participate in markets that are competitive and continuously evolving, and if we do not compete effectively with established companies and new market entrants, our business, results of operations, and financial condition could be adversely affected.
The industry segments within fintech in which we operate, are highly competitive and subject to rapid and significant changes. We compete against companies and financial institutions across the retail banking, micro-finance and small and medium-sized enterprise (“SME”) lending, financial services, payments and transaction processing, consumer technology and financial technology services industries including digital banking and remittances, and may compete with others in the market who may in the future provide offerings similar to ours, particularly vendors who provide services though a platform similar to our banking platform. These and other competitors in the banking and electronic payments industries are introducing innovative products and services that may compete with ours. We expect that this competition will continue as the banking and electronic payments industries continue to evolve, particularly if non-traditional payments processors and other parties gain greater market share in these industries. While we do not believe we currently have any competitors providing the entire end-to-end digital financial services we provide in our existing markets, we compete with various players in specific verticals. We believe the principal competitive factors in our market include industry expertise, platform and product features and functionality, ability to build new technology and keep pace with innovation, scalability, extensibility, product pricing, security and reliability, brand recognition and reputation, agility and speed to market. We expect competition to increase in the future as established and emerging companies continue to enter the markets we serve or attempt to address the problems that our platform addresses. Moreover, as we expand the scope of our platform, we may face additional competition. If we are unable to differentiate our products and platform from, or successfully compete with, those of our competitors, our revenues, results of operations, prospects for future growth and overall business could be materially and adversely affected.
Many existing and potential competitors are entities substantially larger than us in size, have better brand name recognition, longer operating history, global experience, are owned or backed by very large entities, are more highly diversified in revenue and are substantially more established with significantly more broadly known brand awareness than ours. As such, many of our competitors can leverage their size, robust networks, financial wherewithal, balance sheet strength, brand awareness, pricing power and technological assets to compete with us. Additionally, some of our current and potential competitors may be subject to fewer regulations and restrictions than we are, and thus may be able to respond more quickly in the face of regulatory and technological changes.
The market in Indonesia and Southeast Asia has also been experiencing increased competition as a result of new entrants offering free or low-cost alternatives within the financial services space. In the future, alternative financial institutions in the form of “challenger” banks may gain market share through the marketing of their largely free bank account offerings. To the extent these new entrants take market share at our expense, we expect that the purchase and use of our products and services could decline. In response to such challenger banks in the future, we anticipate, but cannot provide assurance, that our branchless banking portfolio of solutions aimed at financial inclusion and serving the low- and moderate-income market with tools that help address common financial challenges and opportunities to improve long-term financial health, may enable us to compete. If our branchless banking portfolio of solutions is not successful or our competitive position deteriorates, we may have to increase the incentives that we offer to our retail distributors or directly to consumers, and decrease the prices of our products and services, any of which would likely adversely affect our results of operations.
Both globally and in Southeast Asia, a number of loss making and lower revenue digital players in the supply chain and fintech space have exited the market with significant losses to their investors. While this reduces competition for us in the immediate term, there is a risk that we may not be able to consistently generate profitable growth, which presents an investment risk.
We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services.
Rapid, significant and disruptive technological changes continue to impact the fintech industries in which we operate, including developments in electronic and mobile wallets and payments, money transfer, payment card tokenization, social commerce (that is, e-commerce through social networks), P2P lending, BaaS, authentication, virtual currencies, blockchain technologies, machine learning and artificial intelligence. We cannot predict the effects of technological changes on our business. In addition to our own initiatives and innovations, we may rely in part on third parties for the development of and access to new technologies. We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. Developing and incorporating new technologies into our products and services may require substantial expenditures, take considerable time, and ultimately may not be successful. In addition, our ability to adopt new services and develop new technologies may be inhibited by industry-wide standards, new laws and regulations, resistance to change from consumers or merchants, or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and adapt to technological changes and evolving industry standards.
Previously, we had grown through launching of new products, such as lending operations in 2019 and B2B API payments in 2020, among others. We are planning to launch new products, such as pre-paid cards, in the near future, which may require substantial investment and upgradation of technology and skills of the team. Delays in investment or skills upgradation, or availability of relevant resources, could adversely impact our growth.
A significant change, material slowdown or complete disruption in international migration patterns could adversely affect our B2B remittance business.
Our remittance business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of money transfer transactions are initiated by immigrants sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or epidemics) that make it more difficult for individuals to migrate or work abroad could adversely affect the need for money transfer transactions and growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns are likely to reduce the number of our money transfer transactions and therefore have an adverse effect on our results of operations.
We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain United States Office of Foreign Assets Control restrictions.
We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, are subject to certain United States Office of Foreign Assets Control (“OFAC”)

restrictions. While we are not aware of any such circumstances, it is possible that our money transfer services or other services could be used to facilitate violations of U.S. law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties on our part. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.
Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm economies in Southeast Asia and the price of securities of companies operating in Southeast Asia, including the price of our securities.
The market for our securities issued is influenced by economic and market conditions in Southeast Asia and, to varying degrees, market conditions in other emerging markets, as well as the United States, Europe and other countries. To the extent conditions of the global markets or economy deteriorate, our business in such markets may be harmed. The current weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of global growth rates, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to fintech companies.
Crises and political instability in other emerging market countries, the United States, Europe or other countries could decrease investor demand for our securities. Political developments on the European continent and in the United States, hostilities in Ukraine and elsewhere, including the Middle East, as well as potential crises and forms of political instability arising therefrom or any other unforeseen development, may harm our business and the price of our securities.
Our business may be adversely affected by geopolitical and other risks associated with global operations when we venture into international markets outside Indonesia, including within emerging markets, and we may become more susceptible to these risks.
Our business will become subject to risks associated with doing business internationally as we expand into markets such as other countries in Southeast Asia, the Middle East or other geographies. Operating in or providing services to customers in foreign countries, will subject us to multiple risks, including, without limitation:
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geopolitical events, including acts of war, nationalism and terrorism, natural disasters, public health issues, social unrest or human rights issues;

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differing local product preferences and product requirements;

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partial or total expropriation of international assets;

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economic sanctions and trade protection measures, including tariffs or import-export restrictions;

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differing enforceability and protection of intellectual property and contract rights;

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different, uncertain, or more stringent user protection, data protection, privacy and other laws; and

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potentially negative consequences from changes in or interpretations of tax laws or policies.

For example, as a result of the COVID-19 pandemic, travel-related commerce declined significantly which caused our volumes on travel-related platforms to fluctuate.
Violations of complex foreign and Indonesian laws, rules and regulations that apply to our international operations, including violations of any sanctions, may result, as applicable, in fines, criminal actions or sanctions against us, our directors and officers or our other employees, prohibitions on the conduct of our business, and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with such laws and regulations, violations by our employees, contractors, vendors or agents could nevertheless occur. These risks are inherent in our international operations and their expansion may increase our costs of doing business internationally, and could harm our business and reputation. In addition, we may from time to time undertake projects and make investments in countries in which we have little or no prior investment or operating experience. We may not be able to fully or accurately assess the risks of investing in such countries, or may be unfamiliar with the laws and regulations in such countries governing investments and operations. As a result, we may be unable to effectively implement our strategy in new jurisdictions. Investment opportunities in certain jurisdictions also may be restricted by legal limits on foreign investment in local assets or classes of assets.
Risks related to Technology, Communications and Software
We rely upon the Internet infrastructure, data center providers and telecommunications networks in the markets where we operate.
Our business depends on the performance and reliability of the Internet infrastructure and contracted data center providers in the markets where we operate. We may not have access to alternative networks or data servers in the event of disruptions or failures of, or other problems with, the relevant Internet infrastructure. In addition, the Internet infrastructure, especially in the emerging markets where we intend to expand into, may not support the demands associated with continued growth in Internet usage. We rely on third parties in many aspects of our business, including, among others:
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networks, banks, payment processors and payment gateways that link us to bank clearing networks to process transactions;

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third parties that provide certain outsourced customer support and product development functions, which are critical to our operations; and

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third parties that provide facilities, infrastructure, components and services, including data center facilities and cloud computing.

We use third-party data center providers for the storing of data related to our business. We do not control the operation of these facilities and rely on contracted agreements to govern their performance. The owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center providers is acquired by another party, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so. Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our business could adversely affect our reputation and adversely affect our customers’ experience. Interruptions in our services could reduce our revenue, subject us to potential liability, and materially and adversely affect our business.
We also rely on major telecommunication operators in the markets where we operate to provide us with data communications capacity primarily through local telecommunications lines and data centers to host our servers. We and our customers may not have access to alternative services in the event of disruptions or failures of, or other problems with, the fixed telecommunications networks of these telecommunications operators, or if such operators otherwise fail to provide such services. If consumers or merchants become unable, unwilling or less willing to use the Internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the Internet, Internet outages or delays, disruptions or other damage to merchants’ and consumers’ computers, increases in the cost of accessing the Internet and security and privacy risks or the perception of such risks, our business could be adversely affected. Any unscheduled service interruption could disrupt our operations, damage our reputation and result in a decrease in our revenue. Furthermore, we have no control over the costs of the services provided by the telecommunications operators to us and our customers. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be significantly reduced. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause our revenue to decline.
The third parties that we rely on to process transactions may fail or refuse to process transactions adequately. Any of the third parties we use may breach their agreements with us, refuse to renew their agreements with us on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competing services. Financial or regulatory issues, labor issues, or other problems that prevent these third parties from providing services to us or our customers could harm our business. Additionally, the adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including changes to laws or regulations impacting Internet neutrality, could decrease the demand for our products, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anti-competitive practices that could impede both our and our merchants’ growth, increase our costs or adversely affect our business. If our service providers do not perform satisfactorily, our operations could be disrupted, which could result in customer dissatisfaction, damage to our reputation, and harm to our business.
Additionally, a majority of our transactions are routed via an integration platform that is in turn connected to partners, end-merchants or key distributors across the supply chain industry. Should there be sudden closure of the platform for any reason, and we are unable to set up an alternative platform contract with another party, this could have an adverse impact on our revenues.
Our solutions and services may not function as intended due to errors in our or our third-party providers’ software, hardware and systems, product defects, or due to security breaches or human error in administering these systems, all of which could materially and adversely affect our business.
Our services are based on sophisticated software and computer systems, and we may encounter delays when developing new applications and services. Further, our or our third-party providers’ software may contain undetected vulnerabilities, errors or defects. In addition, we may experience difficulties in installing or integrating our technology on systems or with other programs used by our third-party providers. Defects in our or our third-party providers’ software, errors or delays in the processing of electronic transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of customers or customer data, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our license and other agreements, we cannot be certain that these measures will successfully limit our liability.
Additionally, electronic financial services and solutions, including ours, have been, and could continue to be in the future, specifically targeted and penetrated or disrupted by hackers. Because the techniques used to obtain unauthorized access to data, products and services, and to disable, degrade or sabotage them change frequently and may be difficult to detect or remediate for long periods of time, we and our customers may be unable to anticipate these techniques to implement adequate preventative measures to stop them. If we, our customers or third-party service providers are unable to anticipate or prevent these attacks, our customers’ businesses may be harmed, our reputation could be damaged, and we could incur significant liability.
Our operations are dependent on our in-house developed and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services, could result in harm to our business and our brand, loss of customers and partners, and subject us to substantial liability.
Our systems and those of our third-party service providers, including data center facilities, may experience hardware breakdown, service interruptions, computer viruses, denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, or other events.
There is a constant threat of hackers getting access to our core payment and banking platforms. While we are constantly evaluating and upgrading our security technology, firewalls and related technology infrastructure, there is always a risk from a hacking or from a compromised employee.
Moreover, when too many customers connect to our platform within a short period of time, we may experience system interruptions that render our platforms temporarily unavailable and prevent us from efficiently completing payment transactions. Our systems could also be subject to break-ins, sabotage and acts of vandalism. While we have backup systems and contingency plans for certain aspects of our operations and business processes, our planning does not account for all possible scenarios and eventualities.
We have in the past experienced, and will likely continue to experience, denial-of-service attacks, system failures and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. In addition, we may need to incur significant expenses to repair or replace damaged equipment and to remedy data loss or corruption as a result of these events. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could also materially and permanently harm our reputation, business and revenue. Frequent or persistent interruptions in our products and services could cause merchants and partners and customers to believe that our products and services are unreliable, leading them to switch to our competitors or to stop using our products and services. Moreover, to the extent that any system failure or similar event causes losses to our customers or their businesses, these customers could seek compensation from us and those claims, even if unsuccessful, together with potential regulatory investigations, would likely be time-consuming and costly for us to address, and could divert management’s attention from operating our business.
Some of our agreements with third-party service providers do not require those providers to indemnify us for losses resulting from any disruption in service. Our agreements with some of our partners could potentially require us to indemnify them for losses resulting from any disruption in our services. As a result, our financial results may be significantly harmed.
Our services must integrate with a variety of operating systems, networks and devices.
We are dependent on the ability of our products and services to integrate with a variety of operating systems and networks. Any changes in these systems or networks that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could seriously harm the levels of usage of our products and services. We also rely on bank platforms to process some of our transactions. If there are any issues with or service interruptions in these bank platforms, customers may be unable to have their transactions completed in a timely manner or at all, which would have a material adverse effect on our business and results of operations. In addition, our hardware interoperates with mobile networks offered by telecommunications operators and mobile devices developed by third parties. Changes in these networks or in the design of these mobile devices may limit the interoperability of our hardware or software with such networks and devices and require modifications to our hardware or software. If we are unable to ensure that our hardware or software continues to interoperate effectively with such networks and devices, or if doing so is costly, our business may be materially and adversely affected.
Risks related to Intellectual Property
Failure to protect, enforce and defend our intellectual property rights may diminish our competitive advantages or interfere with our ability to market and promote our products and services and claims that we infringe, misappropriate or otherwise violate third parties’ intellectual property rights could have a material adverse effect on our business.
Our trademarks, trade names, trade secrets, know-how, in-house developed technology and other intellectual property are important to our future success. While it is our policy to protect and defend our intellectual property rights vigorously, by relying on applicable laws and regulations, as well as a variety of administrative procedures, we cannot predict whether the steps we take to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other potential violations of our intellectually property rights.
We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. Furthermore, we may in the future face claims of infringement, misappropriation or other violation of third-party intellectual property rights that could interfere with our ability to market and promote our brands, products and services.

Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights, even those without merit and regardless of the outcome, could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using or required to redesign certain intellectual property, pay substantial amounts to satisfy judgments or settle claims or lawsuits, obtain a license to continue commercializing or using the applicable technologies, products and services, pay substantial royalty or licensing fees, satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships, or may be liable for damages, all of which could materially adversely affect our business, financial condition or results of operations.
While our software and other proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, which is not currently our market, the copyright must be registered with the United States Copyright Office. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.
We also attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and invention assignment agreements. However, we may not be able to obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.
We also rely on contractual restrictions to protect our proprietary rights when offering or procuring products and services, including confidentiality agreements with parties with whom we conduct business. However, contractual arrangements and other steps we have taken to protect our intellectual property may not prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. Trademark, copyright, patent, domain name, trade name and trade secret protections are expensive to maintain and may require litigation. Protecting our intellectual property rights and other proprietary rights is expensive and time-consuming and may not be successful in every jurisdiction. Also, we may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. We have licensed certain of our proprietary rights, such as trademarks or copyrighted material, to others in the past, and expect to do so in the future. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation. Any failure to protect or enforce our intellectual property rights adequately, or significant costs incurred in doing so, could materially harm our business. In addition, the laws of some jurisdictions in which we operate may only provide us with limited protection in relation to software and intellectual property rights.
As the number of products in the software industry increases and the functionalities of these products further overlap, and as we acquire technology through acquisitions or licenses, we may become increasingly subject to infringement claims, including patent, copyright and trademark infringement claims. We may be required to commence litigation to determine the validity and scope of patents or other intellectual property rights of others. The ultimate outcome of any litigation is uncertain and, regardless of the outcome, any such claim, with or without merit, may be time-consuming, result in costly litigation, divert management’s time and attention from our business, require us to redesign our products, or require us to pay substantial amounts to satisfy judgments or settle claims or lawsuits or to pay substantial royalty or licensing fees, or to satisfy indemnification obligations that we have with some of our customers. Our failure to obtain necessary licenses or other rights, or litigation or claims arising out of intellectual property matters, may materially and adversely affect our business.

We use open-source software and may be subject to claims from licensors related to ownership and use rights.
We use open-source software in addition to our proprietary software and expect to continue to use open-source software in the future to balance ease of use, costs and time to market considerations. Some open-source licenses require licensors to provide source code to licensees upon request, prohibit licensors from charging a fee to licensees or require licensors to make available any derivative works of the open-source code on unfavorable terms or at no cost, and we may be subject to such terms. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful at all times. Accordingly, we may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works or our proprietary source code that was developed or distributed with such software. In addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours.
These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs.
Risks related to Data Privacy and Data Security
Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruption of our services, could expose us to liability and/or damage our reputation.
We are subject to a number of legal requirements, regulations, contractual obligations and industry standards regarding security, data protection and privacy, and any failure to comply with these requirements, regulations, obligations or standards could have an adverse effect on our reputation, business, financial condition and operating results.
In conducting our business, we collect, process, transmit, store, use and share sensitive business information and personally identifiable information about our customers, merchants, financial institution partners, vendors and other parties. This information may include account access credentials, credit and debit card numbers, bank account numbers, social security numbers, passport/ID numbers, driver’s license numbers, names and addresses and other types of sensitive business information or personally identifiable information, including copies of documents thereof. Some of this information is also collected, processed, stored, used, shared and transmitted by our software and financial institution partners, third-party service providers to whom we outsource certain functions and other vendors. We have certain responsibilities to payment networks and their member financial institutions for any failure, including the failure of our associated third-party service providers, to protect this information. Information security risks for financial and technology companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Because of our offerings in the fintech value chain, we believe that we are likely to continue to be a target of such threats and attacks. Additionally, geopolitical events and resulting government activity could also lead to information security threats and attacks by affected jurisdictions and their sympathizers. If these attempts are successful it could lead to the compromise of sensitive or confidential business information or personally identifiable information.
In addition, our products and services may themselves be targets of cyberattacks that attempt to sabotage or otherwise disable them, or the defensive and preventative measures we take ultimately may not be able to effectively detect, prevent or protect against or otherwise mitigate losses from all cyberattacks. Despite significant efforts to create security barriers against such threats, it is virtually impossible for us to eliminate these risks entirely. Any such breach could compromise our platform, creating system disruptions or slowdowns and exploiting security vulnerabilities of our products and services. Additionally, in case of such breach, the information stored on our platform could be accessed, publicly disclosed, lost or stolen, which could subject us to substantial liability and cause us financial harm. These breaches, or any perceived breach, may also result in damage to our reputation, negative publicity, loss of key business relationships and sales, increased costs to remedy any problem (including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies and investigating and remediating any information security vulnerabilities), regulatory inquiries and investigations, customer complaints and costly litigation and legal expenses, and may therefore adversely impact market acceptance of our products and seriously adversely affect our business, financial condition or results of operations.
We have in the past been, and may in the future be, the target of malicious third-party attempts to identify and exploit system vulnerabilities, and/or penetrate or bypass our security measures, in order to gain unauthorized access to our platform and systems. If these attempts are successful, it could lead to the compromise of sensitive or confidential business information or personally identifiable information. While we proactively employ multiple methods at different layers of our systems to defend against intrusion and attack and to protect our data, we cannot be certain that these measures are sufficient to counter all current and emerging technology threats.
Our computer systems and the computer systems of our third-party service providers and software partners have been, and in the future could be, subject to breaches, and our data protection measures may not prevent unauthorized access. While we believe the procedures and processes we have implemented to handle an attack are adequate, the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems, change frequently and are often difficult to detect. Threats to our systems and associated third-party systems can originate from human error, fraud or malice on the part of employees or third parties, or simply from accidental technological failure. Computer viruses and other malware can be distributed and could infiltrate our systems or those of third-party service providers. In addition, denial of service or other attacks could be launched against us for a variety of purposes, including to interfere with our services or create a diversion for other malicious activities. Our defensive measures may not prevent unplanned downtime, unauthorized access or unauthorized use of sensitive business data or personally identifiable information.
We could also be subject to liability for claims relating to misuse of personally identifiable information, such as unauthorized marketing purposes and violation of consumer protection or data privacy laws. In addition, Indonesian regulations may require us to notify individuals and the Minister of Communication and Informatics in writing within 72 hours of the occurrence of a breach of the confidentiality of certain types of personally identifiable information or information technology systems. We cannot provide assurance that the contractual requirements related to security and privacy that we impose on our service providers who have access to customer data will be followed or will be adequate to prevent the unauthorized use or disclosure of such data. In addition, we have agreed in certain agreements to take certain protective measures to ensure the confidentiality of customer data. The costs of systems and procedures associated with such protective measures may increase and could adversely affect our ability to compete effectively. Any failure to adequately enforce or provide these protective measures could result in liability, protracted and costly litigation, governmental and card network intervention and fines and, with respect to misuse of personally identifiable information of our customers, lost revenue and reputational harm.
Any type of security breach, attack or misuse of data, whether experienced by us or an associated third party, could harm our reputation or deter existing or prospective customers from using our services, increase our operating expenses in order to contain and remediate the incident, expose us to unbudgeted or uninsured liability, disrupt our operations (including potential service interruptions), divert management focus away from other priorities, increase our risk of regulatory scrutiny, result in the imposition of penalties and fines under state, federal and foreign laws or by card schemes and adversely affect our regulatory licenses and banking relationships. Further, if we were to be removed from networks’ lists of Payment Card Industry Data Security Standard (“PCI DSS”), our existing customers and financial institution partners or other third parties may cease using our services.

Unauthorized disclosure of sensitive or confidential merchant, partner or user information or our failure or the perception that we failed to comply with privacy laws or properly address privacy concerns could harm our business and reputation with merchants, partners and customers.
We collect, store, process and use large amounts of personal information and other sensitive data in our business. A significant risk associated with our industry is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible comply with relevant data protection and privacy laws, which differ from jurisdiction to jurisdiction. The protection of our merchant, partner and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential information, such as names, addresses, personal identification numbers, payment card numbers and expiration dates, bank account information, purchase histories and other data.
Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events, and our security measures may fail to prevent security breaches. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our merchants or partners, could damage our reputation, expose us to litigation risk and liability, require us to expend significant funds to remedy problems and implement measures to prevent further breaches, subject us to regulatory scrutiny and potential fines or other disciplinary actions, subject us to negative publicity, disrupt our operations and have a material adverse effect on our business and reputation with merchants, partners and customers.
Fraudulent and other illegal activity involving our products and services could adversely affect our financial position and results of operations.
Criminals are using increasingly sophisticated methods to engage in illegal activities using deposit account products (including prepaid cards), reload products or customer information. Illegal activities involving our products and services often include malicious social engineering schemes. Further, in connection with the COVID-19 pandemic, there has been and may continue to be a significant amount of transaction fraud with respect to prepaid cards, which has negatively impacted many financial services companies.
Illegal activities may also include fraudulent payment or refund schemes and identity theft. We rely upon third parties for transaction processing services, which subjects us and our customers to risks related to the vulnerabilities of those third parties. A single significant incident of fraud, or increases in the overall level of fraud, involving our products and services, have in the past and could in the future, result in reputational damage to us. Such damage could reduce the use and acceptance of our cards and other products and services, cause retail distributors to cease doing business with us, or lead to greater regulation that would increase our compliance costs. Fraudulent activity could also result in the imposition of regulatory sanctions, including significant monetary fines, which could adversely affect our business, results of operations and financial condition.
To address the challenges that we face with respect to fraudulent activity, we have implemented risk control mechanisms that have made it more difficult for all customers, including legitimate customers, to obtain and use our products and services. We believe it is likely that our risk control mechanisms may continue to adversely affect our new card activations for the foreseeable future and that our operating revenues will be negatively impacted as a result. Further, implementing such risk control mechanisms can be costly and has and may continue to negatively impact our operating margins.
Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services.
We may in the future continue to experience instances of fraud, fictitious transactions, failed transactions and disputes between senders and recipients. We also incur losses for claims that the transaction was fraudulent, made from erroneous transmissions or from closed bank accounts or have insufficient funds in them to satisfy payments.
If losses incurred by us relating to fraud, fictitious transactions and failed transactions become excessive, they could potentially result in the termination of our relationships with merchants, partners or customers. In such case, the number of transactions processed through our platforms could decrease substantially and our business could be harmed. We are similarly subject to the risk of fraudulent activity associated with merchants, partners and third parties handling our customers’ information. We have taken measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business could be materially and adversely affected.
Risks related to Internal Risk Management Systems
Our risk management system may not be adequate or effective in all respects.
Management of our operational, legal and regulatory risks requires us to, among other things, develop and implement policies and procedures to properly record and verify a large amount of data. We collect and process certain personal data of our users, including, among others, identification information, email addresses, passwords, as well as billing information, such as credit card numbers, full names, billing addresses and phone numbers. While we have taken steps to verify the source and authenticity of such data, our security and screening measures could be compromised and fail to detect false or wrongful information. We cannot guarantee that our measures to verify the authenticity of such information will be adequate. Failure or the ineffectiveness of these systems could subject us to penalties or sanctions by the relevant regulatory authority in the respective jurisdiction, such as under anti-money laundering and counter-terrorist financing laws and regulations, and have a material and adverse effect on our business, financial condition and results of operations.
We offer payments, money transfer, working capital loans, branchless banking, virtual bank accounts, BaaS offerings, and other products and solutions to a large number of customers, and we are responsible for vetting and monitoring some section of the customers within the framework provided to us by our partner financial institutions. Despite measures we have taken and continue to take, our systems remain susceptible to potentially illegal or improper uses. These may include the use of our payment or money transfer services in connection with fraudulent sales of goods or services, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud.
If our products and solutions are used to process illegitimate transactions, and we settle those funds to merchants, partners and customers and are unable to recover them, we suffer losses and are subject to liability. These types of illegitimate transactions can also expose us to governmental and regulatory sanctions. The highly automated nature of, and liquidity offered by, our solutions make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, potentially can steal significant amounts of money from businesses like ours. In configuring our payments and money transfer services, we face an inherent trade-off between security and customer convenience. Our risk management policies, procedures, techniques and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified or to identify additional risks to which we may become subject in the future. In addition, when we introduce new services, focus on new business types or begin to operate in markets where we have a limited history of fraud prevention, we may be less able to forecast and reserve accurately for those losses. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability and our business may be materially and adversely affected.
We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate.
Our business has become increasingly complex as we have expanded the number of platforms that we operate, the types of products and services we offer and the overall scale of our operations. We have significantly expanded and expect to continue to expand our headcount, office facilities, technology infrastructure and corporate functions. Failure to continue to do so could negatively affect our business. Moreover, our expansion plans into different jurisdictions, which are diverse and may be fragmented, have varying levels of economic and technology infrastructure development, and may not often operate efficiently across borders as a single or common market, could increase our risk exposures and vulnerabilities. Managing our growing businesses across these emerging markets requires considerable management attention and resources. Should we choose to expand into additional markets, these complexities and challenges could further increase. Each market presents its own unique challenges, and the scalability of our business is dependent on our ability to tailor our content and services to this diversity. In addition, the pace of regulatory change in the various jurisdictions in which we operate has been, and is expected to continue to be, rapid, while the impact and consequences of such change on our operations and our level of risk may be difficult to anticipate.
As we expand into multi-market operations, we would require certain additional costs, including costs relating to staffing, logistics, intellectual property protection, tariffs and potential trade barriers. Moreover, we may become subject to risks associated with, among others:
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recruiting and retaining talented and capable management and employees in various markets;

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challenges caused by distance, language and cultural differences;

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providing products and services that appeal to the tastes and preferences of customers in multiple markets;

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implementing our businesses in a manner that complies with local laws and practices, which may differ significantly from market to market;

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maintaining adequate internal and accounting controls across various markets, each with its own accounting principles that must be reconciled to U.S. GAAP upon consolidation;

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currency exchange rate fluctuations;

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protectionist laws and business practices;

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complex local tax regimes;

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potential political, economic and social instability; and

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higher costs associated with doing business in multiple markets.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. If we fail to successfully identify and manage any of the above or other significant changes facing our business, or to identify and manage the risks to which we are or may be exposed, or successfully respond to technological developments in the industry, we may experience a material adverse effect on our business, financial condition and results of operations.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our securities.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations once we become a public company. In addition, any testing we conduct in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal control could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.
Upon becoming a public company, PubCo will be required to disclose changes in its internal controls and procedures on a quarterly basis and PubCo’s management will be required to assess the effectiveness of these controls annually. However, for as long as PubCo remains an “emerging growth company” under the JOBS Act, PubCo’s independent registered public accounting firm will not be required to attest to the effectiveness of PubCo’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. An independent assessment of the effectiveness of PubCo’s internal control over financial reporting could detect problems that PubCo’s management’s assessment might not. Undetected material weaknesses in PubCo’s internal control over financial reporting could lead to financial statement restatements and require PubCo to incur the expense of remediation.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon completion of the Business Combination, PubCo will become subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in its control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.
A change in accounting standards or practices may have a significant effect on our results of operations and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported results of operations or the way we conduct our business.
Adoption of these types of accounting standards and any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, potentially resulting in regulatory discipline and weakening investors’ confidence in us. Additionally, we have limited exposure to U.S. GAAP-related disclosure controls and financial accounting methodologies, which could delay our ability to report adequately in the initial days, post-listing.
We may not be able to manage business risks arising out of our rapidly growing operations, which may be augmented with entry into new geographies that we will enter into in the near to medium term.
As a result of the pace of change in the types of products and services we offer and the number of jurisdictions in which we seek to operate, we are likely to face the risk that our management and employees may not have the capacity to appropriately attend to all necessary aspects of our business. For example, our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks, or be fully effective to identify, monitor, manage and remediate key risks. Additionally, our risk detection systems may be subject to a “false positive” risk detection rate, potentially making it difficult to identify real risks in a timely manner.
Further, as our business has grown and our service offerings have evolved, certain of our processes and systems have continued to rely on manual inputs which are more prone to errors and faults than more automated processes. There is a risk that the pace of our automation and systemization of these manual processes will be insufficient to prevent significant operational, reporting and regulatory errors.
Our risk management framework, including our counterparty risk management, may not be fully effective in mitigating our risk exposure against all types of risks.
We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor and manage all risks our business encounters. In addition, when we introduce new products or services, focus on new business types, or begin to operate in markets where we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. If our policies and procedures are not fully effective or we are not successful in identifying and mitigating all risks to which we are or may be exposed, we may suffer uninsured liability, harm to our reputation or be subject to litigation or regulatory actions that could adversely affect our business, financial condition or results of operations.
We offer our payment services to a large number of customers. We rely on our partner customers for vetting and monitoring these end customers and determining whether the transactions we process for them are lawful and legitimate. The use of our products and services to process illegitimate transactions could result in a cost to us in terms of an illegal transaction that our partner might ask us to compensate them for, and if we are unable to recover the cost, we may suffer losses and liability. These types of illegitimate or unlawful transactions can also expose us to governmental and regulatory sanctions in various jurisdictions under anti-money laundering and economic sanctions.
In configuring our payment, digital banking and lending services, we face an inherent trade-off between security and customer convenience and managing costs and growing profitability. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. We could suffer from a loss of revenue if a large single partner or its key distributors decides not to use our payment services. In addition, when we introduce new services, focus on new business types, or as we will begin to operate in new markets, we may be less able to forecast and reserve accurately for potential fraud related losses. Moreover, for some services like inter-bank payment switches or the international leg of remittances, we rely on third-party service providers, such as non-financial institutions and payment service providers, and our risk management policies and processes may not be sufficient to monitor compliance by such third parties with applicable laws and regulations, including anti-money laundering laws. We may incur significant costs with respect to monitoring third-party service providers. Furthermore, while our existing risk management policies and processes are robust and capable of handling most threats, we cannot assure that as the industry evolves, our risk management strategy will continue to be so, and in the future may contain errors or be otherwise ineffective. This could potentially lead us to suffer large financial losses and become subject to civil and criminal liability, all of which could materially and adversely affect our business.
Our cross-border payment and money transfer services are exposed to foreign exchange risk.
The ability of our operating companies to effect cross-border payments and money transfers may be restricted by the foreign exchange control policies in the countries from where remittances are sent through our platforms. There can also be foreign exchange control in the geographies that we intend to enter into, including the Philippines, Thailand, Vietnam, Cambodia and the Middle East.
For example, Malaysia’s foreign exchange policies support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of the Central Bank of Malaysia (Bank Negara Malaysia) via a set of foreign exchange administration rules (“FEA Rules”). The FEA Rules, which monitor and regulate both residents and non-residents currently provide that non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time, including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event Malaysia or any other country where we commence operations, introduces any foreign exchange restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries.
Further, the exchange control law in Indonesia provides that money transfer operators shall only make transfers to operators that are licensed in their respective jurisdictions. The arrangement between Indonesian money operators and their foreign counterparts is subject to approval if it exceeds a certain threshold (currently, $25,000) from Bank Indonesia, the central bank of Indonesia. Further, a party wishing to convert an amount of Indonesian Rupiah into foreign currency that exceeds certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that their aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.
Risks Related to the Government Regulation
As a player in the fintech industry in Indonesia, we are subject to extensive government regulations and oversight, that governs money, banking, credit and lending businesses, particularly delivered over a technology platform, and require licenses to deliver our solutions, and our status under these may change.
We operate in a highly regulated industry that is rapidly evolving, with the introduction and high growth of digitally-enabled financial products, aimed at financial inclusion, which requires us to follow regulatory updates and act on a timely basis. The fintech industry in Indonesia is regulated primarily by Bank Indonesia and Financial Services Authority. This has resulted in introduction and amendments to extensive regulations for the sector, governing money transfer, bill payments, banking, credit and lending, particularly delivered over a technology platform. Because the industries we operate in are relatively new in our markets, especially the money transfer, payment solutions and e-wallet services, digital banking and P2P lending industries, the relevant laws and regulations, as well as their interpretations, are often unclear, evolving and subject to changes. Compliance with present or future regulation could be costly, and breaches or violations could expose us to substantial liability, force us to change our business practices or force us to cease offering our current products and services.
Furthermore, regulators may require specific business continuity and disaster recovery plans and may conduct rigorous testing of such plans. Responding to such increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities. The implementation of new regulations or guidelines could require us to change the way we conduct our money service operator or other payment system operator services or the licenses that we require, incur new expenses or retain legal counsel or additional staff to ensure compliance with such regulations. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
We have had to acquire licenses to be able to operate in our market and deliver our solutions, and to date, we have been able to file all mandatory regulatory filings and be compliant in a timely manner. However, with increasing complexity that comes with growth and expansion in our business, and the evolving marketplace, we cannot assure you that we will be able to always comply with the regulations, complete period filings and reporting to the regulatory authorities, Bank Indonesia and Financial Services Authority, and be able to satisfactorily pass any audits they may conduct on our operations, which could lead to our licenses being cancelled, leading to a material adverse effect on our business, results of operations, financial condition and prospects. For more information, please refer to the sections entitled “DigiAsia’s Business —Legal and Regulatory Framework — Legal and Regulatory Environment” and “DigiAsia’s Business —Operations — Compliance.”
We may fail to obtain, maintain or renew requisite licenses and approvals.
While we believe that we currently have all material licenses and approvals necessary to conduct our business, we may not be able to obtain all the licenses and approvals that may be deemed necessary to provide the products and services we plan to offer. Because the industries we operate in are relatively new in our markets, especially the money transfer services businesses, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. This can make it difficult to know which licenses and approvals are necessary, or the processes for obtaining them. For these same reasons, we also cannot be certain that we will be able to maintain the licenses and approvals that we have previously obtained, or that once they expire, we will be able to renew them. We also believe that some of our business operations fall outside the scope of licensing requirements, or benefit from certain exemptions, making it unnecessary to obtain certain licenses or approvals. We cannot provide assurance that our interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators.
As we expand our businesses, in particular our money service business, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

If we fail to obtain, maintain or renew any required licenses or approvals or make any necessary filings or are found to require licenses or approvals that we believed were not necessary or we were exempted from obtaining, we may be subject to various penalties, such as confiscation of the revenue or assets that were generated through the unlicensed business activities, imposition of fines, suspension or cancelation of the applicable license, written reprimands, termination of third-party arrangements, suspension of business activities, criminal prosecution and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.
Our failure to comply with the applicable rules and policies of the payment network card schemes or the terms of a payment network card scheme license, could result in a fine, our suspension or the termination our participation license, which could adversely affect our business.
For the provision of our bill payment service, we are engaged and registered with several acquirers as merchants. For our card issuance business, we are subject to card association and network rules that could subject us to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us. For our prepaid card business that is under implementation, we are subject to the Payment Card Industry (“PCI”) Data Security Standard enforced by the major card brands.
If we fail to comply with these rules, we could be fined and our member registrations or certifications could be suspended or terminated. The suspension or termination of our member registrations or certifications, or any changes to the association and network rules, that we do not successfully address, or any other action by the card networks to restrict our ability to process transactions over such networks, could limit our ability to provide transaction processing services to customers and result in a reduction of revenue or increased costs of operation, which, in either case, could have a material adverse effect on our business and results of operations. Our removal from networks’ lists of Security Standard compliant service providers could mean that existing customers, partners or other third parties may cease using or referring our services. Also, prospective customers, partners or other third parties may choose not to consider us for their processing needs. In addition, the card networks could refuse to allow us to process through their networks. Any of the foregoing could materially adversely impact our business, financial condition or results of operations.
Changes to these network rules or how they are interpreted could have a significant impact on our business and financial results. For example, from time to time, card associations and debit networks, including the card networks which we operate under, increase the processing and other fees (including what is commonly known as “interchange fees”) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, or result in us not being able to increase our own fees, which would increase our operating costs, reduce our profit margin, limit our growth, and adversely affect our business, results of operations and financial condition. In addition, the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes. Future changes to or interpretations of the network rules that are inconsistent with the way we currently operate may require us to make changes to our business that could be costly or difficult to implement. If we fail to make such changes, the networks could pass on fines and assessments in respect of fraud or chargebacks related to our customers or disqualify us from processing transactions if satisfactory controls are not maintained, which could have a material adverse effect on our business, financial condition and results of operations.
We may become subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.
We may become subject to claims, lawsuits (including class actions and individual lawsuits), government investigations and other proceedings involving intellectual property, consumer protection, privacy, labor and employment, immigration, import and export practices, competition, accessibility, securities, tax, marketing and communications practices, commercial disputes and other matters. We expect that the number and significance of our legal disputes and inquiries will increase as we grow larger, as our business expands in scope and geographic reach, and as our products and services increase in complexity.

Becoming a public company will raise our public profile, which may result in increased litigation. In addition, some of the laws and regulations affecting the Internet, mobile commerce, payment processing, business financing and employment did not anticipate businesses like ours, and many of the laws and regulations affecting us have been enacted relatively recently. As a result, there is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. In the future, we may also be accused of having, or be found to have, infringed or violated third-party intellectual property rights.
Regardless of the outcome, legal proceedings can have a material and adverse impact on us due to their costs, diversion of our resources and other factors. Claimants may seek, and we may become subject to, preliminary or provisional rulings in the course of litigation, including preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. We may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms or at all and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue use of infringing technology, and doing so could require significant effort and expense or may not be feasible. In addition, the terms of any settlement or judgment in connection with any legal lawsuits or proceedings may require us to cease some or all of our operations or pay substantial amounts to the other party and could materially and adversely affect our business.
In addition, the laws and regulations in many jurisdictions in Southeast Asia, including Indonesia, place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. For example, in Indonesia, direct and indirect foreign investment in e-money businesses is capped at 85% for economic benefits and the foreign shareholding with voting rights is capped at 49%. In P2P lending business, direct and indirect foreign investment is capped at 85%. Further, under Indonesian laws and regulations, any agreements containing statements by Indonesian shareholders that they hold shares in an Indonesian company for the benefit of a foreign beneficiary may be rendered void.
Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.
The legal systems in Southeast Asia vary significantly from jurisdiction to jurisdiction. Some jurisdictions have a civil law system based on written statutes and others are based on common law. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.
Many of the markets in Southeast Asia have not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in such markets. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since local administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in many of the localities that we operate in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.
Each jurisdiction in Southeast Asia has enacted, and may enact or amend from time to time, laws and regulations governing mobile payment, money transfer, messages, applications, electronic documents and other content through the Internet. The relevant government authorities may prohibit the distribution of information through the Internet that they deem to be objectionable on various grounds, such as public interest or public security, or to otherwise be in violation of local laws and regulations. If any of the information disseminated through our platforms were deemed by any relevant government authorities to violate content restrictions, we would not be able to continue to display such content and could be subject to penalties, including confiscation of the property used in the non-compliant acts, removal of the infringing content, temporary or permanent blocks, administrative fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.
Furthermore, many of the legal systems in Southeast Asia are based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. There are other circumstances where key regulatory definitions are unclear, imprecise or missing, or where interpretations that are adopted by regulators are inconsistent with interpretations adopted by courts in analogous cases. As a result, we may not be aware of our violation of certain policies and rules until after the violation. In addition, any administrative and court proceedings in Southeast Asia may be protracted, resulting in substantial costs and diversion of resources and management attention.
It is possible that a number of regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our industries. Scrutiny and regulation of the industries in which we operate may further increase, and we may be required to devote additional legal and other resources to address this regulation. For example, existing laws or new laws regarding the regulation of currency, money transfer, mobile payment, money laundering, banking institutions, unclaimed property, e-commerce, consumer and data protection and intermediary payments may be interpreted to adversely affect our business model as well as products and services. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our industries may slow the growth of our industries and adversely affect our financial position and results of operations.
It will be difficult to acquire jurisdiction and enforce liabilities against our assets based in some Southeast Asian jurisdictions.
Some or all of our assets are located in Southeast Asia and all of our executive officers and present directors reside outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under federal securities laws. Moreover, management has been advised that Indonesia, Malaysia and many of the other jurisdictions where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and some Southeast Asian jurisdictions, such as Indonesia, the Philippines and Malaysia, would permit effective enforcement of criminal penalties under the U.S. federal securities laws.
We are subject to anti-money laundering laws and regulations.
We are subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. We have programs designed to comply with new and existing legal and regulatory requirements. However, any errors, failures, or delays in complying with federal, state or foreign anti-money laundering or counter-terrorist financing laws and regulations by us or our partners could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions, as well as reputational harm.
Regulators around the world have increased their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Regulators regularly re-examine thresholds of the number of transactions at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance. Costs associated with fines or enforcement actions, changes in compliance requirements or limitations on our ability to grow our business could harm our business and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product and service improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our products and services.

We may have exposure to greater-than-anticipated tax liabilities, which may materially and adversely affect our business, results of operations and financial condition.
When we expand into various international markets such as other parts of Southeast Asia, the Middle East and North Africa, the determination of our worldwide provision for income taxes, value-added taxes, and other tax liabilities will become more complex, and may require estimation and significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. Our determination of our tax liabilities is always subject to audit and review by applicable domestic and foreign tax authorities. Any adverse outcome of any such audit or review could have a negative effect on our business and the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our results of operations and financial condition in the periods for which such determination is made. While we have established reserves based on assumptions and estimates that we believe are reasonable to cover such eventualities, these reserves may prove to be insufficient.
In addition, our future income taxes could be adversely affected by earnings being lower than anticipated, or by the incurrence of losses, in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities as a result of gains on our foreign exchange risk management program, or changes in tax laws, regulations or accounting principles, as well as certain discrete items.
Various levels of government, such as U.S. federal and state legislatures, and international organizations, such as the Organization for Economic Co-operation and Development, are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. Any such tax reform or other legislative or regulatory actions could increase our effective tax rate, which may materially and adversely affect our business, financial condition, and results of operations.
Risks Related to our Ownership and Organization Structure
DigiAsia may cease to benefit from assets and licenses held by its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and/or corporate joint ventures, that are critical to the operations of DigiAsia’s business, if such majority-owned entities, controlled entities and/or corporate joint ventures were to declare bankruptcy or become subject to dissolution or liquidation proceedings.
DigiAsia does not have priority pledges and liens against the assets of its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and/or corporate joint ventures. If DigiAsia’s majority-owned entities, controlled entities and/or corporate joint ventures undergo involuntary liquidation proceedings, third-party creditors may claim rights to some or all of their assets and DigiAsia may not have priority against such third-party creditors on the assets and licenses of its majority-owned entities, controlled entities and/or corporate joint ventures.
DigiAsia is a holding company and does not have any material assets other than its equity interests in its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures, and any change in DigiAsia’s ability to repatriate dividends or other payments from its subsidiaries could materially adversely affect us.
DigiAsia is a Singapore-domiciled holding company whose material assets consist entirely of its direct and indirect equity interests in its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures. DigiAsia is therefore dependent upon payments, dividends and distributions from such majority-owned entities, controlled entities and corporate joint ventures for funds to pay DigiAsia’s operating and other expenses. Since DigiAsia relies principally on dividends and other payments from such entities and ventures for its cash requirements, any restrictions on such dividends or other payments in the jurisdictions DigiAsia operates could materially and adversely affect DigiAsia’s liquidity, financial condition and results of operations.
Further, exchange rate fluctuations may affect the U.S. Dollar or Singapore Dollar value of any distributions such entities and venture make with respect to DigiAsia’s equity interests in those entities and venture.

While DigiAsia has effective control over all of its operating entities in Indonesia, it does not currently have beneficial ownership interest in the equity shares of those operating entities.
Due to various taxation and regulatory compliance, DigiAsia, the Singapore-based holding company, does not currently have beneficial ownership interest in the equity shares of PT DAB. Alexander Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, beneficially owns a majority of the equity interests of PT DAB. DigiAsia is party to an amended and restated convertible loan agreement with PT DAB, dated March 2, 2020 (the “A&R CLA”) and a convertible loan agreement with PT DAB, dated March 2, 2020 (the “MC CLA,” and together with the A&R CLA, the “CLAs”).
Pursuant to CLAs, DigiAsia granted loan facilities to PT DAB, which loans are convertible into shares of PT DAB. Pursuant to the terms of the CLAs, the conversion of the loan facilities will result in DigiAsia owning, upon conversion, 99.9999% of the entire issued share capital of PT DAB, and consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest portion for the portion DigiAsia owns. DigiAsia intends to exercise its conversion rights after the Effective Time, as part of the Reorganization (as defined in this proxy statement/prospectus). If the anticipated conversion is delayed for any reason, such delays could impede our operations, financial reporting matters, and compliance, which could have a material adverse impact on our business and operations.
Further, in order to comply with Indonesian regulations regarding ownership, due to PT DAB being a “Foreign Direct Investment Company,” owned by a foreign company (which is DigiAsia), PT DAB can only own 85% economic rights and 49% voting rights of PT Solusi Pasti, a payment service provider. In addition, PT DAB can only own a maximum of 20% equity interest ownership in PT Reyhan Putera Mandiri due to a regulatory constraint on having two front-end payment service providers belonging to the same group. While there is a separate commercial arrangement between PT Reyhan Putera Mandiri and PT DAB, pursuant to which PT DAB provides various services to PT Reyhan Putera Mandiri and PT Reyhan Putera Mandiri shares a certain percentage of profits with PT DAB (which arrangement results in DigiAsia having effective or deemed control over PT Reyhan Putera Mandiri), regulations mandate less than majority equity ownership interest, which could have material adverse impact on conducting business. See “The Business Combination Proposal — The Reorganization” and “DigiAsia’s Business — The Reorganization” for additional details.
Risks Related to Investments Outside of the United States
Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations.
All of our operations are currently located in, and we derive substantially all of our revenue from, Indonesia, and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Accordingly, our business, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Indonesia, and other Southeast Asian markets where we seek to enter. The Southeast Asian and global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, disposable income, interest rates, taxation and currency exchange rates. Furthermore, the Southeast Asia economy differs from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In certain Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies and providing preferential treatment to particular industries or companies. For example, in Indonesia, the Financial Services Authority (OJK) and Bank Indonesia have oversight on financial markets, financial institutions and the fintech market. If existing regulations change or new ones are introduced, which are relevant for our operations, we cannot assure that those modified or new regulations will not have an adverse impact on our business, operations, revenue and profitability.

Further, while the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia, or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and services and adversely affect our competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their gross domestic product, significant inflation and/or shortages of foreign exchange. We are exposed to the risk of cost increases due to potential inflation in the markets in which we operate. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments and exchange rate controls, to control the pace of economic growth. These measures may lead to a decrease in economic activity in Southeast Asia, which may adversely affect our business, financial condition and results of operations.
Furthermore, economic growth in Southeast Asia has experienced a mild moderation in recent years, partially due to the slowdown of the Chinese economy since 2012, as well as the global COVID-19 pandemic, global volatility of energy and consumer prices, U.S. monetary policies and other factors. Productivity growth in Southeast Asia has also slowed since the 2008 global financial crisis. Southeast Asia will have to cope with potential external and domestic risks to sustain its economic growth. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in Southeast Asia or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.
In addition, some Southeast Asia markets have experienced, and may in the future experience, political and economic instabilities, which include but are not limited to strikes, demonstrations, protests, marches, coups d’état, guerilla activity, risks of war, terrorism, nationalism or other types of civil disorder, and other regulatory changes such as nullification of contracts, changes in interest rates or imposition of capital controls. These instabilities and any adverse changes in the socio-political or regulatory environment could increase our costs, increase our exposure to legal and business risks, disrupt our office operations or affect our ability to expand our consumer base.
Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.
While we currently operate in the Indonesian market, we plan on expanding to neighboring countries, which could expose us to the effects of fluctuations in currency exchange rates in multiple jurisdictions. We earn revenue denominated in Indonesian Rupiah currently. Fluctuations in the exchange rates between the Indonesian Rupiah and various other currencies that we may use as our business expands, with the U.S. Dollars, in which we report our consolidated financial results, could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on the results of our operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. We cannot assure you that central banks of the jurisdictions in which we operate will, or would be able to, intervene in the foreign exchange market in the future to achieve stabilization or other objectives, or that such intervention would be effective in achieving the intended objectives. Furthermore, all of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.
Restrictions on currency exchange in certain countries may limit our ability to receive and use our revenue effectively.
A majority of our revenue and expenses are denominated in Indonesian Rupiah currently and will be denominated in other currencies, including in other regions of Southeast Asia, Middle East and North

Africa, as we expand geographically. If revenue denominated in Indonesian Rupiah and other currencies in the regions we expand into, increase or expenses denominated in such currencies decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations. For example, in Indonesia, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. We cannot guarantee that we will be able to convert such local currencies into U.S. Dollars or other foreign currencies on a timely basis or at all.
The ability of DigiAsia’s majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures to distribute dividends to DigiAsia may be subject to restrictions under the respective laws of their jurisdictions.
PT DAB and other entities in the DigiAsia Group are all located in Indonesia. Part of the primary internal sources of funds to meet the operating cash needs is the share of the holding company in dividends, if any, paid by PT DAB and the operating companies. The distribution of dividends to DigiAsia from PT DAB is subject to a requirement to maintain a general reserve of at least 20% of the paid up capital of the subsidiary. Although there are currently no foreign exchange control or other regulations which restrict the ability of DigiAsia’s majority-owned entities, controlled entities and corporate joint ventures in Indonesia to distribute dividends to DigiAsia, the relevant regulations may change and the ability of these entities to distribute dividends to DigiAsia may be restricted in the future.
Risks Relating to StoneBridge and the Business Combination
Unless the context otherwise requires, all references in this subsection to “StoneBridge” “we,” “us” or “our” refer to StoneBridge and its subsidiaries prior to the consummation of the Business Combination, and PubCo and its subsidiaries following the consummation of the Business Combination.
The Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers have entered into an agreement with StoneBridge to vote in favor of the Business Combination, regardless of how StoneBridge’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers, pursuant to the Existing Letter Agreement (and additionally, with respect to the Sponsor, the Sponsor Support Agreement), have agreed to, among other things, vote all their StoneBridge Ordinary Shares in favor of all the proposals being presented at the Extraordinary General Meeting.
As of the date of this proxy statement/prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
Neither the board of directors of StoneBridge nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the board of directors of StoneBridge nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that StoneBridge is paying for DigiAsia is fair to StoneBridge from a financial point of view. Neither the board of directors of StoneBridge nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the board of directors of StoneBridge and management conducted due diligence on DigiAsia and researched the industries in which DigiAsia operates. The board of directors of StoneBridge reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of DigiAsia and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of StoneBridge’s shareholders. Accordingly, investors will be relying solely on the judgment of the board of directors of StoneBridge and management in valuing DigiAsia, and the board of directors of StoneBridge and management may not have properly valued DigiAsia’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
Since StoneBridge’s directors and executive officers and the Sponsor have interests that are different, or in addition to (and which may conflict with), the interests of StoneBridge’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with DigiAsia is appropriate. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in StoneBridge if the Business Combination is not completed.
When you consider StoneBridge’s board of directors’ recommendation in favor of approving the proposals being presented at the Extraordinary General Meeting, you should keep in mind that StoneBridge’s directors and officers and the Sponsor have interests in the Business Combination that are different from, or in addition to (which may conflict with), your interests as a shareholder.
These interests include, among other things, the interests listed below:
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the fact that the Sponsor and StoneBridge’s directors have agreed not to redeem any StoneBridge Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

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the fact that the Sponsor paid an aggregate of approximately $21,740 for the 5,000,000 StoneBridge Class B Ordinary Shares currently owned by the Sponsor, and such securities are expected to have a significantly higher value after the Business Combination. As of October 16, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $55,400,000, based upon a closing price of $11.08 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

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the fact that the Sponsor paid $7.0 million to purchase an aggregate of 7,000,000 private placement warrants at a price of $1.00 per private placement warrant, each exercisable to purchase one StoneBridge Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless — and the entire $7.0 million warrant investment would be lost — if a business combination is not consummated by the Final Redemption Date. As of June 30, 2023, the estimated fair value of such private placement warrants was $210,000 (based on the unaudited condensed financial statements of StoneBridge as of June 30, 2023, prepared in accordance with U.S. GAAP);

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the fact that given the very low purchase price (of approximately $21,740 in aggregate) that the Sponsor paid for the StoneBridge Class B Ordinary Shares as compared to the price of the StoneBridge Class A Ordinary Shares sold in StoneBridge’s initial public offering, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below the price initially paid for the StoneBridge Class A Ordinary Shares in the StoneBridge initial public offering and the StoneBridge public shareholders experience a negative rate of return following the completion of the Business Combination;

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the fact that if the Business Combination or another business combination is not consummated by the Final Redemption Date, StoneBridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding StoneBridge Class A Ordinary Shares for cash and liquidating. In such event, the StoneBridge Class B Ordinary Shares held by the Sponsor and StoneBridge’s directors and officers, which were acquired for an aggregate purchase price of approximately $21,740 prior to the initial public offering, would be worthless because the Sponsor and all of the current members of the board of directors of StoneBridge have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any StoneBridge Ordinary Shares (other than public shares) held by them if StoneBridge fails to complete a business combination by the Final Redemption Date. Such shares had an aggregate market value of $55,400,000 based upon the closing price of $11.08 per share on Nasdaq on October 16, 2023. As a result of waiving liquidating distributions, if StoneBridge fails to complete a business combination by the Final Redemption Date, the Sponsor would lose $7.0 million for the purchase of private placement warrants, and $21,740 for the purchase of the StoneBridge Class B Ordinary Shares;
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the fact that the current members of the board of directors of StoneBridge have agreed to waive their redemption rights with respect to the StoneBridge Ordinary Shares held by them for no consideration;

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the fact that, in connection with various extensions of the deadline by which StoneBridge must complete an initial business combination, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account, as of October 16, 2023, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so;

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the fact that if StoneBridge is unable to complete a Business Combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $8,295,000, comprised of (i) $25,000, representing the aggregate purchase price paid for the StoneBridge Class B Ordinary Shares, (ii) $8,000,000, representing the aggregate purchase price paid for the warrants and private placement warrants and (iii) $270,000 of unpaid expenses incurred by the Sponsor and StoneBridge’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof;

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the fact that Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors, of StoneBridge, who was involved in the negotiation of the Business Combination Agreement, is also a co-founder, and a board member and Executive Director, of Sett & Lucas, which is party to certain agreements with StoneBridge for certain financial advisory and investment banking services in relation to StoneBridge’s business combination with a potential target, and pursuant to which agreements StoneBridge has agreed to pay Sett & Lucas a success fee earned upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination;

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the fact that pursuant to a loan agreement among Sett & Lucas, DigiAsia, PT DAB, Alexander Rusli, and Prashant Gokarn, dated December 26, 2022, Sett & Lucas loaned an amount of $600,000 to DigiAsia, which loan was repaid in full on February 15, 2023;

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the fact that the Sponsor has agreed to loan StoneBridge up to $350,000 in the aggregate, to be used for a portion of the operating expenses, which loan is non-interest bearing and unsecured;

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the fact that StoneBridge’s amended and restated certificate of incorporation contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that were more appropriate for a combination with StoneBridge but were not offered due to a StoneBridge’s director’s duties to another entity, although StoneBridge does not believe that the waiver of the corporate opportunity doctrine in its amended and restated certificate of incorporation interfered with its ability to identify an acquisition target;

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the fact that, pursuant to a director founder share assignment agreement, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination; and

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the fact that Bhargav Marepally, the Chief Executive Officer and a member of the board of directors of StoneBridge, and Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of StoneBridge, will continue as members of the board of directors of PubCo after the Business Combination.

The personal and financial interests of the Sponsor, as well as StoneBridge’s directors and executive officers may have influenced their motivation in identifying and selecting DigiAsia as a business combination target, completing an initial business combination with DigiAsia and influencing the operation of the business following the Business Combination. In considering the recommendations of the board of directors of DigiAsia to vote for the proposals being presented at the Extraordinary General Meeting, you should consider these interests.
The exercise of StoneBridge’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in StoneBridge’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require StoneBridge to agree to amend the Business Combination Agreement, to consent to certain actions taken by DigiAsia or to waive rights that StoneBridge is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of DigiAsia’s business, a request by DigiAsia to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on DigiAsia’s business and would entitle StoneBridge to terminate the Business Combination Agreement. In any of such circumstances, it would be at StoneBridge’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the immediately preceding risk factor and elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for StoneBridge and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, StoneBridge does not believe there will be any changes or waivers that StoneBridge’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, StoneBridge will circulate a new or amended proxy statement/prospectus and resolicit StoneBridge’s shareholders if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
StoneBridge shareholders will have reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the consummation of the Business Combination, current StoneBridge shareholders’ percentage ownership will be diluted. Additionally, of the seven expected members of PubCo’s board of directors after the completion of the Business Combination, two will be nominated by the Sponsor pursuant to the Director Nomination Agreement and the rest will be nominated by DigiAsia.
The percentage of PubCo Ordinary Shares that will be owned by current StoneBridge shareholders as a group after the Business Combination will vary based on the number of StoneBridge Class A Ordinary Shares that are redeemed in connection with the Business Combination, as well as other factors, such as the number of shares issued in connection with the Transaction Financing, if any. See “Summary Unaudited Pro Forma Condensed Combined Financial Information” for more information regarding the varying ownership levels of PubCo Ordinary Shares following the Business Combination based on the No Further Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario.
Consequently, current StoneBridge shareholders, as a group, will have less influence on the board of directors, management and policies of PubCo than they currently have on the board of directors, management and policies of StoneBridge.
Activities taken by StoneBridge’s shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on StoneBridge’s ordinary shares.
At any time at or prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding StoneBridge or its securities, the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against one or more of the proposals to be presented at the Extraordinary General Meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the proposals to be presented at the Extraordinary General Meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of StoneBridge Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
If the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public StoneBridge shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem StoneBridge Class A Ordinary Shares, or, if the price per share of StoneBridge Class A Ordinary Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights.
The purpose of such share purchases and other transactions would be to (i) increase the likelihood (a) that the proposals presented at the Extraordinary General Meeting receive the requisite votes needed for approval and (b) of PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, and (ii) otherwise limit the number of public shares electing to redeem. The Sponsor, DigiAsia and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.
Entering into any such arrangements may have a depressive effect on the StoneBridge Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or it owns, either at or before the Business Combination.
If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. StoneBridge will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
There is substantial doubt about StoneBridge’s ability to continue as a going concern.
As of June 30, 2023, StoneBridge had $71,974 in its operating bank account, $32.8 million in securities held in the Trust Account to be used for a business combination or to repurchase or redeem StoneBridge Class A Ordinary Shares in connection therewith and working capital deficit of approximately $3.3 million. As of June 30, 2023, approximately $1.3 million of the amount on deposit in the Trust Account represented interest income, which is available to pay StoneBridge’s tax obligations. StoneBridge currently has until January 20, 2024 to consummate an initial business combination (assuming the exercise, in full, of all of the Sponsor’s options to extend the deadline by which StoneBridge must complete an initial business combination). See “StoneBridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operation —Liquidity and Capital Resources” for additional information. It is uncertain that StoneBridge will be able to consummate an initial business combination by the specified period, and StoneBridge cannot provide assurance as to any further extensions by StoneBridge’s shareholders. StoneBridge also expects to incur significant costs in pursuit of its financing and acquisition plans. StoneBridge believes it will need to raise additional funds in order to meet the expenditure required for operating its business and to consummate a business combination. StoneBridge’s plans to raise capital and to consummate an initial business combination may not be successful.

StoneBridge’s management has determined that if StoneBridge is unable to raise additional funds to alleviate liquidity needs, obtain approval for an additional extension of the deadline to complete an initial business combination, or complete a business combination by January 20, 2024, then StoneBridge will cease all operations except for the purpose of liquidating. In addition, following an initial business combination, if cash on hand is insufficient, the combined company may need to obtain additional financing in order to meet its obligations.
These factors, among others, raise substantial doubt about StoneBridge’s ability to continue as a going concern within the next 12 months. StoneBridge’s financial statements included elsewhere in this proxy statement/prospectus do not include any adjustments that might result from StoneBridge’s inability to continue as a going concern.
StoneBridge has received delisting and/or deficiency notices from Nasdaq, and there can be no assurance that StoneBridge’s securities will continue to be listed on Nasdaq.
On March 7, 2023, StoneBridge received a written notice from the Nasdaq indicating that StoneBridge was not in compliance with Nasdaq Listing Rule 5550(a)(3), which requires StoneBridge to have at least 300 public holders for continued listing on the Nasdaq (the “Minimum Public Holders Rule”). The notice stated that StoneBridge had 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule.
On March 22, 2023, StoneBridge submitted its plan to gain compliance to Nasdaq. Subsequently, Nasdaq accepted StoneBridge’s plan to regain compliance with the Minimum Public Holders Rule and provided StoneBridge until September 5, 2023 to evidence such compliance. On September 7, 2023, StoneBridge received written notice (the “Delisting Letter”) from Nasdaq stating that StoneBridge had not regained compliance with Nasdaq Listing Rule 5550(a)(3) and would be delisted on September 18, 2023, if StoneBridge did not appeal the determination.
On September 13, 2023, StoneBridge requested a hearing from the Nasdaq Hearing Panel to stay the suspension of StoneBridge’s securities and the filing of the Form 25 NSE pending the Nasdaq Hearing Panel’s decision. On September 13, 2023, Nasdaq granted StoneBridge a hearing on November 2, 2023.
On October 4, 2023, StoneBridge received written correspondence from Nasdaq advising StoneBridge that it had regained compliance with the minimum 300 public holders’ requirement for continued Listing Rule 5550(a)(3), and that therefore StoneBridge is in compliance with the Nasdaq Capital Market’s listing requirements and the hearing originally scheduled for November 2, 2023 has been cancelled.
Separately, on June 21, 2023, StoneBridge received a notice from Nasdaq indicating that StoneBridge’s market value of listed securities for the preceding 30 consecutive business days was below the required minimum of $35.0 million for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2). StoneBridge is actively monitoring its market value and working to remedy the deficiency as promptly as possible.
Additionally, StoneBridge expects the consummation of the Business Combination to resolve the remaining non-compliance issue. If StoneBridge does not regain compliance by such date, or the Business Combination is not consummated prior to that date, StoneBridge’s securities may cease trading on Nasdaq, which may adversely affect the liquidity and trading of StoneBridge’s securities.
StoneBridge may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on StoneBridge’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, StoneBridge is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.
Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, StoneBridge or DigiAsia expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that StoneBridge expects to achieve from the Business Combination.
The complex ownership and operating structure of the DigiAsia Group, and the limited information available about private companies, may subject PubCo to numerous inherent risks.
The complex ownership and operating structure of the DigiAsia Group may subject PubCo to numerous risks inherent in the operation of such businesses, which could delay or prevent PubCo from implementing its strategy and make it more difficult for the Business Combination to yield the results anticipated. Although StoneBridge’s management has evaluated the risks inherent in the DigiAsia Group and their operations, StoneBridge’s management may not have properly ascertained or assessed all of the risk factors affecting the DigiAsia Group until the completion of the Business Combination. Furthermore, some of these risks and complexities may be outside of StoneBridge’s control and leave StoneBridge with no ability to control or reduce the chances that those risks and complexities will adversely impact PubCo. Consequently, the Business Combination may not be as successful as a business combination with a smaller, less complex organization.
Additionally, DigiAsia is a privately-held entity. Limited public information generally exists about private entities, which increases the likelihood that StoneBridge’s management may have based their decision to pursue the Business Combination on limited information. PubCo may not be as profitable as expected, if at all.
If the Business Combination is not completed, potential target businesses may have leverage over StoneBridge in negotiating a business combination, StoneBridge’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for StoneBridge shareholders.
Any potential target business with which StoneBridge enters into negotiations concerning an initial business combination will be aware that, unless StoneBridge amends its existing memorandum and articles of association to extend its life and amend certain other agreements it has entered into, then StoneBridge must complete its initial business combination by Final Redemption Date. Consequently, if StoneBridge is unable to complete the Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if StoneBridge does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as StoneBridge gets closer to the timeframe described above. In addition, StoneBridge may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, StoneBridge may have insufficient working capital to continue efforts to pursue a business combination.
If third parties bring claims against StoneBridge, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by public shareholders may be less than $10.00 per public share.
StoneBridge’s placing of funds in the Trust Account may not protect those funds from third-party claims against StoneBridge. Although StoneBridge has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with StoneBridge waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against StoneBridge’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, StoneBridge’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to StoneBridge than any alternative. StoneBridge is not aware of any product or service providers who have not or will not provide such waiver, other than StoneBridge’s independent registered public accounting firm.
Upon redemption of public shares, if StoneBridge does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, StoneBridge will be required to provide for payment of claims of creditors that were not waived that may be brought against StoneBridge within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, for paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, for paying public shareholders from the Trust Account prior to addressing the claims of creditors.
StoneBridge’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, StoneBridge’s directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While StoneBridge currently expects that its directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to StoneBridge, it is possible that StoneBridge’s directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the directors to be too high relative to the amount recoverable or if the directors determine that a favorable outcome is not likely. If StoneBridge’s directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.00 per public share.
StoneBridge and DigiAsia will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees, merchants and customers may have an adverse effect on StoneBridge and DigiAsia. These uncertainties may impair DigiAsia’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause customers and others that deal with DigiAsia to seek to change existing business relationships with DigiAsia. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, PubCo’s business following the Business Combination could be negatively impacted. In addition, the Business Combination agreement restricts DigiAsia from making certain expenditures and taking other specified actions without the consent of StoneBridge until the Business Combination occurs. These restrictions may prevent DigiAsia from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.
Termination of the Business Combination Agreement could negatively impact StoneBridge and DigiAsia.
If the Business Combination is not completed for any reason, including as a result of StoneBridge’s shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of StoneBridge and DigiAsia may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, StoneBridge and DigiAsia would be subject to a number of risks, including the following:
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StoneBridge or DigiAsia may experience negative reactions from the financial markets, including negative impacts on the price of StoneBridge’s securities (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

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DigiAsia may experience negative reactions from its customers, vendors and employees;

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StoneBridge and DigiAsia will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

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since the Business Combination Agreement restricts the conduct of StoneBridge’s and DigiAsia’ businesses prior to completion of the Business Combination, each of StoneBridge and DigiAsia may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted them as independent companies, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and the board of directors of StoneBridge seeks another merger or business combination, StoneBridge shareholders cannot be certain that StoneBridge will be able to find another acquisition target or that such other merger or business combination will be completed.
StoneBridge will incur significant transaction costs in connection with the Business Combination.
StoneBridge has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. StoneBridge will also incur significant legal, financial advisory, accounting and banking fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. StoneBridge estimates that it will incur approximately $1,000,000 in transaction costs related to the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.
Neither StoneBridge nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Amalgamation consideration in the event that any of the representations and warranties made by DigiAsia in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.
The representations and warranties made by StoneBridge and DigiAsia to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, StoneBridge and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Amalgamation consideration if any representation or warranty made by DigiAsia in the Business Combination Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, neither StoneBridge nor its shareholders would have indemnification claims with respect thereto.
Because DigiAsia is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of DigiAsia’ business, operations or financial condition, or reviewed the disclosure in this proxy statement/prospectus.
Section 11 of the Securities Act imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11 of the Securities Act, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements and background checks on key personnel, among other investigations.
Because DigiAsia intends to become publicly traded through the Business Combination rather through an underwritten offering of its ordinary shares, no underwriter is involved in the Business Combination. As a result, no underwriter has conducted diligence on DigiAsia in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

StoneBridge’s and DigiAsia’ ability to consummate the Business Combination, and the operations of PubCo following the Business Combination, may be materially adversely affected by the ongoing COVID-19 pandemic.
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of DigiAsia or PubCo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
StoneBridge and the Sponsor are each controlled by, and each has substantial ties with, non-U.S. persons which could impact StoneBridge’s ability to complete the Business Combination.
The Sponsor is controlled by Bhargav Marepally, who is also StoneBridge’s Chief Executive Officer and a member of StoneBridge’s board of directors, and Prabhu Antony, who is also StoneBridge’s President and a member of StoneBridge’s board of directors, which means StoneBridge may be deemed a foreign-owned business at the time of a business combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares). Certain federally licensed businesses in the United States are subject to rules or regulations that limit foreign ownership. The U.S. Committee on Foreign Investment in the United States (“CFIUS”) is an inter-agency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because the Sponsor may be considered a “foreign person” under such rules and regulations, any proposed business combination between StoneBridge and a U.S. business engaged in a regulated industry, or which may affect national security, could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS review has been expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If a proposed business combination is determined to fall within the scope of foreign ownership restrictions, we may be unable to consummate such business combination. In addition, if a proposed business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing, or we may submit a voluntary notice to CFIUS, or we may proceed with such business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the business combination. CFIUS may decide to block or delay a proposed business combination, impose conditions to mitigate national security concerns with respect to such business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance.
Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate, which could cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment.
StoneBridge may not be able to complete an initial business combination if it becomes subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws and regulations.
Certain acquisitions or business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws and regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit a business combination to be consummated by StoneBridge, StoneBridge may not be able to consummate an initial business combination.
In the United States, certain mergers that may affect competition may require certain filings and review by the U.S. Department of Justice and the U.S. Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by CFIUS.

Outside the United States, laws or regulations, including regulations restricting foreign ownership of businesses in certain industries and regulations relating to businesses involved in or associated with national security or a country’s culture or heritage, may affect StoneBridge’s ability to consummate an initial business combination.
U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to StoneBridge. In such event, StoneBridge may not be able to consummate an a business combination.
As a result of these various restrictions, even though a proposed business combination (including the Business Combination) may be approved by StoneBridge’s board of directors, a governmental or regulatory body may intervene and prevent the transaction from occurring. Moreover, the process of government review could be lengthy. Because StoneBridge has only a limited time to complete a business combination, StoneBridge’s failure to obtain any required approvals within the requisite time period may require StoneBridge to liquidate, which could cause you to lose any potential investment opportunity in a target company (including DigiAsia) and the chance of realizing future gains on your investment.
If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate a Business Combination and liquidate the Company.
There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company (“SPAC”) and we may in the future be subject to a claim that we have been operating as an unregistered investment company. If we are deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.
The funds in the Trust Account have, since our initial public offering, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. The longer the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate.
Risks Related to Ownership of PubCo Ordinary Shares
Failure to secure the Transaction Financing and/or equity line of credit could prevent consummation of the Business Combination or could have a material adverse effect on the business, operations and financial performance of PubCo.
The Business Combination Agreement includes a covenant for StoneBridge to obtain, to DigiAsia’s satisfaction, transaction financing, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which amount must be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt. At least $20.0 million of such amount must be funded at the Closing and the remaining $10.0 million must be funded within three months after the Closing.
In addition, pursuant to the terms of the Business Combination Agreement, StoneBridge is required to obtain, to DigiAsia’s satisfaction, a further equity line of credit in the amount of $100.0 million, which can be drawn down over a period of 24 months from the Closing, at PubCo’s option, subject to the terms and conditions of such equity line of credit.

There can be no assurance that the Transaction Financing and/or the equity line of credit will be secured. In the event StoneBridge is unable to consummate the Transaction Financing and/or the equity line of credit, StoneBridge may lack the funds to consummate the Business Combination, and PubCo may also lack the funds for operations subsequent to Closing. The completion of the Business Combination is conditioned on the satisfaction of securing the Transaction Financing and/or equity line of credit. Further, failure to secure the equity line of credit could have a material adverse effect on the business, operations and financial performance of PubCo.
PubCo will incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after it is no longer an “emerging growth company.”
PubCo will incur significant legal, accounting and other expenses that DigiAsia did not incur as a private company and StoneBridge did not incur as a blank check company. For example, it will be required to comply with certain of the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase PubCo’s legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that PubCo’s management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort towards ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are still in the process of compiling the system and processing documentation needed to comply with such requirements. PubCo may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In that regard, PubCo may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs PubCo may incur as a result of being a public company or the timing of such costs.
Future sales of PubCo Ordinary Shares in the public market could cause the market price of PubCo Ordinary Shares to decline.
Sales of a substantial number of PubCo Ordinary Shares in the public market following the completion of the Business Combination, or the perception that such sales might occur, could depress the market price of PubCo Ordinary Shares and could impair PubCo’s ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of PubCo Ordinary Shares.
The Sponsor, our directors and executive officers and holders of a substantial amount of DigiAsia Ordinary Shares (and shares convertible into DigiAsia Ordinary Shares) are or will be subject to lock-up agreements that restrict their ability to transfer their PubCo Ordinary Shares for specified periods after the consummation of the Business Combination.
Pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed, that, subject to certain exceptions, the Sponsor will not, without PubCo’s prior approval (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “Sponsor Lock-Up Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lockup Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) (x) with respect to 250,000 of the Lock-Up Shares, nine months after the Closing Date and (y) with respect to the remainder of the Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo

Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.
Pursuant to the DigiAsia Shareholder Lock-Up Agreement, certain shareholders of DigiAsia have severally agreed that, subject to certain exceptions, each such shareholder will not, without the prior approval of the board of directors of PubCo, (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by such shareholder immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by such shareholder immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “DigiAsia Shareholder Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shareholder’s DigiAsia Shareholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) nine months after the Closing Date and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.
Pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer certain StoneBridge Ordinary Shares until the earlier of (i) one year after the completion of StoneBridge’s initial business combination or (ii) subsequent to StoneBridge’s initial business combination, (x) if the last sale price of StoneBridge Class A Ordinary Shares equals or exceeds $12.00 per ordinary share (as equitably adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after StoneBridge’s initial business combination or (y) the date on which StoneBridge completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of StoneBridge’s shareholders having the right to exchange their StoneBridge Ordinary Shares for cash, securities or other property. In addition, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer any private placement warrants held by them (or the ordinary shares issuable upon the exercise thereof) until 30 days after the completion of StoneBridge’s initial business combination.
As the lock-up periods and other restrictions on resale under applicable securities laws end, the market price of PubCo Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The Sponsor, the DigiAsia Founder, and certain significant shareholders of DigiAsia will have significant influence over us after completion of the Business Combination.
Based on the assumptions discussed in “Unaudited Pro Forma Condensed Combined Financial Information,” and “Beneficial Ownership of Securities” upon the completion of the Business Combination, the Sponsor, the DigiAsia Founder, and holders of 5% or more of DigiAsia’s shares, will own, collectively, approximately    % of the outstanding PubCo Ordinary Shares, based on the No Further Redemption Scenario, or approximately    % of the outstanding PubCo Ordinary Shares, based on the Maximum Redemption Scenario (in each case, without giving effect to any share issuances pursuant to the Transaction Financing).

Furthermore, as discussed under “Business Combination Proposal — Related Agreements — Director Nomination Agreement,” upon the consummation of the Business Combination until the termination of the Director Nomination Agreement, the Sponsor will be entitled to appoint or nominate for election to the board of directors of PubCo, as applicable, two individuals to serve as directors of PubCo.
As long the Sponsor, the DigiAsia Founder, such significant shareholders of DigiAsia each own or control a significant percentage of PubCo’s outstanding voting power, they will have the ability to strongly influence all corporate actions requiring PubCo shareholder approval, including the election and removal of directors and the size of PubCo’s board of directors, any amendment of PubCo’s governing documents, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of PubCo’s assets. In addition, the Sponsor will have the right to designate two directors pursuant to the Director Nomination Agreement. Some of these persons or entities may have interests different than yours. For example, because many of these shareholders purchased their shares at lower prices than other shareholders, they may be more interested in selling the company to an acquirer than other investors or they may want PubCo to pursue strategies that deviate from the interests of other shareholders.
Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to DigiAsia has identified all material issues or risks associated with DigiAsia, its business or the industries in which it operates. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or PubCo. Accordingly, any shareholders of StoneBridge who choose to remain PubCo shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement relating to the Business Combination contained an actionable material misstatement or material omission.
The market price of PubCo’s securities may decline as a result of the Business Combination.
The market price of PubCo’s securities may decline as a result of the Business Combination for a number of reasons including if:
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investors react negatively to the prospects of our business and the Business Combination;

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the effect of the Business Combination on our business and prospects is not consistent with the expectations of financial or industry analysts; or

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we do not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Because there are no current plans to pay cash dividends on PubCo Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell your PubCo Ordinary Shares at a price greater than what you paid for it.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of PubCo, some of whom will be from StoneBridge and DigiAsia, and some of whom may join PubCo following the Business Combination.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of StoneBridge’s key personnel may remain with PubCo in senior management or advisory positions following the Business Combination, we expect DigiAsia’s current management to constitute a majority of the management personnel of PubCo. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of PubCo.
The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what PubCo’s actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, DigiAsia being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of DigiAsia at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of PubCo following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.
The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by DigiAsia. If these assumptions or analyses prove to be incorrect, PubCo’s actual operating results may be materially different from the forecasted results.
The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of DigiAsia’s future performance and incorporate certain financial and operational assumptions, including but not limited to:
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lifting of any remaining implemented safe distancing government orders in the markets in which the DigiAsia Group operates and continued economic recovery from the COVID-19 pandemic;

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the gradual decrease in the number of COVID-19 cases in the markets in which the DigiAsia Group operates, that vaccine roll-outs are not undermined by new COVID-19 variants and that there is no resumption of any form of movement control or stay-at-home orders that would adversely impact the pace of general economic recovery; and

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the other assumptions discussed in “The Business Combination Proposal — Certain Prospective Financial Information of DigiAsia.”

The assumptions that underlie DigiAsia’s projections are preliminary, and there can be no assurance that DigiAsia’s actual results will be in line with DigiAsia’s or our expectations. Whether actual operating and financial results and business developments will be consistent with DigiAsia’s or our expectations and assumptions as reflected in the forecast depends on various factors, many of which are outside DigiAsia’s and PubCo’s control, including but not limited to those stated elsewhere in this “Risk Factors” section and the following:
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DigiAsia’s or PubCo’s ability to complete strategic acquisitions in the future;

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DigiAsia’s or PubCo’s ability to integrate acquisitions successfully;

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DigiAsia’s or PubCo’s ability to manage their anticipated growth;

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whether DigiAsia or PubCo can retain existing, and attract new, partners, merchants and customers;

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competition, including from established and future competitors;

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DigiAsia’s or PubCo’s ability to retain key management, to integrate new hires and to attract, retain and motivate qualified personnel;

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the overall strength and stability of economies in the markets in which DigiAsia operates and elsewhere in Southeast Asia; and

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regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond DigiAsia’s or PubCo’s control, could adversely affect DigiAsia’s or PubCo’s business, financial condition and results of operations and cause DigiAsia’s or PubCo’s actual results to differ materially from the projections contained in this proxy statement/prospectus.
The Initial Projections have been prepared by DigiAsia’s management. Investors should note that the Initial Projections have not been independently verified or confirmed by StoneBridge or any third party. In particular, none of BDO India LLP or Marcum LLP have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Initial Projections and none of them have expressed an opinion or any other form of assurance with respect to the Initial Projections.
The price of PubCo’s securities may be volatile.
There has been no public market for DigiAsia Ordinary Shares prior to the Business Combination. The market price of PubCo Ordinary Shares following the Business Combination may vary or decline from the current market prices of StoneBridge Class A Ordinary Shares. Further, an active trading market for PubCo Ordinary Shares may not develop or, if developed, may not be sustained. The market prices of the securities of special purpose acquisition corporations, post-business combinations, have historically been highly volatile. The market price of PubCo Ordinary Shares may fluctuate significantly in response to numerous factors, including:
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the overall performance of the equity markets;

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actual or anticipated fluctuations in our revenue and other operating results or that of our competitors;

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changes in the financial projections or guidance we or our competitors may provide to the public or our or our competitors’ failure to meet such projections;

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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

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additions and departures of key personnel;

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the economy as a whole and market conditions in our industry;

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negative publicity related to the real or perceived quality of our platform, as well as the failure to timely launch new products and services that gain market acceptance;

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rumors and market speculation involving us or other companies in our industry;

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announcement by us or our competitors of new products or services, commercial relationships or significant technical innovations;

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acquisitions, strategic partnerships, joint ventures or capital commitments;

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new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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lawsuits threatened or filed against us, litigation involving our industry, or both;

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developments or disputes concerning our or other parties’ products, services, or intellectual property and other proprietary rights;

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changes in accounting standards, policies, guidelines, interpretations or principles;

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interpretations of any of the above or other factors by trading algorithms, including those that employ natural language processing and related methods to evaluate our public disclosures;

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material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

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other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics, or responses to those events;

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the expiration of contractual lock-up agreements; and

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sales of PubCo Ordinary Shares or other PubCo securities by us or our shareholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.
StoneBridge is, and subsequent to the Business Combination, PubCo will be, an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make PubCo’s securities less attractive to investors.
StoneBridge is currently an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and upon consummation of the Business Combination, PubCo will remain an emerging growth company. Accordingly, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and we may continue to do so subsequent to the Business Combination. As a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of StoneBridge’s initial public offering, (b) in which we have total annual gross revenue of $1.235 billion or more, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates is $700.0 million or more as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Furthermore, even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies as further described below.
Investors may find our securities less attractive because we may rely on these exemptions, which could lead to a less active trading market for, and increased volatility of the trading price of, our securities.

As a foreign private issuer, PubCo will be subject to different U.S. securities laws than domestic U.S. issuers.
As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. companies pursuant to the Exchange Act. PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.
In addition, as a foreign private issuer, PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.
PubCo will also be exempt from the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.
Further, Nasdaq listing rules permit foreign private issuers like PubCo to follow the corporate governance practices of their home countries in lieu of certain Nasdaq corporate governance requirements, including the requirement to have (i) a majority of a company’s board of directors consist of independent directors, (ii) a compensation committee consisting of independent directors, (iii) a nominating committee consisting of independent directors or (iv) regularly scheduled executive sessions with only independent directors each year. Immediately following the Business Combination, PubCo will not have a majority-independent board of directors. Thus, although PubCo’s director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of PubCo may decrease as a result. In addition, immediately following the Business Combination, PubCo will not have a compensation committee. Further, PubCo may choose to follow home country practices with respect to certain other Nasdaq corporate governance rules, as permitted by Nasdaq. As a result, PubCo shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.
As a “controlled company” within the meaning of Nasdaq listing standards, PubCo will qualify for exemptions from certain corporate governance requirements. PubCo has the opportunity to elect any of the exemptions afforded a controlled company.
Because                 and                 , together, will control more than a majority of the total voting power of the PubCo Ordinary Shares following the consummation of the Business Combination, PubCo will be a “controlled company” within the meaning of Nasdaq listing standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following Nasdaq rules regarding corporate governance:
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the requirement that a majority of its board of directors consist of independent directors;

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the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;

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the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and

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the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.

Immediately following the Business Combination, PubCo will not have a majority-independent board of directors. Additionally, PubCo may choose to avail itself of certain other permissible exemptions from

Nasdaq’s corporate governance rules. As a result, PubCo shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to companies that are not “controlled companies.”
Because PubCo will be incorporated under the laws of the Cayman Islands, PubCo shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited.
PubCo will be an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon PubCo’s officers or directors, or enforce judgments obtained in the United States courts against PubCo’s officers or directors.
PubCo’s corporate affairs will be governed by the New PubCo Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of PubCo’s directors to PubCo under Cayman Islands law will be, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. PubCo will also be subject to the federal securities laws of the United States. The rights of PubCo’s shareholders and the fiduciary responsibilities of PubCo’s directors under Cayman Islands law will be different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully-developed and judicially-interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of such companies. PubCo’s directors will have discretion under the New PubCo Charter to determine whether, and under what conditions, PubCo’s corporate records may be inspected by PubCo’s shareholders, but are not obliged to make them available to shareholders. Thus, it may be more difficult for PubCo’s shareholders to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
StoneBridge has been advised by Conyers Dill & Pearman LLP, StoneBridge’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against PubCo judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PubCo predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Furthermore, corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as U.S. States. To the extent PubCo chooses to follow home country practices with respect to corporate governance matters, PubCo shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, PubCo shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, members of PubCo’s board of directors or controlling shareholders of PubCo than they would as public shareholders of a U.S. company.
The Economic Substance Legislation of the Cayman Islands may impact PubCo.
The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (As Revised) (the “Cayman Economic Substance Act”) in January 2019. PubCo will be required to comply with the Cayman Economic Substance Act and related regulations and guidelines. As PubCo is a Cayman Islands exempted company, compliance obligations will include filing annual notifications, in which we will need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Cayman Economic Substance Act and the filing of an annual return with the Department of International Tax Co-Operation. PubCo may need to allocate additional resources and make changes to its operations in order to comply with all requirements under the Cayman Economic Substance Act. Failure to satisfy these requirements may subject us to penalties under the Cayman Economic Substance Act.
The Financial Action Task Force’s increased monitoring of the Cayman Islands could impact PubCo.
In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list”. When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for PubCo.
The Cayman Islands has recently been added to the EU AML high-risk third countries list and it is unclear if and how this designation will impact PubCo.
On March 13, 2022, the European Commission (“EC”) updated its list of ‘high-risk third countries’ (the “EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes. The EC has noted it is committed to greater alignment with the FATF listing process and the addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for PubCo.
We may be deemed a passive foreign investment company (“PFIC”) which could result in adverse U.S. federal income tax consequences to U.S. holders.
If we are deemed a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of StoneBridge Class A Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Based upon the composition of our income and assets, and upon a review of our financial statements, we likely were a PFIC for our most recent taxable year ended December 31, 2022. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon request, we will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information. Please see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations — PFIC Considerations” for a more detailed discussion with respect to our PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of StoneBridge Class A Ordinary Shares.
We will have broad discretion in the use of the net proceeds to us from the Business Combination (including the proceeds, if any, from the Transaction Financing and equity line of credit) and may not use them effectively.
PubCo will have broad discretion in the application of the net proceeds to PubCo from the Business Combination (including the proceeds from the Transaction Financing and any equity line of credit), and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the Business Combination, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive from the Business Combination effectively, our business, financial condition, operating results and prospects could be harmed, and the market price of our securities could decline. Pending their use, we may invest the net proceeds from the Business Combination in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our shareholders.
Because PubCo does not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of PubCo Ordinary Shares for a return on your investment.
PubCo currently intends to retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business, and does not expect to pay any cash dividends in the foreseeable future. PubCo’s board of directors has discretion as to whether to distribute dividends, and any future determination to declare and pay dividends will depend, on among other things, PubCo’s future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by PubCo from its subsidiaries, PubCo’s financial condition, contractual restrictions and other factors deemed relevant by PubCo’s board of directors.
Accordingly, the return on your investment in PubCo Ordinary Shares will likely depend entirely upon any future price appreciation of the PubCo Ordinary Shares, and you should not rely on an investment in PubCo Ordinary Shares as a source for any future dividend income. There is no guarantee that PubCo Ordinary Shares will appreciate in value.
Nasdaq may delist the PubCo Ordinary Shares from trading on its exchange, which could limit investors’ ability to make transactions in the PubCo Ordinary Shares and subject PubCo to additional trading restrictions.
The StoneBridge Class A Ordinary Shares, StoneBridge’s public warrants and StoneBridge’s units are currently listed on Nasdaq and it is anticipated that, following the Business Combination, the PubCo Ordinary Shares will be listed on Nasdaq. However, StoneBridge cannot assure you that the PubCo Ordinary Shares will continue to be listed on Nasdaq in the future. In order to continue listing the PubCo Ordinary Shares on Nasdaq, PubCo must maintain certain financial, distribution and stock price levels. Additionally, in connection with the Business Combination, PubCo will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of the PubCo Ordinary Shares on Nasdaq. We cannot assure you that PubCo will be able to meet those initial listing requirements at that time.
If Nasdaq delists the PubCo Ordinary Shares from trading on its exchange and PubCo is not able to list the PubCo Ordinary Shares on another national securities exchange, StoneBridge expects the PubCo Ordinary Shares could be quoted on an over-the-counter market. If this were to occur, PubCo could face significant material adverse consequences, including:
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a limited availability of market quotations for the PubCo Ordinary Shares;

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reduced liquidity for the PubCo Ordinary Shares;

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a determination that the PubCo Ordinary Shares constitute “penny stock” which will require brokers trading in PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the PubCo Ordinary Shares;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Techniques employed by short sellers may drive down the market price of PubCo’s securities.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.
Public companies that have their operations in Southeast Asia have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.
It is not clear what effect such negative publicity could have on PubCo. If it were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, PubCo could have to expend a significant amount of resources to investigate such allegations and/or defend itself. While PubCo will strongly defend against any such short seller attacks, it may be constrained in the manner in which it can proceed against the relevant short seller by principles of freedom of speech, applicable laws or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract PubCo’s management from growing PubCo’s business. Even if such allegations are ultimately proven to be groundless, allegations against PubCo could severely impact its business operations, and any investment in PubCo’s securities could be greatly reduced or even rendered worthless.
General Risk Factors
DigiAsia’s quarterly results of operations and operating metrics fluctuate significantly and are unpredictable and subject to seasonality, which, subsequent to the Business Combination, could result in the trading price of PubCo Ordinary Shares being unpredictable or declining.
DigiAsia’s (and subsequent to the Business Combination, PubCo’s) quarterly results of operations may vary significantly and are not necessarily (and will not necessarily be) an indication of future performance. These fluctuations may be due to a variety of factors, some of which are and will be outside DigiAsia’s and PubCo’s control and may not fully reflect the underlying performance of DigiAsia’s business. DigiAsia’s limited operating history combined with the rapidly evolving markets also contribute to these fluctuations. Fluctuations in quarterly results may materially and adversely affect the predictability of DigiAsia’s and PubCo’s business and the price of DigiAsia’s and PubCo’s securities.
Factors that may cause fluctuations in DigiAsia’s or PubCo’s quarterly financial results include DigiAsia’s ability to attract and retain new partners, merchants and customers, the timing, effectiveness, and costs of expansion and upgrades of DigiAsia’s systems and infrastructure, as well as the success of those expansions and upgrades, the outcomes of legal proceedings and claims, DigiAsia’s ability to maintain or increase revenue, gross margins and operating margins, DigiAsia’s ability to continue introducing new products and services and to continue convincing customers to adopt additional offerings, increases in and timing of expenses that DigiAsia may incur to grow and expand its operations and to remain competitive, period-to-period volatility related to fraud and risk losses, system failures resulting in the inaccessibility of DigiAsia’s products and services, changes in the regulatory environment, including with respect to security, privacy or enforcement of laws and regulations by regulators, including fines, orders or consent decrees, changes in global business or macroeconomic conditions, and the other risks described in this proxy statement/prospectus.
DigiAsia’s (and subsequent to the Business Combination, PubCo’s) actual operating results may differ significantly from their guidance.
From time to time, DigiAsia (and subsequent to the Business Combination PubCo) may issue guidance in their quarterly earnings conference calls, or otherwise, regarding their future performance that represents their management’s estimates as of the date of release. Guidance is necessarily speculative in nature, and is only an estimate of what management believes is realizable as of the date of release, and it can be expected that some or all of the assumptions underlying the guidance furnished by DigiAsia or PubCo will prove to be incorrect or will vary significantly from actual results. Actual results will vary from DigiAsia’s or PubCo’s guidance and the variations may be material, especially in times of economic uncertainty and a fast-evolving marketplace.
DigiAsia’s (and subsequent to the Business Combination, PubCo’s) business could be negatively affected by actions of shareholders.
The actions of shareholders could adversely affect DigiAsia’s and PubCo’s business. Specifically, certain actions of certain types of shareholders, including, without limitation, public proposals, requests to pursue strategic combinations or other transactions or special demands or requests, could disrupt DigiAsia’s (and PubCo’s) operations, be costly and time-consuming or divert the attention of management and employees and increase the volatility of DigiAsia’s (and subsequent to the Business Combination, PubCo’s) securities. In addition, perceived uncertainties as to DigiAsia’s or PubCo’s future direction in relation to the actions of their shareholders may result in the loss of potential business opportunities or the perception that DigiAsia or PubCo is unstable and need to make changes, which may be exploited by their competitors and make it more difficult to attract and retain personnel as well as customers, service providers and partners. Actions by shareholders may also cause fluctuations in DigiAsia’s or PubCo’s securities based on speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of DigiAsia’s business.
An active market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.
An active trading market for PubCo’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.
If securities or industry analysts do not publish research or reports about PubCo’s business, if they change their recommendations regarding PubCo’s securities or if PubCo’s operating results do not meet their expectations, the price and trading volume of PubCo Ordinary Shares could decline.
The trading market for PubCo’s securities will depend in part on the research and reports that securities or industry analysts publish about PubCo or its businesses. If no securities or industry analysts commence coverage of PubCo, the trading price for PubCo’s securities could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade PubCo’s securities or publish unfavorable research about PubCo’s business, or if PubCo’s operating results do not meet analysts’ expectations, the trading price of PubCo’s securities would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo regularly, demand for PubCo’s securities could decrease, which might cause the price and trading volume of PubCo Ordinary Shares to decline.
An occurrence of a natural disaster, widespread health epidemic or other outbreak could seriously harm DigiAsia’s business, financial condition and results of operations.
Natural disasters, such as fires or floods, the outbreak of a widespread health epidemic, or other events, such as wars, acts of terrorism, political events, environmental accidents, power shortages or communication interruptions could seriously harm DigiAsia’s business. The occurrence of a disaster or similar event could materially disrupt DigiAsia’s business and operations. These events could also cause DigiAsia to close its operating facilities temporarily, which would severely disrupt its operations and have a material adverse effect on DigiAsia’s business, financial condition and results of operations. In addition, DigiAsia’s revenue could be significantly reduced to the extent that a natural disaster, health epidemic or other major event harms the economies of Southeast Asia or any other jurisdictions where DigiAsia may operate. DigiAsia’s operations could also be severely disrupted if its consumers, merchants or other participants were affected by natural disasters, health epidemics or other major events.
DigiAsia has had delays in filing annual returns for 2021 with ACRA, and there can be delays in the future.
DigiAsia has had a delay in filing its annual return for the fiscal year ended December 31, 2021, with ACRA, which is the statutory board of the Singapore government that plays the role of regulator of business registration and financial reporting, among others. Under the Companies Act 1967 of Singapore, all Singapore incorporated companies are required to file annual returns with ACRA to ensure that the company’s information on ACRA’s register is up to date. The annual return includes the date of its annual general meeting of shareholders (if held) and its financial reports (if applicable). As DigiAsia is a private company limited by shares, it is required to file a return with ACRA after its annual general meeting within seven months after the end of its fiscal year. As on the date of this second amendment filing of the registration/proxy statement, DigiAsia has filed its overdue annual return for the fiscal year ended December 31, 2021, and also the annual return for the fiscal year ended December 31, 2022, subsequent to applying for a 60-day extension from its original due date of filing of its annual return for the fiscal year ended December 31, 2022. While this is the first time that DigiAsia has delayed the filing of its annual return, there can be no assurances that there will not be delays in future years. If DigiAsia fails to comply with the relevant provisions of the Companies Act 1967 of Singapore in relation to the filing of its annual return, DigiAsia and every officer of DigiAsia who is in default shall be guilty of an offence and shall be liable on conviction to a fine not exceeding $5,000 Singapore Dollars (approximately $3,735) and also to a default penalty.
Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may harm our results of operations.
Changes in tax laws, regulations, related interpretations and tax accounting standards in Indonesia, Southeast Asia, Singapore, or other regions where we choose to operate in, may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. In addition, our results of operations and financial condition may decline if certain tax incentives are not retained or renewed. Tax rules in jurisdictions we operate, particularly at the local level, can change without notice. We may not always be aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.

EXTRAORDINARY GENERAL MEETING OF STONEBRIDGE SHAREHOLDERS
General
StoneBridge is furnishing this proxy statement/prospectus to StoneBridge shareholders as part of the solicitation of proxies by StoneBridge’s board of directors for use at the Extraordinary General Meeting of StoneBridge shareholders to be held on           , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to StoneBridge shareholders on or about         , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides StoneBridge shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.
Date, Time and Place
The Extraordinary General Meeting will be held at        a.m., Central Time, on            , 2023, at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas, United States, and virtually via live webcast at https://www.cstproxy.com/stonebridgespac/egm2023. Should StoneBridge shareholders attend the Extraordinary General Meeting virtually, each may vote and submit questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/stonebridgespac/egm2023 and entering their control number. We are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for StoneBridge shareholders and StoneBridge. The virtual meeting format allows attendance from any location in the world.
Purpose of StoneBridge Extraordinary General Meeting
At the Extraordinary General Meeting, StoneBridge is asking holders of StoneBridge Ordinary Shares to:
•
consider and vote upon the Business Combination Proposal;

•
consider and vote upon the Amalgamation Proposal;

•
consider and vote upon the Governing Documents Proposals;

•
consider and vote upon the Nasdaq Proposal;

•
consider and vote upon the Incentive Plan Proposal; and

•
if presented, consider and vote upon the Adjournment Proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the StoneBridge shareholders for a vote.
Recommendation of StoneBridge Board of Directors in Respect of the Proposals
StoneBridge’s board of directors (i) has unanimously determined that the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal, are fair to and in the best interests of StoneBridge, (ii) has unanimously approved the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and (ii) unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Amalgamation Proposal, “FOR” the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and, if presented, “FOR” the Adjournment Proposal.
The existence of financial and personal interests of one or more of StoneBridge’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of StoneBridge and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition,

StoneBridge’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of StoneBridge’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Outstanding Shares; Shareholders Entitled to Vote
StoneBridge has fixed the close of business on October 13, 2023, as the “record date” for determining StoneBridge shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. StoneBridge’s warrants do not have voting rights. As of the close of business on the record date, there were 7,425,969 StoneBridge Ordinary Shares outstanding, consisting of 2,425,969 StoneBridge Class A Ordinary Shares and 5,000,000 StoneBridge Class B Ordinary Shares. No StoneBridge preference shares were outstanding as of the record date and none are outstanding as of the date of this proxy statement/prospectus. Each StoneBridge Ordinary Share is entitled to one vote per share with respect to each of the proposals being presented at the Extraordinary General Meeting.
Quorum
The presence, in person or by proxy, of the holders of a third of the issued and outstanding StoneBridge Ordinary Shares will constitute a quorum at the Extraordinary General Meeting.
If a quorum is not present within half an hour from the time appointed for the Extraordinary General Meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors of StoneBridge may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the StoneBridge shareholders present shall constitute a quorum.
As of the record date, 2,475,323 StoneBridge Ordinary Shares would be required to achieve a quorum.
The Sponsor, being the owner of approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares as of the record date, has agreed, pursuant to the Sponsor Support Agreement, to appear at the Extraordinary General Meeting or to otherwise cause its StoneBridge Ordinary Shares to be counted as present at the Extraordinary General Meeting for the purpose of establishing a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to StoneBridge but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to “non-routine” matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe all the proposals to be presented at the Extraordinary General Meeting, other than the Adjournment Proposal, will be considered non-routine and therefore your broker, bank, or nominee cannot vote your shares without your instruction on the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal.
Since abstentions and broker non-votes are not counted as votes cast, abstentions and broker non-votes will have no effect on the outcome of the votes on the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal or the Incentive Plan Proposal.
Vote Required
The approval of each of the Business Combination Proposal, the Amalgamation Proposal, the Nasdaq Proposal and the Incentive Plan Proposal, will require an ordinary resolution as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and

StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
The approval of the Governing Documents Proposals will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
The approval of the Adjournment Proposal, if presented, will require the consent of the meeting, which means a simple majority of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares, who are present, in person, online or by proxy, and being entitled to do so, vote thereupon at the Extraordinary General Meeting, voting as a single class.
Voting Your Shares
Each StoneBridge Share that you own in your name entitles you to one vote. Your proxy card shows the number of StoneBridge Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your StoneBridge Ordinary Shares at the Extraordinary General Meeting:
•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the StoneBridge board of directors, “FOR” the Business Combination Proposal, “FOR” the Amalgamation Proposal, “FOR” the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and, if presented, “FOR” the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted; or

•
You can attend the Extraordinary General Meeting virtually and vote electronically.

Beneficial shareholders who wish to attend the Extraordinary General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mailing a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting. After contacting Continental, a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the Extraordinary General Meeting. Beneficial shareholders should contact Continental at least five business days prior to the date of the Extraordinary General Meeting.
Revoking Your Proxy or Changing Your Vote
If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised or change your vote, by doing any one of the following:
•
you may send another signed proxy card with a later date; or

•
you may attend the Extraordinary General Meeting, in person or virtually by visiting https://www.cstproxy.com/stonebridgespac/egm2023, and vote; or

•
you may notify StoneBridge, in writing, before the Extraordinary General Meeting that you have revoked your proxy (if you do so, you may attend the Extraordinary General Meeting virtually and vote via electronic communication, as indicated above).

If your shares are held in “street name” by your broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or revoke your proxy.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your StoneBridge Ordinary Shares, you may call The Laurel Hill Advisory Group, LLC, StoneBridge’s proxy solicitor, at 1-888-742-1305, or by email at stonebridge@laurelhill.com.
Redemption Rights
Holders of StoneBridge Ordinary Shares may seek to have their shares redeemed for cash, regardless of whether they vote or, if they do vote, irrespective of whether they vote for or against any of the proposals presented at the Extraordinary General Meeting.
Any public StoneBridge shareholder may demand that StoneBridge redeem all or a portion of their public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account (which, for illustrative purposes, was $10.90 per share as of June 30, 2023), calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge.
Holders of StoneBridge units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their StoneBridge units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct it to do so.
If a holder properly seeks redemption as described in this section and the Business Combination is consummated, StoneBridge will redeem such shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares. A holder of StoneBridge Class A Ordinary Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined under Section 13(d)(3) of the Exchange Act) may not redeem more than 15% of the aggregate StoneBridge Ordinary Shares without the consent of StoneBridge.
The Sponsor and StoneBridge’s directors will not have redemption rights with respect to any StoneBridge Ordinary Shares owned by them, directly or indirectly.
StoneBridge shareholders who seek to have their StoneBridge Class A Ordinary Shares redeemed are required to:
(i)
submit a redemption request in writing to Continental, in which (a) they request that StoneBridge redeems all or a portion of their StoneBridge Class A Ordinary Shares for cash and (b) identify themselves as the beneficial holders of the shares and provide their legal name, phone number and address; and

(ii)
deliver their shares (either physically or electronically using The Depository Trust Company’s DWAC System) and other redemption forms (if applicable) to Continental no later than      p.m. Eastern Time on            , 2023 (two business days prior to the Extraordinary General Meeting).

Holders of StoneBridge units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their StoneBridge units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct it to do so.
If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. Continental will typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to StoneBridge unless StoneBridge’s board of directors determines, in its sole discretion, to permit the withdrawal of such redemption request (which it may or may not do in whole or in part). If a holder of StoneBridge Class A Ordinary Shares delivers shares for redemption and later decides prior to the Extraordinary General Meeting not to elect redemption, such holder may request that StoneBridge consent to the return of such shares to such holder. Such a request must be made by contacting Continental at the phone number or address set out elsewhere in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then StoneBridge shareholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed. StoneBridge will thereafter promptly return any shares delivered by StoneBridge shareholders.
The closing price of StoneBridge Class A Ordinary Shares on the record date was $11.08. The cash held in the Trust Account on such date was approximately $27,085,123.89 (approximately $11.16 per StoneBridge Share). Prior to exercising redemption rights, StoneBridge shareholders should verify the market price of StoneBridge Class A Ordinary Shares as they may receive higher proceeds from the sale of their StoneBridge Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. StoneBridge cannot assure its shareholders that they will be able to sell their StoneBridge Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal or Dissenters’ Rights
Neither public StoneBridge shareholders who hold StoneBridge Class A Ordinary Shares nor StoneBridge warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger, dissenters’ rights will not be available under the Cayman Islands Companies Act in respect of StoneBridge Class A Ordinary Shares if an open market for such class of shares exists on a recognized stock exchange (which includes Nasdaq) for a specified period after the Business Combination is authorized. Therefore, no dissenters’ rights are available in respect of the StoneBridge Class A Ordinary Shares; however, holders have a redemption right as described in this proxy statement/prospectus.
Proxy Solicitation Costs
StoneBridge is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. StoneBridge will pay the cost of soliciting proxies for the Extraordinary General Meeting. StoneBridge has engaged The Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the proxy solicitation process. StoneBridge has agreed to pay Laurel Hill a fixed fee of $16,500.00, plus disbursements, which will require StoneBridge’s prior approval in case of expenses exceeding $12,000.00, and to pay $5.75 for each holder’s proxy solicited by Laurel Hill, to reimburse Laurel Hill for its reasonable and documented costs and expenses and to indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fees will be paid with non-Trust Account funds.
StoneBridge will ask banks, brokers and other institutions, nominees and fiduciaries to forward soliciting materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of StoneBridge Ordinary Shares and in obtaining voting instructions from those owners.
StoneBridge’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL
General
Holders of StoneBridge Ordinary Shares are being asked to adopt the Business Combination Agreement, approve the terms thereof and approve the transactions contemplated thereby, including the Business Combination. StoneBridge shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
StoneBridge may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote of at least a majority of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
The Business Combination Agreement
On January 5, 2023, StoneBridge, Amalgamation Sub, DigiAsia and the Management Representative (solely in his capacity as the Management Representative) entered into the Business Combination Agreement. On June 22, 2023, the parties amended the Business Combination Agreement. The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. StoneBridge shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement is incorporated by reference into this proxy statement/prospectus.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. StoneBridge does not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person or entity should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about StoneBridge, DigiAsia, Amalgamation Sub, the Sponsor or any other party or matter.
General Description of the Business Combination Transactions
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties shall undertake a series of transactions pursuant to which DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, and as consideration therefor, the securityholders of DigiAsia will receive securities of PubCo and the Management Earnout Group will be entitled to receive Earnout Shares upon the passage of time and the achievement of certain milestones, all as more particularly described further below. We refer to the foregoing transactions, in their entirety, as the Business Combination. Upon the consummation of the Business Combination, PubCo will change its name to “DigiAsia Corp.”
The Amalgamation
The Amalgamation will become effective on the date which is three business days after the date on which all conditions set forth in the Business Combination Agreement that are required to be satisfied or waived have been satisfied or waived, as applicable (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time as may be mutually agreed by DigiAsia and StoneBridge in writing.
Subject to the terms and conditions of the Business Combination Agreement, in connection with the Business Combination, the following transactions will occur:
(i)
immediately prior to the Sponsor Share Conversion (which is the conversion described in clause (ii) below), each then issued and outstanding preferred share of DigiAsia will convert into such number of DigiAsia Ordinary Shares as shall be in accordance with the governing documents of DigiAsia; then

(ii)
immediately prior to the Effective Time, each StoneBridge Class B Ordinary Share will automatically convert, on a one-for-one basis, into one StoneBridge Class A Ordinary Share; then

(iii)
at the Effective Time, (a) DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, (b) each then issued and outstanding DigiAsia Ordinary Share will be converted into the right to receive, such number of PubCo Ordinary Shares equal to the applicable Per Share Amalgamation Consideration (as explained below) and (c) each then outstanding and unexercised option to purchase DigiAsia Ordinary Shares (other than options to purchase DigiAsia Ordinary Shares held by Alexander Rusli or his controlled affiliates), whether or not then vested or exercisable, will be assumed by PubCo and converted into an option to purchase such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement, and will otherwise be subject to substantially the same terms and conditions as applied to such option prior to the Effective Time.

The Amalgamation Consideration and Earnout Shares
The Amalgamation consideration to be paid for each DigiAsia Ordinary Share held as of immediately prior to the Effective Time will be a number of PubCo Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00. Notwithstanding the foregoing, no fractional PubCo Ordinary Shares will be issued. Instead of the issuance of any fractional share, each person or entity that would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such person or entity) shall have the number of PubCo Ordinary Shares issued to such person or entity rounded up in the aggregate to the nearest whole number of PubCo Ordinary Shares.
In addition, the Management Earnout Group will be entitled to receive up to an aggregate of 5,000,001 Earnout Shares upon the passage of time (with respect to an aggregate of 1,500,000 of those Earnout Shares) and the achievement of certain milestones (with respect to the remaining 3,500,001), as set forth below. At the Closing and immediately prior to the Effective Time, PubCo will issue electronically through The Depository Trust Company, using The Depository Trust Company’s DWAC system, to an escrow agent, the aggregate 5,000,001 Earnout Shares (subject to adjustments for share splits, recapitalizations, reclassifications, reorganizations, exchanges or similar transactions), to be released as follows:
(i)
an aggregate of 1,500,000 Earnout Shares will be released to the Management Earnout Group in proportions as set forth in the Business Combination Agreement on the six-month anniversary of the Closing;

(ii)
an aggregate of 1,166,667 Earnout Shares will be released to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $11.50 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $11.50 per share;

(iii)
an aggregate of 1,166,667 Earnout Shares will be released to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $12.50 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share; and

(iv)
the final 1,166,667 Earnout Shares will be released to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if, within five years following the Closing Date, (x) the VWAP of PubCo Ordinary Shares equals or exceeds $15.00 per share for 20 trading days out of any 30 consecutive trading days or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

If any of the conditions specified in clauses (ii), (iii) and (iv) above have not been within five years following the Closing Date, the Earnout Shares relating to such unsatisfied condition shall be automatically released back to PubCo for cancellation.
Organizational Documents and Management of PubCo
Organizational Documents
Pursuant to the Business Combination Agreement, and subject to the approval by StoneBridge shareholders of the Governing Documents Proposals and the other proposals being presented at the Extraordinary General Meeting, at the Closing, the Existing StoneBridge Charter shall be amended and restated in its entirety to read as set forth in the New PubCo Charter, the form of which New PubCo Charter is attached to this proxy statement/prospectus as Annex B.
Management
Pursuant to the Business Combination Agreement, except as otherwise directed in writing by DigiAsia, effective as of the Closing, PubCo’s board of directors shall consist of a total of seven directors, three of whom shall have been nominated by DigiAsia, two of whom shall have been nominated by the Sponsor, and the remaining two of whom shall be independent directors chosen by DigiAsia. Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, prior to the consummation of a business combination by StoneBridge, only holders of StoneBridge Class B Ordinary Shares are entitled to appoint or elect, or remove, members of the board of directors of StoneBridge. Holders of StoneBridge Class A Ordinary Shares are not entitled to appoint or elect, or remove, members of the board of directors of StoneBridge, prior to StoneBridge’s consummation of a business combination. All of the outstanding Class B Ordinary Shares are currently held by the Sponsor. Consequently, in connection with the Business Combination, the Sponsor, as holder of all the outstanding StoneBridge Class B Ordinary Shares, will elect the seven individuals that will, effective as of the Closing, serve as the members of the board of directors of PubCo.
Pursuant to the Business Combination Agreement, except as otherwise directed in writing by DigiAsia, effective at the Closing, the officers of DigiAsia prior to the Effective Time shall be the officers of PubCo and hold the same titles as they held at DigiAsia prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly appointed.
Representations and Warranties
The Business Combination Agreement contains customary representations, warranties and covenants of DigiAsia, StoneBridge and Amalgamation Sub relating to, among other things, (i) the parties’ respective organization, good standing and qualification, (ii) the parties’ respective authority to enter into the Business Combination Agreement and consummate the transactions contemplated thereby, (iii) DigiAsia’s subsidiaries, (iv) the parties’ respective compliance with their respective governing documents, laws, permits and certain disclosed contracts, (iv) governmental consent, (v) the parties’ respective capitalization, (vi) the parties’ respective financial statements and internal controls, (vii) undisclosed liabilities, (viii) litigation, (ix) intellectual property with respect to DigiAsia, (x) material contracts, (xi) employee benefit plans and labor matters, (xii) taxes, (xiii) brokers’ and finders’ fees, (xiv) insurance, (xv) real and personal property, (xvi) environmental matters, (xvii) the absence of changes, (xviii) affiliate agreements, (xix) the registration statement of which this proxy statement/prospectus forms a part, (xx) business operation during COVID-19, (xxi) absence of additional representations and warranties, (xxii) support agreements, (xxiii) outside reliance, (xxiv) StoneBridge’s financial ability and the Trust Account, (xxv) StoneBridge’s SEC reports and the Sarbanes-Oxley Act of 2002, (xxvi) the U.S. Investment Company Act of 1940, as amended, and (xxvii) Nasdaq quotations.
The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Material Adverse Effect (see “— Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and are further modified and limited by the disclosure schedules to the Business Combination Agreement.
Material Adverse Effect
“Material Adverse Effect” is defined in the Business Combination Agreement to mean any event, change or circumstance that has a material adverse effect on (i) the ability of DigiAsia to consummate the transactions contemplated by the Business Combination Agreement or (ii) the assets, business, results of operations or financial condition of DigiAsia or any of DigiAsia’s subsidiaries, taken as a whole; provided, however, that none of the following (and none of the effect of any of the following), alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:
(a)
any change in applicable laws, the SFRS or IFRS after the date of the Business Combination Agreement or any official interpretation thereof;

(b)
any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(c)
subject to certain exceptions, the announcement or the execution of the Business Combination Agreement, the pendency or consummation of the Amalgamation or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees;

(d)
any change generally affecting any of the industries or markets in which DigiAsia or any of its subsidiaries operate or the economy as a whole;

(e)
subject to certain exceptions, the compliance with the terms of the Business Combination Agreement or the taking of any action required by the Business Combination Agreement or with the prior written consent of StoneBridge;

(f)
any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including COVID-19 and any law, directive, pronouncement or guideline issued by a governmental authority, the U.S. Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement or DigiAsia’s or DigiAsia’s subsidiaries’ compliance therewith;

(g)
any national or international political or social conditions in countries in which, or in the proximate geographic region of which, DigiAsia or any of its subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;
(h)
any failure of DigiAsia or any of DigiAsia’s subsidiaries to meet any projections, forecasts or budgets; or

(i)
any actions taken, or failures to take action, or such other changes or events, in each case, which StoneBridge has requested or to which StoneBridge has consented;

provided, that clause (h) above shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from the definition of Material Adverse Effect); and provided, further, that except in the case of clauses (a), (b), (d), (f) and (g), such event, change or circumstance does not have a disproportionate impact on DigiAsia and its subsidiaries, taken as a whole, as compared to other industry participants.
Covenants of the Parties
Covenants of DigiAsia
DigiAsia made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:
•
From the date of the Business Combination Agreement until the earlier of the Closing Date or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), DigiAsia shall, and shall cause its subsidiaries to, subject to certain exceptions or except as expressly contemplated by the Business Combination Agreement or except as consented to by StoneBridge in writing or except as required by law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the business organization and ongoing businesses of DigiAsia and its subsidiaries, and maintain the existing relations and goodwill of DigiAsia and its subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of DigiAsia and its subsidiaries and (ii) use commercially reasonable efforts to maintain all insurance policies of DigiAsia and its subsidiaries or substitutes therefor;

•
Subject to certain exceptions, or except as expressly contemplated by the Business Combination Agreement or except as consented to by StoneBridge in writing or except as required by law, DigiAsia shall not, and shall cause its subsidiaries not to, during the Interim Period:

•
change or amend the governing documents of DigiAsia or any of DigiAsia’s subsidiaries;

•
make, declare or pay any dividend or distribution to the shareholders of DigiAsia or any of DigiAsia’s subsidiaries in their capacities as shareholders;

•
effect any recapitalization, reclassification, split or other change in DigiAsia’s capitalization;

•
except pursuant to DigiAsia’s share plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of DigiAsia’s capital shares or other equity interests;

•
enter into, amend or modify any material term of (in a manner adverse to DigiAsia or any of DigiAsia’s subsidiaries), terminate (other than expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material contract, real estate lease document relating to any leased real property or any collective bargaining or similar agreement to which DigiAsia or any of DigiAsia’s subsidiaries is a party or by which one of them is bound, subject to certain exceptions;

•
sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of DigiAsia or any of DigiAsia’s subsidiaries, subject to certain exceptions;

•
subject to certain exceptions, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of DigiAsia or any of DigiAsia’s subsidiaries, (ii) adopt, enter into or materially amend any DigiAsia benefit plan, or any collective bargaining or similar agreement to which DigiAsia or any of DigiAsia’s subsidiaries is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of DigiAsia or any of DigiAsia’s subsidiaries, (iv) hire any employee of DigiAsia or any of DigiAsia’s subsidiaries or any other individual who is providing or will provide services to DigiAsia or any of DigiAsia’s subsidiaries, (v) adopt, enter into or materially amend certain contracts with consultants or independent contractors that involve consideration of more than $5.0 million in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;

•
fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of DigiAsia or DigiAsia’s subsidiaries (other than the transactions contemplated by the Business Combination Agreement);

•
make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $10.0 million, subject to certain exceptions;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, subject to certain exceptions;

•
make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes or settle or compromise any claim or assessment by a governmental authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes);

•
take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Business Combination from qualifying for the tax treatment intended under the Business Combination Agreement;

•
acquire any fee interest in real property;

•
enter into, renew or amend, in any material respect, certain agreements with DigiAsia’s affiliates;

•
waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $15.0 million in the aggregate;

•
incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of $10.0 million, other than in connection with borrowings, extensions of credit and other financial accommodations under DigiAsia’s existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the DigiAsia any terms of or any agreement with respect to any such outstanding indebtedness (when taken as a whole), subject to certain exceptions;
•
enter into any material new line of business outside of the business conducted by DigiAsia or DigiAsia’s subsidiaries as of the date of the Business Combination Agreement;

•
make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in SFRS or IFRS (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board (“FASB”) or any similar organization) or applicable law;

•
disclose any source code for any software owned or purported to be owned, in whole or in part, by DigiAsia or any of DigiAsia’s subsidiaries or any other material trade secrets to any person or entity (other than pursuant to a written agreement sufficient to protect the confidentiality thereof);

•
subject any intellectual property or software, in each case, owned or purported to be owned, in whole or in part, by DigiAsia or any DigiAsia subsidiary, to “copyleft terms” (as such term is defined in the Business Combination Agreement”); and

•
enter into any agreement to do any of the foregoing prohibited actions.

•
From the Date of the Business Agreement until the Effective Time, except as otherwise contemplated by the Business Combination Agreement, DigiAsia shall not engage in any transactions involving the securities of StoneBridge without StoneBridge’s prior consent, if DigiAsia possesses material non-public information concerning StoneBridge.

•
DigiAsia, on behalf of itself and its affiliates, waives any claim against, and any right to access, the Trust Account, any trustee of the Trust Account and StoneBridge to collect from the Trust Account any monies that may be owed to DigiAsia or its affiliates by StoneBridge or any of its affiliates for any reason, and will not seek recourse against the Trust Account at any time for any reason.

•
During the Interim Period, except as expressly permitted in the Business Combination Agreement, DigiAsia shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly:

•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any DigiAsia Acquisition Proposal;

•
engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any DigiAsia Acquisition Proposal;

•
approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any DigiAsia Acquisition Proposal;

•
execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any DigiAsia Acquisition Proposal; or

•
resolve or agree to do any of the foregoing.

•
DigiAsia shall (i) use commercially reasonable efforts to cause its representatives to, cease any solicitations, discussions or negotiations with any person or entity (other than StoneBridge and its representatives) conducted prior to the execution of the Business Combination Agreement in connection with a DigiAsia Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a DigiAsia Acquisition Proposal, and (ii) request any person or entity (other than StoneBridge and its representatives) that has, prior to the execution of the Business Combination Agreement, executed a confidentiality agreement in connection with its consideration of acquiring DigiAsia (and with whom the DigiAsia has had contact in the three months prior to the date of the Business Combination Agreement regarding the acquisition of DigiAsia) to return or destroy all confidential information furnished to such person or entity by or on behalf of DigiAsia or any of its subsidiaries prior to the date of the Business Combination Agreement and terminate access to any physical or electronic data room maintained by or on behalf DigiAsia.
•
DigiAsia shall (i) promptly (and in any event within one business day) notify StoneBridge, in writing, of the receipt of any inquiry, proposal, offer or request for information received after the date of the Business Combination Agreement that constitutes, or could reasonably be expected to result in or lead to, any DigiAsia Acquisition Proposal and (ii) promptly (and in any event within two business days) keep StoneBridge reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

•
DigiAsia shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal other than between DigiAsia and StoneBridge.

•
A “DigiAsia Acquisition Proposal” means any proposal or offer from any person, entity or “group” (as defined in the Exchange Act) (other than StoneBridge, Amalgamation Sub or their respective affiliates) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of DigiAsia, (ii) any direct or indirect acquisition of 20% or more of the consolidated assets of DigiAsia (based on the fair market value thereof, as determined in good faith by board of directors of DigiAsia), including through the acquisition of one or more subsidiaries of DigiAsia owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of DigiAsia, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 20% or more of the total voting power of the equity securities of DigiAsia, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DigiAsia (or any DigiAsia subsidiary whose business constitutes 20% or more of the net revenues, net income or assets of DigiAsia and its subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of DigiAsia.

Covenants of StoneBridge, PubCo and Amalgamation Sub
StoneBridge and Amalgamation Sub made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:
•
During the Interim Period, subject to certain exceptions or except as expressly contemplated by the Business Combination Agreement or except as consented to by DigiAsia in writing, StoneBridge shall not and each shall not permit any of its subsidiaries to:

•
change, modify or amend the agreement governing the Trust Account, the organizational documents of StoneBridge or the organizational documents of Amalgamation Sub;

•
make, declare, set aside or pay any dividends on, or make any other distribution in respect of any of its outstanding share capital or other equity interests;

•
split, combine, reclassify, subdivide or otherwise change any of its share capital or other equity interests;

•
other than the redemption of any StoneBridge Class A Ordinary Shares required by StoneBridge’s amended and restated memorandum and articles of association currently in effect to be redeemed in connection with the consummation of the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital shares of, or other equity interests in, StoneBridge;
•
make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes or settle or compromise any claim or assessment by a governmental authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes);

•
take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Business Combination from qualifying for the tax treatment intended under the Business Combination Agreement;

•
enter into, renew or amend in any material respect, certain agreements between StoneBridge and its affiliates;

•
enter into, or amend or modify any material term of (in a manner adverse to StoneBridge or any of its subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material contract or any collective bargaining or similar agreement to which StoneBridge or its subsidiaries is a party or by which any of them is bound;

•
waive, release, compromise, settle or satisfy any pending or threatened claim or compromise or settle any liability;

•
except in connection with the Transaction Financing, incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•
except in connection with the Transaction Financing or in connection with the exercise of any StoneBridge warrants outstanding as of the date of the Business Combination Agreement, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital shares of, or other equity interests in, StoneBridge or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital shares or equity interests;

•
other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to StoneBridge warrants;

•
except as contemplated by the Incentive Plan Proposal, adopt or amend any StoneBridge benefit plan, or enter into any employment contract or collective bargaining agreement or hire any employee of StoneBridge or its subsidiaries or any other individual who is providing or will provide services to StoneBridge or its subsidiaries;

•
fail to maintain StoneBridge’s existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of StoneBridge or its subsidiaries (other than the transactions contemplated by the Business Combination Agreement);

•
make any capital expenditures;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity, make any change in StoneBridge’s existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•
enter into any new line of business outside of the business conducted by StoneBridge and its subsidiaries as of the date of the Business Combination Agreement;

•
make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to StoneBridge and its subsidiaries and their assets and properties as of the date of the Business Combination Agreement; or

•
except in connection with the Transaction Financing, enter into any agreements to do any of the foregoing prohibited actions.

•
During the Interim Period, StoneBridge shall, and shall cause its subsidiaries to comply with, and continue performing under, as applicable, the organizational documents of StoneBridge, the agreement governing the Trust Account and all other agreements or contracts to which StoneBridge or its subsidiaries may be a party.

•
Prior to or at the Closing (subject to the satisfaction or waiver of the applicable conditions set forth in the Business Combination Agreement), StoneBridge shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the agreement governing the Trust Account, and the funds received in the Transaction Financing to be disbursed for (i) the redemption of any StoneBridge Class A Ordinary Shares in connection with the Business Combination, (ii) the payment of the Outstanding DigiAsia Expenses and the Outstanding StoneBridge Expenses and (iii) the balance after payment and disbursement of the amounts required under the foregoing clauses (i) and (ii) to be disbursed to PubCo.

•
From the date of the Business Combination Agreement through the Closing, StoneBridge shall use reasonable best efforts to ensure StoneBridge remains listed as a public company on, and for the StoneBridge Class A Ordinary Shares to be listed on, Nasdaq.

•
StoneBridge shall use reasonable best efforts to cause PubCo’s Ordinary Shares to be issued in connection with the Business Combination (including the Earnout Shares) to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date, provided, however, that if requested by DigiAsia, StoneBridge and DigiAsia shall instead use their reasonable best efforts to have such listing instead be on the New York Stock Exchange.

•
During the Interim Period, StoneBridge (i) will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws, (ii) shall take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq and (iii) shall not take any action that would cause StoneBridge to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time, as a “controlled” company under the rules of Nasdaq.

•
Prior to the Closing, the board of directors of StoneBridge, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of StoneBridge Ordinary Shares pursuant to the Business Combination Agreement (including the Earnout Shares) and the other agreements contemplated thereby, by any person owning securities of DigiAsia who is expected to become a director or officer of StoneBridge following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

•
During the Interim Period, StoneBridge shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than DigiAsia, its shareholders and/or any of DigiAsia’s affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination other than among DigiAsia and StoneBridge, their respective shareholders and their respective affiliates and representatives.
•
StoneBridge shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal other than between DigiAsia and StoneBridge.

•
Unless otherwise approved in writing by DigiAsia, StoneBridge shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Sponsor Support Agreement. StoneBridge shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to StoneBridge in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement.

•
StoneBridge shall give DigiAsia prompt written notice of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement and (ii) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

•
StoneBridge shall notify DigiAsia promptly in connection with a written threat to file, or filing by, an action related to the Business Combination Agreement or the transactions contemplated thereby by any of its shareholders or holders of any StoneBridge warrants against StoneBridge or StoneBridge’s subsidiaries or against any of their respective directors or officers (any such action, a “Shareholder Action”). StoneBridge shall keep DigiAsia reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. StoneBridge shall give DigiAsia the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to DigiAsia’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of DigiAsia, provided that, for the avoidance of doubt, StoneBridge shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.

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Prior to the Closing Date, StoneBridge shall approve, and subject to approval of the shareholders of StoneBridge, adopt the DigiAsia Corp. 2023 Omnibus Incentive Plan.

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StoneBridge shall obtain, to DigiAsia’s satisfaction, the Transaction Financing and further equity line of credit, as more particularly discussed under “— Transaction Financing and Equity Line of Credit” further below.

Joint Covenants
The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that each of StoneBridge and DigiAsia shall, subject to the terms and conditions contained therein:
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use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by the Business Combination;

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use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of StoneBridge, DigiAsia, or their respective affiliates are required to obtain in order to consummate the transactions contemplated by the Business Combination Agreement; and

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take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions to the parties’ respective obligations to consummate the Business Combination or cause the Business Combination to be consummated, as set forth in the Business Combination Agreement, or otherwise to comply with the Business Combination Agreement and to consummate the transactions contemplated by the Business Combination Agreement as soon as practicable.

Further, the Business Combination Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:
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reasonable access to information, properties and personnel;

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preparing, filing and distributing this proxy statement/prospectus (including any amendments or supplements thereto) and responding to comments from the staff of the SEC thereon;

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nomination of directors pursuant to the Director Nomination Agreement;

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tax matters, including the tax treatment of the Business Combination intended under the Business Combination Agreement;

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confidentiality and publicity;

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post-Closing cooperation and further assurances;

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insurance and indemnity matters; and

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regulatory approvals.

Transaction Financing and Equity Line of Credit
The Business Combination Agreement includes a covenant for StoneBridge to obtain, to DigiAsia’s satisfaction, transaction financing, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which amount must be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt. At least $20.0 million of such amount must be funded at the Closing and the remaining $10.0 million must be funded within three months after the Closing. In connection with the transaction financing, the Sponsor has, pursuant to the Sponsor Support Agreement, agreed to assign for the benefit of investors to be identified in the transaction financing, 50% of the StoneBridge private placement warrants held by the Sponsor as of the date of the Sponsor Support Agreement.
In addition, pursuant to the terms of the Business Combination Agreement, StoneBridge is required to obtain, to DigiAsia’s satisfaction, a further equity line of credit in the amount of $100.0 million, which can be drawn down over a period of 24 months from the Closing, at PubCo’s option, subject to the terms and conditions of such equity line of credit.
Conditions to Closing
The obligations of StoneBridge, Amalgamation Sub and DigiAsia to consummate, or cause to be consummated, the Amalgamation are subject to the satisfaction of the following conditions, any of which may be waived (if legally or contractually permitted) in a joint writing duly executed by StoneBridge, Amalgamation Sub and DigiAsia:
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the absence of any governmental order, statute, rule or regulation then in effect enjoining or prohibiting the consummation of the Business Combination;

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the completion of redemptions in accordance with the terms of the Business Combination Agreement, StoneBridge’s amended and restated memorandum and articles of association currently in effect and this proxy statement/prospectus, with such redemptions not causing StoneBridge to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act);

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the approval, by the requisite vote of StoneBridge shareholders, of the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Incentive Plan Proposal;

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receipt of approval for listing on Nasdaq, of the PubCo Ordinary Shares to be issued in the Business Combination (including the Earnout Shares), subject only to official notice of issuance;

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no objection having been raised, or any such objection which has been raised having been addressed such that no member or creditor of DigiAsia or Amalgamation Sub, or other person to whom DigiAsia or Amalgamation Sub is under an obligation, would have the ability to delay or prevent the consummation of the Amalgamation and/or the Business Combination;

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the approval by the requisite vote of DigiAsia shareholders of the Amalgamation Proposal and the transactions contemplated thereby; and

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all applicable regulatory approvals having been obtained.

Unless waived by StoneBridge in writing, the obligations of StoneBridge to consummate, or cause to be consummated, the Amalgamation are also subject to the satisfaction of each of the following additional conditions:
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the representations and warranties of DigiAsia pertaining to its corporate organization, due authorization, capitalization and brokers’ fees being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case, it shall be true and correct as of such earlier date);

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each of the other representations and warranties of DigiAsia (i.e. other than the representations and warranties referred to in the immediately preceding bullet) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, in which case, it shall be true and correct as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

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the performance of or compliance with, in all material respects, each covenant of DigiAsia required to be performed or complied with as of or prior to the Closing;

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the delivery by DigiAsia to StoneBridge of a certificate signed by an officer of DigiAsia certifying as to the accuracy of the consolidated financial statements of DigiAsia and certain of its subsidiaries, as well as certain other matters;

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the consummation of the transactions contemplated by the DigiAsia Shareholder Support Agreement to occur at or prior to the Closing, in accordance with the terms of the DigiAsia Shareholder Support Agreement;

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delivery by the Management Representative to DigiAsia of the Management Representative’s counterpart to the Earnout Escrow Agreement; and

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delivery by DigiAsia to StoneBridge of DigiAsia’s counterpart to the Director Nomination Agreement and the applicable DigiAsia shareholders’ counterparts to the DigiAsia Shareholder Lock-Up Agreement.

Unless waived by DigiAsia in writing, the obligations of DigiAsia to consummate, or cause to be consummated, the Amalgamation are also subject to the satisfaction of each of the following additional conditions:
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the representations and warranties of StoneBridge and Amalgamation Sub (other than the representations and warranties of StoneBridge and Amalgamation Sub pertaining to capitalization)

being true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though made anew and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, in which case, it shall be true and correct as of such earlier date);
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the representations and warranties of StoneBridge and Amalgamation Sub pertaining to capitalization being true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date (immediately prior to the effectiveness of the New PubCo Charter), as though made anew and as of that time;

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the performance of or compliance with, in all material respects, each covenant of StoneBridge required to be performed or complied with as of or prior to the Closing;

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delivery by StoneBridge and Amalgamation Sub to DigiAsia, of a certificate signed by an officer of StoneBridge certifying as to certain matters;

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the amendment and restatement of the Existing StoneBridge Charter to read in its entirety in the form of the New PubCo Charter;

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consummation of the transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing in accordance with the terms of the Sponsor Support Agreement;

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delivery by StoneBridge to DigiAsia of its counterparts to the Earnout Escrow Agreement, the Director Nomination Agreement and the DigiAsia Shareholder Lock-Up Agreement;

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deposit of the Earnout Shares with the escrow agent by StoneBridge; and

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the aggregate cash available to StoneBridge at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any StoneBridge Class A Ordinary Shares in connection with the vote on the Business Combination but prior to the payment of the Outstanding StoneBridge Expenses and Outstanding DigiAsia Expenses) being equal to or exceeding $20.0 million (the requirement in this bullet sometimes being referred to in this proxy statement/prospectus as the “Minimum Cash Condition”).

DigiAsia may have contractual obligations to third parties that preclude DigiAsia from waiving certain of the conditions to Closing.
Termination
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned under certain customary and limited circumstances, notwithstanding approval of the Business Combination Agreement by the StoneBridge shareholders, as follows:
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by written consent of DigiAsia and StoneBridge;

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prior to the Closing, by written notice to DigiAsia from StoneBridge if (i) there is any breach of any representation, warranty, covenant or agreement on the part of DigiAsia set forth in the Business Combination Agreement, such that certain conditions to StoneBridge’s obligations to consummate the Closing would not be satisfied at the Closing, and such breach cannot be or has not been cured within 30 days following receipt by DigiAsia of notice from StoneBridge of such breach, (ii) the Closing has not occurred on or before December 29, 2023 (the “Termination Date”), unless the failure of StoneBridge or Amalgamation Sub to fulfil an obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or StoneBridge has materially breached its obligations to use its reasonable best efforts to ensure that it remains listed on Nasdaq, that the StoneBridge Class A Ordinary Shares be listed on Nasdaq and that the PubCo Ordinary Shares to be issued in connection with the Business combination (including the Earnout Shares) be approved for listing on Nasdaq, or (iii) the consummation of the Amalgamation is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation;

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prior to the Closing, by written notice to StoneBridge from DigiAsia if (i) there is any breach of any representation, warranty, covenant or agreement on the part of StoneBridge or Amalgamation Sub set forth in the Business Combination Agreement, such that certain conditions to DigiAsia’s obligations to consummate the Closing would not be satisfied at the Closing, and such breach cannot be or has not been cured within 30 days following receipt by StoneBridge of notice from DigiAsia of such breach, (ii) the Closing has not occurred on or before the Termination Date, unless the material failure of DigiAsia to fulfil an obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (iii) the consummation of the Amalgamation is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; and

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by written notice from either DigiAsia or StoneBridge to the other if the requisite Stonebridge shareholder approvals are not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting).

In the event of termination of the Business Combination Agreement, the Business Combination Agreement shall become void and have no effect, without any liability on the part of any party thereto or their respective affiliates, officers, directors, shareholders or stockholders, other than liability of any party thereto for any willful breach of the Business Combination Agreement by such party prior to such termination; provided that certain obligations related to the Trust Account and the provisions relating to termination of the Business Combination Agreement shall, in each case, survive any termination of the Business Combination Agreement.
Enforcement
Under the Business Combination Agreement, in addition to any other remedy to which any party is entitled under the Business Combination Agreement, each party is entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of the Business Combination Agreement and to enforce specifically the terms and provisions thereof, without posting a bond or other security or proof of damages, prior to the valid termination of the Business Combination Agreement in accordance with its terms.
Non-Recourse
All claims or causes of action that are based upon, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby or therein may be brought only against StoneBridge, Amalgamation Sub and DigiAsia named as parties to the Business Combination Agreement or, with respect to an ancillary agreement relating to the Business Combination Agreement, the named parties thereto, and then, in either case, only with respect to the specific obligations set forth in the Business Combination Agreement or such ancillary agreement, as applicable.
Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, affiliate, agent, attorney, adviser or representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of DigiAsia, StoneBridge and Amalgamation Sub for any claim based on, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby.
Non-Survival of Representations, Warranties and Covenants
None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof) except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing and then only with respect to any breaches occurring after the Closing and (ii) the miscellaneous provisions of the Business Combination Agreement, which include, among others, provisions regarding waiver, notices, assignment, rights of third parties, expenses, governing law, captions and counterparts, schedules and exhibits, entire agreement, amendments, severability, dispute resolution, enforcement, non-recourse, non-survival of representations, warranties and covenants, the Management Representative and acknowledgments.
Governing Law and Arbitration
The Business Combination Agreement, the transactions contemplated thereby and all claims or causes of action based upon, arising out of or related to the Business Combination Agreement or the transactions contemplated thereby shall be governed by, and construed in accordance with, the laws of the State of New York, without reference or regards to its principles or rules of conflict of laws, except Sections 5-1401 and 5-1402 of the New York General Obligations Law.
Any unresolved controversy or claim arising out of or relating to the Business Combination Agreement, except as otherwise provided in the Business Combination Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in de-SPAC merger transactions of the type provided for in the Business Combination Agreement and who is chosen by the AAA. The arbitration shall take place in New York City, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as set forth in the Business Combination Agreement, and the language of the arbitration shall be English. Each party will bear its own costs in respect of any disputes arising under the Business Combination Agreement.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to, or in connection with, the Business Combination Agreement, and an existing agreement entered into in connection with StoneBridge’s initial public offering that relates to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summaries are qualified in their entirety by reference to the complete text of the respective related agreements, copies or forms of which have been filed or will be filed (or have been incorporated or will be incorporated by reference) as exhibits to the registration statement of which this proxy statement/prospectus forms a part. You are urged to read such related agreements carefully and in their entirety.
Sponsor Support Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into an agreement with DigiAsia, pursuant to which the Sponsor has irrevocably and unconditionally agreed that at the Extraordinary General Meeting, at any other meeting of StoneBridge and in connection with any written consent of the shareholders of StoneBridge, the Sponsor will (i) appear at such meeting or otherwise cause all of its StoneBridge Ordinary Shares to be counted as present at such meeting for purposes of establishing a quorum, (ii) vote (or execute and return an action by written consent) or cause to be voted at such meeting (or validly execute and return or cause such consent to be granted with respect to), all of the StoneBridge Ordinary Shares owned by the Sponsor as of the record date for such meeting in favor of each proposal and any other matters necessary or reasonably requested by DigiAsia for consummation of the Business Combination and (iii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of its StoneBridge Ordinary Shares against any business combination proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of StoneBridge and/or Amalgamation Sub under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.

The Sponsor has also agreed, pursuant to the Sponsor Support Agreement, to use reasonable best efforts to take or do, or cause to be taken or done, all actions and/or things reasonably necessary to consummate the Business Combination and to refrain from taking any action that would reasonably be expected to delay or prevent the satisfaction of the conditions to the Amalgamation.
In addition, the Sponsor has agreed (i) to the terms of the Sponsor Share Conversion, (ii) to not assert or perfect any and all rights to adjustment or other anti-dilution protections that the Sponsor has or will have under the organizational documents of StoneBridge, (iii) to not redeem any of its StoneBridge Ordinary Shares and (iv) to not commence or participate in, and to take all necessary actions to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against StoneBridge, DigiAsia, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement or the Sponsor Support Agreement. In the event the Business Combination is terminated, the foregoing covenants of the Sponsor will be null and void.
Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed to assign for the benefit of investors to be identified in the Transaction Financing, 50% of the StoneBridge private placement warrants held by the Sponsor as of the date of the Sponsor Support Agreement.
The Sponsor also agreed, pursuant to the Sponsor Support Agreement, to exercise its second option pursuant to StoneBridge’s amended and restated memorandum and articles of association (having already exercised its first option) to extend the period within which StoneBridge must consummate a business combination by an additional three months (from January 20, 2023 to April 20, 2023) and, in connection with such exercise and deadline extension, to deposit $1.0 million into the Trust Account in exchange for the issuance by StoneBridge to the Sponsor or its affiliates or designees, a non-interest bearing, unsecured promissory note equal to the amount of the deposit. On October 13, 2022, the Sponsor exercised the aforementioned second option and deposited $1.0 million into the Trust Account, and in exchange therefor, StoneBridge issued a non-interest bearing, unsecured promissory note in the amount of $1.0 million to the Sponsor. StoneBridge had until January 20, 2023, 18 months from the closing of its initial public offering, to consummate an initial business combination. Pursuant to an approval of a proposal by StoneBridge shareholders on January 20, 2023, the Sponsor or its designees had the option to extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, were required to deposit into the Trust Account, $0.05 for each StoneBridge Class A Ordinary Share then outstanding (not to exceed $150,000 per extension), on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the period for StoneBridge to consummate an initial business combination from January 20, 2023 to July 20, 2023, and in connection with such extensions, the Sponsor deposited an aggregate of $1.9 million into the Trust Account, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.
Pursuant to a subsequent approval by StoneBridge shareholders at the extraordinary general meeting held on July 19, 2023, the Sponsor or its affiliates or designees have the option to extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. As of the date of this proxy statement/prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until

November 20, 2023 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination, and in connection with all extensions, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account as of the date of this proxy statement/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.
Lastly, the Sponsor has agreed, pursuant to the Sponsor Support Agreement, that, subject to certain exceptions, the Sponsor will not, without DigiAsia’s prior approval (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “Sponsor Lock-Up Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lockup Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) (x) with respect to 250,000 of the Lock-Up Shares, nine months after the Closing Date and (y) with respect to the remainder of the Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.
As of the date of this proxy statement/prospectus, the Sponsor owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
DigiAsia Shareholder Lock-Up Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of DigiAsia entered into an agreement with StoneBridge pursuant to which such DigiAsia shareholders severally agreed that, subject to certain exceptions, each such shareholder will not, without the prior approval of the board of directors of StoneBridge or the board of directors of PubCo, as the case may be, (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by such shareholder immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by such shareholder immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “DigiAsia Shareholder Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shareholder’s DigiAsia Shareholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) nine months after the Closing Date and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

DigiAsia Shareholder Support Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of DigiAsia entered into an agreement with StoneBridge and Amalgamation Sub, pursuant to which such DigiAsia shareholders severally, irrevocably and unconditionally agreed, to validly execute and deliver, or cause to be validly executed and delivered, to DigiAsia, the written consent that will be solicited by DigiAsia from DigiAsia’s shareholders pursuant to the Business Combination Agreement for purposes of obtaining the approval by the requisite vote of DigiAsia shareholders of the Amalgamation Proposal and the transactions contemplated thereby.
In addition, the DigiAsia shareholders party to the DigiAsia Shareholder Support Agreement, have irrevocably and unconditionally agreed, that, prior to the termination of the DigiAsia Shareholder Support Agreement, at any other meeting of the shareholders of DigiAsia and in connection with any written consent of shareholders of DigiAsia, each such shareholder shall, and shall cause any other holder of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares to, (i) when such meeting is held, appear at such meeting or otherwise cause such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares owned as of the record date for such meeting (or the date that any written consent is executed by such shareholder) in favor of the Amalgamation and the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by DigiAsia for consummation of the Amalgamation and the other transactions contemplated by the Business Combination Agreement and (iii) vote, or cause to be voted, at such meeting, or execute and return, or cause to be executed and returned, an action by written consent in respect of, all of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares against any acquisition proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of DigiAsia under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of such shareholder contained in the DigiAsia Shareholder Support Agreement.
Each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has further covenanted and agreed, to not, prior to the termination of the DigiAsia Shareholder Support Agreement, (i) enter into any voting agreement or voting trust, or grant a proxy or power of attorney, with respect to any of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares that is inconsistent with such shareholder’s obligations pursuant to the DigiAsia Shareholder Support Agreement or (ii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to the DigiAsia Shareholder Support Agreement.
In addition, each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has covenanted and agreed, that prior to the termination of the DigiAsia Shareholder Support Agreement, such shareholder will not, without the consent of StoneBridge, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (other than the Business Combination), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (other than the Business Combination), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal (other than the Business Combination), (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, business combination agreement,, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal (other than the Business Combination) or (v) resolve or agree to do any of the foregoing. Each such shareholder is required to promptly (and within one business day) keep DigiAsia reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal which comes to such shareholder’s actual knowledge.

Lastly, each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has agreed, subject to certain permitted transfers, not to, without the consent of StoneBridge, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of, either voluntarily or involuntarily (collectively, “transfer”), or enter into any contract or option with respect to the transfer of, any of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares or (ii) take any action that would make any representation or warranty of such shareholder contained in the DigiAsia Shareholder Support Agreement untrue or incorrect or have the effect of preventing or disabling such shareholder from performing its obligations under the DigiAsia Shareholder Support Agreement.
Director Nomination Agreement
In connection with the Closing, StoneBridge, the Sponsor and the DigiAsia Founder will enter into a director nomination agreement pursuant to which the parties will agree that, from the Effective Time until the termination of the director nomination agreement, at every meeting of the board of directors of PubCo or a committee thereof, or action by written consent, at or by which directors of PubCo are appointed by the board of directors of PubCo or are nominated to stand for election and elected by shareholders of PubCo, the Sponsor shall have the right to appoint or nominate for election to the board of directors of PubCo, as applicable, two individuals to serve as directors of PubCo, provided, that such nominees shall be reasonably acceptable to the DigiAsia Founder.
Further, the director nomination agreement obligates PubCo (i) to take, and the DigiAsia Founder to use his best efforts to cause PubCo to take, all necessary actions within PubCo’s control, such that, as of the Effective Time, the nominees designated by the Sponsor pursuant to the Sponsor’s director nomination right discussed in the immediately preceding paragraph shall either be elected by PubCo’s shareholders at the meeting held to approve the Business Combination or appointed to board of directors of PubCo, (ii) to take, and the DigiAsia Founder to use his commercially reasonable efforts to cause PubCo to take, all actions necessary to ensure that (a) the Sponsor’s nominees pursuant to its director nomination right discussed above are included in the slate of nominees to the shareholders of the PubCo for the election of directors of the PubCo and recommended by the board of directors of PubCo at any meeting of shareholders called for the purpose of electing directors of the PubCo and (b) any such Sponsor nominee, if up for election, is included in the proxy statement prepared by management of PubCo in connection with PubCo’s solicitation of proxies or consents for every meeting of the shareholders of PubCo called with respect to the election of members of the board of directors of PubCo, and on every action or approval by written resolution or consent of the shareholders of PubCo or the board of directors PubCo with respect to the election of directors of the PubCo.
If a director nominated by the Sponsor pursuant to the Sponsor’s director nomination right ceases to serve for any reason, the Sponsor shall be entitled, pursuant to the Director Nomination Agreement, to designate and appoint or nominate such person’s successor in accordance with the Director Nomination Agreement, and the board of directors of PubCo shall promptly fill the vacancy with such successor nominee, provided that such successor nominee shall be reasonably acceptable to the DigiAsia Founder.
Notwithstanding the foregoing, the Sponsor shall not be entitled to designate a person as a nominee to the board of directors of PubCo upon a written determination by the board of directors of PubCo or a relevant committee thereof that the designated person would not be qualified under any applicable law, rule or regulation to serve as a director of PubCo. In such an event, the Sponsor shall be entitled to select a replacement nominee and PubCo shall take all necessary actions within its control to cause such replacement nominee to be nominated at the same meeting as the initial nominee being replaced was to be nominated, provided, that any such replacement nominee shall be reasonably acceptable to the DigiAsia Founder.
The Director Nomination Agreement shall remain in effect until the later of the first anniversary of the Effective Time and when the Sponsor ceases to hold at least 1.5% of the equity shares of PubCo on a fully diluted basis.
Registration Rights Agreement
Substantially concurrently with the execution and delivery of the Business Combination Agreement, StoneBridge, DigiAsia and certain shareholders of DigiAsia (such shareholders, together with their permitted transferees, collectively, the “Participating DigiAsia Shareholders”) entered into a shareholder rights agreement, pursuant to which, the Participating DigiAsia Shareholders were granted certain registration rights with respect to the PubCo Ordinary Shares to be issued to such shareholders in connection with the Business Combination (such PubCo Ordinary Shares, the “registrable securities”).
In particular, the Registration Rights Agreement provides for the following registration rights:
•
Demand registration rights.   The Registration Rights Agreement grants each Participating DigiAsia Shareholder, the right to make one or more written requests to PubCo from time to time, at any time after the Closing, for the registration of all or part of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of such written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. PubCo is then obligated, pursuant to the Registration Rights Agreement, to, as promptly as practicable, file a registration statement with the SEC and use its reasonable best efforts to effect the registration of all or part of the requesting Participating DigiAsia Shareholders’ registrable securities promptly after the receipt of the initial written request, and cause such registration statement to remain effective for not less than 180 days (or such shorter period as will terminate when all registrable securities covered by such registration statement have been sold or withdrawn), or, if such registration statement relates to an underwritten public offering, such longer period as, in the opinion of counsel for the underwriter(s), a prospectus is required by law to be delivered in connection with sales of registrable securities by an underwriter or dealer. Notwithstanding the foregoing, PubCo is not obligated to effect any registration pursuant to a written request for demand registration if a demand registration or piggyback registration (discussed below) was declared effective or an underwritten shelf takedown was consummated within the 90-day period preceding such written request.

•
Shelf registration rights.   Pursuant to the Registration Rights Agreement, PubCo is obligated, upon the written request of any Participating DigiAsia Shareholder from time to time, at any time after the Closing, to promptly file with the SEC, a shelf registration statement pursuant to Rule 415 under the Securities Act and use PubCo’s reasonable best efforts to effect the registration of all or a portion of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of the initial shelf registration written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days (or such shorter period as may reasonably be requested in connection with an underwritten “block trade”) after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. The Registration Rights Agreement obligates PubCo to use its reasonable best efforts to keep any registration statement filed in satisfaction of a shelf registration request continuously effective under the Securities Act until the earlier of (i) the date as of which all registrable securities have been sold pursuant to such registration statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which no Participating DigiAsia Shareholder holds registrable securities. At any time that PubCo has an effective shelf registration statement with respect to a Participating DigiAsia Shareholder’s registrable securities, such Participating DigiAsia Shareholder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown. Upon the receipt of such shelf takedown request, PubCo must, no later than two business days after receipt of such request (or within 24 hours after the request, in the case of an underwritten “block trade”), deliver a written notice of the request to all other Participating DigiAsia Shareholders with registrable securities covered by the registration statement to which the shelf takedown request relates, and offer such other Participating DigiAsia Shareholders the opportunity to include in the underwritten shelf takedown, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the underwritten shelf takedown, all such registrable securities with respect to which PubCo receives requests for inclusion therein within three business days (or within 24 hours, in the case of an underwritten “block trade”) after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. Notwithstanding the foregoing, PubCo is not obliged to effect any underwritten shelf takedown if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.
•
Piggyback registration rights.   At any time after the Closing, if PubCo proposes to file a registration statement to register any of PubCo’s equity securities under the Securities Act or to conduct a public offering, either for PubCo’s own account or for the account of any other person, subject to certain exceptions, the Participating DigiAsia Shareholders are entitled to include their registrable securities in such registration statement.

Pursuant to the terms of the Registration Rights Agreement, all expenses incident to PubCo’s performance of or compliance with the Registration Rights Agreement shall be borne by PubCo, except that PubCo shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of registrable securities.
The Registration Rights Agreement contains customary cross-indemnification provisions, under which PubCo is obligated to indemnify Participating DigiAsia Shareholders in the event of material misstatements or omissions in the applicable registration statements attributable to PubCo, and Participating DigiAsia Shareholders are obligated to indemnify PubCo for material misstatements or omissions in any applicable registration statements attributable to them.
As to any particular registrable securities, such securities shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities have been transferred pursuant to Rule 144 under the Securities Act or (iii) such securities have ceased to be outstanding.
Pursuant to the Registration Rights Agreement, each Participating DigiAsia Shareholder participating in a registration or sale of registrable securities pursuant to the registration rights discussed above that is conducted as an underwritten public offering, and PubCo’s directors and officers will, if requested, deliver a customary lock-up agreement in connection with any such underwritten public offering, subject to certain customary exceptions; provided that, the foregoing requirement will not apply to any Participating DigiAsia Shareholder that holds fewer than 5% of then then total issued and outstanding PubCo Ordinary Shares.
Earnout Escrow Agreement
In connection with the Closing, StoneBridge, the Management Representative (in his capacity as the Management Representative), the Sponsor and Continental (as the earnout escrow agent) will enter into an earnout escrow agreement for purposes of establishing an escrow arrangement in connection with the Earnout Shares to be issued to the Management Earnout Group as part of the Business Combination, as contemplated under the Business Combination Agreement, and appointing Continental as the earnout escrow agent to perform the duties and obligations set forth in the Earnout Escrow Agreement. Pursuant to the Earnout Escrow Agreement, the Earnout Shares will be held in escrow by Continental, as earnout escrow agent, and disbursed by Continental only upon the occurrence of the triggering events discussed elsewhere in this proxy statement/prospectus.
Pursuant to the Earnout Escrow Agreement, the parties will agreement that the Earnout Shares shall not be subject to attachment by any creditor (including any creditor of a party to the Business Combination

Agreement). The Management Representative shall retain all voting rights and other shareholder rights with respect to the Earnout Shares (except, in each case, the right to receive any dividends or distributions paid in respect of the Earnout Shares following the Closing and prior to the release of such Earnout Shares, which will instead be governed by the terms of the Earnout Escrow Agreement) until such Earnout Shares are released from the escrow account in accordance with the terms of the Earnout Escrow Agreement and the Business Combination Agreement. For as long as the Earnout Shares by the escrow agent, the escrow agent shall vote the Earnout Shares solely as directed by the Management Representative. The Earnout Escrow Agreement contains customary indemnification provisions and provisions for equitable adjustment with respect to the Earnout Shares in the event of share dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, share exchanges and other similar events affecting PubCo Ordinary Shares subsequent to the date of the Earnout Escrow Agreement.
Management Representative Deed
Substantially concurrently with the execution and delivery of the Business Combination Agreement, each member of the Management Earnout Group, pursuant to a management representative deed, irrevocably and unconditionally appointed the Management Representative as its representative, to act solely and exclusively on its behalf, with respect to matters relating to the Earnout Shares, including (i) the sending or receipt of notices, other communications and materials, and the giving or declining of any agreement, waiver, consent or approval on behalf of such member of the Management Earnout Group pursuant to the Business Combination Agreement and the ancillary agreements relating thereto, with respect to matters relating to the Earnout Shares, (ii) the execution and delivery or the procurement of the execution and delivery of all such documents and doing all such things provided in or contemplated by management representative deed to be performed by the Management Earnout Group or the Management Representative on such member of the Management Earnout Group’s behalf, (iii) the making of any decisions with respect to the distribution and allocation of the Earnout Shares, (iv) the retention of any retained agents insofar as the matters relate to the Earnout Shares, and paying the fees and expenses of such agents for and on behalf of the Management Earnout Group (to be recovered from the Management Earnout Group by selling Earnout Shares, if necessary), (v) the initiation, defense, compromise, arbitration or settlement of any dispute relating to the Earnout Shares and (vi) paying all cost and expenses associated with the foregoing which the Management Representative, in his sole discretion, deems necessary and expedient, and recovering such cost and expenses from the Management Earnout Group by selling Earnout Shares, if necessary. Pursuant to the management representative deed, any and all acts and things done by the Management Representative shall be binding on all members of the Management Earnout Group.
The Management Representative may resign at any time after giving 30 days’ notice to DigiAsia and the Management Earnout Group, provided that, in the event of the resignation or removal of the Management Representative, a successor management representative shall be appointed by the Management Representative.
Existing Letter Agreement
In connection with StoneBridge’s initial public offering, the Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers executed a letter agreement dated July 15, 2021, for the benefit of StoneBridge, pursuant to which (i) the members of the board of directors and executive officers of StoneBridge agreed not to enter into a binding agreement for a proposed business combination or propose any business combination to shareholders of StoneBridge unless such action is first approved by the manager(s) of the Sponsor and (ii) subject to the prohibition in clause (i), the Sponsor, the members of the board of directors and executive officers of StoneBridge agreed that (a) if StoneBridge seeks shareholder approval of a proposed business combination, then in connection with such proposed business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall (1) vote any StoneBridge Ordinary Shares owned by them in favor of such proposed business combination and (2) not redeem any StoneBridge Ordinary Shares owned by them in connection with such shareholder approval, (b) if StoneBridge engages in a tender offer in connection with any proposed business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall not sell any StoneBridge Ordinary Shares owned by them to StoneBridge in connection therewith and (c) if StoneBridge seeks shareholder approval of any proposed amendment to its charter prior to the consummation of a business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall not redeem any StoneBridge Ordinary Shares owned by them in connection with such shareholder approval.
Further, pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors and executive officers of StoneBridge have agreed to waive (i) any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of StoneBridge as a result of any liquidation of StoneBridge with respect to certain StoneBridge Ordinary Shares held by them and (ii) any claim they may have in the future as a result of, or arising out of, any contracts or agreements with StoneBridge and will not seek recourse against the Trust Account for any reason whatsoever, except, in each case, with respect to their right to a pro rata interest in the proceeds held in the Trust Account for any StoneBridge Class A Ordinary Shares they hold that were sold to them as part of the units sold in StoneBridge’s initial public offering.
Further, pursuant to the Existing Letter Agreement, the Sponsor and the members of the board of directors and executive officers of StoneBridge have agreed to not propose any amendment to StoneBridge’s amended and restated memorandum and articles of association (i) that would affect the substance or timing of StoneBridge’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of StoneBridge’s public shares if StoneBridge does not complete an initial business combination within the required time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless StoneBridge provides its public StoneBridge shareholders with the opportunity to redeem their StoneBridge Class A Ordinary Shares upon approval of any such amendment at a price per StoneBridge Class A Ordinary Share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge to pay any taxes, divided by the number of then issued and outstanding public shares.
Pursuant to the Existing Letter Agreement, the Sponsor has agreed, subject to certain limitations and exceptions, to indemnify StoneBridge and hold StoneBridge harmless against any and all losses, liabilities, claims, damages and expenses whatsoever to which StoneBridge may become subject as a result of any claim by (i) any third party for services rendered or products sold to StoneBridge or (ii) a prospective target business with which StoneBridge has entered into a letter of intent, confidentiality or other similar agreement or a business combination agreement.
Pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer certain StoneBridge Ordinary Shares until the earlier of (i) one year after the completion of StoneBridge’s initial business combination or (ii) subsequent to StoneBridge’s initial business combination, (x) if the last sale price of StoneBridge Class A Ordinary Shares equals or exceeds $12.00 per ordinary share (as equitably adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after StoneBridge’s initial business combination or (y) the date on which StoneBridge completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of StoneBridge’s shareholders having the right to exchange their StoneBridge Ordinary Shares for cash, securities or other property.
In addition, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer any private placement warrants held by them (or the ordinary shares issuable upon the exercise thereof) until 30 days after the completion of StoneBridge’s initial business combination.
The Reorganization
Subsequent to the consummation of the Business Combination, PubCo will undergo a reorganization pursuant to which:
(i)
DigiAsia will convert the CLAs into shares of PT DAB, such that, following such conversion, DigiAsia will hold 99.9999% of the entire issued capital of PT DAB;

(ii)
PT DAB’s status will be converted from a “local company” to a “foreign investment company”;

(iii)
PT DAB will reduce the ownership of PT DAB such that PT DAB will ultimately own 76% of PT Tri Digi Fin; and

(iv)
Shares of PT Digi Investama Asia will be transferred to PT DAB, such that PT DAB will ultimately own 20% of PT Reyhan Putra Mandiri.

We refer to the foregoing transactions, collectively, as the “Reorganization.”
Upon conversion of the CLAs into shares of PT DAB as described above, DigiAsia will consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest portion for the portion DigiAsia owns. As a result, profit/loss and reserves of PT DAB will be considered as profit/loss and reserves of DigiAsia which have currently been considered as part of non-controlling interest. DigiAsia’s management considers such conversion from variable interest to voting interest as probable upon consummation of the Business Combination, and accordingly, the unaudited pro forma financial information reflects such changes resulting from conversion of the CLAs from debt to equity. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for additional information.
For additional information regarding the Reorganization, including diagrams illustrating the ownership structure of the DigiAsia Group prior to, and after the Reorganization, please see “DigiAsia’s Business — The Reorganization.”
Stock Exchange Listing of PubCo Ordinary Shares
StoneBridge has applied for listing, to be effective at the time of the Business Combination, of the PubCo Ordinary Shares on Nasdaq under the proposed symbol “FAAS.” It is a condition of the consummation of the Business Combination that StoneBridge receive confirmation from Nasdaq that the PubCo Ordinary Shares have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that StoneBridge will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.
Headquarters
After completion of the transactions contemplated by the Business Combination Agreement, the corporate headquarters and principal executive office of PubCo will be located at One Raffles Place #28-02, Singapore 048616.
Background of the Business Combination
The terms of the Business Combination Agreement and related ancillary documents are the result of extensive negotiations between StoneBridge, DigiAsia and their respective representatives. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions. It is not, and does not purport to be, a complete catalog of every interaction between the applicable parties.
StoneBridge is a blank check company incorporated on February 2, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. StoneBridge focused its search on a target with operations or prospective operations in the consumer technology, communications, software, SaaS, fintech or media sectors (which we refer to as the “new economy sectors”) and target businesses in the following key verticals: (i) e-commerce, (ii) fintech, (iii) SaaS, (iv) renewable energy and information technology and (v) information technology-enabled services. StoneBridge’s geographic focus was Asia Pacific.
On July 20, 2021, StoneBridge consummated its initial public offering of 20,000,000 units. Each unit consisted of one StoneBridge Class A Ordinary Share and one-half of one redeemable warrant (“public warrant”), with each whole public warrant entitling the holder thereof to purchase one StoneBridge Class A

Ordinary Share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to StoneBridge of $200.0 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the initial public offering, StoneBridge completed a private sale of an aggregate of 8,000,000 private placement warrants to the Sponsor and the representative of the underwriters, Cantor. 7,000,000 private placement warrants were sold to the Sponsor and 1,000,000 private placement warrants were sold to Cantor. The private placement warrants were sold at a purchase price of $1.00 per private placement warrant, generating gross proceeds to StoneBridge of $8.0 million.
In connection with StoneBridge’s initial public offering, Cantor and Odeon Capital Group, LLC (“Odeon Capital”) acted as underwriters to StoneBridge, Reed Smith LLP acted as U.S. legal advisor to StoneBridge, Maples and Calder (Cayman) LLP acted as Cayman Islands legal advisor to StoneBridge, Ellenoff Grossman & Schole LLP acted as legal counsel to the underwriters and Marcum LLP acted as the independent registered public accounting firm to StoneBridge. Cantor and Odeon Capital Group were not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. The underwriters will receive deferred underwriting compensation from StoneBridge, in the amount of $4.5 million, if the Business Combination is completed. In addition, O3 Capital Advisors Pte. Ltd. (“o3 Capital”) was engaged by DigiAsia to act as financial advisor to DigiAsia in connection with the Business Combination. See “— Certain Engagements in Connection with the Business Combination and Related Transactions.”
Following the closing of StoneBridge’s initial public offering, a total of $202.0 million, comprised of the proceeds from the initial public offering after expenses and the proceeds of the sale of the private placement warrants, was placed in the Trust Account maintained by Continental, acting as trustee.
After its initial public offering, consistent with StoneBridge’s business purpose, StoneBridge’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging StoneBridge and the Sponsor’s network of relationships, as well as the prior experience and network of StoneBridge’s officers and directors. Representatives of StoneBridge contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the e-commerce, financial and technology sector. In connection with the foregoing, StoneBridge considered no less than 53 businesses located in various countries in the Southeast Asia region, and narrowed its focus on a subset of those businesses that it believed had attractive long-term growth potential, were well-positioned within their respective industries and would benefit from the substantial intellectual capital, operational experience, and network of StoneBridge’s management team.
On January 4, 2022, StoneBridge and Sett & Lucas entered into an agreement pursuant to which Sett & Lucas was appointed as the buy side banker.
Of the subset of businesses meeting StoneBridge’s search criteria, StoneBridge pursued as potential targets: a carsharing company (“Company A”), an electric vehicle company (“Company B”) and an aerospace manufacturing company (“Company C”), with StoneBridge having issued term sheets in connection with its pursuit of Company B and Company C.
On July 12, 2022, DigiAsia was identified as an attractive investment opportunity.
On July 14, 2022, StoneBridge received the Initial Projections from DigiAsia.
Ultimately, StoneBridge concluded that DigiAsia was the most attractive business for a business combination given that the other potential target companies did not align as well as DigiAsia, with StoneBridge’s overall investment criteria.
On August 10, 2022, StoneBridge and Sett & Lucas entered into an engagement letter pursuant to which Sett & Lucas was engaged by StoneBridge to act as exclusive financial advisor to StoneBridge in connection with the Business Combination.
On September 16, 2022, StoneBridge and DigiAsia executed a non-binding letter of intent.
In September 2022, Winston & Strawn LLP, U.S. counsel to StoneBridge (“Winston”), circulated an initial due diligence request list to DigiAsia.

On October 1, 2022, Winston received virtual data room access.
On October 4, 2022, an initial draft business combination agreement was circulated to StoneBridge and, subsequently, o3 Capital.
On October 4, 2022, o3 Capital circulated an introductory email to all parties and their respective counsels.
On October 10, 2022, Winston received initial responses to the initial due diligence request list.
On October 14, 2022, Winston, Norton Rose Fulbright US LLP, U.S. counsel to DigiAsia (“NRF”), Rajah & Tann Singapore LLP, Singapore counsel to DigiAsia (“R&T”) and o3 Capital participated in an all hands kick off and structuring phone conference.
On October 15, 2022, Winston circulated supplemental diligence requests to o3 Capital and DigiAsia.
On October 25, 2022, Winston, Dentons Rodyk & Davidson LLP, Singapore and Indonesia counsel to StoneBridge (“Dentons”), NRF, R&T, o3 Capital and PricewaterhouseCoopers LLP attended an all hands structuring and general status phone conference (the “PWC structuring phone conference”).
On November 1, 2022, R&T circulated a transaction steps plan to all parties, reflecting the structure contemplated on the PWC structuring phone conference.
On November 10, 2022, NRF circulated initial comments to the initial business combination agreement to Winston.
On November 21, 2022, Winston, Dentons, NRF and o3 Capital attended an all hands phone conference regarding transaction documents and the contemplated forfeiture of sponsor shares.
On November 22, 2022, Winston circulated a revised draft of the initial business combination agreement to all parties.
O3 Capital and NRF circulated comments to the business combination agreement to all parties on November 29, 2022, and Winston, Dentons, NRF, R&T and o3 Capital attended an all hands phone conference on November 30, 2022 to discuss open transaction agreement items.
On November 30, 2022, Winston and StoneBridge attended an internal phone conference regarding StoneBridge’s disclosure schedules.
On December 1, 2022, Winston, Dentons, NRF, R&T and o3 Capital attended an all hands phone conference to discuss open transaction documents issues.
On December 4, 2022, R&T circulated comments to the business combination agreement to all parties.
On December 6, 2022, Winston, Dentons, NRF, R&T and o3 Capital attended an all hands phone conference to discuss open transaction documents issues.
All parties exchanged emails regarding comments to the business combination agreement and transaction documents between December 6 and December 8, 2022, and Winston circulated a revised draft of the business combination agreement on December 8, 2022.
On December 8, 2022, the principals of DigiAsia and StoneBridge attended phone conferences to discuss open commercial points in the transaction documents.
On December 8, 2022 and December 9, 2022, all parties exchanged emails, regarding the finalization of transaction documents.
Winston, Dentons, NRF and o3 Capital attended an all hands phone conference on December 9, 2022 to finalize transaction documents.
Winston, Dentons, NRF and o3 Capital attended an all hands phone conference on December 9, 2022 to discuss open transaction documents issues.

All parties exchanged emails between December 11 and December 16, 2022 regarding open transaction documents.
Winston and StoneBridge attended an internal phone conference on December 11, 2022 regarding StoneBridge’s disclosure schedules.
Winston, StoneBridge and Conyers Dill & Pearman LLP, StoneBridge’s Cayman counsel, attended a phone conference on December 16, 2022 regarding signing and Cayman Island matters.
All parties exchanged emails between December 21 and January 5 regarding finalizing transaction documents and obtaining approval from MasterCard.
On December 26, 2022, Sett & Lucas entered into a loan agreement with PT DAB, Alexander Rusli, and Prashant Gokarn, pursuant to which Sett & Lucas loaned an amount of $600,000 to DigiAsia.
NRF circulated DigiAsia’s finalized disclosure schedules on January 5, 2023.
On February 15, 2023, DigiAsia repaid the $600,000 loan obtained from Sett & Lucas.
On April 2, 2023, the agreement between StoneBridge and Sett & Lucas was amended to change the amount and type of compensation to be paid to Sett & Lucas.
On June 22, 2023, the Business Combination Agreement was amended to extend the date after which DigiAsia or StoneBridge could terminate the agreement if the Closing has not occurred from June 30, 2023 to December 29, 2023.
StoneBridge’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “— Background of the Business Combination” above, StoneBridge’s board of directors, in evaluating the Business Combination, consulted with StoneBridge’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated thereby, StoneBridge’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, StoneBridge’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of StoneBridge’s board of directors may have given different weight to different factors.
The explanation of the reasons for the approval by StoneBridge’s board of directors of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”
Before reaching its decision, StoneBridge’s board of directors discussed the results of the due diligence conducted by StoneBridge’s management, and their advisors, which included:
•
review of DigiAsia’s material contracts, intellectual property, financial, tax, legal, real estate and accounting due diligence;

•
meetings and calls with the management team and advisors of DigiAsia regarding operations and forecasts;

•
consultations with DigiAsia’s management and legal and financial advisors;

•
DigiAsia’s audited and unaudited financial statements;

•
financial review and analysis of DigiAsia and the Business Combination;

•
financial projections prepared by DigiAsia’s management team;

•
analysis on comparable target companies; and

•
research on comparable transactions.

In approving the Business Combination, StoneBridge’s board of directors determined not to obtain a fairness opinion. The officers and directors of StoneBridge have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of their consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination.
StoneBridge’s board of directors considered a wide range of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:
•
Significant Revenue and Earnings Growth Potential:   DigiAsia is a growth-oriented business that StoneBridge believed exhibits sound, underlying fundamentals as well as demonstrated revenue growth and a clear path to profitability.

•
High-Growth Market:   StoneBridge believed DigiAsia is a professionally managed fintech company with world-class technology systems and processes to manage their key performance indicators across their markets.

•
Innovation:   StoneBridge believed that DigiAsia has a well-established technology developed using modern development practices. The architecture is flexible and the infrastructure is scalable and StoneBridge believed it should be able to support the significant growth StoneBridge expected DigiAsia to achieve.

The statements above, and elsewhere in “StoneBridge’s Board of Directors’ Reasons for the Approval of the Business Combination” are intended to be qualified by and made subject to the cautionary language included in the sections of this proxy statement/prospectus entitled “Forward-Looking Statements” and “Risk Factors.”
In the course of its deliberations, StoneBridge’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including, but not limited to, the following:
•
Macroeconomic Risk.   StoneBridge’s board of directors considered the risk of macroeconomic uncertainty and the effects it could have on DigiAsia’s revenues.

•
Cost Assumption Risk.   StoneBridge’s board of directors considered the risk that DigiAsia may not be able to achieve current cost assumptions.

•
Public Company Risk.   StoneBridge’s board of directors considered the risks that are associated with being a publicly traded company.

•
Risk that Benefits May Not Be Achieved.   StoneBridge’s board of directors considered the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•
Risks Related to the DigiAsia Group’s Organizational Structure and Forms of Ownership.    StoneBridge’s board of directors considered the risks related to the DigiAsia Group’s organizational structure and the ownership structure of DigiAsia’s controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary), majority-owned entities and corporate joint ventures.

•
Regulatory Risks.   StoneBridge’s board of directors considered the risks related to regulatory requirements in Indonesia, including entity-ownership rules.

•
Redemption Risk:   StoneBridge’s board of directors considered the risk that a significant number of StoneBridge shareholders may elect to redeem their StoneBridge Class A Ordinary Shares prior to the consummation of the Business Combination and pursuant to StoneBridge’s amended and restated memorandum and articles of association, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to PubCo to accelerate its business plan following the Closing.

•
Transaction Financing and Other Closing Conditions Risks.   StoneBridge’s board of directors considered the risk that the Transaction Financing may not be secured and the risk that completion of the Business Combination is conditioned on the satisfaction of certain other closing conditions that are not within StoneBridge’s control.

•
Conflicts of Interest Risk:   StoneBridge’s board of directors also considered the fact that members of StoneBridge’s management and board of directors may have interests that are different from, or are in addition to, the interests of StoneBridge’s shareholders generally. However, StoneBridge’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests have been disclosed in StoneBridge’s public filings and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company;

•
Risks related to DigiAsia’s business:   With respect to DigiAsia’s business, StoneBridge’s management and the board of directors considered (i) DigiAsia’s historical growth rates and its ability to significantly accelerate its growth rate, (ii) the competitive industry in which DigiAsia operates and (iii) DigiAsia’s ability to adapt to changing market conditions, including due to COVID-19. StoneBridge’s management and its board of directors believed that although these risks could not be eliminated, the DigiAsia management team was aware of these risks and was well-positioned to address them.

Certain Prospective Financial Information of DigiAsia
DigiAsia provided StoneBridge with its internally prepared forecast for the fiscal year ending December 31, 2023. DigiAsia does not, as a matter of general practice, publicly disclose forecasts or internal projections of its future performance, revenue, financial condition or other results, nor does it expect or undertake to do so in the future. However, in connection with the Business Combination, management of DigiAsia prepared the financial projections set forth below (the “Initial Projections”) to present key elements of the forecasts provided to StoneBridge.
The Initial Projections were prepared for the use of StoneBridge and not with a view towards public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Initial Projections were prepared in good faith by DigiAsia’s management, based on their reasonable best judgment, estimates and assumptions with respect to the expected future financial performance of DigiAsia at the time the Initial Projections were prepared. The Initial Projections do not take into account any circumstances or events occurring after the date as of which they were prepared. The Initial Projections do not constitute any representation, estimate or projection of any other party.
The inclusion of the Initial Projections in this proxy statement/prospectus should not be regarded as an indication that DigiAsia or StoneBridge, their respective management, board of directors, affiliates, advisors or other representatives considered, or now consider, the Initial Projections to be predictive of actual future results or suitable to support or fail to support your decision whether to vote for or against the Business Combination Proposal or any of the other proposals being presented at the Extraordinary General Meeting. The Initial Projections are not included in this proxy statement/prospectus in order to induce any StoneBridge shareholders or DigiAsia shareholders to vote for or against any of the proposals at their respective shareholders meetings. None of StoneBridge, DigiAsia, or any of their respective affiliates, officers, directors, advisors or other representatives, has made any representation or warranty regarding the information included in these Initial Projections. The Initial Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or shareholders, are cautioned not to place undue reliance on this information. The Initial Projections should not be viewed as public guidance. You are cautioned not to rely on the Initial Projections in making a decision regarding the Business Combination, as the Initial Projections may be materially different than actual results. PubCo does not intend or expect to refer back to the Initial Projections in its future periodic reports filed under the Exchange Act.
The Initial Projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of DigiAsia’s management. None of BDO India LLP or Marcum LLP have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Initial Projections and, accordingly, none of BDO India LLP or Marcum LLP express an opinion or any other form of assurance with respect thereto. The report of BDO India LLP included in this proxy statement/prospectus relates to DigiAsia’s previously-issued audited consolidated financial statements and the report of Marcum LLP included in this proxy statement/prospectus relates to StoneBridge’s previously-issued audited financial statements. None of those reports extend to the Initial Projections and none of those reports should be read to do so.
The Initial Projections provided to StoneBridge were as follows:
Revenue (in $ millions) For the year ended December 31, 2023(E)(3)
FaaS	97.14
BaaS	1.24
WaaS	1.81
Total Revenue	100.19
Total Expenses(1)	97.99
EBITDA(2)	2.20

(1)
Total Expenses include cost of revenue, sales and marketing expenses, and general and administrative expenses.

(2)
EBITDA is a non-GAAP financial measure which we define as net loss adjusted to exclude (i) interest expenses, (ii) non-operating income, (iii) share of net profits of investments accounted for using equity method and (iv) depreciation and amortization. See “DigiAsia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-GAAP Financial Measures” for additional details, including a discussion about the reasons for management’s usage, and the limitations, of EBITDA.

(3)
The projections do not include the cost of the transactions contemplated by the Business Combination Agreement, or the incremental costs or capital expenditure of being a listed company ((including costs related to U.S. reporting, compliance with U.S. securities laws, including the Sarbanes-Oxley Act of 2002, changes to the corporate internal or external vendor teams, director and officer liability insurance and/or director compensation).

While presented with numerical specificity, the Initial Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and competition, future industry performance and competitor actions and other future events, as well as matters specific to DigiAsia’s business, all of which are difficult to predict and many of which are beyond DigiAsia’s and StoneBridge’s control. The estimates and assumptions that DigiAsia’s management believed to be material are:
•
Total revenue is based on the assumptions below for each of the following verticals:

•
WaaS — DigiAsia recently started charging a recurring fee (either monthly fixed or per customer per month) for the white-labeled and co-branded open- or closed-loop wallets that DigiAsia offers and expects revenue growth to come from either acquiring new customers or converting existing customers to sign up for the recurring fee plan for the co-branded and white-labeled solutions. DigiAsia expects to achieve $1.8 million in revenues from 20 such customers.

•
FaaS — DigiAsia expects revenue growth to come from the increase in the API hits from the existing integrator platform by cross-selling or up-selling the existing product and services or by having more customers sign up to deliver products and services such as bill payments, e-commerce and supply chain payments and merchant-operated branchless banking facilities in Indonesia, as there has historically not been many players in the market that offer a complete range of such products and services. DigiAsia expects to achieve more than 7.0 billion API hits for the fiscal year ending December 2023.

•
BaaS — DigiAsia expects to launch new product categories with high margins under this vertical that is in the pipeline. New products such as pre-paid cards are expected to be launched by the fourth quarter of fiscal year ending December 2023. Additionally, DigiAsia is partnering with new banks for its lending platform and has recently signed with an entity to provide working capital loans.
•
Total Expenses is based on the following assumptions:

•
cost of revenue consist primarily of the costs related to delivery and distribution of DigiAsia’s various products and services, which is computed as a percentage of revenues and is expected to follow the trends as in the past financial years;

•
DigiAsia plans to continue its sales and marketing efforts to maintain and grow the merchant ecosystem that forms the distribution base through which DigiAsia’s B2B products and solutions are provided. Under DigiAsia’s marketing program, DigiAsia offers a bonus incentive to newly onboarded merchants conducting a minimum of 10 transactions per day. Going forward, with increasing scale and synergies of its platform, DigiAsia expects to enjoy economies of scale, which will enable DigiAsia to efficiently and cost-effectively engage with existing merchants. Thus, the projections assume a slight decrease in the sales and marketing cost, as a percentage of revenue, as DigiAsia’s business continues to scale. Additionally, the launch of new products such as WaaS and prepaid cards, is expected to increase the margins, as they utilize the same distribution channels;

•
The operating model of DigiAsia allows it to centralize a number of functions and through increased automation, the scaling of its business operations is expected without having to invest significantly in people and processes. Accordingly, general and administrative costs are expected to increase by a lower percentage than the growth in revenue, and as a result, going forward, general and administrative expenditure is expected to decrease, as a percentage of revenue.

•
EBITDA is expected to be positive for the fiscal year ending December 31, 2023, due to the launch of high margin products and a decrease in the sales and marketing costs for the existing products and services. Efficiencies are expected to be achieved by disproportionate scaling of the revenues, without the need for a corresponding increase in investment in manpower costs.

The Initial Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond DigiAsia’s control. DigiAsia believes the assumptions relating to the Initial Projections were reasonable at the time the Initial Projections were prepared, given the information DigiAsia had at the time. However, important factors that may affect actual results and cause the Initial Projections to not be achieved include, among other things, risks and uncertainties relating to DigiAsia’s business, industry performance, the regulatory environment, and general business and economic conditions and the other matters described under “Risk Factors” in this proxy statement/prospectus. The Initial Projections also reflect assumptions as to business decisions that are inherently subject to change. The various contingencies, uncertainties and risks include those set forth in the “Risk Factors,” “DigiAsia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the Initial Projections will be realized or that actual results will not be significantly higher or lower than projected. These Initial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Certain of the measures included in the Initial Projections are non-GAAP financial measures, namely EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as used by DigiAsia may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are uncertain and depend on various factors that cannot be reliably predicted and so reconciliations for projections of non-GAAP financial measures have not been provided. These factors also could be material to DigiAsia’s results computed in accordance with U.S. GAAP. You are encouraged to review the audited consolidated financial statements of DigiAsia included elsewhere in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither StoneBridge nor DigiAsia or any of their respective affiliates intends to, and each of them expressly disclaims any obligation to, further update or revise the projections to reflect circumstances existing or arising after the date such projections were prepared or to reflect the occurrence of subsequent events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the projections otherwise would not be realized, in each case except to the extent required by applicable law.
Neither StoneBridge nor DigiAsia is able to predict the consequences of the ongoing armed conflict in Ukraine and the related economic sanctions imposed by some countries on Russia and certain territories in Ukraine and on Russian and Belarusian banks and entities, which could cause DigiAsia’s actual results of operations in the future to differ materially from the Initial Projections.
Interests of StoneBridge’s Directors and Officers in the Business Combination
When considering StoneBridge’s board of directors’ recommendation to vote in favor of approving the Business Combination Proposal, the Amalgamation Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal, StoneBridge shareholders should keep in mind that the Sponsor and StoneBridge’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of StoneBridge shareholders generally. StoneBridge’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:
•
the fact that the Sponsor and StoneBridge’s directors have agreed not to redeem any StoneBridge Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

•
the fact that the Sponsor paid an aggregate of approximately $21,740 for the 5,000,000 StoneBridge Class B Ordinary Shares currently owned by the Sponsor, and such securities are expected to have a significantly higher value after the Business Combination. As of October 16, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $55,400,000, based upon a closing price of $11.08 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

•
the fact that the Sponsor paid $7.0 million to purchase an aggregate of 7,000,000 private placement warrants at a price of $1.00 per private placement warrant, each exercisable to purchase one StoneBridge Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless — and the entire $7.0 million warrant investment would be lost — if a business combination is not consummated by the Final Redemption Date. As of June 30, 2023, the estimated fair value of such private placement warrants was $210,000 (based on the unaudited condensed financial statements of StoneBridge as of June 30, 2023, prepared in accordance with U.S. GAAP);

•
the fact that given the very low purchase price (of approximately $21,740 in aggregate) that the Sponsor paid for the StoneBridge Class B Ordinary Shares as compared to the price of the StoneBridge Class A Ordinary Shares sold in StoneBridge’s initial public offering, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below the price initially paid for the StoneBridge Class A Ordinary Shares in the StoneBridge initial public offering and the StoneBridge public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that if the Business Combination or another business combination is not consummated by the Final Redemption Date, StoneBridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding StoneBridge Class A Ordinary Shares for cash and liquidating. In such event, the StoneBridge Class B Ordinary Shares held by the Sponsor and StoneBridge’s directors and officers, which were acquired for an aggregate purchase price of approximately $21,740 prior to the initial public offering, would be worthless because the Sponsor and all of the current members of the board of directors of StoneBridge have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any StoneBridge Ordinary Shares (other than public shares) held by them if StoneBridge fails to complete a business combination by the Final Redemption Date. Such shares had an aggregate market value of $55,400,000 based upon the closing price of $11.08 per share on Nasdaq on October 16, 2023. As a result of waiving liquidating distributions, if StoneBridge fails to complete a business combination by the Final Redemption Date, the Sponsor would lose $7.0 million for the purchase of private placement warrants, and $21,740 for the purchase of the StoneBridge Class B Ordinary Shares;
•
the fact that the current members of the board of directors of StoneBridge have agreed to waive their redemption rights with respect to the StoneBridge Ordinary Shares held by them for no consideration;

•
the fact that, in connection with various extensions of the deadline by which StoneBridge must complete an initial business combination, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account, as of October 16, 2023, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so;

•
the fact that if StoneBridge is unable to complete a Business Combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $8,295,000, comprised of (a) $25,000, representing the aggregate purchase price paid for the StoneBridge Class B Ordinary Shares, (b) $8,000,000, representing the aggregate purchase price paid for the warrants and private placement warrants and (c) $270,000 of unpaid expenses incurred by the Sponsor and StoneBridge’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof;

•
the fact that Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors, of StoneBridge, who was involved in the negotiation of the Business Combination Agreement, is also a co-founder, and a board member and Executive Director, of Sett & Lucas, which is party to certain agreements with StoneBridge for certain financial advisory and investment banking services in relation to StoneBridge’s business combination with a potential target, and pursuant to which agreements StoneBridge has agreed to pay Sett & Lucas a success fee earned upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination;

•
the fact that pursuant to a loan agreement among Sett & Lucas, DigiAsia, PT DAB, Alexander Rusli, and Prashant Gokarn, dated December 26, 2022, Sett & Lucas loaned an amount of $600,000 to DigiAsia, which loan was repaid in full on February 15, 2023;

•
the fact that the Sponsor has agreed to loan StoneBridge up to $350,000 in the aggregate, to be used for a portion of the operating expenses, which loan is non-interest bearing and unsecured;

•
the fact that StoneBridge’s amended and restated certificate of incorporation contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that were more appropriate for a combination with StoneBridge but were not offered due to a StoneBridge’s director’s duties to another entity, although StoneBridge does not believe that the waiver of the corporate opportunity doctrine in its amended and restated certificate of incorporation interfered with its ability to identify an acquisition target;

•
the fact that, pursuant to a director founder share assignment agreement, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination; and

•
the fact that Bhargav Marepally, the Chief Executive Officer and a member of the board of directors of StoneBridge, and Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of StoneBridge, will continue as members of the board of directors of PubCo after the Business Combination. The Sponsor and each current member of the board of directors of StoneBridge have agreed to, among other things, vote all of their StoneBridge Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their StoneBridge Ordinary Shares in connection with the consummation of the Business Combination.

The Sponsor has also agreed to appear at the Extraordinary General Meeting or to otherwise cause its StoneBridge Ordinary Shares to be counted as present at the Extraordinary General Meeting for the purpose of establishing a quorum.
As of the date of the accompanying proxy statement/prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
At any time at or prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding StoneBridge or its securities, the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against one or more of the proposals to be presented at the Extraordinary General Meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the proposals to be presented at the Extraordinary General Meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of StoneBridge Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
If the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public StoneBridge shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem StoneBridge Class A Ordinary Shares, or, if the price per share of StoneBridge Class A Ordinary Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights.
The purpose of such share purchases and other transactions should be to (i) increase the likelihood: (a) that the proposals presented at the Extraordinary General Meeting receive the requisite votes needed for approval and (b) of PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement; and (ii) otherwise limit the number of public shares electing to redeem. The Sponsor, DigiAsia and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.
Entering into any such arrangements may have a depressive effect on the StoneBridge Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or it owns, either at or before the Business Combination.
If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. StoneBridge will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of StoneBridge’s directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of StoneBridge and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, StoneBridge’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
In addition to the above, please see “Risk Factors — Risks Relating to StoneBridge and the Business Combination” and “Information Related to StoneBridge — Conflicts of Interest” for additional information on interests of StoneBridge’s directors and officers.
Certain Engagements in Connection with the Business Combination and Related Transactions
Cantor previously acted as the lead underwriter in StoneBridge’s initial public offering and will receive, on behalf of itself and the other underwriters, deferred underwriting compensation from StoneBridge for the initial public offering, if the Business Combination is completed. In addition, Odeon Capital Group, LLC acted as co-manager to Cantor in StoneBridge’s initial public offering.
In connection with the initial public offering, Cantor and the other underwriters purchased 1,000,000 private placement warrants for an aggregate purchase price of $1,000,000, or $1.00 per warrant, in the private placement that occurred simultaneously with the completion of StoneBridge’s initial public offering. The terms of the private placement warrants are disclosed elsewhere in this proxy statement/prospectus.
Upon consummation of the Business Combination, PubCo will issue to Cantor, such number of PubCo Ordinary Shares as would be the equivalent of $4.5 million for capital markets advisory services provided by Cantor in connection with the Business Combination.
On June 13, 2023, StoneBridge and Cantor entered into a Fee Reduction Agreement, pursuant to which (i) Cantor agreed to forfeit up to $4.5 million of the aggregate $9.0 million deferred compensation fee (“the Deferred Fee”) that would otherwise be payable to Cantor upon the consummation of the Business Combination pursuant to the terms of the Underwriting Agreement, dated as of July 15, 2021, by and among StoneBridge and Cantor, as representative of the underwriters and (ii) Cantor agreed to receive payment for the remainder of the Deferred Fee (a) in cash equal to 25% of the dollar amount that remained in the Trust Account in connection with the consummation of the Business Combination (not to exceed $18.0 million) and (a) in shares of the entity that survives the Business Combination.
Cantor or its affiliates’ financial interests tied to the consummation of an initial business combination transaction may give rise to potential conflicts of interest, including potential conflicts of interest in connection with the Business Combination.
In addition, each of Cantor and Odeon Capital Group, LLC, together with each of their respective affiliates, is a multi-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services, and they may provide investment banking and other services to StoneBridge, PubCo or DigiAsia, and their respective affiliates, from time to time, for which they would expect to receive compensation. Further, in the ordinary course of its business activities, Cantor and Odeon Capital Group, LLC, and their respective affiliates, and they and their affiliates’ officers, directors and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments, and may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of StoneBridge, PubCo, DigiAsia or their respective affiliates.

Sett & Lucas party to certain agreements with StoneBridge for certain financial advisory and investment banking services in relation to StoneBridge’s business combination with a potential target, and pursuant to which agreements StoneBridge has agreed to pay Sett & Lucas a success fee earned upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination. Further, on December 26, 2022, Sett & Lucas entered into a loan agreement with PT DAB, Alexander Rusli, and Prashant Gokarn, pursuant to which Sett & Lucas loaned an amount of $600,000 to DigiAsia. On February 15, 2023, DigiAsia repaid the $600,000 loan obtained from Sett & Lucas. Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors, of StoneBridge, is also a co-founder, and a board member and Executive Director, of Sett & Lucas.
In considering the recommendation of StoneBridge’s board of directors to vote in favor of the proposals to be presented at the Extraordinary General Meeting, shareholders should keep in mind that StoneBridge’s or DigiAsia’s advisors and entities affiliated with these advisors have interests in such proposals that are different from, or in addition to (and which may conflict with), those of StoneBridge shareholders generally, including those discussed above.
Anticipated Accounting Treatment
The Business Combination is made up of the series of transactions outlined within the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. The Business Combination will be accounted for as a reverse recapitalization in conformity with U.S. GAAP. Under this method of accounting, PubCo, which is the legal acquirer, has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of DigiAsia with the Business Combination treated as the equivalent of DigiAsia issuing shares for the net assets of StoneBridge, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of DigiAsia in future reports of PubCo. This determination was primarily based on the following facts and circumstances, under each of the No Further Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario:
•
Existing DigiAsia equityholders will comprise a relative majority of the voting power of the PubCo;

•
Existing DigiAsia equityholders will have the ability to nominate the majority of the members of the board of directors of PubCo;

•
DigiAsia’s senior management will comprise a majority of the senior management of PubCo and be responsible for the day-to-day operations of PubCo;

•
The relative size of DigiAsia is significantly larger compared to StoneBridge;

•
PubCo will assume the DigiAsia name; and

•
The intended strategy and operations of PubCo will continue DigiAsia’s current strategy and operations.

Regulatory Matters
The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement and filings with ACRA in connection with the Amalgamation.
Appraisal or Dissenters’ Rights
Neither public StoneBridge shareholders who hold StoneBridge Ordinary Shares nor StoneBridge warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger, dissenters’ rights will not be available under the Cayman Islands Companies Act in respect of StoneBridge Ordinary Shares if an open market for such class of shares exists on a recognized stock exchange (which includes Nasdaq) for a specified period after the Business Combination is authorized. Therefore, no dissenters’ rights will be available in respect of the StoneBridge Ordinary Shares; however, holders have a redemption right as described in this proxy statement/prospectus.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the business combination contemplated by, and StoneBridge’s entry into, the Business Combination Agreement, dated as of January 5, 2023 (as amended on June 22, 2023 by First Amendment to Business Combination Agreement, and as may be further amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the effective time of the Amalgamation (as defined below), “StoneBridge” and, at and after such effective time, “PubCo”), StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of StoneBridge (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares (“DigiAsia”) and Prashant Gokarn (solely in his capacity as the Management Representative (as defined in the Business Combination Agreement)), pursuant to which DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore (the “Amalgamation”), with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, be confirmed, ratified and approved in all respects.”
Votes Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution, as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described further below) will not be presented to the StoneBridge shareholders for a vote.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE AMALGAMATION PROPOSAL
General
Holders of StoneBridge Ordinary Shares are being asked to authorize the Amalgamation. Approval of the Amalgamation Proposal is a condition to the consummation of the Business Combination. If the Amalgamation Proposal is not approved by StoneBridge shareholders, the Business Combination will not be consummated.
Resolutions to be Voted Upon
The full text of the resolutions to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Amalgamation Sub be and is hereby authorized to amalgamate with DigiAsia in accordance with the Companies Act 1967 of Singapore, following which Amalgamation Sub shall cease to exist as a separate legal entity and DigiAsia shall continue as the surviving legal entity and become a wholly owned subsidiary of PubCo.”
Votes Required for Approval
The approval of the Amalgamation Proposal will require an ordinary resolution, as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMALGAMATION PROPOSAL.

THE GOVERNING DOCUMENTS PROPOSALS
General
If the Business Combination is consummated, the Existing StoneBridge Charter will be replaced by the New PubCo Charter.
StoneBridge’s shareholders are asked to consider and vote upon and to approve by special resolution six separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing StoneBridge Charter with the New PubCo Charter. Approval of the Governing Documents Proposals is a condition to the consummation of the Business Combination. If the Governing Documents Proposals are not approved by StoneBridge shareholders, the Business Combination will not be consummated.
The New PubCo Charter differs materially from the Existing StoneBridge Charter. The following table sets forth a summary of the material changes proposed between the Existing StoneBridge Charter and the New PubCo Charter that are included in the Governing Documents Proposals. This summary is qualified by reference to the complete text of the New PubCo Charter, attached to this proxy statement/prospectus as Annex B. StoneBridge shareholders are encouraged to read the New PubCo Charter in its entirety for a more complete description of its terms. Additionally, we encourage shareholders to carefully review the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Existing StoneBridge Charter	New PubCo Charter
Corporate Name (Governing Documents Proposal 3A)
StoneBridge’s name is “StoneBridge Acquisition Corporation”	PubCo’s name is “DigiAsia Corp.”
Authorized Share Capital (Governing Documents Proposal 3B)
StoneBridge’s authorized share capital is $22,100 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.	PubCo’s authorized share capital is $20,100 divided into 200,000,000 ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.
Share Structure (Governing Documents Proposal 3C)
StoneBridge has a share structure comprising of StoneBridge Class A Ordinary Shares, StoneBridge Class B Ordinary Shares and StoneBridge preference shares.	PubCo has a share structure comprising of PubCo Ordinary Shares and PubCo preference shares.
Appointment and Removal of Directors (Governing Documents Proposal 3D)
Prior to the consummation of a business combination, StoneBridge can appoint or remove directors by ordinary resolution of the holders of StoneBridge Class B Ordinary Shares. Prior to the consummation of a business combination, the holders of StoneBridge Class A Ordinary Shares have no right to vote on the appointment or removal of any StoneBridge director.	PubCo can appoint or remove directors by ordinary resolution of the holders of PubCo Ordinary Shares.

Existing StoneBridge Charter	New PubCo Charter
Classified Board of Directors (Governing Documents Proposal 3E)
StoneBridge’s board of directors must be divided into three classes: Class I, Class II and Class III. The number of directors in each class must be as nearly equal as possible. The Class I directors shall stand appointed for a term expiring at StoneBridge’s first annual general meeting, the Class II directors shall stand appointed for a term expiring at StoneBridge’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at StoneBridge’s third annual general meeting. At each annual general meeting, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.	There is no division of the board of directors. Directors shall stand appointed for a term expiring at the next succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.
Other Provisions including Status as a Blank Check Company (Governing Documents Proposal 3F)
The Existing StoneBridge Charter includes various provisions related to StoneBridge’s status as a blank check company prior to the consummation of a business combination.	The New PubCo Charter does not include provisions related to PubCo’s status as a blank check company, as these will not be applicable to PubCo upon consummation of the Business Combination.
Resolutions to be Voted Upon
The full text of each of the resolutions to be proposed in respect of the six separate proposals within the Governing Documents Proposals is as follows:
RESOLVED, as a special resolution, that upon the effective time of the Amalgamation (the “Effective Time”), the name of the company shall be changed to “DigiAsia Corp.”.
RESOLVED, as a special resolution, that upon the Effective Time, the change in authorized share capital from (i) the authorized share capital of StoneBridge immediately prior to the Effective Time of $22,100 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each, to (ii) the authorized share capital of PubCo of $20,100 divided into 200,000,000 ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each, be approved and authorized;
RESOLVED, as a special resolution, that upon the Effective Time, the change from (i) the share structure of StoneBridge immediately prior to the Effective Time, comprising StoneBridge Class A Ordinary Shares, StoneBridge Class B Ordinary Shares and StoneBridge preference shares, to (ii) a share structure of PubCo, comprising of PubCo Ordinary Shares and PubCo preference shares, be approved and authorized;
RESOLVED, as a special resolution, that upon the Effective Time, the change from (i) the holders of StoneBridge Class B Ordinary Shares solely having the power to appoint or remove any director of StoneBridge by ordinary resolution under the terms of the Existing StoneBridge Charter, to (ii) the holders of PubCo Ordinary Shares having the power to appoint or remove any director of PubCo by ordinary resolution under the terms of the New PubCo Charter, be approved and authorized;

RESOLVED, as a special resolution, that upon the Effective Time, the change from (i) the classified board of directors of StoneBridge, which is required to be divided into three classes, with directors serving staggered terms, pursuant to the terms of the Existing StoneBridge Charter, to (ii) a declassified board of directors of PubCo, with each director serving until the next succeeding annual general meeting of PubCo after such director’s election, and until their successors are appointed and qualified or until their earlier resignation or removal, pursuant to the terms of the New PubCo Charter, be approved and authorized; and
RESOLVED, as a special resolution, that upon the Effective Time, all other changes arising from or in connection with the replacement of the Existing StoneBridge Charter by the New PubCo Charter as the amended and restated memorandum and articles of association of PubCo, including the removal of certain provisions relating to StoneBridge’s status as a blank check company that will not be applicable following consummation of the Business Combination, be approved and authorized.

GOVERNING DOCUMENTS PROPOSAL 3A (CORPORATE NAME)
Overview
Governing Documents Proposal 3A — to approve and adopt, that upon the Effective Time, the name of the company shall be changed to “DigiAsia Corp.’’
Assuming the Business Combination Proposal is approved, StoneBridge shareholders are also being asked to approve Governing Documents Proposal 3A, which is, in the judgment of StoneBridge’s board of directors, necessary to adequately address the needs of PubCo after the Business Combination.
If Governing Documents Proposal 3A is approved, the company’s name shall be changed as set forth above.
This summary is qualified by reference to the complete text of the New PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All StoneBridge shareholders are encouraged to read the New PubCo Charter in its entirety for a more complete description of its terms.
Reasons for the Change
StoneBridge’s board of directors believes that changing the company’s corporate name from “StoneBridge Acquisition Corporation” to “DigiAsia Corp.” is desirable to reflect the Business Combination and to clearly identify PubCo as the publicly traded entity.
Votes Required for Approval
The approval of Governing Documents Proposal 3A will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3A.

GOVERNING DOCUMENTS PROPOSAL 3B (AUTHORIZED SHARE CAPITAL)
Overview
Governing Documents Proposal 3B — to approve in all respects, a change, upon the Effective Time, in authorized share capital from (i) the authorized share capital of StoneBridge immediately prior to the Effective Time of $22,100 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each, to (ii) the authorized share capital of PubCo of $20,100 divided into 200,000,000 ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each, be approved and authorized.
Assuming the Business Combination Proposal is approved, StoneBridge shareholders are also being asked to approve Governing Documents Proposal 3B, which is, in the judgment of StoneBridge’s board of directors, necessary to adequately address the needs of PubCo after the Business Combination.
If Governing Documents Proposal 3B is approved, the authorized share capital will be changed as set forth above.
This summary is qualified by reference to the complete text of the New PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All StoneBridge shareholders are encouraged to read the New PubCo Charter in its entirety for a more complete description of its terms.
Reasons for the Change
The purpose of this proposal is to account for the elimination of the StoneBridge Class B Ordinary Shares, while providing for an authorized share capital structure of PubCo that will enable it to have available for issuance a number of authorized shares sufficient to support its growth and to provide flexibility for future corporate needs.
Votes Required for Approval
The approval of Governing Documents Proposal 3B will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3B.

GOVERNING DOCUMENTS PROPOSAL 3C (SHARE STRUCTURE)
Overview
Governing Documents Proposal 3C — to approve in all respects, a change, upon the Effective Time, from a share structure of StoneBridge, comprising StoneBridge Class A Ordinary Shares, StoneBridge Class B Ordinary Shares and StoneBridge preference shares to a share structure of PubCo comprising of PubCo Ordinary Shares and PubCo preference shares.
Assuming the Business Combination Proposal is approved, StoneBridge shareholders are also being asked to approve Governing Documents Proposal 3C, which is, in the judgment of StoneBridge’s board of directors, necessary to adequately address the needs of PubCo after the Business Combination.
If Governing Documents Proposal 3C is approved, the share structure will be changed as set forth above.
This summary is qualified by reference to the complete text of the New PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All StoneBridge shareholders are encouraged to read the New PubCo Charter in its entirety for a more complete description of its terms.
Reasons for the Change
The purpose of this proposal is to provide for a share structure of PubCo that will enable holders of PubCo Ordinary Shares to have equal voting power to the number of shares held in PubCo.
Votes Required for Approval
The approval of Governing Documents Proposal 3C will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3C.

GOVERNING DOCUMENTS PROPOSAL 3D (DIRECTOR APPOINTMENT AND REMOVAL)
Overview
Governing Documents Proposal 3D — to approve in all respects, a change, upon the Effective Time, from the holders of StoneBridge Class B Ordinary Shares solely having the power to appoint or remove any director of StoneBridge by ordinary resolution, to the holders of PubCo Ordinary Shares having the power to appoint or remove any director of PubCo by ordinary resolution.
Assuming the Business Combination Proposal is approved, StoneBridge shareholders are also being asked to approve Governing Documents Proposal 3D, which is, in the judgment of StoneBridge’s board of directors, necessary to adequately address the needs of PubCo after the Business Combination.
If Governing Documents Proposal 3D is approved, the director appointment rights will be changed as set forth above.
This summary is qualified by reference to the complete text of the New PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All StoneBridge shareholders are encouraged to read the New PubCo Charter in its entirety for a more complete description of its terms.
Reasons for the Change
The purpose of this proposal is to provide for director appointment rights in respect of the PubCo board of directors such that holders of PubCo Ordinary Shares may appoint or remove directors by ordinary resolution.
Votes Required for Approval
The approval of Governing Documents Proposal 3D will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3D.

GOVERNING DOCUMENTS PROPOSAL 3E
(CLASSIFIED BOARD)
Overview
Governing Documents Proposal 3E — to approve in all respects, a change, upon the Effective Time, from the classified board of directors of StoneBridge, which is required to be divided into three classes, with directors serving staggered terms, pursuant to the terms of the Existing StoneBridge Charter, to a declassified board of directors of PubCo, with each director serving until the next annual general meeting of PubCo and until their successors are appointed and qualified or until their earlier resignation or removal, pursuant to the terms of the New PubCo Charter.
Assuming the Business Combination Proposal is approved, StoneBridge shareholders are also being asked to approve Governing Documents Proposal 3E, which is, in the judgment of StoneBridge’s board of directors, necessary to adequately address the needs of PubCo after the Business Combination.
If Governing Documents Proposal 3E is approved, the structure of the board of directors of PubCo will be changed as set forth above.
This summary is qualified by reference to the complete text of the New PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All StoneBridge shareholders are encouraged to read the New PubCo Charter in its entirety for a more complete description of its terms.
Reasons for the Change
The purpose of this proposal is to reflect the terms of the Business Combination with respect to the governance structure of PubCo.
Votes Required for Approval
The approval of Governing Documents Proposal 3E will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3E.

GOVERNING DOCUMENTS PROPOSAL 3F
(OTHER PROVISIONS INCLUDING STATUS AS A BLANK CHECK COMPANY)
Overview
Governing Documents Proposal 3F — to authorize all other changes arising from or in connection with the replacement of the Existing StoneBridge Charter with the new PubCo Charter, including the removal of certain provisions relating to StoneBridge’s status as a blank check company that will not be applicable following consummation of the Business Combination.
Assuming the Business Combination Proposal is approved, StoneBridge shareholders are also being asked to approve Governing Documents Proposal 3F, which is, in the judgment of StoneBridge’s board of directors, necessary to adequately address the needs of PubCo after the Business Combination.
The New PubCo Charter will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of StoneBridge’s operations should StoneBridge not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing StoneBridge Charter) because following the consummation of the Business Combination, PubCo will not be a blank check company.
Approval of each of the six separate proposals constituting the Governing Documents Proposals, assuming approval of the Business Combination Proposal, will result, upon the consummation of the Business Combination, in the complete replacement of the Existing StoneBridge Charter with the New PubCo Charter. While certain material changes between the Existing StoneBridge Charter and the New PubCo Charter have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal 3F, there are other differences between the Existing StoneBridge Charter and New PubCo Charter that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if StoneBridge shareholders approve this Governing Documents Proposal 3F. Accordingly, we encourage StoneBridge shareholders to carefully review the terms of the New PubCo Charter, attached to this proxy statement/prospectus as Annex B, as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
This summary is qualified by reference to the complete text of the New PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All StoneBridge shareholders are encouraged to read the New PubCo Charter in its entirety for a more complete description of its terms.
Reasons for the Change
StoneBridge’s board of directors believes that the elimination of certain provisions related to StoneBridge’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the New PubCo Charter does not include the requirement to dissolve PubCo upon failure to consummate a business combination in accordance with its terms, and allows PubCo to continue as a corporate entity following the Business Combination. In addition, certain other provisions in the Existing StoneBridge Charter require that proceeds from StoneBridge’s initial public offering be held in the Trust Account until a business combination or liquidation of StoneBridge has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the New PubCo Charter.
Votes Required for Approval
The approval of Governing Documents Proposal 3F will require a special resolution, being a resolution which is passed by a majority of at least two-thirds of the votes cast by, the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3F.

THE NASDAQ PROPOSAL
Overview
The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules 5635(a), (b) and (d), the issuance of PubCo Ordinary Shares in connection with the Business Combination, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), or (d).
Assuming the Business Combination Proposal is approved, StoneBridge shareholders are also being asked to approve the Nasdaq Proposal. Approval of the Nasdaq Proposal is a condition to the consummation of the Business Combination. If the Nasdaq Proposal is not approved by StoneBridge shareholders, the Business Combination will not be consummated.
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of ordinary shares (including shares issued pursuant to an earn-out provision or similar type of provision), or of securities convertible into or exercisable for ordinary shares, in connection with the acquisition of the shares/stock or assets of another company if such securities are not issued in a public offering for cash and (i) the ordinary shares has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the shares or securities.
Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price of the shares for the five trading days immediately preceding the signing of the binding agreement if the number of ordinary shares to be issued is or may be equal to 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, StoneBridge currently expects to issue an estimated 58,475,969 PubCo Ordinary Shares (inclusive of PubCo Ordinary Shares issued upon conversion of StoneBridge Class A Ordinary Shares and assuming that none of StoneBridge’s outstanding public shares are redeemed) in connection with the Business Combination.
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the shares/stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares) could result in an increase in outstanding ordinary shares or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial shareholder as the holder of an interest of 5% or more of either the number of ordinary shares or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of StoneBridge Ordinary Shares, the Sponsor is considered a substantial shareholder of StoneBridge under Nasdaq Listing Rule 5635(e)(3).
Votes Required for Approval
The approval of the Nasdaq Proposal will require an ordinary resolution, as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

THE INCENTIVE PLAN PROPOSAL
Overview
The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution, the DigiAsia Corp. 2023 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C.
Subject to equitable adjustment in the event of a reorganization, recapitalization, reclassification, share split, share dividend, reverse share split or other similar change in PubCo’s capitalization, the number of PubCo Ordinary Shares to be reserved and available for issuance pursuant to awards granted under the DigiAsia Corp. 2023 Omnibus Incentive Plan will be equal to 5% of the PubCo Ordinary Shares outstanding as of the Effective Date (taking into account as issued and outstanding for such purpose such PubCo Ordinary Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such PubCo Ordinary Shares, including, without limitation, PubCo Ordinary Shares issuable pursuant to awards under the DigiAsia Corp. 2023 Omnibus Incentive Plan).
On October 16, 2023, the closing price on Nasdaq of StoneBridge Class A Ordinary Shares, each of which will, at the Effective Time, become one PubCo Ordinary Share, was $11.08 per share. The board of directors of StoneBridge approved and adopted the DigiAsia Corp. 2023 Omnibus Incentive Plan on December 30, 2022, subject to approval by StoneBridge shareholders. If the DigiAsia Corp. 2023 Omnibus Incentive Plan is approved by StoneBridge shareholders, then the DigiAsia Corp. 2023 Omnibus Incentive Plan will be effective upon the consummation of the Business Combination.
The following is a summary of the material features of the DigiAsia Corp. 2023 Omnibus Incentive Plan. This summary is qualified in its entirety by the full text of the DigiAsia Corp. 2023 Omnibus Incentive Plan, a copy of which is included as Annex C to this proxy statement/prospectus.
Summary of the DigiAsia Corp. 2023 Omnibus Incentive Plan
General
The DigiAsia Corp. 2023 Omnibus Incentive Plan was adopted by the board of directors of StoneBridge on December 30, 2022, subject to approval by StoneBridge shareholders, and will become effective upon the Closing. The DigiAsia Corp. 2023 Omnibus Incentive Plan allows PubCo to grant options, share appreciation rights, restricted shares, restricted share units, performance-based awards, other share-based awards, other cash-based awards and any combination of the foregoing to employees, non-employee directors and consultants. The board of directors of StoneBridge anticipates that providing such persons with a direct stake in PubCo will (i) encourage the profitability and growth of PubCo through short-term and long-term incentives that are consistent with PubCo’s objectives, (ii) give such persons an incentive for excellence in individual performance, (iii) promote teamwork among such persons and (iv) give PubCo a significant advantage in attracting and retaining key employees, directors, and consultants.
The DigiAsia Corp. 2023 Omnibus Incentive Plan will be administered by board of directors of PubCo, or, if and to the extent the board of directors of PubCo does not administer the DigiAsia Corp. 2023 Omnibus Incentive Plan, the committee appointed by the board of directors of PubCo to administer the DigiAsia Corp. 2023 Omnibus Incentive Plan in accordance with the terms of the DigiAsia Corp. 2023 Omnibus Incentive Plan. The DigiAsia Corp. 2023 Omnibus Incentive Plan shall be administered in accordance with, to the extent applicable, Rule 16b-3 under the Exchange Act (which concerns transactions between an issuer and its officers or directors).
The administrator will have full power and authority (subject, in the case of any committee, to restrictions on the authority delegated to such committee by the board of directors of PubCo), to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to determine whether and to what extent awards are to be granted to participants, to determine the number of shares to be covered by each award granted, to determine the specific terms and conditions of each award and all written instruments evidencing awards, subject to the provisions of the DigiAsia Corp.

2023 Omnibus Incentive Plan, to determine the fair market value of awards in certain instances, to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment for purposes of awards granted, to adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it shall deem advisable, to reconcile any inconsistency in, correct any defect in and/or supply any omission in the plan, any award agreement or other instrument or agreement relating to the plan or an award granted thereunder, to construe and interpret the terms and provisions of the DigiAsia Corp. 2023 Omnibus Incentive Plan and any award issued thereunder (and any award agreement relating thereto), and to otherwise supervise the administration of the plan and to exercise all powers and authorities either specifically granted under the plan or necessary and advisable in the administration of the plan. The administrator shall have the right, from time to time, to delegate to one or more officers of PubCo, the authority of the administrator to grant awards and determine the terms and conditions of awards granted under the DigiAsia Corp. 2023 Omnibus Incentive Plan, subject to the requirements of law and such other limitations as the administrator shall determine, provided that, in no event shall any such delegation of authority be permitted with respect to awards to any directors of PubCo or to any recipient who is subject to Rule 16b-3 under the Exchange Act. The administrator shall also be permitted to delegate, to any appropriate officer or employee of PubCo, responsibility for performing certain ministerial functions under the DigiAsia Corp. 2023 Omnibus Incentive Plan. All decisions made by the administrator pursuant to the provisions of the DigiAsia Corp. 2023 Omnibus Incentive Plan shall be final, conclusive, and binding on all persons, including PubCo and plan participants.
As of the date of this proxy statement/prospectus, approximately 95 individuals will be eligible to participate in the DigiAsia Corp. 2023 Omnibus Incentive Plan, which includes approximately 6 officers, approximately 79 employees who are not officers, 4 non-employee directors and approximately 6 consultants.
Subject to equitable adjustment in the event of a reorganization, recapitalization, reclassification, share split, share dividend, reverse share split or other similar change in PubCo’s capitalization, the number of PubCo Ordinary Shares to be reserved and available for issuance pursuant to awards granted under the DigiAsia Corp. 2023 Omnibus Incentive Plan will be equal to 5% of the PubCo Ordinary Shares outstanding as of the Effective Date (taking into account as issued and outstanding for such purpose such PubCo Ordinary Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such PubCo Ordinary Shares, including, without limitation, PubCo Ordinary Shares issuable pursuant to awards under the DigiAsia Corp. 2023 Omnibus Incentive Plan).
The DigiAsia Corp. 2023 Omnibus Incentive Plan contains a limitation whereby the maximum number of shares subject to awards granted during any fiscal year to any non-employee director, when taken together with any cash fees paid to such non-employee director during the fiscal year in respect of his or her service as a director, shall not exceed $250,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards).
Any shares subject to an award under the DigiAsia Corp. 2023 Omnibus Incentive Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of shares to a participant will thereafter be deemed to be available for awards under the plan.
Options
Pursuant to the terms of the DigiAsia Corp. 2023 Omnibus Incentive Plan, the administrator may, in its sole discretion, grant options to purchase PubCo Ordinary Shares to participants. Solely with respect to participants who are employees, the administrator may grant options to purchase PubCo Ordinary Shares intended to qualify as “incentive stock options” under Section 422 of the Code (“Incentive Share Options”), options that do not so qualify (“Nonqualified Share Options”) or a combination of both. For all other participants, the administrator may grant only Nonqualified Share Options.
If the administrator grants Incentive Share Options, then to the extent that the aggregate fair market value of shares with respect to which Incentive Share Options are exercisable for the first time by any individual during any calendar year (under all plans of PubCo) exceeds $100,000, such options will be treated as Nonqualified Share Options to the extent required by Section 422 of the Code.

The option exercise price of each option will be determined by the administrator at the time of grant but may not be less than (i) 100% of the fair market value of PubCo Ordinary Shares on the date of grant or (ii) in the case of an Incentive Share Option granted to a ten percent shareholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by the administrator but may not exceed (i) ten years from the date of grant or (ii) in the case of an Incentive Share Option granted to a ten percent shareholder, five years from the date of grant. The administrator will determine at what time or times each option may be exercised and the administrator shall have the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as the administrator, in its sole discretion, deems appropriate. If, on the date an outstanding Option would expire, the exercise of the Option would violate applicable securities laws or any insider trading policy maintained by PubCo, the expiration date applicable to the option will be extended (except to the extent such extension would violate Section 409A of the Code) to a date that is 30 calendar days after the date the exercise of the option would no longer violate applicable securities laws or any such insider trading policy.
Options may be exercised in whole or in part by giving written notice of exercise to PubCo, accompanied by payment in full of the aggregate exercise price of the shares so purchased in cash or its equivalent, as determined by the administrator. As determined by the administrator, in its sole discretion, with respect to any option or category of options, payment may also be made (i) by means of consideration received under any cashless exercise procedure approved by the administrator, (ii) in the form of unrestricted shares already owned by the participant, (iii) any other form of consideration approved by the administrator and permitted by applicable law or (iv) any combination of the foregoing; provided, however, that for Incentive Share Options, all such discretionary determinations must be made by the administrator at the time of grant and specified in the award agreement.
Unless the applicable award agreement provides otherwise, in the event of the termination of a participant’s employment or service with PubCo or PubCo’s affiliates for any reason other than “cause” (as defined in the plan), retirement, disability or death, (i) options granted to such participant that are exercisable at the time of such termination, will remain exercisable until 90 days after such termination (subject to an extension to one year after the date of such termination in the event of the participant’s death during such 90-day period) and (ii) options granted to such participant that they were not exercisable at the time of such termination, will expire at the close of business on the date of such termination. Notwithstanding the foregoing, no option will be exercisable after the expiration of its term.
Unless the applicable award agreement provides otherwise, in the event of the termination of a participant’s employment or service with PubCo or PubCo’s affiliates due to retirement, disability or death of the participant, (i) options granted to such participant that were exercisable at the time of such termination, will remain exercisable until one year after such termination and (ii) options granted to such participant that were not exercisable at the time of such termination, will expire at the close of business on the date of such termination. Notwithstanding the foregoing, no option will be exercisable after the expiration of its term.
In the event of the termination of a participant’s employment or service for cause, all outstanding options granted to such participant will expire at the commencement of business on the date of such termination.
Notwithstanding the foregoing, upon a “change in control” (as defined in the DigiAsia Corp. 2023 Omnibus Incentive Plan), all outstanding options shall be subject to the provisions of the plan governing changes in control.
Share Appreciation Rights
The administrator may award share appreciation rights either alone (“free standing rights”) or in conjunction with all or part of any option granted under the DigiAsia Corp. 2023 Omnibus Incentive Plan (“related rights”). The administrator shall determine the eligible recipients to whom, and the time or times at which, grants of share appreciation rights shall be made, the number of shares to be awarded, the price per share, and all other conditions of share appreciation rights; provided, that no related right may be granted for more shares than are subject to the option to which it relates and any share appreciation right must be granted with an exercise price not less than the fair market value of shares on the date of grant. Share appreciation rights that are free standing rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the administrator in the applicable award agreement. Share appreciation rights that are related rights shall be exercisable only at such time or times and to the extent that the options to which they relate shall be exercisable in accordance with the applicable provisions of the DigiAsia Corp. 2023 Omnibus Incentive Plan.
Upon the exercise of a free standing right, the participant will be entitled to receive up to, but not more than, that number of PubCo Ordinary Shares, determined using the fair market value, equal in value to the excess of the fair market value as of the date of exercise over the price per share specified in the free standing right multiplied by the number of shares in respect of which the free standing right is being exercised. A related right may be exercised by a participant by surrendering the applicable portion of the related option. Upon such exercise and surrender, the participant shall be entitled to receive up to, but not more than, that number of shares, determined using the fair market value, equal in value to the excess of the fair market value as of the date of exercise over the exercise price specified in the related option multiplied by the number of shares in respect of which the related right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related rights have been so exercised. Notwithstanding the foregoing, the administrator may determine to settle the exercise of a share appreciation right in cash (or in any combination of shares and cash).
In the event of the termination of employment or service with PubCo and all of PubCo’s affiliates of a participant who has been granted one or more free standing rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the administrator in the applicable award agreement. In the event of the termination of employment or service with PubCo and all of PubCo’s affiliates of a participant who has been granted one or more related rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related options.
The term of each free standing right shall be fixed by the administrator, but may not exceed ten years after the date such right is granted. The term of each related right shall be the term of the option to which it relates, but may not exceed ten years after the date such right is granted.
Notwithstanding the foregoing, upon a change in control, all outstanding share appreciation rights shall be subject to the provisions of the plan governing changes in control.
Restricted Shares and Restricted Share Units
The administrator may award restricted shares and restricted share units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with PubCo through a specified vesting period. Settlement of vested restricted share units shall be made to participants in the form of shares, unless the administrator, in its sole discretion, provides for the payment of the restricted share units in cash (or partly in cash and partly in shares). In the event of a change in control, all outstanding restricted shares and restricted share units shall be subject to the provisions of the plan governing changes in control.
Other Share-Based Awards and Other Cash-Based Awards
The administrator is also authorized to grant awards to participants in the form of other share-based awards and other cash-based awards, as deemed by the administrator to be consistent with the purposes of the DigiAsia Corp. 2023 Omnibus Incentive Plan and as evidenced by an award agreement. The administrator shall determine the terms and conditions of such awards, consistent with the terms of the DigiAsia Corp. 2023 Omnibus Incentive Plan, at the date of grant or thereafter, including any performance goals and performance periods. In the event of a change in control, all outstanding other share-based awards and other cash-based awards shall be subject to the provisions of the plan governing changes in control.
Change in Control
The DigiAsia Corp. 2023 Omnibus Incentive Plan provides that the administrator may provide in the applicable award agreement that an award will vest on an accelerated basis upon the participant’s termination of employment or service in connection with a “change in control” (as defined in the DigiAsia Corp. 2023

Omnibus Incentive Plan ) or upon the occurrence of any other event that the administrator may set forth in the award agreement. If PubCo is a party to an agreement that is reasonably likely to result in a change in control, such agreement may provide for (i) the continuation of any award by PubCo, if PubCo is the surviving entity, (ii) the assumption of any award by the surviving entity or its parent or subsidiary, (iii) the substitution by the surviving entity or its parent or subsidiary of equivalent awards for any award, subject, in the case of options and share appreciation rights, to the applicable requirements of Section 409A of the Code or (iv) settlement of any award for the change in control price (less, if applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the administrator determines that award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration. To the extent that restricted shares, restricted share units or other awards settle in shares in accordance with their terms upon a change in control, such shares shall be entitled to receive, as a result of the change in control transaction, the same consideration as the shares held by shareholders of PubCo as a result of the change in control transaction.
Amendment and Termination
The board of directors of PubCo, or the committee established by the board of directors of PubCo to administer the DigiAsia Corp. 2023 Omnibus Incentive Plan, may amend, alter or terminate the DigiAsia Corp. 2023 Omnibus Incentive Plan, except that no amendment, alteration, or termination shall be made that would impair the rights of a participant under any award previously granted without such participant’s consent. Certain amendments to the DigiAsia Corp. 2023 Omnibus Incentive Plan require the approval of PubCo shareholders.
The DigiAsia Corp. 2023 Omnibus Incentive Plan will be unlimited in duration and, in the event of the plan’s termination, will remain in effect as long as any shares awarded under it are outstanding and not fully vested, except that no awards will be made under the DigiAsia Corp. 2023 Omnibus Incentive Plan on or after the tenth anniversary of the plan’s effective date.
No awards under the DigiAsia Corp. 2023 Omnibus Incentive Plan have been made prior to the date hereof.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, PubCo intends to file with the SEC a registration statement on Form S-8 covering the PubCo Ordinary Shares issuable under the DigiAsia Corp. 2023 Omnibus Incentive Plan.
New DigiAsia Corp. 2023 Omnibus Incentive Plan Benefits
No awards have been previously granted under the DigiAsia Corp. 2023 Omnibus Incentive Plan and no awards have been granted that are contingent on shareholder approval of the DigiAsia Corp. 2023 Omnibus Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the DigiAsia Corp. 2023 Omnibus Incentive Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the DigiAsia Corp. 2023 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex C, be adopted and approved.”
Votes Required for Approval
The approval of the Incentive Plan Proposal will require an ordinary resolution, as defined in StoneBridge’s amended and restated memorandum and articles of association currently in effect, which means a resolution passed by a simple majority of the votes cast by the holders of StoneBridge Class A

Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL
General
Holders of StoneBridge Ordinary Shares are being asked to adopt the Adjournment Proposal.
The Adjournment Proposal, if adopted, will allow StoneBridge’s board of directors to adjourn the Extraordinary General Meeting to a later date or dates, in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more of the other proposals to be presented at the Extraordinary General Meeting. In no event will StoneBridge solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under StoneBridge’s amended and restated memorandum and articles of association and the Cayman Islands Companies Act. The purpose of the adjournment proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. See the section titled “The Business Combination Proposal — Interests of StoneBridge’s Directors and Officers in the Business Combination.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, StoneBridge’s board of directors may not be able to adjourn the Extraordinary General Meeting to a later date or dates. In such event, the Business Combination would not be completed.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation and vote of proxies is hereby confirmed, ratified and approved in all respects.”
Votes Required for Approval
The approval of the Adjournment Proposal will require the consent of the meeting, which means a simple majority of the votes which are cast by the holders of StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares who, being entitled to do so, vote thereupon, in person, online or by proxy, at the Extraordinary General Meeting, voting as a single class.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.
The Adjournment Proposal is not conditioned on any other proposal.
Recommendation of StoneBridge Board of Directors
THE STONEBRIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STONEBRIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL TAX CONSIDERATIONS
United States Federal Income Tax Considerations
The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of StoneBridge Class A Ordinary Shares that either (i) participate in the Business Combination, including of owning and disposing of PubCo Ordinary Shares, or (ii) elect to have their StoneBridge Class A Ordinary Shares redeemed for cash. This discussion addresses only those holders of StoneBridge Class A Ordinary Shares that hold their ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•
the Sponsor or StoneBridge’s officers or directors;

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financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies or real estate investment trusts;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own 5% or more of StoneBridge’s voting shares or 5% or more of the total value of any class of StoneBridge’s shares;

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persons that acquired StoneBridge Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold StoneBridge Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•
persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
StoneBridge has not sought, and StoneBridge and PubCo do not intend to seek, any rulings from the IRS regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold StoneBridge Ordinary Shares through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds StoneBridge Class A Ordinary Shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding StoneBridge Class A Ordinary Shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights to them.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION

AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
As used herein, a “U.S. Holder” is a beneficial owner of StoneBridge Class A Ordinary Shares or PubCo Ordinary Shares (as the case may be) who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

U.S. Federal Income Tax Considerations of Owning PubCo Ordinary Shares
Taxation of Dividends and Other Distributions on PubCo Ordinary Shares
Subject to the passive foreign investment company (“PFIC”) rules discussed below, if PubCo makes a distribution of cash or other property to a U.S. Holder of PubCo Ordinary Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.
Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its PubCo Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such PubCo Ordinary Shares. Because PubCo does not expect to determine its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid by PubCo will generally be reported as a dividend.
With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) PubCo Ordinary Shares are readily tradable on an established securities market in the United States or (ii) PubCo is eligible for the benefits of an applicable income tax treaty, in each case provided that PubCo is not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to PubCo Ordinary Shares.
Taxation on the Disposition of PubCo Ordinary Shares
Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of PubCo Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such ordinary shares.
Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. However, it is unclear whether the redemption rights with respect to the StoneBridge Class A Ordinary Shares may prevent the holding period of the PubCo Ordinary Shares from commencing prior to the termination of such rights. The deductibility of capital losses is subject to various limitations.

PFIC Considerations
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (i) no predecessor of the foreign corporation was a PFIC, (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year and (iii) the corporation is not in fact a PFIC for either of those years.
PFIC Status of StoneBridge and PubCo
Although a foreign corporation’s PFIC determination will be made annually, a determination that StoneBridge or PubCo is a PFIC will generally continue to apply to subsequent years in which a U.S. Holder continues to hold shares in such entity (including a successor entity), whether or not such entity is a PFIC in those subsequent years. Based upon the composition of StoneBridge’s income and assets, and upon a review of StoneBridge’s financial statements, StoneBridge likely was a PFIC for its most recent taxable year ended December 31, 2022.
Depending on the timing of the Business Combination, the anticipated assets and income of the combined company, StoneBridge or PubCo (as the case may be) may not be treated as a PFIC for the current taxable year ending on December 31, 2023.
Application of PFIC Rules to Ordinary Shares
If (i) StoneBridge or PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) the U.S. Holder did not make a timely and effective QEF Election (as defined herein) for StoneBridge’s or PubCo’s (as the case may be) first taxable year as a PFIC in which the U.S. Holder held ordinary shares (whether StoneBridge Class A Ordinary Shares or PubCo Ordinary Shares) (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), a QEF Election along with a purging election, or a “mark-to-market” election, each as described below under “— QEF Election, Mark-to-Market Election and Purging Election,” then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:
•
any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under the Default PFIC Regime:
•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its ordinary shares (taking into account the relevant holding period of the StoneBridge Class A Ordinary Share exchanged therefor);

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which StoneBridge was or PubCo is a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDEMPTION OF STONEBRIDGE CLASS A ORDINARY SHARES OR ON THE OWNERSHIP OR DISPOSITION OF PUBCO ORDINARY SHARES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election, Mark-to-Market Election and Purging Election
In general, if StoneBridge or PubCo is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its ordinary shares by making a timely and effective “qualified electing fund” (“QEF”) election under Section 1295 of the Code (a “QEF Election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF Election with respect to PubCo Ordinary Shares, a U.S. Holder must receive certain information from PubCo. Because PubCo does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to PubCo Ordinary Shares. U.S. Holders are urged to consult their tax advisors with respect to any QEF Election previously made with respect to StoneBridge Class A Ordinary Shares.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its ordinary shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that PubCo or StoneBridge is treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its PubCo Ordinary Shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which StoneBridge or PubCo is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.
The mark-to-market election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of StoneBridge Class A Ordinary Shares or PubCo Ordinary Shares under their particular circumstances.
PubCo Ordinary Shares treated as shares of a PFIC under the Default PFIC Regime (including PubCo Ordinary Shares received upon conversion of StoneBridge Class A Ordinary Shares that were so treated at the time of the Amalgamation) will continue to be treated as shares of a PFIC, including in taxable years in which PubCo ceases to be a PFIC, unless the applicable U.S. Holder makes a “purging election” with respect to such shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value on the last day of the last year in which StoneBridge or PubCo, as applicable, is treated as a PFIC, and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s PubCo Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.
If PubCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PubCo receives a distribution from, or disposes of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PubCo Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to PubCo Ordinary Shares under their particular circumstances.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
Subject to the PFIC rules discussed above, the U.S. federal income tax consequences to a U.S. Holder of StoneBridge Class A Ordinary Shares that exercises its redemption rights to receive cash in exchange for all or a portion of its StoneBridge Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code, as well as on whether such holder has made a timely QEF Election or mark-to-market election (each as discussed above).
It is expected that a redeeming U.S. Holder will generally be treated as selling its StoneBridge Class A Ordinary Shares. The redemption of ordinary shares will generally qualify as a sale of the ordinary shares that are redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only ordinary shares actually owned by such U.S. Holder, but also ordinary shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any ordinary shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of warrants.
The redemption of ordinary shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. Prior to the Business Combination, the ordinary shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the ordinary shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of ordinary shares owned by certain family members and such U.S. Holder does not constructively own any other ordinary shares. The redemption of ordinary shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in the respective entity. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to ordinary shares, and the tax effects will be as described for distributions on PubCo Ordinary Shares under “— Taxation of Dividends and Other Distributions on PubCo Ordinary Shares” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ordinary shares will be added to the adjusted tax basis in such holder’s remaining ordinary shares. If there are no remaining ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.
Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.
ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THEIR STONEBRIDGE CLASS A ORDINARY SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION.
Cayman Islands Tax Considerations
The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.
Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the StoneBridge Class A Ordinary Shares and PubCo Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of StoneBridge Class A Ordinary Shares and PubCo Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of StoneBridge Class A Ordinary Shares or PubCo Ordinary Shares, as the case may be, nor will gains derived from the disposal of the StoneBridge Class A Ordinary Shares or PubCo Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of StoneBridge Class A Ordinary Shares or PubCo Ordinary Shares or on an instrument of transfer in respect of a StoneBridge Class A Ordinary Share or a PubCo Ordinary Share.
StoneBridge/PubCo has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Act
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of the Tax Concessions Act the following undertaking is hereby given to StoneBridge (the “Company”):
(a)
That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or part of any relevant payment as defined in the Tax Concessions Act.

These concessions shall be for a period of TWENTY years from the 8th day of February 2021.
The Tax Concessions Act
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of the Tax Concessions Act the following undertaking is hereby given to PubCo (the “Company”):
(a)
That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or part of any relevant payment as defined in the Tax Concessions Act.

These concessions shall be for a period of TWENTY years from the date hereof.
The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to PubCo levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought into the jurisdiction of the Cayman Islands.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of StoneBridge and DigiAsia, adjusted to give effect to the Business Combination.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical unaudited condensed balance sheet of Stonebridge as of June 30, 2023, with the historical unaudited consolidated balance sheet of DigiAsia as of March 31, 2023, on a pro forma basis as if the Business Combination had been consummated on June 30, 2023.
The unaudited pro forma combined statement of operations for the three months ended June 30, 2023 combines the historical unaudited statements of operations of StoneBridge for the three months ended June 30, 2023 and the historical unaudited consolidated statement of operations of DigiAsia for the three months ended March 31, 2023, on a pro forma basis as if the Business Combination had been consummated on April 1, 2023, the beginning of the earliest period presented. Further, the unaudited pro forma combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of StoneBridge for the year ended December 31, 2022 and the historical audited consolidated statement of operations of DigiAsia for the year ended December 31, 2022, on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following financial statements and/or information and the accompanying notes, which are included elsewhere in, or as an appendix to, this proxy statement/prospectus, as well as the disclosures contained in the sections titled “StoneBridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “DigiAsia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”:
•
the historical unaudited financial statements of StoneBridge as of and for three and six months ended June 30, 2023 and the historical audited financial statements of StoneBridge as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from February 2, 2021 (inception) to December 31, 2021; and

•
the unaudited interim financial information of DigiAsia as of and for three months ended March 31, 2023, included as Appendix 1 to this proxy statement/prospectus, and the historical audited consolidated financial statements of DigiAsia as of and for the years ended December 31, 2022 and 2021.

Readers should note that the unaudited interim financial information of DigiAsia for the three months ended March 31, 2023 set forth in Appendix 1 of this proxy statement/prospectus, from which certain of the information in the unaudited condensed combined pro forma financial information is derived, was prepared solely for purposes of providing the required pro forma financial information and does not constitute full interim financial statements. In particular, such interim financial information does not include financial information and/or statements for the comparative three months ended March 31, 2022.
Expected accounting treatment of the Business Combination
StoneBridge expects the Business Combination to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, StoneBridge is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of DigiAsia with the Business Combination treated as the equivalent of DigiAsia issuing shares for the net assets of StoneBridge, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of DigiAsia in future reports of PubCo. PubCo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the No Further Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario:
•
DigiAsia equityholders will have a relative majority of the voting power of PubCo;

•
DigiAsia equityholders will have the ability to nominate the majority of the members of the board of directors of PubCo;

•
DigiAsia senior management will comprise the senior management roles of PubCo and be responsible for the day-to-day operations of PubCo;

•
The relative size of DigiAsia is significantly larger compared to StoneBridge;

•
PubCo will assume the DigiAsia name; and

•
The intended strategy and operations of PubCo will continue DigiAsia’s current strategy and operations.

We currently expect the StoneBridge warrants outstanding to remain liability classified instruments upon the Closing.
Description of the Business Combination
Pursuant to the Business Combination Agreement, DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of StoneBridge, and StoneBridge will immediately be renamed “DigiAsia Corp.” We refer to StoneBridge after the Effective Time as “PubCo.” Immediately prior to the Effective Time, each then issued and outstanding StoneBridge Class B Ordinary Share will automatically convert, on a one-for-one basis, into one PubCo Ordinary Share. Prior to the aforementioned conversion of StoneBridge Class B Ordinary Shares, each then issued and outstanding DigiAsia preferred share will be converted into such number of DigiAsia Ordinary Shares as is in accordance with the governing documents of DigiAsia. At the Effective Time, the then outstanding DigiAsia Ordinary Shares will be cancelled and converted into the right to receive an aggregate of 50,000,000 PubCo Ordinary Shares, under each of the No Further Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario. The following events are contemplated to occur pursuant to the Business Combination Agreement:
•
the cancellation and exchange of all issued and outstanding DigiAsia Ordinary Shares into 50,000,000 PubCo Ordinary Shares in each of the No Further Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario;

•
the capital distribution of $500.0 million to former DigiAsia shareholders in each of the No Further Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario; and

•
the cancellation of all employee share options granted, and outstanding vested and unvested DigiAsia options will not accelerate nor vest upon the consummation of the Business Combination. All share options shall be assumed by PubCo and converted into options to acquire such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of PubCo upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of PubCo following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. StoneBridge and DigiAsia have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information contained herein assumes that the StoneBridge shareholders approve the Business Combination. Pursuant to StoneBridge’s existing amended and restated memorandum and articles of association, StoneBridge’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. StoneBridge cannot predict how many of its public shareholders will exercise their right to redeem their public shares of StoneBridge Class A Ordinary Shares for cash. As a result, the unaudited pro forma condensed combined financial information has been prepared assuming the following three redemption scenarios after giving effect to the Business Combination. There can be no assurance regarding which scenario will be closest to the actual results. Under each scenario, DigiAsia is considered the accounting acquirer, as further discussed under “—Expected accounting treatment of the Business Combination” above and in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information.
•
Assuming No Further Redemptions — Assuming that no StoneBridge public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•
Assuming 50% Redemptions — Assuming that StoneBridge shareholders holding an aggregate of 1,505,713 StoneBridge public shares will exercise their redemption rights for their pro rata share (approximately $10.90 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $16.4 million using a per share redemption price of $10.90 per share.

•
Assuming Maximum Redemptions — Assuming that StoneBridge shareholders holding an aggregate of 3,011,425 StoneBridge public shares will exercise their redemption rights for their pro rata share (approximately $10.90 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $32.8 million using a per share redemption price of $10.90 per share.

The Business Combination Agreement includes a condition to closing the Business Combination that, at the Closing, StoneBridge will (i) satisfy the minimum Cash Condition, which requires StoneBridge to have a minimum of $20,000,000 aggregate cash available to it from the Trust Account and the Transaction Financing (after giving effect to redemptions of StoneBridge Ordinary Shares in connection with the vote on the Business Combination but prior to the payment of the Outstanding StoneBridge Expenses and (i) have a minimum of $5,000,001 of net tangible assets.
In the 50% Redemption Scenario and the Maximum Redemption Scenario, the Minimum Cash Condition will be fulfilled through funds to be obtained through additional equity and/or debt facilities. However, the impact of such facilities has not been considered as a part of the combined pro forma financial information as no financing agreement has been entered into with any investors for additional funding by StoneBridge at the Closing.
The following summarizes the pro forma PubCo Shares issued and outstanding immediately after the Business Combination, presented under the three assumed redemption and the assumption that the Transaction Financing is successful, such that a minimum of $20.0 million of the Transaction Financing amount is funded at the Closing. The table below does not include (A) any PubCo Ordinary Shares that may be issued in connection with the Transaction Financing, and (B) is exclusive of (i) 10,000,000 PubCo Ordinary Shares that underly StoneBridge’s public warrants, (ii) 8,000,000 PubCo Ordinary Shares that underly StoneBridge’s private placement warrants, and (iii) 5,000,001 Earnout Shares (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	Assuming No Further Redemptions		Share Ownership in PubCo(1) Assuming 50% Redemptions		Assuming Maximum Redemptions
Existing DigiAsia Shareholders(1)	50,000,000	(84.66)%	50,000,000	(86.87)%	50,000,000	(89.21)%
StoneBridge Public Shareholders(2)(3)(4)	3,011,425	(5.10)%	1,505,713	(2.62)%	—	(—)%
Sponsor and its Affiliates(5)	5,000,000	(8.47)%	5,000,000	(8.69)%	5,000,000	(8.92)%
Issuance of shares against transaction cost(6)	1,050,000	(1.78)%	1,050,000	(1.82)%	1,050,000	(1.87)%
Total	59,061,425	(100.00)%	57,555,713	(100.00)%	56,050,000	(100)%

(1)
Reflects the issuance of 50,000,000 PubCo Ordinary Shares to existing shareholders of DigiAsia as consideration for their DigiAsia shares.

(2)
Reflects all 3,011,425 StoneBridge Class A Ordinary Shares issued, outstanding and subject to redemption as of June 30, 2023.

(3)
Assumes 50% redemptions of 3,011,425 public StoneBridge Class A Ordinary Shares and maximum redemptions of 3,011,425 public StoneBridge Class A Ordinary Shares in connection with Business Combination.

(4)
Excludes 10,000,000 public warrants as such warrants are not expected to be in the money at Closing. The public warrants do not become exercisable until 30 days after Closing.

(5)
Reflects an aggregate of 5,000,000 StoneBridge Class B Ordinary Shares held by the Sponsor and its affiliates, which will first convert into StoneBridge Class A Ordinary Shares prior to the Effective Time, with such converted shares further converting into PubCo Ordinary Shares, in each case, on a one-for-one basis. Pursuant to a director founder share assignment agreement between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination.

(6)
Reflects the issuance, at the Closing, of PubCo Ordinary Shares to certain consultants and vendors who rendered services in connection with the Business Combination.

The following table presents pro forma Voting Power and Implied Ownership of PubCo inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the Voting Power and Implied Ownership of PubCo immediately following the consummation of the Business Combination is as follows:

	Share Ownership in PubCo
	No Redemption	Voting Power and Implied Ownership	50% Redemption	Voting Power and Implied Ownership	100% Redemption	Voting Power and Implied Ownership
Existing DigiAsia
Shareholders	50,000,000	60.9%	50,000,000	62.1%	50,000,000	63.3%
StoneBridge Public
Shareholders	13,011,425	15.9%	11,505,713	14.3%	10,000,000	12.7%
Sponsor and its Affiliates(1)	12,000,000	14.6%	12,000,000	14.9%	12,000,000	15.2%
Cantor Fitzgerald & Co(2)	1,000,000	1.2%	1,000,000	1.2%	1,000,000	1.3%
Issuance of share against transaction costs	1,050,000	1.3%	1,050,000	1.3%	1,050,000	1.3%
Earnout Shares(3)	5,000,001	6.1%	5,000,001	6.2%	5,000,001	6.3%
	82,061,426	100%	80,555,714	100%	79,050,001	100%

(1)
Reflects (i) 5,000,000 StoneBridge Class B Ordinary Shares held by the Sponsor and its affiliates, which will first convert into StoneBridge Class A Ordinary Shares prior to the Effective Time, with such converted shares further converting into PubCo Ordinary Shares, in each case, on a one-for- one basis and (ii) 7,000,000 PubCo Ordinary Shares issuable upon conversion of 7,000,000 private placement warrants held by the Sponsor and its affiliates.

(2)
Reflects 1,000,000 PubCo Ordinary Shares issuable upon conversion of 1,000,000 private placement warrants held by Cantor Fitzgerald & Co.

(3)
Reflects 5,000,001 PubCo Ordinary Shares (which we refer to in this proxy statement/prospectus as the Earnout Shares) that the Management Earnout Group will be entitled to upon the passage of time (with respect to an aggregate of 1,500,000 of those shares) and the achievement of certain milestones (with respect to the remaining 3,500,001 of those shares).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023
			Assuming no further redemptions			Assuming 50% redemptions			Assuming maximum redemptions
	StoneBridge	DigiAsia	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined
	(Historical)	(Historical)
ASSETS
Current assets
Cash and cash equivalents	$71,974	$998,776	$(4,500,000)	(1)	$19,456,981	$(4,102,241)	(1)	$3,442,474	—	(1)	$1,070,750
			32,821,231	(2)		32,821,231	(2)		32,821,231	(2)
			—	(3)		(16,412,266)	(3)		(32,821,231)	(3)
			(7,685,000)	(4)		(7,685,000)	(4)		—	(4)
			(2,250,000)	(5)		(2,250,000)	(5)		—	(5)
Restricted cash		1,290,008			1,290,008	—		1,290,008	—		1,290,008
Account receivables		7,359,097			7,359,097	—		7,359,097	—		7,359,097
Loans		3,112,582			3,112,582	—		3,112,582	—		3,112,582
Other current assets		1,966,162			1,966,162	—		1,966,162	—		1,966,162
Prepaid expenses	24,215	—			24,215	—		24,215	—		24,215
Total current assets	96,189	14,726,625	18,386,231		33,209,045	2,371,724		17,194,538	—		14,822,814
Investments	32,821,231	12,520,010	(32,821,231)	(2)	12,520,010	(32,821,231)	(2)	12,520,010	(32,821,231)	(2)	12,520,010
Deferred tax assets		—			—	—		—	—		—
Property and equipment		22,910			22,910	—		22,910	—		22,910
Intangible assets		13,880,204			13,880,204	—		13,880,204	—		13,880,204
Right-of-use asset		14,084			14,084	—		14,084	—		14,084
Total assets	$32,917,420	$41,163,833	$(14,435,000)		$59,646,253	$(30,449,507)		$43,631,746	$(32,821,231)		$41,260,022
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$730,219	$10,811,142			$11,541,361	—		$11,541,361	—		$11,541,361
Due to affiliate	407,693	—			407,693	—		407,693	—		407,693
Note Payable — related party	2,250,000	—	(2,250,000)	(5)	—	(2,250,000)	(5)	—	—	(5)	2,250,000
Accrued expenses		1,315,398			1,315,398	—		1,315,398	7,685,000	(4)	9,000,398
Current portion of lease liabilities		13,666			13,666	—		13,666	—		13,666
Current portion of post-employment benefit liabilities		7,249			7,249			7,249	—		7,249
Short-term borrowings		4,968,345			4,968,345	—		4,968,345	—		4,968,345
Taxes payable		72,936			72,936	—		72,936	—		72,936
Total current liabilities	3,387,912	17,188,736	(2,250,000)		18,326,648	(2,250,000)		18,326,648	7,685,000		28,261,648
Derivative warrant liabilities	540,000	—	—		540,000	—		540,000	—		540,000
Deferred underwriting fee payable	9,000,000	—	(9,000,000)	(1)	—	(9,000,000)	(1)	—	(9,000,000)	(1)	—
Long-term debt		240,564			240,564	—		240,564	—		240,564
Non-current portion of post-employment benefit liabilities		462,742			462,742	—		462,742	—		462,742
Total liabilities	12,927,912	17,892,042	(11,250,000)		19,569,954	(11,250,000)		19,569,954	(1,315,000)		29,504,954
Redeemable ordinary shares	32,821,231	—	(32,821,231)	(3)	—	(32,821,231)	(3)	—	(32,821,231)	(3)	—
Equity
Common stock		39,483,703	(39,483,703)	(3)	—	(39,483,703)	(3)	—	(39,483,703)	(3)	—
Preferred stock		25,004,125	(25,004,125)	(3)	—	(25,004,125)	(3)	—	(25,004,125)	(3)	—
Class B Ordinary shares	500	—	(500)	(3)	—	(500)	(3)	—	(500)	(3)	—
			5,906	(3)	5,906	5,756	(3)	5,756	5,605	(3)	5,605
Additional paid-in-capital		24,275,982	107,803,653	(3) (7)	105,562,412	91,391,537	(3) (7)	89,150,296	74,982,723	(3) (7)	72,741,482
			(7,685,000)	(4)		(7,685,000)	(4)		(7,685,000)	(4)
			(12,832,223)	(6)		(12,832,223)	(6)		(12,832,223)	(6)
			(6,000,000)	(7)		(6,000,000)	(7)		(6,000,000)	(7)
Accumulated deficit	(12,832,223)	(28,263,979)	—		(61,975,710)	397,758	(1)	(61,577,952)	4,500,000	(1)	(57,475,710)
			12,832,223	(6)		12,832,223	(6)	—	12,832,223	(6)
			(33,711,731)	(11)		(33,711,731)	(11)		(33,711,731)	(11)
Total Shareholder’s (Deficit)/Equity	(12,831,723)	60,499,831	(4,075,500)		43,592,608	(20,090,007)		27,578,101	(32,396,231)		15,271,377
Noncontrolling interest	—	(37,228,040)	33,711,731	(11)	(3,516,309)	33,711,731	(11)	(3,516,309)	33,711,731	(11)	(3,516,309)
Total equity	(12,831,723)	23,271,791	29,636,231		40,076,299	13,621,724		24,061,792	1,315,500		11,755,068
Total liabilities, redeemable ordinary shares and equity	$32,917,420	$41,163,833	$(14,435,000)		$59,646,253	$(30,449,507)		$43,631,746	$(32,821,231)		$41,260,022

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2023
			Assuming no further redemptions			Assuming 50% redemptions			Assuming maximum redemptions
	StoneBridge	DigiAsia	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined
	(Historical)	(Historical)
Revenues	$—	$15,899,844			$15,899,844			$15,899,844			$15,899,844
Cost of revenues		(449,370)			(449,370)	—		(449,370)			(449,370)
Gross profit	—	15,450,474			15,450,474			15,450,474			15,450,474
Sales and marketing		(13,261,499)			(13,261,499)			(13,261,499)			(13,261,499)
General and administrative	(431,762)	(1,372,575)			(1,804,337)			(1,795,721)			(1,795,721)
Depreciation and amortization		(1,218)			(1,218)			(1,218)			(1,218)
Total operating expenses	(431,762)	(14,635,292)			(15,067,054)	—		(15,067,054)	—		(15,067,054)
Loss/(income) from operations	(431,762)	815,182	—		383,420			383,420			383,420
Interest expense		(360,969)			(360,969)			(360,969)			(360,969)
Non-operating income	1,464,577	28,818	(384,040)	(12)	1,109,355	(384,040)	(12)	1,109,355	(384,040)	(12)	1,109,355
Share of net profits of investments accounted for using equity method		103	—		103	—		103			103
Income before tax	1,032,815	483,134	(384,040)		1,131,909	(384,040)		1,131,909	(384,040)		1,131,909
Income tax expense	—	—			—			—			—
Net income	1,032,815	483,134	(384,040)		1,131,909	(384,040)		1,131,909	(384,040)		1,131,909
Loss attributable to noncontrolling interest	—	2,912,378	(3,020,287)	(11)	(107,909)	(3,020,287)	(11)	(107,909)	(3,020,287)	(11)	(107,909)
Income attributable to Company	$1,032,815	$(2,429,244)	$3,020,287		$1,239,817	$3,020,287		$1,239,817	$3,020,287		$1,239,817
Historical earnings/(loss) per share
Basic		$(216.32)
Diluted		$(216.32)
Basic and diluted net (loss) income per share, Class A ordinary share	$0.14
Basic and diluted net (loss) income per share, Class B ordinary share	$0.07
Historical number of shares used in computing EPS
Basic		11,230
Diluted		11,230
Weighted average shares outstanding of Class A ordinary share	4,888,616
Weighted average shares outstanding of Class B ordinary share	5,000,000
Pro forma loss per share
Basic					$0.02			$0.02			$0.02
Diluted					$0.02			$0.02			$0.02
Pro forma number of shares used in computing EPS
Basic					59,061,425			57,555,713			56,050,000
Diluted					59,061,425			57,555,713			56,050,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
			Assuming no further redemptions			Assuming 50% redemptions			Assuming maximum redemptions
	StoneBridge	DigiAsia	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined	Transaction accounting adjustment		Pro forma combined
	(Historical)	(Historical)
Revenues	—	$42,451,599			$42,451,599	—		$42,451,599			$42,451,599
Cost of revenues	—	(2,607,387)			(2,607,387)	—		(2,607,387)			(2,607,387)
Gross profit	—	39,844,212			39,844,212			39,844,212			39,844,212
Sales and marketing	—	(39,711,859)			(39,711,859)			(39,711,859)			(39,711,859)
General and administrative	(1,368,675)	(7,098,657)			(8,467,332)			(8,467,332)			(8,467,332)
Depreciation and amortization	—	(17,506)			(17,506)			(17,506)			(17,506)
Total operating expenses	(1,368,675)	(46,828,022)			(48,196,697)	—		(48,196,697)	—		(48,196,697)
Loss from operations	(1,368,675)	(6,983,810)	—		(8,352,485)			(8,352,485)			(8,352,485)
Interest expense		(1,005,326)			(1,005,326)			(1,005,326)			(1,005,326)
Non-operating income	11,374,920	76,574	(2,920,785)	(13)	8,530,709	(2,920,785)	(13)	8,530,709	(2,920,785)	(13)	8,530,709
Share of net profits of investments accounted for using equity method	—	266	—		266	—		266			266
Loss before tax	10,006,245	(7,912,296)	(2,920,785)		(826,836)	(2,920,785)		(826,836)	(2,920,785)		(826,836)
Income tax expense	—	—			—			—			—
Net loss	10,006,245	(7,912,296)	(2,920,785)		(826,836)	(2,920,785)		(826,836)	(2,920,785)		(826,836)
Loss attributable to noncontrolling interest	—	(3,671,104)	3,560,190		(110,914)	3,560,190		(110,914)	3,560,190		(110,914)
Income/(loss) attributable to Company	$10,006,245	$(4,241,192)	$(3,560,190)		$(715,922)	$(3,560,190)		$(715,922)	$(3,560,190)		$(715,922)
Historical earnings per share
Basic		(377.67)
Diluted		(377.67)
Basic and diluted net income per share, Class A ordinary share	0.43
Basic and diluted net income per share, Class B ordinary share	0.28
Historical number of shares used in computing EPS
Basic		11,230
Diluted		11,230
Weighted average shares outstanding of Class A ordinary share	20,000,000
Weighted average shares outstanding of Class B ordinary share	5,000,000
Pro forma earnings per share
Basic					$(0.01)			$(0.01)			$(0.01)
Diluted					$(0.01)			$(0.01)			$(0.01)
Pro forma number of shares used in computing EPS
Basic					59,061,425			57,555,713			56,050,000
Diluted					59,061,425			57,555,713			56,050,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.
The Business Combination will be accounted for as a reverse recapitalization in accordance with the FASB’s Accounting Standards Codification Topic 805, Business Combinations. DigiAsia has been determined to be the accounting acquirer. Under the reverse recapitalization model, the Business Combination will be treated as DigiAsia issuing equity for the net assets of StoneBridge, with no goodwill or intangible assets recorded.
The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The pro forma condensed combined balance sheet as of June 30, 2023, has been prepared using the following:
•
DigiAsia’s unaudited interim consolidated balance sheet as of March 31, 2023, as set forth in Appendix 1 to this proxy statement/prospectus; and

•
StoneBridge’s historical unaudited condensed balance sheet as of June 30, 2023, as included in this proxy statement/prospectus.

The pro forma condensed combined statement of operations for the three months ended June 30, 2023, has been prepared using the following:
•
DigiAsia’s unaudited interim consolidated statement of operations for the three months ended March 31, 2023, as set forth in Appendix 1 to this proxy statement/prospectus and

•
StoneBridge’s historical unaudited condensed statement of operations for the three months ended June 30, 2023, as included in this proxy statement/prospectus.

The pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:
•
DigiAsia’s historical audited consolidated statement of operations for the year ended December 31, 2022, as included in this proxy statement/prospectus; and

•
StoneBridge’s historical audited statement of operations for the year ended December 31, 2022, as included in this proxy statement/prospectus.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of DigiAsia after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. StoneBridge has elected not to present any “management adjustments.”
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of DigiAsia and StoneBridge.
Subsequent to June 30, 2023, an aggregate of 585,456 Class A Ordinary Shares were redeemed at a redemption price of approximately $10.92 per share, for an aggregate redemption amount of approximately $6.4 million. Following such redemptions, approximately $26.5 million remain in the StoneBridge trust account and 2,425,969 Class A ordinary shares are outstanding as at date of filing of this statement. Such redemptions that occurred subsequent to June 30, 2023 have not been specifically factored in the above scenarios as management believes that such redemptions are already considered in 50% Redemption Scenario and the Maximum Redemption Scenario.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023, are as follows:
(A)
Derived from the unaudited interim consolidated balance sheet of DigiAsia as of March 31, 2023.

(B)
Derived from the unaudited condensed balance sheet of StoneBridge as of June 30, 2023.

1.
Deferred underwriting fee payable of $ 9.0 million to be paid on consummation of Business Combination to underwriter. Out of this, $4.5 million to be settled by way of issuance of 450,000 ordinary shares resulting an increase in ordinary shares and additional paid-in capital. Further, underwriter is eligible for 25% of the amount left in Trust Account after redemptions subject to maximum of $4.5 million. Impact of balance deferred underwriting fees payable, if any, has been shown as addition to additional paid-in capital of the combined company.

2.
Represents cash equivalents that will be released from the Trust Account and relieved of restrictions regarding use upon the Closing and, accordingly, will be available for redemptions and general use by the combined company. Such amount represents a reclassification from the investments held in trust line of the pro forma balance sheet to the cash and cash equivalents line.

3.
To reflect the recapitalization of DigiAsia through (a) the contribution of all the share capital in DigiAsia (consisting of preferred shares and ordinary shares) to DigiAsia common stock (b) the issuance of 50,000,000 PubCo shares and to reflect the possible redemptions under (a) no further redemptions (b) 50% redemptions and (c) maximum redemptions, as contemplated in the agreement.

4.
Represents the impact of certain transaction costs that are expected to be incurred for the Business Combination and are to be reflected as a reduction of additional paid-in capital of the combined company. Further, in the case of the Maximum Redemption Scenario, these transaction costs have been considered as a part of accrued expenses outstanding and will be paid upon obtaining of additional funding.

5.
Reflects repayment of note payable to related party in the amount of $2.25 million with corresponding reduction in cash. Further, in case of maximum redemption, this note has still been considered outstanding and will be paid upon obtaining of additional funding.

6.
Reflects the elimination of StoneBridge’s historical accumulated deficit with a corresponding adjustment to additional paid-in-capital for PubCo in connection with the reverse recapitalization at the Closing.

7.
Reflects payment of certain transaction costs related to the Business Combination by way of issuance of ordinary shares. The unaudited pro forma condensed combined balance sheet reflects these costs as an increase in common stock and additional paid-in capital, with a corresponding decrease in additional paid-in capital.
8.
In case of 50% Redemption Scenario and Maximum Redemption Scenario, requirement to maintain Minimum Cash Condition/Transaction Financing may be fulfilled through funds to be obtained through additional equity and/or debt facilities. However, the impact of additional equity or debt facilities has not been considered as a part of the pro forma condensed combined financial information as no financing agreement has been entered into with any investor for additional funding by StoneBridge at the Closing.

9.
Upon the Closing, out of 5,000,000 ordinary shares of Stonebridge held by the Sponsor, 250,000 shares are to be transferred to certain existing directors of Stonebridge. These shares are valued at $2.4 million. However, the same will not have any impact on pro forma financial information as these will be adjusted in additional paid-in capital only.

10.
Upon Closing, 5,000,001 Earnout Shares are to be reserved which will be issued to Management Earnout Group upon occurrence of certain events. these shares are valued at $45.4 million. However the same will not have any impact on the pro forma financial information as these are not to be issued at Closing.

11.
Represents the impact of conversion of the CLAs by DigiAsia into shares of PT DAB, such that, following such conversion, DigiAsia will hold 99.9999% of the entire issued capital of PT DAB. Conversion will result in the consolidation of PT DAB as a voting interest entity, and eliminate the non-controlling interest portion for the portion DigiAsia owns.

Unaudited Condensed Combined Pro Forma Adjustments to the Statements of Operations
3.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended June 30, 2023

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:
(A)
Derived from the unaudited interim consolidated statement of operations of DigiAsia for the three months ended March 31, 2023.

(B)
Derived from the unaudited condensed statement of operations of StoneBridge for the three months ended June 30, 2023.

12.
Represents an adjustment to eliminate dividend income on marketable securities held in the Trust Account as of the beginning of the period.

4.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:
(A)
Derived from the audited consolidated statement of operations of DigiAsia for the year ended December 31, 2022.

(B)
Derived from the audited statement of operations of StoneBridge for the year ended December 31, 2022.

13.
Represents an adjustment to eliminate interest income on marketable securities held in the Trust Account as of the beginning of the period.

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of all shares redeemed for the entire period.

5.
Net Income per Share

Represents the net income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.
The unaudited pro forma combined per share information has been presented under the three assumed redemption scenarios as follows:
	Three Months Ended June 30, 2023
	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator:
Net income attributable to common shareholders – basic and diluted	$1,239,817	$1,239,817	$1,239,817
Denominator:
Weighted average shares outstanding	59,061,425	57,555,713	56,050,000
Basic and diluted net income per share attributable to controlling interests	$0.02	$0.02	$0.02
	Year Ended December 31, 2022
	Assuming No Further Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator:
Net income/(loss) attributable to common shareholders – basic and diluted	$(715,922)	$(715,922)	$(715,922)
Denominator:
Weighted average shares outstanding	59,061,425	57,555,713	56,050,000
Basic and diluted net income per share attributable to controlling interests	$(0.01)	$(0.01)	$(0.01)

INFORMATION RELATED TO STONEBRIDGE
Unless the context otherwise requires, all references in this section to the “Company,” “StoneBridge,” “we,” “us” or “our” refer to StoneBridge prior to the consummation of the Business Combination.
Introduction
StoneBridge Acquisition Corporation is a blank check company incorporated on February 2, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. As of the date of this proxy statement/prospectus, we had not commenced any operations. All activity through the date of this proxy statement/prospectus relates to our formation and initial public offering, which is described below, and, since such offering, the search for a prospective initial business combination. We have generated no revenues to date and we do not expect that we will generate operating revenues at the earliest until we consummate an initial business combination. Based on its business activities, StoneBridge is a “shell company” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.
Initial Public Offering
On July 20, 2021, StoneBridge consummated its initial public offering of 20,000,000 units. Each StoneBridge consists of one StoneBridge Class A Ordinary Share and one-half of one redeemable warrant of StoneBridge, with each whole StoneBridge warrant entitling the holder thereof to purchase one StoneBridge Class A Ordinary Share Class for $11.50 per share. The StoneBridge units were sold at a price of $10.00 per unit, generating gross proceeds to StoneBridge of $200.0 million. Offering costs for StoneBridge’s initial public offering amounted to approximately $13.6 million, consisting of $4.0 million of underwriting fees, $9.0 million of deferred underwriting fees payable (which are held in the Trust Account (discussed below)) and $0.6 million of other costs.
Simultaneously with the closing of StoneBridge’s initial public offering, pursuant to private placement warrants purchase agreements, StoneBridge completed the private sale of an aggregate of 8,000,000 private placement warrants to the Sponsor, and the representative of the underwriters, Cantor Fitzgerald & Co. (“Cantor”). 7,000,000 of the private placement warrants were sold to the Sponsor and 1,000,000 of the private placement warrants were sold to Cantor. The StoneBridge private placement warrants were sold at a purchase price of $1.00 per private placement warrant, generating gross proceeds to StoneBridge of $8.0 million. No underwriting discounts or commissions were paid with respect to the sale of the private placement warrants.
The Sponsor owns an aggregate of 5,000,000 StoneBridge Class B Ordinary Shares (constituting 100% of the StoneBridge Class B Ordinary Shares outstanding as of the date of this proxy statement/prospectus, and sometimes being referred to in this proxy statement/prospectus as the “founder shares”), which will automatically convert into StoneBridge Class A Ordinary Shares at the time of an initial business combination on a one-for-one basis, subject to adjustments in certain instances. Prior to an initial business combination, only holders of StoneBridge Class B Ordinary Shares have the right to vote on the appointment and removal of directors. Holders of StoneBridge Class A Ordinary Shares are not entitled to vote on the appointment or removal of directors during such time. On any other matters submitted to a vote of StoneBridge shareholders, holders of StoneBridge Class B Ordinary Shares and holders of StoneBridge Class A Ordinary Shares will vote together as a single class, except as otherwise required by law.
Following the closing of StoneBridge’s initial public offering, a total of $202.0 million, comprised of the proceeds from StoneBridge’s initial public offering after expenses and the proceeds of the sale of the private placement warrants, was placed in the Trust Account maintained by Continental, acting as trustee.
In connection with an extraordinary general meeting of the shareholders of StoneBridge held on January 20, 2023 for purposes of voting on an amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 16,988,575 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.32 per share for an aggregate redemption amount of approximately $175.3 million following which redemptions approximately $31.1 million remained in the Trust Account. Further, in connection with a subsequent extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023 for purposes of voting on another amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which redemptions approximately $26.5 million remained in the Trust Account. As of October 16, 2023, funds in the Trust Account totaled approximately $27.1 million.
Except with respect to interest earned on the funds held in the Trust Account that may be released to StoneBridge to pay its taxes, if any, and up to $100,000 of interest that may be needed to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of StoneBridge’s initial business combination, (ii) the redemption of any of StoneBridge’s public shares properly tendered in connection with a shareholder vote to amend StoneBridge’s amended and restated memorandum and articles of association (a) to modify the substance or timing of StoneBridge’s obligation to allow redemption in connection with StoneBridge’s initial business combination or to redeem 100% of StoneBridge’s public shares if it does not complete its initial business combination by the Final Redemption Date or (b) with respect to any other provision relating to shareholder’s rights or pre-business combination activity and (iii) the redemption of all of StoneBridge’s public shares if it is unable to complete its initial business combination by the Final Redemption Date, subject to applicable law.
Assuming the exercise, in full, of all of the Sponsor’s options to extend the deadline by which StoneBridge must complete an initial business combination, StoneBridge has until January 20, 2024 to consummate an initial business combination.
StoneBridge’s units, the StoneBridge Class A Ordinary Shares and the StoneBridge public warrants are publicly traded on the Nasdaq Capital Market under the symbols “APACU,” “APAC” and “APACW,” respectively.
Effecting Our Business Combination
Fair Market Value of DigiAsia’s Business
StoneBridge’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of our signing a definitive agreement in connection with an initial business combination. The fair market value of the target or targets will be determined by StoneBridge’s board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. StoneBridge shareholders will be relying on the business judgment of StoneBridge’s board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. The board of directors of StoneBridge determined that this test was met in connection with the proposed Business Combination.
Sponsor Consent Right
In connection with StoneBridge’s initial public offering, StoneBridge and its officers and directors agreed, pursuant to the Existing Letter Agreement, that StoneBridge would not enter into a binding agreement regarding an initial business combination unless such action is first approved by the Sponsor. The Sponsor has consented to our entry into the Business Combination Agreement.
Voting Restrictions in Connection with Extraordinary General Meeting
The Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers, pursuant to the Existing Letter Agreement (and additionally, with respect to the Sponsor, the Sponsor Support Agreement), have agreed to, among other things, vote all their StoneBridge Ordinary Shares in favor of all the proposals being presented at the Extraordinary General Meeting, regardless of how StoneBridge public shareholders vote.
In addition, pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things and subject to the terms and conditions set forth therein, (i) to appear, or otherwise cause all of its StoneBridge Ordinary Shares to be counted as present, at Extraordinary General Meeting for purposes of establishing a quorum, (ii) to vote in favor of each of the proposals being presented at the Extraordinary General Meeting and any other matters necessary or reasonably requested by DigiAsia for consummation of the Business Combination, (iii) to vote against any proposals or other actions that would materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of StoneBridge and/or Amalgamation Sub under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement, (iv) to use reasonable best efforts to take or do, or cause to be taken or done, all actions and/or things reasonably necessary to consummate the Business Combination and to refrain from taking any action that would reasonably be expected to delay or prevent the satisfaction of the conditions to the Amalgamation, (v) to the terms of the Sponsor Share Conversion, (vi) to not assert or perfect any and all rights to adjustment or other anti-dilution protections that the Sponsor has or will have under the organizational documents of StoneBridge, (vii) to not redeem any of its StoneBridge Ordinary Shares, (viii) to not commence or participate in, and to take all necessary actions to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against StoneBridge, DigiAsia, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement or the Sponsor Support Agreement, (ix) to assign for the benefit of investors in the Transaction Financing, 50% of the StoneBridge private placement warrants held by the Sponsor as of the date of the Sponsor Support Agreement and (x) to a lock-up of its PubCo Ordinary Shares for specified periods.
For additional information, see “The Business Combination Proposal — Related Agreements.”
As of the record date, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owned approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).
Redemption Rights for Public StoneBridge Shareholders upon Completion of an Initial Business Combination
StoneBridge public shareholders (which means any holder of StoneBridge’s public shares, other than the Sponsor or an officer or director of StoneBridge) may redeem all or a portion of their StoneBridge Class A Ordinary Shares upon the completion of StoneBridge’s initial business combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days before the closing of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge (net of taxes payable), if any, divided by the number of then issued and outstanding public shares, subject to the limitations described herein. For illustrative purposes, as of June 30, 2023, this would have amounted to approximately $10.90 per issued and outstanding public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to StoneBridge’s transfer agent in order to validly redeem its shares. Holders of StoneBridge units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to their public shares. Further, StoneBridge will not proceed with redeeming its public shares, even if a public StoneBridge shareholder has properly elected to redeem its shares, if a business combination does not close.
For information regarding redemption rights in connection with the Business Combination and the procedures to be followed if you wish to redeem your shares for cash in connection with the Business Combination, see the section titled “Extraordinary General Meeting of StoneBridge Shareholders — Redemption Rights.”

The Sponsor and each current member of StoneBridge’s management team have entered into agreements with StoneBridge, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of StoneBridge’s initial business combination.
Limitations on Redemption Rights
StoneBridge’s amended and restated memorandum and articles of association currently in effect provides that in no event will StoneBridge redeem its public shares in an amount that would cause StoneBridge’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) to be less than $5,000,001 either before or upon closing of an initial business combination (so that StoneBridge does not then become subject to the SEC’s “penny stock” rules). In the event the aggregate cash consideration StoneBridge would be required to pay for all StoneBridge Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to StoneBridge, StoneBridge will not complete the business combination or redeem any shares, and all StoneBridge Class A Ordinary Shares submitted for redemption will be returned to the holders thereof.
In addition, pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, a public StoneBridge shareholder, together with any affiliate of such public StoneBridge shareholder or any other person with whom such public StoneBridge shareholder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without the prior consent of StoneBridge. Accordingly, if a public StoneBridge shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares without the prior consent of StoneBridge, then any such shares in excess of that 15% limit would not be redeemed.
Redemption of Public Shares and Liquidation if No Business Combination
StoneBridge’s amended and restated memorandum and articles of association currently in effect provides that StoneBridge will have only until the time period ending on the Final Redemption Date to consummate an initial business combination. If StoneBridge has not consummated an initial business combination by the Final Redemption Date, StoneBridge will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public StoneBridge shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of StoneBridge’s remaining shareholders and StoneBridge’s board of directors, liquidate and dissolve; subject in each case, to StoneBridge’s obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to StoneBridge’s warrants, which will expire worthless if StoneBridge fails to consummate an initial business combination by the Final Redemption Date.
The Sponsor and each member of StoneBridge’s management team have entered into an agreement with StoneBridge, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to StoneBridge Ordinary Shares (other than public shares) they hold if StoneBridge fail to consummate an initial business combination by the Final Redemption Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).
The Sponsor and StoneBridge’s directors and executive officers have agreed, pursuant to the Existing Letter Agreement, that they will not propose any amendment to StoneBridge’s amended and restated memorandum and articles of association (i) that would affect the substance or timing of StoneBridge’s obligation to provide holders of StoneBridge Class A Ordinary Shares the right to have their shares redeemed in connection with StoneBridge’s initial business combination or to redeem 100% of StoneBridge’s public shares if StoneBridge does not complete its initial business combination by the Final Redemption Date or (ii) with respect to any other provision relating to StoneBridge shareholders’ rights or pre-initial business combination activity, unless StoneBridge provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge to pay any taxes, divided by the number of the then-outstanding public shares. However, StoneBridge may not redeem its public shares in an amount that would cause StoneBridge’s net tangible assets to be less than $5,000,001 either before or upon the closing of an initial business combination. If this optional redemption right is exercised with respect to an excessive number of public shares such that StoneBridge cannot satisfy the net tangible asset requirement, StoneBridge would not proceed with the amendment or the related redemption of StoneBridge’s public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer or director, or any other person.
StoneBridge expects that all costs and expenses associated with implementing StoneBridge’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to StoneBridge to pay dissolution expenses, although StoneBridge cannot assure you that there will be sufficient funds for such purpose.
If StoneBridge were to expend all of the net proceeds of StoneBridge’s initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon StoneBridge’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of StoneBridge’s creditors which would have higher priority than the claims of StoneBridge’s public shareholders. StoneBridge cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While StoneBridge intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although StoneBridge has sought and will continue to seek to have all vendors, service providers, prospective target businesses and other entities with which StoneBridge does business execute agreements with StoneBridge waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of StoneBridge’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against StoneBridge’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, StoneBridge’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to StoneBridge than any alternative. Examples of possible instances where StoneBridge may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that any such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with StoneBridge and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to StoneBridge if and to the extent any claims by a third-party for services rendered or products sold to StoneBridge (other than StoneBridge’s independent registered public accounting firm), or a prospective target business with which StoneBridge has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the Trust Assets, in each case net of the interest that may be withdrawn to pay StoneBridge’s tax obligations; provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under StoneBridge’s indemnity of the underwriters of StoneBridge’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, StoneBridge has not asked the Sponsor to reserve for such indemnification obligations, nor has StoneBridge independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, StoneBridge cannot assure you that the Sponsor would be able to satisfy those obligations. None of StoneBridge’s officers or directors will indemnify StoneBridge for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay StoneBridge’s tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, StoneBridge’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While StoneBridge currently expects that its independent directors would take legal action on StoneBridge’s behalf against the Sponsor to enforce its indemnification obligations to StoneBridge, it is possible that StoneBridge’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, StoneBridge cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
StoneBridge will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which StoneBridge does business execute agreements with StoneBridge waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under StoneBridge’s indemnity of the underwriters of StoneBridge’s initial public offering against certain liabilities, including liabilities under the Securities Act. StoneBridge will have access to the proceeds of its initial public offering held outside of the Trust Account, with which to pay any such potential claims (including costs and expenses incurred in connection with StoneBridge’s liquidation, currently estimated to be no more than approximately $100,000). In the event that StoneBridge liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.
If StoneBridge files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against StoneBridge that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in StoneBridge’s bankruptcy estate and subject to the claims of third parties with priority over the claims of StoneBridge’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, StoneBridge cannot assure you that StoneBridge will be able to return $10.00 per public share to StoneBridge’s public shareholders. Additionally, if StoneBridge files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against StoneBridge that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by StoneBridge’s shareholders. Furthermore, StoneBridge’s board of directors may be viewed as having breached its fiduciary duty to StoneBridge’s creditors and/or may have acted in bad faith, and thereby exposing itself and StoneBridge to claims of punitive damages, by paying public StoneBridge shareholders from the Trust Account before addressing the claims of creditors. StoneBridge cannot assure you that claims will not be brought against StoneBridge for these reasons.
StoneBridge public shareholders will be entitled to receive funds from the Trust Account only upon the earlier of (i) the completion of StoneBridge’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend StoneBridge’s amended and restated memorandum and articles of association to (a) modify the substance or timing of StoneBridge’s obligation to allow redemption in connection with StoneBridge’s initial business combination or to redeem

100% of StoneBridge’s public shares if StoneBridge does not complete its initial business combination by the Final Redemption Date, or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by the Final Redemption Date, subject to applicable law and extension by StoneBridge’s shareholders. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event StoneBridge seeks shareholder approval in connection with StoneBridge’s initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to StoneBridge for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described elsewhere in this proxy statement/prospectus.
See “Risk Factors — Risks Relating to StoneBridge and the Business Combination.”
Employees
StoneBridge currently has two executive officers. These individuals are not obligated to devote any specific number of hours to StoneBridge’s matters but they will devote as much of their time as they deem necessary to StoneBridge’s affairs until StoneBridge has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process StoneBridge is in. StoneBridge does not intend to have any full time employees prior to the consummation of an initial business combination.
Officers and Directors
StoneBridge’s officers and directors as of the date of this proxy statement/prospectus are as follows:
Name	Age	Position
Bhargav Marepally	51	Chief Executive Officer and Class III Director
Prabhu Antony	45	President, Chief Financial Officer and Class III Director
Sylvia Barnes	66	Class I Director
Shamla Naidoo	59	Class II Director
Richard Saldanha	79	Class II Director
Jeff Najarian	64	Class III Director
Naresh Kothari	52	Class I Director
Bhargav Marepally has served as StoneBridge’s Chief Executive Officer and a member of StoneBridge’s board of directors since February 2021. Mr. Marepally, as the Chief Executive Officer and founder of GSS Infotech, comes with over 20 years of experience in the information technology service industry. GSS made it to the “Forbes’ list of Asia’s 200 Best Under $1 Billion” in 2009. Mr. Marepally led an acquisition-led growth strategy that included buyout of ATEC, Infospectrum and System Dynamix. He is a serial entrepreneur with stakes in several services firms across four continents serving several Fortune 500 clients. He holds a double Master’s degree from Birla Institute of Technology and Science, Pilani. He is a member of many technology and management associations worldwide.
Prabhu Antony has served as StoneBridge’s President, Chief Financial Officer and a member of StoneBridge’s board of directors since February 2021. Mr. Antony is co-founder at Sett & Lucas Inc, a Hong Kong headquartered financial institution that specializes in cross border mergers & acquisitions (“M&A”). As an M&A advisor, he has won several awards from the M&A Advisor Forum, the global thought leader in M&A. In 2016, he was awarded Investment Banker of the Year among 650 participating financial institutions in the United States. In 2017 the acquisition of Starpoint by Day & Zimmerman won the M&A deal of the Year ($50.0 million – $75.0 million), and Mr. Antony was the deal lead at Sett & Lucas who advised Starpoint. In 2014 he was awarded the 5th Annual 40 Under 40 M&A Advisor Recognition (the dealmaker category). Mr. Antony is also the fund manager at Linus Ventures, a $200.0 million family office fund (based on assets under management as on December 31, 2020) that manages secondary market and pre-initial public offering investments. He has had several notable investments and eventual exits, which include secondary market pre-initial public offering investments into DocuSign and Palantir, both of which exited through initial public offerings, a late stage investment into Meetup, which exited through acquisition by WeWork, and an early stage investment in Supr Daily, which exited through an acquisition by Swiggy, an Asian food delivery unicorn. He holds a bachelor’s degree in electronics and instrumentation engineering, a Master’s in business administration and a post graduate diploma in international business. Mr. Antony is an alumni of the Wharton School of the University of Pennsylvania and Anna University in India.
Sylvia Barnes has served as a member of StoneBridge’s board of directors since July 2021. Ms. Barnes is an owner and co-founder of Tanda Resources LLC, a privately-held energy company, and since 2015, has been a principal involved in investments and consulting, including upstream oil and gas and alternative energy. Ms. Barnes has over 30 years of financial experience and a background in engineering. From 2011 to 2015, Ms. Barnes served as Managing Director and Group Head for KeyBanc Capital Markets Oil and Gas Investment and Corporate Banking Group and was a member of the firm’s executive committee. Prior to joining KeyBanc, Ms. Barnes was Head of Energy Investment Banking at Madison Williams, and Managing Director at Merrill Lynch’s energy investment banking practice. She joined Merrill as part of the firm’s acquisition of Petrie Parkman & Co. Prior to that, Ms. Barnes worked as Managing Director and Senior Vice President for Nesbitt Burns, including serving as head of the firm’s U.S. energy investment banking group and working in various capacities at Nesbitt Burns and its parent company, Bank of Montreal. As a banker, Ms. Barnes devoted her career to serving companies in the energy sector and she successfully executed a variety of mergers, acquisitions and divestiture transactions, and advised on public and private equity offerings and private debt and equity placements. Ms. Barnes has been a member of the board of directors of six other publicly-traded companies, including a SPAC, Pure Acquisition Corp., Freehold Royalties Ltd., Teekay LNG Partners L.P., Ultra Petroleum Corp., SandRidge Energy Inc. and Halcon Resources Corporation, and was a Chair and Member of various committees.
Ms. Barnes began her career as an engineer for Esso Resources. Ms. Barnes graduated from the University of Manitoba with a Bachelor of Science in Engineering, was a licensed professional engineer in Alberta and earned a Masters of Business Administration in Finance from York University. Ms. Barnes’ experience provides her with valuable insights into corporate strategy, capital allocation, equity and debt financing and the assessment and management of risks faced by SPACs and other publicly-traded entities.
Shamla Naidoo has served as a member of StoneBridge’s board of directors since July 2021. Ms. Naidoo is an accomplished information security executive with over 25 years of technology experience. She is the head of Cloud Strategy and Innovation at Netskope and was previously the Global Chief Information Security Officer for IBM, where she was responsible for safeguarding IBM globally including all its business units and brands. She is also a non-executive director on the board of QBE North America, an APAC insurance group. Her previous roles include Chief Information Officer, Chief Information Security Officer and Chief Risk Officer at leading companies including WellPoint, Northern Trust and ABN AMRO. Ms. Naidoo is an adjunct law professor, developing and teaching courses in information technology, cybersecurity and privacy law. She also has a license to practice law in both Illinois and the District of Columbia. Ms. Naidoo holds a bachelor’s degree in Information Systems and Economics from the University of South Africa, and a Juris Doctor degree from the UIC School of Law, John Marshall Law School.
Richard Saldanha has served as a member of StoneBridge’s board of directors since July 2021. Mr. Saldanha’s career spans over 50 years across a gamut of leadership functions that ranged from manufacturing and planning to corporate development and general management. He has been a board member since the mid 1980’s on several boards of directors nationally and internationally. He served as an executive director of Blackstone India and was responsible for operational excellence of portfolio companies. He also served on the board of the Times Group as an executive director, a leading Indian media and publishing conglomerate to help build organizational capability, culture and competitiveness. He also served at the board level as Chairman with Trans Maldivian Airways (awarded the “World’s Leading Seaplane Operator” by the Word Travel Awards for four consecutive years from 2017 to 2020). A graduate Mechanical Engineer, he served Hindustan Lever & Unilever plc for 30 years. He spent almost ten years in Latin America where he rose to be Chairman and Chief Executive Officer of Unilever Peru and a member of the Unilever Latin America Board. He returned to India as Managing Director of Haldia Petrochemicals Ltd. Mr. Saldanha is actively involved with non-governmental organizational and corporate social responsibility initiatives.

Jeff Najarian has served as a member of StoneBridge’s board of directors since July 2021. Mr. Najarian founded Starpoint Solutions in 1982 and built it into one of the nation’s fastest-growing, privately-held companies. Goldman Sachs acquired a minority stake in the firm through its venture fund. Eventually Mr. Najarian bought back Goldman’s stake and recapitalized the firm. As a result of his guidance and Starpoint’s success, Starpoint was named to the CRN Solution Provider 500 list for 2017 and 2018. Mr. Najarian eventually sold Starpoint to Day & Zimmermann, one of the country’s top munitions vendors with annual revenue over $2.0 billion. He currently mentors entrepreneurs and is himself a serial entrepreneur.
Naresh Kothari has served as a member of StoneBridge’s board of directors since July 2021. Mr. Kothari is a seasoned Indian financial services professional with over 23 years of experience in business building and capital markets. During his career, he has held various operating as well as management responsibilities. He was one of the earliest Senior Partners at Edelweiss Financial Services, and was a key person involved in shaping it into one of the leading financial services firms of India. At Edelweiss, he led teams that built one of India’s largest domestic Institutional Brokerage business, a large coverage platform with some of the best corporate relationships in India, one of the most aggressive equity capital markets platform and also a leading alternative asset management platform. During his 13-year tenure, he held various management roles including President of Edelweiss Capital, senior member of Management Committee, Co-Head of Edelweiss Alternative Asset Advisors, Head of Coverage & ECM, and Co-Head of Institutional Equities. Mr. Kothari spent the initial years of his career in building and running an institutional equities sales and trading desk at ICICI Securities. Along with building various financial services businesses, he has also played an active role in advising corporate India on business and capital markets strategy. This active engagement approach also led to development of very strong relationships with corporate India over the years. He remains an active board member on a few of these corporates. Mr. Kothari has also done extensive analytical work including identifying some of the most successful investment themes in India. His deep understanding of various asset classes and how they play out across business cycles is now being used in building out some of the most innovative strategies for alternative investing in India through his new firm Alpha Alternatives.
Mr. Kothari has an MBA from Indian Institute of Management, Ahmedabad, and Bachelor of Engineering in Computer Science from the University of Mumbai.
Number and Terms of Officers and Directors
Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, prior to StoneBridge’s consummation of an initial business combination, only holders of StoneBridge Class B Ordinary Shares have the right to appoint or remove a member of the board of directors of StoneBridge, and holders of StoneBridge Class A Ordinary Shares do not have the right to vote on the appointment or removal of members of the board of directors of StoneBridge during such time. Prior to StoneBridge’s consummation of an initial business combination, the provision of StoneBridge’s current amended and restated memorandum and articles of association granting the right to appoint and remove directors of StoneBridge exclusively to holders of StoneBridge Class B Ordinary Shares may only be amended by a special resolution passed by at least 90% of the votes cast by those shareholders of StoneBridge who, being entitled to do so, vote thereupon, in person or by proxy, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.
StoneBridge’s board of directors currently consists of seven members. In accordance with StoneBridge’s amended and restated memorandum and articles of association currently in effect, StoneBridge’s board of directors is divided into three staggered classes of directors (Class I, Class II and Class II), and each director is assigned to one of the three classes. At each annual general meeting of the shareholders of StoneBridge, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at StoneBridge’s first annual general meeting of shareholders for Class I directors, StoneBridge’s second annual general meeting of shareholders for Class II directors and StoneBridge’s third annual general meeting of shareholders for Class III directors.
Except as otherwise required under the Cayman Islands Companies Act or other applicable law, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, additional directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director.
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StoneBridge’s Class I directors are Sylvia Barnes and Naresh Kothari;

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StoneBridge’s Class II directors are Richard Saldanha and Shamla Naidoo; and

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StoneBridge’s Class III directors are Jeff Najarian, Prabhu Antony and Bhargav Marepally.

The division of StoneBridge’s board of directors into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of StoneBridge’s management or a change in control.
StoneBridge’s officers are appointed by StoneBridge’s board of directors and serve at the discretion of StoneBridge’s board of directors, rather than for specific terms of office. StoneBridge’s board of directors is authorized to appoint such officers of StoneBridge as it considers necessary.
Director Independence
Nasdaq listing standards require that a majority of StoneBridge’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. StoneBridge’s board of directors has determined that each of Ms. Barnes, Ms. Naidoo, Mr. Saldhana, Mr. Najarian and Mr. Kothari are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. StoneBridge’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
StoneBridge’s board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. StoneBridge’s independent directors oversee director nominations. Each of StoneBridge’s audit committee and compensation committee has a charter.
Audit Committee
StoneBridge has established an audit committee of the board of directors. Ms. Barnes, Mr. Najarian and Ms. Naidoo currently serve as members of our audit committee and Ms. Barnes serves as the chairperson of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, StoneBridge is required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each of Ms. Barnes, Ms. Naidoo and Mr. Najarian meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate and StoneBridge’s board of directors has determined that Ms. Barnes qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
StoneBridge has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (i) the integrity of StoneBridge’s financial statements, (ii) StoneBridge’s compliance with legislative and regulatory requirements, (iii) StoneBridge’s independent auditor’s qualifications and independence and (iv) the performance of StoneBridge’s internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by StoneBridge;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by StoneBridge, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with StoneBridge in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss StoneBridge’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing StoneBridge’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to StoneBridge entering into such transaction; and

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reviewing with management, the independent auditors and StoneBridge’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding StoneBridge’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Compensation Committee
StoneBridge has established a compensation committee of the board of directors. Ms. Barnes and Mr. Najarian serve as members of StoneBridge’s compensation committee and Mr. Najarian serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, StoneBridge is required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each of Ms. Barnes and Mr. Najarian meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.
StoneBridge has adopted a compensation committee charter, which details the purpose and principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to StoneBridge’s Chief Executive Officer’s compensation (if any is paid by StoneBridge), evaluating StoneBridge’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of StoneBridge’s Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to StoneBridge’s board of directors with respect to the compensation, any incentive-compensation and equity-based plans that are subject to board approval of all of StoneBridge’s other officers;

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reviewing StoneBridge’s executive compensation policies and plans;

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implementing and administering StoneBridge’s incentive compensation equity-based remuneration plans;

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assisting management in complying with StoneBridge’s proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for StoneBridge’s officers and employees;

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producing a report on executive compensation to be included in StoneBridge’s annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than reimbursement of expenses and as set forth elsewhere in this proxy statement/prospectus, no compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of StoneBridge’s shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination although StoneBridge may consider cash or other compensation to officers or advisors to be paid either prior to or in connection with an initial business combination.
Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
StoneBridge does not have a standing nominating committee. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. StoneBridge’s board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Ms. Barnes, Ms. Naidoo and Mr. Najarian. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, StoneBridge does not have a nominating committee charter in place.
Prior to an initial business combination, the board of directors will also consider director candidates recommended for nomination by holders of StoneBridge Class B Ordinary Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to an initial business combination, holders of StoneBridge Class A Ordinary Shares do not have the right to recommend director candidates for nomination to StoneBridge’s board.
StoneBridge has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, StoneBridge’s board of directors considers educational background, diversity of professional experience, knowledge of StoneBridge’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Code of Ethics
StoneBridge has adopted a code of conduct and ethics applicable to StoneBridge’s directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of StoneBridge’s business.
StoneBridge has filed the form of its code of ethics and copies of its audit and compensation committee charters as exhibits to the registration statement for StoneBridge’s initial public offering. You can review these documents by accessing StoneBridge’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from StoneBridge. StoneBridge intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Current Report on Form 8-K.
Conflicts of Interest
Investors should be aware of the following potential conflicts of interest:
Certain of StoneBridge’s directors and officers have fiduciary or contractual duties to certain other companies in which they have invested or advised. These entities may compete with StoneBridge for acquisition opportunities. If these entities decide to pursue any such opportunity, StoneBridge may be precluded from pursuing such opportunities.
None of the members of StoneBridge’s management team who are also employed by the Sponsor or its affiliates have any obligation to present StoneBridge with any opportunity for a potential business combination of which they become aware, subject to his or her fiduciary duties under Cayman Islands law. StoneBridge’s management team, in their capacities as members, officers or employees of the Sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by the Sponsor, or third parties, before they present such opportunities to StoneBridge, subject to their fiduciary duties under Cayman Islands law and any other applicable duties. StoneBridge’s amended and restated memorandum and articles of association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as StoneBridge; and (ii) StoneBridge renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and StoneBridge, on the other. In addition, StoneBridge may pay consulting, success or finder fees to the Sponsor, officers, directors, or their affiliates in connection with the consummation of an initial business combination.
Each of StoneBridge’s officers and directors presently has, and in the future any of StoneBridge’s officers and directors may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under Cayman Islands law, if any of StoneBridge’s officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to StoneBridge if such entity rejects the opportunity. StoneBridge’s amended and restated memorandum and articles of association provide that, subject to his or her fiduciary duties under Cayman Islands law, no director or officer shall be disqualified or prevented from contracting with the company nor shall any contract or transaction entered into by or on behalf of the company in which any director shall have an interest be liable to be avoided. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of such interest shall be disclosed at or prior to its consideration or any vote thereon by the board of directors. StoneBridge does not believe, however, that any fiduciary duties or contractual obligations of StoneBridge’s officers or directors would materially affect StoneBridge’s ability to complete StoneBridge’s business combination.
Members of StoneBridge’s management team may directly or indirectly own StoneBridge’s ordinary shares and/or private placement warrants, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination. Further, each of StoneBridge’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to an initial business combination.

Accordingly, as a result of multiple business affiliations, StoneBridge’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table listing various entities to which StoneBridge’s officers and directors currently have fiduciary duties or contractual obligations:
Individual(1)	Entity	Entity’s Business	Affiliation/Title
Bhargav Marepally	GSS Infotech Limited	IT services	CEO and Founder
Prabhu Antony	Sett & Lucas Inc	Investments	Co-Founder
	Linus Ventures Inc	Investment Banking	Fund Manager
Sylvia Barnes	Tanda Resources LLC	Energy	Owner and Co-Founder
Shamla Naidoo	International Business Machines Corporation	Technology and Consulting	Global Chief Information Security Officer
	QBE Americas Inc.	Insurance	Director
Richard Saldanha	Entertainment Network (India) Limited	Media and Entertainment	Director
	Gokaldas Exports Limited	Apparel Exports	Director
	Nuziveedu Seeds Limited	Agribusiness	Director
	Bennett Coleman & Company Limited	Media and Publishing	Director
	Pridhvi Asset Reconstruction and Securitisation Company Limited	Finance	Director
	Times Internet Limited	Digital Commerce and Venture Capital	Director
	Apollo Health and Lifestyle Limited	Healthcare	Additional Director
Naresh Kothari	Alpha Alternatives Limited	Fund Management	Director
	Alpha Alternatives Holdings Private Limited	Fund Management	Director
	Provincial Finance and Leasing Co Private Limited	Financial Services and Leasing	Director
	AGC Networks Limited	IT Enabled Services	Director
	B L Kashyap and Sons Limited	Construction	Director
	Soul Space Projects Limited	Construction	Director
	Alpha Alternatives Fund Advisors LLP	Fund Management	Partner
	Alpha Alternatives Finserve Solutions LLP	Fund Management	Partner
	Third Edge Advisors LLP	Fund Management	Partner

Individual(1)	Entity	Entity’s Business	Affiliation/Title
	Alternatives Partners Services LLP	Fund Management	Partner
	Third Wind Advisors LLP	Fund Management	Partner
	Geometric Properties LLP	Fund Management	Partner

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Each of the entities listed in this table has priority and preference relative to StoneBridge with respect to the performance by each individual listed in this table of his or her obligations and the presentation by each such individual of business opportunities.

You should be aware of the following other conflicts of interest:
On January 4, 2022, StoneBridge entered into an agreement with Sett & Lucas for certain financial advisory and investment banking services in relation to a business combination with a potential target. Pursuant to this agreement, StoneBridge agreed to pay Sett & Lucas, a success fee earned upon successful completion of a business combination (including the Business Combination) equal to 2% of the pre-money enterprise valuation of the potential target acquired. StoneBridge also agreed to reimburse Sett & Lucas for certain out-of-pocket expenses. On August 10, 2022 StoneBridge entered into an engagement letter with Sett & Lucas pursuant to which Sett & Lucas was engaged as the exclusive financial advisor to StoneBridge in connection with the Business Combination. On April 2, 2023, StoneBridge and Sett & Lucas amended the engagement letter between the parties to change the amount and type of compensation to be paid to Sett & Lucas as success fee, such that, pursuant to the amended letter, Sett & Lucas is now entitled to a success fee upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination. Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of, StoneBridge, who was involved in the negotiation of the Business Combination Agreement, is also a co-founder, and a board member and Executive Director, of Sett & Lucas. As of the date of this proxy statement/prospectus, Sett & Lucas has been providing services for buy-side search and due diligence, but the payment is not due unless the Business Combination is consummated.
On December 26, 2022, Sett & Lucas entered into a loan agreement with PT DAB, Alexander Rusli, and Prashant Gokarn, pursuant to which Sett & Lucas loaned an amount of $600,000 to DigiAsia. On February 15, 2023, DigiAsia repaid the $600,000 loan obtained from Sett & Lucas.
We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.
Executive Compensation
StoneBridge has not entered into any employment agreements with its executive officers and has not made any agreements to provide benefits upon termination of employment.
None of StoneBridge’s executive officers or directors have received any cash compensation for services rendered to StoneBridge. StoneBridge’s executive officers and directors, through their investment in the Sponsor are eligible to share in a portion of any appreciation in founder shares and private placement warrants, provided that the Business Combination is completed. Once the Business Combination is consummated, such officers and directors are entitled to receive a distribution of their allocable share of founder shares. This structure allows for StoneBridge’s officers and directors to potentially make a substantial profit even if the combined company ultimately declines in value and is not profitable for public investors. The Sponsor, StoneBridge’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on StoneBridge’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. StoneBridge’s independent directors, review on a quarterly basis all payments that were made to the Sponsor, officers, directors or StoneBridge’s or their affiliates.

After the completion of a business combination, directors or members of StoneBridge’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to StoneBridge’s shareholders in connection with such business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to StoneBridge’s officers will be determined by StoneBridge’s compensation committee.
StoneBridge does not intend to take any action to ensure that members of StoneBridge’s management team maintain their positions with the combined company after the consummation of a business combination, although it is possible that some or all of StoneBridge’s executive officers and directors may negotiate employment or consulting arrangements to remain with the combined company after the business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence StoneBridge’s management’s motivation in identifying or selecting a target business but StoneBridge does not believe that the ability of its management to remain with the combined company after the consummation of a business combination has been or will be a determining factor in StoneBridge’s decision to proceed with a business combination.
StoneBridge is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.
Legal Proceedings
StoneBridge may be subject to legal proceedings, investigations and claims incidental to the conduct of StoneBridge’s business from time to time. StoneBridge has not been, and is not currently, party to any legal or arbitration proceedings which have had in the recent past, or may have a more than remote possibility of having, significant effects on StoneBridge’s financial position or profitability.
Properties
StoneBridge’s executive offices are located at One World Trade Center, Suite 8500, New York, NY 10007 and its telephone number is (646) 314-3555. The cost for StoneBridge’s use of this space is included in the $10,000 per month fee StoneBridge is required to pay to the Sponsor for office space, administrative and support services. StoneBridge considers its current office space adequate for its current operations.
Competition
In identifying, evaluating and selecting a target business for an initial business combination, StoneBridge encountered intense competition from other entities having a business objective similar to StoneBridge’s, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than StoneBridge. StoneBridge’s ability to acquire larger target businesses is limited by StoneBridge’s available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, StoneBridge’s obligation to pay cash in connection with StoneBridge’s public shareholders who exercise their redemption rights may reduce the resources available to StoneBridge for the Business Combination.
Periodic Reporting and Financial Information
StoneBridge’s Class A ordinary shares, units and warrants are registered under the Exchange Act, and StoneBridge has reporting obligations, including the requirement that StoneBridge file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, StoneBridge’s annual reports will contain financial statements audited and reported on by StoneBridge’s independent registered public accounting firm. You can read StoneBridge’s SEC filings over the internet at the SEC’s website at www.sec.gov.

StoneBridge will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements may be required to be prepared in accordance with, or be reconciled to, U.S. GAAP, or IFRS, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the Public Company Accounting Oversight Board. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. These financial statement requirements may limit the pool of potential target businesses StoneBridge may acquire because some targets may be unable to provide such statements in time for StoneBridge to disclose such statements in accordance with federal proxy rules and complete StoneBridge’s initial business combination within the prescribed time frame.
StoneBridge is required to evaluate its internal control procedures for specified periods, as required by the Sarbanes-Oxley Act of 2002. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act of 2002 regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act of 2002 may increase the time and costs necessary to complete any such acquisition.

STONEBRIDGE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION
The following discussion and analysis of StoneBridge’s financial condition and results of operations should be read in conjunction with StoneBridge’s financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. StoneBridge’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.
Overview
StoneBridge is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. StoneBridge intends to effectuate its business combination using cash from the proceeds of its initial public offering and the sale of the private placement warrants that occurred simultaneously with the completion of StoneBridge’s initial public offering, StoneBridge’s capital share, debt or a combination of cash, share and debt.
StoneBridge expects to continue to incur significant costs in the pursuit of its acquisition plans. StoneBridge cannot assure you that its plans to complete a business combination will be successful.
Results of Operations
StoneBridge has neither engaged in any operations nor generated any operating revenues to date. StoneBridge’s only activities from inception through June 30, 2023 were organizational activities and those necessary to prepare for StoneBridge’s initial public offering, described below, and since such initial public offering, the search for a prospective initial business combination. StoneBridge does not expect to generate any operating revenues until after the completion of an initial business combination, at the earliest. StoneBridge expects to generate non-operating income in the form of interest income from the proceeds of its initial public offering placed in the Trust Account. StoneBridge expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the three months ended June 30, 2023, StoneBridge had a net income of $1,032,816, which consisted of operating expenses of $431,762, increase in the fair value of warrant liabilities of $1,080,000 and dividend income of $384,040.
For the three months ended June 30, 2022, StoneBridge had a net income of $4,245,886, which consisted of operating expenses of $147,001, decrease in the fair value of warrant liabilities of $4,120,000 and dividend income of $272,887.
For the six months ended June 30, 2023, StoneBridge had a net income of $426,413, which consisted of operating expenses of $854,908 and dividend income of $1,280,035.
For the six months ended June 30, 2022, StoneBridge had a net income of $7,392,393, which consisted of operating expenses of $472,850, decrease in the fair value of warrant liabilities of $7,572,000 and dividend income of $293,243.
For the year ended December 31, 2022, StoneBridge had a net income of $10.0 million, majorly consisting of interest income from the Trust Account of $2.9 million, interest income from checking account of $2,135, a decrease in the fair value of warrants of $8.5 million and operating expenses of $1.4 million.
For the period February 2, 2021 (inception) through December 31, 2021, StoneBridge had a net income of $8.6 million, which consisted of operating expenses of $618,777, a decrease in the fair value of warrant liabilities of $10.8 million, a decrease in fair value of derivative liability of $190,208, $1.0 million of fair value in excess of sale of private warrants, transaction cost allocated to the warrant issuance of $757,003, interest income of $28, and investment income on the Trust Account of $6,302.
Liquidity and Capital Resources
On July 20, 2021, StoneBridge consummated its initial public offering of 20,000,000 units at $10.00 per unit, generating gross proceeds of $200.0 million. Simultaneously with the closing of the initial public offering, StoneBridge consummated a private placement of an aggregate of 8,000,000 private placement warrants to the Sponsor and Cantor, the representative of the underwriters of StoneBridge’s initial public offering, at a price of $1.00 per warrant, generating gross proceeds of $8.0 million. Following StoneBridge’s initial public offering, a total of $202.0 million, comprised of the proceeds from the initial public offering after expenses and the proceeds of the sale of the private placement warrants, was placed in the Trust Account. StoneBridge incurred $13.6 million in transaction costs, including $4.0 million of underwriting fees, $9.0 million of deferred underwriting fees and $577,812 of other offering costs in connection with the initial public offering and the sale of the private placement warrants.
For the year ended December 31, 2022, net cash used in operating activities was $577,178, net cash used in investing activities was $1.0 million and net cash provided by financing activities was $1.0 million.
For the period February 2, 2021 (inception) through December 31, 2021, net cash used in operating activities was $776,666, net cash used in investing activities was $202.0 million and net cash provided by financing activities was $203.4 million, mainly reflecting the proceeds of StoneBridge’s initial public offering and subsequent deposit into the Trust Account.
In connection with an extraordinary general meeting of the shareholders of StoneBridge held on January 20, 2023 for purposes of voting on an amendment to StoneBridge’s amended and restated memorandum and articles of association, to give StoneBridge the right to extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 16,988,575 StoneBridge Class A Ordinary Shares at a redemption price of $10.32 per share for an aggregate redemption amount of approximately $175.3 million.
For the six months ended June 30, 2023 cash used in operating activities was $878,630. Net cash provided by investing activities was $174,385,891 and net cash used in financing activities was $175,285,891, mainly reflecting the redemption of ordinary shares.
For the six months ended June 30, 2022 cash used in operating activities was $376,960, which consisted of net income of $7,392,393, interest income on investments held in the Trust Account in the amount $293,119, change in the fair value of the warrant liability in the amount of $7,572,000, offset by the changes in prepaid expenses in the amount $131,058, due to affiliates in the amount of $60,000 and accounts payable in the amount $95,292.
As of June 30, 2023, StoneBridge had cash and marketable securities held in the Trust Account of $32,821,231, $71,974 in its operating bank accounts and working capital deficit of $3,291,723. As of June 30, 2023 $1,280,036 of the amount on deposit in the Trust Account represented dividend income.
Subsequent to period end, in connection with another extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023 for purposes of voting on another amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which redemptions approximately $26.5 million remained in the Trust Account. As of October 16, 2023, funds in the Trust Account totaled approximately $27.1 million.
StoneBridge intends to use substantially all of the funds held in the Trust Account, including any amounts representing dividend earned on the Trust Account to complete StoneBridge’s initial business combination. To the extent that StoneBridge’s capital share or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
Management expects to incur significant costs in pursuit of StoneBridge’s acquisition plans. StoneBridge believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. If StoneBridge is unable to complete an initial business combination due to insufficient funds, StoneBridge will be forced to cease operations and liquidate the Trust Account. In addition, following StoneBridge’s initial business combination, if cash on hand is insufficient, StoneBridge may need to obtain additional financing in order to meet its obligations.
StoneBridge had until January 20, 2023, 18 months from the closing of its initial public offering, to consummate an initial business combination, subject to optional extensions of such time period by the Sponsor or its affiliates or designees for up to six times by an additional month each time (for a total of up to 24 months from the initial public offering to complete a business combination); provided that, for each extension, the Sponsor or its affiliates or designees, were required to deposit into the Trust Account, $0.05 for each StoneBridge Class A Ordinary Share then outstanding (not to exceed $150,000 per extension), on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the period for StoneBridge to consummate an initial business combination from January 20, 2023 to July 20, 2023, and in connection with such extensions, the Sponsor deposited an aggregate of $1.9 million into the Trust Account, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so. Pursuant to a subsequent approval by StoneBridge shareholders on July 19, 2023, the Sponsor or its affiliates or designees have the option to extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. As of the date of this proxy statement/prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until November 20, 2023 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination, and in connection with all extensions, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account as of the date of this proxy statement/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.
It is uncertain that StoneBridge will be able to consummate an initial business combination by the specified period. If an initial business combination is not consummated by the specified time, there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about StoneBridge’s ability to continue as a going concern in the next 12 months.
Off-Balance Sheet Arrangements
StoneBridge had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023. StoneBridge does not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. StoneBridge has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations
StoneBridge does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.
The underwriters of StoneBridge’s initial public offering are entitled to a deferred fee of $0.45 per unit, or $9.0 million in the aggregate, on 20,000,000 units sold in StoneBridge’s initial public offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that StoneBridge completes a business combination, subject to the terms of the underwriting agreement.
On June 13, 2023, StoneBridge and Cantor entered into a fee reduction agreement, pursuant to which (i) Cantor agreed to forfeit up to $4.5 million of the aggregate $9.0 million deferred compensation fee (“the Deferred Fee”) that would otherwise be payable to Cantor upon the consummation of the Business Combination pursuant to the terms of the Underwriting Agreement, dated as of July 15, 2021, by and among StoneBridge and Cantor, as representative of the underwriters and (ii) Cantor agreed to receive payment for the remainder of the Deferred Fee (a) in cash equal to 25% of the dollar amount that remained in the Trust Account in connection with the consummation of the Business Combination (not to exceed $18.0 million) and (b) in shares of the entity that survives the Business Combination.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. StoneBridge qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. StoneBridge has elected to delay the adoption of new or revised accounting standards, and as a result, StoneBridge may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, StoneBridge’s financial statements may not be comparable to companies that comply with public company effective dates.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.
Critical Accounting Estimates
Critical accounting estimates are estimates where (i) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (ii) the impact of the estimate on financial condition or operating performance is material. StoneBridge believes these to be estimates used as inputs in the valuation of the derivative warrant liability. These estimates are the probability of a successful business combination by July 20, 2023, and the implied volatility of StoneBridge’s public and private warrants.
Accounting for Warrants
StoneBridge accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to StoneBridge’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter with changes in fair value recognized in the statements of operations in the period of change.
Ordinary Shares Subject to Possible Redemption
StoneBridge accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within StoneBridge’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. StoneBridge’s ordinary shares feature certain redemption rights that are considered to be outside of StoneBridge’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of StoneBridge’s balance sheets. StoneBridge recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.
Net Income per Ordinary Share
StoneBridge complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share. StoneBridge has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. StoneBridge did not consider the effect of the warrants issued in connection with its initial public offering and the private placement in the calculation of diluted income per ordinary share because their exercise is contingent upon future events. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share.
Recent Accounting Pronouncements
StoneBridge’s management does not believe that any other recently issued accounting standards, if currently adopted, would have a material effect on StoneBridge’s financial statements.
Quantitative and Qualitative Disclosures About Market Risk
StoneBridge is a smaller reporting company as defined by Rule 12b-2 under the Exchange Act and is not required to provide the information otherwise required under this item.

DIGIASIA’S BUSINESS
Unless the context otherwise requires, all references in this section to “DigiAsia,” “DigiAsia Group,” the “Company,” “we,” “us” or “our” refer to the business of DigiAsia and its subsidiaries prior to the consummation of the Business Combination, which will be the business of PubCo and its subsidiaries following the consummation of the Business Combination.
Overview
DigiAsia Bios Pte. Ltd. was incorporated under the laws of Singapore on October 23, 2017, and operates as a holding company. The majority of DigiAsia’s operations are currently conducted through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture. The intellectual property rights of DigiAsia’s technology platform for e-wallets is held by Migrant Lifeline Technologies Private Limited, an entity incorporated under the laws of Singapore which was acquired by DigiAsia in October 2022.
DigiAsia’s mission is to support every aspect of its partners’ financial transformation in the digital era with low-cost, mass market diverse financial products.
DigiAsia is among the first embedded fintech as a service (“EFaaS”) companies in Indonesia serving business-to-business-to-consumer (“B2B2C”) customers, such as large corporations and state-owned enterprises, as well as business-to-business (“B2B”) customers, such as micro, small and medium-sized enterprise (“MSME”) merchants, across various segments. DigiAsia aims to be a leading fintech-enabling platform in Southeast Asia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. DigiAsia offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of DigiAsia’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources to develop financial products on their own, DigiAsia’s partner customers can have branded or white label fintech services live and operational within weeks.
Currently, DigiAsia, under its suite of license and technology stack, offers services and products through the following business verticals:
•
Fintech as a Service (“FaaS”), pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for peer-to-peer (“P2P”) transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branch banking functionality and virtual bank accounts services;

•
Banking as a Service (“BaaS”), pursuant to which DigiAsia provides its partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•
Wallet as a Service (“WaaS”), pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

Currently, the FaaS business vertical accounts for the bulk (approximately 99% for the fiscal year ended December 31, 2022) of DigiAsia’s revenues. The majority of the products and services are provided through open access APIs, which are routed via an integration platform, which in turn is connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain.
By leveraging its consolidation strategy and technology platform, and the extensive expertise of its management team, DigiAsia has emerged as one of the foremost players in its geographies of operations in terms of ecosystem and B2B offerings.

Committed to responding to challenges related to financial inclusion, DigiAsia offers its services under licenses issued by Bank Indonesia or the Financial Services Authority of Indonesia (“OJK”), as applicable, through the following brands:
•
Operations through licenses from Bank Indonesia:

•
Digital Payment (KasPro),

•
Remittances (RemitPro), and

•
Digital Agent-Based Financial Services (DigiBos).

•
Operations through license from OJK:

•
P2P Lending (KreditPro).

DigiAsia’s management believes that there are tremendous growth opportunities in a rapidly-growing fintech market, in each of the industry verticals it operates in. The total addressable market (“TAM”) for payments is estimated at approximately $266.0 billion, according to an “e-Conomy SEA 2022” report jointly published by Bain, Temask and Google (the “e-Conomy SEA 2022 Report”). The TAM for the remittance market, in the Indonesian market alone, is estimated at approximately $10.0 billion for inbound remittances and approximately $4.6 billion for outbound remittances, according to the World Bank 2022 indicator data1. The TAM for financing needs of MSMEs is estimated at approximately $175.1 billion (the dollar equivalent of approximately 2.6 trillion Indonesian Rupiah, based on the exchange rate used in the report of $1.00 to 14,849.85 Indonesian Rupiah), and there is an estimated lending gap of approximately $111.1 billion (the dollar equivalent of approximately 1.7 trillion Indonesian Rupiah, based on the exchange rate used in the report of $1.00 to 14,849.85 Indonesian Rupiah), according to the Indonesian Joint Funding Fintech Association and World Bank.2 The TAM for the pre-paid card market is estimated at approximately $6.7 billion, according to a report by ResearchAndMarkets.com titled “Indonesia Prepaid Card and Digital Wallet Business and Investment Opportunities Databook — Market Size and Forecast, Consumer Attitude & Behaviour, Retail Spend — Q1 2023 Update.”3 DigiAsia’s estimates that its penetration is currently less than 0.6% overall.
In the few years since PT DAB’s inception in November 2017, DigiAsia has achieved significant traction, with a gross transaction volume of approximately $2.1 billion as of December 31, 2022, an implied average take rate of 2% average for fiscal year ended December 31, 2022, revenue of $42.5 million for fiscal year ended December 31, 2022, approximately 780,000 active merchants on DigiAsia’s platform as of March 31, 2023, wide national reach of merchants across 34 provinces in Indonesia, 70 enterprise customers, over 50,000 partner agents for processing remittances and ten banking partners on-boarded for as of March 31, 2023.
In the 15 months (ending June 30, 2023), DigiAsia has made significant strides, driven by network effects as the ecosystem expands providing for wider customer and partner use cases. Compelling growth levers in the 15 months (ending June 30, 2023) have been:
•
continued customer and ecosystem buildout, with new partners added every month, along with their end customers and offline outlet networks, and a nationwide reach of merchants across 34 provinces in Indonesia;

1
Source: https://data.worldbank.org/indicator/BX.TRF.PWKR.CD.DT?locations=ID; https://data.worldbank.org/indicator/BM.TRF.PWKR.CD.DT?locations=ID

2
Source: https://jakartaglobe.id/business/indonesias-p2p-lenders-set-to-disburse-17b-in-loans-in-2022-association; exchange rate of USD 1: Rp 14849.85, https://data.worldbank.org/indicator/PA.NUS.FCRF?locations=ID

3
Source: https://www.researchandmarkets.com/reports/5446252/indonesia-prepaid-card-and-digital-wallet?utm_source=GNE&utm_medium=PressRelease&utm_code=jnjd4r&utm_campaign=1850818+-+ Indonesia+Prepaid+Card+and+Digital+Wallet+Business+and+Investment+Report+2023%3a+Market+ is+Expected+to+Increase+from+%246+Billion+in+2022+to+Reach+%249.11+Billion+by+2027%2c+ Recording+a+CAGR+of+8%25&utm_exec=chdo54prd

•
strengthening and adding to the range of APIs in DigiAsia’s API technology platform integration into merchants within different supply chains;

•
addition of new BaaS products that will help transition DigiAsia to a full stack banking provider and unblock growth of existing fintech products as card and account issuance becomes fully controlled;

•
going live with more end-users within existing customer accounts and expanding from Jakarta and West Java, Indonesia, to Central, East and South Sumatra, Indonesia (in 2022) and other islands in Indonesia (in 2023);

•
partnership with various financial institutions to offer their products and services through DigiAsia’s platform, including with Reliance Capital Management for providing insurance and asset management products, and DBS Bank, Indonesia for providing products relating to MSME financing solutions; and

•
investment led by Reliance Capital Management, a portfolio company of Leapfrog, for an amount of $14.5 million at a post-money valuation of $450.0 million.

DigiAsia’s Industry
Southeast Asian Market
Macroeconomic Outlook for the Association of Southeast Asian Nations (“ASEAN”) Market4
The ASEAN region is expected to remain one of the fastest-growing regions of the world in 2023, but economic growth is expected to fall marginally from 2022. The Asian Development Bank’s (“ADB”) revised forecast predicts that economic growth in Southeast Asia will be 4.7% for 2023 in the ASEAN region, down from the forecast of 5.5% for 2022. This is largely due to worsening global economic conditions and tightening monetary policy. The second half of 2023 will likely see conditions that are more conducive to organic growth as falling inflation provides central banks with greater rate flexibility. This should complement increasing economic activity in China.
It is important to note that forecasts may vary, and this can be partially dependent on how organizations categorize the region. Credit Suisse analysts have projected growth of the ASEAN-six economies (Indonesia, Malaysia, the Philippines, Singapore, Thailand, and Vietnam) to be at 4.4% in 2023 from a projected 5.6% in 2022. These figures put regional economic growth above the global average. The International Monetary Fund predicts a global growth of 2.7% in 2023, down from 3.2% in 2022. In spite of the headwinds, the ASEAN region is expected to remain attractive to foreign direct investment, with trends in commercial and state investment likely to remain consistent throughout 2023, despite a more challenging macroeconomic environment.
According to the reports, ASEAN nations could benefit from a privileged geopolitical position in future years as both the United States and China seek to deepen ties in the region. Both nations have highlighted their commitment to trade with ASEAN economies, with China’s commitment expected to occur through access to the Regional Comprehensive Economic Partnership agreement and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership. The United States only has free trade agreements with selected ASEAN countries.
Other factors that could positively contribute to ASEAN growth in 2023, including the large international tourism sectors of several nations in the region, and a further improving epidemiological environment is expected to contribute to the region’s recovery in 2023.
Favorable Demographics Expected to Increase Internet Penetration
The favorable demographics of the Southeast Asian economies are also expected to propel the growth in these nations. By 2025, Southeast Asia is expected to contain approximately 700 million people, with over a third of this total living in Indonesia, Asia’s third largest country in terms of population. The Philippines and Vietnam are also expected to have over 100 million people each by 2025.

4
Source: https://www.aseanbriefing.com/news/asean-economic-outlook-2023/

According to the e-Conomy SEA 2022 Report, Southeast Asia had 100 million additional internet users who have come online between 2019 and the first half of 2022, from 360 million to 460 million. Ecommerce has contributed to approximately 19% of the incremental adoption, followed by food delivery at 10%, transport at 7% and online groceries at 3%. There are five consumer demographics, each at different stages of adoption and usage. The highest growth in digital adoption has been in the category of suburban users (at 41%), who have been classified as consumers in suburban cities who participate in the digital economy by having made a purchase in at least one digital vertical, (all suburban cities in the survey have populations between 50,000 and 200,000 residents and all respondents are digital consumers who access the internet at least once every two weeks). Within the countries, the percentage of the internet users intending to use the internet more than before, was 32% in Indonesia, 30% in Vietnam, 24% in Malaysia, 23% in Thailand, and 20% in the Philippines and Singapore.
Southeast Asia’s Fintech Market
Just as countries in Southeast Asia embarked on a return to pre-pandemic normality, global headwinds started to blow, threatening to derail a full economic recovery. These factors include supply chain disruptions, mobility restrictions, geopolitical tensions, reduced disposable incomes, increasing prices and less product availability. Rising interest rates and high inflationary pressure have also been impacting consumer demand, particularly the discretionary sectors that sit at the core of the digital economy. According to the e-Conomy SEA 2022 Report, despite these macroeconomic headwinds, Southeast Asia’s digital economy is expected to reach approximately $330.0 billion in gross merchandise value by 2025 and between $600.0 billion to $1.0 trillion in in gross merchandise value by 2030
As discussed in the e-Conomy SEA 2022 Report, digital adoption continues to rise, albeit at a slower pace than the steep acceleration seen at the height of the COVID-19 pandemic. Southeast Asia’s digital economy sectors are following three distinct trendlines. E-commerce follows an S-shaped growth curve, in which it continues on its growth trajectory, but from a higher starting point after the steep acceleration during the COVID-19 pandemic. Others, such as food delivery and online media, are returning to their trendlines after a two-year spike. Lastly, travel and transport are moving along a U-shaped recovery, with pre-pandemic levels still some ways away.
According to a report by the International Data Corporation (“IDC”) titled “IDC InfoBrief 2022,” (the “IDC InfoBrief 2022 Report”) digital payments trends driven by the pandemic are expected to accelerate further. Within a span of 24 months, Southeast Asia has seen major shifts in how consumers make payments, propelled by the surge in digital commerce, physical distancing and government incentives and adoption initiatives. As the region emerges from the COVID-19 pandemic, these shifts are expected to become more pronounced as newly ingrained digital lifestyles continue to influence payment behavior. Major gainers across the region include domestic payments, mobile wallets and buy-now-pay-later, all of which offer cardless options for online payments, providing convenience and security, and which are experiencing increased adoption by businesses.
According to IDC InfoBrief 2022 Report, some of the key trends in the Southeast Asia payments market have been as follows:
•
Domestic payments in Southeast Asia remain a unique characteristic of the region, and each market has its own payment systems. These payments systems, which are largely government-driven, are used extensively in several markets including Thailand, Malaysia, and Singapore, as both online and offline real-time payments;

•
Indonesia is the latest market to add real-time payments to its payment infrastructure (in 2021). With its population and large digital economy, Indonesia is predicted to be the largest Southeast Asian market for real-time payments transaction values in 2026.

•
Mobile banking applications have been the main platform from which domestic real-time payments have exploded in popularity in Southeast Asia, and they are expected to be the key medium for cross-border real-time payments in the future.

Intra-Southeast Asia operability is considered to be the next opportunity. According to the IDC InfoBrief 2022 Report, the key trends expected in the region include the following:
•
From 2021 to 2026, real-time payments transaction values in Southeast Asia is estimated to increase from $1,428.6 billion to $12,978.7 billion; and

•
The next stage of growth for real-time payments is expected to be connecting the domestic systems to form an intra-Southeast Asia network. Interoperability already exists between Singapore and Thailand, between Thailand and Malaysia, between Thailand and Indonesia, and between Thailand and Vietnam.

By the second half of 2023, Singapore and Indonesia are expected enter into an agreement to have their real-time payment systems fully linked, bringing new ways for consumers to transact and pay. Such anticipated payment connectivity between Indonesia and Singapore is expected to empower individuals and businesses, particularly MSMEs to conduct their cross-border trade, e-commerce and financial activities more efficiently and also support tourism growth as international travel resumes.5
ASEAN Market Presents an Opportunity For Financial Inclusion
According to research by Morgan Stanley published in November 2022 (the “Morgan Stanley Report”),6 the ASEAN market is the second largest unbanked and/or underbanked market after India, with Indonesia and the Philippines representing the largest share within the ASEAN market. In Indonesia and the Philippines, the Morgan Stanley Report expects the retail lending market to grow 3.3 to 6.6 times in their bear to bull range by 2030, given retail loan penetration of 10% (vs. ASEAN peers average of 40%), and the SME lending market to grow 2.9 to 9.6 times in their bear to bull range by 2030. The Morgan Stanley Report further expects a strong push from governments within the ASEAN region towards financial inclusion, including implementation of financial infrastructure, such as standardized QR codes, digital identification and digital finance, which will accelerate financial inclusion in the region. Financial inclusion was deemed an enabler for growth in ASEAN’s Economic Community Blueprint 2025 because it amplifies economic growth.
There were at least 172 million unbanked adults across ASEAN nations as of 2021, according to the World Bank, among which Indonesia and the Philippines represented the largest share. The average level of financial exclusion was estimated at 27.9% across the ASEAN region as of April 2022, according to the Joint Meeting of the ASEAN Finance Ministers and Central Bank Governors. Indonesia and the Philippines represented the largest number of unbanked adults in Southeast Asia, with 48% and 49% of the adults, respectively, being unbanked as of 2021.
In the ASEAN region, banks mainly target corporate clients, due to banks’ preference for banked and lower-risk segments, which results in large numbers of underserved retail and SME customers who turn to informal alternatives. In Indonesia, approximately 53% of system lending is to corporate clients and approximately 20% to SME. Similar to Indonesia, most lending in the banking segment in the Philippines is to corporate clients. Since a large part of the population might not have regular income and/or lack basic financial knowledge, they might turn to personal or informal lending alternatives such as loans from friends and family or other small informal channels for their financing needs.
The Morgan Stanley Report believes that Indonesia and the Philippines have the potential for growth in MSME and retail market lending of at least three times between November 2022 and 2030, given the low MSME and retail loan penetration as compared to ASEAN peers. In Thailand, MSME and retail loan penetration is close to or even higher than in Singapore and Malaysia, which suggests that further growth in the market will be a challenge.

5
Source: https://www.mas.gov.sg/news/media-releases/2022/indonesia-and-singapore-cross-border-qr-code-payments-connectivity-and-use-of-local-currencies-for-bilateral-transactions

6
Source: Morgan Stanley Research Report: “ASEAN Sustainability and Financials ASEAN Financial Inclusion — Who Does It Well?” dated November 29, 2009

Adoption and Usage of Digital Financial Services
The adoption and usage of digital financial services (“DFS”) have flourished across the board, propelled by a shift from offline to online and the positive financial market conditions of the last few years. With rising interest rates and a riskier lending environment, however, fintech players, platforms, and newly launched Digibanks will see their business models tested. Meanwhile, banks and insurance companies are rapidly digitalizing their services and maintaining a stronghold on affluent consumers.7
In Southeast Asia, DFS have made significant inroads over the years, buoyed by a highly conducive growth environment. However, clear shifts in battlegrounds have made the landscape more competitive. All sub-segments are growing as a result of enduring offline-to-online behavior shifts post-COVID-19 pandemic. The overall payments market (gross transactional value) is estimated to grow from $708.0 billion in 2020 to $2.1 trillion by 2030, the remittance market (gross transactional value) is estimated to grow from $16.0 billion in 2021 to $60.0 billion in 2030, the lending loan book is estimated to grow from $40.0 billion in 2021 to $325.0 billion in 2030, investments (assets under management) market is estimated to increase from $34.0 billion in 2021 to $530.0 billion in 2030 and the insurance (annual premium equivalent/gross written premium) market is expected to increase from $16.0 billion in 2021 to $60.0 billion in 2030.
Digibanks compete for mass and unbanked consumers while established banks fast-track digitalization. Digibanks are starting to gain traction in Southeast Asia, while incumbents are building on inherent strengths to digitalize quickly, with new entrants gradually gaining consumer trust, especially among young digital natives. Efficient, non-legacy platforms, together with streamlined operations and distribution, allow digibanks to pass on savings to their customers, as well as reinvest in new products such as their lending and investment portfolios. An opportunity also exists for Digibanks’ in credit, as they have access to proprietary consumer data and are in a position to capture a share of the underbanked via alternative credit decisioning. To stay competitive, leading established banks are investing heavily in ramping up their digital capabilities to offer a better user experience and more value-added services, such as digital payments and investments.
Digibanks have a higher ‘right to win’ in Indonesia, the Philippines, and Vietnam, where digitalization of incumbent banks is slower, and low digital inclusion of the unbanked and underbanked offers sizable headroom for growth. This augurs well for DigiAsia, with an established base in Indonesia and plans to enter into regional markets of Vietnam, the Philippines and Thailand. In Thailand and Malaysia, digibanks have a medium ‘right to win’, given the lower proportion of unbanked and underbanked people. Incumbent banks enjoy ecosystem support such as protective regulations and integrated partnerships, making it harder for newer players to gain ground. In a mature market like Singapore, digibanks have a low ‘right to win,’ given the low number of unbanked and underbanked customers in Singapore. The banking system is concentrated around well-established financial institutions undergoing rapid digitalization, which have a stronghold on the most profitable segments, the high net worth and affluent customers.
Indonesia
Indonesian Economy and Demographics
Indonesia is the largest Southeast Asian economy and the 16th largest economy in the world, and is considered one of the most important emerging market economies globally that has charted impressive economic growth since overcoming the Asian financial crisis of the late nineties. Indonesia is a member of the G-20 economies, and according to a forecast by Goldman Sachs, will be among the 15 countries with the largest gross domestic product worldwide by 2030.8 Despite the global economic disruption in the past few years, and a shrinkage in its economy in 2020, the Indonesian economy has rebounded in 2021, growing by 3.69%, driven by stronger global growth and a gradual improvement in domestic demand with a gross domestic product per capita of approximately $4,798 in 2022, which is estimated to increase to approximately

7
See https://www.bain.com/insights/e-conomy-sea-2022/

8
Source: https://www.statista.com/statistics/320149/gross-domestic-product-gdp-per-capita-in-indonesia/

$5,777 by 2025.9 The Indonesian economy possesses strong fundamentals of social stability, strong domestic demand for goods and services and steadily increasing foreign reserves (just under $139.0 billion as of March 2022), with stable prices as well as moderate to low inflation.10 Indonesia has experienced an increase in foreign direct investment in recent times, from approximately $19.2 billion in 2020 to approximately $21.4 billion in 2021.11 Furthermore, prior to COVID-19, Indonesia had made enormous gains in poverty reduction, cutting the poverty rate by more than half since 1999, to under 10% in 2019.
Currently, Indonesia is the world’s fourth most populous nation, with a total population of approximately 280.7 million, of which 84% are under the age of 54 years, and estimated to grow to approximately 298.0 million by 2030. Indonesia’s population is comprised of a predominately young population, with the median age being 29.3 years. This composition has been the underpinning for rapid internet and smartphone penetration and an increased number of internet users using mobile banking. Indonesia’s internet economy more than quadrupled to more than $40.0 billion in 2019 and is expected to reach $130.0 billion by 2025. There were approximately 204.7 million internet users in Indonesia in January 2022, which is estimated to expand to 250.0 million by 2025, while internet penetration rate stood at 73.7% of the total population at the start of 2022. Considering that around 69% of the total population are active on social media and about 74% are internet users, the majority of the population are young and highly tech-savvy. This presents an opportunity for fintechs and technology disruptors to further expand and offer more digital financial solutions. Accordingly, OJK has launched a plan (dubbed the “Master Plan for the Indonesian Financial Services Sector (MPSJKI) 2021-2025”) to realize a vision of a next-generation national financial services sector.
Additionally, Indonesia is a diverse archipelago nation consisting of approximately 6,000 inhabited islands (out of approximately 17,500 total islands).12,13 This geographical landscape of the country makes it challenging for traditional banks to cover the entire country. As a result, out of the approximately 181 million adult population, approximately 92 million, or approximately 51%, are unbanked, and approximately 47 million, or 26%, are underbanked.
Acute Paucity and Access to Banking and Financial Services to Underserved Market Segments
Businesses in Indonesia face the following four-fold challenge when accessing and integrating financial solutions:
•
difficulty and high cost of obtaining a fintech license and/or regulatory arbitrage;

•
difficulty in acquiring offline-to-online ecosystem;

•
requirement of significant resources in terms of time and cost to connect to digital ecosystems; and

•
lack of experience to build fintech-grade technology with compliance, standards and security requirements.

Given that a sizeable portion of Indonesians have limited access to financial services, with 51% being an unbanked, adult population, having little or no access to banking and financial services solutions, an overwhelming majority (approximately 85%) of payments are cash-based, and as much as approximately $18.0 billion of remittances is done through unofficial channels. MSMEs and SMEs also suffer from poor access to lending services, with approximately 88% of MSMEs not having access to formal lending,14 resulting in financing need of approximately $175.0 billion (the dollar equivalent of approximately 2.6 trillion Indonesian Rupiah) and a lending gap of $111.1 billion (the dollar equivalent of approximately 1.7 trillion

9
Source: https://www.statista.com/statistics/320149/gross-domestic-product-gdp-per-capita-in-indonesia/

10
https://www.trade.gov/country-commercial-guides/indonesia-market-overview

11
https://data.worldbank.org/indicator/BX.KLT.DINV.CD.WD?locations=ID

12
Source: https://www.1stopasia.com/blog/indonesia-an-archipelago-of-languages/

13
Source: https://www.loc.gov/today/placesinthenews/archive/2009arch/20090930_indonesia.html

14
Source: https://acv.vc/insights/acv-portfolio-news/tech-enabling-indonesias-63m-msmes-the-engine-of-growth-for-the-post-pandemic-recovery/

Indonesian Rupiah), according to the Indonesian Joint Funding Fintech Association and the World Bank.15 The International Labour Organization’s “Financing Small Businesses in Indonesia: Challenges and Opportunities/International Labour Office — Jakarta: ILO, 2019” report estimated that finance provided to MSMEs in Indonesia was approximately $56.6 billion, out of potential demand of approximately $222.4 billion, leaving an MSME financing gap of approximately $165.8 billion, equivalent to approximately 19% of Indonesia’s gross domestic product. The report also considered how many of the SMEs were constrained and to what extent, with approximately 114,000 (approximately 17.6%) fully constrained and another approximately 198,000 (30.7%) partially constrained in their access to finance.16 Accordingly, in 2020, the Indonesian government announced a regulation (the “National Strategy for Financial Inclusion”) aimed at to achieving 90% financial inclusion by 2024, and to encourage economic growth. Further, while the number of SMEs has surpassed 60 million, the majority are experiencing problems in accessing financing. Hence, financial institutions and fintechs have a high potential in the market to collaborate and further develop the financial sector, while supporting the government of Indonesia’s vision toward financial inclusion and the country’s economic growth.17 This makes Indonesia well-positioned to be the next digital hub in Southeast Asia.
Accelerating the digital journey by investing in advanced technologies such as artificial intelligence, machine learning, internet of things, advanced analytics, cloud computing, and robotic process automation are vital for financial institutions to thrive and remain competitive. Moreover, the use of open banking APIs and partnerships with fintechs and third parties will empower the banking sector to digitally onboard more customers, provide a highly personalized experience and meet their needs.18
Indonesia’s Retail Market and Warungs
Indonesia is home to an approximately $377.0 billion retail market, with fast-moving consumer goods comprising the bulk of the market, 77% of which is unorganized, according to a report by Redseer released in June 2020.19 Private consumption in Indonesia stands at approximately 60% of gross domestic product, out of which retail accounts for approximately 59% of the spend (approximately 35% of gross domestic product). Adoption of online business-to-consumer channel, an expanding middle class population and rising investment in infrastructure are driving growth of the retail market. Fast-moving consumer goods account for approximately 55% of the retail market and approximately 77% of the market is unorganized. There are approximately 3.5 million “warungs” (which are local mom and pop stores in Indonesia) selling fast-moving consumer goods (and other allied categories) products, which are core to this market and are distributed evenly across the country. Approximately 70% of the sales by warungs come from fast-moving consumer goods category. DigiAsia’s financial inclusion outreach targets Indonesia’s underbanked or unbanked population by leveraging the network of warungs to offer DFS products and solutions, and operate as digibanks. The presence of the unorganized retail outlets or warungs is one of the key drivers of growth of DigiAsia’s business.
Indonesia’s Digital Financial Services
According to the e-Conomy SEA 2022 Report, Indonesia’s digital economy has been estimated at approximately $77.0 billion in 2022 and is expected to reach approximately $130.0 billion by 2025, driven primarily by e-commerce. DFS will maintain momentum towards 2025, with digital payments compound annual growth rate growing in the teens, and investment platforms accelerating by approximately 75% compound annual growth rate. The payments segment is estimated to grow to approximately $421.0 billion

15
Source: https://jakartaglobe.id/business/indonesias-p2p-lenders-set-to-disburse-17b-in-loans-in-2022-association; exchange rate of USD 1: Rp 14849.85, https://data.worldbank.org/indicator/PA.NUS.FCRF?locations=ID

16
Source: https://www.ilo.org/wcmsp5/groups/public/ — asia/ — ro-bangkok/ — ilo-jakarta/documents/publication/wcms_695134.pdf

17
Source: https://theasianbanker.com/finance-indonesia-2022/#:~:text=As%20the%20adult%20 population%20of,and%20to%20encourage%20economic%20growth

18
Source: https://theasianbanker.com/finance-indonesia-2022/#:~:text=As%20the%20adult%20 population%20of,and%20to%20encourage%20economic%20growth.

19
https://redseer.com/newsletters/indonesia-eb2b-reviving-the-warungs-in-a-post-covid-world-part-1/

in gross transactions value by 2025, up from approximately $206.0 billion in 2019, the remittance industry segment is estimated to grow to approximately $3.0 billion in gross transactions value by 2025, from approximately $0.5 billion in 2019, the lending loan book industry segment is estimated to grow to approximately $16.0 billion by 2025, from approximately $1.0 billion in 2019, the insurance industry segment is estimated to grow to approximately $1.0 billion in annual premium equivalent/gross written premiums by 2025, from approximately $100.0 million in 2019, and the investment industry segment is estimated to grow to approximately $10.0 billion in assets under management by 2025, from approximately $100.0 million in 2019.
Indonesia presents significant opportunities in the financial technology sector based on the country’s standing as the largest economy in Southeast Asia and the fourth-most populous nation in the world. Financial institutions in Indonesia are increasingly emphasizing the importance of technology in reaching their financial inclusion goals among the world’s third-largest unbanked population, and often look abroad for potential vendors and partners with experience. Since it was first launched in August 2019, the number of merchants who have adopted QR Code Indonesian Standard (“QRIS”) as a payment channel and have been connected to such national payment standard code stood at approximately 14.8 million in 2021,20 and increased to approximately 18.7 million merchants and users by July 2022. Of such total, approximately 90% of users are MSMEs.21 Out of the 322 biggest fintech companies in Indonesia, e-money digital wallets and P2P lending each account for 73 and 33 of the total, respectively, being the first and second largest, respectively. In 2020, there were approximately 4.6 billion e-commerce transactions, which reached a total value of approximately $14.1 billion. According to Statista, in 2021, there were approximately 5.5 billion e-commerce transactions, accounting for a combined value of approximately 305.4 trillion Indonesian Rupiah (or approximately $21.4 billion22).23
Indonesia’s Digital Economy and Finance
The Indonesian government and Bank Indonesia have set up a roadmap to maximize digital impact into making financial products available and affordable to the vast majority of the population. Known as the Payment System Blueprint 2025,24 the roadmap has been devised to offer and provide solutions to bridge the digital divide with respect to financial services. This is expected to open up access for approximately 83.1 million unbanked individuals and approximately 62.9 million MSMEs to formal economics and finance in a sustainable manner through digitization. The five key principals to achieve this have been formulated as Indonesia Payment Services (“IPS”) 2025, and consist of the following principles:
•
reinforce the integration of national digital economy and finance in assuring the proper functioning of central bank mandate in money circulation, monetary policy and financial system stability, as well as financial inclusion;

•
foster digital transformation within the banking industry to sustain banks’ role as a primer institution in the digital economy and finance through the implementation of open-banking standard, as well the deployment of digital technology and data on their financial product and services;

•
assure interlink between fintech and banks to contain the escalation of shadow banking risk through the regulation of the use of digital technology, business relation and business ownership;

•
strike a balance among innovation, consumers protection, integrity and stability, as well as fair competition through the implementation of digital know-your-customer and anti-money laundering-combating the financing of terrorism, data, information and public business openness, and the deployment of Reg-tech and Sup-tech for reporting, regulatory and supervisory; and

20
Source: https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology

21
Source: https://indonesiawindow.com/en/indonesias-national-payment-code-used-by-18-7-mln-merchants/

22
Source: https://www.statista.com/statistics/995840/indonesia-exchange-rate-between-rupiahs-and-us- dollar/#:~:text=In%202021%2C%20the%20average%20exchange,to%20approximately%2014.27% 20thousand%20rupiah ; US$ 1 : 14269 IDR (Indonesian Rupiah)

23
Source: https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology

24
https://www.bi.go.id/en/fungsi-utama/sistem-pembayaran/blueprint-2025/default.aspx

•
safeguard national interest on cross-border use of digital economy and finance through the obligations of domestic processing for all onshore transactions and domestic partnership for all foreign players under the consideration of reciprocity principle.

According to the IPS Blueprint 2025 report, the payment system is expected to navigate Indonesia’s digital economic transformation, to a well-functioning system that will lead to sustainable economic growth.
Digital Payments in Indonesia
Indonesia is rapidly moving away from using cash to make payments to various digital payment platforms, such as credit cards, debit cards, e-wallets, e-money and internet banking. Along with the rise of e-commerce and ride-hailing applications in Indonesia, the country has become one of the world’s fastest-growing marketplaces for digital payments. The penetration rate of digital payments industry in Indonesia was forecast to reach over 85% within the next years.25
According to the eConomy SEA 2022 Report, the payments segment is expected to grow to approximately $421.0 billion by 2025, from approximately $266.0 billion in 2022. The mobile wallet transaction is expected to grow to approximately $107.0 billion by 2025, from approximately $28.0 billion in 2020.26 Digital payment transactions (which include e-wallet transactions, instant bank transfers, digital bill payments, online card payments and other forms of noncash payments made by and to businesses, individuals and governments) have grown rapidly in emerging markets (that is, emerging Asian countries, Africa and Latin America) during the past two years, as the pandemic accelerated shifts to contactless payments and e-commerce. E-wallets proliferated, real-time account-to-account transfers took off, and industry players formed new partnerships to access capabilities and broaden their customer base. Some of the fastest growth in digital payments occurred in Southeast Asia and Africa, where low banking penetration gives payments providers opportunities to capture untapped potential and reach underserved populations. Wallets are the leading e-commerce payment method in Indonesia, accounting for approximately 39% of transaction value, as well as other Southeast Asia nations such as Philippines (approximately 31%), Vietnam (approximately 25%) and Thailand.27
Further, Indonesia’s comparably low credit card penetration, at less than 2%,28 offers opportunities for buy-now-pay-later providers to deliver digital credit services to an underserved market. Indonesia’s current buy-now-pay-later market features an impressive roster of local providers, including Akulaku, GoPayLater, Kredivo and Traveloka PayLater, as well as SpayLater from Singaporean e-commerce giant Shopee and Singaporean buy-now-pay-later provider Atome.
E-wallet usage in Indonesia
Currently, e-money and e-wallet payments are the most popular forms of digital payments in Indonesia. Neither a bank account nor a credit card is needed to register for these platforms, and such platforms serve as a useful tool for financial inclusion and catering to unbanked Indonesians. As a result, the number of e-money and e-wallet users are higher than other digital payments that require a bank account. In Indonesia, there are already currently more than 48 licensed e-wallet systems operated by domestic companies in the public and private sectors. Indonesia’s most widely-used e-wallets, such as GoPay and OVO, also have the benefit of being supported by super apps. GoPay is a payment service that is integrated into Gojek, the biggest multi-service platform in Indonesia, while OVO has grown over the years due to its partnerships with Grab, a regional ride-hailing service, and Tokopedia, one of Indonesia’s largest online e-commerce markets. For many consumers, instant cashback rewards and bonus points are among the benefits of using an e-wallet app as a cashless payment method.29
According to Bank Indonesia, the value of e-money domestic purchase transactions increased by 33% in 2022 to IDR 407.5 trillion Indonesian Rupiah from 305.4 trillion Indonesian Rupiah in 2021, and the volume of such transaction increased by 27% in 2022 to 6.9 trillion from 5.5 trillion in 2021.

25
Source: https://www.statista.com/topics/9838/digital-payments-in-indonesia/#topicOverview

26
https://www.statista.com/statistics/1327356/indonesia-mobile-wallet-transaction-value/

27
The 2022 McKinsey Global Payments Report

28
https://www.theglobaleconomy.com/rankings/people_with_credit_cards/

29
Source: https://www.statista.com/topics/9838/digital-payments-in-indonesia/#topicOverview

Fintech P2P Lending
Indonesian fintech companies are turning financial services into an engine of economic growth, and there are rapid growths of the digital economy through a wide range of innovative financial services, especially in digital marketplaces and P2P lending. As of April 2022, there were approximately 102 P2P lending companies, according to statistics compiled by OJK. Of those 102 firms, approximately 94 were conventional P2P lenders and eight were sharia P2P lenders. Approximately 67.2% of P2P borrowers were in the 19 to 34 years age group and almost 30.4% were in the 35 to 54 years age group. In terms of gender distribution, approximately 47.2% of borrowers were women and approximately 52.7% were men, with the majority of borrowers being individuals or smaller MSMEs.30
In the face of restrictions and lockdowns brought about by the COVID-19 pandemic, Indonesia saw a surge in digital adoption among consumers and accelerated growth of both digital payments and e-commerce platforms.
MSMEs play a critical role in the Indonesian economy. According to the data from the Ministry of Cooperatives and SMEs of The Republic of Indonesia, MSMEs are the engine of growth for the Indonesian economy, with over 60 million registered MSMEs contributing approximately 61% of the country’s gross domestic product. There are two major roadblocks for MSMEs to get financing. First, MSMEs are generally not considered creditworthy by the banks since they typically do not have assets that can be used for collateral. Second, bank branches are very limited in tier-2 and tier-3 cities, making it harder for MSMEs to apply for financing.31
This presents market opportunities for players in Indonesia’s P2P lending industry, which was set to expand its loan disbursement by approximately 70% to approximately $16.6 billion in 2022, thanks to the high demand from the country’s underbanked MSMEs.
According to the World Bank, there was a sizeable financing gap in the Indonesian MSME sector. Conventional banks and financial institutions only provide approximately 1.0 trillion Indonesian Rupiah (equivalent to approximately $10.44 billion) in financing for the industry, which is approximately 38% of the industry’s estimated financing needs of approximately 2.6 trillion Indonesian Rupiah (equivalent to approximately $175.1 billion).
In June 2022, OJK issued a new regulation for fintech companies to strengthen the industry. The regulators require existing fintech companies to increase their paid-up capital by up to 12.5 billion Indonesian Rupiah (equivalent to approximately $0.8 million) in the succeeding three years, with new companies required to have a paid-up capital of no less than 12.0 billion Indonesian Rupiah (equivalent to approximately $0.8 million). OJK has also capped the interest charged by fintech companies and set boundaries in the agreement between the borrower, lender and the fintech platform, including personal data protection and billing provisions.32
Despite significant progress in the shift towards cashless transactions in Indonesia, cash is still widely used and financial inclusion remains low for individuals and small businesses. As more e-wallet players are moving to multi-line businesses to provide financial services, it will be crucial for the industry to strengthen interlinkages among providers to foster a more seamless experience for customers.33
Branchless Banking or Digital Agent Financial Services
According to the World Economic Forum, Indonesia has the world’s third-largest unbanked population and a low financial literacy index of 40%, which are strongly linked factors. Research in Indonesia shows

30
https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology

31
https://technode.global/2021/08/09/tech-enabling-indonesias-63m-msmes-the-engine-of-growth-for-the-post-pandemic-recovery/

32
See https://jakartaglobe.id/business/indonesias-p2p-lenders-set-to-disburse-17b-in-loans-in-2022-association

33
Source: https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology that the higher a person’s financial literacy, the higher their financial inclusion. In response, the government has set a target to achieve 90% financial inclusion by 2024. Ultra-micro and micro businesses are the main focus of this vision.34
Indonesia’s approximately 60 million ultra-micro and micro businesses are responsible for approximately 60% of Indonesia’s gross domestic product and employ approximately 97% of the workforce. According to Indonesia’s Ministry of Cooperatives, more than half of these businesses remain financially underserved. Many lack bank accounts and transact predominantly in cash, making it difficult for them to build a legitimate credit history that would give them access to formal funding when they need it. Digital financial services across an ultra-micro ecosystem present an opportunity to solve financial inclusion challenges and set the foundation for inclusive and sustainable economic growth.35
One of the main goals of fintech development in Indonesia is to help banks overcome topographical limitations. In addition, many Indonesians are reluctant to access banking services due to their complexity, especially financing. Fintech provides alternative financing solutions for those who find it difficult or reluctant to access banking services.
There are several factors that is expected to drive the development of the fintech industry. First, many consumers now prioritize ease of access. Second, fintech services are considered inexpensive, with easier terms than conventional banks. Last, fintech is essential to support the government’s efforts to increase financial inclusion in Indonesia.
Due to the geographical landscape of Indonesia, traditional banks face major challenges to cover the entire country. While the number of SMEs has surpassed 60 million, the majority are experiencing problems in accessing financing. Hence, financial institutions and fintechs have a high potential in the market to collaborate and further develop the financial sector, while supporting the government’s vision toward financial inclusion and the country’s economic growth.36 According to the IDC InfoBrief, Fintech and Digital Banking 2025 Asia Pacific — Second Edition Report (“IDC InfoBrief 2025 Report”), it is estimated that by 2023, approximately 40% of Indonesian bankable customers will go through direct onboarding, electronic know-your-customer or third-party onboarding, and by 2025, the unbanked percentage in Indonesia is expected to reduce to approximately 20%. Warungs and MSMEs, acting as the last mile contact point for virtual digital banks offering basic banking services such as cash withdrawal and deposits and credit cards, among others, to the underserved population, have started to bridge the gap. The availability of prepaid and digital wallets has been one of the way to achieve financial inclusion. One report estimates that the prepaid card market in Indonesia increased at a compound annual growth rate of 10.5% during 2018 to 2022. Over the forecast period of 2023 to 2027, the market is expected to record a compound annual growth rate of 8.0%, increasing from approximately $6.0 billion in 2022 to approximately $9.1 billion by 2027, with a projected market value of approximately $6.7 billion in 2023.37
The Indonesian agent network, offering virtual digital banking solutions, is characterized by the following three distinct categories of agents:
•
Laku Pandai:   Agent banking services of banks aimed at financial inclusion, with 31 banks (as of 2019) that have been given Laku Pandai license (Regulated by OJK Regulation No. 1/POJK.03/2022);

•
LKD:   E money services that can be offered by both banks and non-banks, with 42 e-money licenses being issued, which includes 12 banks and 30 non-banks; and

34
EY Report: “Riding the wave of Indonesia’s financial services growth”, December 2022

35
EY Report: “Riding the wave of Indonesia’s financial services growth”, December 2022

36
https://theasianbanker.com/finance-indonesia-2022/#:~:text=As%20the%20adult% 20population%20of,and%20the%20underbanked%20is%2026%25.

37
https://www.researchandmarkets.com/reports/5446252/indonesia-prepaid-card-and-digital- wallet? utm_source=GNE&utm_medium=PressRelease&utm_code=jnjd4r&utm_campaign=1850818+-+ Indonesia+Prepaid+Card+and+Digital+Wallet+Business+and+Investment+Report+2023%3a+Market+ is+Expected+to+Increase+from+%246+Billion+in+2022+to+Reach+%249.11+Billion+by+2027%2c+ Recording+a+CAGR+of+8%25&utm_exec=chdo54prd

•
Digital Payment Solutions:   Offered by fintech players via agent networks, which has no defined regulatory framework.

Indonesia Aims to be a Cashless Country in the Near Future
Despite a significant progress in the shift towards cashless payments, cash is still widely used in Indonesia and half of the Indonesian population still do not have a bank account. According to a consumer survey conducted in 2020, Indonesian respondents of all ages still preferred to use traditional payment methods to purchase items or conduct transactions. Nevertheless, the increasing number of digital payment transactions reflect the population of Indonesia’s growing digital financial literacy. It also highlights how widely fintech and e-commerce services are used in Indonesia. It has been forecasted that the uptake of the number of digital payment users in Indonesia will continue with e-commerce and mobile payments growing by over approximately 45% and approximately 18%, respectively, by 2027. Payment digitalization and cross-border payments have become a priority agenda in Indonesia, and the country recently launched its first national digital payments infrastructure called BI-FAST to expedite retail payments in real time. By accelerating its digital payment landscape, Indonesia aims to have stronger financial governance and become a cashless society in the next few years.
According to the IDC InfoBrief 2025 Report, Indonesian banks are expected to invest in new digital technologies that are API-enabled, microservices-based and cloud-native. The basis for their success is expected to be in modular architecture. Supported by this LEGO-style building block architecture, it is possible to create and alter processes, products, or channels as needed. Changes are easily made by small business teams with minimal impact on the business. For example, business owners can be increasingly creative in sales and service design, while engineering can quickly develop and launch new value propositions. Modular banking is the key to fine-tuned processes and will drive any efforts to create a future-proof digital banking platform. The report further states that banks should escalate investments to compete in “real-time,” focusing first on lending, then payments, digital marketing and product offers. This can be achieved more quickly through fintech or third-party collaborations to process services faster, deliver superior user experiences and gain scale.
DigiAsia believes that the topography of Indonesia, combined with the large number of underbanked and unbanked population, as well as underserved MSME base, high level of cash transactions and a willingness to go digital, are some of the key factors that are enabling the growth of fintech platforms and digital banking solutions.
Fintech Transactions in Indonesia
The fintech industry is currently being developed by a number of parties in Indonesia, one of which is the government as an effort to reduce the gap between banked and unbanked populations. In 2020-2021, Indonesia received approximately 26% or around $940.0 million of total fintech funding to Southeast Asia ($3.5 billion). The Indonesian fintech industry is currently dominated by digital payments, with a forecasted transaction value of approximately $71.4 billion in fiscal year 2022. However, another sector that should be considered is neo-banking, which is projected to record revenue growth of up to approximately 40% year-on-year in 2023, due to the expansion of the neo-banking ecosystem. However, according to Samuel Sekuritas Indonesia, digital payments is expected to dominate the fintech industry for some time to come.
Competitive Landscape
Businesses in Indonesia face a four-fold challenge when accessing and integrating financial solutions, including high-cost structures and difficulty in obtaining a fintech license and difficulty in acquiring and/or building offline-to-online ecosystems. Further, it takes significant resources in terms of time and cost to connect to digital ecosystems and lack of experience to build fintech-grade technology with compliance, standards and security requirements. Companies (including traditional financial companies) need such services to build improved customer experiences that are affordable and inclusive. The challenges have also presented myriad of opportunities in Indonesia. Indonesia appears to be ahead as a regional player in terms of both technology investments and orchestrating hyper-personalization in the fintech and digital platforms space.

DigiAsia has the capabilities to address these challenges and leverage the opportunities through its embedded finance platform targeting underserved markets, where DigiAsia’s fintech products can be embedded into its customers’ business processes.
Current early adopters typically focus on subsidy-led closed-loop and limited-use case business models. To DigiAsia’s knowledge, DigiAsia currently does not have any competitor offering the entire gamut of services. However, there are other players in each of the silos DigiAsia operates in.
For example, in the payment space, competitors include GoPay, OVO and Link Aja. GoPay is part of GO JEK, which is currently Indonesia’s largest ride-hailing business. OVO, launched in 2017, has been backed by the Lippo group and has recently merged with Grab, another ride-hailing business. Link Aja is Telkomsel’s e-wallet, providing merchant transactions to Telkomsel customers.
In the lending space, there are companies such as investree, which is a P2P lending platform, providing several types of financing (from invoice to buyer financing) and KOINWORKS, another P2P lending platform with a focus on leading e-commerce website (Lazada) only.
In the remittance space, there are players such as truemoney, which is active in Indonesia through an acquisition in 2015, and focuses on cash-to-cash domestic remittances, and NiuM, which is the developer of a cross-border payments application designed to gain instant access to a global network of payout, pay-in and card-issuing capabilities.
DigiAsia is one of the first companies in Indonesia offering end-to-end technology-enabled, financial services and solutions covering all aspects of e-money and payments, lending and remittance, and is among the first companies in Indonesia to offer FaaS.
Given the evolving marketplace and the acute need for a more integrated and inclusive approach, companies (including traditional financial institutions) need technology-enabled services to build and improve customer experiences. DigiAsia, with its fintech platform and deeply-entrenched relationships with various financial institutions and technology partners, has been able to embed its fintech products into their customers’ business processes, including their B2B customers, such as SME merchants in fast-moving consumer goods, building materials, telecommunication companies, cooperatives and local banks, as well as for B2B2C customers, such as large corporates, and state-owned enterprises, such as utilities. DigiAsia’s solutions include providing license and white labeling technology solutions for their e-money and payment clients, integration through APIs and low network costs for remittance partners, which helps in reducing the more traditional form of cash in/cash out method of sending money, a flexible business model with low fixed fees which scales as transactions with partner banks grow thereby preventing customer incentives to leak outside brands’ ecosystem.
DigiAsia has the following competitive strengths:
•
Leader in Embedded Fintech and Banking in Indonesia:   DigiAsia is a pioneer in the field of embedded fintech providing digitalized B2B fintech solutions to corporations, SMEs and government entities, with services that include providing e-wallets, lending engine and remittance. Key partnerships with both corporations and government entities have provided DigiAsia with a unique access to data and end-consumers strategy that has enabled DigiAsia to grow its merchant ecosystem to over 780,000 SME outlets or warungs as at March 31, 2023.

•
Vast Market Potential:   DigiAsia caters to the Indonesian market, which is one of the fastest growing emerging economies, and a sizeable portion of whose population is underbanked. This offers tremendous growth opportunities for fintech and digital payment solutions. DigiAsia has been growing aggressively from Jakarta and West Java across the country and into Sumatra and other regions, with both new wholesalers within the same customer ecosystem and new roll-out to end-consumers on B2C platforms.

•
Digitalizing Indonesian Cooperatives and Local Banks:   DigiAsia’s products and services enable Indonesian cooperatives and local banks to integrate on a common technology platform and aims to provide more inclusive financial services to their customers. DigiAsia’s branchless banking product allows banks, fintech players and neo banks to no longer be constrained by lack of ATMs and/or branches, or to have a physical presence nationally for cash-in/cash-out, bill payments and account opening.
•
Powerful Data ‘Network Effects’ Leading to Monetization:   DigiAsia has a network of partnerships and relationships with large corporations, including multi-national corporations, and state-owned enterprises and other government bodies, which enables DigiAsia to record and analyze data, and monetize such data, for example, through driving buy-now-pay-later transactions in food and beverage and transportation, and push discounts with higher effectiveness to customers using cross-partner usage data, which is expected to be a significant revenue generator as DigiAsia’s business continues to grow.

•
Strategic Mastercard Partner in Indonesia:   Mastercard invested $25.0 million into DigiAsia in early 2020, and the continued partnership with Mastercard has enabled DigiAsia to significantly benefit in terms of launching various products and solutions as well as seamless integration. DigiAsia is a pioneer in the field of providing virtual pre-paid card solutions in partnership with Mastercard. DigiAsia is on a path to integrate all its licenses and services together, enabling it to form an omni-channel ecosystem with DigiAsia being at the back end of every digital transaction.

•
Strong Management Team:   DigiAsia’s founders and senior management team, most of whom will continue with PubCo, have significant experience across the telecommunications, lending, payments, fintech, technology and consumer products industries, and are supported by industry veteran advisors and board members with insight into key end markets, and the wider commercial ecosystem in Indonesia.

•
Track Record of Growth and Profitability:   DigiAsia presents an opportunity to invest at the growth cusp into one of the fastest growing companies in the payments and fintech space in Indonesia, with approximately 50% gross margin and revenue base driven by increasing reach and customer base.

DigiAsia’s Platform
DigiAsia provides a suite of embedded finance products that complement and strengthen its partners’ and customers’ connections with innovative, affordable and inclusive solutions, which can be embedded into their customers’ business processes, and powered by strategic product-related partnerships and strong commercial partnerships with multi-national corporations, Southeast Asian companies, local private companies and local government companies.
Ecosystem of Key Services, Solutions and Innovations
The DigiAsia ecosystem comprises of the following services and solutions, powered by in-house developed technology architecture:
•
Fintech as a Service (“FaaS”), pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for P2P transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branchless banking functionality and virtual bank accounts services;

•
Banking as a Service (“BaaS”), pursuant to which DigiAsia provides its partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•
Wallet as a Service (“WaaS”), pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

Currently, the FaaS business vertical accounts for the bulk (approximately 99% for the fiscal year ended December 31, 2022) of DigiAsia’s revenues. The products and services are provided through open access APIs, which are routed via an integration platform, which in turn is connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain.

DigiAsia’s wide product and license portfolio, accessed through a range of APIs caters to SME merchants, state-owned enterprises, large corporations, cooperatives and local banks.
Licensing
DigiAsia, as a fintech platform, is regulated by various financial agencies for its products and solutions, including the OJK and Bank Indonesia.
DigiAsia, through PT Solusi Pasti Indonesia, an entity in the DigiAsia Group, has an e-money license from Bank Indonesia, which was obtained in May 2018, and was converted into payment service provider category 1 in July 2021.
Through PT Tri Digi Fin, another entity in the DigiAsia Group, DigiAsia has a P2P license from OJK, which was obtained in December 2019.
Through another indirect, controlled entity, PT Reyhan Putera Mandiri, DigiAsia has a remittance license from Bank Indonesia, which was obtained in January 2015.
Other than the aforementioned licenses, DigiAsia has not submitted any other license applications to any other regulators as of the date of this proxy statement/prospectus.
Below is the list of products that we offer, based on our existing licenses:
•
KasPro:   Through APIs embedded within partner applications and/or web interfaces, KasPro’s solutions and services comprise of payments and wallets, P2P transfer, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments and merchant QR payments. KasPro’s mobile-based application with e-money has been licensed by Bank Indonesia, and allows users to complete financial transactions, such as money transfer, money deposit, purchasing airtime, data package, game vouchers, instalment payment, utility bills and public transportation, as well as shopping at merchants. It also provides users with payment and purchase features using barcode or QR APIs. In addition, KasPro also provides several features to users such as virtual bank accounts (KasProbank), virtual card numbers (MasterPro), digital gold investment (GoldPro) and e-money refills (TapCash BNI).

•
RemitPro:   RemitPro offers remittance services, including domestic and international, both inbound and outbound, with partners such as Western Union, Terrapay, RIA Money Transfer, MoneyGram, Bank Syariah Indonesia and Merchantrade. RemitPro provides easy, 24/7 access to transact using the device of choice of the customer, and provides a sense of security and comfort in transactions due to the reliability of benefits accruing from DigiAsia’s partnership with various banks and globally well-known fund transfer companies.
•
KreditPro:   KreditPro aims to bridge lenders and borrowers through an innovative and safe platform without intermediaries such banks and other financial institutions. KreditPro’s solutions and offerings include P2P lending, micro-consumer loans, working capital loans, invoice/purchase order financing and Shariah-compliant loans. KreditPro’s invoice financing and working capital loans offer competitive interest rates and have a flexible loan process that suits the business needs of clients, with interest fees that vary for each loan applicant depending on the credit scoring process. Some of the key factors that make KreditPro an attractive value proposition to end-users is a quick and easy process, competitive interest rates, absence of collateral requirements and transparent fees.

•
DigiBos:   DigiBos is DigiAsia’s API-based outlet technology offering of digital financial services (LKD) or branchless banking, with all bank functions being offered at sublicensed outlets. Services include cash-in, cash-out, know-your-customer approval, loan offerings, transmission of funds, and payment activities and financial services that use digital technology facilities such as cellular or web through the network of KasPro Electronic Money. The DigiBos service can be accessed by individuals, companies or other legal entities that act as LKD partners of DigiBos. LKD is a solution to address the challenges of providing access to financial services that can reach out to all strata of society, particularly the underserved. LKD serves some of the financial transactions that are generally carried out by banks, so the term “branchless banking” is used to describe the function of LKD. Since 2020, when DigiBos was launched, DigiAsia has added merchant ecosystems with over 780,000 merchants as of March 2023.

Key Services and Innovations
DigiAsia’s offerings are built on a technology platform that encapsulates APIs for various licenses to operate and offer financial services solutions, and DigiAsia believes that its ability to combine these two aspects in an efficient and cost-effective provides DigiAsia with a competitive advantage.

## Our Customer & Partner ecosystem ..

Alfamart
mastercard
Indomaret
ARTAJASA
ATM BERSAMA
PRIMA
QRIS QR Code Standar Pembayaran Nasional
Wallet
WU WESTERN UNION
DiPasar
iRMA
Network Effects
Remittance
POS INDONESIA
DIGIBOS
Supply-Chain Commerce
MoneyGram.
Grosir.one

## .. grows via a virtuous cycle

**Onboard SME customers and Partners**

↓

**Integrate low-cost FinTech solutions**

↓

**Wider use cases increases profitability**

↓

**Attract more Partners & more use cases** (↺ back to Onboard SME customers and Partners)

Customers benefit from extended product ecosystem and access to low-cost financial products

Partners benefit from DigiAsia's embedded product suite & extensions

The platform is also designed to help MSMEs, SMEs and MSMEs and legacy financials to digitally serve consumers, including the huge population of underserved or unserved consumers who have not been previously served under traditional financial brick-and-mortar systems.

DIGIASIA BIOS
TECHNOLOGY
In house Architecture
Development Outsourced
KAS PRO
Payment / Wallet
KREDIT PRO
P2P Lending
REMIT PRO
Remittance
DIGIBOS
Outlet Tech
API LAYER
Business Partners
Tech belong to DigiAsia
Stable Technology
Rp
Provide handle High volume Transactions
PARTNER TECHNOLOGY
Supply Chain
Voice Payments
KYC
Etc...
WiFi Sharing
We partner with other parties for non-core technology

Through the aforementioned and other features and innovations, DigiAsia aims to provide its customers with a high-performance banking and financial services-related experience at affordable transaction costs and slippage competitive with centralized and decentralized options, while maintaining compliance and trading privacy. As DigiAsia expands its services into other jurisdictions, availability of features and services will vary by country according to applicable regulations.
Customers/Partnerships
As one of Indonesia’s leading B2B and B2B2C fintech enablers with global partnerships, DigiAsia has marquee partners that include globally well-known brands such as Starbucks, Maxim, Garuda Indonesia, National Railway Company (Kereta Api Indonesia), Nahdatul Ulama, HomeCredit and Mastercard, among others in the e-money space. In the bank payment space, DigiAsia’s leading partners include a number of retail and commercial banks in Indonesia such as national banks as well as smaller/regional banks. Within the supply chains, DigiAsia digitizes payments for wholesalers and smaller merchants within the telecommunications, fast-moving consumer goods, construction, agriculture and other supply chains. In the remittance space, DigiAsia’s B2B customers and partners include, among others, Western Union, Moneygram, Ria, and others. Within the P2P lending space, DigiAsia’s funding partners include local Indonesian banks such as Mandiri Tunas Finance and Bank Sampoerna, among others, global commercial banks such as DBS, as well as international financial institutions such as Credit Saisson. These customers and partners have enabled DigiAsia to expand its market outreach, provide opportunities to cross-sell and up-sell, and expand product offerings and solutions, all of which have enabled DigiAsia to emerge as a leading player in B2B space fintech in Indonesia.
For the years ended December 31, 2022 and 2021, the API revenues from one major customer, Aviana, accounted for 87% and 92%, respectively, of DigiAsia’s total revenue. DigiAsia is currently party to a 10-year technology cooperation agreement with Aviana, which expires on June 2, 2030, having commenced on June 2, 2020. The agreement was originally executed between Aviana and PT DAB, and subsequently novated by PT DAB to PT Digital Distribusi Logistik Nusantara, a subsidiary of PT DAB, such that all rights, obligations, title, interests, benefits, and remedies of PT DAB under the agreement have been assigned to PT Digital Distribusi Logistik Nusantara.

Pursuant to the agreement DigiAsia supplies an API technology to Aviana for a more secure, faster, and efficient way in connecting the buyer and seller of airtime through modern application programming interface, including transaction wallet used in Aviana’s own technology platform for airtime, and provides technical support. Aviana distributes fees from the aggregators to DigiAsia with operation fees per API call. Under the agreement, any and all intellectual property rights developed and created by DigiAsia in relation to the agreement remain the property of DigiAsia and Aviana retains all right, title and interest in and to any and all data shared to DigiAsia for the purpose of the agreement. The agreement may be terminated (i) by mutual agreement or (ii) by either party in the event of Aviana’s bankruptcy, insolvency or liquidation, provided that any termination of the agreement will only be effective if no further transactions is conducted from DigiAsia’s solution provided under the agreement. In the event of continuing use of DigiAsia’s solution provided under the agreement by any party subsequent to any purported termination, such purported termination will not be effective and the agreement will remain in full force and effect. The agreement contains customary indemnification and confidentiality provisions and is to be governed and construed in accordance with the laws of the Republic of Indonesia. See “Risk Factors — The loss of operating revenues as a result of our exclusive partnership with Mastercard, significant key partners, API management platforms or large marquee B2B partners and customers, could adversely affect our business” for a discussion of the risks associated with DigiAsia’s reliance on Aviana, as well as other significant key partners and large marque B2B partners and customers.
There are no terms or provisions in the technology cooperation agreement that will be triggered as a result of the Business Combination. The agreement with Aviana, the addendums thereto and the novation agreement relating thereto, have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Sources of Revenues
The DigiAsia ecosystem primarily earns transaction fees on e-wallets, payments, banking services and remittances, and platform and processing fees on lending activities. See “DigiAsia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.
Currently, a substantial portion of DigiAsia’s revenues and transactions occur through integration of APIs, and the model is driven by charging a fee per transaction for APIs accessed. DigiAsia’s contracts for its API-based solutions are long-term, consisting of multi-year contracts that provide zero-price increase for clients while allowing DigiAsia to secure long-term partnerships and stable volumes.
DigiAsia recently started charging recurring SaaS fees (either monthly fixed or per customer per month) from its partners and this could lead to incremental profit going forward.
Future Growth Opportunities
The digital financial industry is relatively recent, having grown in the last decade, as compared to traditional financial services that have been around for over 50 years, providing DigiAsia with significant opportunities for growth, by increasing their distribution reach through small merchants (called “Warungs” in Indonesia and Southeast Asia), through faster “go-live” digital payment products, and launching high margin products.
There are several strong drivers to DigiAsia’s growth that we envisage unfolding over the next few years:
•
Expansion with existing customers, either by signing up new distributors in other parts of Indonesia (and hence getting more merchants and wholesalers on the DigiAsia platform) or by having more of the partner customers signing up to DigiAsia’s co-branded and/or white-label wallet solutions.

•
Acquiring new partners through DigiAsia’s enhanced B2B sales team, sales processes and employee incentive programs, to go live with one or more of the DigiAsia product API suite, as well as cross-selling and up-selling to DigiAsia’s existing customer-base.

•
Launching new product categories with high margins within the embedded finance space that are in the pipeline, such as pre-paid cards.

Other drivers of growth could potentially include data monetization of payments, merchants and usage data both within a customer segment or even between different customer segments. DigiAsia has the option of driving bottom-line growth by adopting a fixed SaaS fee or per active user fee charge to its existing customers, which DigiAsia has recently implemented.
DigiAsia strongly believes in potential growth through partnerships.
•
Partnership with Mastercard — Consistent with DigiAsia’s vision of being the most diverse platform for payments across use cases and customer segments, DigiAsia is seeking to extend its financial services products in order to further offer solutions in the commercial payments and remittance space and to also drive DigiAsia’s ambition for low-cost financial inclusion covering small merchants and weaker sections of society. In partnership with Mastercard, DigiAsia is in the process of offering the following products and services:

•
Commercial payments:   converting terms of payment (credit) offered between principals, distributors and merchants into a card product, to allow every leg in the lending system to unlock capital stuck in terms of payments, thereby improving overall liquidity in the system, increasing transparency of usage and reducing complexity and processing costs;

•
Remittance:   starting cross-border remittance collaboration with Transfast and Mastercard Send, for bulk disbursements and real-time, cross-border payments and transfers, which is expected to benefit mass market remittance between key migrant countries in the Middle East and Indonesia; and

•
Prepaid cards:   enabling and launching the first prepaid Mastercard in Indonesia, allowing for greater financial inclusion to the masses and unique use cases for corporate co-branded prepaid and government-to-consumer/citizen initiatives, as well as corporate cards through white-label APIs.

•
Shariah Products:   working on several key payment and switch products to tap into the growth of Shariah compliant financial services.

•
Partnership with DBS — DigiAsia has partnered with PT Bank DBS Indonesia, the largest bank in Southeast Asia to provide SME financing via DigiAsia’s lending platform. DigiAsia will provide the integration and connectivity into supply chain ecosystems from its B2B2M partnerships and unique data insights to enhance access to credit for SME and MSMEs in Indonesia.

•
Strategic Investments — DigiAsia is also seeking opportunities to grow inorganically through selective mergers, acquisitions, joint ventures, and minority investments that are strategic to DigiAsia, such as vertical integration, additional product and service offerings, technology acquisition and regional geographic expansion to enhance shareholder value. Going forward, potential inorganic growth options could cover both local as well as players in overseas markets. DigiAsia’s current minority investments include:

•
a minority investment in Bank Index to monetize customer and merchant floating balance stored in wallet, have access to a full range of banking products (such as accounts, debit, credit and trade finance), and offer full BaaS play, with the possibility of combining DigiAsia’s and Bank Index’s products;

•
a minority investment in MatchMove, a leading pre-paid card player in Indonesia, Thailand, Vietnam and Malaysia, for joint collaboration to launch pre-paid cards across Indonesia, with such minority investment also providing a path for regional expansion for DigiAsia in the future; and

•
an investment made by Reliance Capital Management, a portfolio company of Leapfrog, which entails a strategic partnership between Reliance Capital Management and DigiAsia in the areas of insurance and asset management, among other areas in which Reliance Capital Management operates, with further collaboration anticipated between DigiAsia and Reliance Capital Management.

•
Geographic Expansion — DigiAsia intends to expand not only within Indonesia but also into neighboring and other markets in the near term and possible collaborations in pipeline with key players in those markets can include:

•
Indonesia:   Expand nationwide reach of merchants from the existing coverage, including increasing penetration of sub-50% penetration density areas in specific regions such as Sumatra, Kalimantan, Sulawesi and Papau;

•
Vietnam:   Exploring partnership with two large banks for BaaS solution and to provide regulatory licenses for DigiAsia to launch SME and supply chain ecosystem;

•
Thailand:   Telecommunications player to enable wallet and cross-border remittance;

•
Cambodia:   Key diversified group opportunity to establish entire stack for go-to-market;

•
Philippines:   One local Filipino technology company to establish entire DigiAsia stack; and

•
Middle-East:   Exploring launching FaaS and BaaS solutions in the Middle-East region, targeting corporates and financial institutions.

Operations
DigiAsia aims to build a modern, embedded fintech and banking platform in Indonesia, and is supported by a highly experienced team. All of DigiAsia’s current products are fully licensed.
Software and Technology
DigiAsia has a robust Bank Indonesia-compliant micro-services architecture, supporting the key embedded finance APIs under KasPro, KreditPro, DigiBOS and RemitPro. DigiAsia deploys microservice architecture to provide the highly distributable communications and integration backbone needed to support DigiAsia’s products and solutions. The microservice architecture runs on a high availability integration platform that utilizes web services standards to support a wide variety of communications patterns over multiple transport protocols and deliver value-added capabilities for various products, solutions and applications. This integration layer supports interoperability among, and coexists with, deployed infrastructure and applications. The microservice exhibits two prominent features, including promotion of loose coupling of the systems taking part in an integration, and capability to break-up the integration logic into distinct, easily manageable pieces. The microservice utilizes API management (gateway) to communicate with external environments of DigiAsia’s partners’ systems, such as with those of financial institutions, billers, merchants, third-party partners and applications publishers, aggregator/payment gateways, cash out-point and telcos (for SMS). All APIs used by DigiAsia are RESTful APIs, which are interfaces that two computer systems use to exchange information securely over the internet.
Data Security and Redundancy
DigiAsia’s data is protected by current security technologies, such as firewall, anti-DDOS and web application firewall. It follows and complies with the PCI DSS standard for application and datacenter. The majority of the systems are hosted on Alibaba Cloud, which is a ISO27001 and PCI DSS version 3.0-certified cloud service and data center, and has local data centers as dictated by OJK and Bank Indonesia. The following are some of the security-related features DigiAsia currently utilizes:
•
Cloud Security Group,

•
Cloud Firewall & IPS,

•
Cloud SOC

•
Cloud Security Center,

•
Cloud SSL/IPSEC VPN,

•
Cloud Anti DDOS,

•
Cloud Action Trail (Cloud Auditing).

DigiAsia has encrypted data transport with secure sockets layer (SSL) and encrypted sensitive customer data with AES 256CBC standard. DigiAsia also has a high availability of data redundancy and a robust disaster recovery center, using N+1 server architecture with HA-enabled load balancers, plus geographical disaster recovery center. We currently have the recovery point objective and recovery time objective time within one hour.
Digital Infrastructure
DigiAsia’s digital infrastructure currently includes server-based payment options such as (i) QRIS — CPM, MPM, TTM, TTS for KasPro e-money, (ii) virtual account, one-to-many, many-to-one and escrow management for cash management, (iii) closed/open loop high ticket size transaction for KasPro Bank, (iv) online transaction access for all virtual card numbers, (v) micro ticket size and (vi) high frequency transaction for direct carrier billing and loyalty points, rewards and promo management.
DigiAsia aims to keep up with payment technologies for easy financial inclusion at all levels. Some of the areas DigiAsia is seeking to set up to support immediate growth are bank account connection and switching, companion cards (physical or digital), card management system, and quick and rapid payment systems.
Below are technology platforms for our various offerings:

KasPro Platform
RemitPro Platform

KreditPro Platform
Branchless Banking Platform
Compliance
DigiAsia has established a robust compliance framework. Where needed, DigiAsia has prepared operating procedures as a further level of detail in the application of policies to create good corporate governance. This includes establishing group-wide minimum standards in relation to anti-money laundering and counter-terrorism financing, proliferation financing, sanctions, anti-bribery, whistleblowing and data protection requirements.
DigiAsia’s products are all licensed, and a strong culture of compliance is rooted in DigiAsia’s core goal of providing a safe and trusted platform. DigiAsia’s compliance policies and systems are designed to meet or exceed DigiAsia’s regulatory obligations under the relevant regulations promulgated by Bank Indonesia and OJK.
Financial Regulation Compliance
DigiAsia customers, including end-users, need to trust that they are interacting with authentic and verified counterparties and, as such, the platform has established a comprehensive know-your-customer, anti-money laundering, counter-terrorist financing, counter-proliferation financing and customer screening program. As part of creating a robust program, the platform is leveraging the services of proven know-your-customer and other financial crime service providers to perform identity verification, to facilitate screening for sanctions, politically-exposed persons and adverse media, and to conduct transaction monitoring. From a customer experience standpoint, the platform strives for a seamless onboarding experience that includes a verification process that is in line with DigiAsia’s know-your-customer / anti-money laundering framework. DigiAsia has entered into an agreement with Directorate General of Population and Civil Registration, Ministry of Home Affairs of the Republic of Indonesia , a third-party know-your-customer provider, for identity verification and customer screening for DigiAsia’s various products and solutions.
Assessment of the Legality and Appropriateness of Products
DigiAsia’s platform undertakes a broad, qualitative assessment of the legality and appropriateness of products to be offered by DigiAsia in accordance with DigiAsia’s policies. DigiAsia’s platform’s policies define the minimum expected requirements for supporting products, licenses and solutions on the platform.
Anti-Bribery and Corruption
DigiAsia’s policy is to conduct business in an honest and ethical manner, and DigiAsia is committed to acting professionally, fairly and with integrity in all its business dealings and relationships wherever DigiAsia operates. The anti-bribery and corruption laws and regulations that are relevant to DigiAsia now or may be in the future include, but are not limited to, the following :
•
Law No. 20 of 2001 on the Eradication of Corruption; and

•
Corruption Eradication Commission Regulation Number 2 of 2019 on the Reporting of Gratification.

In addition to the above, as DigiAsia partners with international payment entities, DigiAsia will also adhere to international anti-bribery and corruption rules and regulations, and update DigiAsia’s standard operating procedures as applicable.
Data Privacy
DigiAsia is subject to a number of laws and regulations regarding the collection, processing, transfer, storage, retention and deletion of personal data, most of which have extra-territorial application. The various privacy laws and regulations that are relevant to DigiAsia now or may be in the future include, but are not limited to, those stated under “Legal and Regulatory Framework — Legal and Regulatory Environment — Personal Data Processing and Data Privacy.”
Securities and Financial Regulations
In Indonesia, the products and services provided by DigiAsia may amount to an offering of securities or other regulated financial instruments, particularly in the lending space. Where DigiAsia determines it appropriate, based on DigiAsia’s assessment of the jurisdiction, DigiAsia intends to take steps to limit access to products and services to only eligible customers according to the applicable laws and regulations of the relevant jurisdiction.
Marketing and Advertising Regulations
DigiAsia has and will continue to engage in permitted marketing initiatives and activities to promote brand awareness and services. Such initiatives and activities are subject to laws and regulations in multiple jurisdictions including spamming laws, data privacy laws, consumer protection laws and cross-selling restrictions, as well as legislation governing advertising and marketing materials and channels. These restrictions may seek to either directly regulate the content of advertisements, or in some cases, indirectly curb their effectiveness through control of social media publicity, onshore and cross-jurisdictional marketing activities, restriction on the audience or recipients of such advertisements and other similar measures. These and other restrictions implemented by governments or industry groups from time to time may adversely impact the business development and growth of DigiAsia and its ability to reach new consumers and enhance the experience of existing ones.

Customer Service
Customer service by DigiAsia is designed to specifically target medium or higher complaint level support for DigiAsia’s B2B partners and their customers. DigiAsia has a market standard service level agreement for any complaint handling for DigiAsia’s B2B partners, as well as for end consumer through DigiAsia’s call center, available through various channel. As most of DigiAsia’s clients are B2B partners, DigiAsia also provides tailored solutions and customer service for its partners with special needs and requirements which do not fall under DigiAsia’s general standard operating procedures. The focus has been on developing customer support for the key likely areas of interactions, including customer onboarding, deposits and withdrawals, remittances, banking services, digital payment, digital financial services and wallets. The systems and resources include standard operating procedures and personnel, on which DigiAsia’s standard operating procedures on customer services have already been approved by OJK and Band Indonesia.
Cybersecurity
While cybersecurity is a concern in the financial markets industry, it is particularly critical in the fintech space, including in the areas of digital payment, digital financial services, wallets, remittances, digital banks and P2P lending, due to the irreversibility of transactions and the technical complexity of safeguarding monetary transactions and user credentials.
DigiAsia’s technology architecture has been designed to reduce the risk for potentially successful attacks to either steal customer data or debit customer balances. This includes multiple layers of security, access and ledgers that are distributed in a micro services architecture modules framework, dynamic throughput throttling at the API management layers among others. The maximum debits per account are also capped. Given the continuously evolving technology system, the security can never be deemed to be completely safe, and as such, DigiAsia continually reviews the architecture, firewalls and capabilities of the team and also the processes DigiAsia follows. Wherever required, DigiAsia also engages the help of external third parties/experts to either audit or recommend enhancements.
Sales and Marketing
DigiAsia has built and continues to improve its core sales and marketing capabilities for the DigiAsia Group. DigiAsia’s marketing and communications team includes functional expertise across multiple marketing and communication disciplines, and DigiAsia continues to partner with external agencies to supplement project-specific needs. Central to DigiAsia’s ability to execute marketing activities is a marketing technology infrastructure that DigiAsia has implemented to ensure scalability of managing data and automating marketing campaigns. Currently, DigiAsia’s sales and marketing efforts is focused on onboarding and educating merchant and selective co-marketing with partners, to launch various phases of partnerships going live.
To address institutional demand, DigiAsia has built an institutional sales and relationship management department that assist DigiAsia in managing and processing prospective and existing merchants and customer data.
Risk Management Framework
Overview of DigiAsia’s Approach to Risk Management
DigiAsia has developed a structured and comprehensive approach, which DigiAsia refers to as its “Enterprise Risk Management Framework,” to manage the risks in DigiAsia’s business. Embedding the Enterprise Risk Management Framework has been an area of particular focus for DigiAsia. The key elements of this framework are as follows:
•
Risk Strategy:   DigiAsia takes risks consciously, in an informed manner, and classifies the risks that can harm DigiAsia and its customers and DigiAsia builds mechanisms to manage and reduce these where necessary.

•
Risk Culture:   Embedding a culture of risk awareness and a sense of individual ownership for risk is essential as DigiAsia trusts its people to always do the right thing for DigiAsia’s customers and for

DigiAsia. Key to this are the values DigiAsia sets for the organization being personified by DigiAsia’s leader and lived by all employees of the DigiAsia Group.
•
Risk Appetite:   Once risks are identified and understood, DigiAsia sets a clear structure of monitoring around its main risks. DigiAsia’s employees can assess DigiAsia’s risks and can use the information to inform how they take decisions in the continued growth of DigiAsia’s business. The risk owner, together with the risk manager, estimates the probability of a particular risk occurring, in accordance with established definitions relating to the possibility level (that is, rare, unlikely, moderate, likely or almost certain) and the impact assessment (that is, insignificant, minor, moderate, major or catastrophic).

After identifying a risk activity that could be affected by the level of process or change risks, such risks are then ranked. To ensure that decisions are made not only with the right information but in the right way and by the appropriate people, DigiAsia has a clear infrastructure for governance. DigiAsia also has tools to help its employees to identify and manage risks on a day-to-day basis.
In addition, DigiAsia complies with the prevailing laws and regulations in relation to the risk management for financial institutions and DigiAsia’s Enterprise Risk Management Framework has passed the review by Bank Indonesia and OJK. DigiAsia conducts frequent reviews and updates to DigiAsia’s Enterprise Risk Management Framework to conform with the evolving regulations and requirements of DigiAsia’s business.
Intellectual Property
The protection of DigiAsia’s technology and intellectual property is an important aspect of DigiAsia’s business. DigiAsia considers the following intellectual property to be especially valuable to its business and prospects: (i) DigiAsia’s proprietary exchange platform software, which encompasses technologies and source code for DigiAsia’s payment engine, web interface, mobiles applications and APIs, among other things; (ii) know-how possessed by DigiAsia’s employees who have developed the platform and DigiAsia’s business operations; (iii) system documentation, business planning documents and operations manuals that document the aforementioned software and know-how; and (iv) DigiAsia’s branding and associated domain names, social media presence and goodwill.
DigiAsia seeks to protect these and other of its technologies and associated intellectual property rights through measures such as patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments and other legal rights to establish and protect DigiAsia’s intellectual property.
DigiAsia generally enters into agreements with its employees and consultants that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, DigiAsia’s proprietary information. Where relevant and to control costs, DigiAsia could occasionally use open-source software. DigiAsia may also in the future agree to license its patents to third parties as part of various patent pools and open patent projects, although DigiAsia does not currently have any patent applications or granted patents.
While DigiAsia currently does not have any patent applications or granted patents, DigiAsia continually reviews its development efforts to assess the existence and patentability of new intellectual property, and intends to file patent applications in the future with respect to its technology as appropriate opportunities are identified and trademark applications with respect to its brands that merit such protection. DigiAsia will balance this intention with the importance of managing costs.
As of June 30, 2023, the Directorate General of Intellectual Property has issued the following trademarks for the Indonesian market for the DigiAsia Group, which have been registered with the Director General of Haki with brand certificates:
•
PT Digi Asia Bios, registered “Digi Asia Bios” brand with Class 35, 36 and 38;

•
PT Solusi Pasti Indonesia, registered “Digi Bos” brand with Classes 35 and 36 and trademark “KasPro,” with Classes 9, 16, 25, 35, 36, 38 and 42;

•
PT Reyhan Putra Mandiri, registered trademark “RemitPro,” with Class 35; and

•
PT Tri Digi Fin registered trademark “KreditPro,” with Class 36, 38 and 42.

In addition to the above trademarks, PT Reyhan Putra Mandiri is in the process of applying for a trademark for “RemitPro” with a different logo, under Classes 38 and 42. All trademarks of the DigiAsia Group are in the jurisdiction of the Republic of Indonesia.
The key platforms of DigiAsia’s core technology have been developed in-house by DigiAsia and are capable of handling the increasing transaction volumes, as well as new products and solutions DigiAsia introduces from time to time. In DigiAsia’s initial years, to cut time to market, DigiAsia entered into a technology platform agreement with a regional payments technology platform provider. DigiAsia will continue to evaluate building in-house or partnering as a strategy going forward, in order to meet objectives of technology ownership, time-to-market, capabilities and costs management in an optimal manner.
DigiAsia has enhanced the software with DigiAsia’s business-specific customizations in order to use it as the backbone for the technology platform. Building on this experience, DigiAsia intends to continue developing the core software, tackling challenges like scaling throughput and aligning the feature roadmap to DigiAsia’s strategy that places financial workflow enablement and BaaS across the entire spectrum at the heart of DigiAsia’s vision for its success.
DigiAsia partners with other parties for non-core technology, such as, among other, Dukcapil for know-your-customer, MatchMove for cross-border and card issuance, Mastercard for switching, Artajasa for bank transfers, AliCloud and Amazon Web Services for cloud storage.
Intellectual property laws, procedures, and restrictions provide only limited protection and any of DigiAsia’s intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. DigiAsia has employed internal policies, confidentiality agreements, encryption and data security measures to protect its proprietary information. From time to time, third parties may initiate litigation against DigiAsia alleging infringement of their proprietary rights or declaring their non-infringement of DigiAsia’s intellectual property rights. DigiAsia has not investigated whether particular technologies it uses potentially infringe third parties’ proprietary rights nor whether there are third parties potentially infringing DigiAsia’s intellectual property rights in certain technologies.
Employees and Culture
Both of DigiAsia’s founders, Alexander Rusli and Prashant Gokarn, are industry pioneers with years of experiences and successful track records for building scalable businesses. The founders are supported by a strong senior management team with core sector expertise.
As of December 31, 2022, DigiAsia had access to 119 staff supporting DigiAsia’s operations in Indonesia, over 70 of whom were principally engaged in technology, security and operations. As of that date, approximately 76 of those staff were employees of DigiAsia, while 43 were contract employees who provide services to DigiAsia for various business function such as general and administrative, sales and marketing, technology operations and support, and business intelligence, pursuant to contractual agreements that typically have a duration of one year, with extendable clauses.
As of June 30, 2023, DigiAsia had access to 125 staff supporting DigiAsia’s operations in Indonesia, over 70 of whom were principally engaged in technology, security and operations. As of that date, approximately 80 of those staff were employees of DigiAsia, while 45 were contract employees who provide services to DigiAsia for various business function such as general and administrative, sales and marketing, technology operations and support, and business intelligence, pursuant to contractual agreements that typically have a duration of one year, with extendable clauses.
The following table indicates the distribution of all of DigiAsia’s full-time employees by function as of June 30, 2023:

Function	Number of Employees		Total
	Permanent Employee	Contract Employee
General and Administrative	27	12	39
Sales and Marketing	25	15	40
Technology Operations and Support	25	14	39
Business Intelligence	3	2	5
Project Management	0	2	2
Total	80	45	125
DigiAsia has 45 fix-term contract employees with a tenure of one year typically, and renewal of such contracts is performance based. DigiAsia does not have any temporary agency workers. DigiAsia believes its employee relations are strong, and DigiAsia consistently gathers ground-up employee feedback through engagement surveys. None of DigiAsia’s employees are represented by a labor union.
DigiAsia’s employees are critical to DigiAsia’s success and have scaled in line with the growth of DigiAsia’s business. As such, DigiAsia focuses on cultivating a values-driven, corporate culture anchored around the principles of Asia Spirit, which serve to guide DigiAsia’s employees towards DigiAsia’s mission to drive Southeast Asia forward by creating economic empowerment for everyone. Each of the principals is demonstrated daily through a set of behaviors that define the “DigiAsia way”:
•
Integrity — Think positively, be consistent and reliable in actions;

•
Team Work — Shared success or failure driven by the same goal;

•
Agile — Think fast and easily adapt with changes; and

•
Speak Up — Convey ideas, criticize clearly and positively.

DigiAsia believes that the DigiAsia way fosters a collaborative, innovative and respectful work environment.
Facilities and Locations of Operations
DigiAsia’s principal executive offices is under Allshores Fiduciary Services Pte. Ltd., which is located in Singapore. PT DAB’s principal executive offices are located in Jakarta, Indonesia, and consists of approximately 6,383 square feet of leased office space.
DigiAsia also leases offices in Prudential Centre 5th Floor Unit F-G, Jl. Casablanca Raya Kav. 88, Menteng Dalam, Kec. Tebet, Daerah Khusus Ibukota Jakarta 12870. DigiAsia believes that its existing facilities are adequate to meet DigiAsia’s needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any expansion of DigiAsia’s operations.
Corporate History and Structure
Background and Corporate Structure
DigiAsia Bios Pte. Ltd. was incorporated under the laws of the Singapore on October 23, 2017, and operates as a holding company. The majority of DigiAsia’s operations are currently conducted through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture. The intellectual property rights of DigiAsia’s technology platform for e-wallets is held by Migrant Lifeline Technologies Private Limited, an entity incorporated under the laws of Singapore which was acquired by DigiAsia in October 2022.
Due to various taxation and regulatory compliance, DigiAsia Bios Pte. Ltd. does not currently have beneficial ownership interest in the equity shares of PT DAB. Alexander Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, currently owns 97.66% of the equity shares of PT DAB, with the remaining 2.34% of the equity shares of PT DAB owned by Koperasi Simpan Pinjam Solusi Pasti Indonesia. PT DAB was incorporated under the laws of Indonesia on November 14, 2017.

DigiAsia and PT DAB are parties to the CLAs, pursuant to which DigiAsia granted loan facilities to PT DAB, which loans are convertible into shares of PT DAB. Pursuant to the terms of the CLAs, the conversion of the loan facilities will result in DigiAsia owning, upon conversion, 99.9999% of the entire issued share capital of PT DAB. DigiAsia intends to exercise its conversion rights after the Effective Time, as part of the Reorganization. Upon such conversion of the CLAs into shares of PT DAB, DigiAsia will consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest portion for the portion DigiAsia owns.
PT DAB has two subsidiaries, namely PT Tri Digi Fin (which holds DigiAsia’s P2P license), in which PT DAB holds 96.2% shares, and PT Digital Distribusi Logistik Nusantara, in which PT DAB holds 90% shares.
PT DAB also has variable interests in two entities, of which the PT DAB is the primary beneficiary, namely, PT Solusi Pasti Indonesia (which holds DigiAsia’s e-money license) and PT Reyhan Putra Mandiri (which holds DigiAsia’s remittance license).
In order to comply with Indonesian regulations regarding ownership, given PT DAB is a “Foreign Direct Investment Company,” owned by a foreign company (which is DigiAsia), PT DAB can only own 85% economic rights and 49% voting rights of PT Solusi Pasti Indonesia, a payment service provider. As of the date of this proxy statement/prospectus, given that the Reorganization is yet to be consummated, 99% of the shares of PT Solusi Pasti Indonesia are currently directly owned by PT Solusi Unggulan Indonesia, with the remaining 1% directly owned by PT Putera Bersama Investama. Both PT Solusi Unggulan Indonesia and PT Putera Bersama Investama are owned by Heri Sunaryadi, the previous owner of PT Solusi Pasti Indonesia. PT Solusi Unggulan Indonesia and PT Putera Bersama Indonesia have entered into a conditional shares purchase agreement with PT DAB for the acquisition of PT Solusi Pasti Indonesia. PT DAB is party to a convertible loan with PT Solusi Pasti Indonesia, pursuant to which PT DAB granted loan facilities to PT Solusi Pasti Indonesia. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations.
Due to a regulatory constraint on having two front-end payment service providers belonging to the same group, PT DAB can only own a maximum of 20% equity interest ownership in PT Reyhan Putera Mandiri. 93.75% of the shares of PT Reyhan Putra Mandiri is currently directly owned by PT Digi Investama Asia, a company ultimately owned by Sunu Widyaatmoko, with the remaining 6.25% currently directly owned by PT DAB. PT DAB has provided a convertible loan to PT Reyhan Putera Mandiri. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT DAB has also entered into a co-operation agreement with PT Reyhan Putera Mandiri wherein PT DAB is entitled to receive 99% of net profits of PT Reyhan Putera Mandiri.
The list below provides an overview of key events in DigiAsia’s history:
2017
DigiAsia Bios Pte. Ltd. founded on October 23, 2017
PT DAB founded on November 14, 2017
PT Tri Digi Fin founded on December 15, 2017

2018
Launched as a B2C consumer wallet (PayPro)
Pivoted to B2B strategy to target profitable multi-sector growth
First B2B contract — Asian Games wallet (first ‘non-cash’ Asian Games)
Acquired PT Reyhan Putra Mandiri (first acquired by PT Solusi Pasti Indonesia in December 2017, with ownership transferred to PT DAB in August 2018)
P2P lending platform launched (KreditPro)

2019
Launched digital bank (KasPro Bank) for high value transactions

2020
Mastercard strategic investment and commercial agreement, for synergies between the DigiAsia Group and Mastercard Branchless Banking — DigiBos acquired agent bank license — SMEs as branches / ATMs

2021
Launch of virtual cards through Mastercard partnership through joint venture agreement

2022
Completed acquisition of Migrant Lifeline Technologies Private Limited

Prepaid card and Shariah with Mastercard as global partner
Acquired stake in PT Bank Index Selindo to scale BaaS model
Acquired stake in MatchMove Pay Pte. Ltd.
Developed KasPro Syariah Payment System, and Syariah Payment Gateway
Launched Syariah wallet and syariah financing with Nahdatul Ulama
Below is a list of, and certain information regarding, currently operational, material entities, owned, controlled or otherwise affiliated with the DigiAsia Group, as of the date of this proxy statement/prospectus:
No.	Entity Name	Jurisdiction of Incorporation or Organization	Immediate Parent/ Controlled by
1	DigiAsia Bios Pte. Ltd.	Singapore
2	PT Digi Asia Bios	Indonesia	Controlled by DigiAsia Bios Pte. Ltd. To be owned by DigiAsia Bios Pte. Ltd. subsequent to the conversion of the CLAs
3	PT Reyhan Putra Mandiri (RemitPro)	Indonesia	Controlled by PT Digi Asia Bios
4	PT Solusi Pasti Indonesia (KasPro)	Indonesia	Controlled by PT Digi Asia Bios (to be owned by PT Digi Asia Bios subsequent to Bank Indonesia approval)
5	PT Tri Digi Fin (KreditPro)	Indonesia	Owned by PT Digi Asia Bios
6	PT Digital Distribusi Logistik Nusantara	Indonesia	Owned by PT Digi Asia Bios
7	Migrant Lifeline Technologies Private Limited	Singapore	Owned by DigiAsia Bios Pte. Ltd.
9	PT Bank Index Selindo	Indonesia	Investment through PT Digi Asia Bios
11	MatchMove Pay Pte. Ltd.	Singapore	Investment through DigiAsia Bios Pte. Ltd.
The Reorganization
Subsequent to the consummation of the Business Combination, PubCo will undergo a reorganization pursuant to which:
(i)
DigiAsia will convert the CLAs into shares of PT DAB, such that, following such conversion, DigiAsia will hold 99.9999% of the entire issued capital of PT DAB and DigiAsia will consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest for the portion that DigiAsia owns;

(ii)
PT DAB’s status will be converted from a “local company” to a “foreign investment company”;

(iii)
PT DAB will reduce the ownership of PT DAB in PT Tri Digi Fin such that PT DAB will ultimately own 76% of PT Tri Digi Fin; and

(iv)
Shares of PT Digi Investama Asia will be transferred to PT DAB, such that PT DAB will ultimately own 20% of PT Reyhan Putra Mandiri.

We refer to the foregoing transactions, collectively, as the “Reorganization.”
The following simplified diagrams illustrate the ownership structure of the DigiAsia Group prior to, and subsequent to, the Reorganization:

DigiAsia Group Structure Subsequent to the Business Combination but Prior to the Reorganization

DigiAsia Corp. (PubCo)
100%
DigiAsia Bios Pte. Ltd.
Share Pledge
Convertible Loan Agreement
0.33%
MatchMove Pay Pte. Ltd.
Alexander Rusli
Koperasi Simpan Pinjam Solusi Pasti Indonesia
97.66%
2.34%
100%
Migrant Lifeline Technologies Private Limited
100%
Digi Tech Limited, Dubai
PT Digi Asia Bios
Conditional Sales & Purchase Agreement 97.5%
PT Solusi Unggulan Indonesia
PT Putera Bersama Investama
PT Digi Investama Asia
99%
1%
93.75%
*97.5%
96.2%
90%
6.25%
3.67%
PT Solusi Pasti Indonesia (KasPro)
PT Tri Digi Fin (KreditPro)
PT Digital Distribusi Logistik Nusantara
PT Reyhan Putera Mandiri (RemitPro)
PT Bank Index Selindo
In the process of being setup

(1)
Chart includes only operational entities.

(2)
Currently, the control of PT Solusi Pasti is under a conditional shares purchase agreement, whereby the shareholders of PT Solusi Pasti intend to sell 97.5% of the shares to PT DAB. DigiAsia is currently in the process of seeking approval from Bank Indonesia for PT DAB’s acquisition of PT Solusi Pasti.

(3)
Digi Tech Limited, Dubai, is currently being set up to commence operations in Dubai and will be wholly owned and controlled by DigiAsia.

DigiAsia Group Structure After The Reorganization

DigiAsia Corp.
(PubCo)
100%
DigiAsia Bios Pte. Ltd.
Alexander Rusli
0.1%
99%
100%
0.33%
100%
PT Digi Asia Bios
Migrant Lifeline Technologies Private Limited
MatchMove Pay Pte. Ltd.
Digi Tech Limited, Dubai
PT Solusi Unggulan Indonesia
51% voting rights
15% economic rights
49% voting rights
85% economic rights
76%
90%
20%
3.67%
PT Solusi Pasti Indonesia (KasPro)
PT Tri Digi Fin (KreditPro)
PT Digital Distribusi Logistik Nusantara
PT Reyhan Putera Mandiri (RemitPro)
PT Bank Index Selindo
In the process of being setup

KasPro is the e-money issuer of DigiAsia	KreditPro is the P2P lending platform of DigiAsia	RemitPro is the fund transfer company of DigiAsia

(1)
Chart includes only operational entities.

(2)
PT DAB is a “Foreign Direct Investment Company” due to its ownership by DigiAsia, a foreign company. Pursuant to Indonesian regulations, PT DAB can only own 85% economic rights and 49% voting rights of a payment service provider, in this case, PT Solusi Pasti Indonesia.

(3)
Due to a regulatory constraint on having two front-end payment service-providers belonging to the same group, PT DAB can also only own a maximum of 20% equity interest ownership in PT Reyhan Putera Mandiri. However, PT DAB provides various other services to PT Reyhan Putera Mandiri under a separate commercial agreement and PT Reyhan Putera Mandiri shares a certain percentage of profits with PT DAB.

(4)
All entities in the DigiAsia Group are controlled and operated by the management of DigiAsia and PT DAB.

(5)
Digi Tech Limited, Dubai, is currently being set up to commence operations in Dubai and will be wholly owned and controlled by DigiAsia.

Legal And Regulatory Framework
Legal And Regulatory Environment
General
Summarized below are key areas and types of laws and regulations relevant to DigiAsia’s business, covering the fintech industry (payment system service provider and P2P Lending), financial crime compliance, anti-money laundering and counter-terrorism financing, proliferation financing, sanctions, anti-bribery, whistleblowing, data privacy and consumer protection. As the fintech industry grows in both popularity and market size in Indonesia, DigiAsia anticipates that additional regulations and reporting obligations may be imposed by regulatory bodies in Indonesia. Therefore, DigiAsia may be subject to new laws, rules, regulations, and obligations requiring reporting to or registration with governmental or regulatory authorities and such laws may affect how DigiAsia structures its business model, including its organic growth strategy through mergers and acquisitions. The new laws and regulations may be adopted and existing laws and regulations may be interpreted in new ways. These legal and regulatory developments may affect DigiAsia’s business operations or restrict DigiAsia’s ability to offer products or services to customers.
As the regulatory environment for fintech is developing, DigiAsia has put in place a regulatory horizon scanning process to identify new laws and regulations which could impact DigiAsia’s business and operations.
Regulatory Environment
The fintech industry in Indonesia operates under the supervision of two main government institutions: the Financial Services Authority (“Otoritas Jasa Keuangan” or “OJK”) and the Central Bank of Indonesia (“Bank Indonesia”).
Bank Indonesia oversees monetary policy and the payment systems. OJK oversees, among other things, P2P lending, crowdfunding, banking, and insurance technology. Both agencies have financial technology divisions and engage regularly with industry players and maintain long-term strategies that encourage the development of the financial technology sector.
OJK launched the “Master Plan for the Indonesian Financial Services Sector (MPSJKI) 2021-2025,” which is expected to help overcome the short-term challenges of the COVID-19 pandemic and the structural challenges in realizing a national financial services sector that is competitive, contributive, and inclusive. The key priorities covered in the master plan include strengthening the resilience and competitiveness of the financial services sector, accelerating digital transformation in the financial services sector, and the development of the financial services sector ecosystem. MPSJKI 2021-2025 will focus on the following five priorities:
•
Supporting the National Economic Recovery Program;

•
Strengthening the resilience and competitiveness of the financial services sector;

•
Developing the financial services sector ecosystem;

•
Accelerating digital transformation in the financial sector; and

•
Strengthening internal capacity through improvements in supervisory approaches and infrastructure.

OJK also released the 2020-2025 Indonesian Banking Development Roadmap (“RP2I”), to respond to the challenges during the pandemic. The RP2I was developed in line with the Indonesian Financial Services Sector Master Plan 2021-2025, which had previously been launched. The RP2I contains the following four main pillars as a basis for the policy:
•
Strengthening structure and competitive advantage.

•
Strengthening information technology management, encouraging the use of game-changers such as artificial intelligence, encouraging technology cooperation between business actors and encouraging the implementation of advanced digital bank technology.

•
Strengthening the role of banking in the national economy, which focuses on optimizing financial education.

•
Strengthening of regulations, licensing and supervision through the use of technology.

The following (non-exhaustive) types of financial service provider and payments business/service are regulated under Indonesian laws:
•
Securities Brokerage (Perantara Pedagang Efek):   Securities brokerage is regulated under OJK Regulation No. 20/POJK.04/2016 on the Licensing of Securities Companies That Conduct Business Activities as Underwriters and Securities Brokers (“POJK 20/2016”). POJK 20/2016 stipulates that (i) foreign shareholders who engage in financial services business activities but not in securities business activities can own up to 85% of the total issued and paid-up capital of a securities broker company and (ii) foreign shareholders who engage in securities business activities and have a securities broker license in their jurisdiction can own up to 99% of the total issued and paid-up capital of a securities broker company;

•
Equity Crowdfunding Operators (Penyelenggara Layanan Urun Dana):   Equity Crowdfunding Operation is regulated under OJK Regulation No. 57/POJK.04/2020 on Securities Offering Through Information Technology-Based Crowdfunding Service, as amended by OJK Regulation No. 16/POJK.04/2021 (“POJK 57/2020”). POJK 57/2020 sets the maximum foreign ownership (whether direct or indirect) of equity crowdfunding operators at 49%;

•
Payment Service Providers (Penyedia Jasa Pembayaran) (“PJPs”):   PJPs are regulated under BI Regulation No. 23/6/PBI/2021 on Payment Service Providers (“BI Regulation 23/2021”). PJP license can cover e-money, payment gateway and remittance. BI Regulation 23/2021 sets the maximum foreign ownership of PJPs at 85%, and foreign shareholders can only own up to 49% of the voting rights in PJPs;

•
P2P Lending:   P2P lending is regulated under OJK Regulation No. 10/POJK.05/2022on Information Technology-Based Co-Financing Services POJK 10/2022”). POJK 10/2022 sets the maximum foreign ownership (whether direct or indirect) of P2P lending businesses at 85%;

•
Banks:   Banks are regulated under POJK 12/2021, which sets the maximum foreign ownership of Banks at 99%. However, certain limitations on commercial bank ownership also apply. Unless the OJK approves otherwise, the maximum ownership percentages of a bank by the following entities are: (i) 40% by bank or non-bank financial institutions; (ii) 30% for non-financial institutions; and (iii) 20% for individuals;

The regulations for PJPs, P2P lending platforms and banks are relevant to the operations and business of DigiAsia. The following table highlights the key fintech regulations in Indonesia that are currently in force and pertain to DigiAsia’s business:
•	OJK Regulation No. 10/POJK.05/2022 on Information Technology-Based Co-Financing Services	Regulates platforms that facilitate the provision of lending by individual or institutional users as lenders to individual or institutional borrowers
•	OJK Regulation No.13/POJK.02/2018 on Digital Financial Innovation in the Financial Services Sector	Regulates areas of financial technology on the basis of a principles-based approach aimed at promoting responsible digital finance innovation. Areas of financial technology covered include transaction settlements, capital accumulation, investment management, fund collection and distribution, insurance, market support, and other digital financial support. This regulation also covers the adoption of security systems and good governance and promotes compliance with rules related to customer protection, anti-money laundering and combating the finance of terrorism
•	Bank Indonesia Regulation No. 22/23/PBI/2020 on Payment System	Umbrella regulation for payment service providers and payment infrastructure operators
•	Bank Indonesia Regulation No 23/6/PBI/2021 on Payment Service Providers	Covers payment service providers (“penyelenggara jasa pembayaran” or “PJPs”), which are front-end players in the payment ecosystem
To deal with the growing fintech industry, the Indonesian government has built a special department in the OJK that supports innovation in the digital finance or fintech sector, namely, the Digital Financial Innovation Group (“GIKD”), through OJK Regulation No. 13/POJK.02/2018 on Digital Financial Innovation in the Financial Services Sector. With the existence of an institution that is directly in charge of the digital financial industry, GIKD and Bank Indonesia have each implemented a regulatory sandbox system or pilot program for startups in the fintech sector. In addition, the government has also issued various policies and other legal regulations to support the development of the digital financial industry in Indonesia.
Further, at the end of 2020, Bank Indonesia enacted Bank Indonesia Regulation No 22/23/PBI/2020, which is intended to set out the umbrella framework for the payment system industry (the “2020 BI Payment Regulation”). Following the issuance of such “umbrella” regulation, Bank Indonesia issued two new regulations, Bank Indonesia Regulation No 23/6/PBI/2021 on Payment Service Providers (the “PJP Regulation”) and Bank Indonesia Regulation No 23/7/PBI/2021 on Payment Infrastructure Operators (the “PIP Regulation”).
The following guidelines apply under the new Bank Indonesia regulations:
•
Source of funds (Sumber Dana) is defined as a source of funds that is used to fulfil an obligation in a payment transaction and is administered in an account for payment purposes. It may be accessed through different media, such as e-money, debit card, credit card and QR codes.

•
Front-end or PJP activities are classified into four types:

•
account information services or provision of information on source of funds;

•
payment initiation and/or acquiring services;

•
account issuance services or administration of source of funds; and

•
remittance services.

•
There are generally three categories of PJP licenses based on the types of activities, as follows:

•
Category 1:   Covers all PJP activities;

•
Category 2:   Covers only account information services and payment initiation and/or acquiring services; and

•
Category 3:   Covers only remittance services and other services that may be stipulated by Bank Indonesia.

•
Back-end or PIP activities, covering clearing and settlement activities.

Payment service providers that had obtained their licenses prior to the issuance of these regulations are expected to have their existing licenses converted within two to three years, taking into account the providers’ ability to satisfy the applicable regulatory requirements. Bank Indonesia has started issuing the converted licenses.
The PJP Regulation and the PIP Regulation also reiterate the foreign ownership restrictions and the domestic control requirements that must be satisfied by PJPs and PIPs, as first introduced in the 2020 BI Payment Regulation. In summary, the mandatory requirements are as follows:
•
at least 15% (direct and indirect up to the ultimate shareholder) of the total shares in a non-bank PJP must be owned by Indonesian shareholders, and at least 80% of the total shares in a non-bank PIP must be owned by Indonesian shareholders;

•
at least 51% of the shares with voting rights in a non-bank PJP must be owned by Indonesian shareholders, and at least 80% of the shares with voting rights in a non-bank PIP must be owned by Indonesian shareholders; and

•
certain special rights (examples, board nomination and veto rights) must be held by Indonesian shareholders and the single largest shareholder with voting rights in a non-bank PJP and in a non-bank PIP must be an Indonesian shareholder.

Existing players that had obtained their payment service provider licenses prior to the issuance of the 2020 BI Payment Regulation are exempted from the new foreign ownership restrictions and the domestic control requirements set out above, unless and until there is a corporate action causing a change in their foreign shareholding composition or change of control by a foreign shareholder.
Another concept that has been introduced by Bank Indonesia’s new payment regulations is the classification of PJPs and PIPs based on the systemic risk that they pose to the payment system. There are three categories: systemic providers, critical providers and general providers. A number of factors have been taken into account by Bank Indonesia in making the classification, including the payment company’s market share, the value of the transactions it processes, and the inter-connectivity of its systems with the infrastructure of other players. The classification is intended to provide a better understanding of the structure of the payment industry, and of the respective payment company’s role and/or contribution to the overall payment ecosystem.
The new payment regulations have revoked various regulations (or parts of regulations) relating to payment systems, including those on card-based payments, payment transaction processing, electronic money, and fund transfer operators. It is expected that Bank Indonesia will issue implementing regulations in stages to further regulate the implementation of these new payment regulations.
Peer-to-Peer (P2P) Lending Regulatory Framework
P2P lending is a fintech subsector that has been active in the past year partly due to the popularity of the “buy now, pay later” payment option in digital ecosystems, such as marketplace platforms.
The OJK has issued a new regulation for P2P lending platform operators that came into force on July 4, 2022, i.e., OJK Regulation No. 10/POJK.05/2022 on IT-Based Collective Financing Services (“OJK Reg. 10/2022”). The issuance of this regulation is a response to the ever-growing P2P lending business and replaces the previous OJK Regulation on P2P lending activities, OJK Regulation No. 77/POJK.01/2016 on IT-Based Collective Financing Services (“OJK Reg. 77/2016”).
OJK Reg. 10/2022 covers, among other things, the single presence policy, whereby a party cannot now become a controlling shareholder of more than one conventional P2P lending platform operator or more than one sharia-based P2P lending platform operator. OJK and BI have applied this “single presence policy” to other financial services and payments sectors.

The other key requirements that OJK Reg. 10/2022 cover are the licensing requirements. Under OJK Reg. 10/2022, P2P lending providers must now obtain a business license from the OJK, whereas the previous OJK regulatory regime implemented a registration phase of one year (extendable) before the platform operator can apply for a P2P platform lending operator license to continue operating as such past the one-year registration period. P2P lending platform operators are also required to be registered as an Electronic System Operator (“ESO”) with the Ministry of Communication and Informatics. The other requirements governed under OJK Reg. 10/2022 pertain to minimum paid-up capital and equity, lock-up period for change of shareholding composition, funding limitations for “super” lenders, fit and proper test for (i) controlling shareholders, (ii) board of director members, (iii) board of commissioner members and the Sharia supervisory board members and loan collection.
Further, the following types of corporate action require prior approval from the OJK under OJK Reg. 10/2022:
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a change of ownership;

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a conversion from conventional P2P lending to Sharia-based P2P lending;

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changes to the board of directors, board of commissioners and the Sharia supervisory board;

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changes to the paid-up capital; and/or

•
a merger or consolidation.

Personal Data Processing and Data Privacy
Under the Indonesian regulatory framework on personal data protection, personal data processing, includes the collection, management, processing, analyzing, storage, repair and update, disclosure, presentation, announcement, transfer, dissemination, and deletion of personal data (“Personal Data Processing”). Personal Data Processing is broadly regulated under various Indonesian regulations, spread across administrative, electronic transaction, and health sector regulations. On October 17, 2022, the Indonesian government enacted Law No. 27 of 2022 on Personal Data Protection (“PDP Law”) which was intended to become the overarching and umbrella law that governs personal data protection across all sectors. While the PDP Law is effective as of the enactment date, the regulation provides a two-year transitional period for parties to adjust their data privacy practices to comply with the PDP Law. In addition, the two-year period will also be used by the government to prepare and issue implementing regulations that are mandated by the PDP Law and stipulate the data protection authority that will oversee and monitor the implementation of the PDP Law.
With regard to Personal Data Processing, the following main regulations would apply:
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PDP Law;

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Law No.11 of 2008, as amended by Law No. 19 of 2016, on Electronic Information and Transactions (“ITE Law”), which also applies to organizations established outside of Indonesia;

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Government Regulation No. 71 of 2019 on the Implementation of Electronic Systems and Transactions;

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MoCI Regulation No. 20 of 2016 on the Protection of Personal Data in Electronic Systems (“MoCI Regulation No. 20/2016”); and

•
MoCI Regulation No. 5 of 2020, as amended by MoCI Regulation No. 10 of 2021, on Electronic System Providers in the Private Sector.

The PDP Law applies to every person, public agency and international organization that perform legal acts as regulated under the PDP Law:
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Located within the jurisdiction of the Republic of Indonesia

•
Outside the jurisdiction of the Republic of Indonesia, which has any or all of the following legal consequences: (i) within the jurisdiction of the Republic of Indonesia or (ii) for personal data subject of Indonesian citizens outside the jurisdiction of the Republic of Indonesia.

Considering the above, the PDP Law has territorial and extraterritorial applicability as the PDP Law applies to any person, public agency and international organization that conduct processing of personal data in Indonesia or from offshore but has legal consequences in Indonesia.
Under the PDP Law, a data controller may transfer personal data to other data controllers and/or data processors outside the jurisdiction of Indonesia so long that any of the following can be fulfilled:
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The country of domicile of the data controller and/or the data processor that receives the transfer of personal data has personal data protection level that is equal to or higher than those that are regulated under the PDP Law.

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The data controller must ensure that there is adequate and binding personal data protection.

•
The data controller must obtain approval of the data subject

As such, based on the current PDP Law, the data controllers can still rely on the data subject’s consent to conduct offshore data transfer. There is no strict requirement with respect to the country of recipient having the same level of data protection level to Indonesia, as this requirement can be waived so long as the data subject has consented to the offshore data transfer.
Generally, any violations to data processing activity provisions in the PDP Law will subject the violator to administrative sanctions. These shall include, among others, violations to provision regarding (i) obtaining of legal basis of data processing activity, (ii) data subjects’ rights, (iii) maintaining confidentiality, (iv) protection from unauthorized processing and (v) prevention from being accessed illegally.
The administrative sanctions under the PDP Law are in the form of (i) written reprimand, (ii) temporary suspension of personal data processing activities, (iii) erasure or removal of personal data, and/or (iv) administrative fines. The administrative sanction in the form of administrative fine is two percent of the annual income or annual revenue of the maximum against the violation variable. However, the PDP Law does not yet provide any further elaboration on the relevant violation variable to determine the administrative fine. Further regulations on the administrative sanctions will be issued to clarify the violation variable.
Under the PDP Law, criminal sanctions will be imposed toward anyone who conducts certain unlawful actions including unlawful collection, disclosure and use of personal data. Additional sentences may be imposed if the crimes are conducted by a company, including, a maximum fine that is ten times the maximum administrative fine sentence imposed, confiscation of profits, suspension of business, payment of compensation, revocation of licenses and/or dissolution of the company.
Anti-Money Laundering Related Regulations
Financial service providers, payment service providers and fintech businesses operating in Indonesia must carry out anti-money laundering and counter-terrorism financing measures through customer due diligence mechanisms to prevent the use of the services for illicit activities. Regulated businesses are required to identify, verify and monitor customers to ensure that the opening of accounts and transactions are in accordance with the profile, characteristic, and/or transaction pattern of the prospective customer. Moreover, the verification must be carried out face-to-face or digitally with the prospective customer in order to validate his or her identity. Based on OJK Regulation No. 12/POJK.01/2017 of 2017, as amended by OJK Regulation No. 23/POJK.01/2019 of 2019, on the Implementation of Anti-Money Laundering and Counter-Terrorism Financing Programs in the Financial Services Sector (“POJK 12/2017”), financial service providers are required to implement the following:
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identification and verification of customers;

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identification and verification of the beneficial owner;

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ending of a business relationship or refusal of a transaction;

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sustainable risk management of anti-money laundering and counter-terrorism financing with customers, the state, products and services as well as delivery channels;

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maintenance of accurate data related to transactions, administration of customer due diligence processes, and administration policies and procedures;

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update and supervision;

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reporting to senior officials, board of directors and board of commissioners in relation to the implementation of anti-money laundering and counter-terrorism financing program procedures; and

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reporting to the Indonesian Financial Transaction Reports and Analysis Centre (“Pusat Pelaporan dan Analisis Transaksi Keuangan” or “PPATK”).

Similarly, non-bank payment service providers licensed with Bank Indonesia are required to adhere to anti-money laundering and counter-terrorism financing regulations, including but not limited to Bank Indonesia Regulation No. 19/10/PBI/2017 on the Implementation of Anti-money Laundering and Prevention of Terrorism Financing for Non-Bank Payment Service Providers and Non-Bank Foreign Currency Traders (“BI Regulation No. 19/10”). BI Regulation No. 19/10 prescribes the similar requirements as with the ones set out above under POJK 12/2017.
Intellectual Property Regulations
In Indonesia, innovations and inventions are protected through intellectual property, such as copyright, trademarks, patents, industrial designs, geographical indications, trade secrets, plant variety rights and layout of integrated circuits. Patent is a special right granted by the state to an inventor that allows them to exclusively implement an invention in the field of technology for a certain period of time. A regular patent is valid for 20 years from the filing date, while a simple patent is valid for 10 years as it is granted for simple inventions but has a practical utility value due to its form, configuration, construction or components. Copyright protects a broad array of works covering scientific works, artistic works, literature works, and even computer programs. Copyright protection over a computer program is valid for 50 years from its first publication.
With respect to ownership of intellectual property, Indonesian law recognizes the “declarative” principle for copyright protection, which automatically vests once declared by the owner. This means that for copyright, the protection arises automatically after the work is manifested in a tangible form (with due observation of the restrictions imposed by applicable regulations). On the other hand, protection of other intellectual property rights, such as patents and trademarks, arises after registration at the Directorate General of Intellectual Property (“DGIP”), which means that registering the invention or trademark with the DGIP is needed in order to gain exclusive rights.
In order to protect or enforce intellectual property rights in Indonesia, several measures have been taken to strengthen Indonesia’s laws for intellectual property protection and regulation, including expanding Indonesia’s regulatory framework for intellectual property rights arising from other jurisdictions. In particular, Indonesia has signed the Trade-Related Aspects of Intellectual Property Rights as part of the World Trade Organization Agreement in 1994. This ultimately prompted the ratification of various international conventions that oblige Indonesia to protect intellectual property rights belonging to parties from other signatory countries. For example, the Berne Convention for the Protection of Artistic and Literary Works (“Berne Convention”), which has been ratified through Presidential Decree No. 18 of 1997, which automatically protects any copyright belonging to a foreign national in Indonesia if the person is from a member country of the Berne Convention. Another example is the Paris Convention for the Protection of Industrial Property (“Paris Convention”), as ratified through Presidential Decree No. 24 of 1979, which requires Indonesia to give priority rights to foreign parties for intellectual property, and includes patents, industrial designs and trademarks. However, the enforcement of international conventions may come with certain caveats. This can be seen through the Paris Convention, whereby the priority rights do not cancel the requirement for the foreign parties to register and obtain exclusive rights through the DGIP. In addition, Indonesia has also ratified the Madrid Protocol through Presidential Regulation No. 92 of 2017 on the Ratification of the Protocol Relating to the Madrid Agreement on the International Registration of Marks 1989. However, this convention does not protect nor create exclusive intellectual property rights to foreign parties. This protection is via indirect implication, because the Madrid Protocol provides a convenient one-stop mechanism for registering and managing trademarks in member states (such as Indonesia). Therefore, foreign parties can register their intellectual property in one of the member states and will gain intellectual property protection in Indonesia after approval by the DGIP.

Exploiting and/or monetizing intellectual property in Indonesia is commonly done through intellectual property license agreements. The owner of an intellectual property may license his or her exclusive rights by issuing a license agreement to a third party in writing, in order for the third party to use the intellectual property and generate benefits. As a result, the license agreement may include provisions such as the particulars of the intellectual property rights (example, the registration number, title of the intellectual property and its owner), the right to grant sublicences and the territorial application of such license. Since Indonesian intellectual property laws do not specifically regulate the payment mechanisms for the use of intellectual property rights by a licensee, the license agreement may reflect an agreement for the licensor to calculate and collect royalty payments generated from the licensee’s revenues in using the intellectual property. Moreover, in order for the license agreement to have legal effect on other parties outside the agreement, the signing parties would need to record it with the DGIP along with a payment of a fee for recording the license agreement.
DigiAsia believes that effective compliance with a sound regulatory regime that demands compliant security controls and standards in protecting our proprietary rights is essential to the growth and success of DigiAsia’s business, and DigiAsia’s robust and agile processes and systems are equipped to handle a fast-growing and evolving industry. However, despite our various efforts to protect our proprietary rights, unauthorized parties may still copy or otherwise obtain and use our technology. We may also face increasing competition and as our business grows, we could face allegations that we have infringed the trademarks, copyrights, patents, trade secrets or other intellectual property rights of third parties, including of our competitors, strategic partners, investors and other entities with whom we may share information with or receive information from, and as a result may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.
Legal Proceedings
From time to time, DigiAsia may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. DigiAsia is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which management believes, if determined adversely to DigiAsia, would individually or in the aggregate have a material adverse effect on DigiAsia’s business, financial condition, and results of operations.

DIGIASIA’S MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “DigiAsia”, “DigiAsia Group” “we,” “us” or “our” refer to the business of DigiAsia and its consolidated majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures prior to the consummation of the Business Combination, which will be the business of PubCo and its consolidated subsidiaries, majority-owned entities, controlled entities and corporate joint ventures following the consummation of the Business Combination.
You should read the following discussion and analysis of DigiAsia’s financial condition and results of operations together with DigiAsia’s audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to DigiAsia’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, DigiAsia’s actual results may differ materially from those anticipated in these forward-looking statements.
The discussion in this section does not include an analysis and/or discussion of DigiAsia’s unaudited interim financial information for the three months ended March 31, 2023, which was prepared solely for purposes of providing the required pro forma financial information set forth elsewhere in this proxy statement/ prospectus, and which financial information is set forth in Appendix 1 to this proxy statement/prospectus solely for informational purposes. Such unaudited interim financial information does not constitute full interim financial statements and does not include financial information and/or statements for the comparative three months ended March 31, 2022.
Overview
DigiAsia Bios Pte. Ltd. was incorporated under the laws of Singapore on October 23, 2017, and operates as a holding company. The majority of DigiAsia’s operations are currently conducted through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures.
DigiAsia is among the first EFaaS companies in Indonesia serving B2B2C customers, such as large corporations and state-owned enterprises, as well as B2B customers, such as MSME merchants, across various segments. DigiAsia aims to be a leading fintech-enabling platform in Southeast Asia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. DigiAsia offers various embedded financial products through a set of open access APIs that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of DigiAsia’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources to develop financial products on their own, DigiAsia’s partner customers can have branded or white label fintech services live and operational within weeks.
Currently, DigiAsia, under its suite of license and technology stack, offers services and products through the following business verticals:
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Fintech as a Service (“FaaS”), pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for P2P transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branch banking functionality and virtual bank accounts services;

•
Banking as a Service (“BaaS”), pursuant to which DigiAsia provides its partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•
Wallet as a Service (“WaaS”), pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

The products and services are provided through open access APIs, which are routed via an integration platform, which in turn is connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain.
While DigiAsia conducts its operations through the above business verticals, it does not undertake segment reporting. The DigiAsia Group operates in a single segment, being digital services.
DigiAsia offers its products and services through four main entities controlled by PT DAB (a variable interest entity in Indonesia in which DigiAsia has interests of which DigiAsia is the main beneficiary), and the intellectual property rights of DigiAsia’s technology platform for e-wallets is held by DigiAsia’s subsidiary, Migrant Lifeline Technologies Private Limited.
PT DAB has two subsidiaries, namely:
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PT Tri Digi Fin, which holds DigiAsia’s P2P license and operates the brand “KreditPro,” and in which PT DAB holds 96.2% of the outstanding shares; and

•
PT Digital Distribusi Logistik Nusantara, in which PT DAB holds 90.0% of the outstanding shares. In addition, PT DAB, has interests in, and operates, the following two entities:

•
PT Solusi Pasti Indonesia (which holds DigiAsia’s e-money license and operates the brand “KasPro”); and

•
PT Reyhan Putra Mandiri (which holds DigiAsia’s remittance license and operates the brand “RemitPro”).

Additional details regarding the ownership structure of, and arrangement regarding, the aforementioned entities are set forth under “DigiAsia’s Business — The Reorganization” and elsewhere in this proxy statement/ prospectus.
The DigiAsia Group offers a set of APIs to provide service and products such as e-money, bill payments, supply chain payments, merchant-operated cash in/cash out, remittances and lending services through the aforementioned entities that operate under its suite of licenses through DigiAsia’s four brands, KasPro, RemitPro, KreditPro and DigiBos.
DigiAsia has forged strong strategic partnerships which have enabled the DigiAsia Group to roll out mostly white-labelled solutions and cater to the underserved market in Indonesia.
DigiAsia’s business model is highly scalable and transferrable to other geographic markets, particularly in the Southeast Asian region. Through its partnerships with global entities and other regional players, DigiAsia’s offerings can be expanded rapidly and extended to cover more regions and countries globally. Moreover, the knowledge and experience DigiAsia has gained through its Indonesian operations has helped it to understand the pain points faced by individuals and merchants in Asian markets, and facilitate its development on infrastructure, product and services, and compliance processes. DigiAsia believes that this will allow DigiAsia to rapidly replicate and build up its business across core markets in Southeast Asian countries such as Vietnam, Thailand, Cambodia and the Philippines.
DigiAsia has historically raised capital from strategic investors, including a $25.0 million investment from Mastercard in 2020 along with collaboration for offering Mastercard card products through the DigiAsia platform, and a recent $14.5 million investment led by PT Reliance Capital Management, which entails a strategic partnership between PT Reliance Capital Management and DigiAsia in the areas of insurance and asset management, among others areas in which PT Reliance Capital Management operates.
The partnership with Mastercard has continued to grow with more products being offered and DigiAsia has benefitted significantly from such partnership in terms of revenue generation and customer access.
With further collaboration with PT Reliance Capital Management, DigiAsia expects to become the first full-stack B2B embedded finance solutions provider in Indonesia.
DigiAsia’s total revenue has increased steadily in the past two years, from $30.7 million for the fiscal year ended December 31, 2021, to $42.5 million for the fiscal year ended December 31, 2022. Historically, the bulk of DigiAsia’s revenues are provided through open access APIs which are routed via an integration platform and that is in turn connected to partners, end merchants or key distributors. These are subject to multi-year contracts and have been the single largest contributor to revenues in the last two fiscal years.
For the years ended December 31, 2022 and 2021, the API revenues from one major customer, Aviana, accounted for 87% and 92%, respectively, of DigiAsia’s total revenue. DigiAsia is currently party to a 10-year technology cooperation agreement with Aviana, which expires on June 2, 2030, having commenced on June 2, 2020. Pursuant to the agreement DigiAsia supplies an API technology to Aviana for a more secure, faster, and efficient way in connecting the buyer and seller of airtime through modern application programming interface, including transaction wallet used in Aviana’s own technology platform for airtime, and provides technical support. Aviana distributes fees from the aggregators to DigiAsia with operation fees per API call. Under the agreement, any and all intellectual property rights developed and created by DigiAsia in relation to the agreement remain the property of DigiAsia and Aviana retains all right, title and interest in and to any and all data shared to DigiAsia for the purpose of the agreement. The agreement may be terminated (i) by mutual agreement or (ii) by either party in the event of Aviana’s bankruptcy, insolvency or liquidation. See “DigiAsia’s Business — DigiAsia’s Platform — Customers/Partnerships” for additional information.
DigiAsia recorded net losses of $7.9 million and $16.5 million for the fiscal years ended December 31, 2022 and 2021, respectively, mainly due to the higher expenses on sales and marketing activities.
Key Factors Affecting Our Performance
DigiAsia believes that the growth and future success of its business depends on many factors, including those described below. While each of these factors present significant opportunities for DigiAsia’s business, they also pose important challenges, some of which are discussed below.
DigiAsia’s ability to attract new partners.
In order to grow DigiAsia’s business, DigiAsia must attract new customers. DigiAsia’s inability to do so might impact the growth in demand for DigiAsia’s products and services, features and pricing.
DigiAsia’s ability to retain and up-sell existing partners.
DigiAsia’s existing partners represent an opportunity to up-sell additional functionality and expand consumers. DigiAsia’s future revenue and growth and ability to achieve and maintain profitability is dependent upon its ability to maintain existing customer relationships and to continue to expand merchants’ or consumers’ use of DigiAsia’s platform.
DigiAsia’s ability to launch new products and services, and add new regions.
DigiAsia is in the process of enabling and launching the first prepaid Mastercard in Indonesia, allowing for greater financial inclusion and unique use cases for corporate co-branded prepaid and government-to-consumer/citizen initiatives. While DigiAsia expects the total expenses to increase in the short term as it plans for growth, it expects its expenses as a percentage of its total revenue to decline over the long term and income to grow as these investments benefit the growth in the business and margins to increase.
Additionally, DigiAsia plans to continually invest in the development of new products and services through its existing platforms, and also to explore and expand its products and services to various Southeast Asian countries.
DigiAsia’s Ability to invest in technology and research and development.
DigiAsia’s success is dependent upon its ability to sustain technological innovation. DigiAsia intends to rely on its customer relationships and knowledge of the fintech ecosystem to continually innovate its products, services and solutions, thereby meeting its partners’ evolving needs. Investments in new products and services will occur in advance of experiencing any benefits from such investments, which may make it difficult to determine if DigiAsia is efficiently allocating its resources in these areas. DigiAsia’s continued success will depend on its ability to keep pace with technological and marketplace changes and to introduce, on a timely and cost-effective basis, new and enhanced services that satisfy changing customer requirements.
DigiAsia’s Ability to operate in a cost-effective manner.
The bulk of DigiAsia’s costs is spent on sales and marketing to maintain and grow the merchant ecosystem that forms the distribution base on which B2B products such as payments, remittance, lending and other DigiAsia products are sold, or that act as cash in /cash out transaction points for the branchless banking operations.
Under DigiAsia’s marketing program for new merchants who are onboarded to DigiAsia’s platform through an integration platform, DigiAsia offers incentives, and with the expansion of the merchant base DigiAsia expects this cost to increase. Also, DigiAsia tries and incentivizes loyal merchants who conduct a minimum of 10 transactions per day on its platform through an integration platform, by offering them a bonus. With the increased cross-selling of DigiAsia’s existing and new products, DigiAsia expects this cost to increase. This cost directly affects DigiAsia’s profit margins.
However, with the launch of DigiAsia’s new product or services offerings such as WaaS and prepaid cards, DigiAsia’s margins are expected to increase. These new products are high margin products as they utilize the existing distribution channel.
The salary level in the fintech industry in and around Southeast Asia has generally increased in recent years, and DigiAsia believes it offers competitive wages and other benefits to recruit and retain quality professionals. Despite the increases in operating costs and expenses, DigiAsia believes that the marginal costs for business expansion should decrease because the growth in DigiAsia’s revenue will outpace the increase in operating costs and expenses. As DigiAsia explores and develops the B2B fintech markets in Southeast Asia, DigiAsia’s operating model allows DigiAsia to centralize a number of functions, including research and development, as well as certain general and administrative services. This will allow DigiAsia to increase efficiencies across each of its businesses and further increase its overall profit margins.
DigiAsia’s ability to execute successful strategic partnerships, investments and acquisitions.
DigiAsia strongly believes in potential growth through partnership. Through DigiAsia’s strategic partnership with Mastercard, DigiAsia is seeking to extend its financial services products in order to further offer solutions in the commercial payments, prepaid cards, Shariah products and remittance space, and to also drive DigiAsia’s ambition for low-cost financial inclusion covering small merchants and unserved or underserved sections of society.
DigiAsia has partnered with PT Bank DBS Indonesia, part of DBS Group, to provide SME financing via DigiAsia’s lending platform. DigiAsia will provide the integration and connectivity into supply chain ecosystems from DigiAsia’s B2B2M partnerships and unique data insights to enhance access to credit for SMEs and MSMEs in Indonesia.
DigiAsia continuously seeks opportunities to grow inorganically through selective mergers, acquisitions, joint ventures and minority investments that are strategic to DigiAsia. Examples include DigiAsia’s investment in PT Bank Index Selindo and MatchMove Pay Pte. Ltd., and an investment in DigiAsia by PT Reliance Capital Management, which entails a strategic partnership between PT Reliance Capital Management and DigiAsia in insurance and asset management, among other areas where PT Reliance Capital Management operates.
Our Ability to Expand Internationally.
DigiAsia believes there is a significant opportunity to expand usage of its platform outside of Indonesia. DigiAsia’s future success will depend in part upon DigiAsia’s ability to expand into new geographic regions, and DigiAsia will face risks entering markets in which DigiAsia has limited or no experience. DigiAsia intends to enter neighboring markets in the near term through possible collaborations with key players in those markets, which include exploring partnerships with two banks for BaaS solution in Vietnam, exploring a partnership with a telecommunication player to enable wallet and cross-border remittance in Thailand, and exploring partnerships with local companies for the entire DigiAsia stack in markets like Cambodia and the Philippines, DigiAsia is also currently in the process of setting up a wholly owned subsidiary in Dubai to address opportunities in the Middle East.
Results of Operations
Key Components of Our Results of Operations
Revenue
DigiAsia generates revenues from digital services, out of which a majority of DigiAsia’s revenues are generated through API services.
DigiAsia provides modern API services which helps customers to modernize their existing systems, by enabling wallet solutions, in a cost effective and operationally smooth manner. These services are provided through API integration with the customer system. DigiAsia earns transaction fees that are charged to customers on a per transaction basis for rendering these services. The transaction fee is a fixed fee for each transaction. DigiAsia recognizes revenue as and when the API interface is used. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that DigiAsia expects to be entitled to receive in exchange for these services.
Cost of Revenue and Operating Expenses
Cost of Revenue — DigiAsia’s cost of revenue consists mostly of expenses associated with the delivery and distribution of DigiAsia’s products and amortization of intangible assets used directly for providing services to customers.
Sales and Marketing Expenses — Sales and marketing expenses consist primarily of expenses incurred to promote DigiAsia’s brand, products and services. DigiAsia plans to continue to expand sales and marketing efforts to attract new consumers and merchants, retain existing consumers and merchants and increase monetization of both DigiAsia’s new and existing consumers.
General and Administrative Expenses — General and administrative expenses consist primarily of compensation and other employee-related costs for DigiAsia’s employees, costs related to outside consultants and general administrative expenses, including for DigiAsia’s facilities, information technology and infrastructure support.
Other (Expense) Income
Interest Expense — Interest expense consists of interest expense incurred in connection with DigiAsia’s long-term debt obligations and short-term borrowings.
Non-operating income — Non-operating income consists of interest income and other miscellaneous income.
Income tax expense — Income tax expense provision represents the income tax expense associated with DigiAsia’s operations based on the tax laws of the jurisdictions in which DigiAsia operates. Foreign jurisdictions have different statutory tax rates. DigiAsia’s effective tax rates will vary depending on the relative proportion of foreign to domestic income, changes in the valuation of DigiAsia’s deferred tax assets and liabilities, and changes in tax laws. DigiAsia did not record any tax expenses during the fiscal years ended December 31, 2022, and 2021.
Results of Operations
The following table sets forth DigiAsia’s consolidated statements of operations for the periods indicated:

	Year ended December 31, 2022		Year ended December 31, 2021
	Amount in $	% of Revenue	Amount in $	% of Revenue
Revenue	$42,451,599	100%	$30,726,768	100%
Cost of revenue	(2,607,387)	6.1%	(2,532,613)	8.2%
Gross profit	39,844,212	93.9%	28,194,155	91.8%
Operating costs:
Sales and marketing	(39,711,859)	93.9%	(33,313,261)	108.4%
General and administrative	(7,098,657)	16.7%	(11,122,673)	36.2%
Depreciation and amortization	(17,506)	0.0%	(14,257)	0.1%
Total operating expenses	(46,828,022)	110.3%	(44,450,191)	144.7%
Profit/(Loss) from operations	(6,983,810)	16.5%	(16,256,036)	52.9%
Interest expense	(1,005,326)	2.4%	(324,627)	1.1%
Non-operating income	76,574	0.2%	41,116	0.1%
Share of profit of investment in equity accounted investees	266	0.0%	508	0.0%
Net profit/(loss)	(7,912,296)	18.6%	(16,539,039)	53.8%
Loss per share attributable to DigiAsia Bios Pte. Ltd. Basic and Diluted	$(377.67)		$(586.59)
Revenues
Revenue for the fiscal years ended December 31, 2022, and 2021, were $42.5 million and $30.7 million, respectively. The $11.7 million increase, or 38.2% increase, was primarily due to an increase in API services revenue of $8.9 million, or 29.4%, from $30.0 million to $38.9 million, and an increase in other service revenue of $2.9 million, or 435.7%, from $0.7 million to $3.5 million. The increase in API service revenue was driven by an increase in API hits. DigiAsia currently earns its revenues from customers in Indonesia which is DigiAsia’s primary geographical market.
Cost of revenues
Cost of revenue for the fiscal years ended December 31, 2022, and 2021 were $2.6 million and $2.5 million, respectively. Cost of revenue increased by $0.1 million, or 3.0%, in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021. Cost of revenues majorly consist of amortization expense of license and is consistent from previous year.
Sales and marketing
Sales and marketing expenses for the fiscal years ended December 31, 2022, and 2021, were $39.7 million and $33.3 million, respectively. Sales and marketing expenses increased by 6.4 million, or 19.2% in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021, primarily due to more expenses incurred towards acquisition and retention of merchants.
General and administrative
General and administrative expenses for the fiscal years ended December 31, 2022, and 2021, were $7.1 million and $11.1 million, respectively. General and administrative expense decreased by 4.0 million, or 36.2%, in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021, primarily due to reduction of stock-based compensation expense as no major new grants were made in 2022. Further, costs related to consulting services and other general and administrative expenses have also reduced as compared to the fiscal year ended December 31, 2021, primarily due to cost reduction initiatives implemented by DigiAsia.
Interest expenses
Interest expenses for the fiscal years ended December 31, 2022, and 2021, were $1.0 million and $0.3 million, respectively.

Interest expense increased by $0.7 million in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021, primarily due to additional interest expense associated with raising additional debt for the purpose of general working capital and investment.
Income tax expense
DigiAsia has not recorded any tax expense during the fiscal years ended December 31, 2022, and 2021, primarily due to tax losses in both the fiscal years.
Net profit/(loss)
Net loss for the fiscal years ended December 31, 2022, and 2021, were $7.9 million and $16.5 million, respectively. Net loss decreased by $8.6 million, or 52.2%, for the reasons explained above.
Key Business Metrics and Non-GAAP Financial Measures
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics and non-GAAP financial measures to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.
Key Metrics for the fiscal years ended December 31, 2021 and 2022 were as follows:
	December 31, 2021 (unaudited)	December 31, 2022 (unaudited)	Year-on- year % Growth
EBITDA (in $ millions)(i)	(16.2)	(7.0)
Adjusted EBITDA (in $ millions)(ii)	(11.0)	(3.9)
Number of API hits (in $ billions)(iii)	3.5	4.5	27%
GTV (in $ billions)(iv)	0.8	2.1	167%
Number of Merchants (in thousands)(v)	599.2	760.1	27%

−
(i) EBITDA — EBITDA is a non-GAAP financial measure, which we define as net loss for the fiscal year adjusted to exclude (i) interest expenses, (ii) non-operating income, (iii) share of net profits of investments accounted for using equity method and (iv) depreciation and amortization.

−
(ii)Adjusted EBITDA — Adjusted EBITDA is a non-GAAP financial measure which we define as net loss for the fiscal year adjusted to exclude (i) interest expenses, (ii) non-operating income, (iii) share of net profits of investments accounted for using equity method, (iv) depreciation and amortization and (v) stock- based compensation expenses.

−
(iii) Number of API Hits — DigiAsia provides API services, which can be defined as the set of protocols, procedures and tools that allow interaction between two applications. DigiAsia provides API services which help partner customers modernize their existing system and enable cost-effective wallet solutions. The services are provided through API integration with the partner customer system. Number of API hits is the measure of the number of times a partner or merchant accesses an API. DigiAsia recognizes revenue as and when an API is accessed. In relation to DigiAsia’s FaaS business vertical, DigiAsia charges each time an API is accessed. The fee per API access varies depending on the specific API used. Consequently, the measure of API access has a direct impact on revenue generation. There was a 27% increase in the number of API hits from fiscal year ending December 31, 2021, to fiscal year ending December 31, 2022, mainly due to (i) an increase in the merchant base ecosystem (ii) encouraging existing merchants to expand the use of DigiAsia’s products and services through the platform. Number of API hits for the fiscal year ended December 31, 2022 was 4.5 billion.

−
(iv) GTV: GTV is defined as gross transaction value, an operating measure representing the sum of total value of any purchase or payment transacted through DigiAsia’s platform, for all the products and services offered under all the business verticals, over the period of measurement. Increase in GTV leads to a greater number of times API is accessed, which in turn leads to an increase in revenue. GTV is used by DigiAsia to monitor growth in volumes of the transactions executed through the company’s

FaaS platform as transactions being completed are ultimately what drives the usage of APIs and thus impacts revenue generation. As such, while GTV does not directly link to revenue of DigiAsia, with regards to how DigiAsia charges for its services in the FaaS business vertical, it is a key metric that ultimately drives API hits, which are directly attributable to revenue generation. For each of the BaaS and WaaS business verticals, GTV is the primary metric as DigiAsia earns a percentage fee on the GTV, in terms of revenue. GTV increased by 167% from the fiscal year ending December 31, 2021, to fiscal year ending December 31, 2022, primarily due to an increase in the number of merchants transacting through the partner customer as a result of the organic growth of DigiAsia. For the fiscal year ended December 31, 2022, the GTV was $2.1 billion.
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(v) Number of Merchants: Number of transacting merchants for a period is calculated as the sum of all merchants who have conducted a minimum of one transaction in the given period. As DigiAsia’s FaaS solutions are primarily deployed in distribution ecosystems such as telecommunication and fast-moving consumer goods, the number of merchants onboarded onto such systems are an important metric to determine the growth of the ecosystem, as the merchants are the underlying transacting entities in these systems, which leads to higher GTV and ultimately higher API hits in DigiAsia’s FaaS implementations, which directly leads to revenue generation. Number of merchants increased by 160,898 from the fiscal year ending December 31, 2021, to fiscal year ending December 31, 2022, primarily due to DigiAsia’s continuous efforts in maintaining and growing the merchant ecosystem. In the fiscal year ended December 31, 2022, an additional 160,898 merchants were added, bringing the total number of merchants to 760,068.

DigiAsia utilizes EBITDA and adjusted EBITDA as financial measures, which are not defined under U.S. GAAP. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the business and is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other fintech companies, without the effects of one-time, non-recurring or non-cash adjustments, and eliminating the impact of items that DigiAsia does not consider indicative of the performance of its business. Share based payments and other items are excluded due to their non-cash or non-recurring nature. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period, nor are they presented as alternatives to net income/(loss). This information should be considered as supplemental in nature and is not to be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.
EBITDA improved from $(16.2 million) as of December 31, 2021, to $(7.0 million) as of December 31, 2022, because of the increase in revenue, as a result of increase in the API hits and decrease in general and administrative expense primarily due to reduction of stock-based compensation expense and cost reduction initiatives implemented by DigiAsia as discussed under “— Results of Operations” above.
The table below presents a reconciliation of Net Loss to EBITDA to adjusted EBITDA, for the periods indicated.
	2022 $	2021 $
Net Loss	(7,912,296)	(16,539,039)
Add:
Depreciation and amortization	17,506	14,257
Interest expense	1,005,326	324,627
Subtract:
Non-operating income	(76,574)	(41,116)
Share of net profits of investments accounted for using equity method	(266)	(508)
EBIDTA	(6,966,304)	(16,241,779)
Add:
Depreciation and amortization, considered in cost of revenue	2,000,000	2,000,000

	2022 $	2021 $
Stock based compensation expense	1,095,635	3,254,231
Adjusted EBIDTA	(3,870,669)	(10,987,548)

Liquidity and Capital Resources
DigiAsia measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. DigiAsia’s current working capital needs relate mainly to the monthly cash flow requirements of its operational and sales and marketing and general and administrative expenses. DigiAsia’s ability to expand and grow its business will depend on many factors, including DigiAsia’s working capital needs and the evolution of DigiAsia’s operating cash flows.
DigiAsia had $0.5 million in cash and cash equivalents, which is excluding $1.4 million of restricted cash, as of December 31, 2022. Restricted cash includes amounts that cannot be withdrawn or used for general operating activities under legal or regulatory restrictions. Restricted cash consists of amount deposited by customers for digital payment transactions that are subject to local regulatory restrictions requiring appropriate segregation and restriction in their use.
DigiAsia’s management believes that DigiAsia’s current cash and cash equivalent, and available amounts under its existing shareholder loan facility (discussed further below) and anticipated additional funding from DigiAsia’s existing shareholders will be sufficient to meet its anticipated cash needs, including its cash needs for working capital and capital expenditure, for at least the next 12 months. DigiAsia may need to raise additional capital, in which case it may issue additional securities or incur debt, in connection with its cash needs for capital expenditure and working capital beyond the next 12 months. DigiAsia’s estimate may prove to be wrong, and DigiAsia could use its available and anticipated capital resources sooner than DigiAsia currently expects. Further, changing circumstances, some of which may be beyond DigiAsia’s control, could cause DigiAsia to consume capital significantly faster than DigiAsia currently anticipates, and DigiAsia may need to seek additional funds sooner than planned.
DigiAsia will require a minimum of $4.0 million funding to remain in business for at least the next 12 months. Currently available capital resources are sufficient to be able to sustain the Company for the next 12 months. Further, DigiAsia has stand-by agreements in place with existing shareholders Nexis Kapital Investama and Reliance Group who have committed to providing the Company with working capital lines sufficient to cover for DigiAsia’s next 12 months of operations.
Cash Flows for the Fiscal Years Ended December 31, 2022 and 2021
The following table summarizes our uses and sources of cash for the fiscal years ended December 31, 2022 and 2021 (amount in $):
	Year Ended
	December 31, 2022	December 31, 2021
Cash and cash equivalents, including restricted cash (as of the end of period)	1,877,863	1,686,144
Net cash provided by (used in):
Operating activities	(1,619,061)	(17,945,064)
Investing activities	(11,838,757)	(54,509)
Financing activities	13,944,359	18,891,194
Cash Used in Operating Activities
Cash used in operating activities during fiscal year ended December 31, 2022 mostly consisted of net loss adjusted for certain non-cash items, such as $1.1 million of stock-based compensation expense,

$2.0 million of depreciation and amortization, and $1.0 million of finance cost (to be converted into equity). The decrease in cash used in operating activities during fiscal year ended December 31, 2022 compared to fiscal year ended December 31, 2021 was mainly due to a decrease in net loss as adjusted for the aforementioned non-cash items, partially offset by changes in working capital.
Cash Used in Investing Activities
Cash used in investing activities during fiscal year ended December 31, 2022 mostly consisted of $11.8 million of investment in non-marketable equity securities. The increase in cash used in investing activities during fiscal year ended December 31, 2022 compared to fiscal year ended December 31, 2021 was mostly due to an increase in such non-marketable equity securities.
Cash Provided by Financing Activities
Cash provided by financing activities during fiscal year ended December 31, 2022 mostly consisted of $9.0 million of debt raised through promissory notes and $4.9 million majorly through convertible loan notes and other debts. The decrease in cash provided by financing activities during fiscal year ended December 31, 2022 compared to fiscal year ended December 31, 2021 was mostly due to the fact that in fiscal year ended December 31, 2021, $19.4 million was raised through issuance of preferred and common stock.
Sources of Liquidity
Since DigiAsia’s inception, DigiAsia has financed its operations primarily through cash flows provided by financing activities through issuance of common stock, preferred stock and debt.
To the extent existing cash and investments and cash from operations are not sufficient to fund future activities, DigiAsia may need to raise additional funds. DigiAsia may seek to raise additional funds through equity, equity-linked or debt financing. Any additional equity financing may be dilutive to existing shareholders.
DigiAsia continuously evaluates its liquidity and capital resources, including its access to external capital, to ensure it can finance its future capital requirements.
Long-term Debt
In April 2022, DigiAsia issued a promissory note of $9.0 million carrying an interest rate of 24% per annum. Subsequently during the year, DigiAsia entered into a share subscription agreement to issue ordinary shares amounting to $10.0 million to fully settle the said promissory note and interest thereon.
Convertible Loan
Further, in July 2022 and October 2022, DigiAsia also entered into convertible loan note agreements with multiple investors for an aggregate principal amount of up to $4.5 million. The convertible loan notes do not carry any interest and mature on the last day of the 24th month after their issue date (“maturity date”) or such extended period as the parties may agree in writing. Subject to a qualified financing occurring on or before the maturity date, the principal amount of the convertible loan notes shall, upon completion of the qualified financing, be automatically converted into ordinary shares of DigiAsia at the relevant conversion rate (which is the lower of the issue price of the qualified financing and the valuation cap price per share).
“Qualified financing” means the allotment and issuance of preference shares by DigiAsia to one or more investors as part of DigiAsia’s Series B equity financing round at the valuation cap price per share. The valuation cap price per share is the quotient obtained by dividing (i) $450.0 million by (ii) the aggregate number of DigiAsia shares (including ordinary shares and preference shares) as of immediately prior to the completion of the qualified financing or other equity financing conversion or maturity date or deemed liquidity event, as the case may be, on a fully diluted and as-converted basis.
In the event DigiAsia completes an equity financing which does not qualify as a qualified financing prior to the maturity date, the convertible noteholder with the agreement of DigiAsia shall be entitled to require all the convertible loan notes issued as part of the convertible loan notes series to be converted into ordinary shares of DigiAsia at the relevant conversion rate.
If no qualified financing occurs on or before the maturity date, the convertible noteholder may, at its discretion, extend the maturity date by a further 12 months. On the maturity date or extended maturity date, as the case may be, the principal amount of the convertible loan note shall automatically be converted into DigiAsia ordinary shares at the relevant conversion rate on the maturity date or extended maturity date, as the case may be.
In the event DigiAsia wishes to consummate a deemed liquidity event (including change of control conversion), the convertible noteholder may elect to (i) convert the principal amount of the convertible loan note into DigiAsia ordinary shares at the relevant conversion rate or (ii) require DigiAsia to repay the principal amount of the convertible loan note.
Subsequent to the fiscal year ended December 31, 2022, DigiAsia entered into share subscription agreements to issue ordinary shares amounting to $4.5 million to fully settle the said convertible loans.
DigiAsia intends to use the net proceeds from the convertible loan notes for general corporate purposes, which may include, but are not limited to, capital expenditures, general working capital or investments.
Other Loans
DigiAsia also has other loans comprised of unsecured loans from third parties which carry interest rates ranging from of 0% to 3% per annum and are repayable after 12 months. As at December 31, 2022, an aggregate amount of $0.5 million remained outstanding under such other loans.
Secured Loan Facility
Subsequent to fiscal year ended December 31, 2022, DigiAsia entered into facility agreement with Nextinfinity Holding Pte. Ltd. and certain other lenders, dated February 2, 2023, for a secured loan facility in the aggregate amount of $4.8 million, for, among other things, operating expenses incurred in the ordinary course of business and costs and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination (the “Secured Loan Facility”).
The Secured Facility Loan is a bullet repayment loan with a one-time interest payment on the loan of $960,000 due and payable on the date the loan was made (the “Upfront Coupon”). In addition to the Upfront Payment, interest will accrue on the loan at a rate of 1.2% per month, beginning on the date that is six months after the date the loan was made if the repayment date has not occurred. In the event of default, the default interest rate shall be 0.5% per month higher.
The loan matures on the earliest of (i) 12 months following the date the loan was disbursed, (ii) completion of the Business Combination and (iii) the completion of a bona fide transaction or series of transactions with the principal purpose of raising capital pursuant to which DigiAsia issues shares of any class, rights, warrants, options or other securities, and raises capital in aggregate of $4.8 million or more.
The Secured Loan Facility is subject to certain financial covenants, and is secured by, among other things, all of DigiAsia’s assets, both present and future.
Upon the completion of the Business Combination and the commencement of the listing of PubCo Ordinary Shares on Nasdaq, DigiAsia shall pay the lenders additional payment as follows:
•
If the seven-day volume weighted average price of PubCo Ordinary Shares on Nasdaq on the business day falling 90 calendar days after the commencement of trading of the PubCo Ordinary Shares on Nasdaq is equal to, or greater than, $5, the sum of $1.15 million;

•
If the seven-day volume weighted average price of PubCo Ordinary Shares on Nasdaq on the business day falling 90 calendar days after the commencement of trading of the PubCo Ordinary Shares on Nasdaq is equal to, or less than, $3, the sum of $192,000; and

•
If the seven-day volume weighted average price of PubCo Ordinary Shares on Nasdaq on the business day falling 90 calendar days after the commencement of trading of the PubCo Ordinary Shares on Nasdaq falls between $3 and $5, a sum computed according to a formula set forth in the agreement governing the Secured Loan Facility.

As of the date of this proxy statement, the outstanding principal on the Secured Loan Facility was $4.8 million.
DigiAsia intends to use the net proceeds from the Secured Loan Facility for, among other things, operating expenses incurred in the ordinary course of business and other general overhead expenses, and to fund the fees, costs and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination.
Shareholder Loan Advance Agreement
Subsequent to fiscal year ended December 31, 2022, On July 10, 2023, DigiAsia entered into shareholder loan agreement with Pay Square Capital Pte. Ltd., in the aggregate amount of $3.0 million. Under such shareholder loan facility, DigiAsia can borrow up to $3.0 million, in one or more tranches, as required by DigiAsia. Amounts borrowed under the facility are to be used for, among other things, operating expenses incurred in the ordinary course of business and cost and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination. The shareholder loan facility will bear interest at a rate of 1.5% per month. In the event of default, the default interest rate will be 0.5% per month higher. Amounts drawn under the facility are repayable on or before July 10, 2024 or upon the following conditions for early repayment (i) completion of the Business Combination and commencement of the listing of the PubCo Ordinary Shares on Nasdaq, (ii) the public listing of DigiAsia and/or any entity of DigiAsia’s group structure on an internationally-recognized stock exchange or (iii) completion by DigiAsia, of any transaction or series of transaction which raises fund and/or capital in the form of equity or debt or otherwise, in an aggregate amount of not less than $10.0 million.
As of the date of this proxy statement/prospectus, DigiAsia has drawn a total of $958,854 under the facility and an unpaid amount of $958,854 remained outstanding under the facility as of the date of this proxy statement/prospectus.
Off-Balance Sheet Arrangements
DigiAsia had no off-balance sheet arrangements as of December 31, 2022 and December 31, 2021.
Contractual Obligations
DigiAsia’s principal commitments consist of obligations under the operating leases for its office space. See Note 15 to DigiAsia audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for additional information.
Critical Accounting Policies and Estimates
DigiAsia’s consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires DigiAsia to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures.
On an ongoing basis, DigiAsia evaluates its estimates and assumptions based on historical experience and on various other assumptions that DigiAsia believes are reasonable under the circumstances. DigiAsia’s actual results could differ from these estimates under different assumptions or conditions.
An accounting policy is deemed to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the impact of the estimates and assumptions on DigiAsia’s consolidated financial statements is material. DigiAsia believes that the assumptions and estimates associated with income taxes, accounting for preferred stock and assessment of variable interest entities (“VIE”), have the greatest potential impact on DigiAsia’s consolidated financial statements. Therefore, DigiAsia considers these to be its critical accounting policies and estimates. For further information on all of DigiAsia’s significant accounting policies, see Note 2 to DigiAsia’s consolidated financial statements included elsewhere in this proxy statement/prospectus.
Income Taxes
The DigiAsia Group is subject to income taxes in Singapore and Indonesia. Significant judgement is required in determining the provision for income taxes in each of these jurisdictions, including evaluating uncertainties in the application of accounting principles and complex tax laws. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax assets and liabilities in the period in which such determination is made.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is not more likely than not. Changes in valuation allowance from period to period are reflected in the consolidated income statements of the period of change.
Accounting for preferred stock
DigiAsia accounts for preferred stock in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. The assessment considers whether the preferred stock are freestanding financial instruments pursuant to ASC 480, meet the definition of an equity pursuant to ASC 480, among other conditions for equity classification.
This assessment, which requires the use of professional judgment, is conducted at the time of issuance of preferred stock and as of each subsequent period end date while the preferred stock are outstanding.
Assessment of Variable Interest Entities
DigiAsia accounts for the entities under the VIE model when DigiAsia has a controlling financial interest. Under the VIE model, DigiAsia has a controlling financial interest in a VIE if it has both (i) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses or the rights to receive benefits that could be significant to the VIE.
This assessment, which requires the use of professional judgment, is conducted at the time of obtaining the control of VIE and as of each subsequent period end date.
Quantitative and Qualitative Disclosures About Market Risk
DigiAsia is not required to provide the information otherwise required under this item.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of PubCo immediately following the consummation of the Business Combination.
Name	Age	Position/Title
Alexander Rusli	51	Co-Chief Executive Officer (Indonesia) and Director
Prashant Gokarn	51	Co-Chief Executive Officer (Other Markets) and Director
Hendra Widjaja	48	Deputy Chief Executive Officer
Hermansjah Haryono	51	Chief Operating Officer
Hardi Tanuwijaya	56	Chief Technology Officer
Subir Lohani	37	Chief Financial Officer and Chief of Strategy
Rully Hariwinata	51	Chief Marketing Officer
Karthik Ramakrishnan	42	Chief Analytics Officer and Head of Big Data
Fransiska Rini Ekasari	43	Chief Human Resources Officer
Joseph Lumban Gaol	52	Chief Digital Ecosystem Integration Officer
Bhargav Marepally	51	Director
Prabhu Antony	45	Director
Kenneth Sommer	65	Director
Andreas Gregori	55	Director
Rudiantara	64	Director
Executive Officers
Alexander Rusli will serve as the co-Chief Executive Officer (Indonesian market), and a member of the board of directors, of PubCo. Mr. Rusli co-founded DigiAsia and has served as its co-Chief Executive Officer since DigiAsia’s inception in October 2017. In his role as co-Chief Executive Officer of DigiAsia, he is responsible for operations, licensing and financing in the Indonesian market for DigiAsia. Mr. Rusli has over 25 years of various industry experience, largely in the telecommunications sector. He has been an active investment and business professional, both personally in early-stage start-ups and professionally through private equity investments. Mr. Rusli is highly experienced, with demonstrated experience in the technology, telecommunications and retail industries. He is highly skilled in strategic leadership, business development and marketing management. Prior to DigiAsia, Mr. Rusli was the Chief Executive Officer of Indosat Ooredoo, now known as PT Indosat Tbk (trading as Indosat Ooredoo Hutchison), a telecommunications provider in Indonesia, from 2012 to 2017. From January 2010 to October 2012, he served as a Managing Director of Northstar Pacific, a Singapore-headquartered, private equity firm managing more than $2.5 billion in committed equity capital, dedicated to investing in growth companies in Indonesia and to a lesser extent, other countries in Southeast Asia. From April 2000 to October 2009, Mr. Rusli was a special advisor to the Ministry of State-Owned Enterprises of The Republic of Indonesia. Mr. Rusli also previously served as Chairman of the board of directors of iflix, Indonesia, a video streaming company, from July 2018 to June 2020. Mr. Rusli currently serves on the board of directors of WWF, Indonesia, a position he has held since February 2014. Mr. Rusli is a graduate of Curtin University, Australia, where he received bachelor to doctorate degrees.
Prashant Gokarn will serve as the co-Chief Executive Officer (other markets, excluding Indonesia), and a member of the board of directors, of PubCo, and will focus on expansion plans outside Indonesia, investments and capital raises, strategic initiatives and sales to international partners. Mr. Gokarn co-founded DigiAsia and has served as the co-Chief Executive Officer of other markets (excluding Indonesia) since DigiAsia’s inception in October 2017. In his role as co-founder of DigiAsia, he is responsible for overall strategy, sales to international customers, inorganic growth and capital raise initiatives. Mr. Gokarn has over 20 years of experience in the telecommunications industry and has held strategy roles across geographies. Prior to DigiAsia, Mr. Gokarn was the Chief Strategy and Digital Services Officer at Indosat Ooredoo, now

known as PT Indosat Tbk (trading as Indosat Ooredoo Hutchison), a telecommunications provider in Indonesia, from July 2011 to September 2017. In this role, he was responsible for driving significant cost and investment cuts that helped the company achieve profitability in 2013. While at Indosat, he was also responsible for driving the digital transformation of the company by managing a successful technology accelerator (www.ideabox.co.id) and a larger venture capital fund known as Softbank-Indosat Fund, which was a $50.0 million early-stage fund, set up in 2013, and was one of the first of its kind focused on the Southeast Asian markets. Prior to that, he served in various leadership roles in India as well as the United Kingdom. Between April 2008 and June 2011, Mr. Gokarn was President of Reliance Communications’ GSM/3G business, one of the leading telecom operators in India. In that role, he set up and ran the entire 3G operations across India, and executed within more than 11,000 3G sites within 100 days of receiving spectrum from the Government of India, and subsequently drove a focus on distribution, content and partnerships. Prior to that, Mr. Gokarn was a Partner at Spectrum Strategy, London, a media and telecommunications specialist and financial investment advisor to the industry, from September 2000 to March 2008. Mr. Gokarn received his MBA from Indian Institute of Management, Lucknow, and undergraduate degree in electronics and telecommunications engineering from the Indian Institute of Technology, Kharagpur.
Hendra Widjaja will serve as Deputy Chief Executive Officer of PubCo. Mr. Widjaja has served as the Deputy Chief Executive Officer of DigiAsia since May 2023. He is also an investor and shareholder in DigiAsia, across multiple rounds, from Seed stage to Series A. In his role as Deputy Chief Executive Officer, Mr. Widjaja is responsible for supporting the strategy and funding functions of DigiAsia, as well as leading DigiAsia’s lending operations, KreditPro. Mr. Widjaja has nearly 30 years of experience in leading companies in various sectors in Indonesia and Southeast Asia, including the last ten years in senior roles in management consulting with several top tier firms, on business turn around, performance improvement, and mergers and acquisitions, in the areas of banking financial institutions, natural resources, manufacturing and services in Asia, particularly Southeast Asia. Prior to joining DigiAsia, he was the Founder and Chief Executive Officer of Nexis Kapital Investama (“Nexis”), an Indonesia-based independent investment company, focusing in real assets and potential technology companies and starts-up in Indonesia and in the region with a focus on Indonesian market. In this capacity, he has made several investments in well-known companies in the digital and financial services industry, including DigiAsia, RedKendi, KreditPro (DigiAsia Group brand) and Envio. Mr. Widjaja began his career with major international management consulting firms in Singapore, focusing on mergers and acquisitions, business performance and business turnaround. Later, he worked as an independent consultant with A-Connect, a Zurich-based firm that assigns its talent pool to leading consulting firms and Fortune 500 companies on a project basis, operating out of Singapore and Hong Kong. Mr. Widjaja has an undergraduate degree in Economics, with a major in Accounting and is an Indonesian Chartered Accountant.
Hermansjah Haryono has served as the Chief Operating Officer of DigiAsia since March 2018, and will serve as Chief Operating Officer of PubCo. Mr. Haryono has more than 17 years of experience in the telecommunications, digital and information technology services industry. Prior to joining DigiAsia, he was the Commercial Director at the Digicel Pacific Hub Region from April 2017 to March 2018. Prior to that, he spent 11 years at Hutchison 3 Indonesia from August 2005 to March 2017, having started the company’s operations in Indonesia, as a Product Manager and becoming their Senior Vice President, New Business, Enterprise and International Business in his most recent role at the company. From March 2004 to July 2005, Mr. Haryono worked at Pt. XL Axiata Tbk, initially as High-end Segment Specialist and then as Brand Manager, Jempol. He previously worked at PT Faba Indonesia Konsultan, as Associate Director from February 2003 to February 2004. Mr. Haryono earned his undergraduate degree in Mechanical Engineering from Trisakti University, Jakarta and an MBA in Finance from Cleveland State University, United States.
Hardi Tanuwijaya has served as the Chief Technology Officer of DigiAsia since July 2018 and will serve as Chief Technology Officer of PubCo. Mr. Tanuwijaya has over 20 years of experience in the information technology industry. He has held many leadership positions, including at Indosat Ooredoo from July 2012 to June 2018, first as Group Head of IT Operations and then as Group Head of IT Development and Delivery. Prior to Indosat, Mr. Tanuwijaya worked at PT Smartfren Telecom, Indonesia, as its Division Head of IT Development and Delivery from March 2008 to July 2012, and at First Media, Indonesia, from March 2001 to March 2008, earlier as IT/MIS Division Head and later as Call Centre

Division Head. Mr. Tanuwijaya earned his undergraduate degree in Electrical Engineering (S1) from the Universitas HKBP Nommensen, Indonesia.
Subir Lohani has served as the Chief Financial Officer of DigiAsia since May 2017 and as the Chief of Strategy at DigiAsia since May 2018, and will serve as the Chief of Strategy and Chief Financial Officer of PubCo. Mr. Lohani has over 14 years of experience in private equity, leveraged finance and debt capital markets, and has experience in product and business development and design, corporate strategy, user acquisition and retention, operations and marketing strategy. In his current role at DigiAsia, he is responsible for strategic partnerships, mergers and acquisitions, product development and business development. Prior to joining DigiAsia, Mr. Lohani was the Chief Executive Officer of Carmudi Indonesia from January 2016 to May 2018. He was also previously the Managing Director of the Carmudi Philippines from July 2014 to January 2016. Mr. Lohani was an investor and advisor to HeyKuya, a Philippine-based SMS virtual assistant service from August 2015 to March 2016, a member of the board of directors at Tricor, Singapore, an advisory firm, from May 2013 to July 2014, a Managing Principal at White Rhino Strategic Capital, Singapore, a corporate advisory firm, from June 2012 to July 2014, an Assistant Vice President at Barclays Capital Asia from January 2010 to June 2012, and a Management Associate at DBS Bank from 2008 to 2010. Mr. Lohani also currently serves as an advisor to Antler, a startup accelerator and early-stage venture capital firm, a position he has held since 2021. Mr. Lohani is a graduate in Economics from Boston University, United States.
Rully Hariwinata will serve as the Chief Marketing Officer of PubCo. Mr. Hariwinata has served as the Chief Marketing Officer of DigiAsia since February 2022 and was previously the Head of Product at DigiAsia from August 2018 to February 2022. Mr. Hariwinata has over 24 years of experience in banking and fintech. Prior to joining DigiAsia, Mr. Hariwinata was the Head of Payment at PT Solusi Pasti Indonesia from August 2017 to August 2018. Prior to that, he worked at Indosat Ooredoo, Indonesia, as Division Head, Product Strategy and Development, Mobile Financial Services from May 2015 to July 2017, at PT. Bank Ganesha, Indonesia, as Head of Consumer Liabilities from July 2014 to May 2015, at G4S Cash Service Solution, Indonesia, as Head of Sales and Marketing Division from January 2014 to July 2014, at Rabobank, Indonesia, as Vice President, Head of Funding and Wealth Management from June 2010 to January 2014, and at Bank Danamon Indonesia, as an Assistant Vice President from March 2007 to May 2010, and earlier as a Senior Manager, Investment Product Strategy & Sales Management, from February 2006 to March 2007. Mr. Hariwinata is a graduate in Business Administration with double major in General Finance and Marketing International Business from Boston University, United States.
Karthik Ramakrishnan has served as the Chief Analytics Officer and Head of Big Data at DigiAsia since January 2019, and will serve in the same role at PubCo. Mr. Ramakrishnan has 20 years of experience in systems architecture, technology and analytics across India, the United States and Southeast Asia. Mr. Ramakrishnan has also served in an Advisory role at Zaapko, an e-Commerce brand under PT Pasar Ramah Bisnis, Indonesia since January 2021. Previously, Mr. Ramakrishnan served as a Senior Solution Architect for AT&T Projects at Tech Mahindra, USA, from October 2013 to September 2018, as MSTR/Data Modeler (Project Manager) at Larsen & Toubro Infotech Ltd., from December 2010 to October 2013, as Application Solutions Manager at Anval Valves Pvt Ltd, India, from January to December 2010, as Technical Architect at Teledata Marine Solutions, India, from June 2008 to January 2010, and as System Analyst with Ramco Systems, India, from September 2002 to June 2008. Mr. Ramakrishnan currently serves as a Managing Director at Incisive Design and Business Solutions, India, a position he has held since September 2021. Mr. Ramakrishnan earned his Post-Graduate Diploma in International Business from Symbiosis Institute of Management Studies, India, and Bachelor in Commerce and Masters in Computer Application (MCA) from Bharathidasan University, India.
Fransiska Rini Ekasari has served as the Chief Human Resource Officer at DigiAsia since March 2020 and will continue to serve in the same role at PubCo. Ms. Ekasari has 17 years of experience in human resources and strategy and planning functions. Previously, she served as a Solutions Wizard at 3V Consultant (PT Wira Daya Visinesia), from July 2019 to August 2020, as a Vice President and Director at PT Global Sport Investama, from July 2018 to May 2019, in various roles at PT Indosat, Tbk from November 2012 to June 2018, culminating in Division Head IT Program Management from March 2015 to June 2018. Prior to that Ms. Ekasari served as Category Manager at PT. Graha Kerindo Utama, from September 2010 to November 2012, and in multiples roles at Kompas Gramedia from December 2004 to September 2010, including as Staff to Corporate Secretary for assisting the board of directors from July 2010 to September 2010, as Assistant to Corporate Secretary from July 2006 to September 2010, as Organization Development and Talent Management Analyst from June 2006 to July 2010, and as LMM Staff from December 2004 to June 2006, all in the same organization. Ms. Ekasari earned her Master of Management Degree from PPM School of Management, Indonesia, and Bachelor of Accountancy degree from Universitas Katolik Parahyangan (UNPAR), Indonesia.
Joseph Lumban Gaol has served as Chief Digital Ecosystem Integration Officer of DigiAsia since July 2022 and will continue to serve in the same capacity at PubCo. Mr. Gaol has 29 years of experience, including leadership roles, primarily in telecommunications and technology. At DigiAsia, he is responsible for enabling digital transactions for DigiAsia’s supply chain ecosystem from various industry verticals with FaaS. Prior to joining DigiAsia, Mr. Gaol was mandated by Axiata Digital Sdn Bhd, Malaysia, to build digital startup ventures in the Southeast Asian region, where he served from August 2017 to January 2018. This resulted in his role as the founder and Chief Executive Officer at PT. Axiata Digital Service Indonesia, from January 2018 to August 2021, and subsequently as a Strategic Advisor to the company from August to November 2021. As part of the same mandate, he led PT. XL Axiata Tbk’s operations in Jakarta as its Chief Digital Service Officer, from June 2016 to July 2017. Mr. Gaol served as the Chief Executive Officer and Founder at m-STARS (PT. Antar Mitra Prakarsa), a mobile telecommunication service company, from March 1999 to June 2016. In this role, he bootstrapped the company with self-financing and steered the operations to start several digital venture subsidiaries, before divesting each of such subsidiaries with trade sale transactions. Prior to that, Mr. Gaol served as a Product Marketing Manager at PT. Excelcomindo Pratama, Indonesia, from January 1998 to November 1999, and as a Marketing Manager at GE Lighting from July 1994 to July 1998. Mr. Gaol also serves as an advisor to several corporate entities in Indonesia that include roles at EY Indonesia since August 2022, Meteor Inovasi Digital, since June 2022, Aruna, since July 2022, and International Coach Federation since April 2015. He has also served as the Co-Chairman Indonesia Chapter of Mobile Marketing Association Indonesia, from January 2012 to June 2014. Mr. Gaol earned his Bachelor of Applied Science in Computer and Information Sciences and Support Services from Insititut Teknologi Bandung (Bandung Institute of Technology), Indonesia.
Directors
Following the Effective Time, it is expected that the board of directors of PubCo will consist of seven members, two of whom will have been nominated by the Sponsor pursuant to the Director Nomination Agreement, with the rest having been nominated by DigiAsia.
Bhargav Marepally and Prabhu Antony will each serve as members of the board of directors of PubCo. The biographies of each of Mr. Marepally and Mr. Antony are set forth under “Information About StoneBridge — Officers and Directors.”
Each of Alexander Rusli and Prashant Gokarn will also serve as members of the board of directors of PubCo. The biographies of each of Mr. Rusli and Mr. Gokarn are set forth under “— Executive Officers” above.
Kenneth Sommer will serve on the board of the PubCo subsequent to the Closing. Mr. Sommer founded Sundance kso S.A.R.L, in Luxembourg, which invests in and advises start-up companies, in January 2021. Prior to that, Mr. Sommer served as the Chief Financial Officer at Kneip Communications, a data services company for the asset management industry, from June 2018 to the end of 2020, when he retired, but remained as an advisor to the Kneip Communications until March 2022. Prior to Kneip Communications, Mr. Sommer served as the Chief Financial Officer of Mercedes pay S.A., from December 2017 to May 2018. Previously, Mr. Sommer served at PayPal as their Chief Risk Officer for the Europe, Middle East and Africa regions, from April 2016 to October 2017. In all three positions at Kneip Communications, Mercedes Pay and Paypal, Mr. Sommer was approved as an Authorized Manager by the Financial Regulator in Luxembourg. Mr. Sommer has been an independent director on the board of Convera Europe S.A., a B2B payment services company since January 2023. From January 2008 to March 2016, Mr. Sommer was a consultant to the payments industry and advisor to several investment managers and private equity firms. During this time, he was also the manager (and largest investor) in a real estate development fund, securing investors and partnering with a well-known home builder to redevelop high end homes in Cape Cod, Massachusetts, United States. Mr. Sommer’s prior experience include stints at

Visa International (2000 to 2007), serving as Chief Executive Officer and board member from October 2006 to December 2007, and as Chief Financial Officer from March 2000 to October 2006, where he was also responsible for risk and human resources functions. Mr. Sommer led the restructuring efforts that resulted in the transition of the company into Visa Inc. in 2007, and the company going public with an initial public offering in 2008. Prior to joining Visa, he spent 18 years with Citigroup/Citibank, where he held senior finance regional roles in New York, Singapore and Miami. Mr. Sommer attended the Eli Broad school of Business at Michigan State University, receiving a degree in accounting. He served on the board of the business school from 2006 to 2011 and has also previously served as a board member of non-profit organizations, including March of Dimes (from 2002 to 2008), Atlantic White Shark Conservancy (from 2013 to 2016) and Chatham Creative Arts Center (from 2014 to 2016).
Andreas Gregori will serve as a director of PubCo. Mr. Gregori is a highly experienced business executive and entrepreneur with over 15 years of global C-suite experience with leading technology and telecommunications. Mr. Gregori has vast experience in driving growth through bold commercial and technology programs for multi-billion-dollar organizations and start-ups in both mature and emerging markets. Since 2019, Mr. Gregori has been served as President of Axiom D Inc., where he devises new digital revenue streams around core value propositions, customer value management, and data monetization. From 2015 to 2018, Mr. Gregori served as Chief Marketing Officer and Chief Digital Officer of Indosat Ooredoo, where he led commercial strategy, marketing product, customer care, digital ventures, and digital services across consumer segment. From 2012 to 2015, Mr. Gregori served as Chief Commercial Officer and Managing Partner at Industrial Development Group, where he led company asset growth, project pipeline monetization, and business development activities with senior government representatives, financing, and donor organizations.
Mr. Gregori has a Ph.D. in Computer Science and Artificial Intelligence from Technische Universitat Berlin, Germany, and an M.S. in Computer Science from Technische Universitat Darmstadt, Germany.
Rudiantara has served as an independent director of DigiAsia since June 2022, and will continue to serve in that capacity of the PubCo. Mr. Rudiantara is currently serving as a commissionaire at various enterprises that include PT Indosat Ooredoo Hutchison Tbk as Independent Commissioner, and PT Amartha Nusantara Raya as President Commissionaire, both since 2022, PT Rukun Raharja Tbk as President Commissionaire since 2021, PT Vale Indonesia Tbk as Independent Commissionaire and PT Semen Indonesia Tbk as President Commissionaire, both since 2020, and PT Solusi Sinergi Digital Tbk as President Commissionaire since 2019. Previously, he served as the Minister of Communications and Informatics of Republic of Indonesia from 2014 to 2019. From 1997 to 2014, he served as Director or Commissionaire in different enterprise, including as Director of PT XL Axiata Tbk from 1997 to 2006, as Deputy President Director of PT Semen Gresik Tbk from 2006 to 2008, as Deputy President Director of PLN (Persero) from 2008 to 2009, as (Independent) Commissioner of PT Telekomunikasi Indonesia Tbk (Persero) from 2010 to 2012, and as (Independent) Commissioner of PT Indosat Ooredoo Tbk from 2012 to 2014. Mr. Rudiantara earned his Master of Business Administration (MBA) from IPPM, Jakarta, and graduated from Universitas Padjajaran (Padjadjaran University), Bandung with a major in Statistics.
Nominations and Selections pursuant to the Director Nominations Agreement
Of the seven individuals expected to constitute the board of directors of PubCo from and after the Effective Time, Bhargav Marepally and Prabhu Antony were nominated as directors by the Sponsor pursuant to the Sponsor’s rights under the Director Nomination Agreement. Alexander Rusli, Prashant Gokarn and Rudiantara, were nominated as general directors by DigiAsia and Kenneth Sommer and Andreas Gregori were nominated as independent directors by DigiAsia, in each case, pursuant to initial PubCo director nomination rights granted to DigiAsia under the Business Combination Agreement.
The members of the Board of directors of PubCo at the Effective Time will separately be elected prior to consummation of the Business Combination by the Sponsor, being the holder of all the outstanding StoneBridge Class B Ordinary Shares. Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, holders of StoneBridge Class A Ordinary Shares do not have the right to appoint and remove directors of StoneBridge prior to StoneBridge’s initial business combination.

Family Relationships
There are no familial relationships among PubCo’s directors and executive officers.
Foreign Private Issuer Exemption
As a “foreign private issuer,” as defined by the SEC, PubCo is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers. Certain corporate governance practices in the Cayman Islands, which will be PubCo’s home country, differ significantly from Nasdaq corporate governance listing standards. Among other things, PubCo will not be required to have:
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a majority of its board of directors consist of independent directors;

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a compensation committee consisting of independent directors;

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a nominating committee consisting of independent directors; or

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regularly scheduled executive sessions with only independent directors each year.

Immediately following the Business Combination, PubCo will not have a majority-independent board of directors. Thus, although PubCo’s director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of PubCo may decrease as a result. In addition, immediately following the Business Combination, PubCo will not have a compensation committee. Further, PubCo may choose to follow home country practices with respect to certain other Nasdaq corporate governance rules, as permitted by Nasdaq. As a result, PubCo shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.
In addition, as a foreign private issuer, PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.
Board of Directors
The board of directors of PubCo will initially consist of seven directors immediately after the consummation of the Business Combination, in accordance with the provisions of the Business Combination Agreement. The New PubCo Charter provides that the board of directors of PubCo shall consist of such number of directors as fixed by the board of directors of PubCo from time to time (not less than one director) provided however that PubCo may by ordinary resolution increase or reduce the limits in the number of directors,
Pursuant to the Business Combination Agreement, three of the seven initial directors were to be nominated by DigiAsia, an additional two of the seven were to be nominated by DigiAsia as independent directors and two were to be nominated by the Sponsor.
Pursuant to the Director Nomination Right, the Sponsor will retain its right to nominate two directors until the Sponsor ceases to hold at least 1.5% of the equity shares of PubCo. See “The Business Combination Proposal — Related Agreements — Director Nomination Agreement.” For additional details.
In connection with the Business Combination, the initial seven directors of PubCo will be separately elected prior to the Effective Time, by the Sponsor, as holder of all of the outstanding StoneBridge Class B Shares, which shares have the exclusive right to appoint and remove directors prior to consummation of StoneBridge’s initial business combination. Subsequent to the Business Combination, directors will be elected by holders of PubCo Ordinary Shares.
Except as provided in the New PubCo Charter, a director may vote in respect of any contract or transaction in which he/she is interested provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with PubCo must declare the nature of his interest at a meeting of the directors. No PubCo non-employee director will have a service contract with PubCo that provides for benefits upon termination of service.
Duties of Directors
Under the laws of the Cayman Islands, PubCo directors owe certain fiduciary duties to PubCo. In certain circumstances, a shareholder may have the right to seek damages if a duty owed by the directors is breached.
Under Cayman Islands law, directors owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of PubCo as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, under Cayman Islands law, directors owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As stated above, under Cayman Islands law, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the New PubCo Charter or alternatively by shareholder approval at general meetings.
Appointment and Removal of Directors
Directors of PubCo may be elected by ordinary resolution and removed by ordinary resolution and the removal of any such director may be for any reason or no reason.
Terms of Directors
Each PubCo director is elected to serve until the next succeeding annual general meeting of PubCo after such director’s election and until such director’s successor has been appointed and qualified or until such director’s earlier resignation or removal
Committees of the Board of Directors
PubCo will have two standing committees following the Business Combination: an audit committee and a nominating committee. PubCo will not have a compensation committee immediately following the Business Combination.
Audit Committee
Under the corporate governance rules of Nasdaq, PubCo is required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise. Following the listing of PubCo’s Ordinary Shares on Nasdaq, PubCo’s audit committee will consist of Kenneth Sommer, Andreas Gregori and Prabhu Antony will serve as the chairperson of the audit committee. All members of PubCo’s audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. PubCo’s board of directors has determined that Kenneth Sommer is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq. PubCo’s board of directors has determined that each proposed member of PubCo’s audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.
PubCo’s board of directors will, prior to or concurrently with the listing of PubCo’s Ordinary Shares on Nasdaq, adopt a terms of reference setting forth the responsibilities of the audit committee, which are consistent with Cayman Islands law, the SEC rules and the corporate governance rules of Nasdaq and include:
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recommending the appointment and termination of PubCo’s independent auditors, subject to approval of the shareholders;

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pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

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overseeing the accounting and financial reporting processes of PubCo’s company and audits of PubCo’s financial statements, the effectiveness of PubCo’s internal control over financial reporting and making such reports as may be required of an audit committee under applicable law;

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reviewing with management and PubCo’s independent auditor PubCo’s annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with Cayman Islands law as well as approving the yearly or periodic work plan proposed by the internal auditor;

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reviewing with PubCo’s general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

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identifying irregularities in PubCo’s business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

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reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between PubCo and its officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of PubCo’s business and deciding whether to approve such acts and transactions if so required under Cayman Islands law; and

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establishing procedures for the handling of employees’ complaints as to the management of PubCo’s business and the protection to be provided to such employees.

Nominating Committee
Following the listing of PubCo’s Ordinary Shares on Nasdaq, PubCo’s nominating committee will consist of Andreas Gregori, Prashant Gokarn and Alexander Rusli. Alexander Rusli will serve as chairperson of the committee. PubCo’s board of directors will, prior to or concurrently with the listing of PubCo’s Ordinary Shares on Nasdaq, adopt a terms of reference setting forth the responsibilities of the committee, which will include:
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overseeing and assisting PubCo’s board of directors in reviewing and recommending nominees for election as directors;

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assessing the performance of the members of PubCo’s board of directors;

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establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to PubCo’s board of directors a set of corporate governance guidelines applicable to PubCo’s business; and

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overseeing PubCo’s environmental, social and governance risks, strategies, policies, programs and practices to further PubCo’s business purpose, strategy, culture, values and reputation.

Code of Business Conduct and Ethics
PubCo will, prior to or concurrently with the listing of PubCo’s Ordinary Shares on Nasdaq, adopt a Code of Business Conduct and Ethics applicable to its directors, officers and employees. PubCo seeks to conduct business ethically, honestly, and in compliance with applicable laws and regulations. PubCo’s Code of Business Conduct and Ethics sets out the principles designed to guide PubCo’s business practices with integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including PubCo’s directors and executive officers. PubCo expects its suppliers, contractors, consultants, and other business partners to follow the principles set forth in its code when providing goods and services to PubCo or acting on PubCo’s behalf.
Compensation of Directors and Executive Officers
For the fiscal year ended December 31, 2022, DigiAsia paid an aggregate of approximately $0.9 million in cash compensation and benefits in kind to DigiAsia’s executive officers as a group. DigiAsia’s executive officers do not receive pension, retirement or other similar benefits, and DigiAsia has not set aside or accrued any amount to provide such benefits to its executive officers. In Singapore, DigiAsia is required by the applicable laws and regulations to make contributions, as employers, to the Central Provident Fund for employees who are employed by DigiAsia in Singapore and who are Singapore citizens or permanent residents, as prescribed under the Central Provident Fund Act 1953 of Singapore. The contribution rates vary, depending on the age of the employee, and whether such employee is a Singapore citizen or permanent resident (contributions are not required or permitted in respect of a foreigner on a work pass). DigiAsia did not pay any cash compensation to its independent directors in fiscal year 2022. DigiAsia is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.
DigiAsia does not directly have any arrangements with its employees involving the issuance or grant of options or shares or other securities of DigiAsia. However, Chipping Hill Inc, an existing shareholder of DigiAsia which is wholly owned by Alexander Rusli, DigiAsia’s co-founder and co-Chief Executive Officer, has adopted, and administers, an employee share option plan to certain employees and senior level management of DigiAsia, in connection with an aggregate of 901 shares held by Chipping Hill Inc in the capital of DigiAsia. 590 out of the of the 901 shares held by Chipping Hill Inc in the capital of DigiAsia have been granted and/or issued to DigiAsia’s key management team. Of such amount, 8 option shares were granted and/or issued in the fiscal year ending December 31, 2022.
Employment Agreements and Indemnification Agreements
Each of DigiAsia’s executive officers is party to an employment agreement with PT DAB, excluding one of DigiAsia’s Co-Chief Executive Officers who has an employment agreement with DigiAsia Bios Pte. Ltd. The employment of the executive officers under these employment agreements is for an indefinite period, but may be terminated by the employer for cause at any time without advance notice or for any other reason by giving 90 days’ prior written notice, and the executive officer may terminate his or her employment at any time by giving the employer 90 days’ prior written notice. The employment agreements with the executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment.
PubCo will enter into indemnification agreements with each of its directors. Under these agreements, PubCo may agree to indemnify its director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of PubCo.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of StoneBridge Ordinary Shares as of the record date and of PubCo Ordinary Shares immediately following consummation of the Business Combination by:
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each person or group of affiliated persons known by StoneBridge to be the beneficial owner of more than 5% of StoneBridge’s outstanding ordinary shares on the record date;

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each person or group of affiliated persons known by StoneBridge who may become the beneficial owner of more than 5% of PubCo’s outstanding ordinary shares immediately following the Business Combination;

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each of StoneBridge’s current executive officers and directors;

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each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination;

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all of StoneBridge’s current executive officers and directors as a group; and

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all of StoneBridge’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or options, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to StoneBridge, StoneBridge believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
The beneficial ownership of StoneBridge Ordinary Shares prior to the Business Combination is based on 7,425,969 StoneBridge Ordinary Shares (consisting of 2,425,969 StoneBridge Class A Ordinary Shares and 5,000,000 StoneBridge Class B Ordinary Shares) issued and outstanding as of the record date.
The expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination assumes the following two scenarios:
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the No Further Redemption Scenario, where no StoneBridge public shareholders exercise redemption rights with respect to their Class A Ordinary Shares; and

•
the Maximum Redemption Scenario, where 2,425,969 of the StoneBridge public shares will be redeemed for their pro rata share of the funds in the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination assuming (i) for illustrative purposes, a redemption price of $10.90 per share and ii) sufficient funds, from the Transaction Financing or otherwise, such that StoneBridge will satisfy the Minimum Cash Condition and the requirement to have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination.

Based on the foregoing assumptions, and without giving effect to any PubCo securities that will be issued in connection with the Transaction Financing, we estimate that there would be 58,475,969 PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the No Further Redemption Scenario, and 56,050,000 PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemption Scenario. See ““Questions and Answers about the Proposals — What will be the relative stakes of StoneBridge shareholders, DigiAsia shareholders and others in PubCo immediately upon completion of the Business Combination?” for additional information.

If the actual facts are different from the foregoing assumptions, ownership figures in PubCo and the columns under “After Business Combination” in the table that follows will be different.
			After Business Combination
	Prior to Business Combination		Assuming No Further Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:
Bhargav Marepally(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.5%
Prabhu Antony(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.5%
Sylvia Barnes(3)	—	*	50,000	*	50,000	*
Shamla Naidoo(4)	—	*	50,000	*	50,000	*
Richard Saldanha(5)	—	*	50,000	*	50,000	*
Jeff Najarian(6)	—	*	50,000	*	50,000	*
Naresh Kothari(7)	—	*	50,000	*	50,000	*
All directors and officers prior to the Business Combination (seven persons)	5,000,000	67.3%	5,000,000	8.6%	5,000,000	8.9%
Directors and officers after the Business Combination:
Alexander Rusli	—	—	—	%	—	%
Prashant Gokarn	—	—	—	%	—	%
Hendra Widjaja	—	—	—	%	—	%
Hermansjah Haryono	—	—	—	%	—	%
Hardi Tanuwijaya	—	—	—	—%	—	—%
Subir Lohani	—	—	—	%	—	%
Rully Hariwinata	—	—	—	%	—	%
Karthik Ramakrishnan	—	—	—	—%	—	—%
Fransiska Rini Ekasari	—	—	—	—%	—	—%
Joseph Lumban Gaol	—	—	—	—%	—	—%
Bhargav Marepally	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.5%
Prabhu Antony	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.5%
Kenneth Sommer	—	—	—	%	—	%
Andreas Gregori	—	—	—	%	—	%
Rudiantara	—	—	—	%	—	%
All directors and officers after the Business Combination as a group (15 persons)	5,000,000	67.3%		%		%
Five Percent Holders:
StoneBridge Acquisition Sponsor LLC and BP SPAC Sponsor LLC(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.5%
		%		%	—	—%
		%		%	—	—%
		%		%	—	—%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is One World Trade Center, Suite 8500, New York, New York 10007 and the business address of each of the directors and officers after the Business Combination is One Raffles Place #28-02, Singapore 048616.

(2)
The number of shares prior to the Business Combination consists entirely of 5,000,000 StoneBridge Class B Ordinary Shares, each of which will convert into one StoneBridge Class A Ordinary Shares in connection with the Business Combination pursuant to the Sponsor Share Conversion, and then into one PubCo Ordinary Share at the Effective Time. The shares are held by StoneBridge Acquisition Sponsor LLC (referred to elsewhere in this proxy statement/prospectus as the “Sponsor”). Pursuant to a director founder share assignment agreement dated as of June 1, 2023, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari) (such agreement the “Director Founder Share Assignment Agreement”), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination. The number of shares after the Business Combination consists of the 5,000,000 PubCo Ordinary Shares resulting from the aforementioned conversions, less the aggregate of 250,000 PubCo Ordinary Shares that will be transferred to the non-employee directors of StoneBridge pursuant to the Director Founder Share Assignment Agreement. StoneBridge Acquisition Sponsor LLC is managed by its managing member, BP SPAC Sponsor LLC, which in turn is managed by Bhargav Marepally and Prabhu Antony. Any voting and dispositive decisions by BP SPAC Sponsor LLC are made by a vote of its managing members. Accordingly, Messrs. Marepally and Antony may be deemed to be beneficial owners of the shares. The address of StoneBridge Acquisition Sponsor LLC is One World Trade Center, Suite 8500, New York, New York 10007, and the address of BP SPAC Sponsor LLC is 1104 Linnea Lane, Southlake, Texas 76092.

(3)
Consists of 50,000 PubCo Ordinary Shares to be transferred to Ms. Barnes pursuant to the Director Founder Share Assignment Agreement.

(4)
Consists of 50,000 PubCo Ordinary Shares to be transferred to Ms. Naidoo pursuant to the Director Founder Share Assignment Agreement.

(5)
Consists of 50,000 PubCo Ordinary Shares to be transferred to Mr. Saldanha pursuant to the Director Founder Share Assignment Agreement.

(6)
Consists of 50,000 PubCo Ordinary Shares to be transferred to Mr. Najarian pursuant to the Director Founder Share Assignment Agreement.

(7)
Consists of 50,000 PubCo Ordinary Shares to be transferred to Mr. Kothari pursuant to the Director Founder Share Assignment Agreement.

(8)
The beneficial owners consist of (i) First Trust Merger Arbitrage Fund, (ii) First Trust Capital Management L.P., (iii) First Trust Capital Solutions L.P. and (iv) FTCS Sub GP LLC. First Trust Capital Management L.P. is a registered investment adviser that provides investment advisory services to, among others, (i) First Trust Merger Arbitrage Fund and (ii) Highland Capital Management Institutional Fund II, LLC (collectively, the “Client Accounts”). As investment adviser to the Client Accounts, First Trust Capital Management L.P. has the authority to invest the funds of the Client Accounts in securities (including StoneBridge Ordinary Shares) as well as the authority to purchase, vote and dispose of securities, and may thus be deemed the beneficial owner of the StoneBridge Ordinary Shares held in the Client Accounts. First Trust Capital Solutions L.P. and FTCS Sub GP LLC may be deemed to control First Trust Capital Management L.P. and therefore may be deemed to be beneficial owners of the StoneBridge Ordinary Shares. No one individual controls First Trust Capital Solutions L.P. or FTCS Sub GP LLC. First Trust Capital Solutions L.P. and FTCS Sub GP LLC do not own any StoneBridge Ordinary Shares for their own accounts.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
StoneBridge Relationships and Related Party Transactions
StoneBridge Class B Ordinary Shares
The Sponsor paid $25,000 to cover certain initial public offering costs of StoneBridge in consideration for 5,750,000 StoneBridge Class B Ordinary Shares which were issued on February 9, 2021, 750,000 shares of which were subsequently forfeited following the expiration of the period for the underwriter to exercise its over-allotment option. The StoneBridge Class B Ordinary Shares will automatically convert into StoneBridge Class A Ordinary Shares at the time of StoneBridge’s initial business combination and are subject to certain transfer restrictions. The Sponsor forfeited 750,000 of such StoneBridge Class B Ordinary Shares following expiration of the period for the underwriter to exercise its over-allotment option, so that the StoneBridge Class B Ordinary Shares represent 20.0% of StoneBridge’s issued and outstanding shares after StoneBridge’s initial public offering.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its StoneBridge Class B Ordinary Shares until the earlier to occur of: (i) one year after the completion of StoneBridge’s initial business combination or (ii) subsequent to the initial business combination, (a) if the last sale price of the StoneBridge Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (b) the date on which StoneBridge completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of StoneBridge’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Pursuant to the Director Founder Share Assignment Agreement, the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, StoneBridge completed a private sale of an aggregate of 7,000,000 private placement warrants to the Sponsor. The private placement warrants were sold at a purchase price of $1.00 per private placement warrant. See “Description of PubCo Securities —  Warrants” for additional details regarding the private placement warrants.
Due to Affiliates
As of June 30, 2023 and December 31, 2022, StoneBridge owed the Sponsor $407,693 and $347,693, respectively, towards deferred offering and other formation costs incurred, as well as administrative support services. This amount will be repaid as soon as practical from the operating account.
Related Party Loans
In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of StoneBridge’s officers and directors may, but are not obligated to, loan StoneBridge funds as may be required (“Working Capital Loans”). If StoneBridge completes a business combination, StoneBridge may repay the Working Capital Loans out of the proceeds of the Trust Account released to StoneBridge. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, StoneBridge may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital

Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. The warrants would be identical to StoneBridge’s private placement warrants. As of June 30, 2023, StoneBridge had no outstanding borrowings under the Working Capital Loans.
On January 20, 2023, StoneBridge held an extraordinary general meeting of shareholders at which StoneBridge’s shareholders approved a proposal to amend StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to six times for an additional one month each time up to July 20, 2023; provided that, for each extension, the Sponsor or its affiliates or designees, were required to deposit into the Trust Account, $0.05 for each StoneBridge Class A Ordinary Share then outstanding (not to exceed $150,000 per extension), on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the period for StoneBridge to consummate an initial business combination from January 20, 2023 to July 20, 2023, and in connection with such extensions, the Sponsor deposited an aggregate of $1.9 million into the Trust Account, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.
Pursuant to a subsequent approval by StoneBridge shareholders on July 19, 2023, the Sponsor or its affiliates or designees have the option to further extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non- interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. As of the date of this proxy statement/ prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until November 20, 2023 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination, and in connection with all extensions, the Sponsor has deposited an aggregate of $2,142,596 into the Trust Account as of the date of this proxy statement/prospectus, in exchange for non- interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.
Notes Payable
On October 12, 2022, StoneBridge accepted from the Sponsor an unsecured debt of $1,000,000 as extension payment in connection with the first extension of the business combination. Further, the Sponsor subsequently made monthly payments in the amount of $150,000 from January 20, 2023, to July 20, 2023 in connection with up to six monthly extension options granted to StoneBridge at the extraordinary general meeting of the shareholders held on January 20, 2023.
As of June 30, 2023, the amount outstanding under the promissory notes was $2,250,000 and the amount outstanding as of December 31, 2022, was $1,000,000. The June 30, 2023 balance includes an amount of $350,000 borrowed from the Sponsor for operating costs.
Advisory Fees—Sett & Lucas
On January 4, 2022, StoneBridge entered into an agreement with Sett & Lucas for certain financial advisory and investment banking services in relation to a business combination with a potential target. Pursuant to such agreement, StoneBridge agreed to pay Sett & Lucas a success fee earned upon successful completion of the business combination equal to 2% of the pre-money enterprise valuation of the potential target acquired. StoneBridge also agreed to reimburse Sett & Lucas for out-of-pocket expenses. On

August 10, 2022 StoneBridge entered into an engagement letter with Sett & Lucas pursuant to which Sett & Lucas was engaged as the exclusive financial advisor to StoneBridge in connection with the Business Combination. On April 2, 2023, StoneBridge and Sett & Lucas amended the engagement letter between the parties to change the amount and type of compensation to be paid to Sett & Lucas as success fee, such that, pursuant to the amended letter, Sett & Lucas is now entitled to a success fee upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination. Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of StoneBridge, is also a co-founder, and a board member and Executive Director, of Sett & Lucas. As of the date of this proxy statement/prospectus, Sett & Lucas has been providing services for buy-side search and due diligence, but the payment is not due unless the transaction is consummated.
Advisory Fees—ARC Group
On January 3, 2022, StoneBridge entered into an agreement with ARC Group for strategic and target identification advisory services, pursuant to which StoneBridge will pay the ARC Group an initial retainer fee of $25,000 (which has been paid by StoneBridge in January 2022), a closing retainer fee at announcement of the Business Combination in the amount of $175,000 and a success fee of $1,000,000 upon completion of Business Combination with introduced target. Limited target identification services have been performed by the ARC Group in connection with the agreement, the compensation for which has been covered by the initial retainer fee of $25,000. No amounts are owed under the agreement with the ARC Group as of June 30, 2023.
Advisory Fees—J.V.B. Financial Group
On April 28, 2022, StoneBridge entered into an agreement with J.V.B. Financial Group, LLC (“JVB”) for financial advisor and placement agent services in connection with the Business Combination. Pursuant to this agreement, StoneBridge agreed to pay JVB (i) a transaction fee in an amount equal to $1,500,000 in connection with a successful Business Combination transaction and (ii) a transaction fee in connection with JVBs’ services as a non-exclusive placement agent in connection with a private placement of securities to fund the Business Combination transaction equal to 4% of the gross proceeds raised from investors and received by StoneBridge. StoneBridge also agreed to reimburse JVB upon consummation of the Business Combination or upon termination of this agreement for out-of-pocket expenses up to a maximum amount of $100,000. No services have been performed and no amounts are owed under the agreement with JVB as of June 30, 2023.
Support Services
StoneBridge entered into an agreement, commencing on the effective date of StoneBridge’s initial public offering through the earlier of the consummation of a business combination and StoneBridge’s liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services.
In order to meet StoneBridge’s working capital needs following the consummation of StoneBridge’s initial public offering, the Sponsor, StoneBridge’s officers and directors and their respective affiliates may, but are not obligated to, loan StoneBridge funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would be repaid upon consummation of an initial business combination, without interest.
StoneBridge reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on StoneBridge’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by StoneBridge, provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by StoneBridge unless StoneBridge consummates an initial business combination. StoneBridge’s audit committee reviews and approves all reimbursements and payments made to the Sponsor or any member of StoneBridge’s management team, or StoneBridge’s or their respective affiliates, and any reimbursements and payments made to members of StoneBridge’s audit committee are reviewed and approved by StoneBridge’s board of directors, with any interested director abstaining from such review and approval.
No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of the Sponsor, StoneBridge’s officers or directors who owned StoneBridge’s ordinary shares, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).
All ongoing and future transactions between StoneBridge and any of StoneBridge’s officers and directors or their respective affiliates will be on terms believed by StoneBridge to be no less favorable to StoneBridge than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of StoneBridge’s uninterested “independent” directors (to the extent StoneBridge has any) or the members of StoneBridge’s board who do not have an interest in the transaction, in either case who had access, at StoneBridge’s expense, to StoneBridge’s attorneys or independent legal counsel. StoneBridge will not enter into any such transaction unless StoneBridge’s disinterested “independent” directors (or, if there are no “independent” directors, StoneBridge’s disinterested directors) determine that the terms of such transaction are no less favorable to StoneBridge than those that would be available to StoneBridge with respect to such a transaction from unaffiliated third parties.
For the six months ended June 30, 2023, StoneBridge incurred $60,000 in fees for these services. As of June 30, 2023 and December 31, 2022 a total of $230,000 and $170,000, respectively, of administrative support services were incurred and due to affiliates.
DigiAsia Relationships and Related Party Transactions
Compensation
During the fiscal years ended December 31, 2022, 2021 and 2020, DigiAsia paid remuneration of $0.9 million, $0.8 million and $0.7 million, respectively, to its key management.
Loan from Alexander Rusli
During the fiscal year ended December 31, 2020, DigiAsia received a loan from Alexander Rusli amounting to $31,491 for the purpose of working capital. The outstanding amount as at December 31, 2021 was Nil.
Loans from Key Management
From January 1, 2023, to August 7, 2023, the DigiAsia Group has received a total of $1.2 million in interest free, unsecured loans from key management, which are to be utilized for meeting operating expenses incurred in the ordinary course of business and costs and expenses incurred by DigiAsia in preparation, execution and completion of the Business Combination. As of the date of this proxy statement/prospectus, an amount of $216,633 remained outstanding under such loans.
Issuance of Shares to Genesis Global Pte. Ltd. and Maxwell Universal Group Inc.
On February 28, 2020, each of Genesis Global Pte. Ltd. and Maxwell Universal Group Inc. entered into a share subscription agreement with DigiAsia, pursuant to which DigiAsia issued shares to each of Genesis Global Pte. Ltd. and Maxwell Group Universal Inc., both of which are corporate entities in which Alexander Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, holds the position of Director and exercises complete ownership, as part of the Mastercard fundraising round.
Joint Venture
During the year ended December 31, 2021, DigiAsia entered into a joint venture agreement with other venturers and acquired 24.90% ownership share in PT Platform Prabayar Nusantara for a consideration of $52,320. During the year ended December 31, 2022, DigiAsia obtained a loan of $133,500 from PT Platform Prabayar Nusantara. The outstanding amount of loan as at December 31, 2022 was $133,500. The loan has since been repaid in full and no amount remained outstanding as of the date of this proxy statement/prospectus.

PT Platform Prabayar Nusantara was incorporated as a joint venture to launch Mastercard prepaid cards in Indonesia. Through PT Solusi Pasti Indonesia, DigiAsia has received sandbox approval for prepaid cards and is collaborating with Mastercard on a commercial basis for prepaid cards through PT Solusi Pasti Indonesia. As a result, PT Platform Prabayar Nusantara will no longer be in the business of prepaid card services, and is currently non-operational. DigiAsia expects the nature of business of the joint venture to change prior to PT Platform Prabayar Nusantara resuming operations. The shareholders of PT Platform Prabayar Nusantara are DigiAsia (owning 24.9% equity), Mastercard (owning 20.0% equity) and PT Nexis Kapital Investama (owning the remaining 55.1%). The board of directors of PT Platform Prabayar Nusantara currently consists of Alexander Rusli (representing DigiAsia), Navin Jain (representing Mastercard) and Hendra Widjaja (representing PT Nexis Kapital Investama)
Credit Facilities
On March 25, 2021, based on a loan agreement, PT Bank Sahabat Sampoerna agreed to extend an overdraft facility loan to PT Reyhan Putra Mandiri, an entity within the DigiAsia Group, with maximum amount of 5.0 billion Indonesian Rupiah (equivalent to approximately $317,844), repayable on demand. In fiscal years ended December 31, 2022 and 2021, the credit facility bore a floating interest rate at 18% per annum. The credit facilities are secured by a letter of comfort from Alexander Steven Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, and a margin deposit of 30% of the usable limit.
The outstanding balance of the facility amounted to $203,928 and $137,052 as of December 31, 2022, and 2021 respectively. As May 31, 2023, an amount of $101,355 remained outstanding. As of the date of this proxy statement/prospectus, an amount of $215,580 remained outstanding under such facility.
Key Management Advances
During the fiscal years ended December 31, 2022 and 2021, certain advances were received from key management, the outstanding amounts as at December 31, 2022 and 2021 were $158,923 and Nil, respectively. The outstanding amount has since been repaid and no amount was outstanding as of the date of this proxy statement/prospectus.
During the fiscal years ended December 31, 2022 and 2021, certain advances for business expenses were given to key management. The outstanding amounts as at December 31, 2022 and 2021 were $52,508 and Nil, respectively. As of date of this proxy statement/prospectus, the advances given to key management was $107,930.
Shareholder Loan Facility
On July 10, 2023, DigiAsia entered into a shareholder loan agreement with Pay Square Capital Pte. Ltd., a principal shareholder of DigiAsia, in the aggregate amount of $3.0 million. Under such shareholder loan facility, DigiAsia can borrow up to $3.0 million, in one or more tranches, as required by DigiAsia. Amounts borrowed under the facility are to be used for, among other things, operating expenses incurred in the ordinary course of business and cost and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination. The shareholder loan facility will bear interest at a rate of 1.5% per month. In the event of default, the default interest rate will be 0.5% per month higher.
Amounts drawn under the facility are repayable on or before July 10, 2024 or upon the following conditions for early repayment (i) completion of the Business Combination and commencement of the listing of the PubCo Ordinary Shares on Nasdaq, (ii) the public listing of DigiAsia and/or any entity of DigiAsia’s group structure on an internationally-recognized stock exchange or (iii) completion by DigiAsia, of any transaction or series of transaction which raises fund and/or capital in the form of equity or debt or otherwise, in an aggregate amount of not less than $10.0 million.
As of the date of this proxy statement/prospectus, DigiAsia has drawn a total of $958,854 under the facility and an unpaid amount of $958,854 remained outstanding under the facility as of the date of this proxy statement/prospectus.
Short-Term Loan
On December 26, 2022, Sett & Lucas entered into a loan agreement with PT DAB, Alexander Rusli, and Prashant Gokarn, pursuant to which Sett & Lucas loaned an amount of $600,000 to DigiAsia. On February 15, 2023, DigiAsia repaid the $600,000 loan obtained from Sett & Lucas.

DESCRIPTION OF PUBCO SECURITIES
The following description of the material terms of the securities of PubCo following the closing of the Business Combination includes a summary of specified provisions of the New PubCo Charter that will be in effect upon closing of the Business Combination. This description does not purport to be complete, and is subject, and qualified by reference, to the proposed New PubCo Charter, as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we”, “our” or “us” refer to PubCo (that is, StoneBridge following the consummation of the Business Combination), and all capitalized terms used in this section are as defined in the New PubCo Charter, unless elsewhere defined herein.
PubCo is a Cayman Islands exempted company and its affairs are governed by the New PubCo Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands.
PubCo is authorized to issue 200,000,000 ordinary shares, of a par value of $0.0001 each, and 1,000,000 undesignated preference shares, of a par value of $0.0001 each.
As of the date of this proxy statement/prospectus, there are no PubCo ordinary shares or preference shares issued and outstanding. PubCo expects to have approximately 58,475,969 ordinary shares and no preference shares outstanding immediately after the consummation of the Business Combination, assuming that no StoneBridge Class A Ordinary Shares are redeemed in connection with the Business Combination, and 56,050,000 ordinary shares and no preference shares outstanding immediately after the consummation of the Business Combination, assuming holders of StoneBridge Class A Ordinary Shares have exercised redemption rights with respect to all shares (in each case, without giving effect to any shares issued in connection with the Transaction Financing).
PubCo Ordinary Shares
General
Holders of PubCo Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this proxy statement/prospectus, none of the holders of PubCo Ordinary Shares have different voting rights from the other holders after the consummation of the Business Combination.
Unless specified in the Cayman Islands Companies Act, the New PubCo Charter or applicable securities exchange rules, the affirmative vote of a majority of PubCo Ordinary Shares that are voted is required to approve any such matter voted on by PubCo shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the New PubCo Charter. Such actions include amending PubCo’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.
Holders of PubCo Ordinary Shares will not have any conversion, pre-emptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the PubCo Ordinary Shares.
Directors are elected for a term expiring at the next succeeding annual general meeting after their election, and until their successors are appointed and qualified. There is no cumulative voting with respect to the election of directors.
Dividends
PubCo shareholders are entitled to receive ratable dividends when, as and if declared by PubCo’s board of directors out of funds legally available therefor.
The payment of cash dividends in the future, if any, will be at the discretion of PubCo’s board of directors and will depend upon such factors as revenues, earnings levels, capital requirements, contractual restrictions, PubCo’s overall financial condition, available distributable reserves and any other factors deemed relevant by PubCo’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of its business.
Even if PubCo’s board of directors decides to pay dividends, the form, frequency and amount will depend upon PubCo’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that PubCo’s board of directors may deem relevant. In addition, PubCo is a holding company and depend on the receipt of dividends and other distributions from its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture to pay dividends on PubCo Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, PubCo’s board of directors will consider, among other things:
•
PubCo’s results of operations and cash flow;

•
PubCo’s expected financial performance and working capital needs;

•
PubCo’s future prospects;

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PubCo’s capital expenditures and other investment plans;

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other investment and growth plans;

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dividend yields of comparable companies globally;

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restrictions on payment of dividend that may be imposed on PubCo by financing arrangements; and

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the general economic and business conditions and other factors deemed relevant by PubCo’s board of directors and statutory restrictions on the payment of dividends.

PubCo is a holding company and depends on the receipt of dividends and other distributions from its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture to pay dividends on PubCo Ordinary Shares. There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of PubCo’s significant subsidiaries that would affect the payment or remittance of dividends.
Liquidation
On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of PubCo Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.
Transfers of Shares
Subject to the restrictions contained in the New PubCo Charter and the rules or regulations of the Designated Stock Exchange (as defined in the New PubCo Charter) or any relevant securities laws, any PubCo shareholders may transfer all or any of his or her PubCo Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the PubCo directors. However, the PubCo directors may, in their absolute discretion, decline to register any transfer of PubCo Ordinary Shares, subject to any applicable requirements imposed from time to time by the SEC and the Designated Stock Exchange.
Register of Members
Under Cayman Islands law, PubCo must keep a register of members and there shall be entered therein:
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the names and addresses of the members of the company, a statement of the shares held by each member, which:

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distinguishes each share by its number (so long as the share has a number),

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confirms the amount paid, or agreed to be considered as paid, on the shares of each member,

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confirms the number and category of shares held by each member, and

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confirms whether each relevant category of shares held by a member carries voting rights under the articles of association, and if so, whether such voting rights are conditional;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.
Under Cayman Islands law, the register of members of PubCo is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the consummation of the Business Combination, the register of members shall be immediately updated to reflect the issue of shares by PubCo. Once PubCo’s register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of PubCo’s ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Calls on Shares and Forfeiture of Shares
PubCo’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their PubCo Ordinary Shares. If a call or instalment of a call remains unpaid after it has become due and payable the PubCo board of directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by PubCo by reason of such non-payment. If the notice is not complied with, any PubCo Ordinary Shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the PubCo board of directors. Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited PubCo Ordinary Share and not paid before the forfeiture.
Redemption and Repurchase of Shares
Subject to the provisions of the Cayman Islands Companies Act, PubCo may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or PubCo. The redemption of such shares will be effected in such manner and upon such other terms as PubCo’s directors, determine before the issue of the shares. PubCo may also purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).
PubCo Preference Shares
The New PubCo Charter authorizes 1,000,000 preference shares and provides that preference shares may be issued from time to time in one or more series. PubCo’s board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. PubCo’s board of directors will be able to, without shareholder approval (except as otherwise required by any applicable securities exchange), issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of PubCo’s board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of PubCo or the removal of

PubCo’s then existing management. PubCo has no preference shares issued and outstanding at the date hereof. Although PubCo does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future. No preference shares will be issued or registered in connection with the Business Combination.
Warrants
The following is a description of StoneBridge’s warrants, which, in connection with the Business Combination, will cease to be warrants with respect to StoneBridge Ordinary Shares and become warrants to purchase PubCo Ordinary Shares at the Effective Time, subject to substantially the same respective terms and conditions prior to the Effective Time.
Public Warrants
Each whole warrant will entitle the registered holder to purchase one PubCo Ordinary Share at a price of $11.50 per share, subject to certain adjustments, at any time starting 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of PubCo Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
PubCo will not be obligated to deliver any PubCo Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the PubCo Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to PubCo satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No warrant will be exercisable for cash or on a cashless basis, and PubCo will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
PubCo is obligated to, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, to use its commercially reasonable efforts to file with the SEC, and within 60 business days following the Business Combination, to have declared effective, a registration statement covering the offer and sale of the PubCo Ordinary Shares issuable upon exercise of the warrants. PubCo will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the agreement governing the warrants. No warrants will be exercisable for cash unless PubCo has an effective and current registration statement covering the offer and sale of the PubCo Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such PubCo Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the PubCo Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when PubCo shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Notwithstanding the above, if the PubCo Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, PubCo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event PubCo so elects, PubCo will not be required to file or maintain in effect a registration statement, and in the event PubCo does not so elect, PubCo will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of PubCo

Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of the PubCo Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
PubCo has agreed that, subject to applicable law, (i) any action, proceeding or claim against PubCo arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York in the Borough of Manhattan or the United States District Court for the Southern District of New York, and (ii) that PubCo irrevocably submits to such jurisdictions, which jurisdictions shall be the exclusive forums for any such action, proceeding or claim. PubCo will waive any objection to such exclusive jurisdictions and that such courts represent inconvenient forums. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Redemption of Warrants
Once the warrants become exercisable, PubCo may call the warrants for redemption (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and

if, and only if, the reported last reported sale price of the PubCo Ordinary Shares equal or exceed $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date PubCo sends the notice of redemption to the warrant holders.
PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the PubCo Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those PubCo Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by PubCo, PubCo may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or PubCo is unable to effect such registration or qualification. PubCo will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered by StoneBridge in its initial public offering.
If the foregoing conditions are satisfied and PubCo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If PubCo calls the warrants for redemption as described above, PubCo’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” PubCo’s management will consider, among other factors, PubCo’s cash position, the number of warrants that are issued and outstanding and the dilutive effect on PubCo’s shareholders of issuing the maximum number of PubCo Ordinary Shares issuable upon the exercise of PubCo’s warrants. If PubCo’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the PubCo Ordinary Shares for the

10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If PubCo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of PubCo Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If PubCo calls its warrants for redemption and PubCo’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Anti-dilution Adjustments
If the number of issued and outstanding PubCo Ordinary Shares is increased by a capitalization or share dividend payable in PubCo Ordinary Shares, or by a subdivision of PubCo Ordinary Shares or other similar event, then, on the effective date of such capitalization, share dividend, subdivision or similar event, the number of PubCo Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding PubCo Ordinary Shares. A rights offering made to all or substantially all holders of PubCo Ordinary Shares entitling holders to purchase PubCo Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of PubCo Ordinary Shares equal to the product of (i) the number of PubCo Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo Ordinary Shares) multiplied by (ii) one minus the quotient of (x) the price per PubCo Ordinary Shares paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for PubCo Ordinary Shares, in determining the price payable for PubCo Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of PubCo Ordinary Shares as reported during the 10-day trading period ending on the trading day prior to the first date on which the PubCo Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if PubCo, at any time while the warrants are issued and outstanding and unexpired, pay to all or substantially all of the holders of PubCo Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of PubCo Ordinary Shares on account of such PubCo Ordinary Shares (or other securities into which the warrants are convertible), other than (i) as described above or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the PubCo Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and excluding cash dividends or cash distributions that resulted in an adjustment to the warrant price or to the number of PubCo Ordinary Shares issuable on exercise of each warrant) does not exceed $0.50, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PubCo Ordinary Share in respect of such event.
If the number of issued and outstanding PubCo Ordinary Shares is decreased by a consolidation, combination, reverse share subdivision, or reclassification of PubCo Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision reclassification, or similar event, the number of PubCo Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding PubCo Ordinary Shares.
Whenever the number of PubCo Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of PubCo Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of PubCo Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding PubCo Ordinary Shares (other than those described above or that solely affects the par value of such PubCo Ordinary Shares), or in the case of any merger or consolidation of PubCo with or into another corporation (other than a consolidation or merger in which PubCo is the continuing corporation and that does not result in any reclassification or reorganization of PubCo’s issued and outstanding PubCo Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of PubCo as an entirety or substantially as an entirety in connection with which PubCo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of PubCo Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock, or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding PubCo Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the PubCo Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of PubCo Ordinary Shares in such a transaction is payable in the form of PubCo Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and PubCo. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to PubCo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive PubCo Ordinary Shares. After the issuance of PubCo Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrants may be exercised only for a whole number of PubCo Ordinary Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, PubCo will, upon exercise, round down to the nearest whole number the number of PubCo Ordinary Shares to be issued to the warrant holder.
As of the date of this proxy statement/prospectus, there were 10,000,000 StoneBridge public warrants outstanding.
Private Placement Warrants
Each private placement warrant is exercisable for one PubCo Ordinary Share. The private placement warrants (including the PubCo Ordinary Shares issuable upon their exercise) are not transferable, assignable or salable until 30 days after the Business Combination (except in certain limited circumstances) and are not be redeemable by PubCo and are exercisable on a cashless basis so long as they are held by the initial purchasers or their respective permitted transferees. The sponsor, the underwriters of StoneBridge’s initial public offering, or their permitted transferees have the option to exercise private placement warrants on a cashless basis and have certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their respective permitted transferees, the private placement warrants will be redeemable by PubCo in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
As of the date of this proxy statement/prospectus, there were 8,000,000 StoneBridge private placement warrants outstanding.
Transfer Agent
The transfer agent for PubCo’s ordinary shares is Continental Stock Transfer & Trust Company.
PubCo will indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Differences in Corporate Law
Cayman Islands companies are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Islands Companies Act applicable to StoneBridge and PubCo and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
In certain circumstances, the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of 66 2∕3% in value of the voting shares that attend and vote at a general meeting) of the shareholders of each company or (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Islands Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Cayman Islands Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such as a businessman would reasonably approve; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-Out Provisions
When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders Suits
Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, PubCo will be the proper plaintiff in any claim based on a breach of duty owed to PubCo, and a claim against (for example) PubCo’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforceability of Civil Liability under Cayman Islands Law
The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
PubCo has been advised by Conyers Dill & Pearman LLP, PubCo’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against PubCo, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PubCo predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Special Considerations for Exempted Companies
PubCo is an exempted company with limited liability (meaning PubCo’s public shareholders have no liability, as members of PubCo, for liabilities of PubCo over and above the amount paid for their shares) under the Cayman Islands Companies Act. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•
an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•
an exempted company’s register of members is not open to inspection;

•
an exempted company does not have to hold an annual general meeting;

•
an exempted company may issue shares with no par value;

•
an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
an exempted company may register as a limited duration company; and

•
an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The New PubCo Charter permits indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from dishonesty, willful default or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, PubCo intends to enter into indemnification agreements with PubCo’s directors and executive officers that will provide such persons with additional indemnification beyond that provided in the New PubCo Charter.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PubCo’s directors, officers or persons controlling PubCo under the foregoing provisions, PubCo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
•
duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•
duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•
directors should not improperly fetter the exercise of future discretion;

•
duty to exercise powers fairly as between different sections of shareholders;

•
duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
General Meetings of Shareholders
As a Cayman Islands exempted company, PubCo is not obliged by law to call shareholders’ annual general meetings. However, the New PubCo Charter requires PubCo to hold a general meeting each year as its annual general meeting. The PubCo board of directors may also convene a general meeting at such time and place as they may determine. At least five clear days’ notice shall be given for any general meeting.
Certain Anti-Takeover Provisions of the New PubCo Charter
PubCo’s authorized but unissued ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of PubCo by means of a proxy contest, tender offer, merger or otherwise.
Anti-Money Laundering — Cayman Islands
In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.
We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.
If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection — Cayman Islands
PubCo has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Prospective investors should note that, by virtue of making investments in the PubCo’s securities and the associated interactions with PubCo and its affiliates and/or the PubCo’s third party service providers, or by virtue of providing PubCo with personal data on individuals connected with the investor (including but not limited to directors, trustees, employees, representatives, shareholders, investors, clients, beneficial owners or agents) such individuals will be providing PubCo and its affiliates and/or third party service providers with certain personal data within the meaning of the DPL.
PubCo shall act as a data controller in respect of this personal data and its affiliates and/or third party service providers, will normally act as data processors. Where those affiliates or third party service providers make their own decisions regarding the processing of personal data they hold, in certain circumstances they may also be data controllers in their own right under the DPL.
By investing in PubCo’s securities, a holder of securities, or a holder, shall be deemed to have read in detail and understood the Privacy Notice set out below. This Notice provides an outline of the holder’s data protection rights and obligations as they relate to their investment.
Oversight and enforcement of the DPL is the responsibility of the Cayman Islands’ Ombudsman. Breach of the DPL by PubCo could lead to enforcement action by the Ombudsman, including the imposition of remediation orders, financial penalties or referral for criminal prosecution. The Ombudsman’s address is set out at the end of the Notice.
Privacy Notice
Introduction
This privacy notice puts PubCo’s shareholders on notice that through your investment in PubCo you will provide PubCo with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to PubCo and PubCo’s affiliates and/or delegates, except where the context requires otherwise.
Investor Data
PubCo will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. PubCo will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct PubCo’s activities of on an ongoing basis or to comply with legal and regulatory obligations to which PubCo is subject. PubCo will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In PubCo’s use of this personal data, PubCo will be characterized as a “data controller” for the purposes of the DPL, while PubCo’s affiliates and service providers who may receive this personal data from PubCo in the conduct of PubCo’s activities may either act as PubCo’s “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to PubCo.
PubCo may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides PubCo with personal data on individuals connected to you for any reason in relation your investment in PubCo, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How PubCo May Use a Shareholder’s Personal Data
PubCo, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
•
where this is necessary for the performance of PubCo’s rights and obligations under any purchase agreements;

•
where this is necessary for compliance with a legal and regulatory obligation to which PubCo is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•
where this is necessary for the purposes of PubCo’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should PubCo wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), PubCo will contact you.
Why PubCo May Transfer Your Personal Data
In certain circumstances PubCo may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
PubCo anticipates disclosing personal data to persons who provide services to PubCo and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on PubCo’s behalf.
The Data Protection Measures PubCo Takes
Any transfer of personal data by PubCo or PubCo’s duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.
PubCo and PubCo’s duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
PubCo shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
This section describes the material differences between the rights of StoneBridge shareholders before the consummation of the Business Combination, and the rights of PubCo shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of StoneBridge and PubCo.
This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. StoneBridge shareholders are urged to carefully read the relevant provisions of the New PubCo Charter that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). References in this section to the New PubCo Charter are references thereto as they will be in effect upon consummation of the Business Combination. However, the New PubCo Charter may be amended at any time prior to consummation of the Business Combination by mutual agreement of StoneBridge and DigiAsia or after the consummation of the Business Combination by amendment by means of a special resolution of PubCo’s shareholders and otherwise in accordance with their terms. If the New PubCo Charter is amended, the below summary may cease to accurately reflect the New PubCo Charter as so amended.
StoneBridge	PubCo
Authorized Share Capital
StoneBridge’s authorized share capital is $22,100 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.	PubCo’s authorized share capital is $20,100 divided into 200,000,000 ordinary shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.
Issue of Shares and Other Securities
Subject to the Existing StoneBridge Charter and applicable rules and regulations, the StoneBridge board of directors may allot, issue, grant options over or otherwise dispose of shares without preferred, deferred or other rights or restrictions to such persons, at such times and on such other terms as the StoneBridge board of directors think proper, provided the StoneBridge board of directors shall not do any of the foregoing to the extent it may affect the ability of StoneBridge to carry out the conversion of the StoneBridge Class B Ordinary Shares into StoneBridge Class A Ordinary Shares as set out in the Existing StoneBridge Charter.	Subject to the New PubCo Charter and applicable rules and regulations, all shares for the time being unissued shall be under the control of the New PubCo Charter who may issue, allot, grant options over or otherwise dispose of with or without preferred, deferred or other rights or restrictions and dispose of the same to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine and issue warrants or similar instruments with respect thereto, and for such purposes, the New PubCo Charter may reserve an appropriate number of shares for the time being unissued.
Number and Qualification of Directors
The StoneBridge board of directors must consist of not less than one person; provided that such limits in the number of directors may be increased or reduced by the ordinary resolution. The directors must be divided into three classes: Class I, Class II and Class III.	The StoneBridge board of directors must consist of not less than one person; provided that such limits in the number of directors may be increased or reduced by the ordinary resolution.

StoneBridge	PubCo
Appointment/Removal of Directors

Prior to the consummation of a business combination, StoneBridge may appoint or remove any director by ordinary resolution of the holders of StoneBridge Class B Ordinary Shares.
In addition, the StoneBridge board of directors may appoint in accordance with the Existing StoneBridge Charter, any person to be a director, to fill a vacancy provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Existing StoneBridge Charter as the maximum number of directors.

PubCo may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any Director.
In addition, the PubCo board of directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the New PubCo Charter as the maximum number of directors.

Quorum

Shareholders.   The holders of one-third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy constitutes a quorum. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
Board of Directors.   The quorum for the transaction of the business of the StoneBridge board of directors may be fixed by the StoneBridge board of directors, and unless so fixed must be a majority of the directors then in office.

Shareholders.   Shareholders holding in aggregate not less than a simple majority of all voting share capital of PubCo in issue present in person or by proxy and entitled to vote shall be a quorum. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
Board of Directors.   The quorum necessary for the transaction of the PubCo board of directors must be a majority of the authorized numbers of directors.

StoneBridge	PubCo
Shareholder Meeting

General meetings may be called by:
(a)
the board of directors of StoneBridge;

(b)
the chief executive officer of StoneBridge; or

(c)
the chairman of the StoneBridge board of directors.

The StoneBridge shareholders do not have the ability to call general meetings.
StoneBridge may, but shall not (unless required by the Cayman Islands Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting. Any annual general meeting shall be held at such time and place as the StoneBridge board of directors appoint.

General meetings may be called by:
(a)
the board of directors of PubCo;

(b)
the chief executive officer of PubCo; or

(c)
the chairman or co-chairman of the PubCo board of directors.

PubCo will hold a general meeting as its annual general meeting each year. Any annual general meeting will be held at such time and place as the PubCo directors approve.
At an annual general meeting of PubCo, only such business will be conducted as has been properly brought before the meeting. For business to be properly brought before an annual general meeting by a shareholder of PubCo, the PubCo shareholder must deliver notice to the principal executive offices of PubCo not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.
Extraordinary general meetings may be called by a resolution adopted by the majority of the PubCo board of directors, and may not be called by any other person or persons. No business may be transacted at any extraordinary general meeting other than the business specified in the notice of such meeting. The PubCo board of directors may postpone, reschedule or cancel any previously scheduled extraordinary general meeting.

StoneBridge	PubCo
Dividends

Subject to the Cayman Islands Companies Act and the Existing StoneBridge Charter and except as otherwise provided by the rights attached to any shares of StoneBridge, the StoneBridge directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of StoneBridge lawfully available therefor.
A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of StoneBridge’s realized or unrealized profits, out of the share premium account or as otherwise permitted by law.
Any dividend which remains unclaimed after six months from the date on which such dividend becomes payable may, in the discretion of StoneBridge’s board of directors, be paid into a separate account in StoneBridge’s name, provided that the dividend shall remain as a debt due to the applicable StoneBridge shareholder.
As a matter of Cayman Islands corporate law, a Cayman Islands company may declare and pay a dividend on its shares out of either profit or share premium account, provided always that a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Subject to the Cayman Islands Companies Act and the New PubCo Charter and except as otherwise provided by the rights attached to any shares of PubCo, the PubCo board of directors may resolve to pay dividends on shares of PubCo in issue and authorize payment of the dividends or other distributions out of the funds of PubCo lawfully available therefor.
A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the board of directors of PubCo resolve to pay such dividend specifically state that such dividend shall be a final dividend. The board of directors shall establish an account to be called the “share premium account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in PubCo. Unless otherwise provided by the provisions of the New PubCo Charter, the PubCo board of directors may apply the share premium account in any manner permitted by the Cayman Islands Companies Act and the rules and regulations of the Designated Stock Exchange (as defined in the New PubCo Charter), and/or the SEC.
Any dividend which remains unclaimed after six months from the date on which such dividend becomes payable may, in the discretion of StoneBridge’s board of directors, be paid into a separate account in StoneBridge’s name, provided that the dividend shall remain as a debt due to the applicable StoneBridge shareholder.
As a matter of Cayman Islands corporate law, a Cayman Islands company may declare and pay a dividend on its shares out of either profit or share premium account, provided always that a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

StoneBridge	PubCo
Supermajority Voting Provisions

A special resolution, requiring not less than a two-thirds vote, is required to:
(a)
change StoneBridge’s name;

(b)
amend the Existing StoneBridge Charter;

(c)
amend the Existing StoneBridge Charter with respect to any objects, powers or other matters;

(d)
reduce StoneBridge’s share capital or any capital redemption reserve fund;

(e)
have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands;

(f)
merge or consolidate StoneBridge with one or more other constituent companies;

(g)
sanction the commencement of winding up of StoneBridge; and

(h)
wind-up StoneBridge voluntarily (provided that, StoneBridge is unable to pay its debts as they fall due, it may wound up voluntarily by an ordinary resolution of the StoneBridge shareholders).

A special resolution, requiring not less than a 90 per cent vote, is required to amend article 29.1 of the Existing StoneBridge Charter.

A special resolution, requiring not less than a two- thirds vote, is required to:
(a)
change PubCo’s name;

(b)
amend the New PubCo Charter;

(c)
amend the New PubCo Charter with respect to any objects, powers or other matters;

(d)
reduce PubCo’s share capital or any capital redemption reserve fund;

(e)
have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands; and in furtherance of a resolution adopted pursuant to the foregoing, the PubCo board of directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of PubCo;

(f)
merge or consolidate PubCo with one or more other constituent companies;

(g)
sanction the commencement of winding up of PubCo; and

(h)
wind-up PubCo voluntarily (provided that, PubCo is unable to pay its debts as they fall due, it may wound up voluntarily by an ordinary resolution of PubCo shareholders).

SHARES ELIGIBLE FOR FUTURE SALE
Upon the consummation of the Business Combination, PubCo will have, based on the No Redemption Scenario and the other assumptions set out elsewhere in this proxy statement/prospectus, up to 58,475,969 PubCo Ordinary Shares issued and outstanding. All of the PubCo Ordinary Shares issued to the StoneBridge shareholders and DigiAsia Shareholders in connection with the Business Combination will be freely transferable by persons other than by the Sponsor or StoneBridge’s, PubCo’s or DigiAsia’s affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of the PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. StoneBridge will apply for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on Nasdaq, but there can be no assurance such listing condition will be met, that StoneBridge will obtain such confirmation from Nasdaq or that, if listed, a regular trading market will develop in the PubCo Ordinary Shares.
Lock-up Agreements
Substantially concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of DigiAsia, including its principal shareholders, and the Sponsor have agreed, pursuant to, respectively, the DigiAsia Shareholder Lock-Up Agreement and the Sponsor Support Agreement, not to, without the prior written consent of the board of directors of PubCo, for specified periods of time after the consummation of the Business Combination, transfer any PubCo Ordinary Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, with certain customary exceptions. As a result of these lock-up provisions, additional securities of PubCo will be eligible for resale as follows.
Under the DigiAsia Shareholder Lock-Up Agreement, the earlier of:
(i)
nine months after the Closing Date; and

(ii)
subsequent to the Amalgamation, (a) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation or (b) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Under the Sponsor Support Agreement, the earlier of:
(i)
(a) with respect to 250,000 of such Sponsor’s PubCo Ordinary Shares or securities convertible into PubCo Ordinary Shares, nine months after the Closing Date and (b) with respect to the remainder of such Sponsor’s PubCo Ordinary Shares or securities convertible into PubCo Ordinary Shares, six months after the Closing Date, and

(ii)
subsequent to the Amalgamation, (b) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation or (b) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

For additional information, see “Business Combination Proposal — Related Agreements — DigiAsia Shareholder Lock-Up Agreement” and “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”
Registration Rights
Substantially concurrently with the execution and delivery of the Business Combination Agreement, StoneBridge, DigiAsia and certain shareholders of DigiAsia (such shareholders, together with their permitted transferees, collectively, the “Participating DigiAsia Shareholders”) entered into a shareholder rights agreement, pursuant to which, the Participating DigiAsia Shareholders were granted certain registration rights with respect to the PubCo Ordinary Shares to be issued to such shareholders in connection with the Business Combination (such PubCo Ordinary Shares, the “registrable securities”).
In particular, the Registration Rights Agreement provides for the following registration rights:
•
Demand registration rights.   The Registration Rights Agreement grants each Participating DigiAsia Shareholder, the right to make one or more written requests to PubCo from time to time, at any time after the Closing, for the registration of all or part of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of such written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. PubCo is then obligated, pursuant to the Registration Rights Agreement, to, as promptly as practicable, file a registration statement with the SEC and use its reasonable best efforts to effect the registration of all or part of the requesting Participating DigiAsia Shareholders’ registrable securities promptly after the receipt of the initial written request, and cause such registration statement to remain effective for not less than 180 days (or such shorter period as will terminate when all registrable securities covered by such registration statement have been sold or withdrawn), or, if such registration statement relates to an underwritten public offering, such longer period as, in the opinion of counsel for the underwriter(s), a prospectus is required by law to be delivered in connection with sales of registrable securities by an underwriter or dealer. Notwithstanding the foregoing, PubCo is not obligated to effect any registration pursuant to a written request for demand registration if a demand registration or piggyback registration (discussed below) was declared effective or an underwritten shelf takedown was consummated within the 90-day period preceding such written request.

•
Shelf registration rights.   Pursuant to the Registration Rights Agreement, PubCo is obligated, upon the written request of any Participating DigiAsia Shareholder from time to time, at any time after the Closing, to promptly file with the SEC, a shelf registration statement pursuant to Rule 415 under the Securities Act and use PubCo’s reasonable best efforts to effect the registration of all or a portion of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of the initial shelf registration written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days (or such shorter period as may reasonably be requested in connection with an underwritten “block trade”) after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. The Registration Rights Agreement obligates PubCo to use its reasonable best efforts to keep any registration statement filed in satisfaction of a shelf registration request continuously effective under the Securities Act until the earlier of (i) the date as of which all registrable securities have been sold pursuant to such registration statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which no Participating DigiAsia Shareholder holds registrable securities. At any time that PubCo has an effective shelf registration statement with respect to a Participating DigiAsia Shareholder’s registrable securities, such Participating DigiAsia Shareholder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown. Upon the receipt of such shelf takedown request, PubCo must, no later than two business days after receipt of such request (or within 24 hours after the request, in the case of an underwritten “block trade”), deliver a written notice of the request to all other Participating DigiAsia Shareholders with registrable securities covered by the registration statement to which the shelf takedown request relates, and offer such other Participating DigiAsia Shareholders the opportunity to include in the underwritten shelf takedown, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the underwritten shelf takedown, all such registrable securities with respect to which PubCo receives requests for inclusion therein within three business days (or within 24 hours, in the case of an underwritten “block trade”) after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. Notwithstanding the foregoing, PubCo is not obliged to effect any underwritten shelf takedown if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.
•
Piggyback registration rights.   At any time after the Closing, if PubCo proposes to file a registration statement to register any of PubCo’s equity securities under the Securities Act or to conduct a public offering, either for PubCo’s own account or for the account of any other person, subject to certain exceptions, the Participating DigiAsia Shareholders are entitled to include their registrable securities in such registration statement.

Pursuant to the terms of the Registration Rights Agreement, all expenses incident to PubCo’s performance of or compliance with the Registration Rights Agreement shall be borne by PubCo, except that PubCo shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of registrable securities.
The Registration Rights Agreement contains customary cross-indemnification provisions, under which PubCo is obligated to indemnify Participating DigiAsia Shareholders in the event of material misstatements or omissions in the applicable registration statements attributable to PubCo, and Participating DigiAsia Shareholders are obligated to indemnify PubCo for material misstatements or omissions in any applicable registration statements attributable to them.
As to any particular registrable securities, such securities shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities have been transferred pursuant to Rule 144 under the Securities Act or (iii) such securities have ceased to be outstanding.
Pursuant to the Registration Rights Agreement, each Participating DigiAsia Shareholder participating in a registration or sale of registrable securities pursuant to the registration rights discussed above that is conducted as an underwritten public offering, and PubCo’s directors and officers will, if requested, deliver a customary lock-up agreement in connection with any such underwritten public offering, subject to certain customary exceptions; provided that, the foregoing requirement will not apply to any Participating DigiAsia Shareholder that holds fewer than 5% of then then total issued and outstanding PubCo Ordinary Shares.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted PubCo Ordinary Shares or PubCo warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted PubCo Ordinary Shares or PubCo warrants for at least six months but who are PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of PubCo Ordinary Shares then issued and outstanding; or

•
the average weekly reported trading volume of the PubCo Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by PubCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION
The StoneBridge Class A Ordinary Shares are traded on Nasdaq under the symbol “APAC”.
The closing price of StoneBridge Class A Ordinary Shares on January 4, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.30 per share. As of October 13, 2023, the record date for the Extraordinary General Meeting, the most recent closing price for StoneBridge Class A Ordinary Shares was $11.08 per share.
Holders of StoneBridge Ordinary Shares should obtain current market quotations for their securities. The market price of StoneBridge’s securities could vary at any time before the Business Combination.
Historical market price information regarding DigiAsia is not provided because there is no public market for their securities.
Historical market price information regarding PubCo is not provided because there is no public market for its securities. PubCo will apply to list the PubCo Ordinary Shares on Nasdaq under the symbol “FAAS.” It is a condition to consummation of the Business Combination in the Business Combination Agreement that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof. StoneBridge and DigiAsia have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition.
Holders
As of                 , 2023, there were approximately                 holders of record of StoneBridge Class A Ordinary Shares, one holder of record of StoneBridge Class B Ordinary Shares and                 holders of record of StoneBridge warrants. As of                 , 2023, there were                 holders of record of DigiAsia Ordinary Shares and                 holders of record of DigiAsia preferred shares. See “Beneficial Ownership of Securities.”
Dividend Policy
StoneBridge has not paid any cash dividends on StoneBridge Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, DigiAsia has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of PubCo from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of PubCo.

SHAREHOLDER PROPOSALS AND NOMINATIONS
If the Business Combination is consummated, you will be entitled to attend and participate in PubCo’s annual general meetings. Pursuant to the New PubCo Charter, PubCo would be required to hold an annual general meeting each year. PubCo will provide notice of or otherwise publicly disclose the date on which any annual general meeting will be held. As a foreign private issuer, PubCo will not be subject to the SEC’s proxy rules.
Under the New PubCo Charter, PubCo shareholders seeking to bring business before PubCo’s annual general meeting or to nominate candidates for appointment as members of the board of directors of PubCo at the annual general meeting must deliver notice to the principal executive offices of PubCo not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. The shareholder must also comply with the additional requirements specified in the New PubCo Charter, including that the shareholder (i) must (a) have been a record owner of PubCo shares both at the time of giving the notice and at the time of the meeting, (b) be entitled to vote at the meeting and (c) comply with the advance notice provisions of the New PubCo Charter in all applicable respects or (ii) must have properly made such proposal in accordance with Rule 14a-8 under the Exchange Act.
OTHER SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with StoneBridge’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of StoneBridge, at One World Trade Center, Suite 8500, New York, New York 10007. Following the Business Combination, such communications should be sent in care of PubCo, at One Raffles Place #28-02, Singapore 048616. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
StoneBridge is being represented by Winston & Strawn LLP with respect to certain legal matters as to United States federal securities. The validity of the PubCo Ordinary Shares offered by this proxy statement/prospectus has been passed on by Conyers Dill & Pearman LLP.
EXPERTS
The financial statements for StoneBridge Acquisition Corporation as of December 31, 2022 and December 31, 2021 and for the year ended December 31, 2022 and the period from February 2, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph relating to substantial doubt about the ability of StoneBridge Acquisition Corporation to continue as going concern, as described in Note 2 to the financial statements, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of DigiAsia as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this proxy statement/prospectus have been so included in reliance on the report of BDO India LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, StoneBridge and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of StoneBridge’s annual report to shareholders and StoneBridge’s proxy statement. Upon written or oral request, StoneBridge shall deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that StoneBridge deliver single copies of such documents in the future. Shareholders may notify StoneBridge of their requests by writing StoneBridge at its principal executive offices at One World Trade Center, Suite 8500, New York, New York 10007 or calling (646) 314-3555. Following the Business Combination, such requests should be made by writing PubCo at its principal executive office at One Raffles Place #28-02, Singapore 048616 or calling PubCo at +65-6333-8813.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
As a foreign private issuer, after the consummation of the Business Combination, PubCo shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. StoneBridge files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on StoneBridge at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to StoneBridge has been supplied by StoneBridge, and all such information relating to DigiAsia has been supplied by DigiAsia. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
DigiAsia does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing StoneBridge’s proxy solicitation agent at the following address, telephone number and email:
The Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, NY 11753
Toll-Free: 1-888-742-1305
Email: stonebridge@laurelhill.com
If you are a StoneBridge shareholder and would like to request documents, please do so by                 , 2023 to receive them before the Extraordinary General Meeting. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.
None of StoneBridge, PubCo or DigiAsia has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX OF FINANCIAL STATEMENTS
Page No.
StoneBridge Acquisition Corporation
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from February 2, 2021 (Inception) through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 2, 2021 (Inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 2, 2021 (Inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
Unaudited Interim Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-24
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2023 and 2022	F-25
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2023 and 2022	F-26
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2023 and 2022	F-27
Notes to Condensed Financial Statements (Unaudited)	F-28
DigiAsia
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 6074)	F-47
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-48
Consolidated Income Statements for the years ended December 31, 2022 and 2021	F-49
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2022 and 2021	F-50
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2022 and 2021	F-51
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-52
Notes to Consolidated Financial Statements	F-53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
StoneBridge Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of StoneBridge Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 28, 2023

STONEBRIDGE ACQUISITION CORPORATION
BALANCE SHEETS
	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$93,344	$670,522
Prepaid expenses and other assets	175,023	324,280
Total current assets	268,367	994,802
Prepaid expenses – non current	—	175,024
Investments held in Trust Account	205,927,087	202,006,302
TOTAL ASSETS	$206,195,454	$203,176,128
LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$458,776	$113,695
Due to affiliate	347,693	227,693
Note payable – related party	1,000,000	—
Total current liabilities	1,806,469	341,388
Derivative warrant liabilities	540,000	8,992,000
Deferred underwriting fee payable	9,000,000	9,000,000
Total liabilities	11,346,469	18,333,388
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 20,000,000 shares at redemption value of $10.25 and $10.10 per share at December 31, 2022 and December 31, 2021, respectively	205,927,087	202,006,302
SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A Ordinary shares; $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 20,000,000 shares subject to possible redemption)	—	—
Class B Ordinary shares; $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(11,078,602)	(17,164,062)
Total Shareholders’ Deficit	(11,078,102)	(17,163,562)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$206,195,454	$203,176,128
The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2022	For the period February 2, 2021 (inception) through December 31, 2021
OPERATING EXPENSES
General and administrative	$1,368,675	$618,777
Loss from operations	1,368,675	618,777
OTHER INCOME
Change in fair value of derivative liability	—	190,208
Fair value in excess of sale of private warrants	—	(1,000,000)
Change in fair value of warrant liability	8,452,000	10,808,000
Interest income from Trust account	2,920,785	6,330
Interest income from checking account	2,135	—
Transaction costs allocated to warrant issuance	—	(757,003)
Total other income	11,374,920	9,247,535
NET INCOME	$10,006,245	$8,628,758
Weighted average shares outstanding of Class A ordinary share	20,000,000	9,879,518
Basic and diluted net income per share, Class A ordinary share	$0.43	$0.58
Weighted average shares outstanding of Class B ordinary share	5,000,000	5,000,000
Basic and diluted net income per share, Class B ordinary share	$0.28	$0.58
The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022
	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	—	$—	5,000,000	$500	$—	$(17,164,062)	$(17,163,562)
Net Income	—	—	—	—	—	10,006,245	10,006,245
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(3,920,785)	(3,920,785)
Balance, December 31, 2022	—	$—	5,000,000	$500	$—	$(11,078,602)	$(11,078,102)
FOR THE PERIOD FROM FEBRUARY 2, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, February 2, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	(24,500)	(25,792,820)	(25,817,320)
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Net income	—	—	—	—	—	8,628,758	8,628,758
Balance, December 31, 2021	—	$—	5,000,000	$500	$—	$(17,164,062)	$(17,163,562)
The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2022	For the period February 2, 2021 (inception) to December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,006,245	$8,628,758
Adjustments to reconcile net income to net cash used in operating activities:
Interest income from Trust Account	(2,920,785)	(6,302)
Transaction costs allocated to warrant issuance	—	757,003
Fair value in excess of sale of private warrants	—	1,000,000
Change in fair value of derivative liability	—	(190,208)
Change in fair value of warrant liability	(8,452,000)	(10,808,000)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	324,281	(499,305)
Due to affiliates	120,000	227,693
Accounts payable	345,081	113,695
Net cash used in operating activities	(577,178)	(776,666)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(1,000,000)	(202,000,000)
Net cash flows used in investing activities	(1,000,000)	(202,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of private units	—	8,000,000
Sale of Units, net of underwriting discounts paid of $4,000,000	—	196,000,000
Proceeds from Sponsor loan	1,000,000	—
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Payment of offering costs	—	(577,812)
Net cash flows provided by financing activities	1,000,000	203,447,188
NET CHANGE IN CASH	(577,178)	670,522
CASH, BEGINNING OF PERIOD	670,522	—
CASH, END OF PERIOD	$93,344	$670,522
Supplemental disclosure of noncash activities:
Initial classification of warrant liability	$—	$19,800,000
Remeasurement of Class A ordinary shares subject to possible redemption	$3,920,785	$25,817,320
Deferred underwriting fee payable	$—	$9,000,000
Initial value of over-allotment liability	$—	$190,208
The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note 1 — Description of Organization and Business Operations
StoneBridge Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022, relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest/ dividend income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective on July 15, 2021. On July 20, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units”) with respect to the Class A ordinary shares (the “Class A Ordinary Shares”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $200,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, StoneBridge Acquisition Sponsor LLC and underwriters generating gross proceeds of $8,000,000, which is described in Note 4.
Offering costs for the Initial Public Offering amounted to $13,577,812, consisting of $4,000,000 of underwriting fees, $9,000,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $577,812 of other costs. The Company immediately expensed $757,003 of offering costs in connection with the Warrants that were classified as liabilities. As described in Note 6, the $9,000,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by October 20, 2022, subject to the terms of the underwriting agreement. On September 30, 2022, the Company extended the time for a Business Combination for a further period of three months i.e., from October 20, 2022 to January 20, 2023. At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering).
Following the closing of the Initial Public Offering on July 20, 2021, an amount of $202,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.
All of the 20,000,000 Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated Memorandum and Articles of Association (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99 if it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A Ordinary shares in conjunction with any such amendment.
At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). If the Company is unable to complete a Business Combination by July 20, 2023, which is 24 months from the closing of the Initial Public Offering the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
If the Company anticipates that it may not be able to consummate an initial business combination by October 20, 2022 (i.e., within 15 months from the July 20, 2021 closing of the IPO), the Sponsor or its affiliates or designees may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of up to 21 months to complete a business combination); provided that, pursuant to the terms of the Company’s amended and restated memorandum and articles of association and the trust agreement to be entered into between the Company and Continental Stock Transfer & Trust Company on July 15, 2021, the only way to extend the time available for the Company to consummate its initial business combination is for the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, to deposit into the trust account $1,000,000 ($0.05 per share, or an aggregate of $2,000,000), on or prior to the date of the applicable deadline. In the event that the Sponsor or its affiliates or designees elect to extend the time to complete a business combination and deposit the applicable amount of money into trust, the Sponsor or its affiliates or designees would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. In the event that the Company receives notice from the Sponsor or its affiliates or designees five days prior to the applicable deadline of its intent to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether the funds had been timely deposited. Neither the Sponsor nor its affiliates or designees are obligated to fund the trust account to extend the time for the Company to complete an initial business combination. To the extent that some, but not all, of the parties decide to extend the period of time to consummate an initial business combination, such parties may deposit the entire amount required. The Company has extended the Business Combination date by three Months i.e. from October 20, 2022 to January 20, 2023 and subsequently up to 6 times for an additional one (1) month each time up to July 20, 2023. Board meeting held on October 31, 2022 and the company has agreed to accept from the sponsor an unsecured debt of $1,000,000 which is deposited in the trust account.
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2022, the Company had $93,344 in its operating bank account, $205,927,087 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $1,538,102. As of December 31, 2022 and December 31, 2021, approximately $2,920,785 and $6,302 of the amount on deposit in the Trust Account represented interest income , which is available to pay the Company’s tax obligations. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination by October 20, 2022, then the Company will cease all operations except for the purpose of liquidating. The Company extended the time for a business combination by 3 months (extended period) and has until January 20, 2023, 18 months from the closing of the IPO, to consummate a Business Combination or upon the extended period of 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by July 20, 2023, the extended period (there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. As a result of this action and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Liquidity
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
Emerging Growth Company
The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Specifically, these estimates include the probability of a successful business combination by July 20, 2023, and the implied volatility of the Public and Private Warrants.
Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.
Investments Held in Trust Account
At December 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in mutual funds invested in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs associated with the Initial Public Offering
Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2022 and December 31, 2021, the Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
Accounting for Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A Ordinary shares subject to possible redemption in accordance with the guidance in “ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Ordinary shares (including Class A Ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Ordinary shares is classified as shareholders’ equity. The Company’s Class A Ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and December 31, 2021, 20,000,000 Class A Ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.
At December 31, 2022 and December 31, 2021 the Class A ordinary shares reflected in the balance sheet is reconciled in the following table:
Gross proceeds July 20, 2021	$200,000,000
Less:
Initial fair value of the over-allotment liability	(190,208)
Fair value of Public Warrants at issuance	(10,800,000)
Class A shares issuance costs	(12,820,810)
Plus:
Remeasurement of carrying value to redemption value	25,817,320
Class A ordinary shares subject to possible redemption at December 31, 2021	202,006,302
Plus:
Remeasurement of carrying value to redemption value	2,920,785
Extension payment paid by Sponsor through a note	1,000,000
Class A ordinary shares subject to possible redemption at December 31, 2022	$205,927,087
Net income per Ordinary Share
Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of the Company. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net income per ordinary share as the redemption value approximates fair value.
The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the concurrent private placement to purchase an aggregate of 18,000,000 shares of Class A ordinary shares since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,000,000 Class A ordinary shares in the aggregate. As of December 31, 2022 and December 31, 2021 the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the year ended December 31, 2022		For the period February 2, 2021 (Inception) to December 31, 2021
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net income per share:
Numerator:
Allocation of net income	$8,589,153	$1,417,092	$5,731,334	2,897,424
Denominator:
Weighted average shares outstanding	20,000,000	5,000,000	9,879,518	5,000,000
Basic and diluted net income per share	$0.43	$0.28	$0.58	$0.58
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, Debt -Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging -Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 on January 1, 2021, with no impact upon adoption.
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently assessing the impact of this pronouncement on the financial statements.
Management does not believe that any other recently issued accounting standards, if currently adopted, would have a material effect on our financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Ordinary shares (such Class A Ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8).
Note 4 — Private Placement Warrants
Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the Private Placement Warrants at the Initial Public Offering are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The fair value of the Private Placement Warrants at issuance was $9,000,000.

Note 5 — Related Party Transactions
Founder Shares
On February 9, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B Ordinary shares, par value $0.0001 (“Class B Ordinary shares”) for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A Ordinary shares at the time of the Company’s Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their Class B Ordinary shares into an equal number of Class A Ordinary shares, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 750,000 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the over-allotment option was not exercised, the Sponsor forfeited 750,000 Founder Shares on September 2, 2021.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Due to Affiliates
As of December 31, 2022 and December 31, 2021, the Company owed the Sponsor $347,693 and $227,693, respectively towards deferred offering and other formation costs incurred as well as administration support services. This amount will be repaid as soon as practical from the operating account.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022, and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.
Note Payable — Related Party
On October 12, 2022, the company accepted from the sponsor an unsecured debt of $1,000,000 for an extension payment. The amount is outstanding as of December 31, 2022.
Administrative Services Fee
The Company entered into an agreement whereby, commencing on July 20, 2021, the Company will pay the Sponsor $10,000 per month for office space, administrative and support services. For the year ended December 31, 2022 the Company incurred $120,000 in fees for these services. As of December 31, 2022 and December 31, 2021 a total of $170,000 and $50,000, respectively of administrative support services were included in the Due to affiliates balance in the accompanying balance sheets.

Advisory fees
On January 4, 2022, the Company entered into an agreement with Sett & Lucas limited (“S&L”) for certain financial advisory and investment banking services in relation to the Business Combination with a potential target. Pursuant to this agreement, the Company agreed to pay S&L a success fee earned upon successful completion of the Business Combination equal to 2% of the pre-money enterprise valuation of the potential target acquired. The company also agreed to reimburse S&L for out-of-pocket expenses. Prabhu Antony, the Chief Financial Officer of the Company, is also an Executive Director of S&L.
As of December 31, 2022, S&L has been providing services for Buy-side search and due diligence, but the payment is not due unless the transaction is consummated.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares of Class A Ordinary shares) pursuant to a registration rights agreement dated June 15, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On September 3, 2021 this option expired as the underwriters did not exercise their option.
The underwriters were paid a cash underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.45 per unit, or $9,000,000 in the aggregate from the closing of the Initial Public Offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Advisory Fees
On January 3, 2022, the Company entered into an agreement with ARC Group for strategic and target identification advisory services, pursuant to which the Company will pay the ARC Group an initial retainer fee of $25,000 (which has been paid by the Company in January 2022), a closing retainer fee at announcement of the Business Combination in the amount of $175,000 and a success fee of $1,000,000 upon completion of Business Combination with introduced target. Limited target identification services have been performed by the ARC Group in connection with the agreement, the compensation for which has been covered by the initial retainer fee of $25,000. No amounts are owed under the agreement with the ARC Group as of December 31, 2022.
On April 28, 2022, the Company entered into an agreement with J.V.B. Financial Group, LLC (“JVB”) for financial advisor and placement agent services in connection with the Business Combination. Pursuant to this agreement, the Company agreed to pay JVB (i) a transaction fee in an amount equal to $1,500,000 in connection with a successful Business Combination transaction and (ii) a transaction fee in connection with JVBs’ services as a non-exclusive placement agent in connection with a private placement of securities to fund the Business Combination transaction equal to 4% of the gross proceeds raised from investors and received by the Company. The Company also agreed to reimburse JVB upon consummation of the Business

Combination or upon termination of this agreement for out-of-pocket expenses up to a maximum amount of $100,000. No services have been performed and no amounts are owed under the agreement with JVB as of December 31, 2022.
Note 7 — Shareholders’ Deficit
Ordinary shares
Class A Ordinary shares — The Company is authorized to issue 200,000,000 Class A Ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and December 31, 2021, there were no (excluding 20,000,000 Class A Ordinary shares subject to possible redemption) Class A Ordinary shares issued and outstanding.
Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B Ordinary shares with a par value of $0.0001 per share. Holders of Class B Ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 5,000,000 Class B Ordinary shares issued and outstanding after giving effect to the forfeiture of 750,000 Class B Ordinary shares.
Holders of Class A Ordinary shares and holders of Class B Ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders.
The Class B Ordinary shares will automatically convert into Class A Ordinary shares at the time of a Business Combination at a ratio such that the number of Class A Ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A Ordinary shares or equity-linked securities exercisable for or convertible into Class A Ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B Ordinary shares convert into Class A Ordinary shares at a rate of less than one-to-one.
Preferred Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021, there were no preferred share issued or outstanding.
Note 8 — Warrants
The Company has accounted for the 18,000,000 warrants to be issued in connection with the Initial Public Offering (the 10,000,000 Public Warrants and the 8,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Since the warrants do not meet the criteria for equity treatment under the guidance, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities

Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Private Warrants are identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. The fair value of the Private Placement Warrants at issuance was $9,000,000. Fair value in excess of sale on the issuance of private warrants was recorded in the statement of operations.
The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional ordinary shares or equity-linked securities.

As of December 31, 2022 and December 31, 2021, there were 10,000,000 Public Warrants and 8,000,000 Private Warrants outstanding.
Note 9 — Fair Value Measurements
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as trading securities with ASC Topic 320, “Investments — Debt and Equity Securities.” The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
At December 31, 2022 and December 31, 2021, assets held in the Trust Account were comprised of $205,927,087 and $202,006,302 invested in U.S. Treasury Securities mutual funds.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$205,927,087	—	—
Liabilities:
Warrant Liability – Public Warrants	1	300,000	—	—
Warrant Liability – Private Warrants	3	—	—	240,000

December 31, 2021	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$202,006,302	—	—
Liabilities:
Warrant Liability – Public Warrants	1	4,800,000	—	—
Warrant Liability – Private Warrants	3	—	—	4,192,000
Warrants
The Company has determined that warrants issued in connection with its initial public offering in July 2021 are subject to treatment as a liability. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. At December 31, 2022, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $0.03 at December 31, 2022 and $0.48 at December 31, 2021.
The Company utilized a modified Black Scholes model to value the Private Warrants at December 31, 2022 and December 31, 2021. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of each reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement as of September 7, 2021, when the Public Warrants began trading separately. No transfers have taken place for the year ended December 31, 2022.
The following table provides quantitative information regarding Level 3 fair value measurements at December 31, 2022 and December 31, 2021.
	December 31, 2022	December 31, 2021
Share Price	$10.27	$9.85
Exercise Price	$11.50	$11.50
Redemption Trigger Price	$18.00	$18.00
Term (years)	5.05	5.55
Probability of Acquisition	4.00%	85.00%
Volatility	0.00%	10.20%
Risk Free Rate	3.91%	1.30%
Dividend Yield	0.00%	0.00%
The following table presents the changes in the fair value of warrant liabilities:
	Public Warrants (Level 1)	Private Warrants (Level 3)	Total Warrants
Fair value as of December 31, 2021	$4,800,000	$4,192,000	$8,992,000
Change in fair value	(4,500,000)	(3,952,000)	(8,452,000)
Fair value as of December 31, 2022	$300,000	$240,000	$540,000

Note 10 — Subsequent Events
The Company has evaluated subsequent events through the date these financial statements were available for issuance and determined that other than the items disclosed below, there were no subsequent events that would require adjustment or disclosure.
Business Combination agreements:
On January 5, 2023, The Company issued a press release announcing the execution of a Business Combination Agreement with DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares (“DigiAsia”), and the other parties thereto (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company, will amalgamate with DigiAsia, with DigiAsia surviving the amalgamation as a wholly owned subsidiary of the Company (the “Business Combination”).
In connection with the execution of the Business Combination Agreement, StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”) entered into a support agreement with DigiAsia (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote all StoneBridge Ordinary Shares beneficially owned by it in favor of the Amalgamation. Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed to certain share lock-up provisions (the “Sponsor Lock-up Provisions”).
In addition, in connection with the execution of the Business Combination Agreement, certain shareholders of DigiAsia entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and DigiAsia pursuant to which such shareholders agreed to vote all shares of DigiAsia beneficially owned by them in favor of the Amalgamation.
In connection with the Transactions, StoneBridge, DigiAsia and certain shareholders of DigiAsia who will receive PubCo Ordinary Shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.
Prior to the consummation of the Transactions, certain DigiAsia shareholders, including all executive officers, heads of business lines and directors of DigiAsia as well as any other existing shareholder of DigiAsia holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with DigiAsia and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain DigiAsia shareholders and the Sponsor, each agree, subject to certain customary exceptions, not to:
(i)   sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)
(ii)   enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or; or
(iii)   publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.
In connection with the Closing, StoneBridge, the Sponsor and Alexander Rusli (the “Founder”) will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which the parties agreed that, among other things, at every meeting of PubCo Board of Directors (the “PubCo Board”), or a committee thereof, or action by written consent, at or by which directors of PubCo are appointed by PubCo Board or are nominated to stand for election and elected by shareholders of PubCo, the Sponsor shall have the right to appoint or nominate for election to PubCo Board, as applicable, two individuals (each a “Nominee,” and together, the “Nominees”), to serve as directors of PubCo; provided, that such Nominees shall be reasonably acceptable to the Founder. Further, PubCo shall take, and the Founder shall use his best efforts to cause PubCo to take, all necessary actions within its control, such that, as of the Effective Time, the Nominees shall either be elected by PubCo’s shareholders at the meeting held to approve the Transactions or appointed to PubCo Board.
Redemption of ordinary shares:
On January 20, 2023, The Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), at which shareholders properly elected to redeem an aggregate of 16,988,575 Class A Ordinary Shares at a redemption price of approximately $10.318 per share (the “Redemption”), for an aggregate redemption amount of approximately $175,285,892 Following such redemptions, approximately $31,461,507 will remain in the StoneBridge trust account.
Extension of time period:
On January 20, 2023, at the Extraordinary General Meeting, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering).
On January 31, 2023, the Company’s sponsor (or one or more of its affiliates or third-party designees) (the “Sponsor”) has made a deposit (the “Extension Payment”) into the Trust Account in the amount of $150,000, which was equal to $0.05 for each Class A Ordinary Share outstanding after giving effect to the Redemption in an amount not to exceed $150,000, in exchange for a non-interest bearing, unsecured promissory note issued by StoneBridge to the Sponsor that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so.
On February 16, 2023 and March 13, 2023, the Sponsor deposited $150,000 into the Trust Account on each date, on behalf of the Company, to extend the time available to the Company to consummate its initial business combination to March 20, 2023 and April 20, 2023, respectively.
Notice of Delisting:
On March 7, 2023, StoneBridge received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that Stonebridge was not in compliance with Listing Rule 5550(a)(3), which requires Stonebridge to have at least 300 public holders for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of Stonebridge’s securities on the Nasdaq Capital Market.

STONEBRIDGE ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS
	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$71,974	$93,344
Prepaid expenses and other assets	24,215	175,023
Total current assets	96,189	268,367
Investments held in Trust Account	32,821,231	205,927,087
TOTAL ASSETS	$32,917,420	$206,195,454
LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Note Payable – related party	$2,250,000	$1,000,000
Accounts payable	730,219	458,776
Due to affiliate	407,693	347,693
Total current liabilities	3,387,912	1,806,469
Derivative warrant liabilities	540,000	540,000
Deferred underwriting fee payable	9,000,000	9,000,000
Total liabilities	12,927,912	11,346,469
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 3,011,425 shares at redemption value of $10.90 at June 30, 2023 and 20,000,000 shares at redemption value of $10.30 per share at December 31, 2022, respectively	32,821,231	205,927,087
SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A Ordinary shares; $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 3,011,425 and 20,000,000 shares subject to possible redemption at June 30, 2023 and December 31, 2022 respectively)	—	—
Class B Ordinary shares; $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	—	—
Accumulated deficit	(12,832,223)	(11,078,602)
Total Shareholders’ Deficit	(12,831,723)	(11,078,102)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$32,917,420	$206,195,454
The accompanying notes are an integral part of these unaudited condensed financial statements

STONEBRIDGE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
OPERATING EXPENSES
General and administrative	$431,762	$147,001	$854,907	$472,850
Loss from operations	431,762	147,001	854,907	472,850
OTHER INCOME
Change in fair value of warrant liability	1,080,000	4,120,000	—	7,572,000
Dividend income Trust Account	384,040	272,777	1,280,035	293,118
Interest income from checking account	537	110	1,286	125
Total other income	1,464,577	4,392,887	1,281,321	7,865,243
NET INCOME	$1,032,816	$4,245,886	$426,414	$7,392,393
Weighted average shares outstanding of Class A common stock	4,888,616	20,000,000	4,888,616	20,000,000
Basic and diluted net income per share, Class A	$0.14	$0.17	$0.18	$0.30
Weighted average shares outstanding of Class B common stock	5,000,000	5,000,000	5,000,000	5,000,000
Basic and diluted net income (loss) from per share, Class B	$0.07	$0.16	$(0.09)	$0.28
The accompanying notes are an integral part of these unaudited condensed financial statements

STONEBRIDGE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	—	$—	5,000,000	$500	$—	$(11,078,602)	$(11,078,102)
Net Loss	—	—	—	—	—	(606,402)	(606,402)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(895,995)	(895,995)
Extension payment paid by Sponsor through a note	—	—	—	—	—	(450,000)	(450,000)
Balance, March 31, 2023	—	—	5,000,000	500	—	(13,030,999)	(13,030,999)
Net Income	—	—	—	—	—	1,032,816	1,032,816
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(384,040)	(384,040)
Extension payment paid by Sponsor through a note	—	—	—	—	—	(450,000)	(450,000)
Balance, June 30, 2023	—	$—	5,000,000	$500	$—	$(12,832,223)	$(12,831,723)
FOR THE THREE & SIX MONTHS ENDED JUNE 30, 2022
	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	—	$—	5,000,000	$500	$—	$(17,164,062)	$(17,163,562)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(20,342)	(20,342)
Net Income	—	—	—	—	—	3,146,507	3,146,507
Balance, March 31, 2022	—	—	5,000,000	500	—	(14,037,897)	(14,037,397)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(272,777)	(272,777)
Net Income	—	—	—	—	—	4,245,886	4,245,886
Balance, June 30, 2022	—	$—	5,000,000	$500	$—	$(10,064,788)	$(10,064,288)
The accompanying notes are an integral part of these unaudited condensed financial statements

STONEBRIDGE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the six months ended June 30, 2023	For the six months ended June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$426,414	$7,392,393
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Dividend income from Trust Account	(1,280,035)	(293,119)
Change in fair value of warrant liability	—	(7,572,000)
Changes in operating assets and liabilities:
Note Payable – related party	1,250,000	—
Prepaid expenses and other assets	150,808	131,058
Due to affiliates	60,000	60,000
Accounts payable	271,443	(95,292)
Net cash flows provided by (used in) operating activities	878,630	(376,960)
CASH FLOWS FROM INVESTING ACTIVITIES
Withdrawal from Trust Account for redemption of ordinary shares	175,285,891	—
Cash deposited to Trust Account	(900,000)	—
Net cash flows provided by investing activities	174,385,891	—
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of Ordinary shares	(175,285,891)	—
Net cash flows used in financing activities	(175,285,891)	—
NET CHANGE IN CASH	(21,370)	(376,960)
CASH, BEGINNING OF PERIOD	93,344	670,522
CASH, END OF PERIOD	$71,974	$293,562
Supplemental disclosure of noncash activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$1,280,035	$293,119
The accompanying notes are an integral part of these unaudited condensed financial statements

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
Note 1 — Description of Organization and Business Operations
StoneBridge Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On January 12, 2023, The Company filed a Form 8-K with the Securities and Exchange Commission to report that on January 5, 2023, the Company entered into a Business Combination Agreement with DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares (“DigiAsia”), and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company, will amalgamate with DigiAsia, with DigiAsia surviving the amalgamation as a wholly owned subsidiary of the Company (the “Business Combination”).
In connection with the execution of the Business Combination Agreement, StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”) entered into a support agreement with DigiAsia (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote all StoneBridge Ordinary Shares beneficially owned by it in favor of the Amalgamation. Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed to certain share lock-up provisions (the “Sponsor Lock-up Provisions”).
In addition, in connection with the execution of the Business Combination Agreement, certain shareholders of DigiAsia entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and DigiAsia pursuant to which such shareholders agreed to vote all shares of DigiAsia beneficially owned by them in favor of the Amalgamation.
In connection with the Transactions, StoneBridge, DigiAsia and certain shareholders of DigiAsia who will receive PubCo Ordinary Shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.
Prior to the consummation of the Transactions, certain DigiAsia shareholders, including all executive officers, heads of business lines and directors of DigiAsia as well as any other existing shareholder of DigiAsia holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with DigiAsia and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain DigiAsia shareholders and the Sponsor, each agree, subject to certain customary exceptions, not to:
(i)   sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)
(ii)   enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or; or

(iii)   publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.
In connection with the Closing, StoneBridge, the Sponsor and Alexander Rusli (the “Founder”) will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which the parties agreed that, among other things, at every meeting of PubCo Board of Directors (the “PubCo Board”), or a committee thereof, or action by written consent, at or by which directors of PubCo are appointed by PubCo Board or are nominated to stand for election and elected by shareholders of PubCo, the Sponsor shall have the right to appoint or nominate for election to PubCo Board, as applicable, two individuals (each a “Nominee,” and together, the “Nominees”), to serve as directors of PubCo; provided, that such Nominees shall be reasonably acceptable to the Founder. Further, PubCo shall take, and the Founder shall use his best efforts to cause PubCo to take, all necessary actions within its control, such that, as of the Effective Time, the Nominees shall either be elected by PubCo’s shareholders at the meeting held to approve the Transactions or appointed to PubCo Board.
On June 26, 2023, in connection with the proposed transaction, the Company filed a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission, which included a proxy statement/prospectus and certain other related documents, which will be distributed to shareholders of the Company’s common stock in connection with the Company’s extraordinary general meeting of shareholders with respect to the proposed business combination transaction and other matters as described in the definitive proxy statement, as well as a prospectus relating to the offer and sale of the securities of DigiAsia to be issued in the proposed business combination transaction. The definitive proxy statement/prospectus will be sent to all of the Company’s shareholders as of a record date to be established for voting on the transaction. Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, DigiAsia and additional holders of founder shares entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) support and vote their founder shares in favor of the Business Combination Agreement and the other transaction agreements to which the Company is or will be a party and the Business Combination; (b) subject their founder shares to certain transfer restrictions; and (c) after the Effective Time, for as long as the Sponsor (or a permitted transferee of Sponsor) holds Warrants, any exercise by Sponsor (or a Permitted Transferee of the Sponsor) of such Warrants will only be done on a cash (and not a cashless) basis. Concurrently with the execution and delivery of the Business Combination Agreement, DigiAsia, the Sponsor and the other parties thereto entered into the Registration Rights Agreement, pursuant to which DigiAsia agreed, among other things, to file a registration statement to register the resale of certain securities of DigiAsia held by the Holders and to provide the parties thereto customary demand, shelf and piggy-back rights on secondary offerings, subject to customary cut-back provisions and coordinated offerings.
As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023, relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective on July 15, 2021. On July 20, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units”) with respect to the Class A ordinary shares (the “Class A Ordinary Shares”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $200,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, StoneBridge Acquisition Sponsor LLC and underwriters generating gross proceeds of $8,000,000, which is described in Note 4.
Offering costs for the Initial Public Offering amounted to $13,577,812, consisting of $4,000,000 of underwriting fees, $9,000,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $577,812 of other costs. The Company immediately expensed $757,003 of offering costs in connection with the Warrants that were classified as liabilities. As described in Note 6, the $9,000,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by October 20, 2022, subject to the terms of the underwriting agreement. On September 30, 2022, the Company extended the time for a Business Combination for a further period of three months i.e., from October 20, 2022 to January 20, 2023. At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). The Company held another Extraordinary General Meeting on July 19, 2023 at which the Company’s shareholders approved the proposal to further amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Second Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from July 20, 2023 up to 6 times for an additional one (1) month each time up to January 20, 2024 (i.e., for a period of time ending up to 30 months after the consummation of its initial public offering).
On June 22, 2023, parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement (the “Amendment”) pursuant to which the parties agreed to extend the Termination Date (as defined in the Business Combination Agreement) from June 30, 2023, to December 29, 2023.
Following the closing of the Initial Public Offering on July 20, 2021, an amount of $202,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust

Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.
All of the 20,000,000 Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated Memorandum and Articles of Association (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99 if it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A Ordinary shares in conjunction with any such amendment.
At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). If the Company is unable to complete a Business Combination by July 20, 2023, which is 24 months from the closing of the Initial Public Offering the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
In the event that the Sponsor or its affiliates or designees elect to extend the time to complete a business combination and deposit the applicable amount of money into trust, the Sponsor or its affiliates or designees would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Neither the Sponsor nor its affiliates or designees are obligated to fund the trust account to extend the time for the Company to complete an initial business combination. To the extent that some, but not all, of the parties decide to extend the period of time to consummate an initial business combination, such parties may deposit the entire amount required. The Company has extended the Business Combination date from October 20, 2022 to July 20, 2023. At the Board meeting held on October 31, 2022, the company has agreed to accept from the sponsor an unsecured debt of $1,000,000 and the sponsors have also made monthly payment of $150,000 each month for the six months ended June 30, 2023 which is deposited in the trust account.
At the Extraordinary General Meeting held on July 19, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Second Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from July 20, 2023 up to 6 times for an additional one (1) month each time up to January 20, 2024 (i.e., for a period of time ending up to 30 months after the consummation of its initial public offering). If the Company is unable to complete a Business Combination by January 20, 2024, which is 30 months from the closing of the Initial Public Offering the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
In the event that the Sponsor or its affiliates or designees elect to extend the time to complete a business combination and deposit the applicable amount of money into the trust account, the Sponsor or its affiliates or designees would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Neither the Sponsor nor its affiliates or designees are obligated to fund the trust account to extend the time for the Company to complete an initial business combination. To the extent that some, but not all, of the parties decide to extend the period of time to consummate an initial business combination, such parties may deposit the entire amount required. The Company has extended the Business Combination date from July 20, 2023 to August 20, 2023. On July 20, 2023, the Sponsor made a monthly payment of $60,649 which was deposited in the trust account.
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
At the Company’s Shareholder’s Special meeting held on January 20, 2023, the stockholders of 16,988,575 shares of Class A ordinary shares of the Company exercised their right to redeem their shares for cash at an approximate price of $10.32 per share, for an aggregate payment of approximately $175,285,891, which is withdrawn from the company’s trust account to redeem such shares.
At the Company’s extraordinary general meeting of shareholders held on July 19, 2023, the shareholders of 585,456 shares of Class A ordinary shares of the Company exercised their right to redeem their shares for cash at an approximate price of $10.92 per share, for an aggregate payment of approximately $6,395,800, which is withdrawn from the company’s trust account to redeem such shares.
Liquidity and Going Concern
As of June 30, 2023, the Company had $71,974 in its operating bank account, $32,821,231 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $3,291,723. As of June 30, 2023, $1,280,036 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditure required for operating its business and to consummate a business combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,”

management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination by October 20, 2022, then the Company will cease all operations except for the purpose of liquidating. At the extraordinary general meeting of shareholders held on July 19, 2023, the shareholders of the Company approved the Second Amendment Extension which permits the Company to further extend the time to consummate a business combination from July 20, 2023 up to 6 times for an additional one (1) month each time up to January 20, 2024 (i.e., for a period of time ending up to 30 months after the consummation of its initial public offering). It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by January 20, 2024, (extended period), there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. As a result of this action and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Liquidity
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
Emerging Growth Company
The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Specifically, these estimates include the probability of a successful business combination and the implied volatility of the Public and Private Warrants.
Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.
Investments Held in Trust Account
At June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in mutual funds invested in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs associated with the Initial Public Offering
Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At June 30, 2023 and December 31, 2022, the Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
Accounting for Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A Ordinary shares subject to possible redemption in accordance with the guidance in “ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Ordinary shares (including Class A Ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Ordinary shares is classified as shareholders’ equity. The Company’s Class A Ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on June 30, 2023, 3,011,425 shares of Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.
At June 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the balance sheet is reconciled in the following table:
Gross proceeds July 20, 2021	$200,000,000
Less:
Initial fair value of the over-allotment liability	(190,208)
Fair value of Public Warrants at issuance	(10,800,000)
Class A shares issuance costs	(12,820,810)
Plus:
Remeasurement of carrying value to redemption value	25,817,320
Class A ordinary shares subject to possible redemption at December 31, 2021	202,006,302
Plus:
Remeasurement of carrying value to redemption value	2,920,785
Extension payment paid by Sponsor through a note	1,000,000
Class A ordinary shares subject to possible redemption at December 31, 2022	$205,927,087
Less:
Redemption of Class A ordinary shares	(175,285,891)
Plus:
Remeasurement of carrying value to redemption value	1,280,035
Extension payment paid by Sponsor through a note	900,000
Class A ordinary shares subject to possible redemption at June 30, 2023	$32,821,231
Net income (loss) per Ordinary Share
Net income (loss) per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of the Company. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net loss per ordinary share as the redemption value approximates fair value.
The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the concurrent private placement to purchase an aggregate of 18,000,000 shares of Class A ordinary shares since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,000,000 Class A ordinary shares in the aggregate. As of June 30, 2023 and December 31, 2022 the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	For the six months ended June 30, 2023		For the six months ended June 30, 2022
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$858,032	$(431,618)	$5,972,538	$1,419,855
Denominator:
Weighted average shares outstanding	4,888,616	5,000,000	20,000,000	5,000,000
Basic and diluted net income (loss) per share	$0.18	$(0.09)	$0.30	$0.28
	For the three months ended June 30, 2023		For the three months ended June 30, 2022
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net income per share:
Numerator:
Allocation of net income	$704,774	$328,042	$3,451,264	$794,622
Denominator:
Weighted average shares outstanding	4,888,616	5,000,000	20,000,000	5,000,000
Basic and diluted net income per share	$0.14	$0.07	$0.17	$0.16
Recent Accounting Pronouncements
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Ordinary shares (such Class A Ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8).
Note 4 — Private Placement Warrants
Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the Private Placement Warrants at the Initial Public Offering are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The fair value of the Private Placement Warrants at issuance was $9,000,000.

Note 5 — Related Party Transactions
Founder Shares
On February 9, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B Ordinary shares, par value $0.0001 (“Class B Ordinary shares”) for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A Ordinary shares at the time of the Company’s Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their Class B Ordinary shares into an equal number of Class A Ordinary shares, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 750,000 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the over-allotment option was not exercised, the Sponsor forfeited 750,000 Founder Shares on September 2, 2021.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
On June 1, 2023, Director Founder Share Assignment Agreement was entered by and between the Sponsor, and certain directors, under which the Sponsor agreed to transfer 250,000 Founder Shares to such directors, upon the closing of the Company’s Business Combination. The shares granted on June 1, 2023 had an aggregate fair value using the scenario analysis, of which the stock price input into the founder shares scenario analysis was valued using a binomial lattice, of $2,425,500 ($9.70 per share). The transfer of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. The Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified).
Due to Affiliates
As of June 30, 2023 and December 31, 2022, the Company owed the Sponsor $407,693 and $347,693, respectively towards deferred offering and other formation costs incurred as well as administration support services. This amount will be repaid as soon as practical from the operating account.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2023 and December 31, 2022, the Company had no outstanding borrowings under the Working Capital Loans.
Note Payable — Related Party
On October 12, 2022, the company accepted from the sponsor an unsecured debt of $1,000,000 for an extension payment. Further, in 2023, the Sponsor (or one or more of its affiliates or third-party designees) (the “Sponsor”) made monthly payments of $150,000 for six months towards extension payment. As of June 30, 2023, the amount outstanding under the Note is $2,250,000 and the amount outstanding as of December 31, 2022 was $1,000,000. The June 30, 2023 balance includes an amount of $350,000 borrowed from the Sponsor for Operating costs under the Note.
Administrative Services Fee
The Company entered into an agreement whereby, commencing on July 20, 2021, the Company will pay the Sponsor $10,000 per month for office space, administrative and support services. For the six months ended June 30, 2023 the Company incurred $60,000 in fees for these services. As of June 30, 2023 and December 31, 2022 a total of $230,000 and $170,000, respectively of administrative support services were included in the Due to affiliates balance in the accompanying balance sheets.
Advisory fees
On January 4, 2022, the Company entered into an agreement with Sett & Lucas limited (“S&L”) for certain financial advisory and investment banking services in relation to the Business Combination with a potential target. Pursuant to this agreement, the Company agreed to pay S&L a success fee earned upon successful completion of the Business Combination equal to 2% of the pre-money enterprise valuation of the potential target acquired. The company also agreed to reimburse S&L for out-of-pocket expenses. Prabhu Antony, the Chief Financial Officer of the Company, is also an Executive Director of S&L.
On April 2, 2023, the Company entered into an amendment to advisory agreement with Sett & Lucas Limited (S&L). Pursuant to such agreement, Company will pay S&L a success fee upon successful completion of the Business Combination, $1.0 million in cash and 300,000 shares of the merged entity. As of June 30, 2023, S&L has been providing services for Buy-side search and due diligence, but the payment is not due unless the transaction is consummated.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares of Class A Ordinary shares) pursuant to a registration rights agreement dated June 15, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On September 3, 2021 this option expired as the underwriters did not exercise their option.
The underwriters were paid a cash underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.45 per unit, or $9,000,000 in the aggregate from the closing of the Initial Public Offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On June 13, 2023, Company entered into a fees reduction agreement with Cantor Fitzgerald & Co. (“Cantor”), the underwriters. Pursuant to such agreement, in the event that the Company elects (in its sole discretion) to consummate the Business Combination with DigiAsia, Cantor agrees that it will forfeit cash payment of $4,500,000 of the aggregate $9,000,000 of deferred fee that would otherwise be payable to it pursuant to the underwriting agreement. In lieu, the Company will issue shares of the merged entity valuing $4,500,000 and the balance will be paid in cash. The remainder of the deferred fee shall be payable to Cantor as a non-refundable cash fee equal to 25% of the dollar amount that remains in the Trust Account in connection with the consummation of the Business Combination, with such dollar amount in the Trust Account subject to maximum capping of $4,500,000.
Advisory Fees
On January 3, 2022, the Company entered into an agreement with ARC Group for strategic and target identification advisory services, pursuant to which the Company will pay the ARC Group an initial retainer fee of $25,000 (which has been paid by the Company in January 2022), a closing retainer fee at announcement of the Business Combination in the amount of $175,000 and a success fee of $1,000,000 upon completion of Business Combination with introduced target. Limited target identification services have been performed by the ARC Group in connection with the agreement, the compensation for which has been covered by the initial retainer fee of $25,000. No amounts are owed under the agreement with the ARC Group as of June 30, 2023.
On April 28, 2022, the Company entered into an agreement with J.V.B. Financial Group, LLC (“JVB”) for financial advisor and placement agent services in connection with the Business Combination. Pursuant to this agreement, the Company agreed to pay JVB (i) a transaction fee in an amount equal to $1,500,000 in connection with a successful Business Combination transaction and (ii) a transaction fee in connection with JVBs’ services as a non-exclusive placement agent in connection with a private placement of securities to fund the Business Combination transaction equal to 4% of the gross proceeds raised from investors and received by the Company. The Company also agreed to reimburse JVB upon consummation of the Business Combination or upon termination of this agreement for out-of-pocket expenses up to a maximum amount of $100,000. No services have been performed and no amounts are owed under the agreement with JVB as of June 30, 2023.
Note 7 — Shareholders’ Deficit
Ordinary shares
Class A Ordinary shares — The Company is authorized to issue 200,000,000 Class A Ordinary shares with a par value of $0.0001 per share. At June 30, 2023 and December 31, 2022, there were no (excluding 3,011,425 and 20,000,000 shares subject to possible redemption at June 30, 2023 and December 31, 2022 respectively) Class A Ordinary shares issued and outstanding.
On January 20, 2023, The Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), at which shareholders properly elected to redeem an aggregate of 16,988,575 Class A Ordinary Shares at a redemption price of approximately $10.32 per share (the “Redemption”), for an aggregate redemption amount of approximately $175,285,892 Following such redemptions, approximately $31,461,507 remained in the Company’s trust account.
Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B Ordinary shares with a par value of $0.0001 per share. Holders of Class B Ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 5,000,000 Class B Ordinary shares issued and outstanding after giving effect to the forfeiture of 750,000 Class B Ordinary shares.
Holders of Class A Ordinary shares and holders of Class B Ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders.

The Class B Ordinary shares will automatically convert into Class A Ordinary shares at the time of a Business Combination at a ratio such that the number of Class A Ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A Ordinary shares or equity-linked securities exercisable for or convertible into Class A Ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B Ordinary shares convert into Class A Ordinary shares at a rate of less than one-to-one.
Preferred Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preferred share issued or outstanding.
Note 8 — Warrants
The Company has accounted for the 18,000,000 warrants to be issued in connection with the Initial Public Offering (the 10,000,000 Public Warrants and the 8,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Since the warrants do not meet the criteria for equity treatment under the guidance, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. The fair value of the Private Placement Warrants at issuance was $9,000,000. Fair value in excess of sale on the issuance of private warrants was recorded in the statement of operations.
The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional ordinary shares or equity-linked securities.
As of June 30, 2023 and December 31, 2022, there were 10,000,000 Public Warrants and 8,000,000 Private Warrants outstanding.
Note 9 — Fair Value Measurements
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as trading securities with ASC Topic 320, “Investments — Debt and Equity Securities.” The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
At June 30, 2023 and December 31, 2022, assets held in the Trust Account were comprised of $32,821,231 and $205,927,087 invested in U.S. Treasury Securities mutual funds.
The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
June 30, 2023	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$32,821,231	—	—
Liabilities:
Warrant Liability – Public Warrants	1	300,000	—	—
Warrant Liability – Private Warrants	3	—	—	240,000
December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$205,927,087	—	—
Liabilities:
Warrant Liability – Public Warrants	1	300,000	—	—
Warrant Liability – Private Warrants	3	—	—	240,000
Warrants
The Company has determined that warrants issued in connection with its initial public offering in July 2021 are subject to treatment as a liability. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. At June 30, 2023, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $0.03 at June 30, 2023 and December 31, 2022.
The Company utilized a modified Black Scholes model to value the Private Warrants at June 30, 2023 and December 31, 2022. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of each reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement as of September 7, 2021, when the Public Warrants began trading separately. No transfers have taken place in the three months ended June 30, 2023.
The following table provides quantitative information regarding Level 3 fair value measurements on June 30, 2023 and December 31, 2022.
	June 30, 2023	December 31, 2022
Share Price	10.85	10.27
Exercise Price	11.50	11.50
Redemption Trigger Price	18.00	18.00
Term (years)	5.06	5.05
Probability of Acquisition	2.00%	4.00%
Volatility	0.00%	0.00%
Risk Free Rate	4.04%	3.91%
Dividend Yield	0.00%	0.00%
The following table presents the changes in the fair value of warrant liabilities as of June 30, 2023 and 2022:
	Public Warrants (Level 1)	Private Warrants (Level 3)	Total Warrants
Fair value as of December 31, 2022	$300,000	$240,000	$540,000
Change in fair value	600,000	480,000	1,080,000
Fair value as of March 31, 2023	$900,000	$720,000	$1,620,000
Change in fair value	(600,000)	(480,000)	(1,080,000)
Fair value as of June 30, 2023	$300,000	$240,000	$540,000
	Public Warrants (Level 1)	Private Warrants (Level 3)	Total Warrants
Fair value as of December 31, 2021	$4,800,000	$4,192,000	$8,992,000
Change in fair value	(1,900,000)	(1,552,000)	(3,452,000)
Fair value as of March 31, 2022	2,900,000	2,640,000	5,540,000
Change in fair value	(2,200,000)	(1,920,000)	(4,120,000)
Fair value as of June 30, 2022	$700,000	$720,000	$1,420,000
Note 10 — Subsequent Events
The Company has evaluated subsequent events through the date these unaudited condensed financial statements were available for issuance and determined that other than the item disclosed below, there were no subsequent events that would require adjustment or disclosure.
On June 22, 2023, parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement pursuant to which the parties agreed to extend the Termination Date (as defined in the Business Combination Agreement) from June 30, 2023, to December 29, 2023.
On July 19, 2023, the Company held an extraordinary general meeting at which the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to give the Company the right to extend the date by which it has to consummate a business combination from July 20, 2023 up to 6 times for an additional one (1) month each time up to

January 20, 2024 (i.e., for a period of time ending up to 30 months after the consummation of its initial public offering) (such proposal, the “Extension Amendment Proposal”).
At the Company’s extraordinary general meeting of shareholders held on July 19, 2023, the shareholders of 585,456 shares of Class A ordinary shares of the Company exercised their right to redeem their shares for cash at an approximate price of $10.92 per share, for an aggregate payment of approximately $6,395,800, which is withdrawn from the company’s trust account to redeem such shares.
On July 20, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of the Company, to extend the time available to the Company to consummate its initial business combination to August 20, 2023.
On August 15, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of the Company, to extend the time available to the Company to consummate its initial business combination to September 20, 2023.
On September 13, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of the Company, to extend the time available to the Company to consummate its initial business combination to October 20, 2023.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Digiasia Bios Pte Ltd
Raffles Place, Singapore
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Digiasia Bios Pte Ltd (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive loss, changes in equity, and cash flows for years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
(Signed BDO India LLP)
We have served as the Company’s auditor since 2022
Mumbai, India
June 23, 2023

DIGIASIA BIOS PTE LTD
CONSOLIDATED BALANCE SHEETS
(All amounts in United States Dollar, except share data)
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$523,780	$528,654
Restricted cash	1,354,083	1,157,490
Accounts receivables	257,061	262,617
Loans	2,347,243	7,084,068
Other current assets	959,534	965,162
Total current assets	5,441,701	9,997,991
Non-marketable equity securities	11,232,419	52,828
Right-of-use asset	55,364	111,032
Deferred tax assets, net	—	—
Property and equipment, net	8,887	19,305
Intangible assets, net	14,313,701	16,314,359
Total assets	$31,052,072	$26,495,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$6,945,353	$6,962,559
Accrued expenses and others	297,729	726,709
Current portion of lease obligations	28,724	69,032
Current portion of post-employment benefit liabilities	7,249	7,214
Short-term borrowings	333,309	147,733
Income taxes	70,277	146,387
Contract liabilities	—	2,335,236
Total current liabilities	7,682,641	10,394,870
Non-current portion of lease obligations	—	31,649
Long-term debt	5,017,134	499,519
Non-current portion of post-employment benefit liabilities	410,424	331,220
Total liabilities	13,110,199	11,257,258
Commitments and Contingencies (Note 30)
STOCKHOLDERS’ equity:
Series A Preferred stock (no par value, no authorized shares, issued and outstanding shares 1,404 at December 31, 2022, and 1,404 shares at December 31, 2021)	25,004,125	25,004,125
Common stock (no par value, no authorized shares, issued and outstanding shares 11,230 at December 31, 2022, and 11,230 shares at December 31, 2021)	39,483,703	39,483,703
Additional paid in capital	19,714,571	8,618,936
Accumulated deficit	(25,834,735)	(21,593,544)
Total stockholders’ equity attributable to Digi Asia Bios Pte. Ltd Stockholders	58,367,664	51,513,220
Non-controlling interest in consolidated subsidiaries	(40,425,791)	(36,274,963)
Total stockholders’ equity	17,941,873	15,238,257
Total liabilities and stockholders’ equity	$31,052,072	$26,495,515
See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED INCOME STATEMENTS
(All amounts in United States Dollar, except share data)
	Years Ended December 31,
	2022	2021
Revenue	$42,451,599	$30,726,768
Cost of revenue	(2,607,387)	(2,532,613)
Gross profit	39,844,212	28,194,155
Operating costs:
Sales and marketing	(39,711,859)	(33,313,261)
General and administrative	(7,098,657)	(11,122,673)
Depreciation and amortization	(17,506)	(14,257)
Total operating expenses	(46,828,022)	(44,450,191)
Loss from operations	(6,983,810)	(16,256,036)
Interest expense	(1,005,326)	(324,627)
Non-operating income	76,574	41,116
Share of net profits of investment in equity accounted investees	266	508
Loss before tax	(7,912,296)	(16,539,039)
Income tax expense	—	—
Net loss	(7,912,296)	(16,539,039)
Loss attributable to non-controlling interest	(3,671,104)	(9,951,590)
Loss attributable to DigiAsia Bios Pte Ltd	$(4,241,192)	$(6,587,449)
Loss per share attributable to DigiAsia Bios Pte Ltd
Basic and diluted	$(377.67)	$(586.59)
Weighted average shares outstanding
Basic and diluted	11,230	11,230
See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(All amounts in United States Dollar, except share data)
	Years Ended December 31,
	2022	2021
Net loss	$(7,912,296)	$(16,539,039)
Other comprehensive (loss):
Foreign currency translation adjustment	(468,570)	(387,070)
Changes in post-employment benefits liabilities, net of taxes	(11,153)	205,624
Total other comprehensive (loss)	(479,723)	(181,446)
Comprehensive loss	$(8,392,019)	$(16,720,485)
Comprehensive loss attributable to non-controlling interest	(4,150,827)	(10,133,036)
Comprehensive loss attributable to DigiAsia Bios Pte Ltd	$(4,241,192)	$(6,587,449)
See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(All amounts in United States Dollar, except share data)
	Number of shares		Paid-in capital		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive lncome/ (loss)	Total DigiAsia Bios Pte Ltd Stockholders’ Equity	Non- controlling interest	Total equity
	Common	Preferred	Common stock	Preferred stock
Balance at January 1, 2021	11,230	393	$39,483,703	$6,999,018	$5,364,705	$(15,006,095)	$—	$36,841,331	$(27,508,198)	$9,333,133
Shares issued
Common stock	—	—	—	—	—	—	—	—	1,366,271	1,366,271
Preferred stock	—	1,011	—	18,005,107	—	—	—	18,005,107	—	18,005,107
Stock-based compensation expense	—	—	—	—	3,254,231	—	—	3,254,231	—	3,254,231
Net loss	—	—	—	—	—	(6,587,449)	—	(6,587,449)	(9,951,590)	(16,539,039)
Other comprehensive income	—	—	—	—	—	—	—	—	(181,446)	(181,446)
Balance at December 31, 2021	11,230	1,404	39,483,703	25,004,125	8,618,936	(21,593,544)	—	51,513,220	(36,274,963)	15,238,257
Stock-based compensation expense	—	—	—	—	1,095,635	—	—	1,095,635	—	1,095,635
Issue of common stock pending allotment (refer note 24)	—	—	—	—	10,000,000	—	—	10,000,000	—	10,000,000
Net loss	—	—	—	—	—	(4,241,192)	—	(4,241,192)	(3,671,104)	(7,912,296)
Other comprehensive income	—	—	—	—	—	—	—	—	(479,723)	(479,723)
Balance at December 31, 2022	11,230	1,404	$39,483,703	$25,004,125	$19,714,571	$(25,834,735)	$—	$58,367,664	$(40,425,791)	$17,941,873
See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in United States Dollar, except share data)
	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Loss after tax	$(7,912,296)	(16,539,039)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	2,017,506	2,014,257
Assets written off	8,841	—
Share of income in equity accounted investees	(266)	(508)
Stock based compensation expenses	1,095,635	3,254,231
Finance cost	1,000,000	—
Changes in operating assets and liabilities:
Trade receivables	(19,782)	54,930
Loans	4,204,529	(5,746,965)
Other current assets	(88,568)	(495,169)
Income taxes	(66,209)	(201,282)
Trade payables and other liabilities	(1,858,451)	(285,519)
Net cash (used in) operating activities	(1,619,061)	(17,945,064)
Cash flows from investing activities:
Investments made	(11,830,882)	(52,320)
(Acquisition)/disposal of property and equipment and intangible assets	(7,875)	(2,189)
Net cash (used in) investing activities	(11,838,757)	(54,509)
Cash flows from financing activities:
Issuance of common stock to non-controlling interest	—	1,366,271
Issuance of preference shares	—	18,005,107
Issue of promissory loan note (refer note 24)	9,000,000	—
Proceeds from Long-term debt	4,739,508	(627,919)
Proceeds from Short-term borrowings, net	204,851	147,734
Net cash provided by financing activities	13,944,359	18,891,194
Net changes in cash and cash equivalents and restricted cash	486,541	891,621
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(294,822)	(6,069)
Cash and cash equivalents and restricted cash at beginning of year	1,686,144	800,592
Cash and cash equivalents and restricted cash at end of year	$1,877,863	1,686,144
Supplemental disclosure of cash flow Information
Cash paid for interest	$181,554	324,627
Cash paid for operating leases	76,563	79,553
Non-cash financing activity
Issue of 289 common stock pending allotment in exchange for settlement of promissory note (refer note 24)	10,000,000	—
See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)
Note 1   General Information
General Information
DigiAsia Bios Pte Ltd (the Company) was incorporated on October 23, 2017, in Singapore.
The address of its registered office is 1 Raffles Place #28-02, One Raffles Place, Singapore.
DigiAsia Bios Pte Ltd, its majority-owned and controlled entities, including Variable Interest Entities (“VIE”) for which the Company is the primary beneficiary (collectively referred to as ‘the Group’) and its corporate joint venture is among the first Embedded Fintech as a Service (“EFaaS”) companies in Indonesia serving enterprise segments from various verticals. The group aims to be a leading fintech-enabling platform in Indonesia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. The group offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of group’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources, group’s partner customers can have branded or white label fintech services live and operational within weeks.
The group’s key offerings include:
•
Business to Business to Consumer (B2B2C), which entails providing wallets to group’s customers for loyalty and transactions;

•
Business to Business to Many (B2B2M), which entails providing wallets for supply chain payments and financing, as well as facilitating bill payments and processing remittances; and

•
Banking as a Service (BaaS), which entails enabling BaaS (open loop solutions for banks) and peer-to-peer (P2P) lending.

By leveraging its consolidation strategy, technology platform and extensive expertise of its management team, the group has emerged as one of the foremost players in its geography of operations in terms of ecosystem and Business to Business (B2B) offerings and number of B2B platforms.
Note 2   Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (USGAAP). These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. These estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.
All intercompany balances and transactions have been eliminated in the consolidated financial statements. Investment in entities in which Company has joint control are accounted for using the equity method of accounting.Under the equity method, the Company’s share of the nonconsolidated affiliate’s income or loss is recognized in the consolidated statement of earnings and cumulative post-acquisition changes in the investment are adjusted against the carrying amount of the investment.
The consolidated financial statements have been prepared under the historical cost method, except for certain accounts which are measured on the basis as described in the related accounting policies.
The consolidated financial statements are prepared under the accrual basis of accounting. The consolidated statements of cash flows are prepared using the indirect method, with classification of cash flows into operating, investing, and financing activities.

Principles of Consolidation
The consolidated financial statements comprise of the financial statements of the Company, as parent entity, and consolidated entities as a single economic entity. First, entities are subjected to the variable interest entity (VIE) model. If the VIE model is not applicable, then entities are subjected to the voting interest model (VOE).
Under the VIE model, a reporting entity has a controlling financial interest in a VIE if it has both: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits that could be significant to the VIE.
Under the VOE, a controlling financial interest generally exists if a reporting entity has a majority voting interest in another entity. In certain circumstances, the power to control may exist when one entity holds less than a majority voting interest (e.g., because of contractual provisions or agreements with other shareholders).
The entities are consolidated as on the date when the Company obtains controlling financial interest in the entities.
Risk and uncertainties
The group is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology.
Most of the Group’s revenues are denominated in Rupiah (Rp). In addition, a significant portion of the Group expenses, primarily employee cost, selling and marketing expenses and general and administration expenses are incurred in Rp. For financial reporting purposes, the Group translates all non-USD denominated transactions into USD. Thus, the Group is exposed to the risk that fluctuations in the value of Rp relative to the USD could have a direct impact on the revenues and the results of operations.
The group has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of December 31, 2022, of $25,834,736. The Company has cash available on hand and together with cash flows expected to be generated from operating activities in future, the Company believes that these funds would be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.
The group’s consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Business concentration risk
Major Customer
The Company has one major customer that accounted for approximately 87% and 92% of the revenue for the years ended December 31, 2022, and December 31, 2021 respectively. The Company expects to maintain this relationship with the customer. The loss of, or any reduction in revenue from, a significant customer or deterioration in their ability to pay could harm our business and financial results.
Critical Accounting Policies and Estimates
a.   Business combination
The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree, and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.
The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis. Non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation are measured at fair value.
Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if it results in the non-controlling interest having a deficit balance.
b.   Foreign currency
The consolidated financial statements are presented in United States Dollar (USD or $), which is also the functional currency of the Company and its Singapore based subsidiaries.
Each entity in the Group determines its own functional currency and items included in the consolidated financial statements of each entity are measured using that functional currency.
The functional currency of the Company’s foreign subsidiaries are Indonesian Rupiah (Rp), being the currency that mainly influences sales prices for goods and services and of the country whose competitive forces and regulations mainly determines the sales prices of its goods and services. The functional currencies of the entities in the Group are determined based on the management’s assessment of the economic environment in which the entities operate and the entities’ process of determining sales prices.
Transactions and balances
Transactions in foreign currencies are recorded in the respective functional currencies of the entity at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate at the end of the reporting period and the impact, if any on such translation are recognized in the consolidated income statements. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was measured and the impact, if any on such translation are recognized in the consolidated income statements.
Consolidation of foreign entities
All assets and liabilities of foreign subsidiaries with a functional currency other than USD are translated using the closing rates at the date of the consolidated balance sheet. Income and expenses are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions).
Translation differences resulting from the application of this method are classified under other comprehensive income until the disposal of the subsidiary. At the date of disposal, the cumulated translation differences in other comprehensive income are recognized in consolidated statements of income.
c.   Fair value measurements
Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

The carrying value reported in the balance sheets of cash and cash equivalents, restricted cash, loans, accounts receivables, other current assets, accounts payable, accrued expenses, short term borrowings, contract liabilities, income taxes approximate fair value because of their short-term nature.
The fair value hierarchy includes a three-level hierarchy that assigns the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs.
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the Group is able to access.
Level 2 — Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.
Level 3 — Inputs that are unobservable and significant to the entire fair value measurement.
Unobservable inputs require greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Group’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability,
When determining fair value, the Group uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Group to determine fair value are considered to be market or income approaches.
The market approach includes valuation techniques that use prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities.
The income approach includes valuation techniques that measure the present value of anticipated future economic benefits (i.e., net cash flows). The estimated net cash flows are forecast over the expected remaining economic life and discounted to present value using a discount rate commensurate with the level of risk associated with the expected cash flows.
d.   Cash and cash equivalents
Cash and cash equivalents comprise cash in hand, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.
Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. For an investment to qualify as a cash equivalent it must be readily convertible to a known amount of cash and be subject to an insignificant risk of changes in value. Therefore, an investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.
e.   Restricted cash
Restricted cash includes amounts that cannot be withdrawn or used for general operating activities under legal or regulatory restrictions. Restricted cash consists of amount deposited by customers for digital payment transactions that are subject to local regulatory restrictions requiring appropriate segregation and restriction in their use. Restricted cash is presented as a separate line item in the consolidated balance sheet.
f.   Prepayments and advances
Advances are payment for transactions to suppliers or service providers or employees of the Group before the goods/services are received.

Prepaid expenses are amortized over their beneficial period using the straight-line method.
g.   Property and equipment
Property and equipment are initially recorded at cost which includes the purchase price, borrowing costs and other costs directly attributable to bring the asset to the present location and condition. Cost also includes the cost of replacing part of property and equipment if met the recognition criteria.
Subsequent expenditures incurred for the property and equipment are included in the cost of the property and equipment if it is probable that economic benefits associated with the asset will flow to the Group and the subsequent expenditures can be measured reliably. Other subsequent expenditures are recognized in consolidated statements of income in the period in which they are incurred.
Depreciation is calculated on the straight-line method to write down the cost of such assets to their residual values over their estimated useful lives. The residual values and useful lives of assets are reviewed, and adjusted if appropriate, at each financial reporting date. The estimated useful life is 2-5 years for property and equipment.
An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in consolidated statements of income.
h.   Intangible assets
Licenses
Licenses acquired separately are measured on initial recognition at cost.
Licenses acquired in a business combination transaction which doesn’t constitute a business are accounted for as asset acquisition. Where the consideration given is not in the form of cash, measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more clearly evident.
Licenses are amortized over their estimated useful life of 10 years using straight line method.
i.
Impairment of long-lived assets

The Group reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Group measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.
j.   Non-marketable Securities
The Group account for non-marketable equity securities through which it exercises significant influence but do not have control over the investee under the equity method, All other non-marketable equity securities that the Group hold are primarily accounted for under the measurement alternative. Under the measurement alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. Adjustments are determined primarily based on a market approach as of the transaction date and are recorded as a component of non-operating income/(expense) in the consolidated income statements.
Non-marketable securities that do not have effective contractual maturity dates are classified as other non-current assets on the Consolidated Balance Sheets.
k.   Post-employment benefits liabilities
The Group records post-employment benefits liabilities based on calculations, which include various actuarial assumptions including discount rates, compensation increases and other assumptions involving demographic factors. The Group reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The Group believes that the assumptions used in recording its post-employment benefit liabilities are reasonable based on its experience, market conditions and inputs from its actuaries.
The Group elected to recognize actuarial gains and losses in other comprehensive income initially and recognize in net income in subsequent reporting periods using deferral approach.
l.   Stock-based compensation
Stock-based compensation is accounted for based on the requirements of ASC 718 — “Compensation — Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award.
m.   Earnings/(loss) per share
Basic earnings (loss) per share is computed by dividing the profit (loss) for the year attributable to owners of the Company by the weighted average number of issued and fully paid shares outstanding during the year.
Diluted earnings (loss) per share is calculated when the Company has instruments which are potentially dilutive ordinary shares. Anti-dilutive shares are excluded from basic and dilutive earnings (loss) per share calculations.
n.   Revenue Recognition and Contract Assets and liabilities
In accordance with ASU No. 2014-09, Topic 606 — Revenue from Contracts with Customers, the Group recognizes revenue in accordance with that core principle by applying the following steps:
Step 1: Identify the contract(s) with a customer.
Step 2: Identify the performance obligations in the contract.
Step 3: Determine the transaction price.
Step 4: Allocate the transaction price to the performance obligations in the contract.
Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.
Revenue from contracts with customers is recognized when the Group satisfies a performance obligation by transferring a promised service to the customer, which is when the customer obtains control of the service. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognized pertains to the portion of satisfied performance obligation.
Revenue is measured based on the consideration to which the Group expects to be entitled in exchange for transferring promised services to a customer, excluding amounts collected on behalf of third parties. The Group does not provide any refunds, warranties, or similar obligations.
Where the Group acts as an agent for selling services, only the commission income is included within revenue. Typically, the Group has a right to payment before or at the point that services are delivered. Cash received before the services are delivered is recognized as a contract liability. The amount of consideration does not contain a significant financing component as payment terms are less than one year. The specific revenue recognition criteria described below must also be met before revenue is recognized.
Revenue from services is recognized when the control of services are transferred as per the terms of the agreement with customer i.e., as and when services are rendered. Revenues are disclosed net of the value added taxes charged on such services.

The Group derives its revenues from digital services. A majority of the Group’s revenues are generated through Application Programming interface (API) services.
Revenue from Application Programming interface (API) services
The Group provides modern API services which helps customers to modernize their existing systems and enabling wallet solutions, cost effective and smooth operations. These services are provided through API integration with the customer system. The Group earns transaction fees that are charged to customers on per transaction basis for rendering these services. The transaction fee is fixed fee for each transaction. The Group recognizes revenue as and when the API interface is used.
Revenues from digital payments
The Group provides various integrated end-to-end financial technology services which include e-money services. The Group enables access to digital platform application for users to make payments for their transactions. The Group earns transaction fees that are charged to merchants on a transaction basis for rendering these services. The transaction fee is either a fixed fee for each transaction or a fixed percentage of the payment amount. The Group also charges payment fee to users for convenience when transacting using the Group’s platforms. The recognition of revenue coincides with the payment transaction processed on the digital platform between users.
Revenues from peer-to-peer lending
The Group provides platform for peer-to-peer lending mechanism, which aims to bridge lender and borrower through innovative and safe platform without the intermediaries of banks and other financial institutions. The Group receives platform fees for facilitating servicing of loans on behalf of lenders, including managing payments and collections from borrowers and payments to those lenders. The platform fees are determined based on the agreement between the Group and the lenders. The Group earns a platform fee for every transaction of disbursement and repayment of borrowing executed on its digital platform.
Revenues from remittances
In a money transfer, the Group has one performance obligation as the customer engages the Group to perform one integrated service which typically occurs within minutes — collect the customer’s money and make funds available for payment to a designated person in the currency requested. The Group recognizes revenue upon completion of the following: (i) the customer’s acknowledgment of the Group’s terms and conditions and payment information has been received by the Group, (ii) the Group has agreed to process the money transfer, (iii) the Group has provided the customer a unique transaction identification number, and (iv) funds are available to be picked up by the customer’s designated receiving party. The transaction price is comprised of a transaction fee basis the rate agreed with the customers.
Trade receivables, contract assets and contract liabilities
A contract with a customer creates legal rights and obligations. As the Group renders services pursuant to a customer contract, an unconditional right to receive consideration is considered as a trade receivable. If the Group’s right to consideration for such performance is contingent upon a future event or satisfaction of additional performance obligations, the amount of revenues recognized in excess of the amount billed to the customer is recognized as a contract asset. Contract liabilities represent consideration received from customers in excess of revenues recognized. Contract assets and liabilities are presented net at the individual contract level in the consolidated balance sheet and are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations.
o.   Sales and marketing expenses
Expenses incurred to promote Company’s brand, products and services are recognized in sales and marketing expenses in the consolidated income statements. Advertising expenses and Others expenses that are incurred to promote the Company’s brand, products and services, include expenses on digital marketing and certain offline marketing assets placed at merchants such as signage, standees and others. The timing of recognition is dependent on the type of sales or marketing expense.
p.   Interest income and expense recognition
Interest income is recognized on an accrual basis using the effective interest method. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset except for financial assets that subsequently become credit impaired. For credit-impaired financial assets the effective interest rate is applied to the net carrying amount of the financial asset (after deduction of the loss allowance).
Interest expense is recognized on an accrual basis using the effective interest method.
q.   Leases
The Group leases office space. Rental contracts are typically made for fixed periods of 2 years but may have extension options. Leases are negotiated on an individual basis and contain a wide range of different terms and conditions. The agreements do not impose any covenants.
Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of remaining lease payments over the balance lease term. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to consolidated statements of income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.
Lease liabilities include the net present value of the following lease payments:
a)
Fixed payments (including in-substance fixed payments), less any lease incentives receivable.

b)
Variable lease payments that are based on an index or a rate, amounts expected to be payable by the lessee under residual value guarantees.

c)
The exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and

d)
Payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.

The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Group’s incremental borrowing rate.
Right-of-use assets are measured at cost comprising the following:
a)
The amount of the initial measured of lease liability,

b)
Any lease payments made at or before the commencement date less any lease incentives received, any initial direct costs, and restoration costs.

Lease expense is recognized on a straight-line basis over the lease term for operating leases.
ASC 842 requires the Group to apply guidance on impairment of long-lived assets in ASC 360 to right-of-use assets. Therefore, right-of-use assets must be monitored for impairment, like other long-lived nonfinancial assets, regardless of whether the lease is an operating lease or a finance lease. When impairment indicators exist, an asset (asset group) should be tested to determine whether there is an impairment.
We evaluate each of our lease and service arrangements at inception to determine if the arrangement is, or contains, a lease and the appropriate classification of each identified lease. A lease exists if we obtain substantially all of the economic benefits of, and have the right to control the use of, an asset for a period of time. Right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease agreement.
We consider a termination or renewal option in the determination of the lease term when it is reasonably certain that we will exercise that option. Because our leases generally do not provide a readily determinable implicit interest rate, we use an incremental borrowing rate to measure the lease liability and associated right-of-use asset at the lease commencement date. The incremental borrowing rate used is a fully collateralized rate that considers our credit rating, market conditions and the term of the lease at the lease commencement date.
r.   Income taxes
The Group is subject to income taxes in the Singapore and Indonesia. Significant judgement is required in determining the provision for income taxes in each of these jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax assets and liabilities in the period in which such determination is made.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is not more likely than not. Changes in valuation allowance from period to period are reflected in the consolidated income statements of the period of change. Tax benefits of deductions earned on exercise of employee stock options in excess of compensation charged to earnings are credited to additional paid-in-capital.
s.   Operating segments
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, who is responsible for allocation of resources and assessing performance of the operating segments and make strategic decisions. The Group’s chief operating decision makers have been identified as the directors of the Company, who review the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole.
The Group operates in one single segment: Digital Services. The Group does not distinguish reportable segments by geographical market Since the group has operations only in Indonesia.
t.   Subsequent events
Post year-end events that provide additional information about the Group’s position at the reporting date (adjusting events) are reflected in the consolidated financial statements. Post year-end events that are not adjusting events are disclosed in the consolidated financial statements when material.
u.   Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. The Group also discloses a range of exposure to incremental loss when such amounts can be estimated and is reasonably possible to occur in future periods. In estimating the Group’s exposure to loss contingencies, if an amount within the estimated range of loss is the best estimate, that amount will be accrued. However, if there is no amount within the estimated range of loss that is the best estimate, the Group will accrue the minimum amount within the range and disclose the amount up to the high end of the range as an exposure to incremental loss, if such amount is considered reasonably possible. Such estimates are based on the best information available at the time. As additional information becomes available, the Group reassess the potential liability and records an adjustment to its estimate in the period in which the adjustment is probable and an amount or range can be reasonably estimated. The determination of an expected contingent liability and associated litigation expense requires the Group to make assumptions related to the outcome of these matters. Due to the inherent uncertainties of loss contingencies, the Group’s estimates may be different than the actual outcomes.
Contingent assets are not recognized in the consolidated financial statements but disclosed when an inflow of economic benefits is probable.

v.   Recent Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements” (“ASU 2016-13”). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation amount that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses,” which clarifies ASC Topic 326, “Financial Instruments — Credit Losses” and corrects unintended application of the guidance, and in November 2019, the FASB issued ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses,” which clarifies or addresses specific issues about certain aspects of ASU 2016-13. In March 2020, the FASB issued ASU No. 2020-03, “Codification Improvements to Financial Instruments,” which modifies the measurement of expected credit losses of certain financial instruments. ASU 2016-13 is effective for certain smaller reporting companies for financial statements issued for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company does not expect that the adoption of the new guidance will have a material impact on the Company’s consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Group’s financial statements.
w.   Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Such estimates may include, among other items, those related to allowance for doubtful accounts, useful lives of property and equipment and intangibles, estimates for post-employment benefit liabilities, current and deferred tax provisions, impairments, fair value measurements, employee stock compensation expenses and certain accrued liabilities. Actual results could differ from those estimates and those differences may be material.
Note 3   Revenues
The following tables present a disaggregation of revenues from contracts with customers for the years ended December 31, 2022, and 2021:
	2022	2021
API Services	$38,920,023	$30,067,472
Other services	3,531,576	659,296
Total	$42,451,599	$30,726,768
The Group earns its revenues from customers in Indonesia, its primary geographical market.
ASC 606 requires that each customer arrangement should be assessed whether revenue is recognized at a point in time or over time. For the years ended December 31, 2022, and 2021, substantially all of Group’s revenues are recognized over time.
Supplemental balance sheet information related to contracts from customers includes contract liabilities presented under “unearned revenue” amounting to $ Nil and $2,335,236 as of December 31, 2022, and 2021 respectively. During the year ended December 31, 2022, revenue was recognized of $2,335,236 that was included in the contract liability balance at the beginning of the year. There is no remaining performance obligation as at December 31, 2022.

Note 4   Sales and marketing
	2022	2021
Merchant onboarding and retention cost	39,052,081	32,863,571
Advertising cost	59.258	17,245
Others	600,520	432,445
Total	$39,711,859	$33,313,261
Note 5   General and administrative
	2022	2021
Employee benefits expense	4,233,672	6,806,508
Professional fees	1,326,629	2,382,254
IT and maintenance	1,039,522	831,297
Rental	109,652	138,529
Others	389,182	964,085
Total	$7,098,657	$11,122,673
Note 6   Non-operating income
	2022	2021
Interest income	44,535	27,478
Others	32,039	13,638
Total	$76,574	$41,116
Note 7   Income Tax
a.   Income tax expense
The income tax expense for the years ended December 31, 2022, and 2021 was Nil.
b.   Deferred tax
Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates. Deferred income taxes as of December 31, 2022, and 2021, reflect the effect of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of December 31, 2022, and 2021, principal components of deferred tax items (excluding valuation allowance) were as follows:
	Year ended December 31, 2022
	Balance at beginning of year	Benefit (expense) to consolidated statements of income	Benefit (expense) to consolidated statements of other comprehensive income	Exchange differences	Balance at end of year
Deferred tax assets/(liabilities):
Fiscal loss	$5,564,558	$(792,610)	$—	$(470,641)	$4,301,307
Allowance for impairment of receivables	140,458	—	—	(12,974)	127,484
Employee benefit liabilities	66,398	26,713	(1,837)	(3,522)	87,752
Others, net	(29,119)	(6,991)	—	3,071	(33,039)
Deferred tax assets	$5,742,295	$(772,888)	$(1,837)	$(484,066)	$4,483,504

	Year ended December 31, 2022
	Balance at beginning of year	Benefit (expense) to consolidated statements of income	Benefit (expense) to consolidated statements of other comprehensive income	Exchange differences	Balance at end of year
Less: Valuation allowance	$5,742,295				$4,483,504
Net deferred tax assets	—				—

	Year ended December 31, 2021
	Balance at beginning of year	Benefit (expense) to consolidated statements of income	Benefit (expense) to consolidated statements of other comprehensive income	Exchange differences	Balance at end of year
Deferred tax assets/(liabilities):
Fiscal loss	$4,090,223	$1,520,271	$—	$(45,936)	$5,564,558
Allowance for impairment of receivables	86,581	54,794	—	(917)	140,458
Employee benefit liabilities	80,511	53,565	(66,664)	(1,013)	66,399
Others, net	(22,118)	(7,249)	—	248	(29,119)
Deferred tax assets	$4,235,197	$1,621,381	$(66,664)	$(47,618)	$5,742,295
Less: Valuation allowance	$4,235,197				$5,742,295
Net deferred tax assets	—				—
The valuation allowance balance at December 31, 2022 and December 31, 2021 primarily related to the Group’s ability to recognize future tax benefits associated with losses related to group entities in Indonesia and Singapore. The recognition of the losses is dependent on the timing and character of future taxable income in the applicable jurisdictions. As of December 31, 2022 and December 31, 2021 the Group had tax effected net operating loss carry forwards of $15,157,779 and $25,090,754, respectively. The majority of the net operating losses can be carried forward up to 5 years.
Note 8   Loss per share
Loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock and potentially dilutive common stock outstanding for the period. The calculation of diluted net loss per share excludes all anti-dilutive common shares. During periods when we report net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items would decrease the net loss per share.
The following table sets forth the computation of loss per share for the periods indicated:
	2022	2021
Numerator:
Loss for the year	$(4,241,192)	$(6,587,449)
Denominator:
Weighted average shares of common stock – basic	11,230	11,230
Common stock equivalents(1)	—	—
Weighted average shares of common stock – diluted	11,230	11,230
Basic and diluted loss per share	$(377.67)	$(586.59)

(1)
The anti-dilutive shares related to preferred stock and other stock committed to be issued are excluded from the computation of weighted-average number of shares — diluted were 1693 and 1404 for fiscal 2022 and 2021, respectively, as their inclusion would have an anti-dilutive effect on (loss) per share.

Note 9   Non-Marketable Equity Securities
At December 31, 2022 and December 31, 2021, the carrying value of the Group’s investments in equity securities without readily determinable fair values totaled $11,179,325 and $Nil, respectively. For both the years ended December 31, 2022 and 2021, there were no adjustments to the carrying value of equity securities without readily determinable fair values.
For all equity securities without readily determinable fair values as of December 31, 2022 and December 31, 2021, the Group has elected the measurement alternative. As of December 31, 2022 and December 31, 2021, under the measurement alternative election, the Group did not identify any fair value adjustments using observable price changes in orderly transactions for an identical or similar investment of the same issuer.
The Group’s investment in non-marketable equity securities in joint ventures are measured under equity method:
As of December 31, 2022, and 2021, the details of investment in joint venture accounted for using equity method is as follows:
Name of joint venture entity	Domicile	Primary activity	Percentage of direct ownership	Investment amount
PT Platform Prabayar Nusantara (PT PPN)	Indonesia	Other financial services support	24.90%(1)	$52,320

(1)
Direct ownership of PT DAB with PT PPN

The movement of investment in joint venture accounted for using equity method are as follows:
	Year ended December 31, 2022
	Balance at beginning of year	Investment in current year	Share in income of joint venture	Other comprehensive income	Balance at end of year
PT PPN	$52,828	—	$266	$—	$53,094
	Year ended December 31, 2021
	Balance at beginning of year	Investment in current year	Share in income of joint venture	Other comprehensive income	Balance at end of year
PT PPN	$—	$52,320	$508	$—	$52,828
The summary of aggregate financial information of the joint venture is as follows:
	2022	2021
Total assets	$193,886	$212,505
Total liabilities	318	350
Total revenues	—	—
Total profit	1,009	2,046
Total other comprehensive income	—	—
Group’s share in total comprehensive income (24.90%)	266	508

Note 10   Property and equipment
	December 31, 2022	December 31, 2021
Equipment	$240,062	$260,082
Less accumulated depreciation	(231,175)	(240,777)
Total	$8,887	$19,305
Depreciation expense on property and equipment amounting to $ 17,008 and $ 13,740 in 2022 and 2021 are charged to “Depreciation and Amortization” in the consolidated income statements.
Note 11   Intangible assets
	December 31, 2022	December 31, 2021
License	$20,000,000	$20,000,000
Software	2,352	2,591
	20,002,352	20,002,591
Less accumulated amortization	(5,688,651)	(3,688,232)
Total	$14,313,701	$16,314,359
Amortization expense on license amounting to $ 2,000,000 and $ 2,000,000 in 2022 and 2021 is charged to “Cost of revenue” and amortization expense on software amounting to $ 498 and $ 517 in 2022 and 2021 is charged to “Depreciation and Amortization “ in the consolidated income statements.
As of December 31, 2022, expected amortization expense for the unamortized finite-lived intangible assets for the next five years and thereafter is as follows:
2023	$2,000,470
2024	2,005,950
2025	2,000,431
2026	2,000,000
2027	2,000,000
Thereafter	4,306,850
Total	$14,313,701
License
During the year 2019, the Group executed a term sheet with Interchange Payment Group Holdings Limited (IPGH) and entered into a share subscription agreement in February 2020, pursuant to which IPGH had subscribed for allotment and issuance of 2,626 new ordinary shares in the Company for a subscription price of USD 20,000,000, the amount of which shall be fully settled by delivery of promissory note for an equivalent amount duly executed by IPGH in favor of the Company to pay the principal amount irrevocably and unconditionally and shall be due and payable on the date of completion of the Acquisition or on such date as may be mutually agreed in writing between IPGH and the Group.
Further during February 2020, the Company (“Acquirer”) entered into an agreement to acquire 100% shares of Migrant lifeline Technologies Private Limited (“Acquiree” or “IPGH SPV”) held by IPGH for an aggregate consideration of USD 20,000,000 in accordance with the terms and conditions of the agreement. The payment for acquisition price was to be settled by presentation of promissory note issued for subscription of shares as stated in the paragraph above. The consideration payable by the company on completion shall be fully set-off against the outstanding amount of USD 20,000,000 payable by IPGH under promissory note and shall constitute full and final satisfaction and discharge of all of the acquirer payment obligation in respect of the consideration.

The IPGH SPV only holds an intangible right i.e., sublicense right received from IPGH in accordance with the Interchnage Strategic Alliance Agreement, which is considered as the only single identifiable asset consisting solely of a non-exclusive, royalty-free, perpetual, irrevocable, sub-licensable, non-transferable license to use the System and work product solely within the territory subject to certain conditions. Accordingly, the acquisition of IPGH SPV by the Group does not constitute a business and the transaction has been accounted for as an asset acquisition at the value of USD 20,000,000.
Note 12   Accounts receivables
	December 31, 2022	December 31, 2021
Receivable from customers	$257,061	$262,617
Total	$257,061	$262,617
Account receivables are from third parties, are non-interest bearing and are generally due for payment within 30 days. They are recognised at their original invoice amounts which represent their fair values on initial recognition.
Note 13   Loans
	December 31, 2022	December 31, 2021
Loans	$2,347,243	$7,084,068
Total	$2,347,243	$7,084,068
Loans to third parties are advances made by the Group for working capital and other requirements. These loans are non-interest bearing and are considered as current in nature.
Note 14   Other current assets
	December 31, 2022	December 31, 2021
Prepayments, advances, and deposits*	$952,604	$957,527
Other assets	6,930	7,635
Total	$959,534	$965,162

*
Includes certain deposits under lien towards bank overdraft and corporate credit card facility

Note 15   Cash and cash equivalents and restricted cash
Cash and cash equivalents
	December 31, 2022	December 31, 2021
Cash in banks
Indonesian Rupiah	$464,401	$518,675
United States Dollar	59,379	9,979
Total	$523,780	$528,654
Restricted cash
	December 31, 2022	December 31, 2021
Restricted cash
Indonesian Rupiah	$1,354,083	$1,157,490
Total	$1,354,083	$1,157,490

Note 16   Leases
The Group leases office space from third party, with a lease period starting from January 1, 2020, until May 31, 2023.
Right-of-use assets and lease liabilities consisted of the following:
	December 31, 2022	December 31, 2021
Asset:
Right-of-use asset	$55,364	$111,032
Liabilities:
Current portion of lease liabilities	$28,724	$69,032
Non-current portion of Lease liabilities	—	31,649
Total	$28,724	$100,681
The weighted-average remaining lease term for operating lease as of December 31, 2022, and 2021 is 5 months and 17 months, respectively, the weighted-average discount rate used in the measurement of operating lease liability is 12.00%.
As of December 31, 2022, maturities of operating lease liability is as follows:
Year ending December 31, 2023
$30,157
30,157
Imputed interest	(1,433)
$28,724
Operating lease cost in the consolidated income statements for the years ended December 31, 2022, and 2021 amounted to $ 76,563 and $ 79,553 respectively is included in “General and administrative costs”.
Expense relating to short-term leases for the years ended December 31, 2022, and 2021 amounted to $ 33,089 and $ 58,976 respectively is included in “General and administrative costs.”
Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2022, and 2021 amounting to $ 76,563 and $79,553 respectively, is included as a component of cash provided by operating activities in the consolidated statement of cash flows,
Note 17   Trade payables
	December 31, 2022	December 31, 2021
Payable to employees	$220,064	$25,006
Trade payables	6,725,289	6,937,553
Total	$6,945,353	$6,962,559
Trade payables come from third parties and are generally on 30 days terms. They are recognised at their original invoice amounts which represent their fair values on initial recognition.
Note 18   Accrued expenses and others
	December 31, 2022	December 31, 2021
Accrued expenses and others	$297,729	$726,709
Total	$297,729	$726,709

Accrued expenses comes from amount payable for operating expenses and are generally on 30 days terms.
Note 19   Short -term borrowings
PT Bank Rakyat Indonesia (Persero) Tbk.
On October 13, 2020, based on Cooperation Agreement, PT DAB obtained unsecured corporate credit card facility from PT Bank Rakyat Indonesia (Persero) Tbk, with maximum amount of Rp 3.75 billion (equivalent to USD 238,383), repayable on demand.
The outstanding balance from the facility amounted to $129,381 and $10,681 as of December 31, 2022, and 2021 respectively.
PT Bank Sahabat Sampoerna
On March 25, 2021, based on loan agreement PT Bank Sahabat Sampoerna, agreed to give overdraft facility loan to PT RPM with maximum amount of Rp 5 billion (equivalent to USD 317,844), repayable on demand.
In 2022 and 2021, the credit facility bears floating interest rate at 18% per annum.
The credit facilities are secured with Alexander Rusli’s letter of comfort and a margin deposit of 30% of the usable limit.
The outstanding balance from the facility amounted to $203,928 and $137,052 as of December 31, 2022, and 2021 respectively.
Note 20   Long-term debt
	December 31, 2022	December 31, 2021
Convertible loan note	$4,485,577	$—
Others	531,557	499,519
Total	$5,017,134	$499,519
Convertible Loan Note
On July 22, 2022, July 25, 2022, and October 21 2022, the Company has entered into a Convertible loan note (“CLN”) with multiple investors for an aggregate principal amount up to $ 4,500,000. The CLNs does not carry any interest and shall mature on the last day of 24th month after issue date (“Maturity Date”) or such extended period as the Parties may agree in writing.
Subject to a Qualified Financing occurring on or before the Maturity Date and compliance with the Conditions, the principal amount of the CLN shall, upon completion of the Qualified Financing, be automatically converted into duly authorized, validly issued, fully paid and unencumbered Common Stock at the relevant Conversion Rate (which lower of the issue price of the qualified financing and valuation cap price per share).
In the event the Company completes an equity financing which does not qualify as a Qualified Financing prior to the Maturity Date, then the Convertible Noteholder with the agreement of the Company shall be entitled to require all the convertible loan notes issued as part of the Convertible Loan Notes Series to be converted into Common Stock at the relevant Conversion Rate.
If no Qualified Financing shall occur on or before the Maturity Date, the Convertible Noteholder may, at its discretion, extend the Maturity Date by a further twelve (12) months. On the Maturity Date or extended Maturity Date (as the case may be), the principal amount of the Convertible Loan Note shall automatically be converted into the Common Stock at the relevant Conversion Rate on the Maturity Date or extended Maturity Date (as the case may be).

However, in the event the Issuer wishes to consummate a Deemed Liquidity Event (including change of control conversion), the Convertible Noteholder may elect to:
(a)
convert the principal amount of the Convertible Loan Note into duly authorised, validly issued, fully paid and unencumbered Common Stock at the relevant Conversion Rate; or

(b)
require the Issuer to repay the principal amount of the Convertible Loan Note.

The Company has adopted a policy choice of not accounting for the said hybrid instrument under Fair Value Option. Further, the said embedded conversion feature is not required to be bifurcated and recognized separately under ASC 815, “Derivatives and Hedging”. Accordingly, pursuant to requirements of ASC 470, “Debt”, the convertible debt including the conversion feature has been recognized as a liability in its entirety i.e. single unit of debt. The Company has recorded the liability at the transaction price on the date of issuance of the debt which is being subsequently being carried at amortised cost. There is no debt issuance cost incurred on issuance the said CLN.
Others
Other loans comprise of unsecured loans from third parties which carry interest rates of 0% – 3% p.a. and repayable after 12 months.
Note 21   Post-employment benefits liabilities
The Group provides post-employment benefits liabilities according to local requirements in Indonesia.
Reconciliation of post-employment benefits liabilities is as follows:
	December 31, 2022	December 31, 2021
Balance at beginning of year	$338,434	$452,676
Components recognized in profit or loss	105,736	37,738
Components recognized in other comprehensive income	11,153	(205,624)
Foreign exchange translation adjustment	(37,650)	53,644
Balance at end of year	$417,673	$338,434
Details of post-employment benefits expense recognized in Consolidated Statements of Income and Consolidated Statements of Comprehensive Loss are as follows:
	December 31, 2022	December 31, 2021
Current service cost	$89,425	$119,451
Past service cost	(7,319)	(113,342)
Interest cost	23,630	31,629
Components recognized in profit or loss	$105,736	37,738
Components recognized in other comprehensive income	$11,153	$(205,624)
The Group recognized post-employment benefits liabilities using actuarial “Projected Unit Credit” method and the following main assumptions:
	December 31, 2022	December 31, 2021
Normal retirement age	56 years	56 years
Discount rate	7.00 – 7.25% per year	6.50% – 7.40% per year
Salary increase rate	7,00% per year	7,00% per year
Mortality rate	TMI IV – 2019	TMI IV – 2019
Resignation rate	10% up to age of 30 and linearly decrease to 0% at the age of 56	10% up to age of 30 and linearly decrease to 0% at the age of 56

The management has reviewed the assumptions and agrees that these assumptions are adequate. The management believes that the liability recognized is sufficient to cover the Group’s liability for its defined benefit plan.
The following benefit payments, which reflects expected future service, as appropriate, are expected to be paid in the following periods:
2023	$7,249
2024	25,966
2025	13,136
2026	110,510
2027	35,925
2028 – 2032	681,250
Note 22   Common stock
	December 31, 2022	December 31, 2021
Common stock	$39,483,703	$39,483,703
Total	$39,483,703	$39,483,703
There are no stocks repurchased as of December 31, 2022, and 2021.
Note 23 — Preferred stock
Series A preferred stock as of December 31, 2022, and 2021, consisted of the following:
	Share issued and outstanding	Issuance price per share	Carrying value
Series A	1,404	$17,809	$25,004,125
At December 31, 2022 and December 31, 2021, there were 1,404 shares of Series A Preferred Stock outstanding. The Series A preferred stock ranks senior to all classes of the Company’s common stock with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up of the Company’s affairs. Series A preferred stock has no maturity date, and the Group is not required to redeem the shares at any time, except in the case of redemption of the Convertible Loan Agreements of the consolidated VIE, which is in control of the Group. Series A preferred stock may be converted into shares of the Company’s common stock, anytime at the option of the holder, in certain limited circumstances such as a change of control. Each share of Series A preferred stock is convertible into such number of fully paid Ordinary Shares as is determined by dividing the applicable Subscription Price Per Share (as appropriately adjusted for any subdivisions, consolidations, share dividends, or similar recapitalisations at lower than the conversion price). The necessary conditions to convert the Series A preferred stock to common stock have not been met as of period end. Therefore, Series A preferred stock will not impact the Company’s earnings per share. In general, Series A preferred stockholders have voting rights at general meetings in the same manner as holders of Ordinary Shares on an as-converted basis and not as a separate class, unless otherwise specified in the Constitution or required by Law.
Note 24   Additional paid in capital
During the year 2022, the group issued a promissory note to PT Reliance Sekuritas Indonesia Tbk and PT Usaha Pembiayaan Reliance Indonesia for amount equivalent to USD 9,000,000 carrying an interest rate of 24% p.a. Subsequently during the year the Company also entered into a share subscription agreement with the said parties to issue 289 shares amounting to USD 10,000,000. The subscription price payable has been fully offset against the outstanding amount of the promissory note along with interest thereon aggregating to USD 10,000,000. The Company is in process of allotment of common stock to aforementioned parties. Pending such allotment of the common stock the amounts have been disclosed in the statement of changes in stockholder’s equity as additional paid in capital.

Note 25   Stock based compensation
In 2018, the Company’s existing shareholder transferred 901 shares to Chipping Hills Inc., a special purpose entity incorporated for the purpose of holding and issuing employees stock options to employees.
The employee share option expense presented in the additional paid-in capital represents the equity-settled share options granted to management and employees. The balance comprises of the cumulative value of service received from employees recorded over the vesting period commencing from the grant date of equity-settled share options and is reduced by the exercise of the share options.
The share options granted are pursuant to the Company’s Stock Option Plan adopted by the Company with a vesting period up to 36 months.
The following table summarizes the change in unvested employee share options for the year ended December 31, 2022, and 2021:
	December 31, 2022	December 31, 2021
Unvested shares at beginning of year	196.89	443.00
Granted	16.23	7.69
Vested	(155.84)	(253.80)
Unvested shares at end of year	57.28	196.89
The Company has recognized compensation expense for stock options of $1,095,635 and $3,254,231 during the year ended December 31, 2022, and 2021, respectively. As of December 31, 2022, we had $170,497 of unrecognized compensation expense related to unvested stock options that we expect to recognize over a weighted-average period of 0.25 years.
The fair value of each employee share options granted during the years ended December 31, 2022, and 2021 amounted to $34,609 and $ 17,809 respectively. The fair values for share options granted to employees during the year were based on the latest value of shares from the financing round in the year of grant.
The Group does not have statutory or constructive obligations to purchase or repay options by cash.
Note 26   Non-controlling interest
The following table presents the movement of non-controlling interest as follows:
	December 31, 2022	December 31, 2021
Balance at beginning of year	$(36,274,963)	$(27,508,198)
Common stock issued for non-controlling interest	—	1,366,271
Loss for the year	(3,671,104)	(9,951,590)
Other comprehensive loss for the year	(479,723)	(181,446)
Balance at end of year	$(40,425,791)	$(36,274,963)
Note 27   Variable interest entity
The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. An entity is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
As of December 31, 2022, and 2021, the Company had interests in one VIE (as described below) of which the Company is the primary beneficiary. The Company had no interest in VIEs of which the Company was not the primary beneficiary.

The Group has various arrangements with the entities, including convertible loan agreements, equity pledge arrangements and certain contracts which enable the group to receive substantially all of the economic benefits from these entities. Basis these arrangements individually and/or in combination and considering other facts these entities have been evaluated as Variable Interest Entities (VIEs) and the group as the primary beneficiary.
PT Digi Asia Bios (PT DAB) — PT DAB is a legal entity in Indonesia owned by Alexander Steven Rusli as a 97.66% shareholder and 2.34% by Koperasi Simpan Pinjam Solusi Pasti Indonesia. The Company has provided a convertible loan to PT DAB. PT DAB may request for repayment of the loan on demand, or by full conversion assuming the relevant laws in Indonesia permit the entire issued share capital of PT DAB to be held by foreign investors. PT DAB has been evaluated as a Variable Interest Entity and the Company is a primary beneficiary and consolidates PT DAB since it has the power to direct activities that most significantly impact PT DAB’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.
PT DAB has 2 subsidiaries namely PT Tri Digi Fin (PT TDF) in which PT DAB holds 96.2% shares and PT Digital Distribusi Logistik Nusantara (PT DDLN) in which PT DAB holds 90% shares. The financial information for these subsidiaries are aggregated within the summary financial information table below.
Further, as of December 31, 2022, and 2021, PT DAB had interests in two VIEs (as described below) of which the PT DAB is the primary beneficiary.
PT Solusi Pasti Indonesia (PT SPI) — PT SPI is a legal entity in Indonesia owned by PT Solusi Unggulan Indonesia as a 99% shareholder and 1% by PT Putera Bersama Investama. PT DAB has provided a convertible loan to PT SPI. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT SPI has been evaluated as a Variable Interest Entity and PT DAB is a primary beneficiary and consolidates PT SPI since it has the power to direct activities that most significantly impact PT SPI’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.
PT Reyhan Putra Mandiri (PT RPM) — PT RPM is a legal entity in Indonesia owned 93.75% by PT Digi Investama Asia as a 93.75% shareholder and 6.25% by PT Digi Asia Bios. PT DAB has provided a convertible loan to PT RPM. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT DAB has also entered into a co-operation agreement with PT RPM wherein PT DAB is entitled to receive 99% of net profits of PT RPM. PT RPM has been evaluated as a Variable Interest Entity and PT DAB is a primary beneficiary and consolidates PT RPM since it has the power to direct activities that most significantly impact PT RPM’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.
The following table present information about the assets and liabilities of our consolidated VIEs which are presented within our Consolidated Balance sheet in the respective asset and liability categories. Additionally, the assets and liabilities in the table below exclude intercompany balances that eliminate in consolidation:
	December 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$464,401	$518,675
Restricted cash	1,354,083	1,157,490
Account receivables	257,061	262,617
Loans	4,186,897	7,054,926
Other current assets	961,679	967,547
Non-marketable equity securities	9,241,774	52,828
Right-of-use asset	55,364	111,032

	December 31, 2022	December 31, 2021
Property and equipment, net	8,887	19,305
Intangible assets, net	1,372	2,030
Total assets	16,531,518	10,146,450
Liabilities:
Trade payables	6,722,138	6,868,716
Accrued expenses and others	248,387	672,635
Lease obligations	28,724	100,681
Post-employment benefit liabilities	417,673	338,434
Short-term borrowings	333,309	147,733
Income taxes	70,277	146,387
Contract liabilities	—	2,335,236
Long-term debt	35,127,714	35,309,036
Total liabilities	42,948,222	45,918,858
Total net assets	$(26,416,704)	$(35,772,408)

Note 28   Related party transactions
In the normal course of business, the Group conducted certain transactions with related parties.
Nature of relationship
a.
Key management includes Alexander Steven Rusli and Prashant Gokarn.

b.
PT Digi Asia Bios holds 24.90% of ownership in PT Platform Prabayar Nusantara, a corporate joint venture entity.

Transactions
During the year ended December 31, 2022 and 2021, the Group has paid remuneration of USD 282,470 and USD 259,316 to its key management.
During the year ended December 31, 2021, the Company entered into a joint venture agreement with other venturers and acquired 24.90% ownership share in PT Platform Prabayar Nusantara for a consideration of USD 52,320.
During the year ended December 31, 2022, the Company obtained a loan of USD 133,500 from its joint venture entity PT Platform Prabayar Nusantara. The outstanding amount of loan as at December 31, 2022, is USD 133,500.
As at December 31, 2022 and 2021, Alexander Steven Rusli has given a letter of comfort for the credit facilities obtained by the Group.
During the year ended December 31, 2022 and 2021, certain advances were received from key management, the outstanding amounting as at December 31, 2022 and 2021 was USD 158,923 and Nil respectively.
During the year ended December 31, 2022 and 2021, certain advances for business expenses were given to key management, the outstanding amount as at December 31, 2022 and 2021 was USD 52,508 and Nil respectively.
Note 29   Segment Information
The Group operates in single segment i.e., Digital Services.
For the purpose of internal reporting and management’s operation review, the chief operating decision makers and management personnel do not segregate the Group’s business by product or service lines. Hence, the Group has only one operating segment. In addition, the Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s assets and liabilities are substantially located at one location, substantially all revenues are earned and substantially all expenses are incurred in Indonesia, accordingly, no geographical segments are presented.
The percentage of the Company’s operating revenues derived from one major customer for the years ended December 31, 2022 and 2021 is 87% and 92% respectively.
Note 30   Commitments and Contingencies
For discussion regarding the Group’s operating lease commitments, see “Note 15 Leases”.
Apart from the commitment mentioned above, Group is not subject to any commitment and contingencies in the ordinary course of business as at December 31, 2022, and December 31, 2021 respectively.
Note 31   Subsequent events
The Group has evaluated subsequent events through the date these financial statements were available for issuance and determined that other than the items disclosed below, there were no subsequent events that would require adjustment or disclosure.
Business combination agreement
On January 5, 2023, the Company has entered into a Business Combination Agreement, which was further amended on June 22, 2023, with StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”) and, Stone Bridge Acquisition Pte. Ltd., a Singapore private company limited by shares, and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”) and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd. will amalgamate with the Company, with the Company surviving the amalgamation as a wholly owned subsidiary of the Acquiror (the “Business Combination”). Immediately following the Amalgamation, the Amalgamated Company will be the holder of 99.99% of the issued and outstanding capital stock of PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia (“PT DAB”), currently been consolidated under variable interest entity model.
In connection with the execution of the Business Combination Agreement, certain shareholders of the Company entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and the Company pursuant to which such shareholders agreed to vote all shares of the Company beneficially owned by them in favor of the Amalgamation.
In connection with the Transactions, StoneBridge, the Company and certain shareholders of the Company who will receive PubCo ordinary shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.
Prior to the consummation of the transactions, certain shareholders of the Company, including all executive officers, heads of business lines and directors of the Company as well as any other existing shareholder of the Company holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with the Company and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain shareholders of the Company and the Sponsor, each agree, subject to certain customary exceptions, not to:
(i)
sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)

(ii)
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or

(iii)
publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Immediately prior to the effective time of the Amalgamation (the “Effective Time”), each of the issued and outstanding series A preferred shares of the Company (the “DigiAsia Preferred Shares”) shall be converted into the Company ordinary shares (the “DigiAsia Ordinary Shares”) in accordance with the governing documents of the Company (the “DigiAsia Preferred Shares Conversion”). All DigiAsia Preferred Shares converted into DigiAsia Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of DigiAsia Preferred Shares shall thereafter cease to have any rights with respect to such securities.
Secured loan facility
Subsequent to the year ended December 31, 2022, the Group has availed a secured borrowing facility of $4.8 million, towards operating expenses incurred in the ordinary course of business and costs and expenses incurred by the group in the preparation, execution and completion of the Business Combination. The facility is subject to certain financial covenants, and has repayment terms and conditions linked to completion of the business combination and other related events.

Annex A
BUSINESS COMBINATION AGREEMENT
dated as of
January 5, 2023
by and among
STONEBRIDGE ACQUISITION CORPORATION,
STONEBRIDGE ACQUISITION PTE. LTD.,
and
DIGIASIA BIOS PTE. LTD.,
and
Prashant Gokarn, solely in his capacity as the Management Representative

A-i

A-ii

Exhibits
Exhibit A — Form of Amalgamation Proposal
Exhibit B — Form of PubCo Charter

A-iii

Exhibit C — Form of Acquiror Incentive Plan
Exhibit D — Form of Amalgamated Company Constitution
Exhibit E — Form of Earnout Escrow Agreement
Exhibit F — Form of Director Nomination Agreement
Exhibit G — Form of Company Shareholder Lock-Up Agreement
Exhibit H — Form of Registration Rights Agreement

A-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”), dated as of January 5, 2023, is entered into by and among StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C (the “Company”), and Prashant Gokarn (the “Management Representative”), solely in his capacity as the Management Representative pursuant to the designation in Section 11.16. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, Amalgamation Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Amalgamation;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Singapore Companies Act and other applicable Law, the parties hereto intend to enter into a business combination transaction by which Amalgamation Sub and the Company will amalgamate under Section 215A of the Singapore Companies Act (the “Amalgamation”), with the Company surviving the Amalgamation as the amalgamated company (the Company, in its capacity as the company surviving the Amalgamation, is sometimes referred to as the “Amalgamated Company”) and becoming a wholly owned Subsidiary of PubCo;
WHEREAS, immediately following the Amalgamation, the Amalgamated Company will be the holder of 99.99% of the issued and outstanding capital stock of PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia (“PT DAB”), and the Founder, individually, will be the holder of the remaining 0.01% of the issued and outstanding capital stock of PT DAB;
WHEREAS, as soon as practicable following the Effective Time and pursuant to or in connection with the Amalgamation, each Company Shareholder will be entitled to receive amalgamation consideration in the form of shares in PubCo, as more fulsomely described in this Agreement;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) with Acquiror and the Company;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Shareholders have entered into that certain Company Shareholder Support Agreement (the “Company Shareholder Support Agreement”) with Acquiror and Amalgamation Sub;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company and certain Company Shareholders who will receive PubCo’s Ordinary Shares pursuant to Article III, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), to be effective upon the Closing;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the members of the Management Earnout Group have appointed Prashant Gokarn as the Management Representative pursuant to that certain Management Representative Agreement (the “Management Representative Agreement”);
WHEREAS, pursuant hereto, Acquiror has committed to obtain at least Thirty Million Dollars ($30,000,000) of Transaction Financing;

WHEREAS, in connection with the Amalgamation, Acquiror shall adopt the second amended and restated memorandum and articles of association (the “PubCo Charter”) in the form set forth on Exhibit B, to provide for, among other things an increase in the number of PubCo’s Ordinary Shares;
WHEREAS, prior to the Closing, the Company shall take such steps to convert all Company Preferred Shares, and any other preferred shares in the capital of the Company, into Company Ordinary Shares in accordance with the Company’s Governing Documents;
WHEREAS, at the Closing, the Company Ordinary Shares will be exchanged for PubCo’s Ordinary Shares;
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror is required to provide an opportunity to its shareholders to have their Acquiror Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);
WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Shareholder Approval, adopt the equity incentive plan (the “Acquiror Incentive Plan”) in the form set forth on Exhibit C;
WHEREAS, prior to the consummation of the Transactions, certain Company Shareholders shall enter into Company Shareholder Lock-Up Agreements, to provide for, among things a lock-up of such Company Shareholders’ PubCo’s Ordinary Shares received from the Amalgamation until the earlier of (i) nine months after the Closing or (ii) the first time the last reported sale price of PubCo’s Ordinary Shares equals or exceeds $12.50 per share (subject to equitable adjustment) for any 20 trading days within any consecutive 30 trading-day period, in the form set forth on Exhibit G;
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) either the Amalgamation shall constitute a “reorganization” within the meaning of Section 368(a) of the Code or the Transactions shall constitute a transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”); and
WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Amalgamation Sub and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Singapore Companies Act, the Cayman Companies Act and other applicable Law, and (ii) recommended to their respective shareholders the approval and adoption of this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror, Amalgamation Sub and the Company, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Definitions.   As used herein, the following terms shall have the following meanings:
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.
“Acquiror and Amalgamation Sub Representations” means the representations and warranties of each of Acquiror and Amalgamation Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Amalgamation Sub Schedules. For the avoidance of doubt, the Acquiror and Amalgamation Sub Representations are solely made by Acquiror and Amalgamation Sub.

“Acquiror and Amalgamation Sub Schedules” means the disclosure schedules of Acquiror and Amalgamation Sub.
“Acquiror Benefit Plans” has the meaning set forth in Section 5.06.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).
“Acquiror Cure Period” has the meaning specified in Section 10.01(c).
“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.
“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.02(c).
“Acquiror Ordinary Shares” means Acquiror’s Class A ordinary shares, par value $0.0001 per share, and Acquiror’s Class B ordinary shares, par value $0.0001 per share.
“Acquiror Organizational Documents” means the Acquiror’s amended and restated memorandum and articles of association, in each case as may be amended from time to time in accordance with the terms of this Agreement and the Cayman Companies Act.
“Acquiror Private Placement Warrants” means “Private Placement Warrants,” as defined in the most recent Acquiror SEC Reports prior to the date of this Agreement.
“Acquiror Public Warrant” means “Public Warrants,” as defined in the most recent Acquiror SEC Reports prior to the date of this Agreement.
“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).
“Acquiror Shareholder” means a holder of Acquiror Ordinary Shares.
“Acquiror Shareholder Approval” has the meaning specified in Section 5.02(b).
“Acquiror Units” means the units of the Acquiror issued in connection with its initial public offering, which such units are comprised of one Acquiror Class A Ordinary Share and one-half of one Acquiror Public Warrant.
“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.
“Acquisition Proposal” has the meaning specified in Section 6.06(b).
“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.
“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.
“Additional Proposals” has the meaning specified in Section 8.02(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” has the meaning specified in the preamble hereto.
“Amalgamated Company” has the meaning specified in the recitals hereto.
“Amalgamated Company Constitution” means the form of constitution set forth on Exhibit D.
“Amalgamated Company Ordinary Share” means an ordinary share of the Amalgamated Company.
“Amalgamating Entities” has the meaning specified in Section 2.01.
“Amalgamation” has the meaning specified in Section 2.01.

“Amalgamation Documents” has the meaning specified in Section 2.03.
“Amalgamation Objection” has the meaning specified in Section 6.08(f).
“Amalgamation Proposal” has the meaning specified in Section 2.03.
“Amalgamation Sub” has the meaning specified in the preamble hereto.
“Amendment Proposal” has the meaning specified in Section 8.02(c).
“Ancillary Agreements” means this Agreement, the PubCo Charter, the Earnout Escrow Agreement, the Company Shareholder Support Agreement, the Sponsor Support Agreement, the Company Shareholder Lock-Up Agreement, the Management Representative Agreement, the Registration Rights Agreement and the Director Nomination Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), the UK Bribery Act 2010 and the U.S. Travel Act, 18 U.S.C. § 1952.
“Antitrust Law” means any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Audited Financial Statements” has the meaning specified in Section 6.05.
“Business Combination” has the meaning ascribed to such term in the Acquiror’s Organizational Documents.
“Business Combination Proposal” has the meaning set forth in Section 7.07.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore are authorized or required by Law to close.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“Closing” has the meaning specified in Section 2.03.
“Closing Date” has the meaning specified in Section 2.03.
“Closing Share Price” means $10.00 per share.
“Code” has the meaning specified in the recitals hereto.
“Company” has the meaning specified in the preamble hereto.
“Company Advance Shareholder Approval” means (other than the Company Requisite Approval) the approval of this Agreement and the transactions contemplated hereby, pursuant to and in accordance with the terms and conditions of the Company’s Governing Documents.
“Company Affiliate Agreement” has the meaning specified in Section 4.21.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning specified in Section 8.02(e).
“Company Certificate of Incorporation” means the certificate of incorporation of the Company.

“Company Cure Period” has the meaning specified in Section 10.01(b).
“Company Group” means the (1) Company, (2) PT DAB and its Subsidiaries (as set forth on Schedule 4.02), (3) PT SOLUSI PASTI INDONESIA, (4) PT TRI DIGI FIN, and (5) PT REYHAN PUTRA MANDIRI.
“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in, or necessary for the conduct of the business of the Company, as currently conducted.
“Company Option” has the meaning specified in Section 3.05(a).
“Company Ordinary Shares” has the meaning specified in Section 4.06(a).
“Company Preferred Shares” has the meaning specified in Section 4.06(a).
“Company Preferred Shares Conversion” has the meaning specified in Section 3.01(a).
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Requisite Approval” means the approval of the Amalgamation, the Amalgamation Proposal and the transactions contemplated thereby, by a special resolution passed by a majority of not less than three-fourths of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy present at a general meeting of the holders of the Company Shares pursuant to and in accordance with the terms and conditions of the Company’s Governing Documents and applicable Law.
“Company Schedules” means the disclosure schedules of the Company.
“Company Security” and “Company Securities” have the meanings specified in Section 3.03(a).
“Company Share Plan” means the Company’s employee share ownership plan.
“Company Shareholder” means the holder of either a Company Ordinary Share or a Company Preferred Share.
“Company Shareholder Lock-Up Agreements” has the meaning specified in Section 9.02(g).
“Company Shareholder Support Agreement” has the meaning specified in the recitals hereto.
“Company Shareholders’ Meeting” has the meaning specified in Section 8.02(e).
“Company Shareholders’ Written Resolution” has the meaning specified in Section 8.02(e).
“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.
“Company Software” means all Company- or Company Subsidiary-owned and third party Software used in, or necessary for the conduct of, the business of the Company or any of the Company’s Subsidiaries, as currently conducted.
“Company Subsidiary” means a Subsidiary of the Company.
“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.
“Confidentiality Agreement” has the meaning specified in Section 11.09.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).
“Consolidated Financial Statements” has the meaning specified in Section 6.05.

“Copyleft Terms” has the meaning specified in Section 4.11(g).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Singapore Ministry of Health, the U.S. Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“DAB Balance Sheet” has the meaning specified in Section 4.07(a)(v).
“Director Nomination Agreement” has the meaning specified in Section 9.02(e).
“DTC” means The Depository Trust Company.
“Earnout Escrow Account” has the meaning specified in Section 3.06(b)(i).
“Earnout Escrow Agent” has the meaning specified in Section 3.06(b)(i).
“Earnout Escrow Agreement” has the meaning specified in Section 3.06(b)(i).
“Earnout Shares” means the Acquiror Ordinary Shares that have been placed into escrow and are subject to forfeiture pursuant to Section 3.06.
“Effective Time” has the meaning specified in Section 2.03.
“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.
“Equity Value” means Five Hundred Million ($500,000,000).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” has the meaning specified in Section 4.13(e).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the ratio determined by dividing (a) the Per Share Amalgamation Consideration Value, by (b) the Closing Share Price.
“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary Shares to be held for the purpose of approving the Proposals.
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning specified in Section 4.07.

“Founder” means Alexander Rusli.
“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules), or (b) Acquiror or Amalgamation Sub with respect to the Acquiror and Amalgamation Sub Representations (as qualified by Acquiror and Amalgamation Sub Schedules); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association (as amended and/or restated), register of members, register of officers and directors, register of mortgages and charges, and certificate of incorporation.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.
“IFAS” means Indonesian Financial Accounting Standards (Indonesian SAK) which is comprised of the Statements of Financial Accounting Standards (PSAK) and Interpretation of Financial Accounting Standards (ISAK) issued by the Financial Accounting Standards Boards of the Institute of Indonesia Chartered Accountants (DSAK-IAI).
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.
“Indonesian Audited Financial Statements” has the meaning specified in Section 4.07(a).
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission or any subpoena, interrogatory or deposition.
“Information Memorandum” means the circular to Company Shareholders with respect to, inter alia, the Company Requisite Approval.
“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle), brand names, logos, corporate names and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”) and (vi) rights in Software.
“Intended Tax Treatment” has the meaning specified in the recitals hereto.
“Interim Period” has the meaning specified in Section 6.01.
“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the Code, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).
“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company or one of the Companies Subsidiaries for use in the conduct of its respective business as it is currently conducted.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company’s Subsidiaries.
“Letter of Transmittal” has the meaning specified in Section 3.03(a).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Management Earnout Group” means the individuals listed on Schedule 3.06.
“Management Representative” has the meaning specified in Section 11.16(a).
“Management Representative Agreement” has the meaning specified in the Recitals hereto.
“Material Adverse Effect” means any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company or any of the Company’s Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws, the SFRS, or IFRS after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Amalgamation or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or any of the Company’s Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the U.S. Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or the Company’s Subsidiaries’ compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or any of the Company’s Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company or any of the Company’s Subsidiaries to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, that, except in the case of clause (a), (b), (d), (f) and (g), such event, change or circumstance does not have a disproportionate impact on the Company and the Company’s Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the Transactions.
“Material Contracts” has the meaning specified in Section 4.12(a).
“Material Permits” has the meaning specified in Section 4.23.
“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror and Amalgamation Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.
“Nasdaq” means the Nasdaq Capital Market.
“Net Income” means, for any period, the aggregate amount of net income of the PubCo.
“NYSE” means the New York Stock Exchange.
“Offer” has the meaning specified in the recitals hereto.
“Open Source Materials” has the meaning specified in Section 4.11(f).
“Other Amalgamation Documents” has the meaning specified in Section 6.08(a)(i).
“Outstanding Acquiror Expenses” has the meaning specified in Section 3.08(b).
“Outstanding Company Expenses” has the meaning specified in Section 3.08(a).
“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or one of the Company’s Subsidiaries.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or one of the Company’s Subsidiaries and includes the Owned Company Software.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Per Share Amalgamation Consideration” means with respect to any Company Ordinary Share held by a Company Shareholder, issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Company Preferred Shares Conversion, a number of PubCo’s Ordinary Shares equal to (a) the Per Share Amalgamation Consideration Value divided by (b) the Closing Share Price.
“Per Share Amalgamation Consideration Value” means (a) the Equity Value divided by (b) the total number of Company Ordinary Shares issued and outstanding as of immediately prior to the Effective Time, including (i) Company Ordinary Shares issued upon the Company Preferred Shares Conversion, and (ii) any Company Ordinary Shares issued, issuable or vested upon accelerated vesting of any Company Options.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with SFRS or IFRS, as applicable, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with SFRS or IFRS, as applicable, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased

Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with SFRS or IFRS, as applicable, or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).
“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.
“PIPE” has the meaning specified in Section 8.09.
“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including the Personal Data Protection Act 2012, laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.
“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Proposals” has the meaning specified in Section 8.02(c).
“Protected Data” means Personal Information and Confidential Data.
“Provisional Financial Statements” has the meaning specified in Section 4.07(a)(v).
“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Ordinary Shares in conjunction with a shareholder vote on the Business Combination).
“PT DAB” has the meaning specified in the recitals hereto.
“PubCo” has the meaning specified in the recitals hereto.
“PubCo Board” means the board of directors of PubCo.
“PubCo Charter” has the meaning specified in the recitals hereto.
“PubCo Option” has the meaning specified in Section 3.05(a).
“PubCo’s Ordinary Shares” means PubCo’s Ordinary Shares, par value $0.0001 per share, entitling the holder of each such share to 1 vote per share.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).
“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Ordinary Shares for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.
“Registered Intellectual Property” has the meaning specified in Section 4.11(a).
“Registration Rights Agreement” has the meaning specified in the recitals hereto.
“Registration Statement” has the meaning specified in Section 8.02(a).
“Regulatory Approvals” means any approvals required from any Governmental Authority and/or under any applicable Laws relating to the transactions contemplated by this Agreement, including but not limited to the approvals required from the Regulatory Consent Authorities under Section 8.07.
“Regulatory Consent Authorities” means the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable.
“Release Notice” has the meaning specified in Section 3.06(b)(ii).
“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“Restructuring” means: (i) the completion of the conversion of (a) the convertible loan agreement dated March 2, 2020 between the Company (as lender) and PT DAB (as borrower), and (b) the convertible loan agreement originally dated February 27, 2019 between the Company (as lender) and PT DAB (as borrower) as amended and restated on March 2, 2020, such that the Company will hold 99.99% of the shares of PT DAB after the aforementioned conversion; (ii) the conversion of status from local company to foreign investment company of PT DAB; (iii) the issuance of new shares and transfer shares of PT DAB to PT Swa Daya Tek, such that PT DAB will ultimately own 85% of PT Tri Digi Fin; (iv) the transfer shares of PT Digi Investama Asia to PT DAB, such that PT DAB will ultimately own 20% of PT Reyhan Putra Mandiri; (v) the exchange of existing shares of Maxwell Universal Group Inc. to its noteholders into Company Ordinary Shares; (vi) the exchange of existing shares of Genesis Global Pte. Ltd. to its noteholders into Company Ordinary Shares; (vii) any internal restructuring by a Company Shareholder to its appointed entity; and (viii) the issuance of (a) 289 Company Ordinary Shares by the Company to PT Reliance Capital Management, (b) 44 Company Ordinary Shares by the Company to KFC Ventures Pte. Ltd., (c) 15 Company Ordinary Shares by the Company to Kubera Pte. Ltd., and (d) 73 Company Ordinary Shares by the Company to Pay Square Capital Pte. Ltd.
“Retained Agents” has the meaning specified in Section 11.16(a).
“Schedules” means the Acquiror and Amalgamation Sub Schedules and the Company Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“SFRS” means the financial reporting standards issued by the Singapore Accounting Standards Council, consistently applied.
“Share Issuance Proposal” has the meaning specified in Section 8.02(c).
“Shareholder Action” has the meaning specified in Section 7.09.
“Singapore Companies Act” means the Companies Act 1967, of Singapore, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Sponsor” means, individually, StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company.
“Sponsor Support Agreement” has the meaning specified in the recitals hereto.
“Sponsor Share Conversion” shall have the meaning given to it in Section 3.01(b).
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Substitute Awards” has the meaning specified in Section 3.05(b).
“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, capital share, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Term Sheets has the meaning specified in Section 8.09.
“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).
“Terminating Company Breach” has the meaning specified in Section 10.01(b).
“Termination Date” has the meaning specified in Section 10.01(b).
“Transaction Financing” has the meaning specified in Section 8.09.
“Transaction Investor” means any investor in the Transaction Financing.
“Transaction Proposal” has the meaning specified in Section 8.02(c).
“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Amalgamation.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 5.08(a).
“Trust Agreement” has the meaning specified in Section 5.08(a).
“Trustee” has the meaning specified in Section 5.08(a).

“Unaudited Financial Statements” has the meaning specified in Section 6.05.
“Unit Separation” means, the election of any holder of an Acquiror Unit, to separate such Acquiror Unit into Acquiror Ordinary Shares and Acquiror Public Warrants.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as mutually determined by the Acquiror and the Company, each acting reasonably.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
“Withholding Amount” has the meaning specified in Section 3.06(a).
1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) all references to money refer to the lawful currency of the United States.
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.
(c)   Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).
(d)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(e)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(g)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(h)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under SFRS or IFRS, as applicable.
(i)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.
1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Founder and Prashant Gokarn and, in the case of Acquiror, Bhargava Marepally and Prabhu Antony.
ARTICLE II
THE AMALGAMATION; CLOSING
2.01   The Amalgamation.   As of the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Amalgamation Sub and the Company (Amalgamation Sub and the Company sometimes being referred to herein as the “Amalgamating Entities” and each an “Amalgamating Entity”) shall amalgamate and continue as one company (the “Amalgamation”), with the Company being the surviving corporation in the Amalgamation under the existing name of the Company, following which the separate corporate existence of Amalgamation Sub shall cease and the Company shall continue as the Amalgamated Company after the Amalgamation as a direct, wholly owned subsidiary of Acquiror.
2.02   Effects of the Amalgamation.   The Amalgamation shall have the effects set forth in this Agreement and the applicable provisions of the Singapore Companies Act. Without limiting the generality of the foregoing and subject thereto, at and after the Effective Time, in accordance with Section 215G of the Singapore Companies Act (a) all the property, rights and privileges of each Amalgamating Entity shall be transferred to and vest in the Amalgamated Company, (b) all the liabilities and obligations of each Amalgamating Entity shall be transferred to and become the liabilities and obligations of the Amalgamated Company, (c) all proceedings pending by or against each Amalgamating Entity may be continued by or against the Amalgamated Company, (d) any conviction, ruling, order or judgement in favor of or against each Amalgamating Entity may be enforced by or against the Amalgamated Company and (e) the shares and rights of the members in each Amalgamating Entity shall be converted into the shares and rights provided for in the Amalgamation Proposal.
2.03   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Amalgamation (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Company and Amalgamation Sub shall execute and cause to be lodged with ACRA, the Amalgamation Proposal (substantially in the form of attached hereto as Exhibit A) (the “Amalgamation Proposal”), the Other Amalgamation Documents and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law (together with the Amalgamation Proposal and the Other Amalgamation Documents, the “Amalgamation Documents”) to make the Amalgamation effective no later than 10:00 AM Singapore Standard Time on the Closing Date (such time being the “Effective Time”) (which, for the avoidance of doubt, shall be the date set forth in the notice of amalgamation confirming the Amalgamation under section 215F of the Singapore Companies Act issued by ACRA).
2.04   Organizational Documents of Acquiror and the Amalgamated Company.
(a)   At the Closing, the Acquiror Organizational Documents shall be amended and restated in their entirety to be the PubCo Charter until thereafter supplemented or amended in accordance with their terms and the Cayman Companies Act.
(b)   At the Closing by virtue of the Amalgamation, the constitution of the Amalgamated Company, as in effect immediately prior to the Effective Time, shall be the Amalgamated Company Constitution until thereafter supplemented or amended in accordance with its terms and the Singapore Companies Act.
2.05   Directors and Officers of Acquiror and the Amalgamated Company.
(a)   Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of: a total of seven (7) directors; three (3) directors nominated by the Company; two (2) directors nominated by the Sponsor (who shall be the persons contemplated to be on the PubCo Board pursuant to the Director Nomination Agreement); and two (2) directors to be independent directors chosen by the Company. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.
(b)   Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Acquiror (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.
(c)   The directors of PubCo elected pursuant to the Proxy Statement shall be the directors of the Amalgamated Company from and after the Effective Time, in each case, to hold office in accordance with the Governing Documents of the Amalgamated Company. The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) certain directors or executive officers of the Company, determined by the Company and communicated in writing to Acquiror prior to the Closing Date, shall be appointed to the Board of Directors of the Amalgamated Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Amalgamated Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Amalgamated Company pursuant to the preceding sentence shall remain in office as a director of the Amalgamated Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d)   Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Amalgamated Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.
ARTICLE III
EFFECTS OF THE AMALGAMATION
3.01   Effect on Securities.   Subject to the provisions of this Agreement:
(a)   immediately prior to the Sponsor Share Conversion and prior to the Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into a number of Company Ordinary Shares in accordance with the Governing Documents of the Company (collectively, the “Company Preferred Shares Conversion”). All Company Preferred Shares converted into Company Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities;
(b)   immediately prior to the Effective Time, each Acquiror Class B Ordinary Share that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Acquiror Organizational Documents into one Acquiror Class A Ordinary Share (the “Sponsor Share Conversion”). All of Acquiror Class B Ordinary Shares converted into Acquiror Class A Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of such Acquiror Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities;
(c)   at the Effective Time (and, for the avoidance of doubt, following the Company Preferred Shares Conversion, and immediately following the consummation of the Sponsor Share Conversion), by virtue of the Amalgamation and without any action on the part of any Company Shareholder, subject to and in consideration of the terms and conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.03(a)(ii)), (i) each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into, and shall thereafter represent the right of each Company Shareholder to receive, as consideration for such Company Share, the applicable Per Share Amalgamation Consideration and (ii) in consideration thereof, the Acquiror shall issue the Per Share Amalgamation Consideration to the respective Company Shareholder. All of the Company Ordinary Shares converted into the right to receive consideration as described in this Section 3.01(c) shall no longer be outstanding and shall cease to exist, and each holder of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(c) into which such Company Ordinary Share shall have been converted into in the Amalgamation;
(d)   at the Effective Time, by virtue of the Amalgamation and without any action on the part of any holder thereof, each ordinary share of Amalgamation Sub shall be converted into and become one validly issued ordinary share of the Amalgamated Company and all such shares shall constitute the only outstanding share capital of the Amalgamated Company as of immediately following the Effective Time and accordingly, PubCo shall become, pursuant to the Amalgamation and the cancellation of the Company Ordinary Shares, the holder of all Amalgamated Company Ordinary Shares; and
(e)   at the Effective Time, by virtue of the Amalgamation and without any action on the part of any holder thereof, each Company Ordinary Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.
3.02   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding Company Ordinary Shares, Company Preferred Shares or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding Acquiror Ordinary Shares (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Ordinary Shares (or any other equity security interests in Acquiror), then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Ordinary Shares, Company Preferred Shares or Acquiror Ordinary Shares (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Ordinary Shares, the holders of Company Preferred Shares or the holders of Acquiror Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Amalgamation Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
3.03   Delivery of Amalgamation Consideration.
(a)   At least fifteen (15) Business Days prior to the target Closing Date agreed between the parties, Acquiror shall provide to the Company, who shall cause to be delivered to each holder of record of Company Ordinary Shares and Company Preferred Shares at the address provided to Acquiror by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of Company Ordinary Shares or Company Preferred Shares), (iii) include the agreement of the members of the Management Earnout Group to the appointment of the Management Representative pursuant to Section 11.16 hereof with respect to matters relating to the Earnout Shares, and (iv) specify that delivery shall be effected, and risk of loss and title to the Company Ordinary Shares and Company Preferred Shares, as applicable, shall pass, only upon delivery of the Company Ordinary Shares and Company Preferred Shares, as applicable, to Acquiror (including all certificates representing Company Ordinary Shares and Company Preferred Shares (each, a “Company Security” and, collectively, the “Company Securities”), to the extent such Company Ordinary Shares or Company Preferred Shares are certificated), together with instructions thereto.
(b)   Upon the receipt of a Letter of Transmittal (accompanied with all Company Securities representing Company Ordinary Shares and Company Preferred Shares, to the extent such Company Ordinary Shares and Company Preferred Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such Company Ordinary Shares and Company Preferred Shares, as applicable, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Section 3.01(c) into which such Company Ordinary Shares and Company Preferred Shares, as applicable, have been converted pursuant to Section 3.01(c) (after giving effect to Sections 3.01(a) and 3.01(b)). Until surrendered as contemplated by this Section 3.03(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each Company Ordinary Share and Company Preferred Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(c) which the holders of Company Ordinary Shares and Company Preferred Shares, as applicable, were entitled to receive in respect of such shares pursuant to this Section 3.03(b).
3.04   Lost Securities.   In the event any Company Security has been lost, stolen, mutilated or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Security, the making of an affidavit of that fact by the Person claiming such Company Security to be lost, stolen, mutilated or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Security, Acquiror shall issue or pay in exchange for such lost, stolen, mutilated or destroyed Company Security the consideration issuable or payable in respect thereof as determined in accordance with this Article III.
3.05   Treatment of Company Options.
(a)   Effective as of the Effective Time, each option to purchase Company Ordinary Shares (a “Company Option”) granted under any Company Share Plan that is outstanding and unexercised immediately prior to the Effective Time (other than Company Options that are held by the Founder or his controlled Affiliates), whether or not then vested or exercisable, shall be assumed by the PubCo and shall be converted into a share option (a “PubCo Option”) to acquire PubCo’s Ordinary Shares in accordance with this Section 3.05(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Share Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of PubCo’s Ordinary Shares determined by multiplying the number of Company Ordinary Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. The Company shall terminate the Company Share Plan as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of PubCo Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.05(a).
(b)   Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each PubCo Option shall be subject to the Acquiror Incentive Plan (and considered “Substitute Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.
3.06   Earnout.
(a)   Delivery of the Earnout Shares.   At the Closing and immediately prior to the Effective Time, PubCo shall issue electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Earnout Escrow Agent (as defined below), Five Million (5,000,001) PubCo Ordinary Shares (as such shares may be adjusted for any share split, reverse share split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Earnout Shares”)), issued in the name of PubCo as treasury shares, which shares shall be released, in the proportions set forth on Schedule 3.06 among the Management Earnout Group, in accordance with the terms and conditions of this Section 3.06. Effective as of the Closing, the Management Earnout Group shall have the right to vote, in the proportions set forth on Schedule 3.06, each of the Earnout Shares until such Earnout Shares are forfeited as if the Management Earnout Group was the owner of record of such Earnout Shares. Until Earnout Shares have been released or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the Management Earnout Group if the Earnout Shares had been released prior to the record date for such dividends or distributions shall be delivered by Pubco to the Earnout Escrow Agent for the benefit of the Management Earnout Group with respect to the Earnout Shares (the “Withholding Amount”). If any securities of Pubco or any other Person are included in the Withholding Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withholding Amount, whether by way of stock splits or otherwise, shall be delivered to the Earnout Escrow Agent and included in the “Withholding Amount”, and will be released to the Management Earnout Group upon the release of the corresponding securities. If and when the Earnout Shares are released in accordance with this Section 3.06, the Earnout Escrow Agent shall release to each member of the Management Earnout Group, in the proportions set forth on Schedule 3.06, the aggregate amount of the Withholding Amount attributable to such Earnout Shares that have been released and, if applicable, shall continue to withhold any remaining Withholding Amount that is attributable to such Earnout Shares that have not yet been released until such Earnout Shares are released, in which case such remaining Withholding Amount shall be released to the Management Earnout Group. If all or any portion of the Earnout Shares are forfeited to PubCo in accordance with this Section 3.06, then the portion of the Withholding Amount attributable to the portion of the Earnout Shares that have been forfeited to PubCo shall be automatically forfeited to Pubco without consideration and with no further action required of any person.

(b)   Procedures Applicable to the Earnout of the Earnout Shares.
(i)   Upon receipt of the Earnout Shares, an escrow agent (the “Earnout Escrow Agent”) will place such Earnout Shares in an escrow account (the “Earnout Escrow Account”) established pursuant to an escrow agreement in the form attached hereto as Exhibit E, to be entered into at the Closing by Acquiror, the Sponsor, the Management Representative and the Earnout Escrow Agent (the “Earnout Escrow Agreement”).
(ii)   Promptly upon the occurrence of any triggering event described in Section 3.06(c) below, PubCo and Management Representative shall prepare and deliver, or cause to be prepared and delivered, a joint written share release instruction to the Earnout Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released).
(iii)   The Earnout Shares that are to be released from the Earnout Escrow Account and distributed to each member of the Management Earnout Group shall be distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06.
(iv)   For the avoidance of doubt, any Earnout Shares to be released and distributed pursuant to this Section 3.06 to Management Earnout Group shall be distributed and released as PubCo’s Ordinary Shares.
(c)   Release of Earnout Shares.   The Earnout Shares shall be released and delivered as follows:
(i)   One Million Five Hundred Thousand (1,500,000) Earnout Shares will be released from the Earnout Escrow Account and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent on the six-month anniversary of the Closing Date.
(ii)   One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $11.50 per share for twenty (20) trading days of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $11.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);
(iii)   One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $12.50 per share for twenty (20) trading days out of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);
(iv)   the final One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $15.00 per share for twenty (20) trading days out of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board); and
(v)   if the conditions set forth in either Section 3.06(c)(ii), (iii) or (iv) have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Earnout Shares remaining in the Earnout Escrow Account shall be automatically released to PubCo for cancellation and the members of the Management Earnout Group shall not have any right to receive such Earnout Shares or any benefit therefrom.
(d)   The number of PubCo’s Ordinary Shares to be issued and released pursuant to Section 3.06(a), Section 3.06(b) and Section 3.06(c) and the VWAP price per share triggering events set forth in Section 3.06(c), shall be equitably adjusted for any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Ordinary Shares after the date of this Agreement.
3.07   Cash in Lieu of Fractional Shares.   Notwithstanding anything to the contrary contained herein, no fractional PubCo’s Ordinary Shares or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Ordinary Shares pursuant to Section 3.01(c), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo’s Ordinary Shares. In lieu of the issuance of any such fractional share, each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such Person) shall have the number of PubCo Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole number of shares of PubCo Ordinary Shares.
3.08   Payment of Expenses.
(a)   No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Shareholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Shareholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.
(b)   No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Amalgamation Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Amalgamation Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Amalgamation Sub or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees), the Transactions (including repayment of the outstanding balance of any and all promissory notes issued by Acquiror to Sponsor in respect of amounts (approximately $2,000,000 as of the Closing Date) actually paid by Sponsor into the Trust Account for the purpose of extending the period in which Acquiror may consummate a business combination pursuant to Article 49.7 of the Amended and Restated Memorandum and Articles of Acquiror) or other proposed business combination with other third parties (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Amalgamation Sub as follows:
4.01   Corporate Organization of the Company.
(a)   The Company has been duly incorporated, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Governing Documents of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.
(b)   The Company is licensed or duly qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.02   Subsidiaries.   A complete list of each Company Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, is set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.03   Due Authorization.
(a)   As of the date of this Agreement, the Company has obtained the Company Advance Shareholder Approval. Other than the Company Requisite Approval, the Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the Company Requisite Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Advance Shareholder Approval and the Company Requisite Approval are the only votes of the holders of any class or series of shares in the capital of the Company required to approve and adopt this Agreement and approve the Transactions.
4.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Governing Documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which the Company or any of the Company’s Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Amalgamation Documents with ACRA and the issuance of the notice of the amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (c) as otherwise disclosed on Schedule 4.05.
4.06   Capitalization.
(a)   As of the date hereof, the issued and outstanding share capital of the Company consists of: (i) 11,230 ordinary shares (the “Company Ordinary Shares”) and (ii) 1,404 series A preferred shares (the “Company Preferred Shares”).
(b)   Except as set forth on Schedule 4.06(b), the Company owns of record and beneficially all the issued and outstanding equity interests of the Company’s Subsidiaries free and clear of all Liens (other than Permitted Liens).
(c)   All of the issued and outstanding Company Ordinary Shares and Company Preferred Shares and all of the equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted and are fully paid, (ii) were issued in compliance in all material respects with applicable Law, including the Singapore Companies Act and all applicable Securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company or any of the Company’s Subsidiaries, as applicable, in respect of such offer, sale, transfer or issuance, and all requirements set forth in (A) the Governing Documents of the Company or any of the Company’s Subsidiaries, and (B) any other applicable Contracts governing the issuance or allotment of such securities, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(c), are fully vested. Set forth on Schedule 4.06(c) is a true, correct and complete list of each holder of Company Ordinary Shares, Company Preferred Shares or other equity interests of the Company (other than Company Options) and each of the Company’s Subsidiaries, and the number of Company Ordinary Shares, Company Preferred Shares or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06 or on Schedule 4.06(c) or pursuant to the Company Share Plan, as of the date hereof, there are no other Company Ordinary Shares, Company Preferred Shares or other equity interests of the Company authorized, reserved, issued or outstanding.
(d)   Except as set forth on Schedule 4.06(d) for (i) Company Options granted pursuant to the Company Share Plan, and (ii) the Company Preferred Shares as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares in the capital of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.06(d) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. Except as set forth on Schedule 4.06(d), as of the date hereof the Company is not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Option, Schedule 4.06(d) sets forth, as of the date hereof, the name of the holder of such Company Option, the number of vested and unvested shares or equity equivalent covered by such Company Option, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Option. The Company has made available to Acquiror true and complete copy of the form of agreement evidencing each Company Option, and has also delivered any other option agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. The Company has made available to Acquiror a true and complete copy of the Company Share Plan and form of agreement evidencing each Company Option, and has also delivered any other option agreements and to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted, in compliance, in all material respects, with all applicable Laws and all of the terms and conditions of the Company Share Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code.
4.07   Financial Statements.
(a)    Attached as Schedule 4.07(a) are:
(i)   the consolidated audited balance sheets of the PT DAB and its Subsidiaries as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;
(ii)    the audited balance sheets of the PT SOLUSI PASTI INDONESIA as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;
(iii)    the audited balance sheets of the PT TRI DIGI FIN as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;

(iv)    the audited balance sheets of the PT REYHAN PUTRA MANDRI as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;
clause (i) – (iv) collectively, the “Indonesian Audited Financial Statements”; and
(v)    the unaudited balance sheet of the Company as of December 31, 2021 and the unaudited statements of cash flows of the Company as of December 31, 2021 (the “DAB Balance Sheet” and collectively with the Indonesian Financial Statements, the “Provisional Financial Statements”).
(b)   The Provisional Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company Group as of the dates and for the periods indicated in such Provisional Financial Statements in conformity with (1) IFAS, with respect to the Indonesian Audited Financial Statements, and (2) SFRS, with respect to the DAB Balance Sheet (except, in the case of the DAB Balance Sheet, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from the books and records of the Company.
(c)   The Company Board would, as of the date hereof and assuming all Company Preferred Shares had been converted to Company Ordinary Shares prior to the date hereof, be able to give a solvency statement in relation to each of the Company and the Amalgamated Company in accordance with Section 215I and Section 215J of the Singapore Companies Act, respectively, to effect the Amalgamation, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Amalgamation.
4.08   Undisclosed Liabilities.   There is no liability, debt or obligation against the Company or any of the Company’s Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with SFRS or IFRS, as applicable, consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.09   Litigation and Proceedings.   Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against the Company or any of the Company’s Subsidiaries, or otherwise affecting the Company, the Company’s Subsidiaries, or their respective assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company, the Company’s Subsidiaries, nor any of their respective property, assets or businesses is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.
4.10   Compliance with Laws.
(a)   Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.19) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.13 and 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of the Company’s Subsidiaries are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of the Company’s Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or any of the Company’s Subsidiaries at any time since December 31, 2019, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)   Since December 31, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company or any of the Company’s Subsidiaries or, to the knowledge of Company, any officer, director, manager, employee, agent or representative of the Company or any of the Company’s Subsidiaries, in each case, acting on behalf of the Company or any of the Company’s Subsidiaries, as applicable, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of the Company’s Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) none of the Company or the Company’s Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) none of the Company or any of the Company’s Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
(c)   Since December 31, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company or any of the Company’s Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company or any of the Company’s Subsidiaries, in each case, acting on behalf of the Company or any of the Company’s Subsidiaries, as applicable, in violation of any applicable International Trade Laws, (ii) neither the Company nor any of the Company’s Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) none of the Company or any of the Company’s Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) none of the Company or any of the Company’s Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.
4.11   Intellectual Property.
(a)   Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of the Company’s Subsidiaries (the “Registered Intellectual Property”), all of which, to the knowledge of the Company, are valid, enforceable and subsisting. Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 4.11(a) and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.
(b)   Except (i) as set forth on Schedule 4.11(b) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Company’s Subsidiaries by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party or by the Company or one of the Company’s Subsidiaries, or in the conduct of the Company’s or one of the Company’s Subsidiaries’ business. Except (x) as set forth on Schedule 4.11(b) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of the Company’s Subsidiaries is a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), within the five (5) years preceding the date of this Agreement, the Company, the Company’s Subsidiaries, their products and services and the conduct of their respective businesses have, to the knowledge of the Company, not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company or one of the Company’s Subsidiaries either owns, has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.
(d)   No director, officer or employee of the Company or any of the Company’s Subsidiaries has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Company’s Subsidiaries have implemented policies whereby employees and contractors of the Company and the Company’s Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or one of the Company’s Subsidiaries, as applicable, are required to assign to the Company all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or one of the Company’s Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or one of the Company’s Subsidiaries by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or one of the Company’s Subsidiaries), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)   Except as set forth on Schedule 4.11(e), or otherwise as would not materially adversely affect the Owned Intellectual Property, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the Company and each of the Company’s Subsidiaries is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company and the Company’s Subsidiaries in any way.
(g)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of the Company’s Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or any of the Company’s Subsidiaries to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).
(h)   Except as set forth on Schedule 4.11(h) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) with respect to all material Owned Company Software, the Company or one of the Company’s Subsidiaries is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) neither the Company nor any of the Company’s Subsidiaries have disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s or the applicable Company Subsidiary’s rights in such source code and obligates the employee or contractor to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company or one of the Company’s Subsidiaries is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by the Company or one of the Company’s Subsidiaries to contractors engaged to perform services for the Company or one of the Company’s Subsidiaries or to customers in the ordinary course of business, no Person other than the Company or one of the Company’s Subsidiaries has any rights to use any Owned Company Software.
(i)   In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company and each of the Company’s Subsidiaries is and has been, in compliance in all material respects with all Privacy and Security Requirements. The Company and the Company’s Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(i), neither the Company nor any of the Company’s Subsidiaries have experienced any security incident that has compromised the integrity or availability of the Company’s or any Company’s Subsidiaries’ network, systems, data or information. The Company and each Company Subsidiary is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. Neither the Company nor any Company Subsidiary has received, nor provided, any notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.
(j)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company or any of the Company’s Subsidiaries, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) the Company and each of the Company’s Subsidiaries has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company or any of the Company’s Subsidiaries to notify customers or employees of such breach or intrusion.

4.12   Contracts; No Defaults.
(a)    Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company or one of the Company’s Subsidiaries is a party or by which their respective assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.
(i)   each employee collective bargaining Contract;
(ii)   any Contract pursuant to which the Company or any of the Company’s Subsidiaries (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the Company or one of the Company’s Subsidiaries excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $500,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);
(iii)    any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or any of the Company’s Subsidiaries to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);
(iv)    any Contract under which the Company or any of the Company’s Subsidiaries has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $5,000,000;
(v)    any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since June 30, 2022 involving consideration in excess of $5,000,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(vi)    any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $5,000,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;
(vii)   any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $5,000,000 in the calendar year ending December 31, 2022; and
(viii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company or any of the Company’s Subsidiaries.
(b)    Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or the Company Subsidiary to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or the Company Subsidiary party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since June 30, 2022, neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or the Company Subsidiary party thereto (in each case, with or without notice or lapse of time or both) and (v) since June 30, 2022 through the date hereof, neither the Company nor any Company Subsidiary has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.
4.13   Company Benefit Plans.
(a)    Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of the Company’s Subsidiaries pursuant to which the Company or one of the Company’s Subsidiaries has or may have any material liabilities.
(b)    The Company has made available or made available to Acquiror accurate summaries of each material Company Benefit Plan.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements or the financial statements of the applicable Company Subsidiary.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, neither the Company nor any of the Company’s Subsidiaries has had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of the Company’s Subsidiaries to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company or any of the Company’s Subsidiaries, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.
(g)    There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor or against the assets of any Company Benefit Plan or such Contract.
(h)    Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of the Company’s Subsidiaries to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company or any of the Company’s Subsidiaries to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.
(i)   No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company or one of the Company’s Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Company’s Subsidiaries has agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.
4.14   Labor Matters.
(a)   (i) Neither the Company nor any of the Company’s Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or any of the Company’s Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or any of the Company’s Subsidiaries has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the Ministry of Manpower or National Labor Relations Board or any other applicable labor relations authority.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of the Company’s Subsidiaries (i) is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the Ministry of Manpower or National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the Ministry of Manpower or National Labor Relations Board that remains unresolved and (iii) since January 1, 2022, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or any of the Company’s Subsidiaries.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(d)    To the knowledge of the Company, no employee of the Company at the level of head of business line or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of Trade Secrets or proprietary information.
(e)    To the knowledge of the Company, all employees of the Company and each of the Company’s Subsidiaries are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.
(f)   Neither the Company nor any of the Company’s Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.
4.15   Taxes.   With respect to the following representations and warranties set forth in this Section 4.15 (other than Section 4.15(j)), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    All Tax Returns required by Law to be filed by the Company or any of the Company’s Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).
(b)    All amounts of Taxes shown due on any Tax Returns of the Company or any of the Company’s Subsidiaries and all other amounts of Taxes owed by the Company and the Company’s Subsidiaries have been timely paid.
(c)    The Company and each of the Company’s Subsidiaries has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)    Neither the Company nor any of the Company’s Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither the Company nor any of the Company’s Subsidiaries has received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of the Company’s Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e)    Neither the Company, the Company’s Subsidiaries, nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.
(f)   Except with respect to deferred revenue or prepaid subscription revenues collected by the Company or any of the Company’s Subsidiaries in the ordinary course of business, neither the Company nor any of the Company’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.
(g)    There are no Liens with respect to Taxes on any of the assets of the Company or any of the Company’s Subsidiaries, other than Permitted Liens.
(h)    Neither the Company nor any of the Company’s Subsidiaries has any liability for the Taxes of any other Person (other than the Company or any of the Company’s Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.
(i)   Neither the Company nor any of the Company’s Subsidiaries is a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person (other than the Company or any of the Company’s Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(j)   Neither the Company nor any of the Company’s Subsidiaries has made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.
(k)   Neither the Company nor any of the Company’s Subsidiaries is, and none of them has been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)   The Company and each of the Company’s Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.
(m)   To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(n)   Neither the Company nor any of the Company’s Subsidiaries has elected to be classified for U.S. federal income Tax purposes as a partnership.
(o)   Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(f), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
4.16   Brokers’ Fees.   Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of the Company’s Subsidiaries for which the Company or any of the Company Subsidiaries has any obligation.
4.17   Insurance.   Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor any of the Company’s Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.
4.18   Real Property; Assets.
(a)    Neither the Company nor any of the Company’s Subsidiaries owns any real property. Neither the Company nor any of the Company’s Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.
(b)    Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or any of the Company’s Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.
(c)    Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or one of the Company’s Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.
(d)    No material default or breach by (i) the Company or one of the Company’s Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of the Company’s Subsidiaries has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company, one of the Company’s Subsidiaries, or by the other parties thereto. Neither the Company nor any of the Company’s Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. Neither the Company nor any of the Company’s Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company or one of the Company’s Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.
(e)    Neither the Company nor any of the Company’s Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.
4.19   Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    the Company and each of the Company’s Subsidiaries is and, during the last three (3) years, has been in material compliance with all Environmental Laws;
(b)    there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or any of the Company’s Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or one of the Company’s Subsidiaries owned or leased such property;
(c)    neither the Company nor any of the Company’s Subsidiaries is subject to and neither has received any Governmental Order relating to any non-compliance with Environmental Laws by the Company or any of the Company’s Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;
(d)    no Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s or any of the Company’s Subsidiaries’ compliance with or liability under Environmental Law;
(e)    the Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any of the Company’s Subsidiaries may be liable in its possession, custody or control.
(f)   Notwithstanding any other provision of this Article IV, this Section 4.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.
4.20   Absence of Changes.   Except (i) as set forth on Schedule 4.20 and (ii) in connection with the Transactions, from June 30, 2022 through and including the date of this Agreement, the Company and each of the Company’s Subsidiaries (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) has not taken any action that is both material to the Company or one of the Company’s Subsidiaries and would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.
4.21   Affiliate Agreements.   Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, neither the Company nor any of the Company’s Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company or any of the Company’s Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital shares or equity interests of any of the Company or any of the Company’s Subsidiaries, or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).
4.22   Internal Controls.   The Company and each of the Company’s Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with SFRS or IFRS, as applicable, and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
4.23   Permits.   The Company and each of the Company’s Subsidiaries has obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company’s Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company and the Company’s Subsidiaries are in material compliance with all Material Permits applicable thereto.
4.24   Registration Statement.   None of the information relating to the Company or any of the Company’s Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.
4.25   Operation of the Business during COVID-19.   None of the Company’s or the Company’s Subsidiaries’ actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.01.
4.26   No Additional Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company, the Company’s Subsidiaries, or their respective assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s or the Company’s Subsidiaries’ assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Amalgamation Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, shareholders, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.
4.27   Company Shareholder Support Agreement.   Company has delivered to Acquiror true, correct and complete copies of Company Shareholder Support Agreements duly executed by Company Shareholders who hold, in the aggregate, at least seventy-five percent (75%) of the fully-diluted outstanding share capital of the Company as of the date hereof. The Company Shareholder Support Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by any Company Shareholder. The Company Shareholder Support Agreements are a legal, valid and binding obligations, to the knowledge of Company, of each party thereto. To the Company’s Knowledge, neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under the Company Shareholder Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. To the Company’s Knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Company Shareholder under any term or condition of the Company Shareholder Support Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND AMALGAMATION SUB
Except as set forth in the Acquiror and Amalgamation Sub Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), each of Acquiror and Amalgamation Sub represents and warrants to the Company as follows:
5.01   Corporate Organization.
(a)    Acquiror is duly incorporated and is validly existing as a company in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Acquiror Organizational Documents previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in its Governing Documents. Acquiror is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b)    Amalgamation Sub is duly incorporated, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate entity power and authority enter into this Agreement and perform its obligations hereunder. Other than Amalgamation Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.
5.02   Due Authorization.
(a)    Each of Acquiror and Amalgamation Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of Acquiror), upon receipt of the Acquiror Shareholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror and Amalgamation Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Shareholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Amalgamation Sub is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or Amalgamation Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Acquiror and Amalgamation Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Amalgamation Sub, enforceable against each of Acquiror and Amalgamation Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The approval by (A) an ordinary resolution in accordance with the Governing Documents of the Acquiror requiring the affirmative vote of a simple majority of the votes cast at the Extraordinary General Meeting, with the holders of (x) the Acquiror Class B Ordinary Shares voting separately as a single class and (y) the Acquiror Class A Ordinary Shares and the Acquiror B Ordinary Shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Share Issuance Proposal, and (iii) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present; and (B) a special resolution in accordance with the Governing Documents of the Acquiror requiring the affirmative vote of at least two-thirds majority of the votes cast at the Extraordinary General meeting, with the holders (x) the Acquiror Class B Ordinary Shares voting separately as a single class and (y) the Acquiror Class A Ordinary Shares and (z) the Acquiror Class B Ordinary Shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve the Amendment Proposal, in each case assuming a quorum is present (the approval by Acquiror Shareholders of all of the foregoing, collectively, the “Acquiror Shareholder Approval”). The Acquiror Shareholder Approval are the only votes of any of Acquiror’s capital shares necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing).
(c)   The Acquiror Board has duly adopted resolutions: (i) determining that this Agreement and the transactions contemplated hereby (including the approval of the PubCo Charter) are fair to, advisable and in the best interests of Acquiror and its shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement, the Transaction Financing and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement, and Acquiror’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby and thereby and (v) resolved to recommend to the shareholders of Acquiror approval of each of the matters requiring Acquiror Shareholder Approval. The Board of Directors of Amalgamation Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Amalgamation Sub of this Agreement and Amalgamation Sub’s performance of its obligations under this Agreement and consummation of the transactions contemplated hereby, (ii) declared this Agreement and the merger to be advisable and in the best interests of Amalgamation Sub and its sole shareholder and (iii) recommended that Acquiror approve and adopt this Agreement and the Amalgamation in its capacity as the sole shareholder of Amalgamation Sub.
5.03   No Conflict.   The execution, delivery and performance of this Agreement by each of Acquiror and Amalgamation Sub and (in the case of Acquiror), upon receipt of the Acquiror Shareholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any Governing Documents Amalgamation Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Amalgamation Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Amalgamation Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Amalgamation Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
5.04   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
5.05   Compliance with Laws.
(a)   Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(b)    Since the date of incorporation of Acquiror, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
(c)    Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.06   Employee Benefit Plans.   Except as set forth on Schedule 5.06, or as may be contemplated by the Acquiror Incentive Plan Proposal, neither Acquiror, Amalgamation Sub, nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror, Amalgamation Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Acquiror, Amalgamation Sub or any of their respective Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror, Amalgamation Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.
5.07   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Amalgamation Sub with respect to Acquiror’s or Amalgamation Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any applicable Antitrust Law, Securities Laws, Nasdaq and the filing and effectiveness of the Amalgamation Documents and the PubCo Charter.
5.08   Financial Ability; Trust Account.
(a)    Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at Morgan Stanley (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 15, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated July 16, 2021. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder.
(b)    As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)    As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
5.09   Taxes.
(a)    All income Tax and other material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).
(b)    All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.
(c)    Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)    Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.
(e)    To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(f)    Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.
(g)    Acquiror will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the

Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.
(h)    There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.
(i)   Acquiror has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.
(j)   Acquiror is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(k)    Acquiror is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.
(l)   Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 5.09(g), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
5.10   Brokers’ Fees.   Except for fees described on Schedule 5.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Transaction Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Amalgamation Sub or any of their respective Affiliates, including the Sponsor.
5.11   Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.   Except as set forth on Schedule 5.11,
(a)   Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since the date of incorporation of the Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective.
(c)   Acquiror has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with U.S. GAAP.
(d)   Marcum LLP, who have certified certain financial statements of the Company is an independent registered public accounting firm as required by the Securities Act.
(e)   Acquiror maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that (i) complies with the requirements of the Exchange Act, (ii) has been designed by Acquiror’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (iii) is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and, except as disclosed on Schedule 5.11, Acquiror’s internal control over financial reporting is effective and Acquiror is not aware of any material weaknesses in its internal control over financial reporting.
(f)   Since the date of Acquiror’s latest audited financial statements filed with the SEC, there has been no change in Acquiror’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Acquiror’s internal control over financial reporting.
(g)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Except as disclosed on Schedule 5.11(h), neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to any Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
5.12   Business Activities; Absence of Changes.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01) and (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01)).
(d)   There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2022 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).
(e)   Since its organization, Amalgamation Sub has not conducted any business activities other than activities directed toward the accomplishment of the Amalgamation. Except as set forth in Amalgamation Sub’s Governing Documents, there is no agreement, commitment, or Governmental Order binding upon Amalgamation Sub or to which Amalgamation Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Amalgamation Sub or any acquisition of property by Amalgamation Sub or the conduct of business by Amalgamation Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Amalgamation Sub to enter into and perform its obligations under this Agreement.
(f)   Amalgamation Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g)   Amalgamation Sub was formed solely for the purpose of effecting the Amalgamation and has not engaged in any business activities or conducted any operations other than in connection with the Amalgamation and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(h)   Since the date of Acquiror’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.01 if such action had been taken after the date of this Agreement.
5.13   Registration Statement.   As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.
5.14   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Amalgamation Sub and its other Affiliates and any of its and their respective directors, officers, employees, shareholders, stockholders, partners, members or Representatives, acknowledge and agree that Acquiror and Amalgamation Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, shareholders, stockholders, partners, members, agents or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror and Amalgamation Sub Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Amalgamation Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.
5.15   Capitalization.
(a)   Except as set forth on Schedule 5.15, as of the date hereof, the authorized share capital of Acquiror consists of (i) 1,000,000 shares of preference shares, with a par value of $0.0001 per share, (ii) 200,000,000 Class A ordinary shares with a par value of $0.0001 per share, and (iii) 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Each whole Acquiror Warrant entitles the holder thereof to purchase one Acquiror Ordinary Share at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acquiror Warrant agreements. As of the date hereof, (a) no preference shares of Acquiror are issued and outstanding; (b) 20,000,000 Class A ordinary shares are issued and outstanding; (c) 5,000,000 Class B ordinary shares are issued and outstanding; (d) Acquiror has, after giving effect to the Unit Separation, issued 18,000,000 Acquiror Warrants, consisting of 10,000,000 Acquiror Public Warrants (including 10,000,000 Acquiror Warrants that have not been separated from the outstanding Acquiror Units) and 8,000,000 Acquiror Private Placement Warrants, of which 7,000,000 Acquiror Private Placement Warrants are held by the Sponsor; and (e) 20,000,000 Acquiror Units remain outstanding. All of the issued and outstanding Acquiror Ordinary Shares and Acquiror Warrants (including the Acquiror Ordinary Shares underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.
(b)   Except for this Agreement and the Acquiror Warrants there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any capital shares of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Acquiror is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to Acquiror Ordinary Shares or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any of the capital shares or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any of the capital shares or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.
(c)   As of the date hereof, the issued and paid up capital of Amalgamation Sub is $1.00 and consists of 1 ordinary share beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.
5.16   Nasdaq Stock Market Quotation.   The Acquiror Units, the Acquiror Public Warrants and the issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “APACU” (with respect to the Acquiror Units), “APAC” (with respect to the Acquiror Ordinary Shares), and “APACW” (with respect to the Acquiror Public Warrants). Acquiror is in compliance with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants under the Exchange Act.
5.17   Contracts; No Defaults.
(a)   Schedule 5.17 contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17 have been delivered to or made available to the Company or its agents or representatives.
(b)   Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since the dates of their respective incorporations, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
5.18   Title to Property.   Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.
5.19   Investment Company Act.   Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.20   Affiliate Agreements.   Except as set forth on Schedule 5.20, none of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of Acquiror Ordinary Shares or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
5.21   Sponsor Support Agreement.   Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.
ARTICLE VI
COVENANTS OF THE COMPANY
6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause the Company’s Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including any actions required to be taken by the Company or any of the Company’s Subsidiaries to complete the Restructuring and perform its obligations under this Agreement and to consummate the Transactions) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company and the Company’s Subsidiaries, and maintain the existing relations and goodwill of the Company and the Company’s Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and the Company’s Subsidiaries, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company and the Company’s Subsidiaries or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause the Company’s Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:
(a)   change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;

(b)   (i) make, declare or pay any dividend or distribution (whether in cash, shares or property) to the shareholders of the Company or any of the Company’s Subsidiaries in their capacities as shareholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, or (iii) except pursuant to the Company Share Plan repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its capital shares or other equity interests;
(c)   Enter into, or amend or modify any material term of (in a manner adverse to the Company or any of the Company’s Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of the Company’s Subsidiaries is a party or by which one of them is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;
(d)   sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company or the Company’s Subsidiaries (including Owned Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $10,000,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(e)   except as set forth on Schedule 6.01(e) or otherwise required pursuant to Company Benefit Plans, in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or the Company’s Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of the Company or one of the Company’s Subsidiaries other than any such individual with an annual base salary of less than $250,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or one of the Company’s Subsidiaries is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company or any of the Company’s Subsidiaries, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business or the firing of any employee, (iv) hire any employee of the Company or one of the Company’s Subsidiaries or any other individual who is providing or will provide services to the Company or one of the Company’s Subsidiaries other than any employee with an annual base salary of less than $250,000 (except to replace terminated employees) in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or independent contractors that involve consideration of more than $5,000,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;
(f)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Company’s Subsidiaries (other than the transactions contemplated by this Agreement);
(g)   make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s or the Company’s Subsidiaries’ annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company or the Company’s Subsidiaries in the ordinary course of business or as required under any provisions of the Governing Documents of the Company or any of the Company’s Subsidiaries or any indemnification agreement to which the Company or one of the Company’s Subsidiaries is a party, in each case as in effect as of the date hereof;
(i)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);
(j)   take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;
(k)   acquire any fee interest in real property;
(l)   enter into, renew or amend in any material respect any Company Affiliate Agreement;
(m)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $15,000,000 in the aggregate;
(n)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);
(o)   enter into any material new line of business outside of the business currently conducted by the Company or the Company’s Subsidiaries as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);
(p)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in SFRS or IFRS (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(q)   (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and
(r)   enter into any agreement to do any action prohibited under this Section 6.01.
6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the

Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its and the Company’s Subsidiaries’ properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and the Company’s Subsidiaries that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the transactions contemplated by this Agreement; provided, however, that (i) such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company and (ii) nothing in this Agreement shall be deemed to provide Acquiror and its Representatives with the right to have access to any of the offices or information of any of the equityholders of the Company, that is not otherwise related to the Company, the Company’s Subsidiaries, or the transactions contemplated by this Agreement or any Ancillary Agreement. Acquiror hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of the Company or any Company Subsidiary or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of the Company or its Affiliates, in each case, without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
6.03   No Acquiror Ordinary Share Transactions.   From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of the Acquiror.
6.04   No Claim Against the Trust Account.   The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated July 16, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by January 20, 2023 (or April 20, 2023, upon Sponsor’s or its Affiliates or designees exercise of its option to extend the period of time to consummate a business combination, which the Sponsor has undertaken to do in the Sponsor Support Agreement), or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.04 shall survive the termination of this Agreement for any reason.
6.05   Proxy Solicitation; Other Actions.
(a)   The Company will provide to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, Company Group consolidated audited financial statements, including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders’ deficit and statements of cash flows as of and for the years ended December 31, 2021 and 2020 (or such other periods as are required by the SEC for the purposes of the Registration Statement), together with the auditor’s reports thereon (the “Audited Financial Statements”), and the unaudited financial statements including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders’ deficit and statements of cash flows as of and for the nine-month period ended September 30, 2022 (or such other periods as are required by the SEC for the purposes of the Registration Statement) (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Consolidated Financial Statements”), in each case, prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the Unaudited Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto) and audited in accordance with the auditing standards of the PCAOB. The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.
(b)   From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.
6.06   Non-Solicitation; Acquisition Proposals.
(a)   Except as expressly permitted by this Section 6.06, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s Representatives acting on the Company’s behalf shall be deemed to be a breach of this Section 6.06 by the Company.
(b)   For purposes of this Section 6.06, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Amalgamation Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.
6.07   Company Preferred Shares Conversion.   If and to the extent that any Company Preferred Shares remain outstanding as of immediately prior to the Effective Time, the Company shall ensure that all Company Preferred Shares, and any other preferred shares in the capital of the Company, are duly converted into Company Ordinary Shares in accordance with the Company’s Governing Documents.
6.08   Amalgamation.
(a)   Prior to the Closing, each of the Company and Amalgamation Sub shall take all such actions as are reasonably necessary so that the Amalgamation shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:
(i)   as soon as practicable following the execution of this Agreement, the Company and Amalgamation Sub shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Amalgamation (the “Other Amalgamation Documents”);
(ii)   as soon as practicable after the Registration Statement becomes effective, each of the Company and Amalgamation Sub shall:
(1)   so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Amalgamation Sub and the Company, respectively, to approve the Amalgamation and make solvency statements and/or declarations in respect of Amalgamation Sub and/or the Company (as the case may be);

(2)   dispatch the Amalgamation Documents to its shareholders in accordance with the Singapore Companies Act;
(3)   dispatch the notice of Amalgamation Proposal to its secured creditors (if any) in accordance with the Singapore Companies Act and such other creditors of the Company and/or Amalgamation Sub as may be agreed between Acquiror and the Company; and
(4)   cause the notice of Amalgamation Proposal to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act;
(iii)   as soon as practicable following the execution of this Agreement, each of the Company and Amalgamation Sub shall take all steps reasonably necessary to secure the pre-clearance of the Amalgamation by ACRA;
(iv)   each of the Company and Amalgamation Sub shall provide to Acquiror evidence reasonably satisfactory to Acquiror that ACRA has no further comments on the relevant Amalgamation Documents following ACRA’s review, that the Amalgamation Documents may be filed pursuant to Section 215E of the Singapore Companies Act and that promptly following such filing ACRA will confirm the Amalgamation has become effective; and
(v)   the Company shall pay the fee prescribed by ACRA to effect the Amalgamation and lodge with ACRA the prescribed form relating to the Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of the Company and Amalgamation Sub that the Amalgamation has been approved by the shareholders of the Company and Amalgamation Sub, respectively, the required declarations regarding no prejudice to creditors, and the constitution of the amalgamated entity, in each case relating to the Amalgamation and in accordance with the Singapore Companies Act by no later than 10:00 AM Singapore Standard Time on the Closing Date.
(b)   The Company and Amalgamation Sub shall, and the Company shall cause each of the Company’s Subsidiaries to, (i) cause the Amalgamation Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between Acquiror and the Company or lodged with ACRA, to comply in all material respects with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the ACRA concerning the Amalgamation Documents, and (iii) cause the Amalgamation to be declared effective under the Singapore Companies Act by no later than 10:00 AM Singapore Standard Time on the Closing Date.
(c)   Any filing of, or amendment or supplement to, the Amalgamation Documents will be mutually prepared and agreed upon by the Company, Acquiror and Amalgamation Sub. Each of the Company and Amalgamation Sub will advise the Company, PubCo and Acquiror, promptly after receiving notice thereof, of the time when the Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide the Company, PubCo and Acquiror a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Amalgamation Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.
(d)   Each of the Acquiror, PubCo, Amalgamation Sub and the Company shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are (i) sent to shareholders, secured creditors and such other creditors as may be agreed between Acquiror and the Company, in each case, of the Company or Amalgamation Sub, as applicable or (ii) lodged with ACRA, be true, accurate and not misleading.

(e)   If at any time prior to the Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any information relating to the Company, PubCo, Amalgamation Sub, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly lodged with ACRA and, to the extent required by the Singapore Companies Act, disseminated to the shareholders and secured creditors of the Company and Amalgamation Sub.
(f)   If at any time prior to the Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any member or creditor of the Company or Amalgamation Sub or any other person to whom the Company or Amalgamation Sub is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), Acquiror, the Company, PubCo and Amalgamation Sub shall discuss in good faith how to address any such Amalgamation Objection and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable efforts to deal with such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, is able to delay the Amalgamation or cause the Amalgamation not to be consummated.
ARTICLE VII
COVENANTS OF ACQUIROR
7.01   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, except as set forth on Schedule 7.01 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the Governing Documents of Amalgamation Sub;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any Acquiror Ordinary Shares required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital shares of, or other equity interests in, Acquiror;
(iii)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);
(iv)   take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;
(v)   enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(vi)   enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries, including the Company), terminate excluding any expiration in accordance with its terms, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;
(vii)   waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(viii)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness except in connection with the Transaction Financing;
(ix)   (A) other than in connection with the Transaction Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (B) other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Warrants, including any amendment, modification or reduction of the warrant price set forth therein;
(x)   except as contemplated by the Acquiror Incentive Plan Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee of Acquiror or its Subsidiaries or any other individual who is providing or will provide services to Acquiror or its Subsidiaries;
(xi)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);
(xii)   make any capital expenditures;
(xiii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiv)   enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;
(xv)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;
(xvi)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or
(xvii)   except in connection with the Transaction Financing, enter into any agreement to do any action prohibited under this Section 7.01.

(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
7.02   Trust Account.   Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Transaction Financing to be disbursed, for the following uses: (a) the redemption of any Acquiror Ordinary Shares in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.08; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.
7.03   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
7.04   Acquiror Nasdaq Listing.
(a)   From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Ordinary Shares to be listed on, Nasdaq.
(b)   Acquiror shall use reasonable best efforts to cause PubCo’s Ordinary Shares to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.
(c)   Notwithstanding the foregoing, if requested by the Company (acting reasonably), the Parties shall instead use their reasonable best efforts to have such listing instead be on the NYSE.
7.05   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
7.06   Section 16 Matters.   Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Ordinary Shares pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
7.07   Exclusivity.   During the Interim Period, each Party shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company (for the Acquiror) and the Acquiror (for the Company), its shareholders and/or any of their Affiliates or

Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than among the Company and the Acquiror, and their respective shareholders and their respective Affiliates and Representatives. Each Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal other than between the Company and the Acquiror.
7.08   Certain Transaction Agreements.   Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), the Acquiror shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Sponsor Support Agreement. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.
7.09   Shareholder Action.   Acquiror shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its shareholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Shareholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.
7.10   Written Consent of Amalgamation Sub.   Acquiror shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consent, as the sole shareholder of Amalgamation Sub, approving and adopting this Agreement and the Amalgamation Documents in accordance with the Singapore Companies Act and any other applicable Law and the Governing Documents of Amalgamation Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.
7.11   Incentive Equity Plan.   Prior to the Closing Date, Acquiror shall approve, and subject to approval of the shareholders of Acquiror, adopt, the Acquiror Incentive Plan.
7.12   Obligations as an Emerging Growth Company and a Controlled Company.   Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq; and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time, as a “controlled” company under the rules of Nasdaq.
ARTICLE VIII
JOINT COVENANTS
8.01   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.07, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Amalgamation Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.
8.02   Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Requisite Approval.
(a)   Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo’s Ordinary Shares to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Amalgamation. Acquiror acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by Acquiror in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror.
(b)   Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c)   Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Amalgamation (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Ordinary Shares in connection with the Transactions (including pursuant to the consummation of the Transaction Financing) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Share Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”), (v) the nomination of the director nominees specified in the Director Nomination Agreements for the Company’s Board of Director, and (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposals” and together with the Agreement Proposal, Amalgamation Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal and the Share Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of PubCo’s Ordinary Shares equal to 5% of the fully diluted outstanding PubCo’s Ordinary Shares immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s shareholders at the Extraordinary General Meeting.
(d)   Acquiror shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law and its respective Governing Documents (i) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Cayman Companies Act, (ii) cause the Proxy Statement to be disseminated to Acquiror’s shareholders and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the unqualified Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Extraordinary General Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Acquiror Shareholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting.
(e)   The Company shall solicit and obtain the Company Requisite Approval by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act (“Company Shareholders’ Written Resolution”) as soon as practicable after the Registration Statement becomes effective. In the event the Company is not able to obtain the Company Shareholders’ Written Resolution, the Company shall duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) as promptly as practicable after the Registration Statement becomes effective, for the purpose of obtaining the Company Requisite Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter(s) as may be mutually agreed by Acquiror and the Company. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Information Memorandum to be disseminated to the Company Shareholders in compliance with applicable Law, (ii) solicit written consents from the Company Shareholders to give the Company Requisite Approval and (iii) obtain the Company Requisite Approval in compliance with all applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum). The Company shall, through the Company Board, prior to the holding of the Company Shareholders’ Meeting resolve that the Amalgamation is in the best interest of the Company (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Information Memorandum. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all shareholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Shareholders to give the

Company Requisite Approval in accordance with this Section 8.02(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.
8.03   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”). The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.
(b)   Tax Treatment.   Acquiror, Amalgamation Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Amalgamation as a “reorganization” within the meaning of Section 368(a) of the Code and, if applicable, the Transactions as a transaction that qualifies under Section 351 of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(c)   The Company, Acquiror and Amalgamation Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(d)   On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.
8.04   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
(b)   None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.
8.05   Post-Closing Cooperation; Further Assurances.   Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
8.06   Additional Insurance and Indemnity Matters.
(a)   Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Amalgamated Company).
(b)   From and after the Effective Time, PubCo and the Amalgamated Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of the Company, or any other person that may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.06). Without limiting the foregoing, PubCo shall, and shall cause the Amalgamated Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Amalgamated Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.06.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.06 shall survive the consummation of the Amalgamation indefinitely and shall be binding, jointly and severally, on PubCo and the Amalgamated Company and all successors and assigns of PubCo and the Amalgamated Company. In the event that PubCo, the Amalgamated Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Amalgamated Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Amalgamated Company, as the case may be, shall succeed to the obligations set forth in this Section 8.06. The obligations of PubCo and the Amalgamated Company under this Section 8.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.06 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Governing Documents, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.06.
8.07   Antitrust Regulatory Approvals.
(a)   Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.
(b)   Each of Acquiror and the Company shall exercise its reasonable best efforts to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Amalgamation. Without limiting the generality of the foregoing, each of Acquiror and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.07(c) is conditioned upon the consummation of the Amalgamation. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.
(d)   Each of the Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that neither Acquiror nor the Company shall enter into any agreement with any Governmental Authority without the written consent of such other party. Each of the Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.07 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.07 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.
(e)   Acquiror shall be responsible for all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
(f)   Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.07(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, or any such investment fund or investment vehicle.
8.08   Employee Matters.   The Company and the Acquiror shall cooperate in good faith to identify those employees of the Company who shall enter into new employment agreements in a form to be reasonably agreed upon between the Company and the Acquiror to be effective on the Closing Date.
8.09   Transaction Financing.
(a)   Acquiror shall obtain, to the Company’s satisfaction, transaction financing (the “Transaction Financing”), in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from Transaction Investors, to be agreed by the Acquiror and the Company, in the amount of at least Thirty Million Dollars ($30,000,000). This shall be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity (“PIPE”) by institutions and family offices, convertible debt and a pre-paid advance on convertible debt (borrowed money). At least Twenty Million Dollars ($20,000,000) of such amount shall be funded at Closing, and the remaining Ten Million Dollars ($10,000,000) shall be funded within three (3) months after Closing. For the avoidance of doubt, Acquiror hereby agrees and acknowledges that Acquiror is solely responsible and is committed to arranging Transaction Financing of at least Thirty Million Dollars ($30,000,000), with at least Twenty Million Dollars ($20,000,000) of such amount to be arranged at Closing, and the remaining Ten Million ($10,000,000) to be funded within three (3) months after Closing.

(b)   Further, Acquiror shall obtain, to the Company’s satisfaction, a further equity line of credit (“ELOC”) in the amount of One Hundred Million Dollars ($100,000,000), which can be drawn down over a period of twenty-four (24) months from Closing, at the Company’s option, subject to the terms and conditions of such ELOC.
(c)   Schedule 8.09(c) sets forth a complete list of term sheets (“Term Sheets”) that Acquiror has received and accepted from the Transaction Investors as of the date hereof pursuant to which the Transaction Investors have given written commitment to provide equity, convertible debt or equity-linked financing to PubCo. Except as set forth in the Term Sheets (and the definitive agreements to be entered into pursuant to such Term Sheets), there are no conditions precedent to the obligations of the Transaction Investors to provide the Transaction Financing or any contingencies that would permit the Transaction Investors to reduce the total amount of the Transaction Financing.
(d)   Acquiror does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Term Sheets (and the definitive agreements to be entered into pursuant to such Term Sheets) at the time it is required to consummate the Closing hereunder. Except as set forth in the definitive agreements to be entered into pursuant to the Term Sheets, none of the Term Sheets have been modified, altered or amended, nor, to the knowledge of Acquiror, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the Term Sheets have been withdrawn, terminated or rescinded prior to the date of this Agreement. Notwithstanding the foregoing, the Company agrees and acknowledges that the Term Sheets are non-binding and indicative in nature, do not constitute agreements, solicitations of offers, or any commitment for capital. The Company further agrees and acknowledges that the Term Sheets are subject to contract in form and substance satisfactory to the applicable Transaction Investor, following completion of such Transaction Investor’s due diligence, compliance, internal approval processes and other conditions set forth in the applicable definitive agreements.
(e)   Each party shall keep the other party fully informed of their respective efforts (including the full disclosure and prior notification of the actual or potential sources of financing with which each party discusses the Transaction Financing), and neither party shall enter into a binding agreement with respect to any Transaction Financing except with the written approval of the other Party.
(f)   In order to induce certain to be identified counterparties to provide the Transaction Financing, the Sponsor will agree to assign for the benefit of such potential counterparties 50% of the Acquiror Private Placement Warrants held by the Sponsor on the date hereof. In the event of such Acquiror Private Placement Warrants not being awarded to any identified counterparty, the PubCo Board shall have the discretion to allot them to any Party identified by them.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
9.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Amalgamation are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:
(a)   No Prohibition.   There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(b)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.
(c)   Net Tangible Assets.   The Acquiror shall not have redeemed Acquiror Ordinary Shares in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
(d)   Acquiror Shareholder Approval.   The Acquiror Shareholder Approval shall have been obtained.

(e)   Listing.   PubCo’s Ordinary Shares to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq subject only to official notice of issuance thereof.
(f)   No Amalgamation Objection.   No Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated.
(g)   Company Requisite Approval.   The Company Requisite Approval shall have been obtained.
(h)   Regulatory Approvals.   All Regulatory Approvals shall have been obtained.
9.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror to consummate, or cause to be consummated, the Amalgamation are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Corporate Organization of the Company), Section 4.03 (Due Authorization), Section 4.06 (Capitalization) and Section 4.16 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying on behalf of the Company that:
(i)   to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled; and
(ii)   the Consolidated Financial Statements, which shall be attached to such certificate as Schedule 1 thereto, present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company Group as of the dates and for the periods indicated in such Consolidated Financial Statements in conformity with U.S. GAAP and the auditing standards of the PCAOB.
(d)   Earnout Escrow Agreement.   The Management Representative shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement.
(e)   Company Shareholder Support Agreement.   The transactions contemplated by the Company Shareholder Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Company Shareholder Support Agreement.

(f)   Director Nomination Agreement.   The Company shall deliver to Acquiror a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit F (the “Director Nomination Agreement”) duly executed by Company, which shall be effective immediately following the Effective Time.
(g)   Company Shareholder Lock-Up Agreements.   Company shall deliver to Acquiror duly executed counterparts of the Company Shareholder Lock-Up Agreements, the form of which is attached hereto as Exhibit G (the “Company Shareholder Lock-Up Agreements”).
9.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Amalgamation is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of Acquiror and Amalgamation Sub contained in this Agreement (other than the representations and warranties of Acquiror and Amalgamation Sub contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.
(ii)   The representations and warranties of Acquiror and Amalgamation Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects, as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   Acquiror and Amalgamation Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
(d)   PubCo Charter.   The Acquiror Organizational Documents shall be amended and restated in the form of the PubCo Charter.
(e)   Sponsor Support Agreement.   The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.
(f)   Earnout Escrow Agreement.   Acquiror shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement, including the deposit of the Earnout Shares.
(g)   Director Nomination Agreement.   Acquiror shall deliver to the Company a duly executed counterpart of the Director Nomination Agreement.
(h)   Company Shareholder Lock-Up Agreements.   Acquiror shall deliver to the Company a duly executed counterpart of each Company Shareholder Lock-Up Agreement.
(i)   Minimum Cash Condition.   The aggregate cash available to Acquiror at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any Acquiror Ordinary Shares in connection with the Offer but prior to the payment of the Outstanding Acquiror Expenses and the Outstanding Company Expenses) shall equal or exceed Twenty Million Dollars ($20,000,000).

ARTICLE X
TERMINATION/EFFECTIVENESS
10.01   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 30, 2023 (such applicable date, the “Termination Date”), or (iii) the consummation of the Amalgamation is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if the failure of Acquiror or Amalgamation Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror has materially breached its obligations under Section 7.04;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Amalgamation Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Amalgamation Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Amalgamation is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s material failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or
(d)   by written notice from either the Company or Acquiror to the other if the Acquiror Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting).
10.02   Effect of Termination.   Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, shareholders or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Sections 6.05, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and

Amalgamation Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.01   Waiver.   Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after shareholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its shareholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
11.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)
If to Acquiror or Amalgamation Sub, to:

Stonebridge Acquisition Corporation
One World Trade Center
Suite 8500
New York, NY 10007
Attn: Bhargav Marepally
with a copy to (which shall not constitute notice):
Winston & Strawn LLP
800 Capitol St., Suite 2400
Houston, TX 77002-2925
Attn: Michael J. Blankenship; Louis B. Savage
(b)
If to the Company to:

DigiAsia Bios Pte. Ltd.
1 Raffles Place #28-02, One Raffles Place Singapore (048616)
Attn. Prashant Gokarn
with a copy to (which shall not constitute notice):
PT Digi Asia Bios
Prudential Centre 5th Floor Unit F-G, Jl. Casablanca Raya Kav. 88, Menteng Dalam, Kec. Tebet, Daerah Khusus Ibukota Jakarta 12870
Attn. Alexander Rusli
or to such other address or addresses as the parties may from time to time designate in writing.
11.03   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
11.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.06 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.
11.05   Expenses.   Except as otherwise provided herein (including Section 3.08, Section 8.07(e)) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
11.06   Governing Law.   This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without reference or regards to its principles or rules of conflict of laws, except Sections 5-1401 and 5-1402 of the New York General Obligations Law.
11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
11.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated July 14, 2022 between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
11.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.
11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
11.12   Dispute Resolution.
(a)   WAIVER OF TRIAL BY JURY.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION

BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)   Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in de-SPAC merger transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York City, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York State Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The language of the arbitration shall be English. Each party will bear its own costs in respect of any disputes arising under this Agreement.
11.13   Enforcement.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without posting a bond or other security or proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of the Southern District of New York or any court of the State of New York having subject matter jurisdiction.
11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Amalgamation Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
11.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.
11.16   Management Representative.
(a)   Each party of the Management Earnout Group shall be deemed to have irrevocably appointed the Management Representative as its representative and attorney-in-fact to serve as the Management Representative for and on behalf of the Management Earnout Group with respect to matters relating to the Earnout Shares, including (i) sending or receiving notices or communications, (ii) entering into amendments or providing waivers of this Agreement or other Ancillary Agreements, (iii) making decisions with respect to the distribution and allocation of the Earnout Shares, (iv) retaining counsel, experts and other agents (any representatives so retained, the “Retained Agents”), and (v) entering into any settlement or submitting any dispute relating to the Earnout Shares. Notwithstanding the foregoing, the Management Representative shall have no obligation to act. The Management Representative shall have no liability to any party of the Management Earnout Group (or any other Person) with respect to actions taken or omitted to be taken in its capacity as the Management Representative. In the absence of bad faith by the Management Representative, the Management Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Management Representative may resign at any time after giving 30 days’ notice to the Company and the Management Earnout Group; provided, however, in the event of the resignation or removal of the Management Representative, a successor management representative shall be appointed by the Management Representative.
(b)   The Management Representative shall be reimbursed by PubCo for any and all reasonable and documented expenses, disbursements, costs and advances (including fees and disbursements of Retained Agents) incurred by the Management Representative in his capacity as such.
(c)   To the fullest extent permitted by Law, PubCo shall indemnify the Management Representative and hold the Management Representative harmless against any actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses arising out of or in connection with the acceptance or administration of the Management Representative’s duties hereunder.
(d)   A decision, act, consent or instruction of the Management Representative shall constitute a decision of the Management Earnout Group and shall be final, binding and conclusive upon each party of the Management Earnout Group. Acquiror is hereby entitled to rely on all statements, representations and decisions of the Management Representative and shall have no liability to the Management Earnout Group and the Management Representative in connection with any actions taken or not taken in reliance on such statements, representations and decisions of the Management Representative.
11.17   Acknowledgments.   Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Amalgamation Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Amalgamation Sub; (iv) except for the Company Representations by the Company, the Acquiror and Amalgamation Sub Representations by Acquiror and Amalgamation Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror and Amalgamation Sub Representations by Acquiror and Amalgamation Sub (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).
[signature pages follow]

IN WITNESS WHEREOF, Acquiror, Amalgamation Sub, the Company and the Management Representative have caused this Agreement to be executed and delivered as of the date first written above.
STONEBRIDGE ACQUISITION CORPORATION
By:

Name:
Title:
STONEBRIDGE ACQUISITION PTE. LTD.
By:

Name:
Title:
DIGIASIA BIOS PTE. LTD.
By:

Name:
Title:
MANAGEMENT REPRESENTATIVE

Name:

EXHIBIT A
FORM OF AMALGAMATION PROPOSAL
AMALGAMATION PROPOSAL
(in compliance with Section 215B of the Companies Act 1967)
PROPOSED AMALGAMATION OF DIGIASIA BIOS PTE. LTD.
AND STONEBRIDGE ACQUISITION PTE. LTD.
TO BE EFFECTED ON TERMS SET OUT IN THIS AMALGAMATION PROPOSAL
IN ACCORDANCE WITH SECTION 215A OF THE
COMPANIES ACT 1967
1.   PRELIMINARY
1.1
Definitions.   In this Amalgamation Proposal, except to the extent that the context otherwise requires:

1.1.1
the following expressions shall bear the following respective meanings, namely:

“Amalgamated Company”	:	DAB, following SAPL and DAB amalgamating and continuing as one company, under the existing name of DAB, following the Amalgamation taking effect on the Amalgamation Date;
“Amalgamation”	:	The amalgamation of SAPL and DAB, as described in this Amalgamation Proposal;
“Amalgamation Date”	:	[•] or such other date as may be notified to the Registrar of Companies appointed under the Companies Act (and includes any Deputy or Assistant Registrar of Companies);
“Amalgamation Objection”	:	An objection by any member or creditor of DAB or SAPL or any other person to whom DAB or SAPL is under an obligation, to this Amalgamation Proposal;
“Amalgamation Proposal”	:	This proposal made in accordance with Section 215B of the Companies Act;
“Business Combination Agreement”	:	The business combination agreement dated [•] entered into between DAB, SAC, SAPL and Prashant Gokarn (as the Management Representative) in connection with the business combination transaction to be undertaken upon the terms and subject to the conditions hereof, as amended, modified or supplemented from time to time;
“Closing Share Price”	:	US$10.00 per share;
“Companies Act”	:	Companies Act 1967 of Singapore;
“Company Option”	:	Each option to purchase DAB Shares granted under DAB’s employee share ownership plan;
“Company Preferred Shares Conversion”	:	Each preferred share in the capital of DAB issued and outstanding immediately prior to the Effective Time being converted into a number of ordinary shares in the capital of DAB in accordance with the constitution of DAB and the Shareholders’ Agreement;
“Company Requisite Approval”	:	The approval of the Amalgamation, this Amalgamation Proposal and the transactions contemplated hereby, by a special resolution passed by a majority of not less than three-fourths of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy present at a general meeting of the holders of the DAB Shares pursuant to and in accordance with the terms and conditions of the constitution of DAB and applicable Law;
“DAB”	:	DigiAsia Bios Pte. Ltd. (Company Registration No. 201730295C), a private company limited by shares incorporated in Singapore;
“DAB Shareholders”	:	Collectively, the holders of any shares in the capital of DAB immediately prior to the Amalgamation taking effect, and each a “DAB Shareholder”. The names of the DAB Shareholders as at the date of this Amalgamation Proposal are set out in Schedule 2;
“DAB Shares”	:	Ordinary shares in the capital of DAB;
“Earnout Shares”	:	The SAC Shares that have been placed into escrow and are subject to forfeiture in accordance with the terms of the Business Combination Agreement;
“Effective Time”	:	Has the meaning set forth in the Business Combination Agreement;
“Equity Value”	:	Five Hundred Million (US$500,000,000);
“Exchange Act”	:	U.S. Securities Exchange Act of 1934, as amended;
“Governmental Authority”	:	Any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality;
“Governmental Order”	:	Any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by or with any Governmental Authority;
“Law”	:	Any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority;
“Management Representative”	:	Has the meaning set forth in the Business Combination Agreement;
“Offer”	:	Has the meaning set forth in the Business Combination Agreement;
“Per Share Amalgamation Consideration”	:	With respect to any DAB Share held by a DAB Shareholder issued and outstanding immediately prior to the Effective Time including those issued in connection with the Company Preferred Shares Conversion, a number of ordinary shares in SAC equal to (a) the Per Share Amalgamation Consideration Value divided by (b) the Closing Share Price;
“Per Share Amalgamation Consideration Value”	:	(a) The Equity Value divided by (b) the total number of DAB Shares issued and outstanding as of immediately prior to the Effective Time, including (i) DAB Shares issued upon the Company Preferred Shares Conversion, and (ii) any DAB Shares issued, issuable or vested upon accelerating vesting of any Company Options;
“Proxy Statement”	:	The proxy statement filed by SAC as part of the registration statement on Form F-4 (as may be amended or supplemented from time to time) with the SEC pursuant to the Business Combination Agreement;
“Regulatory Approvals”	:	Any approvals required from any Governmental Authority and/or under any applicable Laws relating to the transactions contemplated by the Business Combination Agreement;
“SAC”	:	StoneBridge Acquisition Corporation, an exempted company incorporated in the Cayman Islands on 2 February 2021, and the sole shareholder of SAPL;
“SAC Governing Documents”	:	The memorandum and articles of association (as amended and/or restated), register of members, register of officers and directors, register of mortgages and charges, and certificate of incorporation of SAC;
“SAC Organisational Documents”	:	SAC’s amended and restated memorandum and articles of association, in each case as may be amended from time to time in accordance with the terms of the Business Combination Agreement and the Companies Act (As Revised) of the Cayman Islands;
“SAC Shareholder Approval”	:	Approval by (a) an ordinary resolution in accordance with the SAC Governing Documents requiring the affirmative vote of a simple majority of the votes cast at a meeting of the holders of SAC Shares, with the holders of (i) SAC’s Class A ordinary shares voting separately as a single class and (ii) SAC’s Class A ordinary shares and Class B ordinary shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (A) the Amalgamation, (B) the issuance of SAC Shares in connection with the Transactions, and (C) the adoption of the equity incentive plan, in each case, assuming a quorum is present; and (b) a special resolution in accordance with the SAC Governing Documents requiring the affirmative vote of at least two-thirds majority of the votes cast at the meeting of the holders of SAC Shares, with the holders (i) SAC’s Class B ordinary shares voting separately as a single class and (ii) SAC’s Class A ordinary shares and (iii) SAC’s Class B ordinary shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve the second amended and restated memorandum and articles of association of SAC, in each case assuming a quorum is present;
“SAC Shares”	:	SAC’s Class A ordinary shares, par value US$0.0001 per share, and SAC’s Class B ordinary shares, par value US$0.0001 per share;
“SAPL”	:	StoneBridge Acquisition Pte. Ltd. (Company Registration No. 202239721R), a private company limited by shares incorporated in Singapore;
“SAPL Shares”	:	Ordinary shares in the capital of SAPL;
“SEC”	:	The United States Securities and Exchange Commission;
“Shareholders’ Agreement”	:	The shareholders’ agreement relating to DAB dated on 2 March 2020 entered into between DAB and the DAB Shareholders;

“Transactions”	:	Collectively, the Amalgamation and each of the other transactions contemplated by the Business Combination Agreement;
“S$”	:	The lawful currency for the time being of Singapore;
“US$”	:	The lawful currency for the time being of the United States; and
“%” or “per cent.”	:	Per centum or percentage;

1.1.2
words importing the singular shall, where applicable, include the plural and vice versa, and words importing the masculine gender shall, where applicable, include the feminine and neuter genders. Words importing persons shall include corporations;

1.1.3
any reference to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined under the Companies Act or any statutory modification thereof and used herein shall, where applicable, have the meaning assigned to it under the Companies Act or any modification thereof, as the case may be; and

1.1.4
any reference in this Amalgamation Proposal to a time of day shall be a reference to Singapore time unless otherwise stated.

1.2
SAPL is a private company limited by shares incorporated in Singapore on 8 November 2022 with Company Registration No. 202239721R. As at the date of this Amalgamation Proposal, SAPL has one (1) ordinary share in issue.

DAB is a private company limited by shares incorporated in Singapore on 23 October 2017 with Company Registration No. 201730295C. As at the date of this Amalgamation Proposal, DAB has [• ordinary shares] in issue.
1.3
Reasons for the Amalgamation.   The Amalgamation is being undertaken in connection with and pursuant to the business combination transaction to be undertaken upon the terms and subject to the conditions of the Business Combination Agreement.

1.4
Section 215B Companies Act.   This Amalgamation Proposal contains all the details required under Section 215B of the Companies Act. Subject to the conditions in paragraph 6.1 being fulfilled, the Amalgamation shall become effective on the Amalgamation Date.

2.   TERMS AND CONDITIONS OF THE AMALGAMATION
Terms. With effect from the Amalgamation Date:
2.1
SAPL and DAB will amalgamate and DAB, as the Amalgamated Company following such Amalgamation, will continue as the surviving legal entity with the same name, in particular, but without limitation:

2.1.1
all the property, rights and privileges of SAPL shall be transferred to and vest in, and all property, rights and privileges of DAB shall continue with, the Amalgamated Company;

2.1.2
all the liabilities and obligations of SAPL shall be transferred to and become the liabilities and obligations of, and all liabilities and obligations of DAB shall continue with, the Amalgamated Company;

2.1.3
all proceedings pending by or against SAPL may be continued by or against, and all proceedings pending by or against DAB shall continue to be continuable by or against, the Amalgamated Company;

2.1.4
any conviction, ruling, order or judgment in favour of or against SAPL may be enforced by or against, and any conviction, ruling, order or judgment in favour of or against DAB shall continue to be enforceable by or against, the Amalgamated Company; and

2.1.5
the shares and rights of the members in each of SAPL and DAB shall be converted into the shares and rights provided for in this Amalgamation Proposal.

2.2
SAPL will cease to exist as a separate legal entity;

2.3
all of the SAPL Shares which are in issue will be converted into ordinary shares in the capital of the Amalgamated Company in the manner set out in paragraph 3.5.1 below;

2.4
all of the DAB Shares held by the DAB Shareholders will be cancelled and the DAB Shareholders will receive consideration in the form of SAC Shares in the manner set out in paragraph 3.5.2 below; and

2.5
except as set out in this Amalgamation Proposal, the Amalgamation does not involve:

2.5.1
the making of any payment to any shareholder or director of SAPL or DAB;

2.5.2
the sale or cancellation of any of DAB’s assets (including any shares in its subsidiaries);

2.5.3
consideration for the issuance of the SAC Shares other than the cancellation of the DAB Shares held by the DAB Shareholders pursuant to paragraph 3.5.2 below; or

2.5.4
any change in the share capital, net asset position, balance sheet and profit and loss account of DAB resulting directly from the Amalgamation.

3.   AMALGAMATED COMPANY DETAILS
3.1
Name.   The name of the Amalgamated Company as at the Amalgamation Date will be the same as the name of DAB as at the date immediately preceding the Amalgamation Date, i.e. DigiAsia Bios Pte. Ltd.

3.2
Registered Office.   The registered office of the Amalgamated Company as at the Amalgamation Date will be the same as the registered office of DAB as at the date immediately preceding the Amalgamation Date, i.e. 1 Raffles Place, #28-02, One Raffles Place, Singapore 048616.

3.3
Directors.   The proposed board of directors of the Amalgamated Company will be as follows:

Full Name	Residential or Alternate Address
Alexander Rusli	Jl. Lebak Bulus IV/7A RT 007/004, Cilandak Barat Cilandak, Jakarta Selatan 12430, Indonesia
Prashant Gokarn	341 Bukit Timah Road, #14-01, Honolulu Tower, Singapore 259719
Rudiantara	Jl. Sumenep No. 5, RT 011 RW 004 Menteng, Jakarta 10310, Indonesia

3.4
Share Structure.

3.4.1
The number of shares in the capital of the Amalgamated Company (after the conversion of the SAPL Shares held by SAC into shares in the capital of the Amalgamated Company pursuant to paragraph 3.5.1 below and the cancellation of all the DAB Shares held by the DAB Shareholders pursuant to paragraph 3.5.2 below) will be one (1) ordinary share, all of which will be held by SAC.

3.4.2
The rights, privileges, limitations and conditions that will be attached to each ordinary share in the capital of the Amalgamated Company as at the Amalgamation Date are set out in the constitution of the Amalgamated Company (the “Constitution”).

3.4.3
All of the shares in the capital of the Amalgamated Company are transferable in accordance with the relevant provisions of the Constitution i.e. regulations 20 to 24 as set out below:

20.	Subject to the restrictions of this Constitution, any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve. The instrument of transfer of a share shall be	Form of Transfer.

signed both by the transferor and by the transferee, and by the witness or witnesses thereto and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof. Shares of different classes shall not be comprised in the same instrument of transfer.
21.
(1)
To enable the Company to lodge a notice of transfer of shares with the Registrar under Section 128(1)(a) of the Act, the following items in relation to the transfer of shares must be delivered by the transferor to the Office of the Company:

(a)
the instrument of transfer;

(b)
a fee not exceeding S$1 as the Directors from time to time may require;

(c)
the certificate of the shares to which the instrument of transfer relates; and

(d)
any other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

Documents to be delivered by the transferor to the Company.

(2)
Upon receipt of the items referred to in paragraph (1), the Company must, subject to regulation 23, lodge with the Registrar a notice of transfer of shares in accordance with Section 128 of the Act and retain the instrument of transfer referred to in regulation 20. All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.

Retention of Transfers.
22.	No share shall in any circumstances be transferred to any infant or bankrupt or person who is mentally disordered and incapable of managing himself or his affairs, but nothing herein contained shall be construed as imposing on the Company any liability in respect of the registration of such transfer if the Company has no actual knowledge of the same.	Infant, bankrupt or mentally disordered.
23.
The Directors may, in their absolute discretion, decline to lodge a notice of transfer of shares with the Registrar if:
(a)
the shares are not fully paid shares;

(b)
the Directors do not approve of the transferee; or

(c)
the Company has a lien on the shares,

Directors’ power to decline to lodge a notice of transfer.
but shall in such event, within thirty (30) days after the date on which the transfer was lodged with the Company send to the transferor and transferee notice of the refusal.
24.	The lodging of any notice of transfer of shares with the Registrar for the purpose of updating the Register of Members may be suspended at any time and for any period as the Directors may from time to time determine, but not for more than a total of thirty (30) days in any Year.	Suspension of lodgement of notice of transfer.

3.4.4
Constitution.   A copy of the proposed Constitution is attached as Schedule 1 to this Amalgamation Proposal.

3.5
Conversion of SAPL Shares and Cancellation of DAB Shares.   Subject to the Amalgamation becoming effective:

3.5.1
all of the SAPL Shares held by SAC immediately prior to the Amalgamation Date, will be automatically converted into one (1) ordinary share in the capital of the Amalgamated Company; and

3.5.2
all of the DAB Shares held by each DAB Shareholder immediately prior to the Amalgamation Date will be automatically cancelled (such cancellation of DAB Shares of which shall not be deemed to be a reduction of share capital within the meaning of the Companies Act) converted into, and shall thereafter represent the right of each DAB Shareholder to receive, as consideration for such DAB Shares, the applicable Per Share Amalgamation Consideration and in consideration thereof, SAC shall issue the Per Share Amalgamation Consideration to the respective DAB Shareholder, the result of which will be that SAC will hold one (1) ordinary shares in the capital of the Amalgamated Company, being all the ordinary shares in the capital of the Amalgamated Company.
4.   PAYMENT TO BE MADE TO ANY SHAREHOLDER OR DIRECTOR OF SAPL
4.1
There will not be any payment made to any shareholder of SAPL.

4.2
There will not be any payment made to any director of SAPL.

5.   PAYMENT TO BE MADE TO ANY SHAREHOLDER OR DIRECTOR OF DAB
5.1
Save as provided in paragraph 3.5 above, there will not be any payment made to any shareholder of DAB in relation to the Amalgamation.

5.2
The following shareholders of DAB are wholly-owned and controlled by directors of DAB:

5.2.1
Vamberry Assets Limited, which is wholly-owned and controlled by Alexander Rusli; and

5.2.2
Grand Mavericks Limited, which is wholly-owned and controlled by Prashant Gokarn,

and accordingly, save as provided in paragraph 3.5 above, there will not be any payment made to any director of DAB or any entity owned or controlled by a director of DAB in relation to the Amalgamation.
6.   ARRANGEMENTS TO COMPLETE AMALGAMATION
6.1
The arrangements necessary to complete the Amalgamation and to provide for the subsequent management and operation of the Amalgamated Company are:

6.1.1
the approval of SAC, as the sole shareholder of SAPL, of the Amalgamation and this Amalgamation Proposal in accordance with Section 215C of the Companies Act;

6.1.2
the approval by the DAB Shareholders of the Amalgamation and this Amalgamation Proposal in accordance with Section 215C of the Companies Act; and

6.1.3
the completion of the other procedures referred to in Sections 215A to 215J of the Companies Act, including:

(a)
the board of directors of each of SAPL and DAB having, prior to obtaining the approval of their respective shareholders:

(i)
resolved that the Amalgamation is in the best interest of SAPL and DAB (as the case may be); and

(ii)
made a solvency statement in relation to SAPL or DAB (as the case may be) in accordance with Section 215I of the Companies Act; and having made a solvency statement in relation to the Amalgamated Company in accordance with Section 215J of the Companies Act (collectively, the “Solvency Statements”);

(b)
every director who voted in favour of the resolution and the making of the statements referred to in paragraph 6.1.3(a) above signing a declaration (a “Declaration” and collectively, the “Declarations”) stating:
(i)
that, in his opinion, the conditions specified in paragraph 6.1.3(a)(i) above, Section 215I(1)(a) and (b) of the Companies Act (in relation to each of SAPL and DAB, as the case may be) and Section 215J(1)(a) and (b) of the Companies Act (in relation to the Amalgamated Company) are satisfied; and

(ii)
the grounds for that opinion;

(c)
the board of directors of each of SAPL and DAB sending to every shareholder of SAPL and DAB, not less than 21 days prior to obtaining the approval of their respective shareholders:

(i)
a copy of this Amalgamation Proposal;

(ii)
a copy of the Declarations given by the directors;

(iii)
a statement of any material interests of the directors, whether in that capacity or otherwise (if any); and

(iv)
such further information and explanation as may be necessary to enable a reasonable member of SAPL and DAB to understand the nature and implications, for SAPL and DAB and their respective members, of the Amalgamation;

(d)
the directors of each of SAPL and DAB having, not less than 21 days prior to obtaining the approval of their respective shareholders:

(i)
sent a copy of this Amalgamation Proposal to every secured creditor of each of SAPL and DAB (if any); and

(ii)
caused to be published in the Straits Times a notice of the Amalgamation, including a statement that:

(A)
copies of this Amalgamation Proposal are available for inspection by any member or creditor of SAPL and DAB at their respective registered offices during ordinary business hours; and

(B)
a member or creditor of SAPL and DAB is entitled to be supplied free of charge with a copy of this Amalgamation Proposal upon request to SAPL or DAB (as the case may be); and

(e)
for the purpose of effecting the Amalgamation, the following documents have to be filed with the Accounting and Corporate Regulatory Authority of Singapore, together with payment of the prescribed filing fee of S$[400]:

(i)
this Amalgamation Proposal;

(ii)
the Solvency Statements;

(iii)
the Declarations;

(iv)
a declaration signed by the directors of each of SAPL and DAB stating that the Amalgamation has been approved in accordance with the Companies Act and the constitution of each of SAPL and DAB (as the case may be); and

(v)
a declaration signed by the proposed directors of the Amalgamated Company stating that, where the proportion of the claims of the creditors of the Amalgamated Company in relation to the value of the assets of the Amalgamated Company is greater than the proportion of the claims of the creditors of SAPL and DAB (as the case may be) in relation to the value of the assets of SAPL and DAB (as the case may be), no creditor will be prejudiced by that fact.

6.2   In addition, the following conditions must be satisfied by or on the Amalgamation Date:
6.2.1
no court order being made under Section 215H of the Companies Act;

6.2.2
all Series A preferred shares in the capital of DAB having been converted into DAB Shares;

6.2.3
no Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being enacted or promulgated;

6.2.4
the Offer having been completed in accordance with the terms of the Business Combination Agreement, SAC Organisational Documents and the Proxy Statement;

6.2.5
SAC not having redeemed SAC Shares in the Offer in an amount that would cause SAC to have less than US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

6.2.6
the SAC Shareholder Approval having been obtained;

6.2.7
SAC Shares to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq Capital Market subject only to official notice of issuance thereof;

6.2.8
no Amalgamation Objection having been raised, or any such Amalgamation Objection which has been raised having been addressed such that no shareholder or creditor of DAB or SAPL, or other person to whom DAB or SAPL is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to this Amalgamation Proposal;

6.2.9
the Company Requisite Approval having been obtained; and

6.2.10
all Regulatory Approvals having been obtained.

7.   COUNTERPARTS
This Amalgamation Proposal may be signed in any number of counterparts, all of which taken together shall constitute one and the same Amalgamation Proposal. Each of the persons named below may sign this Amalgamation Proposal on behalf of the board of directors of SAPL and the board of directors of DAB respectively by executing any such counterpart.

Dated this [•] day of [•] [2023]
This proposal has been approved pursuant to the Meeting of the Board of Directors of SAPL held on the [•] day of [•] [2023].

Name: [•]
Director
on behalf of the board of directors of SAPL
This proposal has been approved pursuant to the Directors’ Resolutions in Writing pursuant to Regulation 104 of the constitution of DAB dated the [•] day of [•] [2023].

Name: [•]
Director
on behalf of the board of directors of DAB
Signature page to Amalgamation Proposal

Schedule 1
Constitution
[•]

Schedule 2
DAB Shareholders

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This First Amendment to Business Combination Agreement (this “Amendment”), dated as of June 22, 2023, is entered into by and among StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (“Acquiror”), StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C (the “Company”), and Prashant Gokarn (the “Management Representative”), solely in his capacity as the Management Representative pursuant to the designation in Section 11.16 of the Business Combination Agreement (as defined below). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Business Combination Agreement.
RECITALS
WHEREAS, Acquiror, Amalgamation Sub and the Company are parties to that certain Business Combination Agreement, dated as of January 5, 2023 (the “Business Combination Agreement”);
WHEREAS, Section 11.10 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by each of the parties thereto in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement; and
WHEREAS, Acquiror, Amalgamation Sub and the Company desire to amend the Business Combination Agreement pursuant to Section 11.10 thereof as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, Acquiror, Amalgamation Sub and the Company agree as follows:
1.   Amendment of Section 10.01(b).   Section 10.01(b) of the Business Combination Agreement is hereby amended to delete “June 30, 2023” and replace the foregoing with “December 29, 2023”.
2.   No Further Amendment.   Except as expressly and specifically set forth herein, the Business Combination Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Business Combination Agreement are and shall remain in full force and effect in accordance with its terms and nothing contained herein or in any other communication prior to the execution and delivery hereof shall be construed as a waiver by, or consent from, any party to the Business Combination Agreement of any condition, any covenant or other provision of the Business Combination Agreement.
3.   Governing Law; Jurisdiction; Waiver of Trial by Jury.   The provisions of Sections 11.06 (Governing Law) and 11.12 (Dispute Resolution) of the Business Combination Agreement are hereby incorporated by reference as if set forth in full herein and shall apply hereto mutatis mutandis.
4.   Captions; Counterparts.   The captions in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of the date first written above.
STONEBRIDGE ACQUISITION CORPORATION
By:
Name: Bhargava Marepally
Title:  Chief Executive Officer
STONEBRIDGE ACQUISITION PTE. LTD.
By:
Name: Bhargava Marepally
Title:  Director
DIGIASIA BIOS PTE. LTD.
By:
Name: Prashant Gokarn
Title:  Co-Chief Executive Officer
MANAGEMENT REPRESENTATIVE

Name: Prashant Gokarn
Title:  Management Representative
Signature Page — First Amendment to Business Combination Agreement

Annex B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
DIGIASIA CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED [•])

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
DIGIASIA CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED [ ])
1
The name of the Company is DigiAsia Corp.

2
The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited at SIX, 2nd Floor, Cricket Square, PO Box 2681, Grand Cayman KY1-1111, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$20,100 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Second Amended Memorandum of Association bear the respective meanings given to them in the Second Amended Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
DIGIASIA CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED [ ], 2023)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these second amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the Company formed pursuant to the Articles, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	means the above named company.
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any national securities exchange in the United States on which the securities are listed for trading, including the NASDAQ Stock Market LLC (Nasdaq Capital Market), the NYSE MKT LLC, the New York Stock Exchange LLC or any OTC market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Investor Group”	Means Sponsor and its Affiliates, [ ],1 and the respective successors and assigns of the foregoing.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the second amended and restated memorandum of association of the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company, designated as an Ordinary Share and having the rights provided for in these Articles.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company, designated as a Preference Share, and having the rights provided for in these Articles.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share”	means any share in the capital of the Company, including an Ordinary Share, a Preference Share and shares of other classes and includes a fraction of a share in the Company.
“signed”	means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means StoneBridge Acquisition Sponsor, LLC, a Delaware limited liability company.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

1 NTD: Relevant Company investors to be included.

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
all references to money refer to the lawful currency of the United States, unless otherwise specified;

(h)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)
headings are inserted for reference only and shall be ignored in construing the Articles;

(k)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

sections 8 and 19(3) of the Electronic Transactions Law shall not apply;
(n)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(o)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange, the SEC and/or any competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company shall not issue Shares to bearer form and shall only issue shares as fully paid.

4
Ordinary Shares

4.1
The holders of the Ordinary Shares shall be:

(a)
entitled to dividends in accordance with the relevant provisions of these Articles;

(b)
entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

(c)
entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his or her name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2
All Ordinary Shares shall rank pari passu with each other in all respects.

5
Register of Members

5.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

5.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

6
Closing Register of Members or Fixing Record Date

6.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

6.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7
Certificates for Shares

7.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.
7.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange, the SEC and/or any other competent authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

8
Transfer of Shares

8.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the Designated Stock Exchange, the SEC, federal and state securities laws of the United States and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

8.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8.3
The Directors may, in their absolute discretion, decline to register any transfer of Shares, subject to any applicable requirements imposed from time to time by the SEC and the Designated Stock Exchange.

9
Redemption, Repurchase and Surrender of Shares

9.1
Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

9.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable Law.

9.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

9.4
The Directors may accept the surrender for no consideration of any fully paid Share.

10
Treasury Shares

10.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

10.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

11
Variation of Rights of Shares

11.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

11.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

11.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

12
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
13
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
14
Lien on Shares

14.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.
14.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

14.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

14.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

15
Call on Shares

15.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

15.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

15.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

15.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

15.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

15.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.
16
Forfeiture of Shares

16.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

16.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

16.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

16.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

16.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6
The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

17
Transmission of Shares

17.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

17.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

17.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

18
Amendments of Memorandum and Articles and Alteration of Capital

18.1
Subject to these Articles, the Company may by Ordinary Resolution:

(a)
increase its share capital by such sum, to be divided into shares of such classes and amount, as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the market price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any shares not listed on a Designated Stock Exchange;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company shall, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall approve. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman or a co-chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
Business transacted at any extraordinary general meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

20.5
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.6
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the principal executive offices of the Company (with a copy forwarded to the Registered Office),and may consist of several documents in like form each signed by one or more requisitionists.

20.7
If the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.8
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.9
Subject to these Articles, Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. At an annual general meeting of the Company, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual general meeting, business must be (a) specified in a notice of meeting given by or at the direction of the board of Directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of Directors or the chairman or co-chairmen or (c) otherwise properly brought before the meeting by a Member present in person who (1) (x) was a record owner of shares of the Company both at the time of giving the notice provided for in this Article 21 and at the time of the meeting, (y) is entitled to vote at the meeting, and (z) has complied with this Article 20.9 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing provision (z) shall be the exclusive means for a Member to propose business to be brought before an annual general meeting. The only matters that may be brought before an extraordinary general meeting are the matters specified in the notice of such meeting, and Members shall not be permitted to propose business to be brought before an extraordinary general meeting. For purposes of this Article 20.9, “present in person” shall mean that the Member proposing that the business be brought before the annual meeting of the Company, or a qualified representative of such proposing Member, appear at such annual general meeting. A “qualified representative” of such proposing Member shall be a duly authorized officer, manager or partner of such Member or any other person authorized by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting of Members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of

Members. Members seeking to nominate persons for election to the board of Directors must comply with this Article 20.9.
21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

21.3
In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

21.4
The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a simple majority of the issued Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be dissolved.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman or as a co-chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman or co-chairmen, if any, of the board of Directors shall preside as chairman or as a co-chairman at such general meeting. If there are no such chairman or co-chairmen, or if they shall not be present within fifteen minutes after the time appointed for the meeting to commence, or are unwilling to act, the Directors present shall elect two of their number to be chairman or co-chairmen of the meeting.

22.6
If no Director or Directors are willing to act as chairman or as co-chairmen or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose any of their number to be chairman or co-chairmen of the meeting.

22.7
The chairman or co-chairmen may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
A resolution put to the vote of the meeting shall be decided on a poll.

22.10
A poll shall be taken as the chairman or co-chairmen direct, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.11
A poll demanded on the election of the co-chairmen or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman or co-chairmen of the general meeting direct, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.12
In the case of an equality of votes, the chairman or each co-chairmen shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company, shall have one vote for every Share of which he is the holder, registered in such Member’s name in the Register of Members. No cumulative voting shall be allowed.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may on a poll, vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman or co-chairmen whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office, or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company, not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman or co-chairmen may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman or co-chairmen, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office, or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
26
Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of Shares specified in such authorisation.
27
Shares that May Not be Voted

Shares and Treasury Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
28
Directors

There shall be a board of Directors consisting of such number of Directors as fixed by the Directors from time to time (not less than one Director) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
29
Powers of Directors

29.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

29.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29.5
The Directors may, from time to time, and except as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.
30
Appointment and Removal of Directors

30.1
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

30.2
Subject to these Articles, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30.3
Subject to these Articles, the persons to be nominated for appointment as a Director shall be selected at the sole discretion of the Directors. In the exercise of such discretion, the Directors shall have regard to the terms of any agreements or other contractual arrangements that the Company is a party to from time to time.

30.4
Commencing at the Company’s first annual general meeting following the adoption of the Articles, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the next succeeding annual general meeting after their election. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

30.5
A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company.

31
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

32
Proceedings of Directors

32.1
The quorum for the transaction of the business of the Directors shall be a majority of the authorized number of Directors. Meetings of Directors may be held at any place within or outside the Cayman Islands that has been designated by the Directors. In the absence of such a designation, meetings of the Directors shall be held at the principal executive office of the Company. Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman or each co-chairmen shall have a second or casting vote.
32.2
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman or co-chairmen are located at the start of the meeting (or to the extent that the co-chairmen are in more than one location as decided by the co-chairmen).

32.3
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

32.1
A Director may, chairman or co-chairmen of the Board (if appointed) or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing, in person, by telephone, electronic email, or in such other manner as the Directors may from time to time determine to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

32.2
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

32.3
The Directors may elect, by the affirmative vote of a majority of the Directors then in office, a chairman or co-chairmen of their board and determine the period for which they are to hold office; but if no such chairman or co-chairmen are elected, or if at any meeting the chairman or co-chairmen are not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose two of their number to be chairman or co-chairmen of the meeting. The chairman or each co-chairmen of the Board may be a director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman or each co-chairmen of the Board shall perform all duties and have all powers which are commonly incident to the position of chairman or co-chairmen of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

32.4
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

32.5
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him or her. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32.6
A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

32.7
A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

33
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as chairman or as a co-chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
34
Directors’ Interests

34.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

34.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

34.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

34.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article or that would reasonably be likely to affect a Director’s status as an “Independent Director”, if applicable, under the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law shall disclose the nature of his or her interest in any such contract or arrangement in which he or she is interested or any such relationship.

34.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

36
Delegation of Directors’ Powers

36.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law).

36.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

36.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

36.6
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman or co-chairmen of the board of Directors, chief executive officer, president, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

37
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

38
Remuneration of Directors

38.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine.

38.2
The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

38.3
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

39
Seal

39.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

39.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

40
Dividends, Distributions and Reserve

40.1
Subject to the Statute and these Articles and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. The Directors shall establish an account to be called the “share premium account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share in the Company. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law in relation to the share premium account. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

40.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

40.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

40.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

40.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

40.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

40.8
No Dividend or other distribution shall bear interest against the Company.

40.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
42
Books of Account

42.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.
42.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

42.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43
Audit

43.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

43.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

43.4
The remuneration of the Auditor shall be fixed by the Audit Committee.

43.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

43.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

43.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44
Notices

44.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or her or to his or her address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.
44.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City and the Cayman islands) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

44.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45
Winding Up

45.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

45.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
46
Indemnity and Insurance

46.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
48
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.
49
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
50
Business Opportunities

50.1
In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners,

managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company); and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.
50.2
To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.3
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

50.4
To the fullest extent permitted by Applicable Law, the foregoing waiver of corporate opportunities by the Company shall not apply to any such corporate opportunity that is expressly offered to a Director or an officer of the Company in his or her capacity as such (which such opportunity the Company does not renounce an interest or expectancy in).

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C
DIGIASIA CORP.
2023 OMNIBUS INCENTIVE PLAN1
Section 1.   General.
The name of the Plan is the DigiAsia Corp. 2023 Omnibus Incentive Plan (the “Plan”). The Plan intends to: (i) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) give Participants an incentive for excellence in individual performance; (iii) promote teamwork among Participants; and (iv) give the Company a significant advantage in attracting and retaining key Employees, Directors, and Consultants. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance-Based Awards (including performance-based Restricted Shares and Restricted Share Units), Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing.
Section 2.   Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)   “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee appointed by the Board to administer the Plan in accordance with Section 3 of the Plan.
(b)   “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
(c)   “Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance-Based Award, Other Share-Based Award, or Other Cash-Based Award granted under the Plan.
(d)   “Award Agreement” means any agreement, contract, or other instrument or document evidencing an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become issuable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.
(e)   “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(f)   “Board” means the Board of Directors of the Company.
(g)   “Cause” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (i) any conduct, action or behavior by a Participant, whether or not in connection with the Participant’s employment, including, without limitation, the commission of any felony or a lesser crime involving dishonesty, fraud, misappropriation, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude, that has or may reasonably be expected to have a material adverse effect on the reputation or business of the Company, its Subsidiaries and Affiliates or which results in gain or personal enrichment of the Participant to the detriment of the Company, its Subsidiaries and Affiliates; (ii) a governmental authority has prohibited the Participant from working or being affiliated with the

1
NTD: This form agreement to be updated prior to Closing following review by applicable local counsel in the jurisdictions where Participants will be working/located.

Company, its Subsidiaries and Affiliates or the business conducted thereby; (iii) the commission of any act by the Participant of gross negligence or malfeasance, or any willful violation of law, in each case, in connection with the Participant’s performance of his or her duties with the Company or a Subsidiary or Affiliate thereof; (iv) performance of the Participant’s duties in an unsatisfactory manner after a written warning and a ten (10) day opportunity to cure or failure to observe material policies generally applicable to employees after a written warning and a ten (10) day opportunity to cure; (v) breach of the Participant’s duty of loyalty to the Company Group; (vi) chronic absenteeism; (vii) substance abuse, illegal drug use, or habitual insobriety; or (viii) violation of obligations of confidentiality to any third party in the course of providing services to the Company, its Subsidiaries and Affiliates.
(h)   “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend or share capitalization (whether in the form of cash, Shares or other property), share subdivision or share consolidation, (iii) combination or exchange of shares, (iv) other change in corporate structure, or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 of the Plan is appropriate.
(i)   “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred following the Effective Date:
(i)   any Person, other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then issued and outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or
(ii)   the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2∕3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)   there is consummated a merger or consolidation of the Company or any Subsidiary thereof with any other company or corporation, other than a merger or consolidation (A) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
(iv)   the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also constitute a “change in control event” under Code Section 409A.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(j)   “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.
(k)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(l)   “Committee” means any committee or subcommittee the Board may establish to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Memorandum and Articles, or any charter establishing the Committee, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written resolutions of the Committee’s members.
(m)   “Company” means DigiAsia Corp., a Cayman Islands exempted company (or any successor company or corporation, except as the term “Company” is used in the definition of “Change in Control” above).
(n)   “Consultant” means any consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer, or non-employee Director.
(o)   “Disability” shall have the meaning assigned to such term in any individual employment, severance or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or an Affiliate thereof.
(p)   “Director” means any individual who is a member of the Board on or after the Effective Date.
(q)   “Effective Date” shall have the meaning set forth in Section 19 of the Plan. (r)   “Eligible Recipient” means: (i) an Employee; (ii) a non-employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A,

“Eligible Recipient” means: an (1) Employee; (2) a non-employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.
(s)   “Employee” shall mean an employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.
(t)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(u)   “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.
(v)   “Exercise Price” means, with respect to any Award under which the holder may subscribe for and purchase Shares, the price per share at which a holder of such Award granted hereunder may subscribe for and purchase Shares issuable upon exercise of such Award.
(w)   “Fair Market Value” as of a particular date shall mean: (i) if the Shares are admitted to trading on a national securities exchange, the fair market value of a Share on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the Shares as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other quotation system for the last preceding date on which there was a sale of such shares ; or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with Code Section 409A.
(x)   “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.
(y)   “Incentive Share Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422.
(z)   “Memorandum and Articles” means the second amended and restated memorandum and articles of association of the Company (as amended and/or restated from time to time).
(aa)   “Nonqualified Share Option” means an Option that is not intended to be an Incentive Share Option.
(bb)   “Option” means an option to subscribe for and purchase Shares granted pursuant to Section 7 of the Plan.
(cc)   “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.
(dd)   “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.
(ee)   “Outstanding Shares” means the then issued and outstanding Shares, taking into account as issued and outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Shares, including, without limitation, Shares issuable pursuant to Awards under this Plan.
(ff)   “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive grants of Options, Share

Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.
(gg)   “Performance-Based Award” means any Award granted under the Plan that is subject to one or more performance goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same performance goals as the Shares or units underlying the Performance-Based Award.
(hh)   “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) scrap rates; (x) income; (xi) net income; (xii) operating income; (xiii) net operating income; (xiv) operating margin; (xv) earnings; (xvi) earnings per share; (xvii) return on equity; (xviii) return on investment; (xix) return on capital; (xx) return on assets; (xxi) return on net assets; (xxii) total shareholder return; (xxiii) economic profit; (xxiv) market share; (xxv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxvi) expense or cost control; (xxvii) working capital; (xxviii) volume or production; (xxix) new products; (xxx) customer satisfaction; (xxxi) brand development; (xxxii) employee retention or employee turnover; (xxxiii) employee satisfaction or engagement; (xxxiv) environmental, health or other safety goals; (xxxv) individual performance; (xxxvi) strategic objective milestones; (xxxvii) days inventory outstanding; and (xxxviii) any combination of, or as applicable, a specified increase or decrease in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).
(ii)   “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.
(jj)   “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.
(kk)   “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.
(ll)   “Restricted Share Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Share Units awarded to the Participant will vest according to the time-based criteria or performance goals criteria specified in the Award Agreement.
(mm)   “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(nn)   “Retirement” means a termination of a Participant’s employment, other than for Cause and other than by reason of death or Disability, on or after the attainment of age 65.

(oo)   “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.
(pp)   “Shares” means ordinary shares of the Company, par value $0.0001 per share, reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.
(qq)   “Share Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.
(rr)   “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Share Option or any determination relating to an Incentive Share Option, “Subsidiary” means a company or corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).
(ss)   “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or shares; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.
Section 3.   Administration.
(a)   The Plan shall be administered by the Administrator and shall be administered in accordance with, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).
(b)   Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:
(i)   to select those Eligible Recipients who shall be Participants;
(ii)   to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;
(iii)   to determine the number of Shares to be covered by each Award granted hereunder;
(iv)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Restricted Shares and Restricted Share Units and the conditions under which restrictions applicable to such Restricted Shares and Restricted Share Units shall lapse, (B) the Performance Goals and periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) the number of Shares subject to each Award and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;
(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;
(vi)   to determine the Fair Market Value;

(vii)   to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;
(viii)   to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(ix)   to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and
(x)   to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.
(c)   The Administrator shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Administrator to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of state law and such other limitations as the Administrator shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Recipient who is subject to Rule 16b-3 under the Exchange Act. The Administrator shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. If the Administrator’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Administrator shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Administrator’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Administrator and shall be deemed for all purposes of the Plan to have been taken by the Administrator.
(d)   All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.
Section 4.   Shares Reserved for Issuance Under the Plan.
(a)   Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is equal to five percent (5%) of Outstanding Shares as of the Effective Date. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Share Options is equal to five percent (5%) of Outstanding Shares as of the Effective Date.
(b)   Notwithstanding the foregoing, the maximum number of Shares subject to Awards granted during any fiscal year to any non-employee Director, when taken together with any cash fees paid to such non-employee Director during the fiscal year in respect of his or her service as a Director, shall not exceed $250,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).
(c)   Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes, such Shares shall be treated as having been issued under the Plan and shall not again be available for issuance under the Plan,

(ii) Shares otherwise issuable or issued in respect of, or as part of, any Award of Options or Share Appreciation Rights are withheld to cover the Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (iii) any Share-settled Share Appreciation Rights are exercised, the aggregate number of Shares subject to such Share Appreciation Rights shall be deemed issued under the Plan and shall not be available for issuance under the Plan.
(d)   Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre- existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of equity securities of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
Section 5.   Equitable Adjustments.
In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, provided, however, that any such substitution or adjustment with respect to Options and Share Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Share Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Share Option granted hereunder to be disqualified as an “incentive stock option” for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.
Section 6.   Eligibility.
The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.
Section 7.   Options.
(a)   General.   The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Share Options, Nonqualified Share Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Share Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Share Option or a Nonqualified Share Option and shall set forth, among other things, the

Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(b)   Limits on Incentive Share Options.   If the Administrator grants Incentive Share Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Share Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Share Options to the extent required by Code Section 422.
(c)   Exercise Price.   The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and (ii) no Incentive Share Option granted to a ten percent (10%) holder of Shares (within the meaning of Code Section 422(b)(6)) shall have an exercise price per share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.
(d)   Option Term.   The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Share Option granted to a ten percent (10%) holder of Shares (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision herein, if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.
(e)   Exercisability.   Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.
(f)   Method of Exercise.   Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Share Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.
(g)   Rights as Shareholder.   A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.
(h)   Termination of Employment or Service.
(i)   Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90) day period described in this Section 7(h)(i) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(ii)   Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of Retirement, Disability or the death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(iii)   In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.
(iv)   For purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.
(i)   Other Change in Employment Status.   An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.
(j)   Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.
Section 8.   Share Appreciation Rights.
(a)   General.   Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Shares on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.
(b)   Awards; Rights as Shareholder.   The prospective recipient of a Share Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Share Appreciation Rights shall have no rights as shareholders of the Company with respect to the grant or exercise of such rights.
(c)   Exercisability.
(i)   Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii)   Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.
(d)   Payment Upon Exercise.
(i)   Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.
(ii)   A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
(iii)   Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).
(e)   Rights as Shareholder.   A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to a Share Appreciation Right Option until the Participant has given written notice of the exercise thereof, has satisfied the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.
(f)   Termination of Employment or Service.
(i)   In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii)   In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.
(g)   Term.
(i)   The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii)   The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.
(h)   Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Share Appreciation Rights shall be subject to Section 12 of the Plan.
Section 9.   Restricted Shares.
(a)   General.   Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. Any forfeiture of Shares described in this Plan will take effect as a surrender for no consideration of such Shares as a matter of Cayman Islands law. The provisions of the Restricted Shares need not be the same with respect to each Participant.
(b)   Awards and Certificates.   The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in Section 9(c) of the Plan, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.
The Company may require that the share certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a share power, endorsed in blank, relating to the Shares covered by such Award.
Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.
(c)   Restrictions and Conditions.   The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:
(i)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.
(ii)   Except as provided in Section 16 of the Plan or in the Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iii)   The rights of Participants granted Restricted Shares upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.
(d)   Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.
Section 10.   Restricted Share Units.
(a)   General.   Restricted Share Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Share Units shall be made; the number of Restricted Share Units to be awarded; the Restricted Period, if any, applicable to Restricted Share Units; the Performance Goals (if any) applicable to Restricted Share Units; and all other conditions of the Restricted Share Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Share Units in accordance with the terms of the grant. The provisions of Restricted Share Units need not be the same with respect to each Participant.
(b)   Award Agreement.   The prospective recipient of Restricted Share Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c)   Restrictions and Conditions.   The Restricted Share Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:
(i)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.
(ii)   Participants holding Restricted Share Units shall have no voting rights. A Restricted Share Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Share Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Share Unit is vested.
(iii)   The rights of Participants granted Restricted Share Units upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.
(d)   Settlement of Restricted Share Units.   Settlement of vested Restricted Share Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Share Units in cash (or partly in cash and partly in Shares) equal to the Fair Market Value of the Shares that would otherwise be distributed to the Participant.
(e)   Rights as Shareholder. Except as provided in the Award Agreement in accordance with Section 10(c)(ii), a Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to Restricted Share Units until the Participant has satisfied all conditions of the Award Agreement and the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.
(f)   Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Share Units shall be subject to Section 12 of the Plan.

Section 11.   Other Share-Based or Cash-Based Awards.
(a)   The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property issued or delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.
(b)   The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c)   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.
Section 12.   Change in Control.
The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving company or corporation; (ii) the assumption of any Award by the surviving company or corporation or its parent or subsidiary; (iii) the substitution by the surviving company or corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Share Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Share Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to shareholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.
Section 13.   Amendment and Termination.
(a)   The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent.
(b)   Notwithstanding the foregoing, approval of the Company’s shareholders shall be obtained to increase the aggregate Share limit and annual Award limits described in Section 4.
(c)   Subject to the terms and conditions of the Plan, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d)   Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.
Section 14.   Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
Section 15.   Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be issued pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from issuing Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or such other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Administrator (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.
Section 16.   Non-United States Employees.
Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.
Section 17.    Transfer of Awards.
No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.
Section 18.   Continued Employment.
The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.
Section 19.   Effective Date and Approval Date.
The Plan will be effective as of the date on which the Plan is approved by the Company’s shareholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of Effective Date.
Section 20.   Issuance of Shares.
The allotment and issuance of Shares pursuant to the terms of this Plan following the exercise of an Award shall be subject to the Memorandum and Articles of Association. Shares shall not be allotted and issued (or repurchased, redeemed or forfeited) until the time at which the Company’s Register of Members is updated accordingly (the register being prima facie evidence of legal title to Shares).
Section 21.   Code Section 409A.
The intent of the parties is that payments and benefits under the Plan comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will satisfy the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any non-compliance with Code Section 409A.
Section 22.   Compensation Recovery Policy.
The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 23.   Governing Law.
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
Section 24.   Plan Document Controls.
The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

Appendix 1
DIGIASIA BIOS PTE LTD
DIGIASIA’S UNAUDITED INTERIM FINANCIAL INFORMATION
FOR THE THREE MONTHS ENDED MARCH 31, 2023
DIGIASIA BIOS PTE LTD
CONSOLIDATED BALANCE SHEETS
(All amounts in United States Dollar, except share data)
	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$998,776	$523,780
Restricted cash	1,290,008	1,354,083
Accounts receivables	7,359,097	257,061
Loans	3,112,582	2,347,243
Other current assets	1,966,162	959,534
Total current assets	14,726,625	5,441,701
Non-marketable equity securities	12,520,010	11,232,419
Right-of-use asset	14,084	55,364
Deferred tax assets, net	—	—
Property and equipment, net	22,910	8,887
Intangible assets, net	13,880,204	14,313,701
Total assets	$41,163,833	$31,052,072
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$10,811,142	$6,945,353
Accrued expenses and others	1,315,398	297,729
Current portion of lease obligations	13,666	28,724
Current portion of post-employment benefit liabilities	7,249	7,249
Short-term borrowings	4,968,345	333,309
Taxes payable	72,936	70,277
Total current liabilities	17,188,736	7,682,641
Long-term debt	240,564	5,017,134
Non-current portion of post-employment benefit liabilities	462,742	410,424
Total liabilities	17,892,042	13,110,199
Commitments and Contingencies (Note 30)
STOCKHOLDERS’ equity:
Series A Preferred stock (no par value, no authorized shares, issued and outstanding shares 1,404 at March 31, 2023 and 1,404 shares at December 31, 2022)	25,004,125	25,004,125
Common stock (no par value, no authorized shares, issued and outstanding shares 11,230 at March 31, 2023, and 11,230 shares at December 31, 2022)	39,483,703	39,483,703
Additional paid in capital	24,275,982	19,714,571
Accumulated deficit	(28,263,979)	(25,834,735)
Total stockholders’ equity attributable to Digi Asia Bios Pte. Ltd Stockholders	60,499,831	58,367,664
Non-controlling interest in consolidated subsidiaries	(37,228,040)	(40,425,791)
Total stockholders’ equity	23,271,791	17,941,873
Total liabilities and stockholders’ equity	$41,163,833	$31,052,072

DIGIASIA BIOS PTE LTD
CONSOLIDATED INCOME STATEMENTS
(All amounts in United States Dollar, except share data)
	Three Months ended March 31, 2023	Year ended December 31, 2022
Revenue	$15,899,844	$42,451,599
Cost of revenue	(449,370)	(2,607,387)
Gross profit	15,450,474	39,844,212
Operating costs:
Sales and marketing	(13,261,499)	(39,711,859)
General and administrative	(1,372,575)	(7,098,657)
Depreciation and amortization	(1,218)	(17,506)
Total operating expenses	(14,635,292)	(46,828,022)
Income/(Loss) from operations	815,182	(6,983,810)
Interest expense	(360,969)	(1,005,326)
Non-operating income	28,818	76,574
Share of net profits of investment in equity accounted investees	103	266
Income/(Loss) before tax	483,134	(7,912,296)
Income tax expense	—	—
Net income/(loss)	483,134	(7,912,296)
Income/(Loss) attributable to non-controlling interest	2,912,378	(3,671,104)
Loss attributable to DigiAsia Bios Pte Ltd	$(2,429,244)	$(4,241,192)
Loss per share attributable to DigiAsia Bios Pte Ltd
Basic and diluted	$(216.32)	$(377.67)
Weighted average shares outstanding
Basic and diluted	11,230	11,230

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(All amounts in United States Dollar, except share data)
	Three Months ended March 31, 2023	Year ended December 31, 2022
Net income/(loss)	$483,134	$(7,912,296)
Other comprehensive income/(loss):
Foreign currency translation adjustment	285,373	(468,570)
Changes in post-employment benefits liabilities, net of taxes	—	(11,153)
Total other comprehensive income/(loss)	285,373	(479,723)
Comprehensive income/(loss)	$768,507	$(8,392,019)
Comprehensive income/(loss) attributable to non-controlling interest	3,197,751	(4,150,827)
Comprehensive loss attributable to DigiAsia Bios Pte Ltd	$(2,429,244)	$(4,241,192)

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(All amounts in United States Dollar, except share data)
	Number of shares		Paid-in capital		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive lncome/(loss)	Total DigiAsia Bios Pte Ltd Stockholders’ Equity	Non- controlling interest	Total equity
	Common	Preferred	Common stock	Preferred stock
Balance at January 1, 2022	11,230	1,404	39,483,703	25,004,125	8,618,936	(21,593,544)	—	51,513,220	(36,274,963)	15,238,257
Stock-based compensation expense	—	—	—	—	1,095,635	—	—	1,095,635	—	1,095,635
Issue of common stock pending allotment (refer note 24)	—	—	—	—	10,000,000	—	—	10,000,000	—	10,000,000
Net loss	—	—	—	—	—	(4,241,192)	—	(4,241,192)	(3,671,104)	(7,912,296)
Other comprehensive income	—	—	—	—	—	—	—	—	(479,723)	(479,723)
Balance at December 31, 2022	11,230	1,404	$39,483,703	$25,004,125	$19,714,571	$(25,834,735)	$—	$58,367,664	$(40,425,791)	$17,941,873
Stock-based compensation expense	—	—	—	—	95,582	—	—	95,582	—	95,582
Issue of common stock pending allotment (refer note 24)	—	—	—	—	4,465,829	—	—	4,465,829	—	4,465,829
Net (loss)/income	—	—	—	—	—	(2,429,244)	—	(2,429,244)	2,912,378	483,134
Other comprehensive income	—	—	—	—	—	—	—	—	285,373	285,373
Balance at March 31, 2023	11,230	1,404	$39,483,703	$25,004,125	$24,275,982	$(28,263,979)	$—	$60,499,831	$(37,228,040)	$23,271,791

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in United States Dollar, except share data)
	Three Months ended March 31, 2023	Year ended December 31, 2022
Cash flows from operating activities:
Income/(Loss) after tax	$483,134	(7,912,296)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	501,218	2,017,506
Share of income in equity accounted investees	(103)	(266)
Stock based compensation expenses	95,582	1,095,635
Finance cost	—	1,000,000
Changes in operating assets and liabilities:
Trade receivables	(7,006,422)	(19,782)
Loans	(576,235)	4,204,529
Other current assets	(957,853)	(88,568)
Taxes payable	(457)	(66,209)
Trade payables and other liabilities	4,558,395	(1,858,451)
Net cash (used in) operating activities	(2,902,741)	(1,619,061)
Cash flows from investing activities:
Investments made	(866,586)	(11,830,882)
(Acquisition)/disposal of property and equipment and intangible assets	(80,338)	(7,875)
Net cash (used in) investing activities	(946,924)	(11,838,757)
Cash flows from financing activities:
Issue of promissory loan note (refer note 24)	—	9,000,000
Repayment of/(Proceeds from) Long-term debt (net)	(451,875)	4,739,508
Proceeds from Short-term borrowings, net	4,622,367	204,851
Net cash provided by financing activities	4,170,492	13,944,359
Net changes in cash and cash equivalents and restricted cash	320,827	486,541
Effect of exchange rate changes on cash and cash equivalents and restricted cash	90,094	(294,822)
Cash and cash equivalents and restricted cash at beginning of year	1,877,863	1,686,144
Cash and cash equivalents and restricted cash at end of year	$2,288,784	1,877,863
Supplemental disclosure of cash flow Information
Cash paid for interest	$360,969	181,554
Cash paid for operating leases	18,673	76,563
Non-cash financing activity
Issue of 132 shares (2022: 289 shares) common stock pending allotment in exchange for settlement of convertible loan/promissory note (refer note 24)	4,465,829	10,000,000

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)
Note 1   General Information
General Information
DigiAsia Bios Pte Ltd (the Company) was incorporated on October 23, 2017, in Singapore.
The address of its registered office is 1 Raffles Place #28-02, One Raffles Place, Singapore.
DigiAsia Bios Pte Ltd, its majority-owned and controlled entities, including Variable Interest Entities (“VIE”) for which the Company is the primary beneficiary (collectively referred to as ‘the Group’) and its corporate joint venture is among the first Embedded Fintech as a Service (“EFaaS”) companies in Indonesia serving enterprise segments from various verticals. The group aims to be a leading fintech-enabling platform in Indonesia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. The group offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of group’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources, group’s partner customers can have branded or white label fintech services live and operational within weeks.
The group’s key offerings include:
•
Business to Business to Consumer (B2B2C), which entails providing wallets to group’s customers for loyalty and transactions;

•
Business to Business to Many (B2B2M), which entails providing wallets for supply chain payments and financing, as well as facilitating bill payments and processing remittances; and

•
Banking as a Service (BaaS), which entails enabling BaaS (open loop solutions for banks) and peer-to-peer (P2P) lending.

By leveraging its consolidation strategy, technology platform and extensive expertise of its management team, the group has emerged as one of the foremost players in its geography of operations in terms of ecosystem and Business to Business (B2B) offerings and number of B2B platforms.
Note 2   Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (USGAAP). These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. These estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.
All intercompany balances and transactions have been eliminated in the consolidated financial statements. Investment in entities in which Company has joint control are accounted for using the equity method of accounting.Under the equity method, the Company’s share of the nonconsolidated affiliate’s income or loss is recognized in the consolidated statement of earnings and cumulative post-acquisition changes in the investment are adjusted against the carrying amount of the investment.
The consolidated financial statements have been prepared under the historical cost method, except for certain accounts which are measured on the basis as described in the related accounting policies.

The consolidated financial statements are prepared under the accrual basis of accounting. The consolidated statements of cash flows are prepared using the indirect method, with classification of cash flows into operating, investing, and financing activities.
Principles of Consolidation
The consolidated financial statements comprise of the financial statements of the Company, as parent entity, and consolidated entities as a single economic entity. First, entities are subjected to the variable interest entity (VIE) model. If the VIE model is not applicable, then entities are subjected to the voting interest model (VOE).
Under the VIE model, a reporting entity has a controlling financial interest in a VIE if it has both: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits that could be significant to the VIE.
Under the VOE, a controlling financial interest generally exists if a reporting entity has a majority voting interest in another entity. In certain circumstances, the power to control may exist when one entity holds less than a majority voting interest (e.g., because of contractual provisions or agreements with other shareholders).
The entities are consolidated as on the date when the Company obtains controlling financial interest in the entities.
Risk and uncertainties
The group is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology.
Most of the Group’s revenues are denominated in Rupiah (Rp). In addition, a significant portion of the Group expenses, primarily employee cost, selling and marketing expenses and general and administration expenses are incurred in Rp. For financial reporting purposes, the Group translates all non-USD denominated transactions into USD. Thus, the Group is exposed to the risk that fluctuations in the value of Rp relative to the USD could have a direct impact on the revenues and the results of operations.
The group has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of March 31, 2023, of $28,263,979. The Company has cash available on hand and together with cash flows expected to be generated from operating activities in future, the Company believes that these funds would be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.
The group’s consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Business concentration risk
Major Customer
The Group has one major customer that accounted for approximately 75% and 87% of the revenue for the three months ended March 31, 2023 and year ended December 31, 2022, respectively. The Group expects to maintain this relationship with the customer. The loss of, or any reduction in revenue from, a significant customer or deterioration in their ability to pay could harm our business and financial results.

Critical Accounting Policies and Estimates
a.
Business combination

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree, and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.
The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis. Non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation are measured at fair value.
Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if it results in the non-controlling interest having a deficit balance.
b.
Foreign currency

The consolidated financial statements are presented in United States Dollar (USD or $), which is also the functional currency of the Company and its Singapore based subsidiaries.
Each entity in the Group determines its own functional currency and items included in the consolidated financial statements of each entity are measured using that functional currency.
The functional currency of the Company’s foreign subsidiaries are Indonesian Rupiah (Rp), being the currency that mainly influences sales prices for goods and services and of the country whose competitive forces and regulations mainly determines the sales prices of its goods and services. The functional currencies of the entities in the Group are determined based on the management’s assessment of the economic environment in which the entities operate and the entities’ process of determining sales prices.
Transactions and balances
Transactions in foreign currencies are recorded in the respective functional currencies of the entity at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate at the end of the reporting period and the impact, if any on such translation are recognized in the consolidated income statements. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was measured and the impact, if any on such translation are recognized in the consolidated income statements.
Consolidation of foreign entities
All assets and liabilities of foreign subsidiaries with a functional currency other than USD are translated using the closing rates at the date of the consolidated balance sheet. Income and expenses are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions).
Translation differences resulting from the application of this method are classified under other comprehensive income until the disposal of the subsidiary. At the date of disposal, the cumulated translation differences in other comprehensive income are recognized in consolidated statements of income.
c.
Fair value measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.
The carrying value reported in the balance sheets of cash and cash equivalents, restricted cash, loans, accounts receivables, other current assets, accounts payable, accrued expenses, short term borrowings, contract liabilities, income taxes approximate fair value because of their short-term nature.
The fair value hierarchy includes a three-level hierarchy that assigns the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs.
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities that the Group is able to access.

Level 2 —
Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 —
Inputs that are unobservable and significant to the entire fair value measurement.

Unobservable inputs require greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Group’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability,
When determining fair value, the Group uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Group to determine fair value are considered to be market or income approaches.
The market approach includes valuation techniques that use prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities.
The income approach includes valuation techniques that measure the present value of anticipated future economic benefits (i.e., net cash flows). The estimated net cash flows are forecast over the expected remaining economic life and discounted to present value using a discount rate commensurate with the level of risk associated with the expected cash flows.
d.
Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.
Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. For an investment to qualify as a cash equivalent it must be readily convertible to a known amount of cash and be subject to an insignificant risk of changes in value. Therefore, an investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.
e.
Restricted cash

Restricted cash includes amounts that cannot be withdrawn or used for general operating activities under legal or regulatory restrictions. Restricted cash consists of amount deposited by customers for digital payment transactions that are subject to local regulatory restrictions requiring appropriate segregation and restriction in their use. Restricted cash is presented as a separate line item in the consolidated balance sheet.

f.
Prepayments and advances

Advances are payment for transactions to suppliers or service providers or employees of the Group before the goods/services are received.
Prepaid expenses are amortized over their beneficial period using the straight-line method.
g.
Property and equipment

Property and equipment are initially recorded at cost which includes the purchase price, borrowing costs and other costs directly attributable to bring the asset to the present location and condition. Cost also includes the cost of replacing part of property and equipment if met the recognition criteria.
Subsequent expenditures incurred for the property and equipment are included in the cost of the property and equipment if it is probable that economic benefits associated with the asset will flow to the Group and the subsequent expenditures can be measured reliably. Other subsequent expenditures are recognized in consolidated statements of income in the period in which they are incurred.
Depreciation is calculated on the straight-line method to write down the cost of such assets to their residual values over their estimated useful lives. The residual values and useful lives of assets are reviewed, and adjusted if appropriate, at each financial reporting date. The estimated useful life is 2 – 5 years for property and equipment.
An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in consolidated statements of income.
h.
Intangible assets

Licenses
Licenses acquired separately are measured on initial recognition at cost.
Licenses acquired in a business combination transaction which doesn’t constitute a business are accounted for as asset acquisition. Where the consideration given is not in the form of cash, measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more clearly evident.
Licenses are amortized over their estimated useful life of 10 years using straight line method.
i.
Impairment of long-lived assets

The Group reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Group measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.
j.
Non-marketable Securities

The Group account for non-marketable equity securities through which it exercises significant influence but do not have control over the investee under the equity method, All other non-marketable equity securities that the Group hold are primarily accounted for under the measurement alternative. Under the measurement alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. Adjustments are determined primarily based on a market approach as of the transaction date and are recorded as a component of non-operating income/(expense) in the consolidated income statements.
Non-marketable securities that do not have effective contractual maturity dates are classified as other non-current assets on the Consolidated Balance Sheets.

k.
Post-employment benefits liabilities

The Group records post-employment benefits liabilities based on calculations, which include various actuarial assumptions including discount rates, compensation increases and other assumptions involving demographic factors. The Group reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The Group believes that the assumptions used in recording its post-employment benefit liabilities are reasonable based on its experience, market conditions and inputs from its actuaries.
The Group elected to recognize actuarial gains and losses in other comprehensive income initially and recognize in net income in subsequent reporting periods using deferral approach.
l.
Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 — “Compensation — Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award.
m.
Earnings/(loss) per share

Basic earnings (loss) per share is computed by dividing the profit (loss) for the year attributable to owners of the Company by the weighted average number of issued and fully paid shares outstanding during the year.
Diluted earnings (loss) per share is calculated when the Company has instruments which are potentially dilutive ordinary shares. Anti-dilutive shares are excluded from basic and dilutive earnings (loss) per share calculations.
n.
Revenue Recognition and Contract Assets and liabilities

In accordance with ASU No. 2014-09, Topic 606 — Revenue from Contracts with Customers, the Group recognizes revenue in accordance with that core principle by applying the following steps:
Step 1: Identify the contract(s) with a customer.
Step 2: Identify the performance obligations in the contract.
Step 3: Determine the transaction price.
Step 4: Allocate the transaction price to the performance obligations in the contract.
Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.
Revenue from contracts with customers is recognized when the Group satisfies a performance obligation by transferring a promised service to the customer, which is when the customer obtains control of the service. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognized pertains to the portion of satisfied performance obligation.
Revenue is measured based on the consideration to which the Group expects to be entitled in exchange for transferring promised services to a customer, excluding amounts collected on behalf of third parties. The Group does not provide any refunds, warranties, or similar obligations.
Where the Group acts as an agent for selling services, only the commission income is included within revenue. Typically, the Group has a right to payment before or at the point that services are delivered. Cash received before the services are delivered is recognized as a contract liability. The amount of consideration does not contain a significant financing component as payment terms are less than one year. The specific revenue recognition criteria described below must also be met before revenue is recognized.

Revenue from services is recognized when the control of services are transferred as per the terms of the agreement with customer i.e., as and when services are rendered. Revenues are disclosed net of the value added taxes charged on such services.
The Group derives its revenues from digital services. A majority of the Group’s revenues are generated through Application Programming interface (API) services.
Revenue from Application Programming interface (API) services
The Group provides modern API services which helps customers to modernize their existing systems and enabling wallet solutions, cost effective and smooth operations. These services are provided through API integration with the customer system. The Group earns transaction fees that are charged to customers on per transaction basis for rendering these services. The transaction fee is fixed fee for each transaction. The Group recognizes revenue as and when the API interface is used.
Revenues from digital payments
The Group provides various integrated end-to-end financial technology services which include e-money services. The Group enables access to digital platform application for users to make payments for their transactions. The Group earns transaction fees that are charged to merchants on a transaction basis for rendering these services. The transaction fee is either a fixed fee for each transaction or a fixed percentage of the payment amount. The Group also charges payment fee to users for convenience when transacting using the Group’s platforms. The recognition of revenue coincides with the payment transaction processed on the digital platform between users.
Revenues from peer-to-peer lending
The Group provides platform for peer-to-peer lending mechanism, which aims to bridge lender and borrower through innovative and safe platform without the intermediaries of banks and other financial institutions. The Group receives platform fees for facilitating servicing of loans on behalf of lenders, including managing payments and collections from borrowers and payments to those lenders. The platform fees are determined based on the agreement between the Group and the lenders. The Group earns a platform fee for every transaction of disbursement and repayment of borrowing executed on its digital platform.
Revenues from remittances
In a money transfer, the Group has one performance obligation as the customer engages the Group to perform one integrated service which typically occurs within minutes — collect the customer’s money and make funds available for payment to a designated person in the currency requested. The Group recognizes revenue upon completion of the following: (i) the customer’s acknowledgment of the Group’s terms and conditions and payment information has been received by the Group, (ii) the Group has agreed to process the money transfer, (iii) the Group has provided the customer a unique transaction identification number, and (iv) funds are available to be picked up by the customer’s designated receiving party. The transaction price is comprised of a transaction fee basis the rate agreed with the customers.
Trade receivables, contract assets and contract liabilities
A contract with a customer creates legal rights and obligations. As the Group renders services pursuant to a customer contract, an unconditional right to receive consideration is considered as a trade receivable. If the Group’s right to consideration for such performance is contingent upon a future event or satisfaction of additional performance obligations, the amount of revenues recognized in excess of the amount billed to the customer is recognized as a contract asset. Contract liabilities represent consideration received from customers in excess of revenues recognized. Contract assets and liabilities are presented net at the individual contract level in the consolidated balance sheet and are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations.
o.
Sales and marketing expenses

Expenses incurred to promote Company’s brand, products and services are recognized in sales and marketing expenses in the consolidated income statements. Advertising expenses and Others expenses that are incurred to promote DigiAsia’s brand, products and services, include expenses on digital marketing and certain offline marketing assets placed at merchants such as signage, standees and others. The timing of recognition is dependent on the type of sales or marketing expense.
p.
Interest income and expense recognition

Interest income is recognized on an accrual basis using the effective interest method. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset except for financial assets that subsequently become credit impaired. For credit-impaired financial assets the effective interest rate is applied to the net carrying amount of the financial asset (after deduction of the loss allowance).
Interest expense is recognized on an accrual basis using the effective interest method.
q.
Leases

The Group leases office space. Rental contracts are typically made for fixed periods of 2 years but may have extension options. Leases are negotiated on an individual basis and contain a wide range of different terms and conditions. The agreements do not impose any covenants.
Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of remaining lease payments over the balance lease term. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to consolidated statements of income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.
Lease liabilities include the net present value of the following lease payments:
a)
Fixed payments (including in-substance fixed payments), less any lease incentives receivable.

b)
Variable lease payments that are based on an index or a rate, amounts expected to be payable by the lessee under residual value guarantees.

c)
The exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and

d)
Payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.

The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Group’s incremental borrowing rate.
Right-of-use assets are measured at cost comprising the following:
a)
The amount of the initial measured of lease liability,

b)
Any lease payments made at or before the commencement date less any lease incentives received, any initial direct costs, and restoration costs.

Lease expense is recognized on a straight-line basis over the lease term for operating leases.
ASC 842 requires the Group to apply guidance on impairment of long-lived assets in ASC 360 to right-of-use assets. Therefore, right-of-use assets must be monitored for impairment, like other long-lived nonfinancial assets, regardless of whether the lease is an operating lease or a finance lease. When impairment indicators exist, an asset (asset group) should be tested to determine whether there is an impairment.
We evaluate each of our lease and service arrangements at inception to determine if the arrangement is, or contains, a lease and the appropriate classification of each identified lease. A lease exists if we obtain substantially all of the economic benefits of, and have the right to control the use of, an asset for a period of time. Right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease agreement.

We consider a termination or renewal option in the determination of the lease term when it is reasonably certain that we will exercise that option. Because our leases generally do not provide a readily determinable implicit interest rate, we use an incremental borrowing rate to measure the lease liability and associated right-of-use asset at the lease commencement date. The incremental borrowing rate used is a fully collateralized rate that considers our credit rating, market conditions and the term of the lease at the lease commencement date.
r.
Income taxes

The Group is subject to income taxes in the Singapore and Indonesia. Significant judgement is required in determining the provision for income taxes in each of these jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax assets and liabilities in the period in which such determination is made.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is not more likely than not. Changes in valuation allowance from period to period are reflected in the consolidated income statements of the period of change. Tax benefits of deductions earned on exercise of employee stock options in excess of compensation charged to earnings are credited to additional paid-in-capital.
s.
Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, who is responsible for allocation of resources and assessing performance of the operating segments and make strategic decisions. The Group’s chief operating decision makers have been identified as the directors of the Company, who review the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole.
The Group operates in one single segment: Digital Services. The Group does not distinguish reportable segments by geographical market Since the group has operations only in Indonesia.
t.
Subsequent events

Post year-end events that provide additional information about the Group’s position at the reporting date (adjusting events) are reflected in the consolidated financial statements. Post year-end events that are not adjusting events are disclosed in the consolidated financial statements when material.
u.
Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. The Group also discloses a range of exposure to incremental loss when such amounts can be estimated and is reasonably possible to occur in future periods. In estimating the Group’s exposure to loss contingencies, if an amount within the estimated range of loss is the best estimate, that amount will be accrued. However, if there is no amount within the estimated range of loss that is the best estimate, the Group will accrue the minimum amount within the range and disclose the amount up to the high end of the range as an exposure to incremental loss, if such amount is considered reasonably possible. Such estimates are based on the best information available at the time. As additional information becomes available, the Group reassess the potential liability and records an adjustment to its estimate in the period in which the adjustment is probable and an amount or range can be reasonably estimated. The determination of an expected contingent liability and associated litigation expense requires the Group to make assumptions related to the outcome of these matters. Due to the inherent uncertainties of loss contingencies, the Group’s estimates may be different than the actual outcomes.

Contingent assets are not recognized in the consolidated financial statements but disclosed when an inflow of economic benefits is probable.
v.
Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Group’s financial statements.
w.
Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Such estimates may include, among other items, those related to allowance for doubtful accounts, useful lives of property and equipment and intangibles, estimates for post-employment benefit liabilities, current and deferred tax provisions, impairments, fair value measurements, employee stock compensation expenses and certain accrued liabilities. Actual results could differ from those estimates and those differences may be material.
Note 3   Revenues
The following tables present a disaggregation of revenues from contracts with customers for the three months ended March 31, 2023 and year ended December 31, 2022:
	Three Months ended March 31, 2023	Year ended December 31, 2022
API Services	$15,553,434	$38,920,023
Other services	346,410	3,531,576
Total	$15,899,844	$42,451,599
The Group earns its revenues from customers in Indonesia, its primary geographical market.
ASC 606 requires that each customer arrangement should be assessed whether revenue is recognized at a point in time or over time. For the three months ended March 31, 2023 and year ended December 31, 2022, substantially all of Group’s revenues are recognized over time.
There are no contract liabilities as of March 31, 2023 and December 31, 2022 respectively. During the year ended December 31, 2022, revenue was recognized of $2,335,236 that was included in the contract liability balance at the beginning of the year. There is no remaining performance obligation as of March 31, 2023 and December 31, 2022.
Note 4   Sales and marketing
	Three Months ended March 31, 2023	Year ended December 31, 2022
Merchant onboarding and retention cost	$13,197,191	$39,052,081
Advertising cost	—	59,258
Others	64,308	600,520
Total	$13,261,499	$39,711,859

Note 5   General and administrative
	Three Months ended March 31, 2023	Year ended December 31, 2022
Employee benefits expense	$873,764	$4,233,672
Professional fees	249,660	1,326,629
IT and maintenance	162,745	1,039,522
Rental	25,734	109,652
Others	60,672	389,182
Total	$1,372,575	$7,098,657
Note 6   Non-operating income
	Three Months ended March 31, 2023	Year ended December 31, 2022
Interest income	$8,153	$44,535
Others	20,665	32,039
Total	$28,818	$76,574
Note 7   Income Tax
a.
Income tax expense

The income tax expense for the three months ended March 31, 2023 and year ended December 31, 2022 was Nil.
b.
Deferred tax

Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates. Deferred income taxes as of March 31, 2023 and December 31, 2022, reflect the effect of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of March 31, 2023 and December 31, 2022, principal components of deferred tax items (excluding valuation allowance) were as follows:
	Three Months ended March 31, 2023
	Balance at beginning of year	Benefit (expense) to consolidated statements of income	Benefit (expense) to consolidated statements of other comprehensive income	Exchange differences	Balance at end of year
Deferred tax assets/(liabilities):
Fiscal loss	$4,301,307	$(1,137,350)	$—	$13,213	$3,177,170
Allowance for impairment of receivables	127,484	—	—	4,263	131,747
Employee benefit liabilities	87,752	25	—	(12,967)	74,810
Others, net	(33,039)	303	—	(5,982)	(38,719)
Deferred tax assets	$4,483,504	$(1,137,022)	$—	$(1,473)	$3,345,008
Less: Valuation allowance	$4,483,504				$3,345,008
Net deferred tax assets	—				—

	Year ended December 31, 2022
	Balance at beginning of year	Benefit (expense) to consolidated statements of income	Benefit (expense) to consolidated statements of other comprehensive income	Exchange differences	Balance at end of year
Deferred tax assets/(liabilities):
Fiscal loss	$5,564,558	$(792,610)	$—	$(470,641)	$4,301,307
Allowance for impairment of receivables	140,458	—	—	(12,974)	127,484
Employee benefit liabilities	66,398	26,713	(1,837)	(3,522)	87,752
Others, net	(29,119)	(6,991)	—	3,071	(33,039)
Deferred tax assets	$5,742,295	$(772,888)	$(1,837)	$(484,066)	$4,483,504
Less: Valuation allowance	$5,742,295				$4,483,504
Net deferred tax assets	—				—
The valuation allowance balance at March 31, 2023 and December 31, 2022 primarily related to the Group’s ability to recognize future tax benefits associated with losses related to group entities in Indonesia and Singapore. The recognition of the losses is dependent on the timing and character of future taxable income in the applicable jurisdictions. As of March 31, 2023 and December 31, 2022 the Group had tax effected net operating loss carry forwards of $11,846,599 and $15,157,779, respectively. The majority of the net operating losses can be carried forward up to 5 years.
Note 8   Loss per share
Loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock and potentially dilutive common stock outstanding for the period. The calculation of diluted net loss per share excludes all anti-dilutive common shares. During periods when we report net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items would decrease the net loss per share.
The following table sets forth the computation of loss per share for the periods indicated:
	Three Months ended March 31, 2023	Year ended December 31, 2022
Numerator:
Loss for the year	$(2,429,244)	$(4,241,192)
Denominator:
Weighted average shares of common stock – basic	11,230	11,230
Common stock equivalents(1)	—	—
Weighted average shares of common stock – diluted	11,230	11,230
Basic and diluted loss per share	$(216.32)	$(377.67)

(1)
The anti-dilutive shares related to preferred stock and other stock committed to be issued are excluded from the computation of weighted-average number of shares — diluted were 1,825 and 1,693 for three months ended March 31, 2023 and year ended December 31, 2022, respectively, as their inclusion would have an anti-dilutive effect on (loss) per share.

Note 9   Non-Marketable Equity Securities
At March 31, 2023 and December 31, 2022, the carrying value of the Group’s investments in equity securities without readily determinable fair values totaled $12,466,813 and $11,179,325, respectively. For the three months ended March 31, 2023 and year ended December 31, 2022, there were no adjustments to the carrying value of equity securities without readily determinable fair values.
For all equity securities without readily determinable fair values as of March 31, 2023 and December 31, 2022, the Group has elected the measurement alternative. As of March 31, 2023 and December 31, 2022, under the measurement alternative election, the Group did not identify any fair value adjustments using observable price changes in orderly transactions for an identical or similar investment of the same issuer.
The Group’s investment in non-marketable equity securities in joint ventures are measured under equity method:
As of March 31, 2023 and December 31, 2022, the details of investment in joint venture accounted for using equity method is as follows:
Name of joint venture entity	Domicile	Primary activity	Percentage of direct ownership	Investment amount
PT Platform Prabayar Nusantara (PT PPN)	Indonesia	Other financial services support	24.90%(1)	$53,197

(1)
Direct ownership of PT DAB with PT PPN

The movementof investment in joint venture accounted for using equity method are as follows:
	Three Months ended March 31, 2023
	Balance at beginning of year	Investment in current year	Share in income of joint venture	Other comprehensive income	Balance at end of year
PT PPN	$53,094	—	$103	$—	$53,197
	Year ended December 31, 2022
	Balance at beginning of year	Investment in current year	Share in income of joint venture	Other comprehensive income	Balance at end of year
PT PPN	$52,828	—	$266	$—	$53,094
The summary of aggregate financial information of the joint venture is as follows:
	March 31, 2023	December 31, 2022
Total assets	$202,914	$193,886
Total liabilities	332	318
Total revenues	—	—
Total profit	417	1,009
Total other comprehensive income	—	—
Group’s share in total comprehensive income (24.90%)	103	266
Note 10   Property and equipment
	March 31, 2023	December 31, 2022
Equipment	$267,383	$240,062
Less accumulated depreciation	(244,473)	(231,175)
Total	$22,910	$8,887

Depreciation expense on property and equiment amounting to $ 1,097 and $ 17,008 in three months ended March 31, 2023 and year ended December 31, 2022 are charged to “Depreciation and Amortization” in the consolidated income statements.
Note 11   Intangible assets
	March 31, 2023	December 31, 2022
License	$20,000,000	$20,000,000
Software	2,506	2,352
Software under development	66,515	—
	20,069,021	20,002,352
Less accumulated amortization	(6,188,817)	(5,688,651)
Total	$13,880,204	$14,313,701
Amortization expense on license amounting to $ 500,000 and $ 2,000,000 in three months ended March 31, 2023 and year ended December 31, 2022 is charged to “Cost of revenue” and amortization expense on softwares amounting to $ 121 and $ 498 in three months ended March 31, 2023 and year ended December 31, 2022 is charged to “Depreciation and Amortization” in the consolidated income statements.
As of March 31, 2023, expected amortization expense for the unamortized finite-lived intangible assets for the next five years and thereafter is as follows:
2023 (9 months)	$1,500,368
2024	2,006,441
2025	2,000,923
2026	2,000,491
2027	2,000,491
Thereafter	4,304,975
Total	$13,813,689
License
During the year 2019, the Group executed a term sheet with Interchange Payment Group Holdings Limited (IPGH) and entered into a share subscription agreement in February 2020, pursuant to which IPGH had subscribed for allotment and issuance of 2,626 new ordinary shares in the Company for a subscription price of USD 20,000,000, the amount of which shall be fully settled by delivery of promissory note for an equivalent amount duly executed by IPGH in favor of the Company to pay the principal amount irrevocably and unconditionally and shall be due and payable on the date of completion of the Acquisition or on such date as may be mutually agreed in writing between IPGH and the Group.
Further during February 2020, the Company (“Acquirer”) entered into an agreement to acquire 100% shares of Migrant lifeline Technologies Private Limited (“Acquiree” or “IPGH SPV”) held by IPGH for an aggregate consideration of USD 20,000,000 in accordance with the terms and conditions of the agreement. The payment for acquisition price was to be settled by presentation of promissory note issued for subscription of shares as stated in the paragraph above. The consideration payable by the company on completion shall be fully set-off against the outstanding amount of USD 20,000,000 payable by IPGH under promissory note and shall constitute full and final satisfaction and discharge of all of the acquirer payment obligation in respect of the consideration.
The IPGH SPV only holds an intangible right i.e., sublicense right received from IPGH in accordance with the Interchnage Strategic Alliance Agreement, which is considered as the only single identifiable asset consisting solely of a non-exclusive, royalty-free, perpetual, irrevocable, sub-licensable, non-transferable license to use the System and work product solely within the territory subject to certain conditions. Accordingly, the acquisition of IPGH SPV by the Group does not constitute a business and the transaction has been accounted for as an asset acquisition at the value of USD 20,000,000.
Note 12   Accounts receivables
	March 31, 2023	December 31, 2022
Receivable from customers	$7,359,097	$257,061
Total	$7,359,097	$257,061
Account receivables are from third parties, are non-interest bearing and are generally due for payment within 0 – 90 days. They are recognised at their original invoice amounts which represent their fair values on initial recognition.
Note 13   Loans
	March 31, 2023	December 31, 2022
Loans	$3,112,582	$2,347,243
Total	$3,112,582	$2,347,243
Loans to third parties are advances made by the Group for working capital and other requirements. These loans are non-interest bearing and are considered as current in nature.
Note 14   Other current assets
	March 31, 2023	December 31, 2022
Prepayments, advances, and deposits*	$1,966,162	$952,604
Other assets	—	6,930
Total	$1,966,162	$959,534

*
Includes certain deposits under lien towards bank overdraft and corporate credit card facility

Note 15   Cash and cash equivalents and restricted cash
Cash and cash equivalents
	March 31, 2023	December 31, 2022
Cash in banks
Indonesian Rupiah	$739,140	$464,401
United States Dollar	259,636	59,379
Total	$998,776	$523,780
Restricted cash
	March 31, 2023	December 31, 2022
Restricted cash
Indonesian Rupiah	$1,290,008	$1,354,083
Total	$1,290,008	$1,354,083

Note 16   Leases
The Group leases office space from third party, with a lease period starting from January 1, 2020, until May 31, 2023.
Right-of-use assets and lease liabilities consisted of the following:
	March 31, 2023	December 31, 2022
Asset:
Right-of-use asset	$14,084	$55,364
Liabilities:
Current portion of lease liabilities	$13,666	$28,724
Non-current portion of Lease liabilities	—	—
Total	$13,666	$28,724
The weighted-average remaining lease term for operating lease as of March 31, 2023 and December 31, 2022 is 2 months and 5 months, respectively, the weighted-average discount rate used in the measurement of operating lease liability is 12.00%.
As of March 31, 2023, maturities of operating lease liability is as follows:
Period ending December 31, 2023	$14,097
14,097
Imputed interest	(431)
$13,666
Operating lease cost in the consolidated income statements for the three months ended March 31, 2023 and year ended December 31, 2022 amounted to $ 18,673 and $ 76,563 respectively is included in “General and administrative costs”.
Expense relating to short-term leases for the three months ended March 31, 2023 and year ended December 31, 2022 amounted to $ 7.061 and $ 33,089 respectively is included in “General and administrative costs.”
Cash paid for amounts included in the measurement of operating lease liabilities for the three months ended March 31, 2023 and year ended December 31, 2022 amounting to $ 18,673 and $76,563 respectively, is included as a component of cash provided by operating activities in the consolidated statement of cash flows,
Note 17   Trade payables
	March 31, 2023	December 31, 2022
Payable to employees	$36,051	$220,064
Trade payables	10,775,091	6,725,289
Total	$10,811,142	$6,945,353
Trade payables come from third parties and are generally on 0-90 days terms. They are recognised at their original invoice amounts which represent their fair values on initial recognition.
Note 18   Accrued expenses and others
	March 31, 2023	December 31, 2022
Accrued expenses and others	$1,315,398	$297,729
Total	$1,315,398	$297,729

Accrued expenses comes from amount payable for operating expenses and are generally on 30 days terms.
Note 19   Short-term borrowings
PT Bank Rakyat Indonesia (Persero) Tbk.
On October 13, 2020, based on Cooperation Agreement, PT DAB obtained unsecured corporate credit card facility from PT Bank Rakyat Indonesia (Persero) Tbk, with maximum amount of Rp 3.75 billion (equivalent to USD 248,971), repayable on demand.
The outstanding balance from the facility amounted to $151,748 and $239,381 as of March 31, 2023, and December 31, 2022 respectively.
PT Bank Sahabat Sampoerna
On March 25, 2021, based on loan agreement PT Bank Sahabat Sampoerna, agreed to give overdraft facility loan to PT RPM with maximum amount of Rp 5 billion (equivalent to USD 331,961), repayable on demand.
In 2023 and 2022, the credit facility bears floating interest rate at 18% per annum.
The credit facilities are secured with Alexander Rusli’s letter of comfort and a margin deposit of 30% of the usable limit.
The outstanding balance from the facility amounted to $16,597 and $203,928 as of March 31, 2023 and December 31, 2022 respectively.
Nextinfinity Holding Pte. Ltd.
The Group has availed a secured borrowing facility of USD 4,800,000, towards operating expenses incurred in the ordinary course of business and costs and expenses incurred by the group in the preparation, execution and completion of the Business Combination. The facility is subject to certain financial covenants, and has repayment terms and conditions linked to completion of the business combination and other related events.
Note 20   Long-term debt
	March 31, 2023	December 31, 2022
Convertible loan note	$—	$4,485,577
Others	240,564	531,557
Total	$240,564	$5,017,134
Convertible Loan Note
On July 22, 2022, July 25, 2022, and October 21 2022, the Company has entered into a Convertible loan note (“CLN”) with multiple investors for an aggregate principal amount up to $ 4,500,000. The CLNs does not carry any interest and shall mature on the last day of 24th month after issue date (“Maturity Date”) or such extended period as the Parties may agree in writing.
Subject to a Qualified Financing occurring on or before the Maturity Date and compliance with the Conditions, the principal amount of the CLN shall, upon completion of the Qualified Financing, be automatically converted into duly authorized, validly issued, fully paid and unencumbered Common Stock at the relevant Conversion Rate (which lower of the issue price of the qualified financing and valuation cap price per share).
In the event the Company completes an equity financing which does not qualify as a Qualified Financing prior to the Maturity Date, then the Convertible Noteholder with the agreement of the Company shall be entitled to require all the convertible loan notes issued as part of the Convertible Loan Notes Series to be converted into Common Stock at the relevant Conversion Rate.
If no Qualified Financing shall occur on or before the Maturity Date, the Convertible Noteholder may, at its discretion, extend the Maturity Date by a further twelve (12) months. On the Maturity Date or extended Maturity Date (as the case may be), the principal amount of the Convertible Loan Note shall automatically be converted into the Common Stock at the relevant Conversion Rate on the Maturity Date or extended Maturity Date (as the case may be).
However, in the event the Issuer wishes to consummate a Deemed Liquidity Event (including change of control conversion), the Convertible Noteholder may elect to:
(a)
convert the principal amount of the Convertible Loan Note into duly authorised, validly issued, fully paid and unencumbered Common Stock at the relevant Conversion Rate; or

(b)
require the Issuer to repay the principal amount of the Convertible Loan Note.

The Company has adopted a policy choice of not accounting for the said hybrid instrument under Fair Value Option. Further, the said embedded conversion feature is not required to be bifurcated and recognized separately under ASC 815, “Derivatives and Hedging”. Accordingly, pursuant to requirements of ASC 470, “Debt”, the convertible debt including the conversion feature has been recognized as a liability in its entirety i.e. single unit of debt. The Company has recorded the liability at the transaction price on the date of issuance of the debt which is being subsequently being carried at amortized cost. There is no debt issuance cost incurred on issuance the said CLN.
During the three months ended March 31, 2023, the Company has entered into share subscription agreement(s) with the said parties to issue 132 shares amounting to USD 4,465,829. The subscription price payable has been fully offset against the outstanding amount of the Convertible loan note. The Company is in process of allotment of common stock to aforementioned parties. Pending such allotment of the common stock, the amounts have been disclosed in the statement of changes in stockholder’s equity as additional paid in capital.
Others
Other loans comprise of unsecured loans from third parties which carry interest rates of 0% – 3% p.a. and repayable after 12 months.
Note 21   Post-employment benefits liabilities
The Group provides post-employment benefits liabilities according to local requirements in Indonesia.
Reconciliation of post-employment benefits liabilities is as follows:
	March 31, 2023	December 31, 2022
Balance at beginning of year	$417,673	$338,434
Components recognized in profit or loss	29,615	105,736
Components recognized in other comprehensive income	—	11,153
Foreign exchange translation adjustment	22,703	(37,650)
Balance at end of year	$469,991	$417,673

Details of post-employment benefits expense recognized in Consolidated Statements of Income and Consolidated Statements of Comprehensive Loss are as follows:
	Three Months ended March 31, 2023	Year ended December 31, 2022
Current service cost	$29,615	$89,425
Past service cost	—	(7,319)
Interest cost	—	23,630
Components recognized in profit or loss	$29,615	105,736
Components recognized in other comprehensive income	$—	$11,153
The Group recognized post-employment benefits liabilities using actuarial “Projected Unit Credit” method and the following main assumptions:
	March 31, 2023	December 31, 2022
Normal retirement age	56 years	56 years
Discount rate	7.00-7.25% per year	7.00-7.25% per year
Salary increase rate	7.00% per year	7.00% per year
Mortality rate	TMI IV – 2019	TMI IV – 2019
Resignation rate	10% up to age of 30 and linearly decrease to 0% at the age of 56	10% up to age of 30 and linearly decrease to 0% at the age of 56
The management has reviewed the assumptions and agrees that these assumptions are adequate. The management believes that the liability recognized is sufficient to cover the Group’s liability for its defined benefit plan.
The following benefit payments, which reflects expected future service, as appropriate, are expected to be paid in the following periods:
2023	$7,249
2024	25,966
2025	13,136
2026	110,510
2027	35,925
2028 – 2032	681,250
Note 22   Common stock
	March 31, 2023	December 31, 2022
Common stock	$39,483,703	$39,483,703
Total	$39,483,703	$39,483,703
There are no stocks repurchased as of March 31, 2023 and December 31, 2022.
Note 23   Preferred stock
Series A preferred stock as of March 31, 2023 and December 31, 2022, consisted of the following:
	Share issued and outstanding	Issuance price per share	Carrying value
Series A	1,404	$17,809	$25,004,125

At March 31, 2023 and December 31, 2022, there were 1,404 shares of Series A Preferred Stock outstanding. The Series A preferred stock ranks senior to all classes of the Company’s common stock with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up of the Company’s affairs. Series A preferred stock has no maturity date, and the Group is not required to redeem the shares at any time, except in the case of redemption of the Convertible Loan Agreements of the consolidated VIE, which is in control of the Group. Series A preferred stock may be converted into shares of the Company’s common stock, anytime at the option of the holder, in certain limited circumstances such as a change of control. Each share of Series A preferred stock is convertible into such number of fully paid Ordinary Shares as is determined by dividing the applicable Subscription Price Per Share (as appropriately adjusted for any subdivisions, consolidations, share dividends, or similar recapitalizations at lower than the conversion price). The necessary conditions to convert the Series A preferred stock to common stock have not been met as of period end. Therefore, Series A preferred stock will not impact the Company’s earnings per share. In general, Series A preferred stockholders have voting rights at general meetings in the same manner as holders of Ordinary Shares on an as-converted basis and not as a separate class, unless otherwise specified in the Constitution or required by Law.
Note 24   Additional paid in capital
During the year 2022, the group issued a promissory note to PT Reliance Sekuritas Indonesia Tbk and PT Usaha Pembiayaan Reliance Indonesia for amount equivalent to USD 9,000,000 carrying an interest rate of 24% p.a. Subsequently during the year the Company also entered into a share subscription agreement with the said parties to issue 289 shares amounting to USD 10,000,000. The subscription price payable has been fully offset against the outstanding amount of the promissory note along with interest thereon aggregating to USD 10,000,000. The Company is in process of allotment of common stock to aforementioned parties. Pending such allotment of the common stock the amounts have been disclosed in the statement of changes in stockholder’s equity as additional paid in capital.
During the year 2022, the Company has entered into a Convertible loan note (“CLN”) with multiple investors for an aggregate principal amount up to $ 4,500,000. Subsequently during the three months ended March 31, 2023, the Group has entered into share subscription agreement(s) with such investors to issue 132 shares for the outstanding amount of USD 4,465,829. The subscription price payable has been fully offset against the outstanding amount of the Convertible loan note. The Company is in process of allotment of common stock to aforementioned parties. Pending such allotment of the common stock the amounts have been disclosed in the statement of changes in stockholder’s equity as additional paid in capital.
Note 25   Stock based compensation
In 2018, the Company’s existing shareholder transferred 901 shares to Chipping Hills Inc., a special purpose entity incorporated for the purpose of holding and issuing employees stock options to employees.
The employee share option expense presented in the additional paid-in capital represents the equity-settled share options granted to management and employees. The balance comprises of the cumulative value of service received from employees recorded over the vesting period commencing from the grant date of equity-settled share options and is reduced by the exercise of the share options.
The share options granted are pursuant to the Company’s Stock Option Plan adopted by the Company with a vesting period up to 36 months.
The following table summarizes the change in unvested employee share options for the three months ended March 31, 2023 and year ended December 31, 2022:
	March 31, 2022	December 31, 2022
Unvested shares at beginning of year	57.28	196.89
Granted	—	16.23
Vested	(36.98)	(155.84)
Unvested shares at end of year	20.30	57.28

The Company has recognized compensation expense for stock options of $95,582 and $1,095,635 during the three months ended March 31, 2023 and year ended December 31, 2022, respectively. As of March 31, 2023, we had $104,277 of unrecognized compensation expense related to unvested stock options that we expect to recognize over a weighted-average period of 2.75 years.
There were no options granted during the three months ended March 31, 2023. The fair value of each employee share options granted during the years ended December 31, 2022 amounted to $34,609. The fair values for share options granted to employees during the year were based on the latest value of shares from the financing round in the year of grant.
The Group does not have statutory or constructive obligations to purchase or repay options by cash.
Note 26   Non-controlling interest
The following table presents the movement of non-controlling interest as follows:
	March 31, 2023	December 31, 2022
Balance at beginning of year	$(40,425,791)	$(36,274,963)
Profit/(Loss) for the year	2,912,378	(3,671,104)
Other comprehensive income/(loss) for the year	285,373	(479,723)
Balance at end of year	$(37,228,040)	$(40,425,791)
Note 27   Variable interest entity
The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. An entity is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
As of March 31, 2023 and December 31, 2022, the Company had interests in one VIE (as described below) of which the Company is the primary beneficiary. The Company had no interest in VIEs of which the Company was not the primary beneficiary.
The Group has various arrangements with the entities, including convertible loan agreements, equity pledge arrangements and certain contracts which enable the group to receive substantially all of the economic benefits from these entities. Basis these arrangements individually and/or in combination and considering other facts these entities have been evaluated as Variable Interest Entities (VIEs) and the group as the primary beneficiary.
PT Digi Asia Bios (PT DAB) — PT DAB is a legal entity in Indonesia owned by Alexander Steven Rusli as a 97.66% shareholder and 2.34% by Koperasi Simpan Pinjam Solusi Pasti Indonesia. The Company has provided a convertible loan to PT DAB. PT DAB may request for repayment of the loan on demand, or by full conversion assuming the relevant laws in Indonesia permit the entire issued share capital of PT DAB to be held by foreign investors. PT DAB has been evaluated as a Variable Interest Entity and the Company is a primary beneficiary and consolidates PT DAB since it has the power to direct activities that most significantly impact PT DAB’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.
PT DAB has 2 subsidiaries namely PT Tri Digi Fin (PT TDF) in which PT DAB holds 96.2% shares and PT Digital Distribusi Logistik Nusantara (PT DDLN) in which PT DAB holds 90% shares. The financial information for these subsidiaries are aggregated within the summary financial information table below.
Further, as of March 31, 2023 and December 31, 2022, PT DAB had interests in two VIEs (as described below) of which the PT DAB is the primary beneficiary.

PT Solusi Pasti Indonesia (PT SPI) — PT SPI is a legal entity in Indonesia owned by PT Solusi Unggulan Indonesia as a 99% shareholder and 1% by PT Putera Bersama Investama. PT DAB has provided a convertible loan to PT SPI. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT SPI has been evaluated as a Variable Interest Entity and PT DAB is a primary beneficiary and consolidates PT SPI since it has the power to direct activities that most significantly impact PT SPI’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.
PT Reyhan Putra Mandiri (PT RPM) — PT RPM is a legal entity in Indonesia owned 93.75% by PT Digi Investama Asia as a 93.75% shareholder and 6.25% by PT Digi Asia Bios. PT DAB has provided a convertible loan to PT RPM. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT DAB has also entered into a co-operation agreement with PT RPM wherein PT DAB is entitled to receive 99% of net profits of PT RPM. PT RPM has been evaluated as a Variable Interest Entity and PT DAB is a primary beneficiary and consolidates PT RPM since it has the power to direct activities that most significantly impact PT RPM’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.
The following table present information about the assets and liabilities of our consolidated VIEs which are presented within our Consolidated Balance sheet in the respective asset and liability categories. Additionally, the assets and liabilities in the table below exclude intercompany balances that eliminate in consolidation:
	March 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$739,140	$464,401
Restricted cash	1,290,008	1,354,083
Account receivables	7,359,097	257,061
Loans	4,637,002	4,186,897
Other current assets	1,514,917	961,679
Non-marketable equity securities	10,529,365	9,241,774
Right-of-use asset	14,084	55,364
Property and equipment, net	22,910	8,887
Intangible assets, net	67,875	1,372
Total assets	26,174,398	16,531,518
Liabilities:
Trade payables	10,781,838	6,722,138
Accrued expenses and others	316,723	248,387
Lease obligations	13,666	28,724
Post-employment benefit liabilities	469,991	417,673
Short-term borrowings	168,345	333,309
Taxes payable	72,936	70,277
Long-term debt	39,249,416	35,127,714
Total liabilities	51,072,915	42,948,222
Total net assets	$(24,898,517)	$(26,416,704)
Note 28   Related party transactions
In the normal course of business, the Group conducted certain transactions with related parties.
Nature of relationship
a.
Key management includes Alexander Steven Rusli and Prashant Gokarn.

b.
PT Digi Asia Bios holds 24.90% of ownership in PT Platform Prabayar Nusantara, a corporate joint venture entity.

Transactions
During the three months ended March 31, 2023 and year ended December 31, 2022, the Group has paid remuneration of USD 70,589 and USD 282,470 to its key management.
During the year ended December 31, 2022, the Group obtained a loan of USD 133,500 from its joint venture entity PT Platform Prabayar Nusantara. During the three months ended March 31, 2023, the same has been repaid. The outstanding amount of loan as at March 31, 2023 and December 31, 2022, is USD Nil and USD 133,500, respectively.
As at March 31, 2023 and December 31, 2022, Alexander Steven Rusli has given a letter of comfort for the credit facilities obtained by the Group.
During the three months ended March 31, 2023 and year ended December 31, 2022, certain advances were received from key management of USD 12,662 and USD 158,923. During the three months ended March 31, 2023, all the advances has been repaid. The outstanding amounting as at March 31, 2023 and December 31, 2022 was USD Nil and USD 158,923 respectively.
During the year ended December 31, 2022, certain advances for business expenses were given to key management, the outstanding amount as at March 31, 2023 and December 31, 2022 was USD 54,840 and USD 52,508 respectively.
Note 29   Segment Information
The Group operates in single segment i.e., Digital Services.
For the purpose of internal reporting and management’s operation review, the chief operating decision makers and management personnel do not segregate the Group’s business by product or service lines. Hence, the Group has only one operating segment. In addition, the Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s assets and liabilities are substantially located at one location, substantially all revenues are earned and substantially all expenses are incurred in Indonesia, accordingly, no geographical segments are presented.
The percentage of the Group’s operating revenues derived from one major customer for the three months ended March 31, 2023 and year ended December 31, 2022 is 75% and 87% respectively.
Note 30   Commitments and Contingencies
For discussion regarding the Group’s operating lease commitments, see “Note 15 Leases”.
Apart from the commitment mentioned above, Group is not subject to any commitment and contingencies in the ordinary course of business as at March 31, 2023 and December 31, 2022, respectively.
Note 31   Business combination agreement
On January 5, 2023, the Company has entered into a Business Combination Agreement, which was further amended on June 22, 2023, with Stone Bridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”) and, Stone Bridge Acquisition Pte. Ltd., a Singapore private company limited by shares, and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”) and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd. will amalgamate with the Company, with the Company surviving the amalgamation as a wholly owned subsidiary of the Acquiror (the “Business Combination”). Immediately following the Amalgamation, the Amalgamated Company will be the holder of 99.99% of the issued and outstanding capital stock of PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia (“PT DAB”), currently been consolidated under variable interest entity model.

In connection with the execution of the Business Combination Agreement, certain shareholders of the Company entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and the Company pursuant to which such shareholders agreed to vote all shares of the Company beneficially owned by them in favor of the Amalgamation.
In connection with the Transactions, StoneBridge, the Company and certain shareholders of the Company who will receive PubCo ordinary shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.
Prior to the consummation of the transactions, certain shareholders of the Company, including all executive officers, heads of business lines and directors of the Company as well as any other existing shareholder of the Company holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with the Company and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain shareholders of the Company and the Sponsor, each agree, subject to certain customary exceptions, not to:
(i)
sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)

(ii)
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or

(iii)
publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Immediately prior to the effective time of the Amalgamation (the “Effective Time”), each of the issued and outstanding series A preferred shares of the Company (the “DigiAsia Preferred Shares”) shall be converted into the Company ordinary shares (the “DigiAsia Ordinary Shares”) in accordance with the governing documents of the Company (the “DigiAsia Preferred Shares Conversion”). All DigiAsia Preferred Shares converted into DigiAsia Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of DigiAsia Preferred Shares shall thereafter cease to have any rights with respect to such securities.
Note 32   Subsequent events
The Group has evaluated subsequent events through the date these financial statements were available for issuance and determined that other than the items disclosed below, there were no subsequent events that would require adjustment or disclosure.
Shareholder Loan Advance
Subsequent to three months ended March 31, 2023, DigiAsia entered into shareholder loan advance agreement (“Shareholder Loan”) with Pay Square Capital Pte. Ltd. (“Pay Square”), in the aggregate amount of $3.0 million. Such Shareholder Loan facility prescribes, inter alia, for the application of disbursed facility amount towards shareholder advance to DigiAsia which can use such amount, among other things, towards operating expenses incurred in the ordinary course of business and costs and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination. The Shareholder Loan facility shall bear interest at a rate of 1.5% per month. In the event of default, the default interest rate shall be 0.5% per month higher.
The Shareholder Loan is repayable at the earliest of (i) one year after the date of the receipt of loan amount, (ii) completion of the proposed De-SPAC on the NASDAQ and the commencement of the listing of Pubco’s shares, (iii) the public listing of DigiAsia and/or any member of the group on any internationally recognized stock exchange, or (iv) completion by DigiAsia, of any transaction or series of transaction which raises fund and/or capital in the form of equity or debt or otherwise, in an aggregate amount of not less than $10 million.
Loan from Key Management
Subsequent to three months ended March 31, 2023, the group has received certain interest free unsecured loans from key management which are to be utilized for meeting operating expenses incurred in the ordinary course of business and costs and expenses incurred by in preparation, execution and completion of the Business Combination.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The New PubCo Charter shall provide that every director and officer (but not including the company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of PubCo against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of PubCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning PubCo or PubCo’s affairs in any court whether in the Cayman Islands or elsewhere.
PubCo also plans to enter into indemnification agreements with its directors under law, pursuant to which PubCo will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was PubCo’s director or officer. Except with respect to expenses to be reimbursed by PubCo in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, PubCo’s obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.
In addition, PubCo maintains, and is obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to PubCo’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to PubCo with respect to payments which may be made by PubCo to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling PubCo pursuant to the foregoing provisions, PubCo has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.   Exhibits and Financial Statement Schedules
		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1†	Business Combination Agreement dated as of January 5, 2023, by and among StoneBridge Acquisition Corporation, StoneBridge Acquisition Pte. Ltd., DigiAsia Bios Pte. Ltd. and Prashant Gokarn.	Form 8-K	001-40613	2.1	January 12, 2023
2.2	First Amendment to Business Combination Agreement dated as of June 22, 2023, by and among StoneBridge Acquisition Corporation, StoneBridge Acquisition Pte. Ltd., DigiAsia Bios Pte. Ltd. and Prashant Gokarn.	Form 8-K	001-40613	2.1	June 23, 2023
3.1#	Second Amended and Restated Memorandum and Articles of Association of PubCo upon completion of the Business Combination (included as Annex B to the proxy statement/prospectus)
3.2	Amended and Restated Memorandum and Articles of Association of StoneBridge	Form S-1/A	333-253641	3.2	June 28, 2021
3.3	Amendment to the Amended and Restated Memorandum and Articles of Association of StoneBridge	Form 8-K/A	001-40613	3.1	January 27, 2023
3.4	Amendment to the Amended and Restated Memorandum and Articles of Association of StoneBridge	Form 8-K	001-40613	3.1	July 24, 2023
4.1	Warrant Agreement dated July 15, 2021 between StoneBridge and Continental Stock Transfer & Trust Company.	Form 8-K	001-40613	4.1	July 20, 2021
4.2	Specimen Ordinary Class A Share Certificate of StoneBridge	Form S-1/A	333-253641	4.2	March 23, 2021
4.3	Specimen Warrant Certificate of StoneBridge	Form S-1/A	333-253641	4.3	March 23, 2021
4.4	Specimen Unit Certificate	Form S-1/A	333-253641	4.1	March 23, 2021
4.5#	Specimen Class A ordinary share of PubCo
5.1#	Opinion of Conyers Dill & Pearman LLP as to validity of the PubCo Ordinary Shares.

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.1	Letter Agreement dated July 15, 2021 between StoneBridge and Cantor Fitzgerald & Company.	Form 8-K	001-40613	10.1	July 20, 2021
10.2	Investment Management Trust Agreement dated July 15, 2021 between StoneBridge and Continental Stock Transfer & Trust Company.	Form 8-K	001-40613	10.2	July 20, 2021
10.3	Registration Rights Agreement dated July 15, 2021 between StoneBridge and the Sponsor, Cantor Fitzgerald & Company and Odeon Capital Group, LLC.	Form 8-K	001-40613	10.3	July 20, 2021
10.4	Private Placement Warrants Purchase Agreement dated July 15, 2021, between StoneBridge and the Sponsor.	Form 8-K	001-40613	10.4	July 20, 2021
10.5	Private Placement Warrants Purchase Agreement dated July 15, 2021, between StoneBridge and Cantor Fitzgerald & Company and Odeon Capital Group, LLC.	Form 8-K	001-40613	10.5	July 20, 2021
10.6	Administrative Services Agreement dated July 15, 2021, between StoneBridge and the Sponsor.	Form 8-K	001-40613	10.6	July 20, 2021
10.7	Promissory Note dated February 5, 2021, issued by StoneBridge in favor of the Sponsor.	Form S-1/A	333-253641	10.1	February 26, 2021
10.8	Securities Subscription Agreement, dated February 5, 2021, between StoneBridge and the Sponsor	Form S-1/A	333-253641	10.5	June 28, 2021
10.9	Form of Indemnity Agreement by and among StoneBridge and its directors and officers.	Form S-1/A	333-253641	10.8	June 28, 2021
10.10	Registration Rights Agreement dated as of January 5, 2023, among StoneBridge, DigiAsia and the DigiAsia shareholders party thereto.	Form 8-K	001-40613	10.3	January 11, 2023
10.11	Sponsor Support Agreement dated as of January 5, 2023, between the Sponsor and DigiAsia.	Form 8-K	001-40613	10.1	January 11, 2023

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.12	Form of Lock-Up Letter Agreement dated January 5, 2023, between StoneBridge and the shareholders of DigiAsia party thereto.	Form 8-K	001-40613	10.4	January 11, 2023
10.13#	PubCo 2023 Omnibus Incentive Plan (included as Annex C to the proxy statement/prospectus).
10.14#	Form of Earnout Escrow Agreement, among StoneBridge, the Management Representative, the Sponsor and Continental Stock Transfer & Trust Company.
10.15	Form of Director Nomination Agreement between StoneBridge, the Sponsor and Alexander Rusli.	Form 8-K	001-40613	10.5	January 11, 2023
10.16#	Form of PubCo Indemnification Agreement.
10.17#	Amended and Restated Convertible Loan Agreement between DigiAsia Bios Pte. Ltd. and PT DigiAsia Bios, dated March 2, 2020.
10.18#	Convertible Loan Agreement between DigiAsia Bios Pte. Ltd. and PT DigiAsia Bios, dated March 2, 2020.
10.19#	Technology Cooperation Agreement, dated June 2, 2020
10.20#	First Addendum to Technology Cooperation Agreement
10.21#	Second Addendum to Technology Cooperation Agreement
10.22#	Novation Agreement, dated January 1, 2022, relating to the Technology Cooperation Agreement dated June 2, 2020
21.1#	List of Subsidiaries of StoneBridge.
23.1	Consent of Marcum LLP, independent registered accounting firm for StoneBridge.
23.2#	Consent of BDO India LLP, independent registered accounting firm for DigiAsia.
23.3#	Consent of Conyers Dill & Pearman LLP (included as part of Exhibit 5.1).

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
24.1#	Power of Attorney (included on signature page to this registration statement).
99.1#	Form of Proxy
99.2#	Consent of Alexander Rusli to be named as a director.
99.3#	Consent of Prashant Gokarn to be named as a director.
99.4#	Consent of Bhargav Marepally to be named as a director.
99.5#	Consent of Prabhu Antony to be named as a director.
99.6#	Consent of Kenneth Sommer to be named as a director.
99.7#	Consent of Andreas Gregori to be named as a director.
99.8#	Consent of Rudiantara to be named as a director.
107#	Filing Fee Table

*
To be filed by amendment.

#
Previously filed.

†
Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). StoneBridge agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

++
Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

Item 22.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)
The undersigned registrant hereby undertakes as follows:

(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 8, 2023.
StoneBridge Acquisition Corporation
By:
/s/ Bhargav Marepally

Name:
Bhargav Marepally

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Bhargav Marepally Bhargav Marepally	Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2023
/s/ Prabhu Antony Prabhu Antony	President and Director (Principal Financial and Accounting Officer)	November 8, 2023
* Sylvia Barnes	Director	November 8, 2023
* Shamla Naidoo	Director	November 8, 2023
* Richard Saldanha	Director	November 8, 2023
* Jeff Najarian	Director	November 8, 2023
* Naresh Kothari	Director	November 8, 2023
*By:	/s/ Bhargav Marepally Bhargav Marepally Attorney-in-fact